     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 1999.

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            THE KROLL-O'GARA COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               OHIO                               3711                            31-1470817
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
                                                                                     NO.)
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)

                               9113 LESAINT DRIVE
                             FAIRFIELD, OHIO 45014
                                 (513) 874-2112
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             ABRAM S. GORDON, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                            THE KROLL-O'GARA COMPANY
                               9113 LESAINT DRIVE
                             FAIRFIELD, OHIO 45014
                                 (513) 874-2112
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH COPIES TO:

              TIMOTHY E. HOBERG, ESQ.                              THOMAS SHERRARD, ESQ.
         TAFT, STETTINIUS & HOLLISTER LLP                             SHERRARD & ROE
                1800 FIRSTAR TOWER                               SUNTRUST CENTER BUILDING
                 425 WALNUT STREET                             424 CHURCH STREET, 20TH FLOOR
              CINCINNATI, OHIO 45202                             NASHVILLE,TENNESSEE 37219
                  (513) 381-2838                                      (615) 742-4523

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF             AMOUNT TO BE        OFFERING PRICE         AGGREGATE            AMOUNT OF
     SECURITIES TO BE REGISTERED          REGISTERED(1)           PER UNIT        OFFERING PRICE(2)     REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01..........    989,431 shares            n/a               $4,752,280             $1,322
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of common stock that the Registrant may be required to issue in the merger, calculated as 3,678,690 , the aggregate number of shares of common and preferred stock of Background America, Inc. outstanding on March 1, 1999 or then issuable pursuant to outstanding stock options or warrants, times an exchange ratio of 0.2689628 share of the Registrant's common stock for each share of Background America stock.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(2) on the basis of the $4,752,280 book value of the Background America common and preferred stock to be cancelled in the merger, assuming the prior exercise of all outstanding options and warrants to purchase Background America common stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        [BACKGROUND AMERICA LETTERHEAD]

TO THE SHAREHOLDERS OF
BACKGROUND AMERICA, INC.:

You are cordially invited to attend a Special Meeting of Shareholders of
Background America, Inc. to be held on              , 1999, at    .m., local
time, at the principal executive offices of Background America at 1900 Church Street, Suite 400, Nashville, Tennessee.

At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger which provides for the merger of a wholly owned subsidiary of The Kroll-O'Gara Company into Background America, with the result that Background America will become a wholly owned subsidiary of Kroll-O'Gara. Upon completion of the merger, each outstanding share of Background America common and preferred stock will be exchanged for 0.2689628 of a share of Kroll-O'Gara common stock (subject to withholding of 10% of the shares as security for the payment of claims Kroll-O'Gara may have as a result of the merger and 2% of the shares for excess expenses of Background America relating to the merger). Cash will be paid in lieu of issuing fractional shares. You have the right to dissent from the merger.

This Proxy Statement/Prospectus describes the Merger Agreement and the proposed merger in more detail, including the conditions which must be met to complete the merger and the effects of the merger on the rights of Background America shareholders. Please read this document carefully and consider thoughtfully the information contained in it.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

Approval of the Merger Agreement will require the affirmative vote of at least a majority of the votes entitled to be cast at the Special Meeting by the holders of the outstanding shares of Background America common stock and preferred stock voting together, as well as the affirmative vote of at least two-thirds of the votes entitled to be cast at the Special Meeting by the holders of the outstanding shares of Background America preferred stock, voting separately as a class. Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. The proposed merger is a significant step for Background America and your vote on this matter is of great importance.

ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE MERGER AGREEMENT BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          Michael D. Shmerling
                                          Chairman of the Board
                                          and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Proxy Statement/Prospectus is dated              , 1999 and was first
mailed to shareholders on or about              , 1999.

                            BACKGROUND AMERICA, INC.
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            ------------------------

Background America, Inc. will hold a Special Meeting of Shareholders on
             , 1999, at           local time, at 1900 Church Street, Suite 400,
Nashville, Tennessee, to vote on:

1. A proposal to approve the Agreement and Plan of Merger, dated as of January 21, 1999, by and among The Kroll-O'Gara Company, Kroll-O'Gara Tennessee, Inc. (a wholly owned subsidiary of Kroll-O'Gara) and Background America, Inc., providing for the merger of Kroll-O'Gara Tennessee, Inc. into Background America with the result that Background America will become a wholly owned subsidiary of Kroll-O'Gara, and the waiver of any liquidation preference otherwise payable to holders of Background America preferred stock.

2. Any other matters that properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

Background America shareholders at the close of business on                ,
1999 are receiving notice of and may vote at the Special Meeting. Approval of the Agreement and Plan of Merger requires the affirmative vote of at least a majority of the outstanding shares of Background America's common and preferred stock voting together, as well as the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of Background America's preferred stock voting as a separate class.

The Special Meeting may be adjourned from time to time without notice other than an announcement at the Special Meeting or at any other adjournment. Any business for which notice is given above may be transacted when the Special Meeting reconvenes.

Background America shareholders have dissenters' rights in connection with the merger. These rights are described in the accompanying Proxy
Statement/Prospectus.

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY, whether or not you plan to attend the Special Meeting. If you attend the Special Meeting, you may vote in person if you wish, even if you previously returned your proxy card.

                                          By Order of the Board of Directors

                                          Michael D. Shmerling
                                          Chairman of the Board
                                          and Chief Executive Officer
             , 1999

PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. IF WE COMPLETE THE MERGER, WE WILL SEND YOU INSTRUCTIONS ON HOW TO EXCHANGE YOUR STOCK CERTIFICATES.

                               TABLE OF CONTENTS

SUMMARY.....................................................    1
  The Companies.............................................    1
  The Merger................................................    1
  Differences in Rights of Shareholders.....................    5
  Dissenters' Rights........................................    5
SUMMARY HISTORICAL, SUPPLEMENTAL AND UNAUDITED PRO FORMA
  COMBINED CONDENSED FINANCIAL INFORMATION..................    6
  Information Presented.....................................    6
  Other Relevant Information................................    8
  Kroll-O'Gara Selected Historical Consolidated Financial
     Information............................................    9
  Background America Selected Historical Consolidated
     Financial Information..................................   10
  Kroll-O'Gara and Background America Selected Unaudited Pro
     Forma Combined Condensed Historical Financial
     Information............................................   11
  Kroll-O'Gara and Background America Selected Unaudited Pro
     Forma Combined Condensed Historical Financial
     Information Including Kizorek, Inc.....................   12
  Kroll-O'Gara Selected Supplemental Consolidated Financial
     Information............................................   13
  Kroll-O'Gara and Background America Selected Supplemental
     Unaudited Pro Forma Combined Condensed Financial
     Information............................................   15
  Kroll-O'Gara and Background America Selected Supplemental
     Unaudited Pro Forma Combined Condensed Financial
     Information Including Kizorek, Inc.....................   16
  Unaudited Comparative Per Share Information...............   17
RISK FACTORS................................................   20
THE SPECIAL MEETING.........................................   25
  Time and Place; Purpose...................................   25
  Proxies...................................................   25
  Solicitation of Proxies...................................   25
  Record Date and Voting Rights.............................   25
THE MERGER..................................................   27
  Background of the Merger..................................   27
  Reasons for and Advantages of the Merger..................   27
  Disadvantages of the Merger...............................   28
  Recommendation of Background America Board of Directors...   28
  Management of Kroll-O'Gara After the Merger...............   28
  Interests of Certain Persons in the Merger................   28
  Accounting Treatment......................................   30
  United States Federal Income Tax Consequences.............   30

  Federal Securities Law Consequences.......................................................................         31
  Dissenters' Rights........................................................................................         32
THE MERGER AGREEMENT........................................................................................         33
  Terms of the Merger.......................................................................................         33
  The Escrow Funds..........................................................................................         34
  Exchange of Certificates..................................................................................         36
  Representations and Warranties............................................................................         37
  Conduct of Business by Background America Pending the Merger..............................................         38
  Additional Agreements.....................................................................................         38
  Conditions to the Merger..................................................................................         39
  Termination...............................................................................................         40
MARKET PRICES AND DIVIDENDS.................................................................................         40
  Market Prices.............................................................................................         40
  Dividends.................................................................................................         41
THE KROLL-O'GARA COMPANY....................................................................................         42
  Management's Discussion and Analysis of Financial Condition and Results of Operations -- Historical.......         42
  Management's Discussion and Analysis of Financial Condition and Results of Operations -- Supplemental.....         58
  Business..................................................................................................         69
  Management................................................................................................         86
  Executive Compensation and Other Information..............................................................         88
  Certain Relationships and Related Party Transactions......................................................         92
  Principal Shareholders and Holdings of Management.........................................................         96
BACKGROUND AMERICA, INC. ...................................................................................         98
  Management's Discussion and Analysis of Financial Condition and Results of Operations.....................         98
  Business..................................................................................................        104
  Principal Shareholders and Holdings of Management.........................................................        108
DESCRIPTION OF KROLL-O'GARA CAPITAL STOCK...................................................................        109
COMPARISON OF RIGHTS OF HOLDERS OF KROLL-O'GARA COMMON STOCK AND BACKGROUND AMERICA COMMON STOCK............        112
RIGHTS OF HOLDERS OF BACKGROUND AMERICA PREFERRED STOCK.....................................................        116
LEGAL MATTERS...............................................................................................        117
EXPERTS.....................................................................................................        117
OTHER BUSINESS..............................................................................................        118
WHERE YOU CAN FIND MORE INFORMATION.........................................................................        118
INDEX TO FINANCIAL STATEMENTS...............................................................................        F-1
APPENDIX A:  Agreement and Plan of Merger...................................................................        A-1
APPENDIX B:  Business Corporations -- Dissenter's Rights....................................................        B-1

                                    SUMMARY

This summary highlights selected information from this document. It does not contain all the information that is important to you. You should read this entire document carefully. For additional information, see "Where You Can Find More Information" (page 117).

We call this document a Proxy Statement/Prospectus. It is a Proxy Statement sent by Background America to you and the other shareholders of Background America. It also is a Prospectus of The Kroll-O'Gara Company covering the shares of Kroll-O'Gara common stock which you and the other shareholders of Background America will receive if the merger is completed. These Kroll-O'Gara shares have been registered with the Securities and Exchange Commission. Background America has supplied the information in this document which relates to it, and Kroll-O'Gara has supplied the information which relates to it.

THE COMPANIES (PAGES 41 AND 97)
THE KROLL-O'GARA COMPANY
9113 LeSaint Drive
Fairfield, Ohio 45014
(513) 874-2112

Kroll-O'Gara is a leading global provider of a broad range of specialized products and services designed to provide governments, businesses and individuals with information, analysis, training, advice and products that mitigate risks. Kroll-O'Gara has a network of 60 offices in 19 countries and had 1997 revenues of $190.4 million.

BACKGROUND AMERICA, INC.
1900 Church Street, Suite 400
Nashville, Tennessee 37203
(615) 320-9800

Background America provides background investigation services to government, corporate, not-for-profit, professional and other clients. Headquartered in Nashville, Tennessee, Background America maintains operations centers in Hampstead, Maryland and Clearwater, Florida.

THE MERGER

GENERAL

We propose a merger as a result of which Background America will be acquired by, and will become a wholly owned subsidiary of, Kroll-O'Gara. We hope to complete the merger in late March 1999. The merger agreement is the document that governs the merger. We have attached this agreement as Appendix A to this Proxy Statement/Prospectus, and we encourage you to read it.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGES 32-35)

The merger agreement provides that each share of Background America common or preferred stock which you own just before the merger will convert to 0.2689628
of a share of Kroll-O'Gara common stock. On              , 1999, the closing
price of Kroll-O'Gara common stock was $     per share, which means that the
value of 0.2689628 of a share of Kroll-O'Gara common stock was $          on
that date. This value will vary from time to time as the price of Kroll-O'Gara common stock fluctuates.

At least initially, you will receive only 88% of the shares of Kroll-O'Gara common stock into which your Background America common or preferred stock converts. Of the remaining 12%,

- 10% will be deposited in an escrow fund as security for claims Kroll-O'Gara may have as a result of the merger, and

- 2% will be separately escrowed to cover expenses of Background America relating to the merger which exceed $450,000.

After one year, any shares of Kroll-O'Gara common stock in the 10% escrow fund which are not subject to claims by (and, therefore, return to) Kroll-O'Gara will be released and apportioned to former Background America shareholders. No later than six months after the merger, any shares in the 2% escrow fund which have not yet been used for excess expenses will be released to former Background America shareholders. If the amount required to pay claims against either escrow equals or exceeds the value of the shares in that escrow, you will not receive any shares from the escrow. Therefore, it is possible that you will not receive any shares of Kroll-O'Gara common stock beyond the 88% issued at the time of the merger.

The 10% escrow fund is for the benefit of Kroll-O'Gara and will be Kroll-O'Gara's only source of indemnification for claims, other than expenses, relating to the merger. On the other hand, the 2% escrow fund is only for the benefit of Background America shareholders. If expenses of the merger exceed $450,000, Kroll-O'Gara may be entitled to proceed against you or any other Background America shareholder for some or all of the excess. You will then have to look to the 2% escrow fund for reimbursement. Moreover, Kroll-O'Gara is not required to make its claims for reimbursement of expenses within any specified time period. Therefore, Kroll-O'Gara could seek to recover expenses after the 2% escrow fund has been terminated, at which point you may have no readily available source of reimbursement for amounts owed to Kroll-O'Gara.

If you do not properly exercise dissenters' rights in connection with the merger, you will be deemed to have agreed to the escrows and conditions described above.

In the merger you will receive only whole shares of Kroll-O'Gara stock and cash in payment for any fractional share.

SPECIAL INFORMATION FOR OPTION AND WARRANT HOLDERS (PAGE 33)

In addition to its shareholders, Background America is furnishing this Proxy Statement/ Prospectus to holders of its stock options and warrants in connection with the solicitation of the consents described below.

The merger agreement requires that the holders of all options and warrants to purchase Background America common stock must consent to amending these options and warrants so that, unless previously exercised, they survive the merger and become exercisable for Kroll-O'Gara common stock. In addition, holders of stock options and warrants will be asked to decide whether to exercise their options and/or warrants at the time of the merger. Options and warrants which are not exercised will remain outstanding as options and warrants to purchase Kroll-O'Gara common stock.

If you hold options and/or warrants to purchase Background America common stock and you elect to exercise them at the time of the merger, 12% of the shares of Kroll-O'Gara common stock that you receive in the merger which are attributable to those options and warrants will be subject to escrow. Additionally, although you previously may not have been a Background America shareholder, Kroll-O'Gara then may be entitled to proceed against you for excess expenses of the merger. If you do not exercise your options and warrants until after the merger, the shares of Kroll-O'Gara common stock that you receive upon exercise will not be subject to escrow or claims for excess expenses of the merger.

COMPARATIVE PER SHARE INFORMATION (PAGE 17)

Kroll-O'Gara's stock trades on the National Market tier of The Nasdaq Stock Market. On January 21, 1999, the last trading day before we announced the
merger, Kroll-O'Gara common stock closed at $37.25 per share. On              ,
1999, Kroll-O'Gara common stock closed at $     per share. There is no trading
market for Background America's stock.

You can obtain current stock price quotations for Kroll-O'Gara common stock (symbol "KROG") from a newspaper, on the Internet or by calling your broker.

OUR RECOMMENDATION (PAGE 27)

The Board of Directors of Background America believes that the merger is fair to you and in your best interests. The Board unanimously recommends that you vote "FOR" approval of the merger agreement.

REASONS FOR THE MERGER (PAGE 26)

The Background America Board of Directors believes the merger will benefit both you and Background America for a number of reasons:

1. Kroll-O'Gara has more capital resources to devote to the growth of Background America's business than does Background America and, as a public company, also has access to the capital markets. Kroll-O'Gara has indicated that it wants the current management of Background America to continue to develop our business.

2. We believe the merger will permit cost savings which increase the efficiency of Background America's operations. This also should increase the profitability of the business.

3. As a Kroll-O'Gara shareholder, you will own an interest in a larger and more diversified company which has grown significantly in recent years. Although this puts you at risk with regard to the other aspects of Kroll-O'Gara's business, it also means that fluctuations in Background America's business are likely to be "smoothed out" in the context of the larger company.

4. You should have greater liquidity for your Kroll-O'Gara common stock than you have had for your Background America common or preferred stock. Kroll-O'Gara's stock is traded on the Nasdaq National Market. Background America's stock is not publicly traded.

5.  By exchanging your Background America stock for Kroll-O'Gara stock, you will
    receive a premium of between      % and      % over the book value of your
    Background America stock.

These expectations are, of course, forward-looking and there is no assurance that they will be fulfilled. You should review carefully the "Risk Factors" section of this Proxy Statement/Prospectus and familiarize yourself with Kroll-O'Gara by reading the information provided elsewhere in this document before making your decision on the merger.

THE SPECIAL MEETING OF SHAREHOLDERS (PAGE 24)

We will hold a Special Meeting of Background America shareholders at
               , Nashville, Tennessee, at           local time, on
             , 1999. At this meeting, we will ask you:

1.  To approve the merger, and

2. To act on any other matters that properly may be presented for a vote. Currently, we know of no other matters to be presented at the meeting.

RECORD DATE; VOTING POWER (PAGE 24)

You may vote at the Special Meeting if you owned Background America common or
preferred shares as of the close of business on              , 1999. You will
have one vote for each share of Background America common stock and one vote for each share of Background America preferred stock which you own on that date.

VOTE REQUIRED AND VOTING AGREEMENT (PAGE 25)

To approve the merger, Background America shareholders holding a majority of the outstanding shares of Background America common and preferred stock, voting together, must vote in favor of the merger agreement. Additionally, the merger must be approved by the holders of at least two-thirds (66 2/3%) of the outstanding shares of Background America preferred stock, voting as a separate class.

Three of the holders of Background America common stock, who together own 83.2% of the common stock, and six of the holders of Background America preferred stock, who together own 85.9% of the preferred stock, have entered into an agreement committing themselves to vote FOR the merger. These percentages include shares held by Michael D. Shmerling, Background America's Chief Executive Officer, who owns approximately 51% of the common and 16% of the preferred stock, and shares held by Alan Wernick, a director, who owns approximately 4% of the common and 1% of the preferred stock. In addition, based upon the unanimous recommendation of the Board, we expect that Background America's other executive officers and directors, who own approximately 4% of the common and 1% of the preferred stock, also will vote all of their shares to approve the merger agreement. Accordingly, we expect that the merger will be approved regardless of the vote by other shareholders.

EXCHANGE OF CERTIFICATES (PAGE 35)

If the merger is completed, your shares of Background America stock will be converted into shares of Kroll-O'Gara common stock and you will need to exchange your Background America stock certificates for Kroll-O'Gara stock certificates.

If we complete the merger, we will send you detailed instructions on how to exchange your stock certificates. Please do not send us any stock certificates until you receive these instructions.

WHAT WE NEED TO DO TO COMPLETE THE MERGER (PAGE 38)

The completion of the merger depends on a number of conditions being met. These conditions are set forth in the merger agreement. Some of the conditions are:

1.  Background America shareholders must approve the merger agreement;

2. there must be no governmental order blocking completion of the merger, and no governmental proceeding trying to block the merger;

3. Kroll-O'Gara must receive a letter from its independent public accountants stating that the merger will qualify for "pooling of interests" accounting treatment and Background America must receive a letter from its accountants as to its poolability;

4. Holders of no more than 7.5% of the outstanding stock of Background America may exercise dissenters' rights; and

5. Holders of Background America's outstanding options and warrants must consent to amending these options and warrants so that, unless previously exercised, they survive the merger, are exercisable for Kroll-O'Gara common stock and otherwise do not interfere with Kroll-O'Gara's ability to account for the merger as a "pooling of interests."

Unless prohibited by law, either Kroll-O'Gara or Background America could waive a condition to the merger that has not been satisfied and complete the merger anyway.

We cannot be certain whether or when any of these conditions will be satisfied, or waived if permissible. We cannot be certain that we will complete the merger.

TERMINATION OF THE MERGER AGREEMENT (PAGE 39)

The two companies can agree at any time to terminate the merger agreement without completing the merger, even if the Background America shareholders already have approved the merger.

Either company also can terminate the merger agreement if:

1.  the merger is not completed by June 30, 1999; or

2. the other company materially violates any of its representations, warranties or obligations under the merger agreement.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 29)

We expect that neither of the two companies nor the shareholders of Background America will recognize any gain or loss for U.S. federal income tax purposes in the merger, except in connection with any cash that Background America shareholders receive instead of fractional shares. This tax treatment will not apply, however, to any Background America shareholder who exercises dissenters' rights under Tennessee law. Additionally, the exercise of options and warrants may result in taxable income.

Determining the actual tax consequences of the merger to you as a taxpayer can be complicated. Your tax treatment will depend on your specific situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the merger.

ACCOUNTING TREATMENT (PAGE 29)

We expect the merger to qualify as a "pooling of interests," which means that, for accounting and financial reporting purposes, Kroll-O'Gara will treat Background America as if it had always been a part of Kroll-O'Gara.

MANAGEMENT OF KROLL-O'GARA AFTER THE MERGER (PAGE 27)

The current directors and executive officers of Kroll-O'Gara will remain unchanged after the merger.

INTERESTS OF BACKGROUND AMERICA'S DIRECTORS AND OFFICERS IN THE MERGER (PAGE 27)

Some directors and officers of Background America have interests in the merger that are, or may be, different from your interests. Background America has nine directors and seven officers (one of whom also is a director). Four of the directors and six of the officers hold options to purchase shares of Background America common stock which, if not exercised at the time of the merger, will be converted into options to purchase Kroll-O'Gara common stock. One of these directors also holds warrants to purchase Background America common stock which will be converted into options to purchase Kroll-O'Gara common stock.

Four of Background America's officers have entered into employment agreements with Background America which will be effective at the time of the merger, and three of these officers also will receive "stay" bonuses from Kroll-O'Gara if the merger is completed and they stay in the employ of Kroll-O'Gara. In addition some officers and directors own or have interests in companies that may have business dealings with Background America after the merger.

The Board of Directors of Background America was aware of these interests and took them into account in approving the merger agreement.

DIFFERENCES IN RIGHTS OF SHAREHOLDERS (PAGE 111)

Tennessee law and Background America's Charter and Bylaws currently govern your rights as a shareholder of Background America. Kroll-O'Gara is an Ohio corporation and, if the merger is completed, Ohio law and Kroll-O'Gara's Articles of Incorporation and Code of Regulations will govern your shareholder rights.

Additionally, if you own Background America preferred stock, you have certain preferential rights as a preferred stock owner which you will lose as a holder of Kroll-O'Gara common stock.

DISSENTERS' RIGHTS (PAGE 31)

Tennessee law permits holders of Background America common and preferred stock to dissent from the merger and to have the fair value of their stock appraised by a court and paid to them in cash. To do this, holders of dissenting shares must follow required procedures, including filing notices with us and either abstaining or voting against the merger. If you dissent from the merger and follow the required procedures, your shares of Background America common and/or preferred stock will not become shares of Kroll-O'Gara common stock. Instead, your only right will be to receive the appraised value of your shares in cash. We have attached the applicable provisions of Tennessee law related to dissenters' rights to this Proxy Statement/Prospectus as Appendix B.

            SUMMARY HISTORICAL, SUPPLEMENTAL AND UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

INFORMATION PRESENTED

     The following pages contain tables which present, either singly or in combination, three types of selected financial information for Kroll-O'Gara and Background America.

     (1) Historical financial information -- This is consolidated financial information which has not been restated or adjusted to give effect to transactions which occurred after it was prepared or to transactions which are proposed.

     Selected historical financial information for Kroll-O'Gara appears on page 9, and selected historical financial information for Background America appears on page 10.

     Except as discussed below, the selected historical financial information for Kroll-O'Gara and Background America is derived from their full audited and unaudited historical financial statements and notes which begin on pages F-7 and F-50, respectively, of the Financial Statements section of this Proxy Statement/Prospectus. You should read the selected historical financial information of each company together with its full historical financial statements and their notes.

     The selected historical and supplemental (described below) financial information for Kroll-O'Gara includes data as of December 31, 1993, 1994 and 1995 and September 30, 1997 and 1998, as well as data for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1998, that is derived from unaudited consolidated financial statements of Kroll-O'Gara. Some of these unaudited financial statements are not included in this document.

     The selected historical financial information for Background America includes data as of December 31, 1995 and September 30, 1998, as well as data for the period ended December 31, 1995 and the nine months ended September 30, 1997 and 1998, that is derived from unaudited consolidated financial statements of Background America. Some of these unaudited financial statements are not included in this document.

     You also should read Kroll-O'Gara's selected historical financial information together with Kroll-O'Gara's "Management's Discussion and Analysis of Financial Condition and Results of Operations," beginning on page 41, and Background America's selected historical financial information together with its "Management's Discussion and Analysis of Financial Condition and Results of
Operations," beginning on page   .

     (2) Supplemental financial information -- This is restated historical consolidated financial information for Kroll-O'Gara. On December 7, 1998 Kroll-O'Gara acquired Laboratory Specialists of America, Inc. and on December 31, 1998 it acquired both Securify Inc. and Schiff & Associates, Inc. In each case, the merger was accounted for as a pooling of interests. As a result, Kroll-O'Gara was required to restate its historical financial statements and to present all prior period financial information as if these acquired companies always had been a part of Kroll-O'Gara.

     Selected supplemental financial information for Kroll-O'Gara appears on pages 13 and 14. This data is derived (except as discussed under "Historical financial information" above) from the full audited and unaudited consolidated supplemental financial statements and notes of Kroll-O'Gara which begin on page F-90 of the Financial Statements section of this Proxy Statement/Prospectus. You should read the selected supplemental financial information of Kroll-O'Gara together with its full supplemental financial statements and their notes and together with Kroll-O'Gara's "Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 57.

     Unlike unaudited pro forma data (discussed below), supplemental financial information is audited to the extent and for the periods required by law and accounting rules.

     (3) Pro forma financial information -- This is unaudited data which assumes something happened at an earlier time, although the event may not be reflected in the company's historical or supplemental financial statements. A variety of pro forma information is presented in the tables which follow:

    Page 11     --  Pro forma selected financial information for Kroll-O'Gara which is based on Kroll-O'Gara's historical financial
                    statements and assumes Background America was merged with
                    Kroll-O'Gara throughout the time periods or at the times
                    presented. See also the related full pro forma financial
                    statements beginning on page F-142.
    Page 12     --  Pro forma selected financial information for Kroll-O'Gara which is based on Kroll-O'Gara's historical financial
                    statements and assumes that both Background America and
                    Kizorek, Inc. were merged with Kroll-O'Gara throughout the time periods presented. Kizorek was acquired by Kroll-O'Gara on September 1, 1998, in a transaction accounted for as a
                    purchase, effective (for accounting purposes) on July 1,
                    1998. Under purchase accounting, the results of operations of Kizorek actually are included in Kroll-O'Gara's
                    historical and supplemental financial statements only from
                    July 1, 1998 forward. See also the related full pro forma
                    financial statements beginning on page F-149.
    Page 15     --  Pro forma selected financial information for Kroll-O'Gara which is based on Kroll-O'Gara's supplemental financial
                    statements and assumes Background America was merged with
                    Kroll-O'Gara throughout the time periods or at the times
                    presented. See also the related full pro forma financial
                    statements beginning on page F-153.
    Page 16     --  Pro forma selected financial information for Kroll-O'Gara which is based on Kroll-O'Gara's supplemental financial
                    statements and assumes that both Background America and
                    Kizorek were merged with Kroll-O'Gara throughout the periods presented. See also the related full pro forma financial
                    statements beginning on page F-161.

     You need to keep a number of things in mind when you read the pro forma information in this document:

     - Pro forma financial information does not include transaction fees and costs incident to an acquisition, nor does it include post-merger costs associated with integrating the operations of the acquired company or companies with Kroll-O'Gara's operations.

     - Kroll-O'Gara currently expects to incur nonrecurring charges of approximately $2.0 million, net of tax benefits, for these purposes in the acquisition of Background America. Kroll-O'Gara also currently expects to incur similar nonrecurring charges of approximately $3.2 million, net of tax benefits, related to the recently consummated acquisitions of Laboratory Specialists of America, Inc., Securify Inc. and Schiff & Associates, Inc.

     - Pro forma information does not include discontinued operations, extraordinary items or the cumulative effects of accounting changes. The basic and diluted per share impact of these items, if and when applicable, are disclosed in the related full pro forma financial statements beginning on page F-141.

     - Pro forma data does not reflect any reduced operating expenses or other financial benefits which may be achieved after a merger.

     - Pro forma data does not show how Kroll-O'Gara actually would have performed had an acquisition taken place at the beginning of the time periods presented.

     - As a result, although -- under one set of assumptions -- the pro forma data in this Proxy Statement/Prospectus may illustrate some of the financial characteristics of Kroll-O'Gara after the acquisition of Background America, it does not predict or suggest future results.

OTHER RELEVANT INFORMATION

     In reviewing the financial information which follows, you also should know, and bear in mind, the following:

     (a) Kroll-O'Gara completed acquisitions using the purchase method of accounting with aggregate purchase prices totalling approximately $23.2 million in 1997 and approximately $24.4 million during the first nine months of 1998. As a result, financial results from period-to-period are not comparable.

     (b) Kroll-O'Gara's full year 1997 results also were impacted significantly by approximately $7.2 million of costs relating to the merger on December 1, 1997 with Kroll Holdings, Inc., which was accounted for as a pooling of interests.

     (c) Prior to October 28, 1996, a number of the entities that now are a part of Kroll-O'Gara were not subject to federal and state income taxes.

     (d) The pro forma basic and diluted earnings per share information presented assumes that no shares escrowed in the Background America merger ultimately are returned to Kroll-O'Gara and cancelled.

KROLL-O'GARA SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                                                                             NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                        -------------------------------------------------   -------------------
                                         1993      1994      1995       1996       1997       1997       1998
                                        -------   -------   -------   --------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.............................  $77,215   $86,784   $85,841   $153,661   $190,413   $136,390   $178,943
Cost of sales.........................   45,664    56,189    62,114    111,459    131,644     92,919    120,100
                                        -------   -------   -------   --------   --------   --------   --------
  Gross profit........................   31,551    30,595    23,727     42,202     58,769     43,471     58,843
Selling, general and administrative
  expenses, including amortization....   25,487    29,953    28,364     33,703     42,593     29,793     36,860
Merger related costs..................       --        --        --         --      7,205         --         --
                                        -------   -------   -------   --------   --------   --------   --------
Operating income (loss)...............    6,064       642    (4,637)     8,499      8,971     13,678     21,983
Interest expense......................   (2,692)   (2,598)   (2,813)    (3,140)    (4,806)    (3,387)    (3,322)
Other income (expense), net...........      434       466      (384)       336       (393)        33        540
                                        -------   -------   -------   --------   --------   --------   --------
  Income (loss) before minority
    interest, provision (benefit) for
    income taxes, extraordinary item
    and cumulative effect of change in
    accounting principle..............    3,806    (1,490)   (7,834)     5,695      3,772     10,324     19,201
Minority interest.....................       --        --        --         --       (156)      (118)        --
                                        -------   -------   -------   --------   --------   --------   --------
  Income (loss) before provision
    (benefit) for income taxes,
    extraordinary item and cumulative
    effect of change in accounting
    principle.........................    3,806    (1,490)   (7,834)     5,695      3,616     10,206     19,201
Provision (benefit) for income
  taxes...............................    7,070    (1,751)   (1,298)      (162)     2,352      4,035      7,641
                                        -------   -------   -------   --------   --------   --------   --------
  Income (loss) before extraordinary
    item and cumulative effect of
    change in accounting principle....   (3,264)      261    (6,536)     5,857      1,264      6,171     11,560
Extraordinary item, net of tax
  benefit.............................       --        --        --         --       (194)      (194)        --
                                        -------   -------   -------   --------   --------   --------   --------
  Income (loss) before cumulative
    effect of change in accounting
    principle.........................   (3,264)      261    (6,536)     5,857      1,070      5,977     11,560
Cumulative effect of change in
  accounting principle, net of tax
  benefit.............................     (295)       --        --         --       (360)        --         --
                                        -------   -------   -------   --------   --------   --------   --------
Net income (loss).....................  $(3,559)  $   261   $(6,536)  $  5,857   $    710   $  5,977   $ 11,560
                                        =======   =======   =======   ========   ========   ========   ========
Basic earnings (loss) per share.......  $ (0.47)  $  0.03   $ (0.65)  $   0.55   $   0.05   $   0.46   $   0.74
                                        =======   =======   =======   ========   ========   ========   ========
Basic weighted average shares
  outstanding.........................    7,554     8,510    10,021     10,742     13,061     13,058     15,580
                                        =======   =======   =======   ========   ========   ========   ========
Diluted earnings (loss) per share.....  $ (0.47)  $ (0.02)  $ (0.65)  $   0.51   $   0.05   $   0.42   $   0.72
                                        =======   =======   =======   ========   ========   ========   ========
Diluted weighted average shares
  outstanding.........................    7,554     8,969    10,021     11,160     13,721     13,825     15,955
                                        =======   =======   =======   ========   ========   ========   ========

                                                         AS OF DECEMBER 31,                  AS OF SEPTEMBER 30,
                                          ------------------------------------------------   -------------------
                                           1993      1994      1995      1996       1997       1997       1998
                                          -------   -------   -------   -------   --------   --------   --------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........................  $23,920   $14,511   $ 4,087   $10,600   $ 31,526   $ 37,321   $ 88,521
Net property, plant and equipment.......    7,204     7,012     6,876     8,563     14,612     13,896     18,389
Total assets............................   59,551    63,902    66,767    81,234    133,971    130,082    218,262
Long-term debt, including current
  portion...............................   23,374    27,566    30,915    17,479     50,065     54,485     40,507
Shareholders' equity....................   10,339    11,076     4,657    16,867     27,954     25,921    118,924

BACKGROUND AMERICA SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                                                             NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                               --------------------------    ------------------
                                               1995     1996       1997       1997       1998
                                               ----    -------    -------    -------    -------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.....................................  $ --    $ 1,776    $ 4,221    $ 3,076    $ 5,028
Cost of sales................................    --      1,624      3,448      2,555      3,360
                                               ----    -------    -------    -------    -------
  Gross profit...............................    --        152        773        521      1,668
Selling, general and administrative expenses,
  including amortization.....................    76      1,237      2,178      1,568      2,469
                                               ----    -------    -------    -------    -------
  Operating loss.............................   (76)    (1,085)    (1,405)    (1,047)      (801)
Interest expense.............................    --        (42)       (84)       (79)        (9)
Interest income..............................    --         --         93         52         76
Other income (expense), net..................    --         (2)        59         14         17
                                               ----    -------    -------    -------    -------
  Net loss...................................  $(76)   $(1,129)   $(1,337)   $(1,060)   $  (717)
                                               ====    =======    =======    =======    =======

                                                                              AS OF SEPTEMBER
                                                   AS OF DECEMBER 31,               30,
                                               --------------------------    ------------------
                                               1995     1996       1997       1997       1998
                                               ----    -------    -------    -------    -------
                                                                (IN THOUSANDS)

BALANCE SHEET DATA:
Working capital..............................  $(86)   $(1,365)   $ 3,051    $ 3,332    $ 2,023
Property, plant and equipment, net...........    20        343        629        608        747
Total assets.................................    61      1,675      5,202      5,517      4,801
Long-term debt, including current portion....    70      1,310        152        152        132
Shareholders' deficit........................   (66)      (243)    (1,575)    (1,298)    (1,981)

KROLL-O'GARA AND BACKGROUND AMERICA
SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED HISTORICAL FINANCIAL INFORMATION

                                                        YEAR ENDED              NINE MONTHS ENDED
                                                       DECEMBER 31,               SEPTEMBER 30,
                                               -----------------------------   -------------------
                                                1995       1996       1997       1997       1998
                                               -------   --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales....................................  $85,841   $155,437   $194,634   $139,466   $183,971
Cost of sales................................   62,114    113,083    135,092     95,474    123,460
                                               -------   --------   --------   --------   --------
  Gross profit...............................   23,727     42,354     59,542     43,992     60,511
Selling, general and administrative expenses,
  including amortization.....................   28,440     34,940     44,771     31,361     39,329
Merger related costs.........................       --         --      7,205         --         --
                                               -------   --------   --------   --------   --------
  Operating income (loss)....................   (4,713)     7,414      7,566     12,631     21,182
Interest expense.............................   (2,813)    (3,182)    (4,890)    (3,466)    (3,331)
Interest income..............................       --         --         93        311        835
Other income (expense), net..................     (384)       334       (334)      (212)      (202)
                                               -------   --------   --------   --------   --------
  Income (loss) before minority interest,
     provision for income taxes,
     extraordinary item and cumulative effect
     of change in accounting principle.......   (7,910)     4,566      2,435      9,264     18,484
Minority interest............................       --         --       (156)      (118)        --
                                               -------   --------   --------   --------   --------
  Income (loss) before provision for income
     taxes, extraordinary item and cumulative
     effect of change in accounting
     principle...............................   (7,910)     4,566      2,279      9,146     18,484
Provision (benefit) for income taxes.........   (1,298)      (162)     2,352      4,035      7,641
                                               -------   --------   --------   --------   --------
  Income (loss) from continuing operations...  $(6,612)  $  4,728   $    (73)  $  5,111   $ 10,843
                                               =======   ========   ========   ========   ========
Basic earnings (loss) per share from
  continuing operations......................  $ (0.66)  $   0.42   $  (0.01)  $   0.37   $   0.66
                                               =======   ========   ========   ========   ========
Basic weighted average shares outstanding....   10,050     11,247     13,805     13,755     16,478
                                               =======   ========   ========   ========   ========
Diluted earnings (loss) per share from
  continuing operations......................  $ (0.66)  $   0.39   $  (0.01)  $   0.34   $   0.64
                                               =======   ========   ========   ========   ========
Diluted weighted average shares
  outstanding................................   10,050     11,670     13,805     14,533     16,895
                                               =======   ========   ========   ========   ========

                                                                    AS OF
                                                                SEPTEMBER 30,
                                                                     1998
                                                              ------------------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................       $ 90,543
Net property, plant and equipment...........................         19,136
Total assets................................................        223,063
Long-term debt, including current portion...................         40,639
Shareholders' equity........................................        122,911

KROLL-O'GARA AND BACKGROUND AMERICA
SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED HISTORICAL FINANCIAL INFORMATION INCLUDING KIZOREK, INC.

                                                               YEAR ENDED         NINE MONTHS ENDED
                                                            DECEMBER 31, 1997    SEPTEMBER 30, 1998
                                                            -----------------    -------------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.................................................      $209,110              $190,356
Cost of sales.............................................       143,205               127,371
                                                                --------              --------
  Gross profit............................................        65,905                62,985
Selling, general and administrative expenses, including
  amortization............................................        50,222                41,909
Merger related costs......................................         7,205                    --
                                                                --------              --------
  Operating income (loss).................................         8,478                21,076
Interest expense..........................................        (4,979)               (3,366)
Interest income...........................................            93                   835
Other income (expense), net...............................          (334)                 (202)
                                                                --------              --------
  Income before minority interest, provision for income
     taxes, extraordinary item and cumulative effect of
     change in accounting principle.......................         3,258                18,343
Minority interest.........................................          (156)                   --
                                                                --------              --------
  Income before provision for income taxes, extraordinary
     item and cumulative effect of change in accounting
     principle............................................         3,102                18,343
Provision for income taxes................................         2,681                 7,584
                                                                --------              --------
  Income from continuing operations.......................      $    421              $ 10,759
                                                                ========              ========
Basic earnings per share from continuing operations.......      $   0.03              $   0.65
                                                                ========              ========
Basic weighted average shares outstanding.................        14,157                16,478
                                                                ========              ========
Diluted earnings per share from continuing operations.....      $   0.03              $   0.64
                                                                ========              ========
Diluted weighted average shares outstanding...............        14,834                16,895
                                                                ========              ========

KROLL-O'GARA SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION

                                                            YEAR ENDED                        NINE MONTHS ENDED
                                                           DECEMBER 31,                         SEPTEMBER 30,
                                         -------------------------------------------------   -------------------
                                          1993      1994      1995       1996       1997       1997       1998
                                         -------   -------   -------   --------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales..............................  $81,187   $91,784   $94,998   $164,918   $206,103   $147,880   $194,562
Cost of sales..........................   47,855    58,480    66,764    117,298    139,766     98,803    128,123
                                         -------   -------   -------   --------   --------   --------   --------
  Gross profit.........................   33,332    33,304    28,234     47,620     66,337     49,077     66,439
Selling, general and administrative
  expenses, including amortization.....   27,148    32,227    31,809     37,712     47,646     33,459     42,434
Merger related costs...................       --        --        --         --      7,205         --         --
Asset impairment.......................       --        --        --        125         --         --         --
                                         -------   -------   -------   --------   --------   --------   --------
  Operating income (loss)..............    6,184     1,077    (3,575)     9,783     11,486     15,618     24,005
Interest expense.......................   (2,744)   (2,599)   (2,897)    (3,261)    (5,092)    (3,563)    (3,512)
Other income (expense), net............      439       533        18        386       (332)        72        797
                                         -------   -------   -------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before minority
    interest, provision (benefit) for
    income taxes, extraordinary item
    and cumulative effect of change in
    accounting principle...............    3,879      (989)   (6,454)     6,908      6,062     12,127     21,290
Minority interest......................       --        --        --         --       (156)      (118)        --
                                         -------   -------   -------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before provision
    (benefit) for income taxes,
    extraordinary item and cumulative
    effect of change in accounting
    principle..........................    3,879      (989)   (6,454)     6,908      5,906     12,009     21,290
Provision (benefit) for income taxes...    7,098    (1,540)     (824)       365      3,305      4,809      8,652
                                         -------   -------   -------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before extraordinary
    item and cumulative effect of
    change in accounting principle.....   (3,219)      551    (5,630)     6,543      2,601      7,200     12,638
Loss from operations and disposal of
  discontinued clinical business,
  net of tax...........................       --        --        --     (1,274)        --         --         --
                                         -------   -------   -------   --------   --------   --------   --------
  Income (loss) before extraordinary
    item and cumulative effect of
    change in accounting principle.....   (3,219)      551    (5,630)     5,268      2,601      7,200     12,638
Extraordinary item, net of tax
  benefit..............................       --        --        --         --       (194)      (194)        --
                                         -------   -------   -------   --------   --------   --------   --------
  Income (loss) before cumulative
    effect of change in accounting
    principle..........................   (3,219)      551    (5,630)     5,268      2,407      7,006     12,638
Cumulative effect of change in
  accounting principle, net of tax
  benefit..............................     (295)       --        --         --       (360)        --         --
                                         -------   -------   -------   --------   --------   --------   --------
  Net income (loss)....................   (3,514)      551    (5,630)     5,268      2,047      7,006     12,638
Dividends on preferred stock...........       --        --        13         --         --         --         --
                                         -------   -------   -------   --------   --------   --------   --------
  Net income (loss) available to common
    shareholders.......................  $(3,514)  $   551   $(5,643)  $  5,268   $  2,047   $  7,006   $ 12,638
                                         =======   =======   =======   ========   ========   ========   ========
Basic earnings (loss) per share from
  continuing operations................  $ (0.45)  $  0.06   $ (0.52)  $   0.45   $   0.15   $   0.50   $   0.71
                                         =======   =======   =======   ========   ========   ========   ========
Basic weighted average shares
  outstanding..........................    7,880     8,926    10,884     11,607     14,007     13,929     17,845
                                         =======   =======   =======   ========   ========   ========   ========
Diluted earnings (loss) per share from
  continuing operations................  $ (0.45)  $  0.01   $ (0.52)  $   0.42   $   0.14   $   0.46   $   0.69
                                         =======   =======   =======   ========   ========   ========   ========
Diluted weighted average shares
  outstanding..........................    7,880     9,384    10,884     12,161     14,799     14,808     18,371
                                         =======   =======   =======   ========   ========   ========   ========

                                                                                                          AS OF
                                                                AS OF DECEMBER 31,                    SEPTEMBER 30,
                                                 ------------------------------------------------   ------------------
                                                  1993      1994      1995      1996       1997      1997       1998
                                                 -------   -------   -------   -------   --------   -------   --------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital................................  $24,095   $17,396   $ 7,627   $11,991   $ 35,278   $38,526   $ 97,148
Net property, plant and equipment..............    7,922     7,752     8,305    10,763     17,560    16,870     21,714
Total assets...................................   62,709    70,907    75,440    92,064    150,484   144,825    243,873
Long-term debt, including current portion......   25,767    28,010    31,953    27,939     54,239    58,246     42,775
Shareholders' equity...........................   12,771    16,926    11,471    23,117     38,467    33,780    138,319

KROLL-O'GARA AND BACKGROUND AMERICA
SELECTED SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
INFORMATION

                                                     YEAR ENDED              NINE MONTHS ENDED
                                                    DECEMBER 31,               SEPTEMBER 30,
                                            -----------------------------   -------------------
                                             1995       1996       1997       1997       1998
                                            -------   --------   --------   --------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.................................  $94,998   $166,694   $210,324   $150,956   $199,590
Cost of sales.............................   66,764    118,922    143,214    101,358    131,483
                                            -------   --------   --------   --------   --------
  Gross profit............................   28,234     47,772     67,110     49,598     68,107
Selling, general and administrative
  expenses, including amortization........   31,885     38,949     49,824     35,027     44,903
Merger related costs......................       --         --      7,205         --         --
Asset impairment..........................       --        125         --         --         --
                                            -------   --------   --------   --------   --------
  Operating income (loss).................   (3,651)     8,698     10,081     14,571     23,204
Interest expense..........................   (2,897)    (3,303)    (5,176)    (3,642)    (3,521)
Interest income...........................      127         41        172        349      1,006
Other income (expense), net...............     (109)       343       (352)      (211)      (116)
                                            -------   --------   --------   --------   --------
  Income (loss) from continuing operations
     before minority interest, provision
     (benefit) for income taxes,
     extraordinary item and cumulative
     effect of change in accounting
     principle............................   (6,530)     5,779      4,725     11,067     20,573
Minority interest.........................       --         --       (156)      (118)        --
                                            -------   --------   --------   --------   --------
  Income (loss) from continuing operations
     before provision (benefit) for income
     taxes, extraordinary item and
     cumulative effect of change in
     accounting principle.................   (6,530)     5,779      4,569     10,949     20,573
Provision (benefit) for income taxes......     (824)       365      3,305      4,809      8,652
                                            -------   --------   --------   --------   --------
  Income (loss) from continuing operations
     before extraordinary item and
     cumulative effect of change in
     accounting principle.................   (5,706)     5,414      1,264      6,140     11,921
Dividends on preferred stock..............       13         --         --         --         --
                                            -------   --------   --------   --------   --------
  Income (loss) from continuing
     operations...........................  $(5,719)  $  5,414   $  1,264   $  6,140   $ 11,921
                                            =======   ========   ========   ========   ========
Basic earnings (loss) per share from
  continuing operations...................  $ (0.52)  $   0.45   $   0.09   $   0.42   $   0.64
                                            =======   ========   ========   ========   ========
Basic weighted average shares
  outstanding.............................   10,913     12,112     14,751     14,626     18,743
                                            =======   ========   ========   ========   ========
Diluted earnings (loss) per share from
  continuing operations...................  $ (0.52)  $   0.41   $   0.08   $   0.38   $   0.62
                                            =======   ========   ========   ========   ========
Diluted weighted average shares
  outstanding.............................   10,913     12,671     15,560     15,516     19,311
                                            =======   ========   ========   ========   ========

                                                                     AS OF
                                                              SEPTEMBER 30, 1998,
                                                              -------------------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................       $ 99,170
Net property, plant and equipment...........................         22,461
Total assets................................................        248,674
Long-term debt, including current portion...................         43,698
Shareholders' equity........................................        142,306

KROLL-O'GARA AND BACKGROUND AMERICA
SELECTED SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION INCLUDING KIZOREK, INC.

                                                               YEAR ENDED
                                                              DECEMBER 31,       NINE MONTHS ENDED
                                                                  1997          SEPTEMBER 30, 1998
                                                              -------------     -------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...................................................    $224,800             $205,975
Cost of sales...............................................     151,327              135,394
                                                                --------             --------
  Gross profit..............................................      73,473               70,581
Selling, general and administrative expenses, including
  amortization..............................................      55,275               47,483
Merger related costs........................................       7,205                   --
                                                                --------             --------
  Operating income (loss)...................................      10,993               23,098
Interest expense............................................      (5,265)              (3,556)
Interest income.............................................         172                1,006
Other income (expense), net.................................        (352)                (116)
                                                                --------             --------
  Income before minority interest, provision for income
     taxes, extraordinary item and cumulative effect of
     change in accounting principle.........................       5,548               20,432
Minority interest...........................................        (156)                  --
                                                                --------             --------
  Income before provision for income taxes, extraordinary
     item and cumulative effect of change in accounting
     principle..............................................       5,392               20,432
Provision for income taxes..................................       3,634                8,595
                                                                --------             --------
  Income from continuing operations.........................    $  1,758             $ 11,837
                                                                ========             ========
Basic earnings per share from continuing operations.........    $   0.12             $   0.63
                                                                ========             ========
Basic weighted average shares outstanding...................      15,103               18,743
                                                                ========             ========
Diluted earnings per share from continuing operations.......    $   0.11             $   0.61
                                                                ========             ========
Diluted weighted average shares outstanding.................      15,912               19,311
                                                                ========             ========

UNAUDITED COMPARATIVE PER SHARE INFORMATION

     The table below shows comparative earnings per share and shareholders' equity (book value) per share for Kroll-O'Gara and Background America on historical, supplemental (for Kroll-O'Gara) and pro forma bases, as each is identified. The historical data is derived from the historical financial statements of Kroll-O'Gara and Background America. Because the merger will be accounted for as a pooling of interests, the pro forma data assumes that Background America has been merged with Kroll-O'Gara throughout the periods shown. We computed the pro forma equivalent for the merger data and the supplemental pro forma equivalent for the merger data by multiplying the pro forma combined for the merger amounts and supplemental pro forma combined for the merger amounts, respectively, by an exchange ratio of 0.2689628 of a share of Kroll-O'Gara common stock for each share of Background America common and preferred stock. Unaudited comparative per share information does not include discontinued operations, extraordinary items or the cumulative effects of accounting changes. The basic and diluted per share impact of these items, if and when applicable, are disclosed in the related full pro forma financial statements beginning on page F-141.

     Unaudited comparative per share information does not include transaction fees and costs incident to an acquisition, nor does it include post-merger costs associated with integrating the operations of the acquired company or companies with Kroll-O'Gara's operations. Kroll-O'Gara currently expects to incur nonrecurring charges of approximately $2.0 million, net of tax benefits, for these purposes in the acquisition of Background America. Kroll-O'Gara also currently expects to incur similar nonrecurring charges of approximately $3.2 million, net of tax benefits, related to the recently consummated acquisitions of Laboratory Specialists of America, Inc., Securify Inc. and Schiff & Associates, Inc.

     The calculation of shareholders' equity per common share assuming full dilution includes the (1) proceeds from the assumed exercise of stock options and warrants outstanding at the end of each period as a component of shareholders' equity, and (2) stock options and warrants outstanding at the end of each period as a component of common shares outstanding.

                                                           YEAR ENDED
                                                          DECEMBER 31,              NINE MONTHS
                                                   --------------------------          ENDED
                                                    1995      1996      1997     SEPTEMBER 30, 1998
                                                   ------    ------    ------    ------------------
Earnings (loss) per common share from continuing
  operations (basic)
  Kroll-O'Gara:
  Historical.....................................  $(0.65)   $ 0.55    $ 0.10          $ 0.74
  Pro forma combined for the merger..............   (0.66)     0.42     (0.01)           0.66
  Pro forma combined for the merger and for
     Kizorek.....................................     n/a       n/a      0.03            0.65
  Supplemental...................................   (0.52)     0.56      0.19            0.71
  Supplemental pro forma combined for the
     merger......................................   (0.52)     0.45      0.09            0.64
  Supplemental pro forma combined for the merger
     and for Kizorek.............................     n/a       n/a      0.12            0.63
Background America:
  Historical, assuming conversion of preferred
     shares......................................   (0.69)    (0.60)    (0.48)          (0.21)
  Pro forma equivalent for the merger............   (0.18)     0.11     (0.00)           0.18
  Supplemental pro forma equivalent for the
     merger......................................   (0.14)     0.12      0.02            0.17

                                                           YEAR ENDED
                                                          DECEMBER 31,              NINE MONTHS
                                                   --------------------------          ENDED
                                                    1995      1996      1997     SEPTEMBER 30, 1998
                                                   ------    ------    ------    ------------------
Earnings (loss) per common share from continuing
operations (diluted)
  Kroll-O'Gara:
  Historical.....................................  $(0.65)   $ 0.51    $ 0.09          $ 0.72
  Pro forma combined for the merger..............   (0.66)     0.39     (0.01)           0.64
  Pro forma combined for the merger and for
     Kizorek.....................................     n/a       n/a      0.03            0.64
  Supplemental...................................   (0.52)     0.52      0.18            0.69
  Supplemental pro forma combined for the
     merger......................................   (0.52)     0.41     (0.08)           0.62
  Supplemental pro forma combined for the merger
     and Kizorek.................................     n/a       n/a      0.11            0.61
Background America:
  Historical, assuming conversion of preferred
     shares......................................   (0.69)    (0.60)    (0.48)          (0.21)
  Pro forma equivalent for the merger............   (0.18)     0.11     (0.00)           0.17
  Supplemental pro forma equivalent for the
     merger......................................   (0.14)     0.11      0.02            0.17

                                                                   AT              AT
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1997            1998
                                                              ------------    -------------
Shareholders' equity (deficit) per common share (end of
period)
  Kroll-O'Gara:
  Historical................................................     $2.14            $7.63
  Pro forma combined for the merger.........................      2.34             7.46
  Pro forma combined for the merger and for Kizorek.........      2.87             7.46
  Supplemental..............................................      2.75             7.75
  Supplemental pro forma combined for the merger............      2.91             7.59
  Supplemental pro forma combined for the merger and for
     Kizorek................................................      3.38             7.59
Background America:
  Historical................................................     (0.73)           (0.90)
  Pro forma equivalent for the merger.......................      0.63             2.01
  Supplemental pro forma equivalent for the merger..........      0.78             2.04
Shareholders' equity (deficit) per common share assuming
  full dilution
  Kroll-O'Gara:
  Historical................................................     $2.17            $7.59
  Pro forma combined for the merger.........................      2.36             7.41
  Pro forma combined for the merger and for Kizorek.........      2.86             7.41
  Supplemental..............................................      2.73             7.65
  Supplemental pro forma combined for the merger............      2.87             7.49
  Supplemental pro forma combined for the merger and for
     Kizorek................................................      3.33             7.49
Background America:
  Historical................................................     (0.73)           (0.90)
  Pro forma equivalent for the merger.......................      0.64             1.99
  Supplemental pro forma equivalent for the merger..........      0.77             2.01

Neither Kroll-O'Gara nor Background America has paid any dividends on its common stock, and no dividends accrue or are payable on Background America's preferred stock until June 2000. Kroll-O'Gara does not anticipate paying any dividends on the Kroll-O'Gara common stock in the foreseeable future. Additionally, the terms of Kroll-O'Gara's Senior Notes due 2004 and of its credit agreement with its bank require maintenance of certain financial ratios which may limit the funds available for cash dividends. See "Market Prices and Dividends."

                                  RISK FACTORS

     In addition to the other information in this Proxy Statement/Prospectus, you should carefully consider the Risk Factors discussed below in evaluating the merger of Background America with Kroll-O'Gara.

     Some of the information in this Proxy Statement/Prospectus is forward-looking. Forward-looking statements can be identified by the use of language such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations which are subject to risks and uncertainties. When considering such forwarding looking statements, you should keep in mind the risk factors and other cautionary statements in this Proxy Statement/Prospectus. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified in this section and elsewhere in this document.

INABILITY TO MANAGE PLANNED GROWTH

     Kroll-O'Gara plans to develop further its existing lines of business in current markets and to expand into new geographic markets. To do this, it will need to enhance the capabilities of its operational and financial systems and will require additional employees, management and operational and financial resources. If Kroll-O'Gara cannot do these things when necessary, it could be adversely affected.

     Kroll-O'Gara also plans to grow through the acquisition of additional companies that will complement its existing operations or provide it with an entry into markets it does not currently serve. Since January 1, 1997, Kroll-O'Gara has made multiple acquisitions. It currently intends to continue making acquisitions for the foreseeable future. When companies are acquired, Kroll-O'Gara may not be able to integrate or manage these businesses so as to produce returns that justify the investment. Additionally, issues relating to new acquisitions may divert the attention of Kroll-O'Gara's management from existing operations.

     The expansion of Kroll-O'Gara's business eventually will require additional capital. Kroll-O'Gara may not be able to generate adequate cash from operations or obtain adequate financing from external sources for this purpose. The issuance of additional Kroll-O'Gara common stock to raise capital or to finance acquisitions may result in dilution to holders of Kroll-O'Gara common stock. Any debt financing may increase significantly Kroll-O'Gara's leverage and may involve restrictive covenants which limit Kroll-O'Gara's operations. Future acquisitions by Kroll-O'Gara also may require approval under Kroll-O'Gara's credit facility. See "The Kroll-O'Gara Company -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

COMPETITION BY COMPANIES WITH GREATER RESOURCES

     There are a large number of companies, both public and private, that provide products or services similar to those offered by Kroll-O'Gara. Kroll-O'Gara also may encounter competition from future industry entrants. Some of Kroll-O'Gara's current competitors have, and new competitors may have, substantially greater financial and other resources than Kroll-O'Gara and may be more resistant to pricing pressures. A number also have long established relationships with their clients. For example, some accounting firms and other large security product and service providers have indicated an interest in expanding their product offerings to certain of the investigative and consulting services provided by Kroll-O'Gara. These companies could be formidable competitors if they elect to devote the necessary resources to businesses which are competitive with Kroll-O'Gara. See "The Kroll-O'Gara Company --
Business -- Competition."

LOSS OR REDUCTION OF U.S. MILITARY CONTRACTS

     U.S. Military contracts account for a significant portion of Kroll-O'Gara's business, representing 17%, 36% and 23% of net sales for 1995, 1996 and 1997, respectively. The U.S. Military funds these contracts in annual increments, and the contracts require subsequent authorization and appropriation which may not occur or which may provide less than the total amount of the contract. Kroll-O'Gara may not receive future contracts and the size of any contracts that are received may vary. Fluctuations in spending by the U.S. Government for national defense could adversely affect Kroll-O'Gara's ability to receive future contracts. Also, the U.S. Government generally may cancel its contracts unilaterally, at its convenience. The loss of, or a significant reduction in, this business would have a material adverse effect on Kroll-O'Gara. See "The Kroll-O'Gara Company -- Business -- U.S. Government Contracts."

DEPENDENCE OF SECURITY PRODUCTS AND SERVICES GROUP ON CERTAIN SINGLE AND PRIMARY SOURCE SUPPLIERS

     Kroll-O'Gara is the prime contractor to the U.S. Military for the supply of armoring and blast protection for High Mobility Multi-Purpose Wheeled Vehicles, commonly known as HMMWVs. HMMWVs armored by Kroll-O'Gara are manufactured by AM General Corporation under separate U.S. Military contracts. Should deliveries of HMMWVs to Kroll-O'Gara be significantly interrupted, there could be a material adverse effect on Kroll-O'Gara.

     In 1997, Kroll-O'Gara obtained approximately 69% of the glass used in armoring its vehicles from Pilkington Aerospace Limited. If Kroll-O'Gara ever needed to select one or more additional or substitute suppliers, delays could be encountered in obtaining glass which meets Kroll-O'Gara's specifications.

ANTICIPATED IMPORTANCE OF NEW INFORMATION SECURITY GROUP

     In late December 1998, Kroll-O'Gara established its Information Security Group by acquiring Securify Inc. The Information Security Group provides objective information security services to businesses and government agencies, including network and system security review and repair, product assessment, creation and implementation of security policies, architecture and design, and training. Kroll-O'Gara expects this Group to make a significant contribution to its business in the future. The Group's success will depend, in large part, on its ability to remain fully up-to-date in a number of technical areas which are changing and evolving rapidly. These include the nature of software and hardware offerings by other parties and encryption technologies. Equally important is the Group's need to attract and retain highly qualified people with experience and expertise in these areas. Failure in either regard could have a material adverse effect on the future prospects of the Information Security Group.

FLUCTUATIONS IN OPERATING RESULTS

     Kroll-O'Gara derived approximately 23% of its net sales for 1997 from U.S. Military contracts and an additional 5% from commercial contracts with U.S. governmental agencies or foreign governments. Kroll-O'Gara reports these contracts through its Security Products and Services Group. Because these contracts generally are awarded on a periodic and/or sporadic basis, the Security Products and Services Group has significant fluctuations from time to time in its business. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full year.

     Kroll-O'Gara generally does not have long term contracts with clients in its Investigations and Intelligence Group or its Information Security Group, and the businesses of these Groups depend on obtaining many new projects each year, most of which are of relatively short duration. As a result, Kroll-O'Gara's net sales and net income from year-to-year and period-to-period in its Investigations and

Intelligence Group and its Information Security Group are not predictable. Additionally, the level of corporate acquisitions and other financial transactions affects the demand for Kroll-O'Gara's investigative and intelligence services, and clients may reduce their reliance on certain of Kroll-O'Gara's services during periods when there is a decline in these activities. See "The Kroll-O'Gara Company -- Business -- Seasonality, Backlog and Related Matters" and "The Kroll-O'Gara Company -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK OF LOSSES ON FIXED PRICE CONTRACTS

     Fixed price contracts are used for a substantial portion of Kroll-O'Gara's projects, particularly in its Security Products and Services Group. Kroll-O'Gara attempts to cover anticipated increases in labor, material and other costs in the original prices of these contracts. However, due to unexpected events over the life of a fixed-price contract, the results actually realized often will vary from that originally expected. Depending on the size of a contract, these variations from estimated contract performance could have a material adverse effect on Kroll-O'Gara's results of operations for any quarter or year.

POSSIBLE NEGATIVE ADJUSTMENTS RELATED TO PERCENTAGE-OF-COMPLETION ACCOUNTING

     Kroll-O'Gara recognizes net sales from government contracts and most commercial contracts in its Security Products and Services Group using the percentage-of-completion method. Under this method, Kroll-O'Gara accrues estimated contract revenues based generally on the percentage that costs to date bear to total estimated costs and recognizes estimated contract losses in full when determined. Accordingly, Kroll-O'Gara periodically reviews and revises contract revenues and total cost estimates as the work progresses and as change orders are approved. It reflects adjustments in contract revenues, based upon the percentage-of-completion, in the period when the estimates are revised. To the extent that these adjustments result in a reduction or an elimination of previously reported contract revenues, Kroll-O'Gara would recognize a charge against current earnings, which could be material. See "The Kroll-O'Gara
Company -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

POLITICAL AND ECONOMIC RISKS OF DOING SIGNIFICANT BUSINESS OUTSIDE THE UNITED STATES

     In addition to its U.S. facilities, Kroll-O'Gara has operations and assets in Argentina, Australia, Brazil, Canada, China, Colombia, France, Germany, India, Italy, Japan, Mexico, the Philippines, Russia, Saudi Arabia, Singapore, Switzerland and the United Kingdom. Kroll-O'Gara also sells its products and services in other foreign countries and is seeking to increase its level of international business activity. Kroll-O'Gara's international business exposes it to various risks, including exchange rate fluctuations, foreign currency restrictions, U.S. imposed embargoes of sales to specific countries, expropriation of assets, war, civil uprisings and riots, government instability and the vagaries of foreign legal systems. Kroll-O'Gara also may be subject to unanticipated taxes, duties, or other governmental assessments. These risks could result in a loss of business, significant unexpected write-offs of assets or other unexpected costs which could have a material adverse effect on Kroll-O'Gara. See "The Kroll-O'Gara Company -- Business -- Government Regulation."

INABILITY TO COMPLY WITH STRINGENT GOVERNMENTAL REGULATIONS AND LICENSING REQUIREMENTS

     As a contractor with agencies of the U.S. Government, Kroll-O'Gara must comply with a variety of regulations governing aspects of its operations and the workplace. These agencies also may, and routinely do, conduct audits of Kroll-O'Gara's facilities and operations. Kroll-O'Gara may be subject to investigations as a result of an audit or for other causes. Adverse findings in an audit or other investigation, including violations of environmental or labor laws, could result in fines or other penalties up to and including disqualification as a U.S. Government contractor. In addition, U.S. Government contracts may contain specific delivery requirements. Kroll-O'Gara could incur penalties or lost profits if it fails to meet these requirements.

     Regulations promulgated by the U.S. Commerce Department require Kroll-O'Gara to obtain a general destination license in connection with the sale of certain commercial products in foreign countries, and U.S. State Department regulations require Kroll-O'Gara to file an export license in connection with sales of military equipment in foreign countries. Foreign countries in which Kroll-O'Gara does business or into which it expects to expand also have laws and regulations which may restrict Kroll-O'Gara's business.

     The services provided by Kroll-O'Gara's Investigations and Intelligence Group are subject to various federal, state, local and foreign laws, including privacy laws. Subsidiaries of Kroll-O'Gara hold private investigative licenses from, and their investigative activities are regulated by, government agencies in various jurisdictions. Kroll-O'Gara also utilizes certain data from outside sources, including data from third party vendors and various government and public record services, in performing its services. To date, applicable laws and regulations have not interfered materially with the manner in which Kroll-O'Gara obtains information and conducts its operations, including Kroll-O'Gara's access to data used in its business. However, changes in these laws and regulations, particularly those relating to privacy, could have a material adverse effect on Kroll-O'Gara.

     Additionally, the laboratory of Kroll-O'Gara's drug testing subsidiary is certified on the federal level and licensed in a number of states. If the subsidiary fails to continue to meet all applicable requirements, its certification could be suspended or lost, which would have a material adverse effect on this aspect of Kroll-O'Gara's business. See "The Kroll-O'Gara Company -- Business -- Government Regulation."

RETENTION OF KEY PERSONNEL

     Kroll-O'Gara believes that its business success has been, and for the foreseeable future will continue to be dependent on the leadership of its executive officers, particularly Jules B. Kroll, its Chairman and Chief Executive Officer, Thomas M. O'Gara, its Vice Chairman, and Wilfred T. O'Gara, its President and Chief Operating Officer, each of whom has substantial experience and expertise in one or more significant areas of Kroll-O'Gara's business. Although Kroll-O'Gara's employment agreements with its executive officers are designed to provide a measure of protection against competition, neither the employment agreements nor their covenants-not-to-compete are long term. Kroll-O'Gara also is highly dependent on the quality and efforts of its senior managers and its professional and technical staff, including particularly those in its Information Security Group, to provide services and to attract and retain clients. Competition for qualified management, professional and technical employees is intense. Kroll-O'Gara's business could be materially and adversely affected if its executive officers unexpectedly become unable or decide not to continue in their present positions, or if a number of senior managers fail to continue with Kroll-O'Gara and Kroll-O'Gara is unable to attract and retain qualified replacements. See "The Kroll-O'Gara Company -- Management."

LIABILITY TO CLIENTS AND OTHERS

     The very nature of Kroll-O'Gara's business exposes it to potential liability claims in instances in which its clients suffer losses in spite of Kroll-O'Gara's efforts to mitigate their risks. Kroll-O'Gara maintains environmental consulting, product liability and professional liability insurance policies with limits of $5 million, $25 million and $15 million, respectively; however, a successful claim could result in liability in excess of coverage limits and have a material adverse effect on Kroll-O'Gara. Also, in the ordinary course of its business, Kroll-O'Gara is subject to claims of third parties other than clients alleging trespass, invasion of privacy and other tortious conduct by its investigators and other personnel. Although Kroll-O'Gara endeavors to minimize the risk of such claims, they could have a material adverse effect on Kroll-O'Gara. See "The Kroll-O'Gara
Company -- Business -- Legal Proceedings."

FAILURE OF THIRD PARTIES TO RESOLVE THEIR YEAR 2000 ISSUES

     Kroll-O'Gara has implemented a Year 2000 program intended to ensure that its computer systems and applications will function properly beyond 1999. Kroll-O'Gara currently expects to complete its own Year 2000 conversions on a timely basis and without costs that are material to its financial condition or results of operations. However, many of Kroll-O'Gara's operations, especially in the Voice and Data and the Investigations and Intelligence Groups, rely on third party computer systems and data bases. The failure of third parties to address adequately their Year 2000 issues could have a material adverse effect on Kroll-O'Gara. See "The Kroll-O'Gara Company -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

POTENTIAL ADVERSE EFFECTS OF KROLL-O'GARA GOVERNING DOCUMENTS AND OHIO LAW

     Provisions of Kroll-O'Gara's governing documents and of Ohio law, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control of Kroll-O'Gara and limit the price that certain investors might be willing to pay in the future for Kroll-O'Gara common stock.

     The Board of Directors of Kroll-O'Gara has authority to issue up to 1,000,000 preferred shares without further shareholder approval. Preferred shares could have dividend, liquidation, conversion, voting and other rights and privileges that are superior or senior to Kroll-O'Gara common stock. If Kroll-O'Gara were to issue preferred shares, it could dilute the voting power of Kroll-O'Gara common stock, adversely affect holders of Kroll-O'Gara common stock in the event of liquidation of Kroll-O'Gara or delay, defer or prevent a change in control of Kroll-O'Gara.

     In addition, Ohio law requires shareholder approval of any proposed "control share acquisition" of an Ohio corporation at any of three ownership thresholds (20%, 33-1/2% and 50%) and restricts certain business combinations and other transactions between an Ohio corporation and interested shareholders. See "Description of Kroll-O'Gara Capital Stock -- Provisions Affecting Business Combinations and Changes in Control."

                              THE SPECIAL MEETING

     Background America, Inc., a Tennessee corporation, is mailing this Proxy Statement/Prospectus to holders of shares of its common stock and its Series A
Preferred Stock, on or about              , 1999, together with a notice of a
Special Meeting of Shareholders and a form of proxy solicited by the Board of Directors of Background America for use at the Special Meeting.

TIME AND PLACE; PURPOSE

     The Special Meeting will be at 1900 Church Street, Suite 400, Nashville,
Tennessee, on              , 1999, starting at                , local time. At
the Special Meeting, you will be asked to approve an Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of January 21, 1999 among The Kroll-O'Gara Company, an Ohio corporation, Kroll-O'Gara Tennessee, Inc., a wholly owned subsidiary of Kroll-O'Gara, and Background America. If the proposed merger is approved and completed, Background America will become a wholly owned subsidiary of Kroll-O'Gara.

PROXIES

     Voting and Revocation of Proxies. You may use the accompanying proxy card if you are unable to attend the Special Meeting in person or wish to have your shares voted by proxy even if you do attend the Special Meeting. You may revoke any proxy that you give at any time before it is exercised, either by submitting a written notice of revocation or a properly executed proxy of a later date, or by attending the Special Meeting and voting in person. You should address written notice of revocation and other communications with respect to the revocation of Background America proxies to Background America, Inc., 1900 Church Street, Suite 400, Nashville, Tennessee 37203, Attention: Corporate Secretary.

     All shares of Background America common stock and Background America preferred stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked before they are exercised will be voted in accordance with the instructions indicated in such proxies. If you do not specify how your proxy is to be voted, it will be voted "FOR" the Merger Agreement.

SOLICITATION OF PROXIES

     Background America will pay the expenses of solicitation of proxies for the Special Meeting. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of Background America without additional compensation and by telephone, teletype, facsimile or similar method.

RECORD DATE AND VOTING RIGHTS

     Record Date.  Background America's Board of Directors has fixed the close
of business on              , 1999 as the record date for determining the
Background America shareholders entitled to notice of and to vote at the Special Meeting. You will be entitled to vote at the Special Meeting if you were a shareholder of record on the close of business on the record date. As of the
record date, there were                shares of Background America common stock
outstanding and entitled to vote and 1,143,700 shares of Background America preferred stock outstanding and entitled to vote.

     Voting Rights. Each share of Background America common stock entitles its holder to one vote. Each share of Background America preferred stock entitles its holder to one vote.

     Vote Required and Voting Agreement.  The Merger Agreement must be approved by:

          (1) the affirmative vote of the holders of a majority of the shares of Background America common stock and Background America preferred stock outstanding on the record date and voting together, and

          (2) the affirmative vote of at least two-thirds (66-2/3%) of the outstanding shares of Background America preferred stock voting as a separate class.

     Three of the holders of Background America common stock, who together own 83.21% of those shares, and six of the holders of Background America preferred stock, owning 85.94% of those shares, have entered in a voting agreement committing themselves to vote FOR the merger. These percentages include shares held by Michael D. Shmerling, Background America's Chief Executive Officer, who owns 51.38% of the Background America common stock and 16.66% of the Background America preferred stock, and shares held by Alan Wernick, a director, who owns 4.55% of the Background America common stock and 1.22% of the Background America preferred stock. Each person also has granted officers of Kroll-O'Gara an irrevocable power of attorney to vote his shares of Background America common stock and Background America preferred stock. In addition, based upon the unanimous recommendation of the Background America Board, it currently is expected that Background America's other directors and executive officers, who own approximately 4% of the Background America common stock and 1% of the Background America preferred stock, also will vote their shares for approval of the Merger Agreement. Accordingly, Background America expects the merger to be approved regardless of the vote by other shareholders.

     Approval of the Merger Agreement by the holders of Background America preferred stock constitutes a waiver of the preferred stock's liquidation rights. See "Rights of Holders of Background America Preferred Stock."

     If you do not properly exercise and perfect dissenters' rights in connection with the merger, you will be deemed to have agreed to the escrow of a total of 12% of the shares of Kroll-O'Gara common stock into which your shares of Background American common stock and/or Background America preferred stock will convert in the merger. In this regard, you should read and consider the information provided under the captions "The Merger Agreement -- Terms of the Merger -- The Escrow Funds" and "The Merger -- Dissenters' Rights."

     Abstentions. A properly executed proxy marked "abstain" will not be voted on the Merger Agreement proposal and will have the same effect as a vote against the merger.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In September 1998, officers of Background America were approached by representatives of Kroll-O'Gara regarding a possible acquisition of Background America. Discussions between these representatives regarding a possible business combination continued from that date until January 1999.

     During that time, Kroll-O'Gara and Background America conducted various due diligence activities and negotiated the terms and conditions to be included in a definitive agreement. At a meeting held on December 30, 1998, the Board of Directors of Background America reviewed and considered the Merger Agreement. All of the directors of Background America present at the meeting then voted to approve the merger and the Merger Agreement, with such changes as the proper officers of Background America determined would be appropriate. The Merger Agreement was executed on January 21, 1999, and Kroll-O'Gara announced the merger after the close of business on that same day. Holders of 83.2% of Background America's common stock and 85.9% of its preferred stock have entered into an agreement committing themselves to vote for the merger. In addition, all of the directors and officers of Background America who are not parties to the voting agreement have informally advised Background America that, as of the date of this Proxy Statement/Prospectus, they intend to vote for the approval of the Merger Agreement.

     The 0.2689628 of a share of Kroll-O'Gara common stock to be exchanged for each share of Background America common stock and Background America preferred stock reflect prices that were negotiated on an arm's-length basis between representatives of Background America and representatives of Kroll-O'Gara. There was no affiliation, relationship, understanding or transaction between Background America and its affiliates, on one hand, and Kroll-O'Gara and its affiliates, on the other hand, prior to the execution of the Merger Agreement.

REASONS FOR AND ADVANTAGES OF THE MERGER

     The Board of Directors of Background America considered a variety of factors in evaluating and approving the merger and the Merger Agreement, including the following:

          (1) the fact that shareholders of Background America will receive equity securities of Kroll-O'Gara in the merger, which will allow them to maintain an indirect interest in the business of Background America through their ownership of Kroll-O'Gara common stock;

          (2) the closing sale price of the Kroll-O'Gara common stock of $38.50 per share on December 29, 1998 (the day prior to the approval of the merger by the Board of Directors), compared to the book value of the Background America common stock of a negative $1.27 per share and the redemption price of the Background America preferred stock of $5.93 per share on September 30, 1998, and the fact that the equivalent assumed value of the Background America common stock of $10.36 per share (giving effect to its conversion into Kroll-O'Gara common stock) represented a premium of $11.36 and the equivalent assumed value of Background America preferred stock of $10.36 per share (giving effect to its conversion into Kroll-O'Gara common stock) represented a premium of $4.43;

          (3) the anticipated tax-free status of the merger;

          (4) the active trading market for Kroll-O'Gara common stock, as opposed to the lack of a public market for Background America common and preferred stock, which will provide Background America shareholders with liquidity which did not exist previously; and

          (5) the diversification of the business enterprises and operations of Kroll-O'Gara compared to Background America's focus on employment screening.

     The Board of Directors of Background America did not assign any relative weights to the above factors, but it considered all of them to be material. The Board of Directors believes that it appropriately addressed all of the relevant concerns in the proposed transaction with Kroll-O'Gara, and it concluded that the terms of the transaction with Kroll-O'Gara are fair to the shareholders of Background America from a financial point of view. Based on these factors, the Board of Directors of Background America determined that the merger is in the best interests of the shareholders of Background America and approved the Merger Agreement.

DISADVANTAGES OF THE MERGER

     Upon consummation of the merger, you and the other shareholders of
Background America will own a maximum of approximately      % of the issued and
outstanding shares of Kroll-O'Gara. By comparison, Kroll-O'Gara's officers and
directors will control approximately      % of Kroll-O'Gara common stock and
effectively will be able to control most matters requiring approval by shareholders, including the election of directors. See "The Kroll-O'Gara
Company -- Principal Shareholders and Holdings of Management." Additionally, if you own Background America preferred stock, you have certain preferential rights as a preferred stock owner which you will lose as a holder of Kroll-O'Gara common stock. See "Rights of Holders of Background America Preferred Stock."

     In considering the merger, you should consider, in addition to the advantages described above, the risks associated with the merger and with Kroll-O'Gara's business which are discussed in "Risk Factors." Of course, after the merger, Background America will be owned by Kroll-O'Gara. Therefore the various risks involved in Background America's business will be assumed by Kroll-O'Gara and its shareholders. There is no certainty regarding the effect of consummation of the merger upon the market price of the Kroll-O'Gara common stock.

RECOMMENDATION OF THE BACKGROUND AMERICA BOARD OF DIRECTORS

     The Background America Board of Directors unanimously recommends that you vote "FOR" approval of the Merger Agreement. We will vote your proxy accordingly unless you specify a contrary choice.

MANAGEMENT OF KROLL-O'GARA AFTER THE MERGER

     The directors and executive officers of Kroll-O'Gara will not change as a result of the merger. See "The Kroll-O'Gara Company -- Management" for information on Kroll-O'Gara's current directors and executive officers.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some of the officers and members of the Board of Directors of Background America have interests in the merger that are in addition to their interests as shareholders of Background America generally. Certain of these persons participated in the negotiation of the Merger Agreement.

     Most of the officers and directors of Background America own options (and, in the case of Nick Manis, warrants) to purchase shares of Background America common stock, the terms of which provide for the acceleration of vesting in connection with the consummation of a fundamental corporate event to which Background America is a party, including the merger. The following table describes the associated realizable value to each such officer and director with respect to the options owned by him:

                                                     NUMBER            AVERAGE
NAME                                               OF SHARES        EXERCISE PRICE    REALIZABLE VALUE(1)
----                                            ----------------    --------------    -------------------
Directors:
  Alan L. Wernick.............................       14,000             $ 1.25             $131,001
  Tom Martin..................................        4,500             $ 0.75             $ 44,357
  William Denny...............................        2,500             $ 1.91             $ 21,743
  Nick Manis
     (options)................................          400             $ 2.00             $  3,443
     (warrants)...............................        2,000             $ 3.25             $ 14,714
Officers:
  Marc C. Curvin..............................      120,202             $2.456             $979,791
  A. Michael Rosen............................       19,000             $2.063             $162,340
  Benny Ball..................................       18,000             $2.389             $147,928
  Tim Davison.................................        5,350             $1.761             $ 47,327
  Tom Ellis...................................       12,900(2)          $2.016             $110,833
  Robert Schlossnagle.........................       12,000             $2.292             $ 99,782

---------------
(1) Calculated based on the closing price for Kroll-O'Gara common stock of $39-7/16, as reported on the Nasdaq National Market at the close of trading on December 31, 1998, less the applicable average exercise price.

(2) Includes options to purchase an aggregate of 1,700 shares of Background America common stock which will be issued after the merger in the form of options to purchase Kroll-O'Gara common stock.

     It is currently anticipated that the officers of Background America after the merger will be substantially the same as those who are serving immediately before the merger. Additional officers also may be designated by Kroll-O'Gara.

     Michael D. Shmerling, Marc C. Curvin, A. Michael Rosen and Benny Ball have entered into employment agreements with Background America which will become effective at the time of the merger and will expire on December 31, 2001. Each employment agreement contains terms and provisions customary in an executive employment agreement, including a covenant by the employee not to compete with Background America or Kroll-O'Gara for two years following termination of employment and a provision for the payment of severance benefits to each employee upon the occurrence of certain events, including the employee's termination of employment by Background America without cause. The annual salaries payable to Messrs. Shmerling, Curvin, Rosen and Ball under the employment agreements are $150,000, $125,000, $100,000 and $100,000, respectively. Additionally, each of Messrs. Rosen and Ball will be paid a one-time "stay bonus" of $50,000, and Mr. Tim Davison will be paid a one-time "stay bonus" of $20,000, if he continues to be employed by Background America on June 30, 1999. Finally, each person is eligible to participate in the incentive compensation plans of Kroll-O"Gara during the term of his employment by Background America.

     Mr. Shmerling is the indirect owner, through two limited liability companies controlled by him, of approximately 10,000 square feet of office space occupied by Background America in Nashville, Tennessee. It is currently anticipated, and it is a condition precedent to Kroll-O'Gara's obligation to consummate the merger, that Mr. Shmerling will cause the companies controlled by him to enter into leases with Kroll-O'Gara, on mutually agreeable terms, to insure Kroll-O'Gara's continued ability to occupy the premises following the merger. It is anticipated that any lease between Kroll-O'Gara and either of the companies controlled by Mr. Shmerling would reflect terms negotiated on an arms-length basis. The current annual rent paid by Background America to the companies is $236,895.

     Each of Michael D. Shmerling, Alan L. Wernick, Marc C. Curvin, A. Michael Rosen and Tim Davison is an officer or director of Background America and is also a former shareholder of AMICUS Staffing, Inc., a corporation engaged in the business of providing professional and support personnel on a temporary or permanent basis in the legal industry. Each of those persons sold his stock in AMICUS in May 1997 in exchange for a cash payment and the contingent right to receive additional cash payments based on the future financial performance of AMICUS. Currently, AMICUS is subleasing office space from Background America at an annual rental rate of $49,816. Background America and AMICUS also are sharing expenses associated with telephone systems and a receptionist. Background America's portion of the total annual shared expenses is approximately $10,000. It is currently anticipated that these arrangements will continue following the merger.

     Each of Michael D. Shmerling and Marc C. Curvin is an owner of System-X, LLC, a company engaged in the business of providing technology related services. Currently, System-X provides system maintenance for Background America's computer systems in exchange for forgiveness of rental costs associated with office space. Background America estimates the value of rental space forgiven in calendar year 1998 to be approximately $24,868. It is not currently anticipated that Kroll-O'Gara will require the services of System-X following the merger, and, if any System-X services are purchased by Kroll-O'Gara, it is anticipated that all System-X services would be obtained on terms negotiated on an arms-length basis. In any event, it is anticipated that System-X will execute a "work-made-for-hire" agreement for the benefit of Background America to insure that any intellectual property developed for Background America by System-X is the property of Background America.

     The Board of Directors of Background America was aware of the interests of the directors and officers in the merger and took them into account in approving the Merger Agreement.

ACCOUNTING TREATMENT

     Kroll-O'Gara will account for the merger as a pooling of interests. Under this method of accounting, the assets and liabilities of Background America will be carried forward to the Kroll-O'Gara financial statements at their recorded amounts; the income of Kroll-O'Gara will include income of Background America for the entire fiscal year in which the merger occurs; and the reported income of Background America for prior periods will be combined with and restated as income of Kroll-O'Gara on a consolidated basis. It is a condition to the merger that Kroll-O'Gara receive an opinion from Arthur Andersen LLP, its independent public accountants, confirming the appropriateness of this accounting treatment under generally accepted accounting principles. Another condition of the merger, which is included in order to preserve pooling of interests accounting, is that holders of no more than 7.5% of Background America's outstanding stock exercise dissenters' rights. See "The Merger Agreement -- Conditions to the Merger."

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material U.S. federal income tax consequences of the merger to holders of Background America common stock, Preferred Stock, stock options and warrants. This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and pronouncements and judicial decisions as of the date of this Proxy Statement/Prospectus, all of which are subject to change, possibly with retroactive effect.

     The discussion is for general information only and does not address the state, local or foreign tax consequences of the merger. In addition, the discussion relates to persons who hold Background

America common stock or Background America preferred stock as capital assets. Your tax treatment may vary depending upon your particular situation. Certain shareholders (for example, insurance companies, tax-exempt organizations, financial institutions and broker-dealers, and individuals who received Background America common stock pursuant to the exercise of employee stock options or otherwise as compensation) may be subject to special rules not discussed. You are urged to consult your own tax advisor concerning the United States federal, state and local and any foreign tax consequences of the merger to you.

     We expect that the material U.S. federal income tax consequences that will result from the merger are as follows:

          a. You will not recognize any income, gain or loss as a result of the exchange of your Background America stock for Kroll-O'Gara stock in the merger, except in connection with any cash received instead of a fractional share of Kroll-O'Gara common stock. If, however, you hold options or warrants which you exercise at the time of or after the merger, you may have tax liability related to the exercise of those options or warrants.

          b. Your tax basis in the Kroll-O'Gara common stock received in the merger, including any fractional share of Kroll-O'Gara common stock for which cash is received, will equal your tax basis in the Background America common stock or Background America preferred stock exchanged.

          c. The holding period for the Kroll-O'Gara common stock which you receive in the merger will include your holding period of the Background America common stock or Background America preferred stock surrendered.

          d. If you receive cash instead of a fractional share of Kroll-O'Gara common stock in the merger, you will recognize gain or loss in an amount equal to the difference between the cash received and your basis in the Background America common stock or Background America preferred stock allocable to the fractional share.

          e. No income, gain or loss will be recognized by Kroll-O'Gara or Background America as a result of the merger.

          f. If you hold warrants to acquire Background America common stock, you will not recognize gain or loss upon the conversion of the warrants into warrants to purchase Kroll-O'Gara common stock.

          g. If you hold unexercised options to acquire Background America common stock, you will not recognize income upon the conversion of those options into options to purchase Kroll-O'Gara common stock.

FEDERAL SECURITIES LAW CONSEQUENCES

     Generally, all shares of Kroll-O'Gara common stock received by Background America shareholders in the merger will be freely transferable. If, however, you are an "affiliate" (as defined under the Securities Act of 1933) of Background America prior to the merger or of Kroll-O'Gara after the merger, you may resell the Kroll-O'Gara common stock which you receive in the merger only in compliance with the volume, manner-of-sale and notice requirements of Rules 144 and 145 under the Securities Act. You may be deemed to be an affiliate of Kroll-O'Gara or Background America if you control, are controlled by, or are under common control with, either company. Officers, directors and principal shareholders are often deemed affiliates of a company.

     Under Rules 144 and 145, an affiliate may sell Kroll-O'Gara common stock in ordinary brokers' transactions. The maximum number of shares which may be sold within a three-month period is the greater of 1% of the Kroll-O'Gara common stock then outstanding or the average weekly reported volume of trading in the common stock during the four calendar weeks preceding the sale. In addition, it is a condition of the merger that each Background America affiliate agree not to sell, transfer or dispose of any Kroll-O'Gara common stock until Kroll-O'Gara has announced results of operation that include at least 30 days of combined operations with Background America. If the merger is completed during
             , 1999, this means that affiliates will not be able to resell Kroll-O'Gara common stock until Kroll-O'Gara has announced results of operation for the six months ending June 30, 1999, which probably will happen in late July or early August 1999.

DISSENTERS' RIGHTS

     The following is a summary of the principal steps which you must take to perfect dissenters' rights under Chapter 23 of the Tennessee Business Corporation Act. Because this is a summary, it does not contain all the information that may be important to you if you want to exercise dissenters' rights. You should review this discussion and Chapter 23 carefully if you wish to exercise dissenters' rights, or wish to preserve the right to do so, since failure to comply with the required procedures will result in the loss of those rights. The full text of Chapter 23 is attached as Appendix B to this Proxy Statement/Prospectus.

     If you dissent from the merger and demand and perfect dissenters' rights under Chapter 23 and if the merger is approved and becomes effective, your shares of Background America common stock and/or Background America preferred stock will not be converted into Kroll-O'Gara common stock. Instead, you will have the right to receive the "fair value" of your Background America shares. If you are considering dissenting, you should consult with your legal advisor. If your Background America shares are held of record in the name of another person and you desire to perfect dissenters' rights, you must obtain the record shareholder's written consent to the dissent and must file it with Background America along with your own notice (as described in the next paragraph).

     To exercise dissenters' rights, you (1) must file with Background America, before the class votes on the Merger Agreement at the Special Meeting, a written notice of your intent to demand payment for your shares if the Merger Agreement is approved, and (2) must not vote in favor of the Merger Agreement.

     A vote in favor of the Merger Agreement will waive your dissenters' rights. Holders of Background America preferred stock must not vote in favor of the Merger Agreement in either the combined vote with the common stock or the separate preferred stock class vote. Your failure to vote on the Merger Agreement will not in itself waive your dissenters' rights. However, a vote against the Merger Agreement or a failure to vote does not, alone, constitute a demand. If you dissent and demand payment, you must do so as to all the shares of Background America common stock and Background America preferred stock beneficially owned by you.

     If you comply with (1) and (2) above, within 10 days after the earlier of the date the merger becomes effective or the date of the Special Meeting, Background America must send you a dissenters' notice which

          (a) tells you by when and to where you must send your payment demand,

          (b) tells you when and where to deposit your certificates for Background America common stock and Background America preferred stock,

          (c) requires you to certify as to your ownership of Background America shares prior to announcement of the proposed merger, and

          (d) includes a form for demanding payment.

Once you have filed a demand for payment, it cannot be withdrawn unless Background America and Kroll-O'Gara consent to the withdrawal.

     If you timely file a payment demand with Background America, Background America must notify you of what it considers to be the "fair value" of your Background America shares. Background America must then pay you that amount, plus accrued interest. If you are dissatisfied with Background America's determination of "fair value," within one month you must either notify Background America of your own estimate of "fair value" or reject Background America's offer in accordance with Chapter 23. If you and Background America cannot agree on the "fair value" of your Background America shares, you will have the right to receive the "fair value" as determined by a Tennessee court.

     If you exercise dissenters' rights under Chapter 23, you will not have any rights as a shareholder of Background America or Kroll-O'Gara after the merger. However, if you subsequently withdraw your payment demand or otherwise lose your dissenters' rights, your shares of Background America common stock and Background America preferred stock will be converted into shares of Kroll-O'Gara common stock in accordance with the Merger Agreement. You will lose your dissenters' rights:

     - if you fail to file a written objection before the vote on the Merger Agreement,

     - if you vote in favor of approval of the Merger Agreement in either class vote,

     - if you do not send in your demand for payment within the specified time period, or

     - if you fail to deposit the certificates for your shares.

                              THE MERGER AGREEMENT

     The description of the Merger Agreement set forth below is not complete. For full information, you should read the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A.

TERMS OF THE MERGER

     The Merger. In the merger, a wholly owned subsidiary of Kroll-O'Gara, which was established for purposes of the merger and essentially has no assets or liabilities, will merge into Background America. As a result, Background America will continue as the surviving corporation and will be a wholly owned subsidiary of Kroll-O'Gara.

     Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, Kroll-O'Gara and Background America will complete the merger by filing a Certificate of Merger with the Secretary of State of the State of Tennessee. The merger will become effective when the Certificate of Merger is filed.

     Conversion of Background America Stock in the Merger. When the merger becomes effective, each then outstanding share of Background America common and preferred stock (excluding shares as to which dissenters' rights have been exercised) will be converted into the right to receive 0.2689628 of a share of Kroll-O'Gara common stock. Initially, however, a total of 12% of the shares of Kroll-O'Gara common stock into which each holder's shares of Background American common stock and Background America preferred stock are converted will be escrowed. 10% of these shares will be subject to return to

Kroll-O'Gara while 2% of these shares will be subject to liquidation to pay additional expenses of the merger. SEE "THE ESCROW FUNDS" BELOW. YOU MAY NOT RECEIVE ANY SHARES OF KROLL-O'GARA COMMON STOCK BEYOND THOSE ISSUED TO YOU AT THE TIME OF THE MERGER, AND YOU MAY INCUR LIABILITY FOR EXPENSES OF THE MERGER THAT ARE NOT PAID BY BACKGROUND AMERICA.

     Outstanding Stock Options and Warrants. The merger agreement requires that the holders of all options and warrants to purchase Background America common stock must consent to amending these options and warrants so that, unless previously exercised, they survive the merger and become exercisable for Kroll-O'Gara common stock. In addition, holders of stock options and warrants will be asked to decide whether their options and/or warrants should be exercised at the time of the merger or remain outstanding as options and warrants to purchase Kroll-O'Gara common stock. If you hold options and/or warrants to purchase Background America common stock and you elect to exercise them at the time of the merger, 12% of the shares of Kroll-O'Gara common stock that you receive in the merger which are attributable to those options and warrants will be subject to escrow. Additionally, although you previously may not have been a Background America shareholder, Kroll-O'Gara then may be entitled to proceed against you for any excess expenses of the merger. If you do not exercise your options and warrants until after the merger, the shares of Kroll-O'Gara common stock that you receive upon exercise will not be subject to escrow.

     Each outstanding stock option and warrant to purchase Background America common stock that is not exercised before or at the time of the merger will become exercisable after the merger for the number of shares of Kroll-O'Gara common stock that the holder would have been entitled to receive in the merger had he or she exercised the option or warrant before the merger, at a price per share equal to (x) the aggregate exercise price for Background America common stock purchasable pursuant to the stock option or warrant divided by (y) the number of shares of Kroll-O'Gara common stock deemed purchasable pursuant to the stock option or warrant. The number of shares of Kroll-O'Gara common stock that may be purchased upon exercise of a stock option or warrant will not include any fractional share, and any fractional share will be rounded up to the nearest whole number.

     The shares of Kroll-O'Gara common stock issuable upon exercise of the stock options and warrants are included in the shares of Kroll-O'Gara common stock registered under the Securities Act through this Proxy Statement/Prospectus. Kroll-O'Gara will use its best efforts to maintain the effectiveness of that registration for so long as the stock options and warrants remain outstanding.

     Fractional Shares. No fractional shares of Kroll-O'Gara common stock will be issued in the merger. Instead, Kroll-O'Gara will pay each Background America shareholder who would otherwise have been entitled to a fractional share of Kroll-O'Gara common stock an amount equal to the fraction multiplied by the "Market Value" on the closing date of the merger. "MARKET VALUE" means, on any day, the average of the last sale prices per share of Kroll-O'Gara common stock on the Nasdaq National Market for the five consecutive trading days ending four days prior to that date.

THE ESCROW FUNDS

     A total of 12% of the shares of Kroll-O'Gara common stock otherwise issuable to each Background America shareholder in the merger will be placed into two escrow funds.

     The 10% Escrow. One escrow fund, the "10% ESCROW," will hold 10% of the total number of shares of Kroll-O'Gara common stock into which each Background America shareholder's shares are converted in the merger. The 10% Escrow will provide security and indemnification for any claims which Kroll-O'Gara and its affiliates (including, after the merger, Background America) have for damages arising from (1) breaches by Background America of its representations, warranties, covenants and obligations in the Merger Agreement and (2) any claim for brokerage or finder's fees in connection with the merger. The 10% Escrow is the only source of indemnification for Kroll-O'Gara and its affiliates for these damages.

     Kroll-O'Gara may not recover from the 10% Escrow for any breach or series of related breaches as to which the damages are less than $25,000. Also, amounts otherwise payable from the 10% Escrow must be offset by any insurance proceeds received by Kroll-O'Gara, and certain claims first must be satisfied from an escrow fund established by Background America in connection with an earlier acquisition.

     The representations, warranties, covenants and obligations of the parties to the Merger Agreement will survive for one year after the merger, and Kroll-O'Gara must assert any claims against the 10% Escrow during that time period. The 10% Escrow will terminate on the first anniversary of the merger unless there is ongoing litigation relating to claims by Kroll-O'Gara against the 10% Escrow. When the 10% Escrow terminates, any shares of Kroll-O'Gara common stock remaining in the 10% Escrow will be distributed to former Background America shareholders in proportion to the shares originally withheld from each to fund the 10% Escrow.

     Shares of Kroll-O'Gara common stock which are returned to Kroll-O'Gara in satisfaction of claims against the 10% Escrow will be valued at the Market Value at the time of the merger.

     Any Background America shareholder who does not properly exercise and perfect dissenters' rights in connection with the merger (see "The
Merger -- Dissenters' Rights") agrees to accept the terms and conditions of the 10% Escrow, consents to the appointment of Russell R. French as Shareholder Representative in connection with the 10% Escrow and agrees to indemnify the Shareholder Representative for any costs and expenses which he incurs in that capacity.

     The Shareholder Representative will have the right to vote all shares of Kroll-O'Gara common stock held in the 10% Escrow.

     The Escrow Agreement for the 10% Escrow is included as Exhibit A to the Merger Agreement (beginning on page A-48 of this Proxy Statement/Prospectus) and you are encouraged to read it.

     The 2% Escrow. The other escrow fund, the "2% ESCROW," will hold 2% of the total number of shares of Kroll-O'Gara common stock into which each Background America shareholder's shares are converted in the merger. Each party to the Merger Agreement has agreed to pay its own expenses in connection with the merger. However, Background America also has agreed that its out-of-pocket expenses will not exceed $450,000 and that any expenses in excess of that amount will be borne by its shareholders. The purpose of the 2% Escrow is to provide Background America shareholders with a means of reimbursement if Background America's expenses in connection with the merger exceed $450,000.

     Kroll-O'Gara may be entitled to proceed against any Background America shareholder for some or all excess expenses and is not limited in its claims to the value of the 2% Escrow. Although Background America currently believes that its expenses in connection with the merger may exceed $450,000, it does not expect these expenses to exceed the value of the 2% Escrow. A Background America shareholder will need to look to the 2% Escrow for reimbursement. The 2% Escrow will terminate no later than six months after the completion of the merger and any shares of Kroll-O'Gara common stock then remaining in the 2% Escrow will be distributed to former Background America shareholders in proportion to the shares originally withheld from each to fund the 2% Escrow. However, Kroll-O'Gara is not required to make its claims for reimbursement of expenses within any time period. Therefore, Kroll-O'Gara could seek to recover expenses after the 2% Escrow has been terminated, and a Background America shareholder may have no readily available source of funds for amounts owed to Kroll-O'Gara.

     Michael D. Shmerling, Background America's Chief Executive Officer, will be escrow agent for the 2% Escrow. Mr. Shmerling will determine the time at which the 2% Escrow terminates within its six month life.

     Any Background America shareholder who does not perfect dissenters' rights in connection with the merger agrees to the expense reimbursement provisions of the Merger Agreement.

     Voting rights with respect to shares of Kroll-O'Gara common stock held in the 2% Escrow will be exercised by the beneficial owners of those shares.

     Distributions With Respect to Escrowed Shares. If Kroll-O'Gara makes any non-cash distributions on the Kroll-O'Gara common stock during the life of the 10% Escrow, the distributions relating to shares in that Escrow will be paid into the escrow account and will be subject to claims against the escrow account. Any non-cash distributions on the Kroll-O'Gara common stock held in the 2% Escrow will be treated the same way. Any cash dividends relating to shares in the 10% Escrow or the 2% Escrow will be redistributed as promptly as practicable to former Background America shareholders in proportion to their interests in each Escrow.

EXCHANGE OF CERTIFICATES

     Exchange Agent. The Fifth Third Bank, Cincinnati, Ohio will act as Exchange Agent for the merger.

     Exchange Procedures. As soon as reasonably practicable after the merger, the Exchange Agent will mail each record holder of Background America shares at the time of the merger a letter of transmittal and instructions for exchanging certificates representing Background America common stock and Background America preferred stock for certificates evidencing Kroll-O'Gara common stock. You will have to follow the instructions and surrender your certificates for Background America common stock and Background America preferred stock, together with the properly executed letter of transmittal, and any other required documents, to the Exchange Agent. You then will be entitled to receive (a) certificates for that number of whole shares of Kroll-O'Gara common stock which you have the right to receive in the merger (less shares which are escrowed), (b) any dividends or other distributions on the Kroll-O'Gara common stock declared or made after the merger to which you may be entitled, and (c) cash in lieu of any fractional share of Kroll-O'Gara common stock. Until so surrendered, each outstanding certificate that, prior to the merger, represented shares of Background America common stock or Background America preferred stock (other than Background America shares as to which dissenters' rights have been exercised) will be deemed to evidence the ownership of the number of whole shares of Kroll-O'Gara common stock into which your Background America shares have been converted (less shares which are escrowed).

     Distributions With Respect to Unexchanged Shares. If any dividends or other distributions are declared or made after the merger on shares of Kroll-O'Gara common stock, you will not receive them until you surrender your Background America share certificates. When you do surrender your certificates, Kroll-O'Gara will pay you, without interest, any dividends or other distributions with a record date after the merger previously paid to holders of Kroll-O'Gara common stock. Any dividends or distributions on escrowed shares will be paid into the escrow funds.

     Transfers of Ownership. If you want a certificate for shares of Kroll-O'Gara common stock to be issued in a name other than that in which the Background America certificate surrendered in exchange is registered, your Background America certificate must be properly endorsed and otherwise in proper form for transfer. You also must pay to Kroll-O'Gara or its agent any resulting transfer (or other) tax, or establish to the satisfaction of Kroll-O'Gara that the tax has been paid or is not payable.

     Any shares of Kroll-O'Gara common stock released to you from either the 10% Escrow or the 2% Escrow will be registered in your name and may not be issued in a different name.

     Escheat and Withholding. Neither Kroll-O'Gara nor Background America will be liable to you for any shares of Kroll-O'Gara common stock and cash in lieu of any fractional share delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Kroll-O'Gara or the Exchange Agent will deduct from the shares of Kroll-O'Gara common stock and cash in lieu of any fractional share paid to you any amounts that Kroll-O'Gara or the Exchange Agent is required to withhold under federal, state, local or foreign tax law.

     Lost, Stolen or Destroyed Certificates. If you are the owner of a lost, stolen or destroyed Background America stock certificate, the Exchange Agent will issue a certificate for Kroll-O'Gara common stock in exchange for your lost, stolen or destroyed Background America stock certificate upon receipt from you of an affidavit of that fact. However, in its discretion, Kroll-O'Gara may require you to deliver a reasonable indemnity bond against any claim that may be made against Kroll-O'Gara or the Exchange Agent with respect to a certificate alleged to have been lost, stolen or destroyed.

     DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO BACKGROUND AMERICA SHAREHOLDERS PROMPTLY FOLLOWING THE MERGER EXPLAINING HOW TO EXCHANGE BACKGROUND AMERICA CERTIFICATES FOR KROLL-O'GARA CERTIFICATES. YOU SHOULD NOT SEND IN YOUR BACKGROUND AMERICA SHARE CERTIFICATES UNTIL YOU RECEIVE YOUR TRANSMITTAL LETTER.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Background America and of Kroll-O'Gara. Those relate, among other things, to the following matters (which, in certain cases, are subject to specified exceptions):

          Corporate Status. The organization, good standing, qualification and capitalization of each party are as described in the Merger Agreement and there are no commitments by Background America to issue capital stock;

          Approvals and Filings. There are no governmental or regulatory approvals or filings required to complete the merger;

          Absence of Conflict. The merger will not conflict with charter documents, laws or agreements to which the party is subject, or contravene any governmental permit or license relating to the business of the party;

          Accuracy of Reports and Financial Statements. Kroll-O'Gara has filed its required reports and documents with the Securities and Exchange Commission and there are no material misstatements or omissions contained in these filings. Background America's financial statements have been prepared fairly and in accordance with generally accepted accounting principles and there are no undisclosed liabilities that would have a material adverse effect on the business, assets, prospects, results of operations or condition (a "MATERIAL ADVERSE EFFECT") of Background America;

          Conduct of Business. There has been no material adverse change in the business, assets, prospects, results of operations or condition (financial or otherwise) of either party;

          Absence of Material Untrue Statements. There are no material untrue statements or omissions in this Proxy Statement/Prospectus or the Registration Statement filed with the SEC of which it is a part; and

          Other Matters. The Merger Agreement also includes representations and warranties of Background America dealing with the conduct of its business in the ordinary course, employee relations, benefit plans, title to properties, compliance with laws, the absence of litigation that could reasonably be expected to have a Material Adverse Effect, intellectual property rights, contracts, the validity and standing of any required permits and authorizations, compliance with environmental laws, maintenance of books and records, Year 2000 compliance, customers, taxes, private investigation licenses and relationships and transactions with affiliates.

CONDUCT OF BUSINESS BY BACKGROUND AMERICA PENDING THE MERGER

     Prior to the merger, Background America will conduct its business only in the ordinary course of business and in a manner consistent with past practice. Background America also will use reasonable commercial efforts to preserve substantially intact its business organization, to keep the services of its principal employees and to preserve its present relationships with material customers and suppliers. For all of these purposes, and those described below, Background America's agreements cover actions by its subsidiaries. Without the prior consent of Kroll-O'Gara, except as permitted by the Merger Agreement:

          Amendments.  Background America will not amend its Charter or Bylaws;

          Changes in Capital Structure or Assets. Background America will not change its capital structure, including issuing or repurchasing stock, or mortgage, sell, pledge or otherwise dispose of its assets, declare or pay any dividend or distribution or amend the terms of any of its securities;

          Indebtedness, Capital Expenditures and Acquisitions. Background America will not incur or guarantee any additional indebtedness, make any loans, make any capital expenditures or acquire any other business;

          Employment Matters. Background America will not increase the compensation of any of its employees or increase any employee benefits;

          Accounting Changes. Background America will not change its accounting policies or procedures except as required by generally accepted accounting principles;

          Satisfaction of Claims or Liabilities. Background America will not pay any material obligation, discharge or satisfy any encumbrance, institute or settle any legal proceedings, or cancel or waive any material debt, claim or right;

          Contracts. Background America will not enter into any contracts or terminate or modify any material contract or commit to provide services for a period of more than twelve months; and

          Commitments. Background America will not commit to do any of the foregoing.

The Merger Agreement contains a number of exceptions to the prohibitions listed above which are designed to permit Background America to operate its business in the ordinary course.

ADDITIONAL AGREEMENTS

     Consents; Approvals. Background America and Kroll-O'Gara have agreed to use their best efforts to obtain all consents, waivers, approvals, authorizations or orders, and to make all required filings, necessary to complete the merger.

     Tax Treatment. Each of Kroll-O'Gara and Background America has agreed not to take any action that would reasonably be expected to adversely affect the qualification of the merger as a tax-free reorganization under the provisions of
Section 368 of the Internal Revenue Code.

     Treatment of Options and Warrants. Background America will use its reasonable best efforts to obtain the consents of holders of its stock options and warrants to amendments to those options and warrants to negate actions which would interfere with Kroll-O'Gara's ability to account for the merger as a pooling of interests.

     Other Agreements. Background America will use its reasonable best efforts to enter into agreements, which are reasonably satisfactory to Kroll-O'Gara, relating to the lease of two office buildings and, if desired by Kroll-O'Gara, relating to System-X.

     Pooling Accounting Treatment. Each of Kroll-O'Gara and Background America has agreed not to take any action that would reasonably be expected to affect adversely the ability of Kroll-O'Gara to treat the merger as a pooling of interests. Additionally, Background America has agreed to use its best efforts to negate any past actions which would reasonably be expected to impact adversely Kroll-O'Gara's ability to account for the merger as a pooling of interests.

CONDITIONS TO THE MERGER

     Conditions to Obligation of Each Party to Effect the Merger. The obligations of Kroll-O'Gara and Background America to complete the merger are subject to various conditions, including:

          (1) the Merger Agreement must have been approved by the requisite votes of the shareholders of Background America;

          (2) there must not be any pending or threatened action, proceeding or inquiry by any court or governmental authority, or any other legal restraint, preventing or seeking to prevent or invalidate the merger or Kroll-O'Gara's ownership or operation of the business of Background America;

          (3) in each case, the representations and warranties of the other party contained in the Merger Agreement must be complete and correct in all material respects;

          (4) in each case the other party must have performed or complied in all material respects with all of its agreements and covenants required by the Merger Agreement; and

          (5) for Kroll-O'Gara there must have been no event or series of events which has had, or is reasonably likely to have, a Material Adverse Effect on Background America since October 31, 1998 and, for Background America, there must have been no event or series of events which has had, or is reasonably likely to have, a Material Adverse Effect on Kroll-O'Gara since September 30, 1998.

     Additional Conditions to Obligations of Kroll-O'Gara. The obligations of Kroll-O'Gara to complete the merger are subject to additional conditions, including:

          (1) Background America must have obtained all material required consents, waivers, approvals, authorizations or orders, and made all required filings, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

          (2) Kroll-O'Gara must have received an opinion of Arthur Andersen LLP, in form and substance reasonably satisfactory to Kroll-O'Gara, regarding the qualification of the merger for pooling of interests accounting treatment and Background America must have received an opinion of its accountants, in form and substance reasonably satisfactory to Kroll-O'Gara, regarding the poolability of Background America;

          (3) with the consents of their holders, Background America's stock options and warrants must have been amended or otherwise dealt with on terms and conditions reasonably satisfactory to Kroll-O'Gara;

          (4) Kroll-O'Gara must have received from each "affiliate" of Background America an agreement to comply with the restrictions on affiliates under Rule 145 under the Securities Act and under pooling of interests accounting treatment;

          (5) the holders of no more than 7.5% of Background America's outstanding shares may have exercised dissenters' rights in connection with the merger; and

          (6) the agreement for the 10% Escrow must have been executed by Background America.

TERMINATION

     The Merger Agreement may be terminated at any time prior to its effectiveness, notwithstanding its approval by the shareholders of Background
America:

          (1) by mutual written consent authorized by the Boards of Directors of Kroll-O'Gara and Background America; or

          (2) by either Kroll-O'Gara or Background America if the merger is not completed by June 30, 1999 (except that a party whose failure to fulfill a material obligation under the Merger Agreement has prevented consummation of the merger by that date cannot terminate the Merger Agreement for this reason); or

          (3) by Kroll-O'Gara if there has been a material misrepresentation, breach or failure to comply with its obligations by Background America; or

          (4) by Background America if there has been a material misrepresentation, breach or failure to comply with its obligations by Kroll-O'Gara.

                          MARKET PRICES AND DIVIDENDS

MARKET PRICES

     Kroll-O'Gara common stock trades on the Nasdaq National Market under the symbol "KROG." Trading in Kroll-O'Gara common stock began on November 13, 1996,
at the time of Kroll-O'Gara's initial public offering. On                , 1999,
there were approximately                beneficial owners of Kroll-O'Gara common
stock.

     There is no public trading market for Background America's common or preferred stock. There are 19 holders of Background America common stock and 17 holders of Background America preferred stock.

     The table below sets forth the high and low sale prices for Kroll-O'Gara common stock as reported by The Nasdaq Stock Market for the periods indicated.

                                                              HIGH      LOW
                                                              -----    -----
1997
  First Quarter.............................................  13.25     9.00
  Second Quarter............................................  13.00     9.00
  Third Quarter.............................................  15.00    10.25
  Fourth Quarter............................................  20.00    16.00

                                                              HIGH      LOW
                                                              -----    -----
1998
  First Quarter.............................................  19.25    16.50
  Second Quarter............................................  22.00    17.00
  Third Quarter.............................................  26.00    18.50
  Fourth Quarter............................................  40.50    20.00
1999
  First Quarter (through             , 1999)................

DIVIDENDS

     Kroll-O'Gara expects that any future earnings will be retained to finance its operations and for the growth and development of its business. Accordingly, Kroll-O'Gara currently does not expect to pay cash dividends on its shares of common stock in the foreseeable future. Additionally, the terms of Kroll-O'Gara's Senior Notes and the credit agreement with its bank require maintenance of certain financial ratios which may limit the funds available for cash dividends. The payment of any future dividends will be subject to the discretion of the Board of Directors of Kroll-O'Gara and will depend on Kroll-O'Gara's results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors its Board of Directors deems relevant.

     Background America has never paid a cash dividend on its common stock. Background America's dividend policy has been to retain any earnings to support the expansion of operations. If the merger is not completed, Background America's Board of Directors currently does not intend to pay cash dividends on the Background America common stock in the foreseeable future. Any future cash dividends would depend on earnings, capital requirements, Background America's financial condition and other factors then deemed relevant by the Background America Board. No dividends accrue or are payable on the Background America preferred stock until June 2000.

                            THE KROLL-O'GARA COMPANY

MANAGEMENT'S DISCUSSIONS AND ANALYSES OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Two Management's Discussions and Analyses are set forth in this section. The first, beginning on this page, is based upon Kroll-O'Gara's historical Consolidated Financial Statements and Notes which begin on page F-7. This information has not been restated or adjusted to give effect to transactions which occurred after it was prepared. The second, which begins on page 57, is based upon Kroll-O'Gara's Supplemental Consolidated Financial Statements which begin on page F-90. During 1998, Kroll-O'Gara acquired several companies in transactions which were accounted for as poolings of interests. The Supplemental Consolidated Financial Statements restate Kroll-O'Gara's historical Consolidated Financial Statements to present financial information as if these acquired companies had been a part of Kroll-O'Gara for the periods covered.

GENERAL

     Kroll-O'Gara is a leading global provider of a broad range of specialized products and services that are designed to provide solutions to a variety of security needs. Historically, Kroll-O'Gara reported its revenue through three groups. The Security Products and Services Group markets ballistic and blast protected vehicles to businesses, individuals, and governments. It also offers security services such as training, risk and crisis management services, and site security systems. The Investigations and Intelligence Group offers business intelligence and investigation services to clients worldwide. The Voice and Data Communications Group offers secure satellite communication equipment and satellite navigation systems. With the acquisition of Securify Inc., Kroll-O'Gara established a new Information Security Group.

     On May 5, 1998, Kroll-O'Gara completed a public offering of 3,200,000 shares of its common stock at $20.50 per share, resulting in net proceeds to Kroll-O'Gara of $60.4 million. A portion of the net proceeds was used to pay off $14.8 million of the indebtedness of Kroll-O'Gara, with the balance available for potential acquisitions, working capital and other general corporate purposes. In addition to the shares sold by Kroll-O'Gara, certain shareholders sold 1,860,000 shares of Kroll-O'Gara common stock in conjunction with the offering. The offering followed Kroll-O'Gara's initial public offering, which was completed on November 15, 1996 and resulted in the issuance of 2,048,000 shares of Common Stock.

     Merger with Kroll Holdings. The merger with Kroll Holdings, Inc. ("KHI") was completed on December 1, 1997. In the KHI merger, 6,098,561 shares of Common Stock were issued and an aggregate of $14.5 million in outstanding indebtedness of KHI was repaid. Approximately 550,000 additional shares of Kroll-O'Gara common stock were reserved for issuance upon the exercise of options held by KHI employees, which were assumed by Kroll-O'Gara. Revenues of KHI comprise all of those reported by the Investigations and Intelligence Group as well as certain revenues in the other two Groups.

     Acquisitions -- 1997. On February 5, 1997, Kroll-O'Gara completed the acquisition of all of the shares of Next Destination, Ltd of Salisbury, the United Kingdom, a distributor of high technology products for the global positioning satellite and satellite communication markets. The purchase price consisted of 170,234 shares of Kroll-O'Gara common stock (valued at approximately $1.9 million or $10.88 per share) and $1.6 million in seller-provided financing, in the form of secured, three-year 6% notes. Next Destination, which had been selling the portable satellite terminal offered by Kroll-O'Gara, reports revenue through the Voice and Data Communications Group. For accounting purposes, the acquisition was effective February 1, 1997, and the results of operations of Next Destination are included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     On February 12, 1997, Kroll-O'Gara completed the acquisition of all of the shares of Labbe, S.A. a leading armorer of commercial and private vehicles headquartered in Lamballe, France. The purchase price consisted of $10.7 million in cash and 376,597 shares of Kroll-O'Gara common stock (valued at approximately $3.5 million or $9.29 per share). The acquisition of Labbe increased substantially the level of commercial revenue generated by the Security Products and Services Group and enhanced Kroll-O'Gara's competitive position due to an expanded product line, which includes cash-in-transit vehicles, and penetration into new markets, such as Europe and Africa. For accounting purposes, the acquisition was effective January 1, 1997, and the results of operations of Labbe are included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     On March 24, 1997, Kroll-O'Gara completed the acquisition of all the shares of International Training, Inc., a provider of advanced security training headquartered near Washington, D.C. The purchase price consisted of $0.5 million in cash, 68,086 shares of Kroll-O'Gara common stock (valued at approximately $0.8 million or $11.89 per share) and $1.2 million in seller-provided financing in the form of unsecured, two-year 10% notes. ITI, which reports revenue through the Security Products and Services Group, added a number of new services, such as evasive and defensive driver training, terrorist surveillance training, force protection consulting and advanced weapons training, not previously available from Kroll-O'Gara. For accounting purposes, the acquisition was effective March 1, 1997, and the results of operations of ITI are included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     Effective December 2, 1997, Kroll-O'Gara acquired all of the shares of ZAO IMEA, as well as certain work in process of, and an agreement not to compete in Russia by, Acorn Communications Group, Inc. IMEA and Acorn had substantially common ownership prior to the acquisition. The purchase price of $3.0 million consisted of $0.6 million in cash and 138,889 shares of Kroll-O'Gara common stock (valued at approximately $2.4 million or $18.00 per share). IMEA is engaged in the business of selling cash-in-transit vehicles and other commercial bank equipment, such as safes, money counters and counterfeit detectors, throughout Russia; it reports revenue through the Security Products and Services Group. For accounting purposes, the acquisition was effective December 1, 1997, and the results of operations of IMEA are included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     Acquisitions -- 1998. On March 16, 1998, Kroll-O'Gara acquired all of the shares of Corplex, Inc., a provider of investigative and executive protection services based in New York, New York. The purchase price consisted of 29,207 shares of Kroll-O'Gara common stock (valued at approximately $0.5 million or $17.98 per share). Corplex, which reports revenue through the Investigations and Intelligence Group, allows Kroll-O'Gara to streamline its use of subcontract investigators in the New York metropolitan area and to offer certain new products, such as executive protection and electronic countermeasure expertise, that are natural extensions of existing service areas. For accounting purposes, the acquisition was effective March 1, 1998, and the results of operations of Corplex are included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     On June 15, 1998, Kroll-O'Gara acquired all of the capital stock of Lindquist Avey MacDonald Baskerville, Inc., a provider of forensic and investigative accounting services headquartered in Toronto, Canada. The purchase price consisted of $4.7 million in cash and 278,340 shares of Kroll-O'Gara common stock (valued at approximately $6.0 million or $21.52 per share). The acquisition of Lindquist Avey expands Kroll-O'Gara's forensic and investigative accounting service product line and establishes Kroll-O'Gara in a new geographic market. For accounting purposes, the acquisition was effective June 1,

1998, and the results of operations of Lindquist Avey are included in the consolidated results of operations of Kroll-O'Gara from that date forward. Lindquist Avey reports revenue through the Investigations and Intelligence Group.

     On September 1, 1998, Kroll-O'Gara acquired all of the capital stock of Kizorek, Inc. of Naperville, Illinois, now renamed InPhoto Surveillance, Inc. The purchase price consisted of $0.8 million in cash and 352,381 shares of Kroll-O'Gara common stock (valued at approximately $8.2 million or $23.35 per share). InPhoto is a leading claims investigation agency which primarily provides video surveillance services to insurance companies, corporations and government agencies in connection with investigating exaggerated disability claims and other fraud. It reports revenue through the Investigations and Intelligence Group. For accounting purposes, the acquisition was effective July 1, 1998, and the results of operations of InPhoto are included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     On September 22, 1998, O'Gara-Hess & Eisenhardt de Colombia, a wholly owned subsidiary of Kroll-O'Gara, acquired all of the assets of Protec S.A. of Bogota, Colombia. Protec was engaged in the business of armoring cars in Colombia, South America, and also operated a facility for the manufacture of bullet-and smash-resistant glass for its own use and for sale to third parties. The purchase price consisted of $3.2 million in cash and 38,788 shares of Kroll-O'Gara common stock (valued at approximately $0.9 million or $22.95 per share). OHE de Colombia will report revenue through the Security Products and Services Group. For accounting purposes, the acquisition was effective September 30, 1998, and the results of operations of OHE de Colombia will be included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     On November 18, 1998, Kroll-O'Gara entered into a definitive agreement to acquire all of the capital stock of Holder Associates, S.A. of Buenos Aires, Argentina, for a purchase price of $6.0 million, payable $4.5 million in cash and $1.5 million in Kroll-O'Gara common stock. Holder Associates provides investigative, security consulting and litigation support services, as well as special escort and general protective services, primarily in Argentina. The transaction has been completed, pending receipt of approval from the Argentine Federal Police and the City of Buenos Aires, and was deemed effective October 1, 1998. Holder Associates reports revenue through Kroll-O'Gara's Investigations and Intelligence Group.

     On December 7, 1998, Kroll-O'Gara acquired all of the capital stock of Laboratory Specialists of America, Inc. Laboratory Specialists owns and operates an independent drug testing laboratory which is certified by the federal Substance Abuse and Mental Health Services Administration and provides pre-and post-employment drug testing services to corporate and institutional customers. Kroll-O'Gara issued approximately 1,209,000 shares of Kroll-O'Gara common stock (valued at approximately $35.7 million or $29.54 per share) in the transaction and assumed options and warrants to issue an additional 63,480 shares of Kroll-O'Gara common stock. The transaction has been accounted for as a pooling of interests. Laboratory Specialists reports revenue through the Investigations and Intelligence Group.

     Laboratory Specialists completed several acquisitions prior to its acquisition by Kroll-O'Gara. On January 2, 1996, Laboratory Specialists completed the acquisition of National Psychopharmacology Laboratory, Inc. for $3.4 million in common stock, cash, promissory notes and real estate. National Psychopharmacology was engaged in forensic drug testing and clinical testing and analysis. Laboratory Specialists consolidated and assimilated the forensic drug testing operations of National Psychopharmacology with its own during the first quarter of 1996. Laboratory Specialists discontinued the clinical testing and analysis operations of National Psychopharmacology during the fourth quarter of 1996 after several attempts to dispose of the clinical testing and analysis operations.

     On January 31, 1997, Laboratory Specialists paid approximately $2.4 million to Pathology Laboratories, Ltd. for its customer list and all related assets, and all assets owned by Pathology Laboratories in connection with its Greenville, South Carolina laboratory. The purchase price consisted of cash, debt and the assumption of certain obligations of Pathology Laboratories.

     In addition, in 1997 and 1998 Laboratory Specialists paid approximately $3.3 million to acquire customer lists and intangible assets from Harrison Laboratories, Inc., Accu-Path Medical Laboratory, Inc. and TOXWORX Laboratories, Inc. The purchase price for all customer lists and intangible assets were recorded as intangible assets by Laboratory Specialists and will be amortized over 15 years.

     On December 18, 1998, Kroll-O'Gara acquired Fact Finders Limited of Hong Kong and an affiliated company for a purchase price, payable in cash, of approximately $3.2 million, plus an earn-out over three years based upon attaining specified profits. Fact Finders' primary line of business is investigating intellectual property cases in Hong Kong and the Peoples Republic of China. Fact Finders will report revenue through the Investigations and Intelligence Group. For accounting purposes, the acquisition was effective November 1, 1998, and the results of operations of Fact Finders will be included in the consolidated results of operations of Kroll-O'Gara from that date forward.

     On December 31, 1998, Kroll-O'Gara acquired all of the capital stock of Securify Inc. of Mountain View, California. Securify provides comprehensive security services in the areas of e-commerce and business and government applications. Kroll-O'Gara issued 1,430,936 shares of Kroll-O'Gara common stock (valued at approximately $52.7 million or $36.85 per share) in the transaction and assumed options to purchase an additional 179,877 shares of Kroll-O'Gara common stock. The transaction has been accounted for as a pooling of interests. Securify reports revenue through Kroll-O'Gara's new Information Security Group.

     Also on December 31, 1998, Kroll-O'Gara acquired all of the capital stock of Schiff & Associates, Inc. of Austin, Texas, in exchange for 169,521 shares of Kroll-O'Gara common stock (valued at approximately $6.2 million or $36.85 per share). This acquisition also has been accounted for as a pooling of interests. Schiff & Associates provides integrated security consulting and engineering solutions to corporations, governments, architects, owners and developers for projects in North America, Europe and Asia. It reports revenue through the Investigations and Intelligence Group.

     Acquisitions -- 1999. On March 1, 1999, Kroll-O'Gara acquired all of the capital stock of Financial Research, Inc. of Fort Washington, Pennsylvania, in exchange for 101,555 shares of Kroll-O'Gara common stock (valued at
approximately $  million or $     per share). The acquisition has been accounted
for as a pooling of interests. Financial Research provides business valuation and economic damage analysis services throughout the United States. It reports revenue through Kroll-O'Gara's Investigations and Intelligence Group.

     Revenue recognition. Kroll-O'Gara recognizes net sales from government and most commercial armoring contracts using the percentage-of-completion method calculated utilizing the cost-to-cost approach. Under this method, Kroll-O'Gara accrues estimated contract revenues based generally on the percentage that costs to date bear to total estimated costs and recognizes estimated contract losses in full when it becomes likely that a loss will occur. Accordingly, Kroll-O'Gara periodically reviews and revises contract revenues and total cost estimates as the work progresses and as change orders are approved. It reflects adjustments in contract revenues, based upon the percentage of completion, in the period when the estimates are revised. To the extent that these adjustments result in an increase, a reduction or an elimination of previously reported contract revenues, Kroll-O'Gara would recognize a credit or a charge against current earnings, which could be material. Contract costs include all direct material and labor costs, along with certain overhead costs allocated to contract production. Kroll-O'Gara records provisions for any estimated total contract losses on uncompleted contracts in the period in which it concludes that such losses will occur. Changes in estimated total contract costs will result in revisions to contract revenue. The revisions are recognized when determined.

     Kroll-O'Gara recognizes revenue from investigative and intelligence services as the services are performed. It records either billed or unbilled accounts receivable based on case-by-case invoicing determinations.

     Kroll-O'Gara recognizes information security service revenues, which consist of consulting fees on information security projects, ratably over the period of the agreement or according to the completed contract method of accounting for contract revenues, depending on the nature of the agreement.

     Kroll-O'Gara recognizes revenue related to telecommunications equipment and services as equipment is shipped or as services are provided. It records revenue and related direct costs of brokered satellite time when payments are received from customers.

RESULTS OF OPERATIONS -- HISTORICAL

     The following discussion of results of operations and financial condition is based upon and should be read in conjunction with Kroll-O'Gara's historical Consolidated Financial Statements and Notes. As a result of acquisitions made by Kroll-O'Gara in 1996, 1997 and 1998, which were accounted for as purchases, financial results from period-to-period may lack comparability.

     The following table sets forth, for the periods indicated, the items noted as a percentage of net sales:

                                                                                 FOR THE NINE
                                                                                 MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                                     -----------------------    --------------
                                                     1995     1996     1997     1997     1998
                                                     -----    -----    -----    -----    -----
Security products and services
  Military.........................................   17.4%    35.5%    23.0%    21.8%    24.7%
  Commercial.......................................   23.2     16.0     32.5     31.7     31.6
Intelligence and investigations....................   57.0     43.4     35.4     36.8     35.4
Voice and data communications......................    2.4      5.1      9.1      9.7      8.3
                                                     -----    -----    -----    -----    -----
     Total net sales...............................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales......................................   72.4     72.5     69.1     68.1     67.1
                                                     -----    -----    -----    -----    -----
     Gross profit..................................   27.6     27.5     30.9     31.9     32.9
Operating expenses
  Selling and marketing............................   11.0      6.4      7.5      7.1      6.8
  General and administrative and amortization......   22.0     15.6     14.8     14.7     13.8
  Merger related costs.............................     --       --      3.8       --       --
                                                     -----    -----    -----    -----    -----
Operating income (loss)............................   (5.4)     5.5      4.7     10.0     12.3
Other income (expense)
  Interest expense.................................   (3.3)    (2.0)    (2.5)    (2.5)    (1.9)
  Other, net.......................................   (0.4)     0.2     (0.2)    (0.0)     0.3
                                                     -----    -----    -----    -----    -----
Income (loss) before minority interest, provision
  (benefit) for income taxes, extraordinary item
  and cumulative effect of change in accounting
  principle........................................   (9.1)     3.7      2.0      7.6     10.7
Minority interest..................................     --       --      0.1      0.1       --
                                                     -----    -----    -----    -----    -----
Income (loss) before provision (benefit) for income
  taxes, extraordinary item and cumulative effect
  of change in accounting principle................   (9.1)     3.7      1.9      7.5     10.7
  Provision (benefit) for income taxes.............   (1.5)    (0.1)     1.2      3.0      4.3
                                                     -----    -----    -----    -----    -----
Income (loss) before extraordinary item and
  cumulative effect of change in accounting
  principle........................................   (7.6)     3.8      0.7      4.5      6.5
Extraordinary item, net............................     --       --     (0.1)    (0.1)      --
                                                     -----    -----    -----    -----    -----
Income (loss) before cumulative effect of change in
  accounting principle.............................   (7.6)     3.8      0.6      4.4      6.5
                                                     -----    -----    -----    -----    -----
Cumulative effect of change in accounting
  principle........................................     --       --     (0.2)      --       --
                                                     -----    -----    -----    -----    -----
Net income (loss)..................................   (7.6)%    3.8%     0.4%     4.4%     6.5%
                                                     =====    =====    =====    =====    =====

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

     NET SALES. Net sales for the nine months ended September 30 increased $42.6 million, or 31%, to $178.9 million in 1998 from $136.4 million in the same period in 1997.

     Security Products and Services Group. For the nine months ended September 30, net sales for the Security Products and Services Group increased $27.8 million, or 38%, from $73.0 million in 1997 to $100.8 million in 1998. The increase included net sales of commercial armoring products and services, which increased $13.5 million, or 31%, from $43.2 million for the nine months ended September 30,

1997 to $56.6 million in 1998. The increase in commercial net sales was primarily due to continued growth in Kroll-O'Gara's international armoring divisions. During 1996, 1997 and 1998, Kroll-O'Gara initiated start-up armoring operations in Mexico, Brazil and the Philippines, and acquired Labbe and IMEA and the assets of Protec. Kroll-O'Gara will continue in its efforts to expand the operations of its existing foreign subsidiaries along with evaluating new acquisition opportunities and additional new markets.

     Increases in net sales for security services contributed to the increase in net sales for commercial products and services contained within the Security Products and Services Group. Net sales increased $1.0 million, or 18%, for the nine months ended September 30, 1998 in comparison with 1997.

     Also included in net sales for the Security Products and Services Group are sales of military products and services, which increased $14.4 million, or 48%, from $29.8 million for the nine months ended September 30, 1997 to $44.2 million in 1998. In April 1998, Kroll-O'Gara began work on a new contract with the U.S. Military to supply 738 armored HMMWVs to the U.S. Army and the U.S. Air Force (the "738 CONTRACT"). Production on Kroll-O'Gara's previous contract with the U.S. Military for 360 Up-Armored HMMWV's (the "360 CONTRACT") continued through July 1998. The combination of production on the two contracts was a factor in the increase in net sales. In future periods, HMMWV production will be based solely on the 738 Contract.

     Based on certain internal requirements, the U.S. Air Force has dictated an aggressive delivery schedule for the 738 Contract. This delivery schedule will require Kroll-O'Gara to maintain an increased level of production for the Up-Armored HMMWV in comparison with production levels in previous periods. This increase in production will result in an increase in net sales of military products over levels experienced in 1997 and the first quarter of 1998. Management expects to maintain the increased level of production throughout the balance of 1998, with decreases in production and net sales as the 738 Contract nears completion in 1999.

     Investigations and Intelligence Group. For the nine months ended September 30, net sales for the Investigations and Intelligence Group increased $13.1 million, or 26%, from $50.2 million in 1997 to $63.3 million in 1998. The increases in 1998 were primarily due to the inclusion of net sales from the acquisition of Lindquist Avey, InPhoto and Corplex. Excluding net sales reported by these acquired entities, net sales for the Investigations and Intelligence Group would have been $54.3 million for the nine months ended September 30, 1998, in comparison with $50.2 million for the nine months ended September 30, 1997, an increase of 8%.

     Voice and Data Communications Group. For the nine months ended September 30, net sales for the Voice and Data Communications Group increased $1.6 million, or 12%, from $13.2 million in 1997 to $14.8 million in 1998. Late in the second quarter of 1998 and throughout a majority of the third quarter, Kroll-O'Gara was approached by a third party interested in purchasing the Voice and Data Communications Group. The Group's management during this time period was focused on negotiations, due diligence requests, and related demands on their time. The diversion resulted in a decrease in net sales in the third quarter of 1998. Due to several factors, the potential buyer decided not to complete the transaction, and all discussions have been abandoned. Kroll-O'Gara does not expect to incur any material charges associated with these discussions. Management expects that the fourth quarter results from the Voice and Data Communications Group will return to the levels experienced in the first half of 1998.

     COST OF SALES. For the nine months ended September 30, cost of sales increased $27.2 million, or 29%, from $92.9 million in 1997 to $120.1 million in 1998. The increase in cost of sales was due to the increased level of business activity experienced in 1998. For the nine months ended September 30, gross profit as a percent of net sales was 32.9% and 31.9% for 1998 and 1997, respectively.

     Kroll-O'Gara has historically experienced its highest level of gross profit as a percent of net sales in the Investigations and Intelligence Group and its lowest level in the Voice and Data Communications Group. Gross profit as a percentage of net sales for the Investigations and Intelligence Group increased approximately 5% (from approximately 39% in 1997 to 44% in 1998) for the nine months ended September 30, 1998. This increase was primarily due to a more efficient use of subcontract services and certain high margin engagements booked in the third quarter which are historically infrequent in nature.

     Because these engagements are historically infrequent, management does not expect to maintain the level of gross profit as a percent of net sales reflected in the results of the Investigations and Intelligence Group. As always, the gross profit percent will vary on the mix of sales from the three groups. As revenue from the Investigations and Intelligence Group increases as a percent of total net sales, the gross profit percent should increase as well.

     OPERATING EXPENSES. For the nine months ended September 30, 1998, operating expenses increased $7.1 million, or 24%, to $36.9 million from $29.8 million for the same period in 1997. The increase was attributable primarily to an increase in the level of personnel and professional services required to administer the growth experienced by Kroll-O'Gara in 1997 and 1998.

     As a percent of net sales, operating expenses for the nine months ended September 30 decreased from 22% in 1997 to 21% in 1998. As a result of investments made by Kroll-O'Gara in facilities and personnel in previous periods, Kroll-O'Gara did not require an additional commitment of fixed cost to achieve growth in net sales in 1998. As sales increase further, Kroll-O'Gara will be required to commit additional amounts of fixed cost to secure increased incremental net sales.

     INTEREST EXPENSE. For the nine months ended September 30, interest expense decreased from $3.4 million in 1997 to $3.3 million in 1998, a decrease of 2%. With the completion of the May 1998 offering, a significant portion of Kroll-O'Gara's indebtedness was paid off (approximately $14.8 million). As a result, Kroll-O'Gara experienced lower interest expense in the third quarter of 1998 and expects interest expense to be lower in comparison with 1997 for the remainder of 1998.

     Additionally, the agreement governing Kroll-O'Gara's Senior Notes (see "Liquidity and Capital Resources") contained a provision for a reduction of the interest rate if certain criteria were met. Kroll-O'Gara complied with the specified criteria and the reduction of rates commenced in the second quarter of 1998. The reduction, which changed the interest rate from 9.56% to 8.56%, contributed to the decrease in interest expense in 1998.

     INTEREST INCOME. For the nine months ended September 30, interest income increased from $0.3 million in 1997 to $0.8 million in 1998, an increase of 193%. Net proceeds of the May 1998 offering that were not used to pay down debt were invested in short-term instruments with maturities of three months or less. The return on these investments was responsible for the increase in interest income in 1998. Management anticipates that it will continue to have funds available for investment in the foreseeable future. As a result, Kroll-O'Gara anticipates it will continue to experience higher levels of interest income in 1998 in comparison with 1997.

     PROVISION FOR INCOME TAXES. For the nine months ended September 30, the provision for taxes was $7.6 million and $4.0 million in 1998 and 1997, respectively. The effective tax rate for the first three quarters of 1998 and 1997 was 40%.

YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1997 COMPARED TO 1996

     NET SALES. Net sales increased $36.7 million, or 24%, from $153.7 million in 1996 to $190.4 million in 1997. The primary reasons for this increase were the acquisitions made in Kroll-O'Gara's Security Products and Services Group and Voice and Data Communications Group in 1997.

     Security Products and Services Group. Net sales for the Security Products and Services Group increased $26.4 million, or 33%, from $79.2 million in 1996 to $105.6 million in 1997.

     The Group's net sales for 1997 from commercial products and services were $61.8 million, an increase of $37.3 million, or 152%, over 1996. This increase was due to several factors, including primarily the incorporation of net sales from Labbe and ITI in the Group's results. Excluding acquisitions, net sales from commercial products and services increased $12.7 million, or 52%. Kroll-O'Gara experienced significant growth in its Brazilian and Mexican armoring subsidiaries, a trend management believes will continue for the foreseeable future. With the purchase of IMEA and the initiation of a start-up armoring operation in the Philippines, the Security Products and Services Group continued its expansion in existing and new markets. Kroll-O'Gara will continue to seek out new acquisition opportunities and additional new markets for its security products and services.

     In 1996, the U.S. Military requested accelerated production of Up-Armored HMMWVs. This resulted in net sales of $54.6 million in 1996. Military net sales returned to a non-accelerated level in 1997, resulting in net sales from military products decreasing by $10.9 million, or 20%, to $43.7 million in 1997. Management expects net sales from military products to remain at a level comparable to 1997 for the foreseeable future.

     Investigations and Intelligence Group. Net sales of the Investigations and Intelligence Group in 1997 were derived from the activities of KHI. Throughout 1997, KHI was actively involved in various strategic discussions that contemplated a sale of the company. Pending the outcome of such discussions, KHI delayed implementation of its internal growth plans. Furthermore, uncertainties regarding the outcome of the discussions resulted in the departure of certain KHI managers prior to the merger with The O'Gara Company. Finally, in connection with the KHI merger and in an effort to improve its cost structure, Kroll-O'Gara reduced personnel in certain markets. As a result of these factors, net sales for the Investigations and Intelligence Group increased only $0.7 million, or 1%, from $66.7 million in 1996 to $67.4 million in 1997. The change in 1997 was attributable primarily to an increase in net sales from business intelligence services, which includes due diligence work and services related to corporate mergers and acquisitions, offset by a decline in net sales from investigations.

     During the fourth quarter, the Investigations and Intelligence Group reactivated its growth plan to open offices in Boston, Mexico City and Dallas and to pursue related acquisitions. Kroll-O'Gara expects these initiatives will have a favorable impact on growth of net sales in 1998.

     Voice and Data Communications Group. During 1997, Kroll-O'Gara replaced its primary wholesale distributor, acquired Next Destination, a subdistributor, and reconfigured its distribution product mix to focus on the sale of satellite communications equipment in addition to satellite navigation equipment. As a result, Kroll-O'Gara experienced a growth rate in 1997 approximately five to six times higher than normal. Net sales for the Voice and Data Communications Group were $17.4 million in 1997, an increase of $9.7 million, or 124%, from $7.8 million in 1996. Kroll-O'Gara expects growth in this segment to return to a more normal rate in 1998.

     COST OF SALES AND GROSS PROFIT. Cost of sales for 1997 increased $20.2 million, or 18%, from $111.5 million in 1996 to $131.6 million in 1997. The increase in cost of sales was due to increases in Kroll-O'Gara's level of business activity as result of the acquisitions made in 1997.

     Security Products and Services Group. Gross profit as a percent of net sales for the Security Products and Services Group increased from 25.8% in 1996 to 28.4% in 1997. As revenues and costs are recognized using the percentage-of-completion method of accounting, actual cost and gross profit may be revised from previously estimated amounts.

     Historically Kroll-O'Gara has experienced a higher gross profit percent related to net sales of commercial armoring products in comparison with those of military armoring products. In the future, Kroll-O'Gara expects to increase its percentage of sales from commercial armoring products. However, because Kroll-O'Gara's gross profit percentage was affected favorably by adjustments resulting from performance on certain contracts in 1997, Kroll-O'Gara does not expect to maintain the 1997 gross profit percentage level in 1998.

     Investigations and Intelligence Group. Gross profit as a percent of net sales for the Investigations and Intelligence Group increased from 29.4% in 1996 to 38.0% in 1997. Gross profit percent in 1996 was unfavorably affected by a write-off of $5.0 million in uncollectible accounts receivable relating to services provided in earlier periods. Without the write-off, the gross profit percentages would have been comparable between periods.

     Voice and Data Communications Group. Prior to the acquisition of Next Destination, Kroll-O'Gara's Voice and Data Communications Group realized a higher gross profit percentage due to a higher mix of integrated products versus distributed products. As a distributor, Next Destination's gross profit percentages were relatively lower. Gross profit as a percent of net sales for the Voice and Data Communications Group decreased from 27.6% in 1996 to 17.9% in 1997. Management expects the level of gross profit percentage experienced in 1997 to be maintained in future periods.

     OPERATING EXPENSES. Excluding expenses of $7.2 million related to the KHI merger, operating expenses increased $8.9 million, or 26%, from $33.7 million in 1996 to $42.6 million in 1997. The $7.2 million in expenses related to the KHI merger consisted of approximately $4.6 million in professional fees and expenses and approximately $2.6 million relating to the integration of the operations of the two companies. Included in the integration expenses were bonuses paid to certain key employees as incentives to remain with Kroll-O'Gara and severance payments made to employees who left employment of Kroll-O'Gara in connection with the merger. Also included was a charge made as result of the acceleration of the vesting of certain shares of restricted KHI stock immediately prior to that merger. All of the costs related to the KHI merger were recognized in 1997 and will have no effect on the earnings of Kroll-O'Gara in future periods.

     The primary reason for the increase in operating expenses, exclusive of expenses related to the KHI merger, was the inclusion of operations from the acquisitions made in 1997. In addition, the increase in operating expenses reflects Kroll-O'Gara's efforts to expand into new markets, both in the Security Products and Services Group and the Investigations and Intelligence Group. Excluding expenses related to the KHI merger, operating expenses as a percent of net sales stayed constant at 22% in both 1996 and 1997.

     Prior to the KHI merger, KHI was involved in merger discussions with Choicepoint, Inc., a subsidiary of Equifax, Inc. Choicepoint and KHI did not reach a final agreement and, as a result, did not consummate the transaction. Certain professional fees, which totaled approximately $0.5 million, associated with the Choicepoint transaction are included in Kroll-O'Gara's operating expenses in 1997.

     INTEREST EXPENSE. Interest expense for 1997 increased $1.7 million, or 53%, to $4.8 million, compared to $3.1 million in 1996. The increase in 1997 was the result of increased borrowing to finance Kroll-O'Gara's 1997 acquisitions. Kroll-O'Gara retired a portion of its debt with proceeds of the May 1998 offering. As a result, interest expense is expected to be lower in 1998 than in 1997.

     OTHER, NET. Other income (expense), net decreased from $0.3 million of income in 1996 to $0.4 million in expense in 1997. The change was due primarily to an increase in foreign currency translation losses recognized in 1997.

     PROVISION (BENEFIT) FOR INCOME TAXES. The provision (benefit) for income taxes increased from a benefit of $(0.2) million in 1996 to a provision of $2.4 million in 1997. Kroll-O'Gara's O'Gara-Hess & Eisenhardt Armoring Company ("OHE") subsidiary did not book a tax provision for the first ten months of 1996 due to OHE's S Corporation status, which was terminated on October 28, 1996 in conjunction with a reorganization in advance of Kroll-O'Gara's initial public offering.

     Kroll-O'Gara incurred taxes at the effective rate of 65% in 1997 due to the non-deductibility of certain expenses related to the KHI merger in the period and the impact of foreign losses for which no benefit can be provided. Management believes that the rate is substantially higher than Kroll-O'Gara will experience in 1998 and for future periods.

     CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE. Kroll-O'Gara had previously capitalized costs related to the reengineering of certain information systems. The capitalized amount, approximately $0.6 million before tax, was expensed in 1997 in accordance with Emerging Issues Task Force Issue No. 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation." The amount expensed is shown net of applicable tax benefit of $0.2 million.

1996 COMPARED TO 1995

     NET SALES. Net sales increased $67.8 million, or 79%, from $85.8 million in 1995 to $153.7 million in 1996. The primary reasons for this change were the acceleration of the HMMWV contract and increases in the level of business activity in the Investigations and Intelligence Group and Voice and Data Communications Group discussed below.

     Security Products and Services Group. Net sales for the Security Products and Services Group increased $44.3 million, or 127%, from $34.9 million in 1995 to $79.2 million in 1996. 1996 net sales reflect the U.S. Government's request to accelerate the production of Up-Armored HMMWVs and HMMWV armor kits. In addition, the level of military net sales in 1995 was significantly impacted by an unanticipated six-month delay in the delivery of HMMWV chassis from a supplier, leading to production of substantially fewer Up-Armored HMMWVs.

     Commercial revenue for 1996 was $24.6 million, an increase of $4.6 million, or 23% over 1995. This increase was primarily due to the inclusion of net sales from start-up operations in Russia, Mexico and Brazil.

     Investigations and Intelligence Group. Net sales for the Investigations and Intelligence Group increased $17.8 million, or 36%, from $48.9 million in 1995 to $66.7 million in 1996. The increase in 1996 was attributable primarily to an increase in net sales from corporate investigation and business intelligence services, which increased $12.3 million and $4.0 million, respectively. These increases were the result of expansion into new geographic areas and an enhanced marketing program, including a Vendor Integrity Program, which accounted for approximately $1.0 million of the increase in net sales.

     Voice and Data Communications Group. Net sales for the Voice and Data Communications Group increased $5.7 million, or 280%, from $2.0 million in 1995 to $7.8 million in 1996. The increase in net sales was attributable primarily to the addition of the Compact-M portable satellite terminal, initially marketed by Kroll-O'Gara in 1996.

     COST OF SALES AND GROSS PROFIT. Cost of sales for 1996 increased $49.3 million, or 79%, from $62.1 million in 1995 to $111.5 million in 1996. The increase in cost of sales was due to increases in Kroll-O'Gara's level of business activity.

     Security Products and Services Group. Gross profit as a percent of net sales for the Security Products and Services Group increased from 23.3% in 1995 to 25.8% in 1996. This increase was due to revenue recognized on new military contracts, both U.S. and foreign, with a higher gross profit percent than previously experienced. Also contributing to the increase in gross profit as a percent of sales was the effect of the start-up operations in Brazil, Mexico and Russia, which experienced higher gross margins for their products than Kroll-O'Gara had experienced previously. These higher margins were the result of lower direct costs and less developed competition in the markets where these start-up operations exist.

     Investigations and Intelligence Group. Gross profit as a percent of net sales decreased from 31.1% in 1995 to 29.4% in 1996. Cost of sales in 1996 included a write-off of $5.0 million in uncollectible accounts receivable relating to services provided in earlier periods. Without the effect of the write-off, gross margin as a percent of net sales would have increased 5.8% over 1995 to 36.9%.

     Voice and Data Communications Group. Gross profit as a percent of net sales increased from 20.0% in 1995 to 27.6% in 1996. This increase was due primarily to new products marketed by Kroll-O'Gara in 1996, that were sold at a higher gross margin than Kroll-O'Gara had experienced with other products.

     OPERATING EXPENSES. Operating expenses in 1996 increased $5.3 million, or 19%, from $28.4 million in 1995 to $33.7 million in 1996. As a percent of net sales, operating expenses decreased from 33% in 1995 to 22% in 1996, as result of increases in net sales which did not require a commitment of additional marketing and administrative resources.

     Selling and marketing expenses increased approximately $0.3 million, or 3%, from $9.4 million in 1995 to $9.7 million in 1996. Certain costs, primarily personnel and advertising, increased $1.2 million due to Kroll-O'Gara's growth into its new Brazilian, Mexican and Russian markets. This increase was offset by a $0.9 million reduction primarily attributable to the use of lower cost information services for pre-marketing purposes in the Investigations and Intelligence Group.

     General and administrative expenses increased $5.0 million, or 27%, from $18.9 million in 1995 to $23.9 million in 1996. This increase was attributable primarily to the addition of professional employees and associated infrastructure to support Kroll-O'Gara's increased level of business activity. These increases included the addition of personnel and facilities to support expansion into new product lines, such as risk and crisis management services, and new geographic regions, such as Asia and Latin America.

     INTEREST EXPENSE. Interest expense increased $0.3 million, or 12%, from $2.8 million in 1995 to $3.1 million in 1996. The increase was due primarily to increased borrowings necessary to finance increased production levels and new operations in Kroll-O'Gara's Security Products and Services Group. This increase was offset partially by a reduction in interest expense paid on long-term debt outstanding to certain shareholders. The amount outstanding to those shareholders was reduced due to principal payments made in 1996.

     OTHER, NET. Other income (expense), net increased $0.7 million, from $(0.4) million in 1995 to $0.3 million in 1996. This increase was due primarily to a gain on the sale of marketable securities and a realized foreign currency transaction gain.

     PROVISION (BENEFIT) FOR INCOME TAXES. The provision (benefit) decreased from a benefit of $1.3 million in 1995 to a benefit of $0.2 million in 1996. The lower benefit for income taxes in 1996 in comparison with 1995 was related to KHI's losses before taxes, which were lower in 1996. OHE booked no provision for income taxes prior to the termination of its S Corporation status in October 1996.

LIQUIDITY AND CAPITAL RESOURCES -- HISTORICAL

     General. Kroll-O'Gara historically has met its operating cash needs by utilizing borrowings under its credit arrangements to supplement cash provided by operations, excluding non-cash charges such as depreciation and amortization.

     Public Offering. A portion of the net proceeds of the May 1998 offering (approximately $60.4 million) was used to pay off certain indebtedness of Kroll-O'Gara ($14.8 million). The remaining amounts were invested in short-term instruments and are being used as necessary for acquisitions, working capital and other general corporate purposes.

     Senior Notes. On May 30, 1997, Kroll-O'Gara issued and sold $35.0 million worth of Senior Notes, maturing on May 30, 2004, to certain institutional investors. The Senior Notes bear interest at 8.56% and impose covenant restrictions on Kroll-O'Gara's operations. These restrictions include limitations on dividends and priority debt, and constraints on specific investments, as well as requirements relating to Kroll-O'Gara's net worth, fixed charge coverage ratio and level of outstanding debt.

     Credit Facility. Kroll-O'Gara has a revolving credit facility with KeyBank National Association, which was entered into in May 1997 and amended in October 1998. This agreement provides for a revolving line of credit of $7.0 million and a letter of credit facility of approximately $7.7 million. The revolving credit facility bears interest which fluctuates between the prime rate less 1.75% and prime less 2.25%, or, at Kroll-O'Gara's option, between the LIBOR rate plus 0.75% and LIBOR plus 1.50%. The Credit Agreement imposes requirements on Kroll-O'Gara's reported fixed charge coverage ratio, net worth and debt capitalization, along with certain restrictions on investments, acquisitions, intangibles and capital expenditures.

     As of March 1, 1999, there were no borrowings under the revolving line of credit. The remaining proceeds from the May 1998 offering along with the unused capacity on the revolving line of credit will be sufficient to fund the working capital needs of Kroll-O'Gara for the foreseeable future.

     Kroll-O'Gara will continue to pursue its strategy of acquiring security related companies in an effort to consolidate its position in the risk mitigation industry. To that end, Kroll-O'Gara will continue to review additional sources of working capital as they become necessary.

     Cash flows from operating activities. Net cash used in operating activities was $11.7 million and $4.9 million for the nine months ended September 30, 1998 and 1997, respectively. Since the inception of Kroll-O'Gara's contract with the U.S. Government to armor the HMMWV through the second quarter of 1998, Kroll-O'Gara was designated a Small Business according to U.S. Government procurement regulations. Thereafter, Kroll-O'Gara's designation was changed to Large Business for government procurement purposes.

     The change in designation affects progress payments made by the government to Kroll-O'Gara over the course of a contract, and Kroll-O'Gara's cash flow, in two ways. First, the progress payments will be determined using a smaller percentage of total cost committed than they have in the past. Second, Kroll-O'Gara will only be reimbursed for vendor invoices paid instead of expenses incurred. Although these changes will not affect the total amount ultimately collected, they will defer certain amounts previously included as part of a progress payment until the vehicles are delivered.

     The majority of these adjustments to the way Kroll-O'Gara is reimbursed for its military business were applied to the HMMWV contracts on a cumulative basis in the second quarter of 1998. This resulted in a significant increase in the balance of Cost and Estimated Earnings in Excess of Billings on Uncompleted Contracts and its related effect on cash flows from operating activities. Kroll-O'Gara initiated discussions with the government in the third quarter of 1998 in an attempt to alleviate the significant negative cash flow position Kroll-O'Gara had been put in due to the change in designation. The result of these discussions was an agreement that the new payment guidelines would be applied to Kroll-O'Gara on a prospective basis (effective in the second quarter of 1998) only. As a result, Kroll-O'Gara received a payment for approximately $11.0 million in the third quarter and had approximately $8.0 million of outstanding receivables with the government as of September 30, 1998.

     Kroll-O'Gara will continue to absorb the effect of the change in procurement designation throughout the life of the HMMWV contract. Although there will be no effect on Cash Flows from Operating Activities on a cumulative basis, the change in payment terms will impact accounts receivable and cost and estimated earnings in excess of billings on uncompleted contracts from period-to-period.

     Additionally, due to provisions of the purchase agreement, Kroll-O'Gara did not record any accounts receivable on the opening balance sheet in connection with the acquisition of Lindquist Avey. As of September 30, 1998, Lindquist Avey had approximately $2.7 million recorded in accounts receivable, helping to explain the significant amount of cash used by changes in accounts receivable.

     Cash flows from investing activities. Historically, Kroll-O'Gara has limited its capital expenditure requirements by leasing certain assets. Capital expenditures totaled $3.5 million for the nine months ended September 30, 1998, and $3.1 million for the same period in 1997. Additions to databases totaled $3.1 million and $3.0 million for the nine months ended September 30, 1998 and 1997, respectively.

     In addition to capital expenditures, 1997 investing activities included the acquisitions of Labbe and ITI, which required a total cash outlay of $7.6 million, net of cash acquired. In 1998, the acquisitions of Lindquist Avey and InPhoto and the assets of Protec required cash of approximately $8.3 million, net of cash acquired. Management anticipates that, as Kroll-O'Gara continues to pursue strategic acquisitions, additional cash outlays will be required.

     Cash flows from financing activities. Net cash provided by financing activities was $52.4 million and $24.1 million for nine months ended September 30, 1998 and 1997, respectively. Cash from financing activities in 1998 includes the net proceeds from the May 1998 offering (approximately $60.4 million). The amount in 1997 reflects borrowing under the Senior Notes that was used to finance certain acquisitions and working capital requirements.

     Foreign operations. Kroll-O'Gara attempts to mitigate the risks of doing business in foreign countries by separately incorporating its operations in such countries, maintaining reserves for credit losses, maintaining insurance on equipment to protect against losses related to political risks and terrorism, and using financial instruments to hedge Kroll-O'Gara's risk from translation gains and losses.

     Kroll-O'Gara utilizes derivative financial instruments, in the form of forward contracts, to hedge its exposure to foreign currency rate fluctuations. At September 30, 1998 five such contracts were outstanding in connection with intercompany demand notes with Labbe and Lindquist Avey. These contracts are intended to hedge Kroll-O'Gara's exposure to deterioration in the amount outstanding due to changes in currency translation rates. The notional amount (together with amortized premium) and the fair market value associated with these forward contracts were $17.9 million and $0.5 million, respectively. These contracts mature between January 1999 and September 2000. Gains or losses on existing forward instruments are offset against the translation effects reflected in shareholders' equity. The fair value of forward contracts is not recognized in the consolidated financial statements since they are accounted for as hedges. Kroll-O'Gara does not hold or issue derivative financial instruments for trading purposes.

     Year 2000 Issues. Kroll-O'Gara has initiated a program to prepare for the year 2000. During 1997, Kroll-O'Gara began the process of replacing the enterprise systems at its two largest subsidiaries, both for the purpose of making the systems Year 2000 compliant and to enhance the information systems capabilities of these subsidiaries. The new systems are scheduled to be operational by mid-1999.

     Additionally, Kroll-O'Gara is implementing a plan to prepare its remaining systems for Year 2000. Kroll-O'Gara has completed an inventory of all its computer software and embedded technology and has prepared a master database of all technology potentially impacted by the Year 2000 issue. In conjunction with outside consultants, Kroll-O'Gara now is in the process of evaluating the findings from its inventory and formulating plans of action. Kroll-O'Gara anticipates that it will have taken all the necessary steps to ensure no interruption in services as a result of the Year 2000 issue by the third quarter of 1999. Total Year 2000 compliance cost is estimated to be approximately $4.0 million, of which approximately $3.6 relates to the new enterprise systems and will be capitalized. The remaining approximately $0.4 million will be charged to expense over several reporting periods in accordance with established accounting pronouncements and is not expected to be material to Kroll-O'Gara's results of operations or cash flows.

     If systems are not in place or if all appropriate actions have not been taken, Kroll-O'Gara's ability to administer and report revenue will be greatly compromised. Both of Kroll-O'Gara's largest revenue groups are, for the most part, manual operations. The manufacture of bullet resistant vehicles and the investigation and intelligence services provided by Kroll-O'Gara are not largely dependent on embedded technology. Barring a catastrophic collapse from third party sources, such as a lack of electrical power, Kroll-O'Gara should be able to maintain production in its main revenue producing groups, although at a reduced level.

     Many operations Kroll-O'Gara maintains, especially in the Voice and Data Communications and the Investigations and Intelligence Groups, rely on third party compliance with the Year 2000 issue to ensure Kroll-O'Gara can continue to operate in these areas. Limited services in Kroll-O'Gara's Investigations and Intelligence Group, including certain intelligence gathering services, rely solely on third party sources, such as Lexis-Nexis, for their continued operation. The satellite and global positioning equipment marketed by the Voice and Data Communications Group is exclusively dependent on the compliance of the manufacturers of the equipment and the agencies that maintain the satellites for its revenue. Lack of compliance by third parties would significantly impact Kroll-O'Gara in these areas.

     Quarterly fluctuations. Kroll-O'Gara's operations may fluctuate on a quarterly basis as a result of the timing of contract costs and revenues of its Security Products and Services Group, particularly from its military and governmental contracts which are generally awarded in a periodic and/or sporadic basis. Kroll-O'Gara generally does not have long-term contracts with its clients in its Investigations and Intelligence Group and its ability to generate net sales is dependant upon obtaining many new projects each year, most of which are of a relatively short duration. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year.

     Forward-Looking Statements. Forward-looking statements, within the meaning of Section 21E of the Securities and Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. Kroll-O'Gara's results may differ materially from those in the forward-looking statements. Forward-looking statements are based on management's current views and assumptions, and involve risks and uncertainties that could significantly affect expected results. For example, operating results may be affected by external factors such as actions of competitors, changes in laws and regulations, customer demand, effectiveness of programs, strategic relations, fluctuations in the cost and availability of resources, and foreign economic conditions, including currency rate fluctuations.

RESULTS OF OPERATIONS -- SUPPLEMENTAL

     The following discussion of results of operations and financial condition is based upon and should be read in conjunction with Kroll-O'Gara's Supplemental Consolidated Financial Statements and Notes. As a result of acquisitions made by Kroll-O'Gara in 1996, 1997 and 1998, which were accounted for as purchases, financial results from period-to-period may lack comparability.

     The following table sets forth, for the periods indicated, the items noted as a percentage of net sales:

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                     YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                                     -----------------------    --------------
                                                     1995     1996     1997     1997     1998
                                                     -----    -----    -----    -----    -----
Security Products and Services
  Military.........................................   15.7%    33.1%    21.2%    20.1%    22.7%
  Commercial.......................................   21.0     14.9     30.0     29.3     29.1
Investigations and intelligence....................   61.1     47.3     40.3     41.7     40.6
Information security...............................     --       --       --       --      0.0
Voice and data communications......................    2.2      4.7      8.5      8.9      7.6
                                                     -----    -----    -----    -----    -----
     Total net sales...............................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales......................................   70.3     71.1     67.8     66.7     65.8
                                                     -----    -----    -----    -----    -----
     Gross profit..................................   29.7     28.9     32.2     33.3     34.2
Operating expenses:
  Selling and marketing............................   10.6      6.3      7.3      6.9      6.6
  General and administrative.......................   22.9     16.6     15.8     15.8     15.3
  Merger related costs.............................     --       --      3.5       --       --
  Asset impairment.................................     --      0.1       --       --       --
                                                     -----    -----    -----    -----    -----
Operating income (loss)............................   (3.8)     5.9      5.6     10.6     12.3
Other income (expense):
  Interest expense.................................   (3.0)    (1.9)    (2.5)    (2.4)    (1.8)
  Interest income..................................    0.1      0.0      0.0      0.2      0.5
  Other, net.......................................   (0.1)     0.2     (0.2)    (0.2)    (0.1)
                                                     -----    -----    -----    -----    -----
Income (loss) from continuing operations before
  provision (benefit) for income taxes,
  extraordinary item and cumulative effect of
  accounting change................................   (6.8)     4.2      2.9      8.1     10.9
  Provision for income taxes.......................    0.9      0.2      1.6      3.3      4.4
                                                     -----    -----    -----    -----    -----
Income (loss) from continuing operations before
  extraordinary item and cumulative effect of
  accounting change................................   (5.9)     4.0      1.3      4.8      6.5
Loss from operations of discontinued clinical
  business.........................................     --     (0.3)      --       --       --
Loss on disposal of clinical business..............     --     (0.5)      --       --       --
                                                     -----    -----    -----    -----    -----
Income (loss) before extraordinary item and
  cumulative effect of accounting change...........   (5.9)     3.2      1.3      4.8      6.5
Cumulative effect of accounting change.............     --       --     (0.2)      --       --
Extraordinary item.................................     --       --     (0.1)    (0.1)      --
                                                     -----    -----    -----    -----    -----
Net income (loss)..................................   (5.9)%    3.2%     1.0%     4.7%     6.5%
                                                     =====    =====    =====    =====    =====

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     NET SALES. Net sales for the nine months ended September 30, 1998 increased $46.7 million, or 32%, to $194.6 million from $147.9 million for the nine months ended September 30, 1997.

     Security Products and Services Group. For the nine months ended September 30, net sales for the Security Products and Services Group increased $27.8 million, or 38%, from $73.0 million in 1997 to $100.8 million in 1998. The increase included net sales of commercial armoring products and services, which increased $13.5 million, or 31%, from $43.2 million for the nine months ended September 30, 1997 to $56.6 million in 1998. The increase in commercial net sales was primarily due to continued growth in Kroll-O'Gara's international armoring divisions. During 1996, 1997, and 1998, Kroll-O'Gara initiated start-up armoring operations in Mexico, Brazil and the Philippines, and acquired Labbe and IMEA and the assets of Protec. Kroll-O'Gara will continue in its efforts to expand the operations of its existing foreign subsidiaries along with evaluating new acquisition opportunities and additional new markets.

     Increases in net sales for security services contributed to the increase in net sales for commercial products and services contained within the Security Products and Services Group. Net sales increased $1.0 million, or 18%, for the nine months ended September 30, 1998 in comparison with 1997.

     Also included in net sales for the Security Products and Services Group are sales of military products and services, which increased $14.4 million, or 48%, from $29.8 million in 1997 to $44.2 million in 1998. In April 1998, Kroll-O'Gara began work on a new contract with the U.S. Military to supply 738 armored HMMWVs to the U.S. Army and the U.S. Air Force (the "738 CONTRACT"). Production on Kroll-O'Gara's previous contract with the U.S. Military for 360 Up-Armored HMMWV's (the "360 CONTRACT") continued through July 1998. The combination of production on the two contracts was a factor in the increase in net sales. In future periods, HMMWV production will be solely based on the 738 Contract.

     Based on certain internal requirements, the U.S. Air Force has dictated an aggressive delivery schedule for the 738 Contract. This delivery schedule will require Kroll-O'Gara to maintain an increased level of production for the Up-Armored HMMWV in comparison with production levels in previous periods. This increase in production will result in an increase in net sales of military products over levels experienced in 1997 and the first quarter of 1998. Management expects to maintain the increased level of production throughout the balance of 1998, with decreases in production and net sales as the 738 Contract nears completion in 1999.

     Investigations and Intelligence Group. For the nine months ended September 30, net sales for the Investigations and Intelligence Group increased $17.2 million, or 28%, from $61.7 million in 1997 to $78.9 million in 1998. The increases in 1998 were primarily due to the inclusion of net sales from the acquisitions of Lindquist Avey, InPhoto, and Corplex. Excluding net sales reported by these acquired entities, net sales for the Investigations and Intelligence Group would have been $69.9 million for the nine months ended September 30, 1998, in comparison with $61.7 million for the nine months ended September 30, 1997, an increase of 13%.

     Voice and Data Communications Group. For the nine months ended September 30, net sales for the Voice and Data Communications Group increased $1.6 million, or 12%, from $13.2 million in 1997 to $14.8 million in 1998. Late in the second quarter of 1998, and throughout a majority of the third quarter, Kroll-O'Gara was approached by a third party interested in purchasing the Voice and Data Communications Group. The Group's management during this time period was focused on negotiations, due diligence requests, and related demands on their time. The diversion resulted in a decrease in net sales in the third quarter of 1998. Due to several factors, the potential buyer decided not to complete the transaction, and all discussions have been abandoned. Kroll-O'Gara does not expect to incur any material charges associated with these discussions. Management expects that the fourth quarter results from the Voice and Data Communications Group will return to the levels experienced in the first half of 1998.

     COST OF SALES. For the nine months ended September 30, cost of sales increased $29.3 million, or 30%, from $98.7 million in 1997 to $128.0 million in 1998. The increase in cost of sales was due to the increased level of business activity experienced in 1998. Gross profit as a percentage of net sales for the nine months ended September 30 was 34.2% and 33.3% for 1998 and 1997, respectively. This increase is primarily due to an increase in gross profit as a percent of net sales experienced in the Investigations and Intelligence Group. This increase, approximately 4%, was due to a more efficient use of subcontract services and certain high margin engagements booked during the year which are historically infrequent in nature.

     Because these engagements are historically infrequent, management does not expect to maintain the level of gross profit as a percent of net sales reflected in the results of the Investigations and Intelligence Group for the nine months ended September 30, 1998. As always, the gross profit percent will vary on the mix of sales from the three groups. Kroll-O'Gara historically has experienced its highest levels of gross profit as a percent of net sales in the Investigations and Intelligence Group and its lowest in the Voice and Data Security Group. As revenue from the Investigations and Intelligence Group increases as a percent of total net sales, the gross profit percent should increase as well.

     OPERATING EXPENSES. For the nine months ended September 30, 1998, operating expenses increased $9.0 million, or 27%, to $42.6 million from $33.6 million for the same period in 1997. The increase was primarily attributable to an increase in the level of personnel and professional services required to administer the growth experienced by Kroll-O'Gara in 1998.

     As a percent of net sales, operating expenses for the nine months ended September 30 decreased from 23% in 1997 to 22% in 1998. As a result of investments made by Kroll-O'Gara in facilities and personnel in previous periods, Kroll-O'Gara did not require an additional commitment of fixed cost to achieve growth in net sales in 1998. As sales increase further, Kroll-O'Gara will be required to commit additional amounts of fixed cost to secure increased incremental net sales.

     INTEREST EXPENSE. Interest expense for the nine months ended September 30, 1998 decreased $0.1 million, or 3%, to $3.5 million, compared to $3.6 million for the same period in 1997. With the completion of the May 1998 offering, a significant portion of Kroll-O'Gara's indebtedness was paid off (approximately $14.8 million). As a result, Kroll-O'Gara experienced lower interest expense in the third quarter of 1998 and expects interest expense to be lower in comparison with 1997 for the remainder of 1998.

     Additionally, the agreement governing Kroll-O'Gara's Senior Notes (see "Liquidity and Capital Resources") contained a provision for a reduction of the interest rate if certain criteria were met. Kroll-O'Gara complied with the specified criteria and the step down of rates commenced in the second quarter of 1998. The reduction, which changed the interest rate from 9.56% to 8.56%, contributed to the decrease in interest expense in 1998.

     INTEREST INCOME. Interest income for the nine months ended September 30, 1998 increased $0.6 million, or 213%, to $0.9 million, compared to $0.3 million in the same period in 1997. Net proceeds of the May 1998 offering that were not used to pay down debt were invested in short-term instruments with maturities of three months or less. The return on these investments was responsible for the increase in interest income in 1998. Management anticipates that it will continue to have funds

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

available for investment in the foreseeable future. As a result, Kroll-O'Gara anticipates it will continue to experience higher levels of interest income in 1998 in comparison with 1997.

     Provision for income taxes. The provision for income taxes was $8.7 million for the nine months ended September 30, 1998 in comparison with $4.8 million for the same period in 1997. The effective tax rate for the first three quarters of 1998 and 1997 was 40%.

1997 COMPARED TO 1996

     NET SALES. Net sales increased $41.2 million, or 25%, from $164.9 million in 1996 to $206.1 million in 1997. The primary reasons for this change were the acquisitions made in Kroll-O'Gara's Security Products and Services Group and Voice and Data Communications Group in 1997.

     Security Products and Services Group. Net sales for the Security Products and Services Group increased $26.4 million, or 33%, from $79.2 million in 1996 to $105.6 in 1997.

     The Group's net sales for 1997 from commercial products and services were $61.8 million, an increase of $37.3 million, or 152%, over 1996. This increase was due to several factors, including primarily the incorporation of net sales from Labbe and ITI in the Group's results. Excluding acquisitions, net sales from commercial products and services increased $12.7 million or 52%. Kroll-O'Gara experienced significant growth in its Brazilian and Mexican armoring subsidiaries, a trend management believes will continue for the foreseeable future. With the purchase of IMEA and the initiation of a start-up armoring operation in the Philippines, the Security Products and Services Group continued its expansion in existing and new markets. Kroll-O'Gara will continue to seek out new acquisition opportunities and additional new markets for its security products and services.

     In 1996, the U.S. Military requested accelerated production of Up-Armored HMMWV's. This resulted in net sales of $54.6 million in 1996. Military net sales returned to a non-accelerated level in 1997, resulting in net sales from military products decreasing by $10.9 million, or 20%, to $43.7 million in 1997. Management expects net sales from military products to remain at a level comparable to 1997 for the forseeable future.

     Investigations and Intelligence Group. Net sales for the Investigations and Intelligence Group increased $5.1 million, or 7%, from $78.0 million in 1996 to $83.1 million in 1997. This increase was primarily due to an increase in specimens analyzed by Laboratory Specialists, Kroll-O'Gara's drug testing division. This increase in specimens analyzed was due to certain asset purchases made by Kroll-O'Gara in early 1997, along with additional accounts obtained through normal sales and marketing efforts.

     Most of the revenue reported by the Investigations and Intelligence Group is generated by KHI. Throughout 1997, KHI was actively involved in various strategic discussions that contemplated the sale of the company. Pending the outcome of such discussions, KHI delayed implementation of its internal growth plans. In addition, uncertainties surrounding the outcome of the discussions resulted in the departure of certain KHI managers prior to the merger with The O'Gara Company. Finally, in connection with the KHI merger and in an effort to improve its cost structure, Kroll-O'Gara reduced personnel in certain markets. As result, revenue growth at KHI was flat in comparison with 1996.

     During the fourth quarter of 1997, the Investigations and Intelligence Group reactivated its growth plan to open offices in Boston, Mexico City, and Dallas and to pursue related acquisitions. Kroll-O'Gara expects these initiatives will have a favorable impact on growth of net sales in future periods.

     Voice and Data Communications Group. During 1997, Kroll-O'Gara replaced its primary wholesale distributor, acquired Next Destination, a subdistributor, and reconfigured its distribution

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

product mix to focus on the sale of satellite communications equipment in addition to satellite navigation equipment. As a result, Kroll-O'Gara experienced a higher than normal growth rate in 1997. Net sales for the Voice and Data Communications Group were $17.4 million in 1997, an increase of $9.7 million, or 124%, from $7.8 million in 1996. Kroll-O'Gara expects growth in this segment to return to a more normal rate in 1998.

     COST OF SALES AND GROSS PROFIT. Cost of sales for 1997 increased $22.5 million, or 19%, to $139.8 million from $117.3 million in 1996. The increase in cost of sales was due to increases in Kroll-O'Gara's level of business activity as result of the acquisitions made in 1997.

     Security Products and Services Group. Gross profit as a percentage of net sales for the Security Products and Services Group improved from 25.8% in 1996 to 28.4% in 1997. As revenues and costs are recognized using the percentage-of-completion method of accounting, actual cost and gross profit may be revised from previously estimated amounts. Historically Kroll-O'Gara has experienced a higher gross profit percent related to net sales of commercial armoring products in comparison with those of military armoring products. In the future, Kroll-O'Gara expects to increase its percentage of sales from commercial armoring products. However, because Kroll-O'Gara's gross profit percentage was affected favorably by adjustments resulting from performance on certain contracts in 1997, Kroll-O'Gara does not expect to maintain the 1997 gross profit percentage level in 1998.

     Investigations and Intelligence Group. Gross profit as a percent of net sales for the Investigations and Intelligence Group increased from 32.1% in 1996 to 40.0% in 1997. Gross profit percent in 1996 was unfavorably affected by a write-off of $5.0 million in uncollectible accounts receivable relating to services provided in earlier periods. Without the write-off, the gross profit percentages would have been comparable between periods.

     Voice and Data Communications Group. Prior to the acquisition of Next Destination, Kroll-O'Gara's Voice and Data Communications Group realized a higher gross profit percentage due to its mix of integrated products versus distributed products. As a distributor, Next Destination's gross profit percentages were relatively lower. As result, the inclusion of revenue from Next Destination caused a decrease in gross profit as a percent of net sales for the Voice and Data Communications Group from 27.6% in 1996 to 17.9% in 1997. Management expects the level of gross profit percentage experienced in 1997 to be maintained in future periods.

     OPERATING EXPENSES. Excluding expenses of $7.2 million related to the KHI merger, operating expenses increased $9.8 million, or 26%, from $37.8 million in 1996 to $47.6 million in 1997. The $7.2 million in expenses related to the KHI merger consisted of approximately $4.6 million in professional fees and expenses and approximately $2.6 million relating to the integration of the operations of the two companies. Included in the integration expenses were bonuses paid to certain key employees as incentives to remain with Kroll-O'Gara and severance payments made to employees who left Kroll-O'Gara in connection with the merger. Also included is a charge made as a result of the acceleration of the vesting of certain shares of restricted KHI stock immediately prior to that merger. All of the costs related to the KHI merger were recognized in 1997 and will have no effect on the earnings of Kroll-O'Gara in future periods.

     The primary reason for the increase in operating expenses, exclusive of expenses related to the KHI merger, was the inclusion of operations from the acquisitions made in 1997. In addition, the increase in operating expenses reflects Kroll-O'Gara's efforts to expand into new markets, both in the Security Products and Service Group and the Investigations and Intelligence Group. Excluding expenses related to the KHI merger, operating expenses as a percent of net sales stayed essentially constant between the periods at 23.1% in 1997 and 22.9% in 1996.

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

     Prior to the KHI merger, KHI was involved in merger discussions with Choicepoint, Inc., a subsidiary of Equifax, Inc. Choicepoint and KHI did not reach a final agreement and, as a result, did not consummate the transaction. Certain professional fees, which totaled approximately $0.5 million, associated with the Choicepoint transaction are included in Kroll-O'Gara's operating expenses in 1997.

     INTEREST EXPENSE. Interest expense for 1997 increased $1.8 million, or 56%, to $5.1 million, compared to $3.3 million in 1996. The increase in 1997 was the result of increased borrowing to finance Kroll-O'Gara's 1997 acquisitions. Kroll-O'Gara retired a portion of its debt with proceeds from the May 1998 offering. As a result, interest expense is expected to be lower in 1998 than in 1997.

     OTHER, NET. Other income (expense), net decreased from $0.3 million of income in 1996 to $0.4 million in expense in 1997. The change was primarily due to an increase in foreign currency translation losses recognized in 1997.

     PROVISION FOR INCOME TAXES. The provision for income taxes was increased from $0.4 million in 1996 to $3.3 million in 1997. Kroll-O'Gara's O'Gara-Hess & Eisenhardt Armoring Company ("OHE") subsidiary did not book a tax provision for the first ten months of 1996 due to OHE's S Corporation status, which was terminated on October 28, 1996 in conjunction with a reorganization in advance of Kroll-O'Gara's initial public offering.

     Kroll-O'Gara incurred taxes at the effective rate of 56% in 1997 due to the non-deductibility of certain expenses related to the KHI merger in the period and the impact of foreign losses for which no benefit can be provided. Management believes that the rate is substantially higher than Kroll-O'Gara will experience in 1998 and for future periods.

     DISCONTINUED OPERATIONS. In connection with the acquisition of National Psychopharmacology Laboratory, Inc., Kroll-O'Gara's Laboratory Specialists subsidiary attempted to sell the clinical testing and analysis lines of business of National Psychopharmacology without success. In the fourth quarter of 1996, Laboratory Specialists discontinued these operations resulting in a loss from the discontinued operation of $0.5 million and a loss on the disposal of $0.8 million, after giving effect to tax benefit of $0.3 million and $0.5 million, respectively.

     CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE. Kroll-O'Gara had previously capitalized costs related to the reengineering of certain information systems. The capitalized amount, approximately $0.6 million before tax, was expensed in 1997 in accordance with Emerging Issues Task Force No. 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reegineering and Information Technology Transformation." The amount expensed is shown net of applicable tax benefit of $0.2 million.

1996 COMPARED TO 1995

     NET SALES. Net sales increased $69.9 million, or 74%, from $95.0 million in 1995 to $164.9 million in 1996. The primary reasons for this change were the acceleration of the HMMWV contract and increases in the level of business activity in the Intelligence and Investigation Group and Voice and Data Communications Group discussed below.

     Security Products and Services Group. Net sales for the Security Products and Services Group increased $44.3 million, or 127%, from $34.9 million in 1995 to $79.2 million in 1996. 1996 net sales reflect the U.S. Government's request to accelerate the production of Up-Armored HMMWVs and HMMWV armor kits. In addition, the level of military revenue in 1995 was significantly impacted by an unanticipated six-month delay in the delivery of HMMWV chassis from a supplier, leading to production of substantially fewer Up-Armored HMMWVs.

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

     Commercial revenue for 1996 was $24.6 million, an increase of $4.6 million, or 23%, over 1995. This increase was primarily due to the inclusion of revenue from start-up operations in Russia, Mexico and Brazil.

     Investigations and Intelligence Group. Net sales for the Investigations and Intelligence Group increased $19.9 million, or 34%, from $58.1 million in 1995 to $78.0 million in 1996. The increase in 1996 was attributable primarily to an increase in net sales from corporate investigation and business intelligence services, which increased $12.3 million and $4.0 million, respectively. These increases were the result of expansion into new geographic areas and an enhanced marketing program, including a Vendor Integrity Program, which accounted for approximately $1.0 million of the increase in net sales.

     Voice and Data Communications Group. Net sales for the Voice and Data Communications Group increased $5.7 million, or 280%, from $2.0 million in 1995 to $7.8 million in 1996. The increase in net sales was attributable primarily to the addition of the Compact-M portable satellite terminal, initially marketed by Kroll-O'Gara in 1996.

     COST OF SALES AND GROSS PROFIT. Cost of sales for 1996 increased $50.5 million, or 76%, to $117.3 million from $66.8 million in 1995. The increase in cost of sales was due to increases in Kroll-O'Gara's level of business activity.

     Security Products and Services Group. Gross profit as a percentage of net sales for the Security Products and Services Group increased from 23.3% in 1995 to 25.8% in 1996. This increase was due to revenue recognized on new military contracts, both U.S. and foreign, with a higher gross profit percentage than previously experienced. Also contributing to the increase in gross profit as a percent of sales was the effect of the start-up operations in Brazil, Mexico and Russia, which experienced higher gross margins for their products than Kroll-O'Gara had experienced previously. These higher margins were the result of lower direct costs and less developed competition in the markets where these start-up operations exist.

     Investigations and Intelligence Group. As a percent of net sales, gross profit decreased from 33.9% in 1995 to 32.1% in 1996. Cost of sales in 1996 included a write-off of $5.0 million in uncollectible accounts receivable relating to services provided in earlier periods. Without the effect of the write-off, gross margin as a percent of net sales would have increased 4.6% over 1995 to 38.5%.

     Voice and Data Communications Group. Gross profit as a percent of net sales increased from 20.0% in 1995 to 27.6% in 1996. This increase was primarily due to new products marketed by Kroll-O'Gara in 1996, that were sold at a higher gross margin than Kroll-O'Gara had experienced with other products.

     OPERATING EXPENSES. Operating expenses in 1996 increased $6.0 million, or 19%, from $31.8 million in 1995 to $37.8 million in 1996. As a percent of net sales, operating expenses decreased from 33% in 1995 to 23% in 1996, as a result of increases in net sales which did not require a commitment of additional marketing and administrative resources.

     Selling and marketing expenses increased approximately $0.4 million, or 4%, from $10.0 million in 1995 to $10.4 million in 1996. Certain costs, primarily personnel and advertising, increased $1.2 million due to Kroll-O'Gara's growth into its new Brazilian, Mexican and Russian markets. This increase was offset by a $0.8 million reduction primarily attributable to the use of lower cost information services for pre-marketing purposes in the Investigations and Intelligence Group.

     General and administrative expenses increased $5.5 million, or 25%, from $21.8 million in 1995 to $27.3 million in 1996. This increase was attributable primarily to the addition of professional employees and associated infrastructure to support Kroll-O'Gara's increased level of business activity. These

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

increases included the addition of personnel and facilities to support expansion into new product lines, such as risk and crisis management services, and new geographic regions, such as Asia and Latin America.

     INTEREST EXPENSE. Interest expense increased $0.4 million, or 13%, from $2.9 million in 1995 to $3.3 million in 1996. The increase was primarily due to increased borrowings necessary to finance increased production levels and new operations in Kroll-O'Gara's Security Products and Services Group. This increase was partially offset by a reduction in interest expense paid on long-term debt outstanding to certain shareholders. The amount outstanding with those shareholders was reduced due by principal payments made in 1996.

     OTHER, NET. Other income (expense), net increased $0.4 million, or 417%, from $(0.1) million in 1995 to $0.3 million in 1996. This increase was primarily due to a gain on the sale of marketable securities and a realized foreign currency translation gain.

     PROVISION (BENEFIT) FOR INCOME TAXES. The provision (benefit) increased from a benefit of $0.8 million in 1995 to a provision of $0.4 million in 1996. The lower benefit for income taxes in 1996 in comparison with 1995 was related to KHI's losses before taxes, which were lower in 1996. OHE booked no provision for income taxes prior to the termination of its S Corporation status which terminated in October 1996.

LIQUIDITY AND CAPITAL RESOURCES -- SUPPLEMENTAL

     General. Kroll-O'Gara historically has met its operating cash needs by utilizing borrowings under its credit arrangements to supplement cash provided by operations, excluding non-cash charges such as depreciation and amortization.

     Public Offering. A portion of the net proceeds of the May 1998 offering (approximately $60.4 million) was used to pay off certain indebtedness of Kroll-O'Gara ($14.8 million). The remaining amounts were invested in short-term instruments and are being used as necessary for acquisitions, working capital and other general corporate purposes.

     Senior Notes. On May 30, 1997, Kroll-O'Gara issued and sold $35.0 million worth of Senior Notes, maturing on May 30, 2004, to certain institutional investors. The Senior Notes bear interest at 8.56% and impose covenant restrictions on Kroll-O'Gara's operations. These restrictions include limitations on dividends and priority debt, and constraints on specific investments, as well as requirements relating to Kroll-O'Gara's net worth, fixed charge coverage ratio and level of outstanding debt.

     Credit Facility. Kroll-O'Gara has a revolving credit facility with KeyBank National Association, which was entered into in May 1997 and amended in October 1998. This agreement provides for a revolving line of credit of $7.0 million and a letter of credit facility of approximately $7.7 million. The revolving credit facility bears interest which fluctuates between the prime rate less 1.75% and prime less 2.25%, or, at Kroll-O'Gara's option, between the LIBOR rate plus 0.75% and LIBOR plus 1.50%. The Credit Agreement imposes requirements on Kroll-O'Gara's reported fixed charge coverage ratio, net worth and debt capitalization, along with certain restrictions on investments, acquisitions, intangibles and capital expenditures.

     As of March 1, 1999, there were no borrowings under the revolving line of credit. The remaining proceeds from the May 1998 offering along with the unused capacity on the revolving line of credit will be sufficient to fund the working capital needs of Kroll-O'Gara for the foreseeable future.

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

     Kroll-O'Gara will continue to pursue its strategy of acquiring security related companies in an effort to consolidate its position in the risk mitigation industry. To that end, Kroll-O'Gara will continue to review additional sources of working capital as they become necessary.

     Cash flows from operating activities. Net cash used in operating activities was $10.6 million and $3.0 million for the nine months ended September 30, 1998 and 1997, respectively. Since the inception of Kroll-O'Gara's contract with the U.S. Government to armor the HMMWV through the second quarter of 1998, Kroll-O'Gara was designated a Small Business according to U.S. Government procurement regulations. Thereafter, Kroll-O'Gara's designation was changed to Large Business for government procurement purposes.

     The change in designation affects progress payments made by the government to Kroll-O'Gara over the course of a contract, and Kroll-O'Gara's cash flow, in two ways. First, the progress payments will be determined using a smaller percentage of total cost committed than they have in the past. Second, Kroll-O'Gara will only be reimbursed for vendor invoices paid instead of expenses incurred. Although these changes will not affect the total amount ultimately collected, they will defer certain amounts previously included as part of a progress payment until the vehicles are delivered.

     The majority of these adjustments to the way Kroll-O'Gara is reimbursed for its military business were applied to the HMMWV contracts on a cumulative basis in the second quarter of 1998. This resulted in a significant increase in the balance of Cost and Estimated Earnings in Excess of Billings on Uncompleted Contracts and its related effect on cash flows from operating activities. Kroll-O'Gara initiated discussions with the government in the third quarter of 1998 in an attempt to alleviate the significant negative cash flow position Kroll-O'Gara had been put in due to the change in designation. The result of these discussions was an agreement that the new payment guidelines would be applied to Kroll-O'Gara on a prospective basis (effective in the second quarter of 1998) only. As a result, Kroll-O'Gara received a payment for approximately $11.0 million in the third quarter and had approximately $8.0 million of outstanding receivables with the government as of September 30, 1998.

     Kroll-O'Gara will continue to absorb the effect of the change in procurement designation throughout the life of the HMMWV contract. Although there will be no effect on Cash Flows from Operating Activities on a cumulative basis, the change in payment terms will impact accounts receivable and cost and estimated earnings in excess of billings on uncompleted contracts from period-to-period.

     Additionally, due to provisions of the purchase agreement, Kroll-O'Gara did not record any accounts receivable on the opening balance sheet in connection with the acquisition of Lindquist Avey. As of September 30, 1998, Lindquist Avey had approximately $2.7 million recorded in accounts receivable, helping to explain the significant amount of cash used by changes in accounts receivable.

     Cash flows from investing activities. Historically, Kroll-O'Gara has limited its capital expenditure requirements by leasing certain assets. Capital expenditures totaled $4.2 million for the nine months ended September 30, 1998, and $6.5 million for the same period in 1997. Additions to databases totaled $3.1 million and $3.0 million for the nine months ended September 30, 1998 and 1997, respectively.

     In addition to capital expenditures, 1997 investing activities included the acquisitions of Labbe and ITI, which required a total cash outlay of $7.6 million, net of cash acquired. In 1998, the acquisitions of Lindquist Avey, InPhoto, the assets of Protec, Pathology Laboratories, Harrison Laboratories, Accu-Path and TOXWORX Laboratories required cash of approximately $11.4 million, net of cash acquired. Management anticipates that, as Kroll-O'Gara continues to pursue strategic acquisitions, additional cash outlays will be required.

     Cash flows from financing activities. Net cash provided by financing activities was $59.6 million and $25.5 million for the nine months ended September 30, 1998 and 1997, respectively. Cash from

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

financing activities in 1998 includes the net proceeds from the May 1998 offering (approximately $60.4 million) completed in the second quarter. In addition, Laboratory Specialists completed a private offering of its stock in June 1998 with proceeds of approximately $2.3 million. A portion of the proceeds from these transactions was used to pay off certain indebtedness of Kroll-O'Gara (approximately $14.8 million). The amounts not used to pay off debt were invested in short-term instruments and are being used as necessary for acquisitions, working capital and other general corporate purposes.

     Cash flows from financing activities also include convertible preferred stock issued by Securify in 1998 (which was converted into Kroll-O'Gara common stock in Kroll-O'Gara's acquisition of Securify). The net proceeds to Securify associated with the sale of these shares were approximately $5.5 million.

     The amount in 1997 reflects borrowing under the Senior Notes that was used to finance certain acquisitions and working capital requirements.

     Foreign operations. Kroll-O'Gara attempts to mitigate the risks of doing business in foreign countries by separately incorporating its operations in such countries, maintaining reserves for credit losses, maintaining insurance on equipment to protect against losses related to political risks and terrorism, and using financial instruments to hedge Kroll-O'Gara's risk from translation gains and losses.

     Kroll-O'Gara utilizes derivative financial instruments, in the form of forward contracts, to hedge its exposure to foreign currency rate fluctuations. At September 30, 1998 five such contracts were outstanding in connection with intercompany demand notes with Labbe and Lindquist Avey. These contracts are intended to hedge Kroll-O'Gara's exposure to deterioration in the amount outstanding due to changes in currency translation rates. The notional amount (together with amortized premium) and the fair market value associated with these forward contracts were $17.9 million and $0.5 million, respectively. These contracts mature between January 1999 and September 2000. Gains or losses on existing forward instruments are offset against the translation effects reflected in shareholders' equity. The fair value of forward contracts is not recognized in the consolidated financial statements since they are accounted for as hedges. Kroll-O'Gara does not hold or issue derivative financial instruments for trading purposes.

     Year 2000 Issues. Kroll-O'Gara has initiated a program to prepare for the year 2000. During 1997, Kroll-O'Gara began the process of replacing the enterprise systems at its two largest subsidiaries, both for the purpose of making the systems Year 2000 compliant and to enhance the information systems capabilities of these subsidiaries. The new systems are scheduled to be operational by mid-1999.

     Additionally, Kroll-O'Gara is implementing a plan to prepare its remaining systems for Year 2000. Kroll-O'Gara has completed an inventory of all its computer software and embedded technology and has prepared a master database of all technology potentially impacted by the Year 2000 issue. In conjunction with outside consultants, Kroll-O'Gara now is in the process of evaluating the findings from its inventory and formulating plans of action. Kroll-O'Gara anticipates that it will have taken all the necessary steps to ensure no interruption in services as result of the Year 2000 issue by the third quarter of 1999. Total Year 2000 compliance cost is estimated to be approximately $4.0 million, of which approximately $3.6 million relates to the new enterprise systems and will be capitalized. The remaining approximately $0.4 million will be charged to expense over several reporting periods in accordance with established accounting pronouncements and is not expected to be material to Kroll-O'Gara's results of operations or cash flows.

     If systems are not in place or if all appropriate actions have not been taken, Kroll-O'Gara's ability to administer and report revenue will be greatly compromised. Both of Kroll-O'Gara's largest revenue Groups are, for the most part, manual operations. The manufacture of bullet resistant vehicles and the

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investigation and intelligence services provided by Kroll-O'Gara are not largely dependent on embedded technology. Barring a catastrophic collapse from third party sources, such as a lack of electrical power, Kroll-O'Gara should be able to maintain production in its main revenue producing groups, although at a reduced level.

     Many operations Kroll-O'Gara maintains, especially in the Voice and Data Communications and Investigations and Intelligence Groups, rely on third party compliance with the Year 2000 issue to ensure Kroll-O'Gara can continue to operate in these areas. Limited services in Kroll-O'Gara's Investigations and Intelligence Group, including certain intelligence gathering services, rely solely on third party sources, such as Lexis-Nexis, for their continued operation. The satellite and global positioning equipment marketed by the Voice and Data Communications Group is exclusively dependent on the compliance of the manufacturers of the equipment and the agencies that maintain the satellites for its revenue. Lack of compliance by third parties would significantly impact Kroll-O'Gara in these areas.

     Quarterly fluctuations. Kroll-O'Gara's operations may fluctuate on a quarterly basis as a result of the timing of contract costs and revenues of its Security Products and Services Group, particularly from its military and governmental contracts which are generally awarded in a periodic and/or sporadic basis. Kroll-O'Gara generally does not have long-term contracts with its clients in its Investigations and Intelligence and Information Security Groups and its ability to generate net sales is dependant upon obtaining many new projects each year, most of which are of a relatively short duration. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year.

     Forward-Looking Statements. Forward-looking statements, within the meaning of Section 21E of the Securities and Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Conditions and Results of Operations. Kroll-O'Gara's results may differ materially from those in the forward-looking statements. Forward-looking statements are based on management's current views and assumptions, and involve risks and uncertainties that could significantly affect expected results. For example, operating results may be affected by external factors such as actions of competitors, changes in laws and regulations, customer demand, effectiveness of programs, strategic relations, fluctuations in the cost and availability of resources, and foreign economic conditions, including currency rate fluctuations.

BUSINESS

DEVELOPMENTS SINCE SEPTEMBER 30, 1998.

     Since September 30, 1998, Kroll-O'Gara has made four significant acquisitions. Laboratory Specialists of America, Inc., owns and operates an independent, federally-certified drug testing laboratory and provides pre- and post-employment drug testing services. Fact Finders Limited investigates intellectual property cases in Hong Kong and the People's Republic of China. Schiff & Associates, Inc. provides security consulting and engineering services. Securify Inc. provides objective information security services to businesses and government agencies, including network and system review and repair, product assessment, creation and implementation of security policies, architecture and design, and training. The businesses of Laboratory Specialists, Fact Finders and Schiff & Associates will expand Kroll-O'Gara's Investigations and Intelligence Group. Securify will form the basis of a fourth business group, the Information Security Group. Future descriptions of Kroll-O'Gara's business will reflect these acquisitions. However, except where specifically noted, the business discussion which follows reflects activities through September 30, 1998, and does not include information relating to the activities of these acquired companies.

GENERAL

     Kroll-O'Gara is a leading global provider of a broad range of specialized products and services that are designed to provide solutions to a variety of security needs. Worldwide, governments, businesses and individuals increasingly are recognizing the need for products and services that mitigate the growing risks associated with fraud, electronic threats, physical threats and uninformed decisions based upon incomplete or inaccurate information. Through its network of 60 offices located in 19 countries, Kroll-O'Gara is meeting these needs by providing information, analysis, training, advice and products to its customers.

     Kroll-O'Gara's operations have been divided among the following three business segments:

     Investigations and Intelligence. Kroll-O'Gara's Investigations and Intelligence Group provides: (1) investigative services designed to mitigate or determine financial fraud, theft of trade secrets, infringement of trademarks or other intellectual property rights, and employee misconduct; (2) litigation or arbitration assistance in preparation for legal proceedings; (3) forensic auditing and asset tracing services and financial profiles in connection with matters such as bankruptcy cases and loan defaults; (4) due diligence investigations and background information for business decisions; and (5) monitoring and special inquiry assistance in the discovery and assessment of legal and ethical misconduct and the development and installation of appropriate systems to assist in ensuring future compliance with relevant standards.

     Security Products and Services. Kroll-O'Gara's Security Products and Services Group provides: (1) armoring products, including ballistic and blast protected armoring systems for commercial and military vehicles, aircraft and missile components; and (2) security services, including advanced driver training, force protection training, risk and crisis management and turn-key site security systems.

     Voice and Data Communications. Kroll-O'Gara's Voice and Data Communications Group has provided: (1) planning, design, and hardware and software integration services which are customized to meet specific portable satellite communications or navigation needs; and (2) computer hardware and software security consulting services. The computer security services provided by this Group are being shifted to Kroll-O'Gara's new Information Security Group.

PRODUCTS AND SERVICES

     The following table presents the net sales of Kroll-O'Gara's products and services by Group for the periods indicated:

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                       1995        1996        1997
                                                      -------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
Security Products and Services Group................  $34,883    $ 79,156    $105,557
Investigations and Intelligence Group...............   48,914      66,735      67,419
Voice and Data Communications Group.................    2,044       7,770      17,437
                                                      -------    --------    --------
                                                      $85,841    $153,661    $190,413
                                                      =======    ========    ========

     In addition to the information presented above, see Notes to Kroll-O'Gara's Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus for business segment data and for information concerning foreign and domestic operations and export sales.

SECURITY PRODUCTS AND SERVICES GROUP

     The Security Products and Services Group has three product categories: (1) commercial products, (2) military products, and (3) security services. Net sales for the Security Products and Services Group totaled $105.6 million for fiscal year 1997. The following table presents the aggregate net sales for each of the three product categories for the periods indicated.

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1995       1996        1997
                                                       -------    -------    --------
                                                           (DOLLARS IN THOUSANDS)
Commercial products..................................  $15,818    $18,304    $ 54,541
Military products....................................   14,955     54,596      43,719
Security services....................................    4,110      6,256       7,297
                                                       -------    -------    --------
                                                       $34,883    $79,156    $105,557
                                                       =======    =======    ========

Commercial Products

     Kroll-O'Gara armors a variety of vehicles including limousines, sedans, sport utility vehicles, commercial trucks and money transport vehicles that protect against varying degrees of ballistic and blast threats. The armoring process begins with the disassembly of a base vehicle which is purchased new from a dealership or directly from the factory. This disassembly normally involves the removal of the interior trim, seats, doors and windows. The passenger compartment then is armored with both opaque armor (metallic, fibrous and ceramic materials) and transparent armor (glass/plastic laminate) and other features, such as run flat tires and non-exploding gas tanks are added. Finally, the vehicle is reassembled as close to its original appearance as possible. The types of commercial products produced by Kroll-O'Gara are described below. During 1997, Kroll-O'Gara shipped approximately 1,000 armored vehicles.

     Armored vehicles. Kroll-O'Gara produces fully armored vehicles and light armored vehicles. Fully armored vehicles, such as limousines, large sedans (such as a Cadillac, Mercedes Benz S600 or Volvo S90) or sport utility vehicles (such as the GMC/Chevrolet Suburban), typically are armored to protect against attacks from military assault rifles such as AK-47s and M16s and from certain underbody explosives. Certain vehicles also are blast protected by incorporating the ballistic and underbody protection with proprietary materials and installation methods that protect the occupants against a defined blast threat. Blast-protected vehicles defend against threats such as pipe bombs attached to the exterior of the vehicle and nondirectional charges of 20 kg of TNT detonated approximately five meters from the vehicle. Fully armored vehicles typically sell for $50,000 to $200,000 exclusive of the cost of the base vehicle.

     Fully armored vehicles also include Parade Cars, which are formal limousines used predominantly for official functions by a president or other head of state. These vehicles are usually customized based upon a commercially available chassis which Kroll-O'Gara essentially rebuilds from the ground up. Because the threat of organized assassination attempts is greater for heads of state, these vehicles normally incorporate more advanced armor and sophisticated protection systems and have special features such as supplemental air and oxygen systems, air purification systems to protect against chemical or biological contamination, underbody fire suppressant systems, tear gas launchers, anti-explosive self-sealing fuel tanks, electric deadbolt door locks, gun ports and bomb scanners. Parade Cars normally sell for $300,000 to in excess of $1.0 million inclusive of the cost of the base vehicle.

     Light armored vehicles are similar in all respects to fully armored vehicles except that substantially less total-weight of armoring is added. Therefore, it is possible to armor smaller vehicles such as the Volkswagen Jetta and the General Motors Omega, as well as larger vehicles such as the Mercedes Benz S600 and the Jeep Cherokee. Light armored vehicles are designed to protect against attacks from handguns, such as a 9 mm or .357 Magnum. The price of a light armored vehicle ranges from $5,000 to $60,000 exclusive of the cost of the base vehicle.

     Other vehicles. Kroll-O'Gara also produces specialty vehicles, cash-in-transit money transport vehicles and commercial truck bodies. Specialty vehicles are custom built for a specific mission, such as Escort Cars (usually a convertible) and Chase Cars (usually a closed-top vehicle) in which security personnel ride while in a head of state motorcade. Kroll-O'Gara's Labbe and IMEA subsidiaries produce cash-in-transit vehicles which are used by banks or other businesses to transport currency and other valuables. After starting with a van or small truck, Kroll-O'Gara modifies the base vehicle to provide protection for the cargo and passengers from ballistic and blast threats. Kroll-O'Gara believes that conditions in many emerging growth countries will promote high demand for these vehicles. Labbe also builds commercial truck bodies. The truck bodies are manufactured primarily for 3.5 ton trucks and are installed on chassis produced by a variety of manufacturers.

Military Products

     Up-Armored HMMWVs. Kroll-O'Gara is the prime contractor to the U.S. Military for the supply of armoring and blast protection for HMMWVs. The HMMWV chassis are produced by AM General Corporation and shipped directly to Kroll-O'Gara's facility in Fairfield, Ohio where armor and blast protection components are added. These Up-Armored HMMWVs provide protection against 7.62 mm armor-piercing ammunition (such as that fired by the AK-47 military assault rifle), overhead airburst protection against a 155'mm shell, front underbody blast protection against a 12 lb. anti-tank mine and rear underbody blast protection against a 4'lb. antipersonnel mine. In addition, Kroll-O'Gara installs other features designed to enhance crew safety, comfort and performance, such as air conditioning, weapon turrets and mounts, door locks and shock-absorbing seats. Kroll-O'Gara charges its customers $70,000 to $100,000 for these ballistic and blast protective systems, which is in addition to the cost of the vehicle. During 1997, Kroll-O'Gara shipped 366 Up-Armored HMMWVs. Kroll-O'Gara also supplies engineering design and prototype services in support of the Up-Armored HMMWV Program, supplies spare parts and logistic support and produces field-installable armoring kits.

     Other armor systems. Kroll-O'Gara markets armor sub-systems for other tactical wheeled vehicles, such as .5 ton and 5.0 ton trucks. Kroll-O'Gara also produces various armor systems as a subcontractor to larger defense contractors, such as Lockheed Martin Corporation and The Boeing

Company. These products include armor for containers for fuels and missile launchers and for pilot protection, and typically involve the use of materials or methods which are unique to Kroll-O'Gara.

Security Services

     Kroll-O'Gara provides a variety of services designed to protect and help its clients manage risks and respond to crisis situations. These services include training, risk and crisis management and site security systems.

     Training. Kroll-O'Gara offers comprehensive training programs in advanced driving, ballistics, security and counterintelligence, and surveillance. Driver training programs are offered primarily through Kroll-O'Gara's ITI subsidiary. ITI utilizes various facilities around the world including its Force Protection Institute in San Antonio, Texas, which offer a full range of advanced driver and force protection training. Kroll-O'Gara offers ballistics training in a progressive and realistic 360 degree, .223 caliber ballistic shooting house, encompassing 6,800 square feet of training space, at its facility near Washington, DC. Ballistics training consists of a wide spectrum of combat marksmanship skills which focuses on realistic situations, exposing students to stress while under difficult firing situations. Kroll-O'Gara also offers security and counterintelligence training courses for both U.S. Government agencies and clients in the private sector. These courses provide a history of U.S. counterintelligence efforts and current issues in the field, such as force protection, protection of intellectual property rights and information security. The training includes instruction on methods of recognizing and deterring political and business intelligence risks. Additionally, Kroll-O'Gara provides training in the detection of and responses to surveillance. Students learn methodologies utilized by terrorists, what information is needed by terrorists in order to plan an attack and how to block or manipulate this flow of intelligence.

     Risk and crisis management. Kroll-O'Gara provides a variety of consulting services to assist businesses in managing diverse risks to their personnel and assets and in meeting and managing unexpected crises. Kroll-O'Gara's crisis management services are provided in a variety of contexts, including the crisis response to a kidnapping of a company's executive, the safety of consumers, the contamination of a consumer product or the environment or the potential damage to the reputation of a corporate client as a result of disclosure of adverse events. Kroll-O'Gara maintains a crisis management center in Vienna, Virginia where personnel are on duty 24 hours a day, 365 days a year, to handle requests for information and provide initial advice and immediate contact with members of Kroll-O'Gara's professional staff specializing in the particular crisis presented.

     As part of its risk and crisis management service, Kroll-O'Gara furnishes periodic information that includes: reports providing city-specific advisories to business travelers on conditions and other relevant information with respect to almost 300 cities around the world; a comprehensive country security risk assessment service that includes daily intelligence briefings containing early warnings of events and up-to-date information about political unrest, terrorist activities, product contaminations, health emergencies and other similar events; a monthly bulletin that reviews and analyzes safety and security issues relating to air travel around the world; a monthly intelligence review that provides a global survey of political risk development in countries around the world; and special reports on relevant topics, such as kidnappings or specific regions or countries that are relevant to business travelers.

     Site security systems. Kroll-O'Gara offers comprehensive planning, design and hardware and software integration services customized to meet the requirements of customers for physical site protection. Primarily intended for perimeter security around business facilities and plant operations, Kroll-O'Gara also offers its services to embassies, VIPs' homes and public facilities. Generally, such a systems integration project begins with a site survey, which identifies areas of vulnerability and recommends methods for securing the entire area surveyed. Specific pieces of hardware are ordered and installed, processes and procedures are outlined, engineering documentation is provided and control centers are established. Although each job is unique, the methodology used to develop the system is similar in most cases.

INVESTIGATIONS AND INTELLIGENCE GROUP

     The Investigations and Intelligence Group has three product categories: (1) investigations, (2) business intelligence, and (3) other services. Kroll-O'Gara's investigative and intelligence services are provided by professionals with backgrounds in law, finance, business, consulting, law enforcement, accounting, journalism, environmental science and technology. Kroll-O'Gara believes that its blend of talent and expertise is important to the success of this Group. The following table presents the aggregate net sales for each of the Group's three product categories for the periods indicated.

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1995       1996       1997
                                                        -------    -------    -------
                                                           (DOLLARS IN THOUSANDS)
Investigations........................................  $35,244    $45,737    $40,675
Business intelligence.................................    8,834     11,925     19,148
Other services........................................    4,836      9,073      7,596
                                                        -------    -------    -------
                                                        $48,914    $66,735    $67,419
                                                        =======    =======    =======

Investigations

     Kroll-O'Gara provides a variety of investigative services including financial fraud investigations, corporate investigations, litigation services, asset tracing and analysis, vendor investigations and corporate security.

     Financial fraud investigations. Kroll-O'Gara's investigators, including forensic accountants and computer specialists, work with corporations and governmental entities to detect and curtail fraudulent and illegal activities by a client's employees, vendors or contractors. When a company's senior management or a board of directors suspects their company is being victimized by such conduct, they must act quickly to confirm their suspicions, safeguard the company's assets, halt the undesired activity and prevent recurrences. This must be accomplished without disrupting the normal business flow. To this end, Kroll-O'Gara personnel collect and analyze information about the suspected conduct, thereby maximizing the client's ability to assess the extent of losses, attempt to recover assets and contain or prevent damaging financial impact on the company. Kroll-O'Gara's investigators have extensive experience in detecting and solving misappropriations of corporate assets, violations of fiduciary duties, business frauds and insolvency and bankruptcy fraud.

     Corporate investigations. Working closely and confidentially with management and/or legal counsel, Kroll-O'Gara's investigators and forensic accountants help to devise a strategy to solve such problems as thefts of trade secrets, threats and hostile acts, gray market and counterfeit products, patent and trademark infringements, and sexual harassment and other employee issues. Businesses have encountered growing numbers of disgruntled employees, vengeful ex-employees and ruthless competitors and distributors. This has resulted in a growing need for corporate investigations. Kroll-O'Gara attempts to determine the source and extent of the problem, develop information about the parties responsible, minimize damage to the client and propose effective measures to prevent further losses.

     Litigation services. Kroll-O'Gara provides litigation support services to a client's outside counsel and in-house lawyers in preparation for litigation or arbitration proceedings and designing settlement strategies. These services include developing evidence to support a claim or a defense, identifying and locating material witnesses, investigating adverse witnesses, locating and evaluating recoverable or relevant assets of adverse parties, assessing the strategic goals and financial commitment of the opposition and helping to assess whether an adequate recovery can be obtained if a lawsuit is successful. Kroll-O'Gara's wide-ranging information gathering can help businesses and legal strategists decide whether to sue, go to trial or employ alternative dispute resolution, and whether, and at what level, to negotiate a settlement. In complex litigation, Kroll-O'Gara's sophisticated link-analysis software can track and process voluminous documentation, as well as extensive database material, in order to identify elusive connections and produce investigative leads.

     Asset tracing and analysis. Kroll-O'Gara's asset tracing services consist of tracing and locating assets anywhere in the world and developing financial profiles and life style assessments in connection with bankruptcy cases, loan defaults, internal investigations and other due diligence requests by clients. In many cases, Kroll-O'Gara has worked with trustees in bankruptcy and insolvency, creditors' committees, bankers in workout and restructuring departments, litigators and bankruptcy attorneys, conducting searches for concealed or undisclosed assets. In other contexts, clients may be interested in a financial profile or asset analysis of a person in connection with a potential business relationship, lawsuit or internal investigation. Kroll-O'Gara's asset searching and analysis techniques are effective both in uncovering assets and in bringing debtors to the negotiating table. Kroll-O'Gara's strategies for identifying assets rely both on a range of investigative techniques and on the highly sophisticated use of electronic databases. Tactics employed include searching through sometimes obscure but publicly available local records, reviewing financial documents and conducting discreet interviews with people associated with the subject.

     Vendor qualification. Kroll-O'Gara has recently developed a vendor integrity program that provides profiles of a client's vendors, using information provided by the vendors and obtained from independent sources. A client utilizes these profiles to insure that its vendors adhere to the client's standards for ethical business practices. The fees for this service may be paid either through nominal fees charged to each participating vendor or billed directly to the client.

     Disability claims investigations. As a result of its acquisition of InPhoto in September 1998, Kroll-O'Gara provides video surveillance services to insurance companies, corporations and government agencies in connection with investigating exaggerated disability claims and other fraud. These services are provided to clients throughout the United States and in Western Europe and South Africa.

     Corporate security services. Kroll-O'Gara designs corporate security programs that help to safeguard clients' operations and premises. Security programs and systems are designed to protect the safety of key executives, preserve assets and protect the integrity of computer and telecommunications systems.

Business Intelligence

     Kroll-O'Gara provides business intelligence services to clients requiring reliable insight into the strengths, vulnerabilities and strategies of competitors and potential business partners. Kroll-O'Gara's professionals provide sophisticated business intelligence on companies and individuals, reporting on their market position, technical capabilities, strategic direction and the industries and countries in which they operate. The due diligence and background information and analysis furnished by Kroll-O'Gara is intended to be useful for clients considering significant operating or strategic decisions, such as proposed acquisitions or unsolicited offers to acquire corporate control, possible business arrangements with particular partners and proposed entries into new markets.

     Business intelligence services are utilized by lenders, underwriters, potential acquirers and other businesses concerned with assessing and attempting to minimize the risks related to major financial and other business decisions. These services include pre-transaction intelligence, due diligence investigations, competitor intelligence and analysis, intelligence in contests for corporate control, new market entry intelligence and intelligence on business partners, customers and critical vendors.

Other Services

     Monitoring services and special inquiries. Kroll-O'Gara provides monitoring services and special inquiries to clients that require an independent fact finder to end fraud and install systems that monitor compliance. Kroll-O'Gara's lawyers, forensic accountants, investigators, analysts and industry experts seek to identify violations of federal or state regulatory requirements or corporate policies and consult with clients with respect to establishing systems to audit and ensure compliance with such regulatory requirements or policies. Kroll-O'Gara serves as an objective fact finder, one whose work product might well be turned over to a questioning government regulator or a skeptical and vocal segment of the public. In addition, Kroll-O'Gara's fact finding efforts have been enlisted by management or by audit committees concerned about problems that need to be resolved within an enterprise.

VOICE AND DATA COMMUNICATIONS GROUP

     Satellite communication integration. Kroll-O'Gara offers comprehensive design and hardware and software integration services customized to meet specific satellite communication requirements of its customers. This involves the integration of portable satellite terminals, mobile antennas and software-based air time. Usually these systems are designed for remote or security intensive operations. The portable satellite terminals, which are manufactured by third party suppliers and distributed by Kroll-O'Gara, allow the user to make voice and data transmissions via satellite link anywhere in the world.

     Navigation systems. Kroll-O'Gara distributes Global Positioning Satellite (common known as GPS) systems primarily in the United Kingdom and Europe. The GPS products enable users to identify their exact location throughout the world.

     Computer hardware and software security. Kroll-O'Gara offers computer hardware and software consulting services. Businesses face a variety of risks from both employees and outsiders who infiltrate computer systems by various means including e-mail and internet access points. For example, disgruntled employees or competitors may cause unauthorized changes to a company's website, redirect message traffic to an alternative website or create "hate sites" containing negative and often untrue information about a business. Kroll-O'Gara's investigators are able to track down the perpetrators of these activities, analyze how the incident occurred and offer countermeasures to prevent future security breaches. Kroll-O'Gara also can help a client locate information vital to a lawsuit, and do so in a manner that assists in proving the admissability of such evidence. Such information is located by the use of forensic software that allows Kroll-O'Gara to recover previously deleted computer files, obtain access to password protected files, and search a hard drive for up to 256 words or phrases simultaneously. The services provided by this portion of the Voice and Data Communications Group are being shifted to Kroll-O'Gara's new Information Security Group.

CUSTOMERS

SECURITY PRODUCTS AND SERVICES GROUP

     Commercial products. Kroll-O'Gara's armored commercial vehicle customers include governmental and private buyers. U.S. and foreign governmental buyers purchase both fully and light-armored vehicles. Governmental buyers also comprise the market for Parade Cars. Typically, governmental buyers consist of ministries of foreign affairs, defense and internal affairs and offices of presidential security. Such customers are not constrained in their purchasing decisions by considerations such as import duties and taxes and are free to search globally for the best product available. The procurement cycles of governmental buyers can range from relatively rapid, when the vehicles are for the use of the head of state or in response to a particular crisis, to prolonged bureaucratic bids and evaluations for normally budgeted items. Kroll-O'Gara's private customers for armored commercial vehicles include corporations and individuals. Private buyers are much more sensitive to cost (of which import duties and taxes may be a substantial part) and, therefore, often will buy a locally produced product, if one exists. Local servicing of the vehicle is also a critical concern to private buyers. Kroll-O'Gara's customers for cash-in-transit vehicles are generally financial institutions, and purchasing decisions depend on many criteria including the ownership of the institution (private or governmental), insurance requirements and costs. The geographic distribution of 1997 sales of Kroll-O'Gara's commercial armored vehicles, as a percentage of total 1997 sales for those products, was as follows:

                             1997 COMMERCIAL SALES
                               BY GEOGRAPHIC AREA

                                                               PERCENTAGE OF
                                                              COMMERCIAL SALES
                                                              ----------------
Central and South America...................................         38
Europe......................................................         33
North America...............................................         10
Middle East.................................................          8
Far East....................................................          6
Other.......................................................          5

     Military products. Kroll-O'Gara's market for military hardware products is worldwide in scope, including the U.S. Military and foreign defense forces. Kroll-O'Gara's major contracts for delivery of Up-Armored HMMWVs are with the U.S. Military. Additionally, Kroll-O'Gara provides protected container systems, typically used to protect missile systems from small arms fire, to the U.S. Military under a subcontract with Lockheed Martin. Kroll-O'Gara has sold Up-Armored HMMWVs to Qatar and Luxembourg, either directly or through the U.S. Foreign Military Sales Program and is seeking to expand its sales of these vehicles to foreign defense forces.

     Training. Kroll-O'Gara began offering advanced driver training, firearms training and surveillance detection training courses after its acquisition of ITI, which had an established customer base of U.S. and foreign governmental agencies and corporate customers. Many private sector clients are drawn to Kroll-O'Gara's training courses due to Kroll-O'Gara's reputation of providing these services to various governmental agencies. Kroll-O'Gara markets its various courses to its armored commercial vehicle customers and vice versa.

     Risk and crisis management. A significant portion of Kroll-O'Gara's customers for investigating and negotiating ransom demands in connection with kidnappings and for investigating incidents of product tampering or disparagement arise from a contract with American International Group, Inc. ("AIG"), an international multi-risk insurance company, under which Kroll-O'Gara investigates certain claims by AIG's insureds. Although Kroll-O'Gara is paid by AIG after claims are made for such occurrences, Kroll-O'Gara's client is the affected person or entity. Kroll-O'Gara's customers for its information services relating to travel safety are multinational corporations and individuals. Kroll-O'Gara markets its information services to many of its customers for other products and services.

     Site security systems. Since it began offering site protection systems integration services in early 1996, Kroll-O'Gara has obtained numerous contracts with both Russian and multinational companies to provide integrated site security systems. Currently, Kroll-O'Gara is marketing these products primarily in

Russia. Corporate and governmental buyers of integrated security systems normally purchase through their corporate security officer, a governmental department responsible for the particular facility's security, a facility manager or a construction project manager. Purchases generally are made on project-specific proposals and include the cost of the hardware, transportation costs to the site, engineering integration and documentation.

INVESTIGATIONS AND INTELLIGENCE GROUP

     From 1994 through 1997, Kroll-O'Gara provided investigative and intelligence services to approximately 2,100 clients located in the United States and approximately 1,200 clients located in other parts of the world. Kroll-O'Gara's clients for these services include multinational corporations, leading law firms, financial institutions, government agencies and individuals in a wide range of business sectors. The financial institutions to which Kroll-O'Gara provides services include many of the largest international investment banks, numerous commercial banks, insurance companies and other significant credit institutions. Kroll-O'Gara's governmental clients include agencies of the U.S. Government, state and local governments in the United States and a number of foreign governments and ministries.

     Kroll-O'Gara classifies its investigative and intelligence sales by where the services are delivered; international sales are services delivered outside the United States. For the years ended December 31, 1995, 1996 and 1997, 71%, 73% and 67%, respectively, of this Group's net sales were attributable to services delivered in the United States; the balance were attributable to services delivered outside the United States.

     Although many of Kroll-O'Gara's clients utilize these services on a periodic basis, relatively few clients utilize Kroll-O'Gara's services each year and the clients that account for a material percentage of net sales in any year may vary widely.

     Generally, in the United States Kroll-O'Gara charges for its investigative and intelligence services on an hourly basis at varying rates, depending upon the type of service being provided and the competition that exists in providing the service. Kroll-O'Gara also provides these services, particularly outside the United States, on a negotiated project, or fixed fee, basis. Providing services on a fixed fee basis enhances the potential for higher profit margins. However, such arrangements can also result in unexpected losses on a particular project. Kroll-O'Gara believes that this risk is reduced by the large number of its fixed fee arrangements.

VOICE AND DATA COMMUNICATIONS GROUP

     Satellite communication integration. Principal customers for satellite communications services include private corporations and individuals, governmental agencies, peacekeeping forces and disaster relief organizations which operate in lesser-developed countries that lack a telecommunications infrastructure, in rural areas of developed countries or in disaster scenarios in which the traditional forms of telecommunications are rendered inoperable. Increasingly, customers are demanding that the satellite communication channels provided be secure. Depending on the level of security desired, satellite communication systems can be implemented using a variety of encryption methods up to and including fully secure U.S. Government STU-III telephones. Most of Kroll-O'Gara's satellite communication customers are located outside of the United States because the U.S. Federal Communications Commission does not permit private corporations or individuals to use terminals in the United States which do not utilize the American Mobile Satellite Corp. satellite network. The terminals marketed by Kroll-O'Gara access the INMARSAT network rather than the American Mobile Satellite network.

     Navigation systems. Kroll-O'Gara resells GPS equipment through approximately 1,270 independent distributors and retailers in the United Kingdom and France. Marine GPS units are sold generally through distributors and retailers which specialize in marine electronics and others that sell general boat equipment. Outdoor (general recreational) GPS units are sold through sporting goods retailers, camping and outdoor stores and general electronics stores. Aviation GPS equipment is sold through aviation equipment retailers.

     Computer hardware and software security. Kroll-O'Gara markets its computer hardware and software security to its corporate customers. These customers either are concerned about potential infiltration of their proprietary databases or have had their databases infiltrated by employees or third parties.

MARKETING AND SALES

     Commercial. Kroll-O'Gara believes that it enjoys excellent name recognition and a strong reputation in the security industry. The central element of Kroll-O'Gara's commercial marketing strategy is to leverage the name recognition and reputation of its products and services by positioning Kroll-O'Gara as a global provider of one-stop risk mitigation services and products. Kroll-O'Gara believes that by positioning itself in this manner it can capitalize on its existing customer base, maximize the benefits of its long history of supplying security-related products and services around the world and leverage its leadership niche in the risk mitigation market. Kroll-O'Gara tailors its marketing strategy to each geographic area of the world and often will tailor its product and services offering by country. There is strong cross-marketing of its products and services which Kroll-O'Gara believes strengthens the image of each product group.

     On a worldwide basis, Kroll-O'Gara employs 46 full-time sales professionals in its Security Products and Services Group who operate out of Los Angeles, California; Washington, D.C.; Miami, Florida; Fairfield, Ohio; Sao Paulo, Brazil; Lamballe, France; Paris, France; Mexico City, Mexico; Subic Bay, the Philippines; Moscow, Russia; and Geneva, Switzerland. All personnel have a geographic and/or product-specific responsibility. In most cases, these sales personnel also maintain and recruit sales agents or distributors. The agents or distributors have geographic and product-specific agreements, and compensation in most cases is based upon a commission arrangement. The sales personnel use a consultative approach when offering solutions to the customers security problems. Sales cycles for commercial physical security products can range from several months to a matter of days, depending upon the product and the urgency associated with the security problem being addressed. Physical security products which are readily available, such as the fully armored Standard Suburban, allow Kroll-O'Gara to assist customers who have, or believe they have, developed an immediate threat.

     In its Investigations and Intelligence Group, Kroll-O'Gara relies on its professionals not only to provide services to existing clients, but also for business development. Kroll-O'Gara's professionals are principally responsible for the marketing of services and for establishing relationships with clients. Kroll-O'Gara obtains engagements from a client's board of directors, chief executive and chief financial officers, general counsel and a variety of other corporate officials, including business development officers, security managers, risk managers and human resource personnel. Kroll-O'Gara's senior professionals act as relationship managers for Kroll-O'Gara's major clients, and a significant amount of Kroll-O'Gara's marketing consists of maintaining and developing these personal relationships. In addition, Kroll-O'Gara has a professional staff in New York City and in each of its regional headquarters that includes marketing, sales and public relations professionals who support and coordinate Kroll-O'Gara's marketing efforts on a worldwide basis. These marketing efforts include seminars, briefings, receptions, breakfast and lunch meetings, direct mail and selected advertising in trade and other journals. Kroll-O'Gara's services and marketing events are promoted through its Internet website and a publication mailed periodically to approximately 20,000 clients and prospective clients.

     Kroll-O'Gara's marketing efforts attempt to increase business with existing clients by expanding clients' awareness of the range of services offered by Kroll-O'Gara and by broadening the decision makers within a client's organization that are aware of the range of services offered by Kroll-O'Gara. Kroll-O'Gara's business development staff periodically conducts surveys of clients to assess their perception of the range and quality of its services and, after the completion of an assignment, clients are often asked to complete a quality control questionnaire.

     Because most of the product sales of Kroll-O'Gara's Voice and Data Communications Group are through independent distributors and retailers, Kroll-O'Gara employs only eight sales professionals in that Group, most of whom operate out of its Deer Park, New York and Salisbury, United Kingdom facilities.

     Military. Kroll-O'Gara continues to position itself in the marketplace as a commercial company with a military production capability and to emphasize its ability to develop new products, or product adaptations, quickly and more cost-effectively than traditional defense contractors. In marketing its products to the military, Kroll-O'Gara also places strong emphasis on its superior antitank and antipersonnel mine protection for the occupants of tactical wheeled vehicles. Kroll-O'Gara markets its military products through a combination of trade show exhibitions, print advertising in military-related periodicals and direct customer visits. Kroll-O'Gara emphasizes the cross-marketing of military and commercial products, which it believes strengthens the image of each product group. Kroll-O'Gara also has entered into exclusive teaming and joint marketing agreements with AM General Corporation, the manufacturer of the basic HMMWV, for sales in the military and commercial arenas. These agreements designate Kroll-O'Gara as the exclusive armorer to AM General for HMMWVs and allow Kroll-O'Gara to benefit from the AM General distribution network and save on certain costs, such as exhibitions where AM General and Kroll-O'Gara otherwise would both show products.

     Kroll-O'Gara's military sales activities are directed toward identifying contract bid opportunities with various U.S. Government agencies, private enterprises acting as prime contractors on government contracts, sales through the Foreign Military Sales Program, and military sales directly to foreign military organizations. Kroll-O'Gara has two full-time business development managers who are responsible for this activity and also has contractual arrangements with several outside consultants who assist the business development managers in their activities. Proposal preparation and presentation for government projects is done by a proposal team which normally consists of program managers who have specific project responsibilities, a contracting officer, a cost accountant and various manufacturing and engineering personnel.

ENGINEERING AND DEVELOPMENT

     Kroll-O'Gara's engineering and development activities are centered on products offered by its Security Products and Services Group. Kroll-O'Gara emphasizes engineering excellence and has an extensive engineering staff. Design engineers use state-of-the-art two-dimensional and three-dimensional computer aided design and engineering (CAD/CAE) systems in conjunction with coordinate measuring machines to develop electronic models which generally are converted to solid models or prototypes. Manufacturing engineers concentrate on the ability of Kroll-O'Gara to manufacture a product design, on improvements in the production process and overall cost reductions from better methods, fewer components and less expensive materials with equal or superior quality and on materials handling issues. Applying these techniques, in the last several years Kroll-O'Gara has been able to produce savings in both the time and cost necessary to produce its armored vehicles.

     Quality engineering is responsible for assuring that manufacturing and design plans are consistent with a reliable, quality product that meets the specifications of the customer. Quality engineers also are responsible for identifying in-process quality inspection points in the work orders. Kroll-O'Gara's ballistic engineer, in conjunction with its design and manufacturing engineers, develops new ballistic and blast protection systems that meet ever-changing threats. The ballistic engineer also is responsible for the ballistic testing required by customers, the assignment of ballistic specifications to final products and the issuance of ballistic specifications for internal quality control. Advanced engineering is responsible for new product development in conjunction with design engineering, manufacturing engineering and ballistic engineering. Kroll-O'Gara estimates that it expended approximately $2.0 million, $2.8 million and $2.9 million in 1995, 1996 and 1997, respectively, on its engineering and development efforts. The amount for 1997 includes expensed amounts reimbursed under a Systems Technical Support Contract described under "U.S. Government Contracts."

U.S. GOVERNMENT CONTRACTS

     Kroll-O'Gara serves as the U.S. Military's sole source contractor for armoring the HMMWV fleet. Since its initial contract in August 1993 to armor 59 HMMWVs, Kroll-O'Gara has been awarded contracts to armor a total of 1,993 HMMWVs. Of these, 1,323 Up-Armored HMMWVs have been shipped, as follows:

                                                              NUMBER OF
                                                               HMMWVS
YEAR                                                           SHIPPED
----                                                          ---------
1993........................................................        0
1994........................................................      139
1995........................................................       26
1996........................................................      507
1997........................................................      366
1998 (through September 30).................................      285
                                                                -----
     Total..................................................    1,323
                                                                =====

     Kroll-O'Gara's most recent contract with the U.S. Military covers 738 Up-Armored HMMWVs for the U.S. Army and the U.S. Air Force, to be delivered from August 1998 through June 2000. The contract for 378 of those vehicles for the U.S. Air Force was signed in March 1998, with the remaining amount contracted for in April 1998. The award includes an option for an additional 216 vehicles. As the Up-Armored HMMWV fleet grows, Kroll-O'Gara is experiencing continued growth in sales of spare parts and related fleet management activity, including a $2.0 million annual contract to support field requirements. This contract was most recently renewed in March 1998.

     In January 1997, Kroll-O'Gara signed a Systems Technical Support ("STS") Contract with the U.S. Military to support continued research and development on the Up-Armored HMMWV program. The four year contract, three of which are option years, was budgeted for $2.5 million in 1997, with $2.5 million options in such of 1998 and 1999 and a $2.0 million option in 2000. In September 1997, the U.S. Military exercised its options for 1998 and 1999. The STS Contract, in part, allows Kroll-O'Gara to make new design improvements, to conduct additional testing of materials, components and vehicles and to explore alternate and more advanced armor configurations. The contract requires Kroll-O'Gara to provide 25,000 hours per year of engineering and development time to the U.S. Military. Kroll-O'Gara believes that the knowledge gained from STS Contract work can be applied to its commercial manufacturing programs.

     As a subcontractor to Lockheed Martin Corporation, Kroll-O'Gara has provided armoring for certain missile weapons systems. Kroll-O'Gara was first engaged in September 1993 by Lockheed Martin to armor launch systems of missiles. Kroll-O'Gara was most recently engaged by Lockheed

Martin in March 1997 to provide such armoring and believes that it is well positioned for future engagements.

COMPETITION

     The markets for Kroll-O'Gara's products and services are highly competitive. Kroll-O'Gara competes in a variety of fields, with competitors ranging from small businesses to multinational corporations.

SECURITY PRODUCTS AND SERVICES GROUP

     Kroll-O'Gara believes that its design, engineering and production expertise in providing fully integrated ballistic and blast protected vehicles gives it a competitive advantage over those competitors who provide protection against only selected ballistic threats. The largest competitor on a worldwide basis in the production of armored commercial vehicles is Mercedes-Benz Aktiengesellschaft, which sells its product through its worldwide dealer distribution system. In addition, there are a number of other vehicle armorers in Europe, the Middle East and Latin America which armor primarily locally manufactured automobiles. U.S. based protected passenger automobile armorers include the Pittston Company (owner of Brinks armored vehicles), Moloney Coachbuilders, Inc., Armor Holdings, Inc., and Armet Armored Vehicles, Inc. The principal competitive factors are price, quality of engineering and design, production capability and capacity, ability to meet delivery schedules and reputation in the industry. There are a large number of companies, such as Simula, Inc., that provide specific armoring packages for tactical wheeled vehicles, helicopters and selected other military applications. Kroll-O'Gara believes that, as the size of the Up-Armored HMMWV requirement continues to grow, competition from major defense contractors may increase.

     With regard to the security services provided by this Group, Kroll-O'Gara competes with numerous local integrators and small consultant-type businesses, such as Control Risks Group Ltd., and also with large suppliers of security-related equipment such as Western Resources, Inc., Pinkerton's, Inc., The Wackenhut Corporation, Borg-Warner Security Corporation, Pittway Corporation, Armor Holdings, Inc., ICTS International, N.V. and Tyco International Ltd. The principal competitive factors are the best approach to solving the problems, expertise, price, trust, availability and the company or individual reputation.

INVESTIGATIONS AND INTELLIGENCE GROUP

     In this area, Kroll-O'Gara competes with local, regional, national and international firms, including investigative and security firms, guard companies and specialized consultants in specific areas such as kidnapping. Kroll-O'Gara believes that it is one of the largest companies in the world providing a broad array of corporate investigation, risk and crisis management and business intelligence services on a global basis and enjoys strong name recognition in its industry. Nevertheless, Kroll-O'Gara faces significant, and increasing, competition in the United States and elsewhere in the world from a variety of companies that provide some of the services offered by Kroll-O'Gara. In most service areas in which Kroll-O'Gara operates, there is at least one competitor that is significantly larger or more established than Kroll-O'Gara. Many of the national and international accounting firms, along with other companies such as Decision Strategies/Fairfax International, LLC and Investigations Group, Inc., provide consulting services similar to some of the services provided by Kroll-O'Gara. Some of these firms have indicated an interest in providing corporate investigation and business intelligence services on a broader scale. The accounting firms have significantly larger financial and other resources than Kroll-O'Gara and have long-established relationships with their clients, which also are likely to be clients or prospective clients of Kroll-O'Gara. In addition, large multinational security product and service providers have indicated an interest in expanding their services to include value-added services such as certain of the investigation and consulting services provided by Kroll-O'Gara.

VOICE AND DATA COMMUNICATIONS GROUP

     In this Group, the products distributed by Kroll-O'Gara compete with those offered by many companies, including STN Atlas Elektronik, GmbH and Nera AS. Kroll-O'Gara believes that the competitive factors in this portion of its business include product reliability, the incorporation of advanced technological features, price, ease of installation, availability and service. With respect to secure custom communications systems integration services and computer hardware and software security services, Kroll-O'Gara competes with small and large communications and computer security systems integrators.

SEASONALITY, BACKLOG AND RELATED MATTERS

     Approximately 23% of Kroll-O'Gara's net sales during 1997 were derived from U.S. Military contracts and an additional 5% were derived from commercial contracts with U.S. governmental agencies or foreign governments. For 1996, these percentages were 36% and 6%, respectively. Military and governmental contracts generally are awarded on a periodic or sporadic basis. Kroll-O'Gara frequently receives substantial orders in one quarter, the revenues from which will not be recognized until one or more subsequent quarters. As a result, Kroll-O'Gara generally has significant fluctuations from time to time in its business. Historically, these fluctuations have not been seasonal. Kroll-O'Gara does not believe that its business is seasonal overall, although historically the first quarter has been weaker than the other three. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year.

     Kroll-O'Gara's backlog at December 31, 1996 and 1997 was approximately $28.8 million and $50.0 million, respectively. Backlog consists of net sales value for firm orders not previously included in net sales on the basis of percentage-of-completion accounting. Because many factors affect the conclusion of definitive agreements for contracts awarded and the production and delivery of Kroll-O'Gara's products, no assurance can be given as to when or whether net sales will be recognized from Kroll-O'Gara's backlog. Year-to-year comparisons of backlog are not necessarily indicative of future operating results.

     Kroll-O'Gara's net sales from government contracts and most commercial contracts for its armoring products are recognized using the percentage-of-completion method. Under this method, estimated contract revenues are accrued based generally on the percentage that costs to date bear to total estimated costs. Estimated contract losses are recognized in full in the period in which it becomes likely that a loss will occur. Accordingly, contract revenues and total cost estimates are reviewed and revised periodically as the work progresses and as change orders are approved, and adjustments based upon the percentage-of-completion are reflected in contract revenues in the period when such estimates are revised. See "The Kroll-O'Gara Company -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

PROPERTIES AND FACILITIES

     Kroll-O'Gara maintains executive offices in New York, New York, and Fairfield, Ohio, and regional headquarters in London, England; Hong Kong; Miami, Florida; and New York, New York. In addition, Kroll-O'Gara maintains 29 domestic offices or facilities in 15 states and 33 foreign offices or facilities in 18 foreign countries around the world. Kroll-O'Gara's principal properties and facilities as of September 30, 1998 were as follows:

                                                             BUILDING
LOCATION                                                  SQUARE FOOTAGE       STATUS
--------                                                  --------------    -------------
Fairfield, Ohio.........................................     130,000            owned
Lamballe, France........................................     125,000           leased
Subic Bay, the Philippines..............................      85,000        subcontractor
Sao Paulo, Brazil.......................................      50,000           leased
New York, New York......................................      36,900           leased
Mexico City, Mexico.....................................      20,000            owned
Washington, D.C. area...................................         n/a           leased
San Antonio, Texas......................................         n/a            owned

     Fairfield, Ohio. In addition to executive offices, this facility contains full production and assembly facilities for Kroll-O'Gara's armored commercial vehicles and the manufacturing and distribution of Up-Armored HMMWVs. The facility is financed through tax-exempt debt and is pledged to secure the repayment of such debt. The facility includes a complete fabrication and machine shop equipped with a computer controlled plasma cutter, a computer controlled press break, mills, automated grinders, a robotic welder and two coordinate measuring machines, paint booths and ancillary equipment for both military and commercial painting.

     Lamballe, France. This facility houses the management, sales and accounting functions of Labbe. The site contains facilities for production of armored commercial and cash-in-transit vehicles, design studios for development of prototypes, integrated computer systems, and areas for parts, fabrication, painting and quality control. This facility also contains a ballistics range. Labb has occupied the site since 1948. It currently is leased for a term expiring in September 2000. For accounting purposes, this is treated as an operating lease.

     Subic Bay, the Philippines. This facility is owned by a subcontractor, but is supervised by Kroll-O'Gara's personnel and performs installation of armoring kits engineered in the Fairfield, Ohio facility.

     Sao Paulo, Brazil. This facility, which was expanded to include a second facility on an adjacent location in December 1996, is used for manufacturing and sales of a full product line of armored commercial vehicles. It currently is leased for a term expiring in March 2000. For accounting purposes, this lease is treated as an operating lease.

     New York, New York. This facility contains executive offices and serves as the headquarters for Kroll-O'Gara's Investigations and Intelligence Group. The space is leased for a term expiring in December 2007. For accounting purposes, this lease is treated as an operating lease.

     Mexico City, Mexico. This facility is used for manufacturing and sales of armored commercial vehicles. The facility currently is installing armoring kits which have been engineered in the Fairfield, Ohio facility. Kroll-O'Gara expects the facility to have the capability to build a complete product line once it has fully trained its production work force.

     Washington D.C. area. This facility is used for advanced security training and includes a portion of an abandoned airport runway that is used specifically for advanced driver training. The facility is leased for a term expiring in May 1999. For accounting purposes, this lease is treated as an operating lease.

     San Antonio, Texas. This facility, which was acquired in 1997, consists of 165 acres of land used for advanced driver and force protection training.

     Kroll-O'Gara's manufacturing capabilities include fully integrated manufacturing programs which link production control, materials control, quality control and accounting, thus allowing Kroll-O'Gara to issue work orders, update and track inventories, implement quality assurance procedures, schedule and track production and report, on a daily basis, costs accumulated to a job. Kroll-O'Gara's non-executive offices range from approximately 320 square feet to approximately 8,800 square feet and are subject to leases expiring through May 2002. Kroll-O'Gara believes that its facilities are adequate for its current needs and that its properties, including machinery and equipment, are generally in good condition, well maintained and suitable for intended current and foreseeable uses.

EMPLOYEES

     As of September 30, 1998, Kroll-O'Gara had 1,311 employees (not including 177 temporary employees), comprised of 103 in marketing and sales, 467 in manufacturing, 376 in professional services, 28 in engineering and 337 in general and administrative. Kroll-O'Gara's U.S. employees are not represented by any union and are not covered by any collective bargaining agreements. Approximately 25 employees of Labb are employed under agreements with the Confederation Francaise Democratique du Travail. Wage increase parameters are set twice a year by Kroll-O'Gara's local management in consultation with the union. Kroll-O'Gara has not experienced any work stoppages or employee related slowdowns and believes that its relationship with its employees is good.

GOVERNMENT REGULATION

     Kroll-O'Gara's services are subject to various federal, state, local and foreign laws, including laws designed to protect the privacy of persons. Subsidiaries of Kroll-O'Gara hold private investigative licenses from, and their investigative activities are subject to regulation by, the state and local licensing authorities in the locations where such subsidiaries do business. Kroll-O'Gara also utilizes certain data from outside sources, including data from third party vendors and various government and public record services, in performing its services. Such utilization is subject to compliance with applicable law.

     Additionally, the laboratory of Kroll-O'Gara's drug testing subsidiary is certified on the federal level and licensed in a number of states. If the subsidiary fails to continue to meet all applicable requirements, its certification could be suspended or lost.

     As a contractor with agencies of the U.S. Government, Kroll-O'Gara is obligated to comply with a variety of regulations governing aspects of its operations and the workplace. Additionally, Kroll-O'Gara's contracts give the contracting agency the right to conduct audits of Kroll-O'Gara's facilities and operations, and such audits occur routinely. An audit involves a governmental agency's review of Kroll-O'Gara's compliance with the prescribed procedures established in connection with the government contract.

     Regulations promulgated by the U.S. Commerce Department require Kroll-O'Gara to obtain a general destination license in connection with the sale of certain commercial products in foreign countries, and U.S. State Department regulations require Kroll-O'Gara to file an export license in connection with sales of military equipment in foreign countries. Furthermore, the U.S. State Department prohibits all sales of military equipment to certain countries, including, among others, China, Cuba, Iran, Iraq, Libya and Syria. Additionally, foreign countries in which Kroll-O'Gara does business or into which it expects to expand have laws and regulations which may restrict Kroll-O'Gara's business.

     Kroll-O'Gara's foreign operations are subject to the laws and regulations of the various countries in which they are conducted, including licensing, labor, environmental and currency control restrictions.

ENVIRONMENTAL MATTERS

     Kroll-O'Gara and its operations are subject to a number of environmental laws, regulations and ordinances, both in the U.S. and various foreign countries, that govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling, storage and disposal practices regarding solid and hazardous materials, and impose liability for the cost of remediating, and certain damages resulting from, sites of past releases of hazardous materials. Environmental laws continue to change rapidly, and it is likely that Kroll-O'Gara will be subject to increasingly stringent environmental standards in the future. Kroll-O'Gara believes that it currently conducts its activities and operations in substantial compliance with applicable environmental laws. Kroll-O'Gara is implementing recommendations of an environmental consulting company designed to address certain air pollution, hazardous waste, underground storage tank and hazard communication matters at its Fairfield, Ohio facility. No notices of violation have been issued to Kroll-O'Gara by any regulatory agency with respect to environmental matters which remain uncorrected. Kroll-O'Gara believes that its potential liability under the environmental laws, if any, would not have a material adverse effect, individually or in the aggregate, on its results of operations, financial condition or cash flows.

LEGAL PROCEEDINGS

     Kroll-O'Gara is involved in litigation from time to time in the ordinary course of its business; however, Kroll-O'Gara does not believe that there is any pending litigation, individually or in the aggregate, that is likely to have a material adverse effect on its business or financial condition.

PATENTS, TRADEMARKS AND COPYRIGHTS

     Kroll-O'Gara currently has four issued U.S. patents relating to its armoring business. Kroll-O'Gara currently has three federally registered trademarks and a pending application for a fourth trademark. Kroll-O'Gara has no federally registered copyrights. Although Kroll-O'Gara does not believe that its ability to compete in any of its product markets is dependent on its intellectual property, Kroll-O'Gara does believe that the protection afforded by its "Armoring Assembly" and "Vehicle Mine Protection Structure" patents, both of which relate to vehicle underbody blast protection, provides Kroll-O'Gara with important technological advantages over its competitors. Although Kroll-O'Gara has protected its technologies to the extent that it believes appropriate, there can be no assurance that Kroll-O'Gara's measures to protect its proprietary rights will deter or prevent unauthorized use of Kroll-O'Gara's technologies. In other countries, Kroll-O'Gara's proprietary rights may not be protected to the same extent as in the United States.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of September 30, 1998 concerning each of Kroll-O'Gara's executive officers and directors:

NAME                                        AGE                     POSITION
----                                        ---                     --------
Jules B. Kroll............................  57     Chairman of the Board, Chief Executive
                                                   Officer and Director
Thomas M. O'Gara..........................  47     Vice Chairman of the Board and Director
Wilfred T. O'Gara.........................  41     President, Chief Operating Officer and
                                                   Director
Nicholas P. Carpinello....................  48     Controller and Treasurer
Michael G. Cherkasky......................  48     Chief Operating Officer -- Investigations
                                                   and Intelligence Group and Director
Marshall S. Cogan.........................  61     Director
Abram S. Gordon...........................  35     Vice President, General Counsel and
                                                   Secretary
Michael J. Lennon.........................  42     Chief Operating Officer -- Security
                                                   Products and Services and Director
Raymond E. Mabus..........................  49     Director
Nazzareno E. Paciotti.....................  52     Chief Financial Officer
Hugh E. Price.............................  61     Director
Jerry E. Ritter...........................  63     Director
William S. Sessions.......................  68     Director
Howard I. Smith...........................  53     Director

     JULES B. KROLL has been Chairman of the Board and Chief Executive Officer of Kroll-O'Gara since the KHI merger on December 1, 1997. He founded Kroll-O'Gara's Kroll Associates, Inc. ("Kroll") subsidiary in 1972 and has been the Chairman of the Board and Chief Executive Officer of Kroll and KHI since their foundings. Mr. Kroll also is a director of United Auto Group, Inc. He has been a director of Kroll-O'Gara since December 1997.

     THOMAS M. O'GARA has been Vice Chairman of the Board of Kroll-O'Gara since the KHI merger. He served as Chairman of the Board of Kroll-O'Gara from August 1996 until December 1997. Mr. O'Gara has also been Chairman of the Board of OHE since 1990 and was OHE's Chief Executive Officer from 1990 until 1995. He has been a director of Kroll-O'Gara since August 1996 and a director of OHE since 1988. Mr. O'Gara has held numerous executive officer and director positions with Kroll-O'Gara, its subsidiaries and its predecessors since 1975. From 1984 until 1986, Mr. O'Gara also was Honorary Consul General for the Sultanate of Oman. Thomas M. O'Gara and Wilfred T. O'Gara are brothers.

     WILFRED T. O'GARA is President and Chief Operating Officer of Kroll-O'Gara. He served as Kroll-O'Gara's Chief Executive Officer from August 1996 until the KHI merger. Mr. O'Gara has been associated with Kroll-O'Gara, its subsidiaries and its predecessors since 1983 and has held numerous executive officer and director positions, including serving as Chief Executive Officer of OHE since January 1996, President and Chief Operating Officer of OHE from 1991 through 1995 and Vice President -- Sales and Marketing of OHE from 1988 until 1991. Mr. O'Gara has been a director of Kroll-O'Gara since August 1996 and a director of OHE since 1991.

     NICHOLAS P. CARPINELLO has been Controller and Treasurer of Kroll-O'Gara since the KHI merger. From August 1996 until December 1997 he served as Kroll-O'Gara's Executive Vice President, Chief Financial Officer and Treasurer, positions he also has held with OHE since 1993. Mr. Carpinello has been associated with Kroll-O'Gara and its predecessors since 1984. From 1975 until 1984, he was employed by Arthur Andersen LLP where he served as a manager in the audit and small business consulting divisions.

     MICHAEL G. CHERKASKY became Chief Operating Officer of Kroll-O'Gara's Investigations and Intelligence Group in December 1997. Prior to the KHI merger he had been an Executive Managing Director of KHI since April 1997 and Chief Operating Officer of KHI since January 1997. From November 1995 to January 1997, he was the head of KHI's North American Region and from February 1994 to November 1995 he was the head of KHI's Monitoring Group. From June 1993 to November 1993, Mr. Cherkasky was a candidate for public office. From 1978 to June 1993, Mr. Cherkasky was with the District Attorney's office for New York County, his last position being Chief of the Investigation Division. He became a director of Kroll-O'Gara in December 1997.

     MARSHALL S. COGAN has been Vice Chairman of Foamex International, Inc., a manufacturer of polyurethane foam products, since May 1997 and Chairman and Chief Executive Officer of United Auto Group, a franchisor of car and light truck dealerships, since April 1997. Mr. Cogan was Chairman of the Board and Chairman of the Executive Committee of Foamex International from 1993 until 1997 and was Chief Executive Officer of Foamex International from 1994 until 1997. Since 1974, Mr. Cogan has been the principal shareholder, Chairman or Co-Chairman of the Board of Directors, and Chief Executive Officer or Co-Chief Executive Officer, of Trace International Holdings, Inc., a holding company operating businesses in the auto sales, foam, textile and publishing industries. Mr. Cogan has been a director of Kroll-O'Gara since December 1997.

     ABRAM S. GORDON is Vice President, General Counsel and Secretary of Kroll-O'Gara. Prior to joining Kroll-O'Gara in January 1997, he was with the law firm of Taft, Stettinius & Hollister LLP, Cincinnati, Ohio, from October 1987 until December 1996.

     MICHAEL J. LENNON became Chief Operating Officer of Kroll-O'Gara's Security Products and Services Group in December 1997. He also has been the President and Chief Operating Officer of OHE since January 1996. Mr. Lennon joined OHE in February 1994 as Manager of Commercial and Military Programs; he became Vice President for Sales, Marketing and Program Management in October 1994 and served OHE in that capacity through 1995. Prior to joining OHE, Mr. Lennon had 15 years' experience in engineering, manufacturing, quality control and marketing with General Electric Company, which he joined in 1979. From 1990 to 1994, he was Manager of Advanced Technology Marketing for their G.E. Aircraft Engines business. He became a director of Kroll-O'Gara in March 1998.

     RAYMOND E. MABUS is of counsel to the law firm of Baker, Donaldson, Bearman and Caldwell and also manages a family timber business. He served as the United States' Ambassador to the Kingdom of Saudi Arabia from 1994 until 1996, as a consultant to Mobil Telecommunications Technology from 1992 until 1994 and as Governor of the State of Mississippi from 1988 until 1992. Mr. Mabus has been a director of Kroll-O'Gara since November 1996.

     NAZZARENO E. PACIOTTI has been Chief Financial Officer of Kroll-O'Gara since the KHI merger. Prior to the KHI merger he had been the Chief Financial Officer of KHI since 1992. From 1990 to 1992, he was a Managing Director and the Controller of the Henley Group (the parent of PneumoAbex Inc. and Fisher Scientific, a laboratory supply company) and from 1988 to 1990, he was a Vice President and the Controller of PneumoAbex Inc., an aerospace contractor specializing in the manufacture of landing gear and flight actuating systems.

     HUGH E. PRICE is engaged in business development activities for Kroll-O'Gara. During 1995 and 1996, prior to joining Kroll-O'Gara, he was a consultant to various businesses and organizations. Until his retirement in 1995, Mr. Price had been employed by the Central Intelligence Agency since 1964. His positions with the Agency included Deputy and Associate Deputy Director for Operations (1991-1995),

Chief and Deputy Chief for Counterintelligence (1988-1990) and Director of Personnel (1986-1988). Mr. Price became a director of Kroll-O'Gara in October 1996.

     JERRY E. RITTER is currently a consultant to Anheuser-Busch Companies, Inc., a company engaged in the brewing and family entertainment businesses. He also is Chairman of the Board of Clark Enterprises, Inc., the general partner of the Kiel Center and the St. Louis Blues Hockey Club. From 1990 until 1996, Mr. Ritter served as Executive Vice President and Chief Financial and Administrative Officer for Anheuser-Busch Companies, Inc. Prior to that time, he served Anheuser-Busch in various other managerial and executive capacities. Mr. Ritter also is a director of The Earthgrains Company, Brown Group, Inc. and OmniQuip International, Inc. He became a director of Kroll-O'Gara in January 1997.

     WILLIAM S. SESSIONS is a partner in the law firm of Sessions & Sessions L.C. and is a consultant to various public and private businesses. From 1987 until 1993, Mr. Sessions was Director of the Federal Bureau of Investigation. He served as a United States District Judge for the Western District of Texas from 1974 until 1987. Mr. Sessions is a director of Zenith National Insurance Company. He has been a director of Kroll-O'Gara since November 1996.

     HOWARD I. SMITH has been Executive Vice President, Chief Financial Officer and Comptroller of AIG since 1996. From 1984 until 1996, Mr. Smith was Senior Vice President and Comptroller of AIG. From 1975 until 1984 Mr. Smith was a partner in the independent public accounting firm of Coopers & Lybrand. Mr. Smith also is a director of AIG, 20th Century Industries, International Lease Finance Corporation and Transatlantic Holdings, Inc. He became a director of Kroll-O'Gara in December 1997.

     Directors of Kroll-O'Gara are elected annually. Officers of Kroll-O'Gara are elected annually and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY INFORMATION

     The following table sets forth, for the fiscal years indicated, amounts of cash and certain other compensation paid by Kroll-O'Gara and its subsidiaries, for services in all capacities, to (i) Jules B. Kroll and Wilfred T. O'Gara, each of whom served as Chief Executive Officer of Kroll-O'Gara for a portion of 1997, (ii) Michael G. Cherkasky and Nazzareno E. Paciotti, who became executive officers at the time of the KHI merger, and (iii) each of Kroll-O'Gara's four other most highly compensated executive officers who received compensation in excess of $100,000 during 1997. These persons are sometimes referred to as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                      COMPENSATION AWARDS
                                        ANNUAL COMPENSATION         ------------------------
                                    ----------------------------                  SECURITIES
                                                          OTHER                   UNDERLYING
                                                         ANNUAL     RESTRICTED      STOCK
                                                         COMPEN-      STOCK         OPTION       ALL OTHER
NAME AND                            SALARY     BONUS     SATION       AWARD         GRANTS      COMPENSATION
PRINCIPAL POSITION          YEAR      ($)       ($)        ($)         ($)           (#)            ($)
------------------          ----    -------    ------    -------    ----------    ----------    ------------
Jules B. Kroll(1).........  1997    489,583        --       --             --           --          32,965(2)
Chairman and Chief
  Executive                 1996    500,000    75,000       --             --           --          31,715
Officer                     1995    500,000        --       --             --           --          30,395
Thomas M. O'Gara..........  1997    252,083        --       --             --       23,150           4,568(3)
Vice Chairman               1996    379,081     7,000       --             --           --           4,912
                            1995    410,631        --       --             --           --           1,218

                                                                           LONG TERM
                                                                      COMPENSATION AWARDS
                                        ANNUAL COMPENSATION         ------------------------
                                    ----------------------------                  SECURITIES
                                                          OTHER                   UNDERLYING
                                                         ANNUAL     RESTRICTED      STOCK
                                                         COMPEN-      STOCK         OPTION       ALL OTHER
NAME AND                            SALARY     BONUS     SATION       AWARD         GRANTS      COMPENSATION
PRINCIPAL POSITION          YEAR      ($)       ($)        ($)         ($)           (#)            ($)
------------------          ----    -------    ------    -------    ----------    ----------    ------------
Wilfred T. O'Gara.........  1997    240,000    45,000       --             --       98,150           4,898(3)
President and Chief
  Operating                 1996    200,231    45,000       --             --       17,000           4,240
Officer                     1995    140,550        --       --             --           --             462
Michael G. Cherkasky(1)...  1997    400,000        --       --      1,904,578       25,000          28,914(2)
Chief Operating Officer --  1996    300,000    75,000      898             --       68,647          26,767
Investigations and
  Intelligence              1995    260,000        --      898             --       21,882          25,971
Group
Michael J. Lennon.........  1997    148,333    70,000       --             --       20,000           5,401(3)
Chief Operating Officer --  1996    128,334    60,317       --             --       17,000           4,258
Security Products and
  Services                  1995     89,977    20,000       --             --           --             277
Group
Nazzareno E.
  Paciotti(1).............  1997    275,520    66,667       --        229,714       15,000          26,984(2)
Chief Financial Officer     1996    225,520    50,000       --             --       68,647          24,984
                            1995    225,520        --       --             --       21,882          22,797
Gary W. Allen(1)..........  1997    116,666    60,000       --             --        4,000           6,063(3)
Vice President, OHE         1996    100,666    47,784       --             --       15,000           3,817
                            1995     88,239        --       --             --           --             414
Richard L. Curotto(1).....  1997    110,000    35,000       --             --        3,000           9,006(3)
Vice President, OHE         1996    100,833    47,392       --             --       15,000           8,184
                            1995     98,433    17,000       --             --           --           2,223

---------------
(1) Messrs. Kroll, Cherkasky and Paciotti were unaffiliated with Kroll-O'Gara prior to the KHI merger on December 1, 1997; however, their compensation information is given on a pooling of interests basis, as if they had been executive officers of Kroll-O'Gara throughout the periods presented. Messrs. Allen and Curotto served as executive officers of Kroll-O'Gara until the KHI merger; their 1997 information includes compensation for the entire year.

(2) Represents pension contributions and profit-sharing contributions of $20,000 and $500, respectively, for each person and supplemental disability plan benefits of $12,465 for Mr. Kroll, $8,414 for Mr. Cherkasky and $6,484 for Mr. Paciotti.

(3) Represents profit-sharing contributions to Kroll-O'Gara's 401(k) Plan of $1,218 for Mr. Thomas M. O'Gara, $714 for Mr. Wilfred T. O'Gara, $714 for Mr. Lennon, $602 for Mr. Allen and $2,520 for Mr. Curotto and executive disability insurance plan benefits of $3,350 for Mr. Thomas M. O'Gara, $4,184 for Mr. Wilfred T. O'Gara, $4,687 for Mr. Lennon, $5,461 for Mr. Allen and $6,486 for Mr. Curotto.

EMPLOYMENT AGREEMENTS

     Commencing December 1, 1997, Kroll-O'Gara has employment agreements, or amendments to existing employment agreements, which expire on November 30, 2000, with each of Messrs. Kroll, Thomas M. O'Gara, Wilfred T. O'Gara, Lennon, Paciotti, Nicholas P. Carpinello and Abram S. Gordon, providing for annual base salaries in the amounts set forth in the table below. Each executive officer, including Mr. Cherkasky (who does not have an employment agreement), also is entitled to participate in an annual bonus plan established by the Compensation Committee of the Board and to receive up to 50% of the bonus in shares of Kroll-O'Gara's Common Stock. These employment agreements provide that employment may be terminated by Kroll-O'Gara at any time with or without cause. In a case of termination without cause, the employee is entitled to receive compensation for the greater of the balance of the term of the agreement or one year. The agreements also provide that if Kroll-O'Gara does not renew the agreement for one year or more at the end of the term, the employee will receive an amount equal to one year's base salary. Each employment agreement restricts the executive officer from competing with Kroll-O'Gara during the term of the agreement, and for two years thereafter if termination of employment is for cause or at the volition of the employee. Each of Messrs. Thomas M. and Wilfred T. O'Gara has further agreed that during his employment and for a period of 10 years thereafter he will not directly or indirectly own any interest in or perform any services for any entity which uses the word "O'Gara" as a business or trade name and competes with Kroll-O'Gara. Additionally, Mr. Kroll has agreed that during his employment with Kroll-O'Gara and for a period of 10 years thereafter he will not directly or indirectly own any interest in or perform any services for any entity which uses the word "Kroll" as a business or trade name and competes with Kroll-O'Gara. Mr. Cherkasky's base salary, as established by Kroll-O'Gara's Board of Directors, also is listed below. Additionally, at the time of the KHI merger, the executive officers were granted options to purchase shares of Kroll-O'Gara's Common Stock, in the amounts listed below; each option has an exercise price equal to 100% of the fair market value of the Common Stock on December 1, 1997 (i.e., $17.25 per share).

                                                                             OPTIONS TO PURCHASE
                                                                                   SHARES
NAME                                                          BASE SALARY      OF COMMON STOCK
----                                                          -----------    -------------------
Jules B. Kroll..............................................   $375,000               -0-
Thomas M. O'Gara............................................    275,000               -0-
Wilfred T. O'Gara...........................................    350,000            75,000
Michael G. Cherkasky........................................    400,000            25,000
Michael J. Lennon...........................................    185,000            15,000
Nazzareno E. Paciotti.......................................    275,000            15,000
Nicholas P. Carpinello......................................    140,000            10,000
Abram S. Gordon.............................................    135,000            10,000

STOCK OPTIONS

     The following table presents information on option grants to the named executive officers during 1997 pursuant to Kroll-O'Gara's 1996 Stock Option Plan. The Plan does not provide for the grant of stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS(1)
                          ------------------------------------------------------     POTENTIAL REALIZABLE
                          NUMBER OF                                                    VALUE AT ASSUMED
                          SECURITIES     % OF TOTAL                                 ANNUAL RATES OF STOCK
                          UNDERLYING      OPTIONS        EXERCISE                   PRICE APPRECIATION FOR
                           OPTIONS       GRANTED TO         OR                           OPTION TERM
                           GRANTED      EMPLOYEES IN    BASE PRICE    EXPIRATION    ----------------------
          NAME               (#)        FISCAL YEAR       ($/SH)         DATE        5%($)        10%($)
          ----            ----------    ------------    ----------    ----------    --------    ----------
Jules B. Kroll..........        --            --             --              --          --            --
Thomas M. O'Gara........    23,150           4.8          12.10         3/24/07     176,163       446,431
Wilfred T. O'Gara.......    23,150           4.8          11.00         3/24/07     160,148       405,847
                            75,000          15.6          17.25        12/01/07     813,632     2,061,404
Michael G. Cherkasky....    25,000           5.2          17.25        12/01/07     271,211       687,301
Michael J. Lennon.......     5,000           1.0          11.00         3/24/07      34,589        87,656
                            15,000           3.1          17.25        12/01/07     162,726       412,381
Nazzareno E. Paciotti...    15,000           3.1          17.25        12/01/07     162,726       412,381
Gary W. Allen...........     4,000           0.8          11.00         3/24/07      27,671        70,125
Richard L. Curotto......     3,000           0.6          11.00         3/24/07      20,754        52,594

---------------
(1) All options vest one-third per year beginning one year after the date of grant. The exercise price of all options may be paid in cash or by the transfer of shares of Kroll-O'Gara's Common Stock valued at their fair market value on the date of exercise. Each option becomes exercisable in full in the event of the execution of an agreement of merger, consolidation or reorganization pursuant to which Kroll-O'Gara is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of Kroll-O'Gara.

     With respect to each named executive officer, the following table sets forth information concerning unexercised stock options held at December 31, 1997. No options were exercised during 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                        NUMBER OF
                                                                       SECURITIES         VALUE OF
                                                                       UNDERLYING        UNEXERCISED
                                                       VALUE           UNEXERCISED      IN-THE-MONEY
                                                    REALIZED($)        OPTIONS AT        OPTIONS AT
                                                  ----------------      FY-END(#)         FY-END($)
                                                  (MARKET PRICE ON    -------------    ---------------
                               SHARES ACQUIRED     EXERCISE LESS      EXERCISABLE/      EXERCISABLE/
            NAME               ON EXERCISE(#)     EXERCISE PRICE)     UNEXERCISABLE     UNEXERCISABLE
            ----               ---------------    ----------------    -------------    ---------------
Jules B. Kroll...............        --                 --                       --                 --
Thomas M. O'Gara.............        --                 --             7,716/15,434      42,631/85,273
Wilfred T. O'Gara............        --                 --            24,716/90,434    197,744/130,375
Michael G. Cherkasky.........        --                 --            90,529/25,000    1,290,776/9,375
Michael J. Lennon............        --                 --            18,666/18,334     157,662/27,713
Nazzareno E. Paciotti........        --                 --            90,529/15,000    1,290,776/5,625
Gary W. Allen................        --                 --             16,333/2,667     138,206/17,669
Richard L. Curotto...........        --                 --             16,000/2,000     136,000/13,250

DIRECTORS' COMPENSATION

     Directors who are not employees of Kroll-O'Gara receive annually a $15,000 fee, plus options to purchase 2,000 shares of Common Stock, for serving as directors. These directors are paid $1,000 for each Board of Directors meeting attended in person and $750 for Board meetings held by telephone. Each committee Chairman receives an annual fee of $1,600 and committee members, including the Chairman, receive $750 per meeting attended, whether in person or by telephone, unless the meeting occurs on the same day as a Board meeting, in which case no separate fee is paid. Employee directors are not separately compensated for their services as directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In connection with its initial public offering, the Board of Directors of Kroll-O'Gara adopted a policy requiring that any future transactions, including loans, between Kroll-O'Gara and its officers, directors, principal shareholders and their affiliates be on terms no less favorable to Kroll-O'Gara than could be obtained from unrelated third parties and that any such transactions be approved by a majority of the disinterested members of the Board.

     Described below are certain transactions and relationships between Kroll-O'Gara and certain of its officers, directors and shareholders which have occurred during the last three fiscal years. Except with respect to interest rates charged on certain of the intercompany notes and accounts payable/receivable, Kroll-O'Gara believes that the material terms of the various transactions were as favorable as could have been obtained from unrelated third parties.

GENERAL

     Prior to October 28, 1996, Kroll-O'Gara's business was conducted by a group of companies affiliated by substantially common ownership and control. The armoring business was carried out primarily by OHE. Certain foreign armoring operations, and foreign sales for OHE, were carried out by Overseas Limited (formerly O'Gara-Hess & Eisenhardt Armoring Company, Limited), an Irish corporation ("LIMITED"), and its subsidiaries. Satellite communications operations were carried out by O'Gara Satellite Networks Limited, an Irish corporation ("OSN"), and OSN, Inc., a Delaware corporation. On October 28, 1996, certain of these companies and their businesses were reorganized and combined (the "REORGANIZATION").

     Longline Leasing, Inc. and Excel Armor Products, Inc. (together "LONGLINE/EXCEL"), each a Delaware corporation, merged as of December 31, 1996; Messrs. Thomas M. O'Gara, Wilfred T. O'Gara and Carpinello own approximately 92%, 1% and 1%, respectively, of the outstanding capital stock of Longline/Excel.

LONGLINE LEASING/EXCEL ARMOR

     Lease agreements. OHE has a Master Equipment Lease with Longline/Excel, entered into in July 1995, pursuant to which OHE leases various items of equipment from Longline/Excel. As of December 31, 1997, OHE had approximately $1,250,000 of equipment under lease for 12 and 36-month terms, beginning on various dates between July 1995 and April 1996. Rental expenses were $17,000, $381,446 and $396,005 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Supplier arrangements. During 1995 and 1996, OHE purchased the dual-hard steel required for certain aspects of its vehicle armoring from Longline/Excel, which distributed the steel for an unrelated third party. Purchases by OHE from Longline/Excel were $520,700 and $960,231 during 1995 and 1996, respectively, and accounted for 90% and 99% of Longline/Excel's sales revenues for the same periods. In connection with these purchases, OHE advanced $160,390 to Longline/Excel during 1995 to fund Longline/Excel's initial purchase commitments and guaranteed a $150,000 letter of credit furnished by Longline/Excel to the third party. OHE now purchases its dual-hard steel directly from the third party. At December 31, 1996 and 1997, OHE had receivables of $210,659 and $282,345, respectively, from Longline/Excel in connection with the prior arrangement, which sum is guaranteed by the shareholders of Longline/Excel. All other aspects of the arrangement have been terminated. Also, in August 1995, Longline/Excel and OHE entered into an agreement under which OHE manufactured certain parts needed by Longline/Excel in connection with a contract with a third party. Total revenue recognized in 1995 and 1996 in association with this contract was $113,000.

     Corporate aircraft. In February 1995, OHE entered into a lease for a Gulfstream G-II aircraft owned by Longline/Excel. The Gulfstream aircraft was purchased by Longline/Excel for a price of $4,060,000 (represented by an exchange of a prior jet leased by Kroll-O'Gara from Longline/Excel and new financing). In connection with the cancellation of the prior jet's lease, $400,493, representing the unamortized portion of OHE's $504,000 deposit on that lease, was transferred as the deposit on the Gulfstream lease. As amended in August 1996, the Gulfstream lease has provided for minimum lease payments of $35,200 per month, allowed OHE 23 hours of usage per month and provided for charges of $1,500 per hour thereafter. Rental expense related to the Gulfstream lease (including amortization of the deposit) was $414,160, $422,349 and $233,939 for 1995, 1996 and 1997, respectively. Additionally, Kroll-O'Gara paid Longline/Excel $327,000 in 1996 and $576,000 in 1997 relating to usage of the aircraft in connection with the initial public offering and the merger with KHI. Kroll-O'Gara believes that these rates were equivalent to those charged by Longline/Excel to other unrelated companies for similar services and compared favorably to rates charged by another unrelated charter service for similar aircraft.

     Kroll-O'Gara has reached agreement with Longline/Excel to terminate the aircraft lease as of July 1, 1998. Commencing July 1, 1998, Longline/Excel will provide OHE a $700 per hour discount, to a maximum of 604 hours, on Longline/Excel's normal commercial rates. This discount will end on July 1, 2003, irrespective of whether the 604 hours have been utilized. The discount will be used to amortize the remaining portion of the OHE's deposit under the lease, as well as unused prepaid hours of usage of the plane, which together aggregate $422,556.

INTERCOMPANY NOTES AND ACCOUNTS PAYABLE/RECEIVABLE AND CERTAIN LOANS

     OHE held promissory notes, for money borrowed, in the principal amounts of $100,000 and $130,000 from Mr. Thomas M. O'Gara. Each note bore interest at the rate of 8.75% per annum and was due on December 31, 1996. In December 1996, Mr. O'Gara repaid in full the $251,834 of principal and accrued interest outstanding under these notes. Mr. Thomas M. O'Gara also was indebted, for money borrowed, to OHE in the amount of $242,242, not represented by a promissory note. As of December 31, 1997, $120,191 of this indebtedness remained outstanding; the full amount outstanding was repaid in June 1998.

     OSN held a promissory note, for money borrowed, from Excel Metal Products, Inc., a corporation wholly owned by Mr. Thomas M. O'Gara, in the principal amount of $310,000, which bore interest at the rate of 8.5% and was due on February 11, 1997. All principal and accrued interest outstanding pursuant to this note, totalling $331,224, was repaid in December 1996.

     During 1995 and 1996, OHE paid Silver Springs Land and Cattle Company, a Nevada corporation of which Mr. Thomas M. O'Gara is the President and sole shareholder, $11,082 and $3,177, respectively, for the use of its facilities for corporate meetings. The use of these facilities by Kroll-O'Gara has been discontinued.

     Until the Reorganization, OHE held a 49% beneficial interest in O'Gara Overseas Services, S.A., a Swiss corporation ("OOS"), with the remaining 51% held by Limited. As part of the Reorganization, OHE's interest in OOS was exchanged for certain assets and liabilities of Limited, with the result being that OOS is no longer affiliated with Kroll-O'Gara. In addition, OHE fulfilled a demand note, bearing interest at 3% per annum, that had been outstanding with OOS in the amount of $90,930, which represented $88,685 in principal and $2,245 in interest. Also, subsequent to the Reorganization, Mr. Thomas M. O'Gara made full payment on a 3% promissory note, which totalled $302,803 including interest, held by OOS. OOS also had provided sales and marketing services for OHE and OSN. During 1995 and 1996, $377,144 and $363,583, respectively, were paid to OOS for these services. All arrangements with OOS were terminated in connection with the Reorganization.

     From its incorporation in 1988 until 1996, O'Gara Protective Services, a Nevada corporation in which the former shareholders of OHE (including Messrs. Thomas M. O'Gara, Wilfred T. O'Gara, Carpinello and Curotto) previously owned approximately a 47% interest, but which was and is controlled by Mr. Edward F. O'Gara, the brother of Messrs. Thomas M. and Wilfred T. O'Gara, was provided certain medical and general liability insurance coverage under OHE's insurance policies. These insurance programs were paid for by O'Gara Protective Services through monthly and annual premiums established by OHE's insurance provider. These arrangements were terminated upon the consummation of Kroll-O'Gara's initial public offering.

     Immediately prior to the KHI merger, KHI owed $6,349,813 to Mr. Kroll, representing unpaid principal of $4,761,958 and accrued interest of $242,356 on open account advances and loans which had been made by him to KHI from time to time since 1989. An additional $286,308 previously had been repaid. Also immediately prior to the KHI merger, Mr. Kroll owed KHI $1,420,756, representing aggregate borrowings from KHI of $1,345,499 plus $75,257 in accrued interest. Of the outstanding principal amounts, $4,380,849 owed by KHI to Mr. Kroll and $748,000 owed by Mr. Kroll to KHI bore interest at an annual rate equal to the prime rate plus 1%, $1,129,109 owed by KHI to Mr. Kroll bore interest at an annual rate equal to the brokers' loan rate (7.625% at December 1, 1997) and $597,499 owed by each of KHI and Mr. Kroll to the other bore interest at an annual rate of 7% (equal to the prime rate at the date of the loan plus 1%). Immediately prior to the KHI merger, the principal and accrued interest on all outstanding loans from KHI to Mr. Kroll were repaid in full and loans (plus all accrued interest) from Mr. Kroll to KHI were repaid to the extent of the amounts owed to KHI by Mr. Kroll. The remaining amount owed Mr. Kroll is represented by a promissory note, issued by a subsidiary of KHI at the time of the KHI merger, in the principal amount of $309,500, bearing interest at an annual rate 1/2% below the prime rate. Also, upon consummation of the KHI merger, all $6,040,313 of principal and accrued interest owed by KHI to Mr. Kroll for open account advances was repaid.

     In July 1995 AIG loaned $2,000,000 to KHI. These loans were evidenced by demand promissory notes bearing interest at an annual rate equal to the Citibank N.A. base rate in effect from time to time plus 2%. As of December 1, 1997, principal and accrued interest in the aggregate amount of $2,035,583 was outstanding under these notes. These notes were repaid in full upon the consummation of the KHI merger.

     During 1995, 1996 and 1997, Kroll-O'Gara rendered risk management services, including marketing support, and claims investigations services to AIG and its subsidiaries. Kroll-O'Gara billed AIG and its subsidiaries $3,868,967, $5,325,559 and $6,412,244 in 1995, 1996 and 1997, respectively, for such services. Included in the 1996 and 1997 amounts are payments pursuant to an agreement under which Kroll-O'Gara provides certain AIG subsidiaries with crisis management and marketing services through November 30, 1998. The agreement provides for an annual retainer ($2,288,640 for 1997), subject to certain adjustments, and is payable quarterly in advance. The accounts receivable balance for AIG was $897,361 at December 31, 1997. Since 1995, Kroll-O'Gara has purchased certain of its liability insurance, including Professional Errors and Omissions and Directors and Officers liability insurance, from AIG's subsidiaries. AIG's subsidiaries billed Kroll-O'Gara $485,807, $824,348 and $814,154 for this insurance during 1995, 1996 and 1997, respectively. Kroll-O'Gara obtains the coverage through an independent insurance broker and where possible obtains competitive proposals from unrelated third parties.

BUILDING LEASE

     OLG, Limited, an Ohio limited liability company of which Messrs. Thomas M. O'Gara, Wilfred T. O'Gara, Allen, Carpinello, Curotto and Lennon own approximately 91%, 5%, 1%, 1%, 1% and 1% of the outstanding capital stock, was formed in March 1996 for the purpose of acquiring and leasing to OHE a facility located at 4175 Mulhauser Road, Fairfield, Ohio. The building was purchased for approximately $1.8 million and was leased to OHE for one year, ending March 31, 1997, for $468,000 (plus taxes, insurance and maintenance costs). OHE exercised an option to renew the lease, at a base rent of $21,000 per month, through July 1997. Since August 1997, OHE has continued to utilize the facility on a month to month basis. In August 1998, OLG, Limited sold the building to an unrelated third party. OHE continues to lease the building from the third party.

CONSULTING AGREEMENTS

     Excel Metal Products. OSN, Inc. had a consulting agreement with Excel Metal Products under which Excel Metal Products provided management consulting services to OSN, Inc. during calendar year 1996 for a fee of $6,000 per month plus reimbursement of expenses. The arrangement terminated upon consummation of Kroll-O'Gara's initial public offering.

     William S. Sessions. From time to time, Mr. Sessions has provided consulting services to Kroll-O'Gara or OHE. During 1995, 1996 and 1997, he received $25,000, $5,000 and $7,500, respectively, for sales development assistance related to OHE's commercial armored products.

     Neil P. Saldin. Mr. Saldin was an executive officer of Kroll-O'Gara until June 30, 1997. Prior to becoming an executive officer of Kroll-O'Gara, Mr. Saldin was a consultant to OSN from October 1994 through September 1995. The consulting services, which were managerial and related to the start up of OSN's operations, were provided through a company controlled by Mr. Saldin, which was paid $180,000.

     Edward F. O'Gara. In 1995 and 1996, OHE guaranteed certain consulting agreements between Longline/Excel and Cirrus Systems, Inc., a Delaware corporation owned by Mr. Edward F. O'Gara. These agreements were for one year terms for a total of $120,000 per year and expired December 31, 1996. Mr. Thomas
M. O'Gara has agreed to indemnify OHE for any claims made under the guarantees.

EXERCISE OF STOCK OPTIONS AND SALE OF SHARES

     On August 23, 1996, Messrs. Thomas M. O'Gara, Wilfred T. O'Gara, Carpinello and Curotto exercised options previously granted on December 31, 1993 to purchase 138, 131, 91 and 85 shares of the common stock of OHE, respectively, at a price of $1.00 per share. Giving effect to the Reorganization, the corresponding numbers of shares of Kroll-O'Gara common stock were 37,667, 35,756, 24,838 and 23,201, respectively, at a price of $0.0037 per share.

     On August 23, 1996, Mr. Thomas M. O'Gara sold 10 shares of the common stock of OHE to Mr. Carpinello for a price of $468.00 per share (equivalent to 2,730 shares of Kroll-O'Gara common stock for a price of $1.71 per share). Kroll-O'Gara incurred a non-recurring, non-cash expense of approximately $19,890 in the fourth quarter of 1996 in connection with this sale. This expense resulted in a corresponding increase in additional paid-in capital, and no change in total shareholders' equity. This expense was not tax deductible and represented the difference between the net offering price and the net sales price of these shares as if issued directly by Kroll-O'Gara.

PRINCIPAL SHAREHOLDERS AND HOLDINGS OF MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Kroll-O'Gara common stock on September 30, 1998 by (i) each beneficial owner of more than five percent of the common stock, (ii) each director and named executive officer individually, and (iii) all directors and executive officers of Kroll-O'Gara as a group. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and dispositive power with respect to such shares.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
NAME                                                            NUMBER        PERCENT
----                                                          -----------    ---------
Jules B. Kroll(2)(3)........................................   2,879,991       16.7
Thomas M. O'Gara(2).........................................   2,425,935       14.0
Wilfred T. O'Gara...........................................     253,146        1.5
Gary W. Allen(4)............................................      18,768          *
Michael G. Cherkasky........................................     153,939          *
Marshall S. Cogan...........................................          --         --
Richard L. Curotto(4).......................................      41,087          *
Michael J. Lennon...........................................      21,741          *
Raymond E. Mabus............................................       2,000          *
Nazzareno E. Paciotti.......................................     103,845          *
Hugh E. Price...............................................      17,500          *
Jerry E. Ritter.............................................       2,000          *
William S. Sessions.........................................       2,000          *
Howard I. Smith(2)(5).......................................   1,444,212        8.4
All directors and current executive officers as a group (14
  persons)(4)(6)............................................   7,384,608       42.0
American International Group, Inc.(2).......................   1,444,212        8.4

---------------
 * Less than 1% of the outstanding common stock.

(1) Includes the following numbers of shares of Kroll-O'Gara common stock which may be acquired through the exercise of currently exercisable stock options or stock options which become exercisable within 60 days after September 30, 1998: Mr. Kroll, none; Mr. Thomas M. O'Gara, 7,716 shares; Mr. Wilfred T. O'Gara, 19,716 shares; Mr. Allen, 16,333 shares; Mr. Cherkasky, 90,529 shares; Mr. Cogan, none; Mr. Curotto, 16,000 shares; Mr. Lennon, 18,666 shares; Mr. Mabus, 2,000 shares; Mr. Paciotti, 90,529 shares; Mr. Price, 17,500 shares; Mr. Ritter, 1,000 shares; Mr. Sessions, 2,000 shares; Mr. Smith, none; and all directors and current executive officers as a group, 270,989 shares.

(2) Mr. Kroll's address is 900 Third Avenue, New York, New York 10022. Mr. O'Gara's address is 9113 LeSaint Drive, Fairfield, Ohio 45014. Mr. Smith's and AIG's address is 70 Pine Street, New York, New York 10270.

(3) Does not include 192,561 shares held by trusts for the benefit of Mr. Kroll's adult children, in which Mr. Kroll disclaims any beneficial interest.

(4) Messrs. Allen and Curotto ceased to be executive officers of Kroll-O'Gara on December 1, 1997. Their shares are not included in those listed as held by all directors and current executive officers as a group.

(5) Consists of 1,444,212 shares held by AIG. Mr. Smith disclaims any beneficial interest in these shares.

(6) Includes 1,444,212 shares held by AIG which are deemed to be owned by Mr. Smith and in which he disclaims any beneficial interest.

                            BACKGROUND AMERICA, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and notes thereto of Background America appearing elsewhere in this Proxy Statement/Prospectus.

GENERAL

     Background America and its wholly owned subsidiaries, Concord Security Services, Inc., a Maryland corporation, Quality Facts, Inc., an Alabama corporation, and Background America of Florida, Inc., a Tennessee corporation, deliver background investigation services to government, corporate, not-for-profit, professional and other clients. Background America was incorporated in Tennessee on September 8, 1995.

     Background America offers five primary types of services: Conventional Contract Services, Automated Contract Services, Telephony Services, Database Services and Due Diligence Services. In providing Conventional Contract Services, Background America delivers, in response to a specific background inquiry, a report based upon manual research of public and non-public sources utilizing mail, facsimile or courier for communication to and from the customer. Background America provides services similar to Conventional Contract Services by means of its Automated Contract Services, which integrates the report request, data gathering and report delivery functions with the information transfer capabilities of the internet. Background America's Telephony Services provide customers with automated human resources functions, such as pre-screening and recruitment of potential employees. Another proposed feature of Background America's Telephony Services is an information delivery system providing access, by means of computer telephony services, to educational and employment records that have been downloaded to a Background America file server. Background America also provides Database Services, which permit customers to perform their own searches of public information maintained by Background America on its central file server, and Due Diligence services which consist of more involved background searches.

     Quality Facts Stock Purchase. On January 31, 1996, Background America acquired all of the issued and outstanding stock of Quality Facts, Inc. Prior to the acquisition, Quality Facts was engaged in the business of providing background checks and pre-employment screening. In the acquisition, Background America (i) paid $300,000 cash, (ii) issued 12,000 shares of Background America common stock, and (iii) agreed to pay 50% of the federal income taxes payable by each Quality Facts shareholder, and $500 to each Quality Facts shareholder for state income taxes, relating to the sale of the shareholder's Quality Facts stock. In addition, Background America issued to the Quality Facts shareholders options to purchase a total of 10,200 shares of Background America common stock at per share exercise prices ranging from $0.75 to $2.00, with a weighted average exercise price of $1.55 per share. In conjunction with the acquisition of Quality Facts, Background America entered into employment agreements with each of the three shareholders of Quality Facts, guaranteeing each employment for a period of two years (ending in February 1998) at an annual salary of $36,000. Background America continues to employ two of these shareholders and has entered into new employment agreements with them.

     Background Source Asset Purchase. Effective June 27, 1996, Background America acquired substantially all of the assets and assumed certain liabilities of Background Source, Inc., a Tennessee corporation. The assets purchased included all of the tangible and intangible assets of Background Source used in its business of performing background searches. In connection with the purchase of these assets, Background America paid $110,000 and assumed some current liabilities of Background Source incurred in the ordinary course of business. Background America also issued to the majority shareholder of Background Source a stock purchase warrant to purchase 500 shares of Background America common stock at an exercise price of $3.50 per share.

     Concord Stock Purchase. Background America acquired all of the issued and outstanding stock of Concord Security Services, Inc. effective June 1, 1996. Concord was engaged in the business of performing background searches and pre-employment screening. Background America issued 128,572 shares of Background America common stock in the acquisition and granted to each Concord shareholder the right to put to Background America all (but not less than all) of the shares of Background America common stock issued to that shareholder at a price of $3.85 per share. The put right expired in May 1997, without being exercised by any former shareholder of Concord. So long as the former Concord shareholders own at least 128,572 shares of Background America common stock, they are entitled to recommend one person for election to the Background America Board of Directors, and Background America is required to use its reasonable efforts to cause the nominee to be elected to the Board of Directors. It is anticipated that this right will be waived in connection with the merger with Kroll-O'Gara. In connection with the Concord acquisition, Background America also entered into a three-year employment agreement with one of the principals of Concord to serve as Director of Maryland Operations. The employment agreement provides for an annual compensation package comprised of salary, benefits, car allowance, taxes and all other costs attributed to employment in an aggregate amount not to exceed $80,000.

     TCIC Asset Purchase. As of December 9, 1996, Background America acquired substantially all of the assets of Tennessee Criminal Information Center, a Tennessee general partnership. The assets purchased included all of the tangible and intangible assets of TCIC used in its business of performing background searches and maintaining a computerized database of criminal arrest records. In connection with the asset purchase, Background America paid $183,678 and assumed liabilities of TCIC with respect to prepaid customer credits.

     1997 Issuance of Preferred Stock. In June 1997, Background America issued 1,143,700 shares of Series A Preferred Stock to various purchasers at a price of $5.25 per share. In connection with the issuance of the Preferred Stock, Background America, the Preferred Stock purchasers and selected employees of Background America (the "MANAGERS") entered into a Shareholders' Agreement providing some of the Preferred Stock purchasers rights regarding representation on Background America's Board of Directors, and rights of first refusal and co-sale with respect to Background America common stock owned by some of the Managers. As a condition to the purchase of the Preferred Stock, each of the Managers also executed a covenant-not-to-compete with Background America.

     Profiles Plus Merger. On March 26, 1998, Profiles Plus, Inc., a Florida corporation engaged in the business of performing background searches and pre-employment screening, merged into Background America of Florida, Inc., a wholly owned subsidiary of Background America. In connection with the Profiles Plus merger, 83,334 shares of Background America common stock were issued, approximately $140,000 of indebtedness of Profiles Plus was repaid, and Background America granted each of the shareholders of Profiles Plus the right to put to Background America all (but not less than all) of the shareholder's Background America common stock at a price of $6.00 per share. A put option relating to 27,778 shares issued in the acquisition was exercised; the remaining put options expired unexercised. Background America paid $133,996 to the Profiles Plus shareholders in consideration of agreements not to compete and entered into an independent contractor agreement with one Profiles Plus shareholder providing for, over a period of 48 months, guaranteed payments $175,000 and allowing him to earn commissions. In addition, Background America entered into two-year employment agreements with two non-shareholder employees providing for annual salaries of $48,000 and $38,000, respectively, and providing bonuses based upon the net operating income derived from the activities of the Clearwater, Florida office. Background America granted the non-shareholder employees stock options to purchase (i) 5,000 shares of Background America common stock at an exercise price of $3.00 per share and
(ii) 500 shares of Background America common stock at an exercise price of $6.00 per share.

     Accounting Treatment. The acquisitions and the merger described above were accounted for using the purchase method. Accordingly, the purchase prices paid by Background America have been allocated to the assets purchased and liabilities assumed based upon their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of all net assets acquired is being amortized on a straight-line basis over 12 years.

RESULTS OF OPERATIONS

COMPARISON OF THE NINE MONTHS ENDING SEPTEMBER 30, 1997 AND 1998

     The following table sets forth selected results of operations for the nine months ending September 30, 1997 and September 30, 1998.

                                                              FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 1997           1998
                                                              -----------    ----------
REVENUES....................................................  $ 3,075,604    $5,027,994
COSTS OF SALES..............................................    2,554,981     3,359,593
                                                              -----------    ----------
     Gross operating profit.................................      520,623     1,668,400
OPERATING EXPENSES:
  Selling, general and administrative expenses..............    1,362,891     2,150,348
  Depreciation and amortization.............................      204,811       318,947
                                                              -----------    ----------
  Operating loss............................................   (1,047,078)     (800,895)
OTHER INCOME (EXPENSE):
  Interest expense..........................................      (79,189)       (9,139)
  Interest income...........................................       51,919        76,694
  Other, net................................................       14,308        16,692
                                                              -----------    ----------
NET LOSS....................................................  $(1,060,041)   $ (716,648)
                                                              ===========    ==========

     Revenues. Background America recognizes revenues at the time services are completed using the accrual method. Revenues increased $1,952,390, or 63%, from $3,075,604 for the nine months ended September 30, 1997 to $5,027,994 for the nine months ended September 30, 1998. The primary reasons for this increase were approximately $785,000 in sales contributed during the nine months ended September 30, 1998 due to the acquisition of Profiles Plus and growth of Background America's client base.

     Cost of Sales and Gross Profit. Costs of sales for the nine months ended September 30, 1998 increased $804,612, or 31%, from $2,554,981 for the nine months ended September 30, 1997 to $3,359,593. Gross operating profit as a percent of revenues increased from 17% for the nine months ended September 30, 1997 to 33% for the nine months ended September 30, 1998. The increase in cost of sales was due to increases in Background America's business activities as discussed above in "Revenues." The increase in gross profit percentage was primarily due to a reduction in labor costs resulting from the further implementation of Background America's automated background report development system. Background America expects continued reduction in labor costs throughout 1999 as a result of broader implementation of the report development system inclusive of additional system refinements which should decrease cost of goods sold to about 60% and increase gross margin to approximately 60% of revenues.

     Operating Expenses. Operating expenses increased $901,593 or 58%, from $1,567,702 for the nine months ended September 30, 1997 to $2,469,295 for the nine months ended September 30, 1998. Operating expenses as a percentage of revenues decreased from 51% in 1997 to 49% in 1998. The primary reasons for the increase in operating expenses were additional operating costs associated with 1997 acquisitions and increased depreciation and amortization associated with the expansion of Background America's computer system and additional amortization associated with the 1998 acquisition of Profiles Plus.

     Other Income and Expense. Interest expense decreased $70,050, or 88%, from $79,189 for the nine months ended September 30, 1997 to $9,139 for the nine months ended September 30, 1998. Interest expense, primarily from notes payable to shareholders, was significantly reduced beginning in July 1997 as a result of $1,053,735 of the notes payable and related accrued interest being canceled in exchange for the sale of the Series A Preferred Stock with a further reduction in the notes payable from cash provided from the sale of the Series A Preferred Stock. Interest income increased $24,775, or 48%, from $51,919 for the nine months ended September 30, 1997 to $76,694 for the nine months ended September 30, 1998. Interest income was generated as a result of availability of liquid assets derived from the sale of Series A Preferred Stock in June 1997. The increase resulted from an increase in the average balance of liquid assets available for investment during the respective periods. Other income increased $2,384, or 17%, from $14,308 for the nine months ended September 30, 1997 to $16,692 for the nine months ended September 30, 1998 resulting primarily from an increase in rental income due to annual rental rate adjustments.

COMPARISON OF FISCAL 1996 AND 1997

     The following table sets forth selected results of operations for the fiscal years ended December 31, 1996 and 1997, which are derived from the audited consolidated financial statements of Background America appearing elsewhere in this Proxy Statement/Prospectus.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
REVENUES....................................................  $ 1,775,815    $ 4,221,059
COSTS OF SALES..............................................    1,624,319      3,447,569
                                                              -----------    -----------
     Gross operating profit.................................      151,496        773,490
OPERATING EXPENSES:
  Selling, general and administrative expenses..............    1,118,116      1,899,086
  Depreciation and amortization.............................      118,624        279,214
                                                              -----------    -----------
  Operating loss............................................   (1,085,244)    (1,404,810)
OTHER INCOME (EXPENSE):
  Interest expense..........................................      (41,801)       (84,463)
  Interest income...........................................           --         93,106
  Other, net................................................       (1,874)        59,523
                                                              -----------    -----------
NET LOSS....................................................  $(1,128,919)   $(1,336,644)
                                                              ===========    ===========

     Revenues. Revenues increased $2,445,244, or 138%, from $1,775,815 in 1996 to $4,221,059 in 1997. The primary reasons for this increase were contributions to revenues provided by the companies acquired by Background America during 1996, as well as increases in the number of customers attributable to increased sales efforts.

     Cost of Sales and Gross Profit. Costs of sales for 1997 increased $1,823,250, or 112%, from $1,624,319 in 1996 to $3,447,569 in 1997. Gross operating profit as a percent of revenues increased from 8% in 1996 to 18% in 1997. The increase in cost of sales was due to increases in Background America's business activities as discussed above in "Revenues." The increase in gross profit percentage was primarily due to reduction of labor costs resulting from Background America's automated background report development system.

     Operating Expenses. Operating expenses for 1997 increased $941,560, or 76%, from $1,236,740 in 1996 to $2,178,300 in 1997. Operating expenses as a percentage of revenues decreased from 70% to 52% from 1996 to 1997. The primary reasons for the increase in operating expenses were additional operating costs associated with the acquisitions during 1996, increased sales and marketing costs, increased depreciation and amortization associated with the expansion of Background America's computer system, and the impact of a full year's amortization of the goodwill associated with the 1996 acquisitions.

     Other Income and Expense. In 1996, Background America incurred a net other expense of $43,675, consisting primarily of interest expense in the amount of $41,801. Interest expense of $39,600 was incurred on notes payable to Michael D. Shmerling and Alan Wernick, who were shareholders, officers and directors of Background America at the time the loans were made. In 1997, Background America received net other income of $68,166, comprised of interest expense of $84,463, interest income of $93,106 and other income of $59,523. The increased interest expense was due to increased borrowings to support an increased level of operations and expenses associated with Background America's automated background report development system, including the expansion of Background America's computer system. The interest income in 1997 was due to interest earned on the proceeds derived from the sale of Series A Preferred Stock. The other income of $59,523 in 1997 was comprised of (i) payroll and accounting services provided to companies with common ownership with Background America and
(ii) rental income from subleasing a portion of the building in which Background America's corporate headquarters is located. The payroll and accounting services were discontinued in July 1998.

  Pro Forma Effect of Stock-Based Compensation

     Background America has historically used stock options to retain and compensate officers, directors, employees and others. During 1996 and 1997, Background America granted options for the purchase of 59,952 and 189,125 shares, respectively, of Background America common stock to officers, directors and employees and others. SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to adopt the fair value method of accounting for stock-based compensation. Background America has chosen to continue to account for stock-based employee compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and Related Interpretations. If compensation cost for stock-based compensation had been determined based on the fair value of the options at the grant dates consistent with the methodology prescribed under SFAS No. 123, Background America's pro forma loss for 1996 would have increased to $1,134,412, an increase of $5,493 over the reported loss, and Background America's pro forma loss for 1997 would have increased to $1,383,360, an increase of $46,716 over the reported loss.

ACCOUNTING STANDARDS ISSUED BUT NOT YET ADOPTED

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which modifies segment reporting requirements and establishes certain criteria for reporting disclosures concerning a company's products and services, geographic areas and major customers in annual and interim financial statements. This statement is effective for financial statements of Background America for the year ended December 31, 1998. Management of Background America believes that adoption of SFAS No. 131 will not have a material effect on Background America's results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     Capital Sources. To supplement cash generated from operations, Background America has borrowed money pursuant to various credit arrangements and, in June 1997, issued shares of Series A Preferred Stock. During 1996, 1997 and 1998, certain shareholders of Background America made loans to Background America payable on demand, bearing interest at annual rates ranging from 8.50% to 8.75%. The shareholder loans have been repaid in full. From the Preferred Stock sale, Background America received cash proceeds of $4,914,317, net of issuance costs totaling $36,373, and cancelled $1,053,735 of principal and accrued interest under the shareholder loans. On April 4, 1997, Background America entered into a credit agreement with NationsBank of Tennessee, N.A., which provides for a line of credit of up to $1,000,000. The outstanding principal balance of the NationsBank line of credit bears interest at a floating rate equal to NationsBank index rate. The NationsBank line of credit matures in April 1999 and is guaranteed by certain shareholders of Background America. As of March 1, 1999, no amounts were outstanding under the NationsBank line of credit. As of September 30, 1998, Background America had approximately $1,058,328 remaining from the Preferred Stock sale, all in the form of highly liquid investments with original maturities of three months or less.

     Cash Flow and Working Capital. Net cash used in operating activities totaled $1,139,886 for the nine months ending September 30, 1998 as compared to $1,294,011 for the nine months ended September 30, 1997. As of September 30, 1998, Background America had working capital of $2,022,979, compared to working capital of $3,331,689 as of September 30, 1997.

     Future Operations and Liquidity. Background America leases certain office space under noncancelable operating lease agreements. Total estimated rents for 1999 are $222,814. Certain of these office leases are between Background America and Michael D. Shmerling, an executive officer of Background America and member of its board of directors. Background America believes that the terms of these leases are comparable to terms that would be obtained in arms' length transactions with unaffiliated third parties. Background America is also obligated to make payments on various agreements executed in connection with acquisitions previously consummated in an estimated aggregate amount of $60,400 for 1999. Background America intends to continue to increase its revenues, both by acquisitions and penetration of new markets, and such growth will likely require additional capital. The NationsBank line of credit will be terminated prior to the merger. Background America has approximately $1,000,000 available from the proceeds of the June 1997 sale of Series A Preferred Stock to fund its operations, and Background America believes that it has sufficient liquidity to fund its operations through the foreseeable future.

     Year 2000 Issues. Background America created a formal Y2K committee in August 1998. The Y2K committee established goals and deadlines for obtaining compliance and divided Y2K compliance issues into three categories: (1) infrastructure and hardware, (2) operating systems and applications, and (3) external factors.

     With respect to Infrastructure and hardware, Background America installed a Y2K compliant core networking infrastructure in February 1999. Y2K compliant application and file servers also have been installed. Currently, analytical polling software is being used to record and diagnose Y2K compliance problems on all Background America work stations.

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

     With respect to operating systems and applications, Background America has been developing code in four-digit year format since its formation in 1995. Therefore, Background America does not anticipate any material problems with internally developed software. Background America believes that it has replaced or updated externally developed accounting and office software that is not Y2K compliant, but is currently utilizing analytical polling software to record and diagnose Y2K compliance problems.

     With respect to external factors, in October 1998 Background America requested, by means of surveys, information from its vendors regarding their year 2000 compliance and is in the process of reviewing the responses to the surveys. Formal compliance requests will be issued to all vendors and clients by March 1, 1999. Background America is studying alternate sources for vendors who will not be Y2K compliant. Background America is working with the information systems departments of vendors with whom it exchanges data electronically.

     Many of the databases of public records that Background America access in its business of performing background searches utilize a two-digit year format. If some portion of these databases, or the information provided by other vendors, are not available due to year 2000 noncompliance, the timeliness of Background America's service may be impacted, and Background America may have to resort to manual searches which would be more expensive and time consuming and likely would decrease earnings.

     Quarterly Fluctuations. Background America normally does not have long term contracts with its clients, and, accordingly, net sales are dependent upon the initiation of new engagements, many of which may be for a short duration. Period-to-period comparisons within a year or between years may not be indicative of results for a full fiscal year, and results of operations for a particular quarter may not be indicative of the results to be expected for other quarters.

     Forward-Looking Statements. Forward-looking statements are made throughout this Management's Discussion and Analysis of Financial Conditions and Results of Operations. Background America's results may differ materially from those in the forward-looking statements. Forward-looking statements are based on management's current views and assumptions, and involve risks and uncertainties that could significantly affect expected results. For example, operating results may be affected by external factors such as actions of competitors, changes in laws and regulations, customer demand, effectiveness of programs, strategic relations, fluctuations in the cost and availability of resources.

BUSINESS

GENERAL

     Background America provides background investigation services to government, corporate, not-for-profit, professional and other clients. Background America was incorporated in Tennessee on September 8, 1995. Background America of Florida was incorporated in Tennessee on March 19, 1998, as a wholly owned subsidiary of Background America, to act as the acquiring company in a merger with Profiles Plus, Inc. of Clearwater, Florida. Prior to its acquisition by Background America, Concord Security Services, Inc. was incorporated in Maryland on March 21, 1991. Prior to its acquisition by Background America, Quality Facts, Inc., was incorporated in Alabama on December 1, 1992. The corporate headquarters of Background America is located at 1900 Church Street, Suite 400, Nashville, Tennessee 37203.

     Background America's founders established Background America in response to a perceived need for faster access to background investigation services. The core of Background America's senior management team was previously part of a private criminal justice firm specializing in correctional

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

facility management. Recognizing the importance of pre-employment screening for potential employees in correctional facilities management, Background America researched the industry and the existing providers of background services. As a result, Background America developed an automated system to obtain and report relevant background information. In addition to traditional means of communication, such as mail, fax and telephone, Background America's system utilizes the internet, asynchronous dial-up and a computer telephony integration system to receive, produce and report its findings to its customers, providing them with background reports.

SERVICES

     Background America's corporate headquarters is located in Nashville, Tennessee, and Background America maintains operations centers and sales offices in Hampstead, Maryland; Clearwater, Florida; and Nashville, Tennessee. In addition, Background America has regional sales representatives located in Birmingham, Alabama; Jacksonville, Florida; Memphis, Tennessee; Chicago, Illinois; Omaha, Nebraska; and Annapolis, Maryland. Background America markets five primary types of services: Conventional Contract Services, Automated Contract Services, Telephony Services, Database Services and Due Diligence Services.

     Conventional Contract Services. In providing Conventional Contract Services, Background America delivers, in response to each background inquiry, background reports specifically tailored for a particular client. The information provided by Background America in each report is based on research of both public and non-public sources of information. Historically, Background America has performed Conventional Contract Services using conventional methods of communication with the client and with Background America's information sources, such as mail, fax and telephone.

     Automated Contract Services. In February 1997, Background America initiated its first internet client, bringing into first use its Automated Contract Services, which it markets under the brand name BAI Online(sm). Automated Contract Services are essentially a means of providing background investigation services formerly available only under Background America's Conventional Contract Services by more efficient methods. Automated Contract Services simplify the Conventional Contract Services process and eliminate duplication of effort (multiple faxes and redundant data entry, for instance) by integrating the report request, data gathering and report delivery functions with the information transfer capabilities of the internet.

     Background America expects Automated Contract Systems to become its largest revenue generator over the next two to four years. As discussed above, Automated Contract Systems, by automating the order entry, file transfer, information procurement, report generation and integrated billing functions, significantly increase efficiencies in operation by reducing human capital requirements. Background America believes that these efficiencies will result in a higher gross margin than services provided under Conventional Contract Services.

     Telephony Services. In late 1997, Background America invested in a computer telephony integration system, which Background America offers under the brand name TelApply(sm). TelApply(sm)enables clients to screen respondents to media advertisements for employment. Applicants are initially screened through a series of questions asked by the computer telephony system, with the actual format and questions established by the client. Candidates who satisfy the client's initial screening requirements may be invited to a personal interview with the client company. Background America intends to offer the TelApply(sm) service by means of internet access in the future, through the U.R.L. selectsuccess.com. In the future, Background America intends to offer clients the ability to outsource verification of employment and educational history as a part of its Telephony Services, as well.

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

     Database Services. Database Services permit customers to search public information maintained and regularly updated by Background America on its central file server. The information available from this database includes local arrest records and state felony records. Background America anticipates that additional information will be added to this database in the future. Database Services can be accessed directly by the client via the internet, allowing Background America's customers to formulate and perform their own ad hoc searches of available data. Background America also searches the information available through its Database Services to assist in generating background reports offered through its Conventional Contract and Automated Contract Services. Database Services have a very low marginal service cost component, with the majority of costs attributable to in-house technical support by management information systems personnel. Costs of sales associated with the provision of Database Services result from supplier costs incurred in the pass-through of data.

     Due Diligence Services. Background America offers its more comprehensive background searches through the Capital Intelligence(TM) brand name. Capital Intelligence(TM) services are marketed to banks, investors and lawyers for assistance with high level executive decisions. In addition to the information provided by means of Conventional Contract Services, Capital Intelligence(TM) services include a ten-year comprehensive search of tax liens, civil litigation and periodical articles regarding individuals and business entities.

CUSTOMERS AND CONTRACTUAL ARRANGEMENTS

     Background America's has approximately 3500 clients nationwide, including large, publicly held companies, small, private businesses, non-profit organizations and governmental entities. Significant clients include Mariner Post-Acute Health Network, Gaylord Entertainment, American General Life & Accident Insurance, Aerotek, SouthTrust Bank, Genesis Elder Care and Sylvan Learning Centers. Background America has written service agreements with its clients, but these agreements do not provide for any minimum level of usage and typically may be terminated upon relatively short notice by either Background America or the client. Approximately one-third of Background America's 1998 revenues were derived from only three clients, and the loss of one or more of such clients could have a material, adverse effect on Background America's results of operations. In particular, one client, Aerotek, generated over 10% of Background America's revenues during 1998.

     Background America relies upon outside vendors to retrieve public records from remote sources. These vendors include individuals, private investigation firms and large public record retrieval companies. Background America is not able to direct the search methodology of its vendors or confirm that, in conducting a particular search, the vendor has (1) conducted an actual search,
(2) searched properly, (3) deciphered public information correctly, and (4) returned search information to Background America with all required information. Background America has entered into written contracts with the majority of its vendors which require the vendors to indemnify Background America against any claims by a consumer or customer based on inaccurate or incomplete public record information.

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

MARKETING AND SALES

     Background America has focused its marketing efforts on emphasizing its transition to an information technology company. Background America strategy is to grow by means of:

     - forging strategic alliances with companies who can feed Background America's core business;

     - making strategic acquisitions of companies who offer a technological, geographic or specific product advantage;

     - developing internal systems to provide higher quality products requiring less labor that may be delivered more quickly to the client;

     - developing internal products and databases that allow Background America to create new sources of revenue, providing Background America opportunities to participate earlier in the hiring process, thereby creating more demand for its core products;

     - developing a cost-effective telephony system to automate data access and permit Background America to access such data for its own core business uses and for marketing to others; and

     - earning a reputation for quality, fairness in pricing and staying on the cutting edge of technology.

COMPETITION

     Background America believes that the market for its services is crowded with, and fragmented by, providers of various services. Background America believes that one major vendor -- a spin-off of a credit bureau -- controls a significant portion of the background investigation market. Background America believes that a large segment of the market is occupied by thousands of "mom and pop" competitors, that are often operated by a former law enforcement officer or other individual with substantial courthouse contacts in a single locality who can locate the records for a background report. Many of these businesses are suppliers of public records to Background America.

     Background America believes that the principal methods of competition in its industry consist of differentiation based upon price, quality of service (including both timeliness and accuracy), the ability to offer clients automated solutions to information needs, and the ability to offer ancillary research and information to permit clients to comply with legal requirements. Background America believes that it is highly competitive within its industry when evaluating these factors.

CERTIFICATION AND GOVERNMENT REGULATION

     Background America's services are subject to various federal, state and local laws, including laws designed to protect the privacy of persons and laws requiring licensure of private investigators. Individuals who are the subject of a background check are entitled by federal law to a reinvestigation. Background America is licensed as a private investigation firm in Tennessee and Maryland, and Background America of Florida is licensed as a private investigation firm in the State of Florida. If the officers of Background America change following the merger, the State of Tennessee requires notification, and the States of Florida and Maryland require notification and application by the new officers. Various officers and employees of Background America and/or its subsidiaries are licensed as private investigators in Tennessee, Florida or Maryland. In some cases, notification of a change in ownership of the employer of a private investigator is required.

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

ENVIRONMENTAL MATTERS

     Background America is subject to various federal, state and local environmental laws and regulations. Background America has obtained a Phase I environmental report on its headquarters site in Nashville, Tennessee which indicates that the site is "acceptable." Background America's Uninterrupted Power Source backup system, maintained at its headquarters, contains sealed batteries, the use and disposal of which are subject to environmental laws and regulations. Since its formation in 1995, Background America has not received any notices that it or its properties are not in compliance with environmental laws and regulations.

EMPLOYEES

     As of March 1, 1999, Background America had approximately 100 full-time employees and approximately 25 part-time employees, none of whom are represented by a labor organization. Background America considers its relations with its employees to be good.

PROPERTIES

     Background America does not own any real property. Background America leases approximately 15,000 square feet at its headquarters site in Nashville, Tennessee, and approximately 5,000 square feet in Hampstead, Maryland. Background America of Florida leases approximately 4,000 square feet at its location in Clearwater, Florida. Certain of these office leases are between Background America and companies controlled by Michael D. Shmerling, the President, Chief Executive Officer and a director of Background America. Background America believes that the terms of its leases with Mr. Shmerling are comparable to terms that would be obtained in arms-length transactions with unaffiliated third parties. Background America believes that its properties, including equipment, are adequate for its current needs, in generally good condition and well maintained.

LEGAL PROCEEDINGS

     From time to time, Background America is involved in litigation in the ordinary course of its business. Background America currently does not believe that there is any pending or overtly threatened litigation, individually or in the aggregate, that is likely to have a material adverse effect on its business or financial condition.

INTELLECTUAL PROPERTY

     Background America has registered the trademark BACKGROUND AMERICA, INC. (name and logo) with the United States Patent and Trademark Office. Background America has also filed intent-to-use applications for the following marks:
TELAPPLY, HR INFOSOURCE, SELECTSUCCESS.COM, CAPITAL INTELLIGENCE, BAI ONLINE, and ALIAS. Background America believes that it has taken adequate steps to protect its intellectual property. There can be no assurance, however, that any of the intent-to-use applications will be registered or that Background America will be able to adequately protect its proprietary rights.

PRINCIPAL SHAREHOLDERS AND HOLDINGS OF MANAGEMENT

     The following table sets forth certain information as to the beneficial ownership of Background America common and preferred stock as of March 1, 1999, by (i) each director and executive officer,

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

(ii) all current executive officers and directors as a group, and (iii) each beneficial owner of more than five percent of Background America stock.

NAME                                COMMON STOCK (%)(1)     PREFERRED STOCK (%)        TOTAL (%)(2)
----                                --------------------    --------------------    ------------------
Michael D. Shmerling(3)...........  1,130,267   (51.4%)      190,500    (16.7%)     1,320,767  (39.5%)
Jacob May(3)......................    600,000   (27.3%)           --                  600,000  (17.9%)
Noro-Moseley Partners III,
  LP(3)...........................         --                285,700    (25.0%)       285,700   (8.5%)
Franklin Capital Associates III,
  LP(3)...........................         --                238,100    (20.8%)       238,100   (7.1%)
R-H Capital Partners, LP(3).......         --                190,500    (16.7%)       190,500   (5.7%)
Alan Wernick(3)...................    100,000    (4.5%)       14,000     (1.2%)       114,000   (3.4%)
Marc Curvin(3)....................         --                  1,000        (*)         1,000      (*)
Robert Schlossnagle...............     51,428    (2.3%)           --                   51,428   (1.5%)
Michael Rosen.....................     20,000       (*)        5,000        (*)        25,000      (*)
Dana Caro.........................     19,286       (*)           --                   19,286      (*)
Benny Ball........................         --                     --                       --
Thomas Ellis......................      4,000       (*)           --                    4,000      (*)
William Denny.....................         --                  5,000        (*)         5,000      (*)
Tom Martin........................         --                  2,000        (*)         2,000      (*)
Tim Davison.......................         --                     --                       --
Nicholas Manis....................         --                     --                       --
Russell French(3)(4)..............         --                285,700    (25.0%)       285,700   (8.5%)
James Hoffman(3)(5)...............         --                238,100    (20.8%)       238,100   (7.1%)
Stacey Garrett....................         --                     --                       --
All directors and executive
  officers as a group (15
  persons)........................  1,324,981   (60.2%)      741,300    (64.8%)     2,066,281  (61.8%)

---------------
 *  Less than 1%.

(1) Does not include shares of Background America common stock which may be acquired through the exercise of stock options or warrants which are not currently exercisable or which will not become exercisable within 60 days after March 1, 1999, but will become exercisable at the time of the merger, as described under "The Merger -- Interests of Certain Persons in the Merger."

(2) Gives effect to the conversion, on a one-for-one basis, of all shares of Background America preferred stock to shares of Background America common stock.

(3) The address of Messrs. Shmerling, May, Wernick, and Curvin is 1900 Church Street, Nashville, Tennessee 37203. The address of Noro-Moseley Partners III, LP and Mr. French is 9 North Parkway Square, 4200 Northside Parkway, Atlanta, Georgia 30327. The address of Franklin Capital Associates III, LP and Mr. Hoffman is 237 Second Avenue South, Franklin, Tennessee 37067. The address of R-H Capital Partners, LP is 3333 Peachtree Road, Atlanta, Georgia 30326.

(4) Shares voting power with respect to stock owned by Noro-Moseley Partners III, LP.

(5) Shares voting power with respect to stock owned by Franklin Capital Associates III, LP.

                   DESCRIPTION OF KROLL-O'GARA CAPITAL STOCK

     Kroll-O'Gara's authorized capital stock consists of 50,000,000 shares of
common stock $.01 par value per share, of which      shares were outstanding at
March 1, 1999 and 1,000,000 shares of undesignated preferred stock, $.01 par value per share, none of which is issued or outstanding. The following description is only a summary of the material terms of the capital stock of Kroll-O'Gara. Your rights as a shareholder of Kroll-O'Gara will be governed by the provisions of Kroll-O'Gara's Amended

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

and Restated Articles of Incorporation and Code of Regulations and by the provisions of Ohio law, including the Ohio General Corporation Law ("OGCL").

COMMON STOCK

     You will be entitled to one vote for each share held of record by you on all matters submitted to a vote of shareholders. You will not have the right to cumulate your votes in the election of directors.

     Subject to preferences which may be granted to holders of any preferred stock which is issued, you will be entitled to share in any dividends that the Board of Directors, in its discretion, validly declares from funds legally available. In the event of liquidation, each outstanding share of Kroll-O'Gara common stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and any preferred stock liquidation preferences.

     You will have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or any other securities of Kroll-O'Gara. There are no redemption or sinking fund provisions with regard to the Kroll-O'Gara common stock. All outstanding shares of Kroll-O'Gara common stock are fully paid, validly issued and nonassessable.

     The vote of holders of a majority of all outstanding shares of Kroll-O'Gara common stock is required to amend the Kroll-O'Gara Articles and to approve mergers, reorganizations, and similar transactions.

PREFERRED STOCK

     Kroll-O'Gara may issue up to 1,000,000 authorized shares of preferred stock from time to time in series having such designations, preferences and rights, qualifications and limitations as the Board of Directors may determine, without any need for your approval. Preferred stock could be given rights which would adversely affect your equity and could have preference to your Kroll-O'Gara common stock with respect to dividend and liquidation rights. Issuance of preferred stock could have the effect of acting as an anti-takeover device to prevent a change of control of Kroll-O'Gara.

PROVISIONS AFFECTING BUSINESS COMBINATIONS AND CHANGES IN CONTROL

     Ohio law governs the rights of shareholders of Kroll-O'Gara. Chapter 1704 of the Ohio Revised Code (the "ORC") may be viewed as having an anti-takeover effect. This statute, in general, prohibits an "issuing public corporation" (the definition of which includes Kroll-O'Gara) from entering into a "Chapter 1704 Transaction" with the beneficial owner (or affiliates of such a beneficial owner) of 10% or more of the outstanding shares of the corporation (an "interested shareholder") for at least three years following the date on which the interested shareholder attains such 10% ownership, unless the board of directors of the corporation approves, prior to the person becoming an interested shareholder, either the transaction or the acquisition of shares resulting in the 10% ownership position. A "Chapter 1704 Transaction" is broadly defined to include, among other things, a merger or consolidation with, a sale of substantial assets to, or the receipt of a loan, guaranty or other financial benefit (which is not proportionately received by all shareholders) from the interested shareholder. After the expiration of the three-year period, a Chapter 1704 Transaction with the interested shareholder is permitted only if either (1) the transaction is approved by the holders of at least two-thirds of the voting power of the corporation (or such different proportion as is set forth in the corporation's articles of incorporation), including a majority of the outstanding shares excluding those owned by the interested shareholder, or (2) the business combination results in the shareholders other than the interested shareholder receiving a prescribed "fair price" for their shares. One significant effect of Chapter 1704 is

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

to encourage a person to negotiate with the board of directors of a corporation prior to becoming an interested shareholder.

     In addition, Section 1707.043 of the ORC requires a person or entity that makes a proposal to acquire the control of a corporation to repay to that corporation any profits made from trades in the corporation's stock within 18 months after making the control proposal.

     Section 1701.831 of the OGCL, Ohio's Control Share Acquisition Statute, requires shareholder approval of any proposed "control share acquisition" of an Ohio corporation. A "control share acquisition" is the acquisition, directly or indirectly, by any person (including any partnership, corporation or other association of two or more persons who have a joint or common interest) of shares of a corporation that, when added to all other shares of the corporation that may be voted, directly or indirectly, by the acquiring person, would entitle the person to exercise or direct the exercise of (a) 20% or more (but less than 33 1/3%) of the voting power of the corporation in the election of directors or (b) 33 1/3% or more (but less than a majority) of such voting power or (c) a majority or more of such voting power. The control share acquisition must be approved in advance by the holders of a majority of the outstanding voting shares represented at a meeting at which a quorum is present and by the holders of a majority of the portion of the outstanding voting shares represented at such a meeting excluding the voting shares owned by the acquiring shareholder and certain "interested shares," including shares owned by officers elected or appointed by the directors of the corporation and by directors of the corporation who are also employees of the corporation.

     The purpose of the Control Share Acquisition Statute is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the Control Share Acquisition Statute grant shareholders of Kroll-O'Gara the assurance that they will have adequate time to evaluate the proposal of an acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person's purchase program to go forward in the same manner and with the same proxy information that would be available to them if a proposed merger of Kroll-O'Gara were before them and, most importantly, that the interests of all shareholders will be taken into account and the probability will be increased that they will be treated equally regarding the price to be offered for their common shares if the proposal is approved.

     The Control Share Acquisition Statute applies not only to traditional offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the Control Share Acquisition Statute could render approval of any control share acquisition difficult in that the transaction must be authorized at a special meeting of shareholders, at which a quorum is present, by the affirmative vote of the majority of the voting power represented and by a majority of the portion of that voting power excluding interested shares. Any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some shareholders might find financially attractive. On the other hand, the need on the part of the acquiring person to convince the shareholders of Kroll-O'Gara of the value and validity of his offer may cause such offer to be more financially attractive in order to gain shareholder approval.

     In addition, Section 1701.59 of the OGCL provides that in determining what such director reasonably believes to be in the best interests of the corporation the director may consider, in addition to the interests of the corporation's shareholders, any of the interests of the corporation's employees, suppliers, creditors and customers, the economy of the State of Ohio and the U.S., community and societal considerations and the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

     Although Kroll-O'Gara believes that these provisions are in its best interests, you should be aware that such provisions could be disadvantageous to you because the overall effect of these statutes may be to render more difficult or discourage the removal of incumbent management or the assumption of effective control by other persons.

TRANSFER AGENT AND REGISTRAR

     The registrar and transfer agent for Kroll-O'Gara's common stock is The Fifth Third Bank, Cincinnati, Ohio.

          COMPARISON OF RIGHTS OF HOLDERS OF KROLL-O'GARA COMMON STOCK
                      AND BACKGROUND AMERICA COMMON STOCK

     Your rights as a shareholder of Background America currently are governed by the Tennessee Business Corporation Act ("TBCA") and by Background America's Charter and Bylaws. Because Kroll-O'Gara is an Ohio corporation, your shareholder rights after the merger will be governed by Ohio law and by Kroll-O'Gara's Articles and Code of Regulations. The following discussion summarizes some of the material differences between Ohio and Tennessee law and between Kroll-O'Gara's and Background America's governing documents which may affect your rights as a shareholder.

     Authorized Capital. For the authorized capital of Kroll-O'Gara see "Description of Kroll-O'Gara Capital Stock." The total number of authorized shares of capital stock of Background America is 25,000,000, consisting of 20,000,000 shares of Background America common stock, no par value, and 5,000,000 shares of Background America preferred stock, $1.00 par value per share.

     Directors. There are no material differences in shareholder rights in this area.

     Amendment of Code of Regulations and Bylaws. Kroll-O'Gara's Code may be amended by the vote of Kroll-O'Gara shareholders entitled to exercise a majority of the voting power of Kroll-O'Gara. Background America's Bylaws may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote at any regular or special meeting of shareholders. Background America's Board also may amend the Background America Bylaws, except to change the number of directors.

     Amendment of Charter Documents. There are no material differences in shareholder rights in this area.

     Cumulative Voting. Neither Background America nor Kroll-O'Gara shareholders may vote cumulatively in the election of directors.

     Filling Vacancies on the Board of Directors. There are no material differences in shareholder rights in this area.

     Shareholder Meetings and Provisions for Notices. Kroll-O'Gara's Code provides that special meetings of shareholders may be called by the Chairman of the Board, the President, a majority of directors, or person or persons holding 50% of all voting power who would be entitled to vote at such meeting. Background America's Bylaws provide that a special meeting of shareholders may be called by the President, the Board of Directors or at the written request of the holder or holders of 10% or more of the shares entitled to vote at the meeting.

     Under Kroll-O'Gara's Code, written notice of any meeting of shareholders stating the time and place of the meeting must be given to each shareholder entitled to vote at the meeting between seven and sixty days before the date of the meeting. Written notice of a special meeting also must include the purpose or purposes for which the meeting is called, and only the business stated in the notice may be acted upon. Under Background America's Bylaws, notice of the time and place of annual or special meetings of shareholders, and in the case of a special meeting the purpose(s) for which the meeting is called and the person(s) calling the meeting, must be given between ten and sixty days before the date of the meeting.

     Notice of Director Nominations and New Business. Kroll-O'Gara's Code provides that, with respect to an annual meeting of shareholders, nominations of persons for election to the Kroll-O'Gara Board and the proposal of business to be considered at the annual meeting must be (1) specified in the notice of annual meeting given by or at the direction of Kroll-O'Gara's Board, (2) brought before the annual meeting by or at the direction of Kroll-O'Gara's Board, or (3) brought before the annual meeting by a shareholder who has complied with advance notice procedures set forth in Kroll-O'Gara's Code. There is no similar provision in Background America's Charter or Bylaws.

     Quorum. Under Kroll-O'Gara's Code, a quorum for the transaction of business at any regular or special meeting of the Kroll-O'Gara Board consists of not less than one-half of the whole authorized number of directors. Under Background America's Bylaws, a quorum for the transaction of business at any regular or special meeting of the Background America Board consists of a majority of the directors of the Board.

     The quorum required for the transaction of business at shareholder meetings of Kroll-O'Gara and Background America is essentially the same, i.e., a majority of the shares entitled to vote.

     Preemptive Rights. Neither the Kroll-O'Gara shareholders nor the holders of Background America common or preferred stock have preemptive rights.

     Voting by Shareholders. There are no material differences in shareholder rights in this area.

     Anti-takeover Statutes. Part 2 of Chapter 35 of the TBCA (the "Business Combination Act") applies to a broad range of business combinations between a Tennessee corporation and an "interested shareholder." The Business Combination Act's definition of "business combination" includes mergers; sales, leases, exchanges, mortgages, pledges or transfers of assets; exchanges of shares; issuance of voting stock; and almost any related party transaction.

     The Business Combination Act prohibits a corporation from engaging in a business combination with an interested shareholder for a period of five years following the date on which the shareholder became an "interested shareholder" unless (1) the board of directors approved the business combination before the shareholder became an "interested shareholder," (2) the corporation did not have a class of voting stock registered or traded on a national securities exchange or registered with the SEC or (3) the interested shareholder became an interested shareholder inadvertently. An "interested shareholder" is defined as any person who owns, directly or indirectly, 10% or more of the outstanding voting stock of a corporation. A person "owns" voting stock if such person individually or with or through any of its affiliates or associates (a) beneficially owns such stock, directly or indirectly, (b) has the right to acquire or vote such stock pursuant to any agreement (except that a person who has the right to vote such stock pursuant to an agreement which arises solely from a revocable proxy given in response to a proxy solicitation is not deemed to be an owner for purposes of the Business Combination Act) or (c) has any agreement for the purposes of acquiring, holding, voting or disposing of such stock with any other person who beneficially owns such stock, directly or indirectly. A corporation may elect in the charter not to be governed by the Business Combination Act. Background America has not taken action to opt out of the Business Combination Act.

     Ohio's anti-takeover statutes are described under "Description of Kroll-O'Gara Capital Stock -- Provisions Affecting Business Combinations and Changes in Control."

     Mergers, Consolidations and Other Corporate Transactions. Under the OGCL, an agreement of merger or consolidation must be approved by the directors of each constituent corporation and adopted by shareholders of each constituent Ohio corporation (other than the surviving corporation) holding at least two-thirds of the corporation's voting power, or a different proportion, but not less than a majority of the voting power, as provided in the articles of incorporation. In the case of a merger, the agreement must, in certain situations, also be adopted by the shareholders of the surviving corporation by a similar vote. Kroll-O'Gara's Articles provide that any such agreement must be adopted by shareholders holding at least a majority of the voting power.

     Holders of a majority of Kroll-O'Gara shares must approve (1) combinations and majority share acquisitions involving the transfer or issuance of that number of shares as would entitle their holders to exercise at least one-sixth of the voting power of the corporation in the election of directors immediately after the consummation of the transaction, (2) the disposition of all or substantially all of the corporation's assets other than in the regular course of business and (3) voluntary dissolutions.

     Under the TBCA, an agreement of merger or consolidation must be approved by the directors of each constituent corporation, or each corporation whose charter is to be amended or adopted, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the proposal. The separate vote of any class of shares is required, whether or not otherwise entitled to vote, if the agreement of merger or consolidation provides for the acquisition of all or part of the shares of the class. No vote of the shareholders of the surviving corporation is required to approve the merger if
(a) the agreement of merger does not amend in any respect the corporation's charter, (b) each share outstanding immediately before the effective date is to be an identical outstanding or treasury share of the surviving corporation after the effective date, and (c) the number of shares of the surviving corporation's common stock to be issued in the merger plus the number of shares of common stock into which any other securities to be issued in the merger are initially convertible does not exceed 20% of its common stock outstanding immediately before the effective date of the merger.

     Class Voting. There are no material differences in shareholder rights in this area.

     Dissenters' Rights. Under the OGCL, shareholders are entitled to dissenters' rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to its articles of incorporation. In addition, shareholders of an Ohio corporation being merged into a new corporation are also entitled to dissenters' rights. Shareholders of an acquiring corporation are entitled to dissenters' rights in a merger, combination or majority share acquisition in which the shareholders are entitled to voting rights.

     Under the TBCA, dissenting shareholders are entitled to dissenters' rights in the event of several corporate actions. These include:

          (1) consummation of a plan of merger to which the corporation is a party, if shareholder approval is required and the shareholder is entitled to vote on the merger, or if the corporation is a subsidiary that is merged with its parent;

          (2) consummation of a plan of share exchange where the corporation is
     the party whose      shares are being acquired, if the shareholder is
     entitled to vote on the plan;

          (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation, if the shareholder is entitled to vote on the sale or exchange; and

          (4) certain amendments to a corporation's charter.

     Dividends. Kroll-O'Gara may pay dividends out of surplus, however created, but must notify its shareholders if a dividend is paid out of surplus other than earned surplus. Kroll-O'Gara does not pay dividends on its common stock and currently does not expect to do so in the foreseeable future. See "Market Prices and Dividends -- Dividends." Background America may pay dividends out of any surplus and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year unless the payment would prevent it from paying its debts as they become due in the usual course of business or cause its total assets to be less than the sum of its total liabilities plus the amount needed to satisfy all classes of shares having a preference upon the distribution of assets.

     Repurchases. Kroll-O'Gara may purchase or redeem its own shares unless its assets would be less than its liabilities plus its stated capital, if any, or if it is insolvent or would be rendered insolvent by such a purchase or redemption. Background America may repurchase or redeem its shares unless it would be unable to pay its debts as they come due in the ordinary course of business or if its total assets would be less than the amount needed on dissolution to satisfy its total liabilities and to make any preferential distributions to shareholders.

     Indemnification and Limitation of Liability. Kroll-O'Gara's Code provides that Kroll-O'Gara shall indemnify to the fullest extent permitted by law any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding because he or she is or was a director, officer, employee or agent of Kroll-O'Gara, or is or was serving at the request of an executive officer of Kroll-O'Gara as a director, officer, employee or agent of another entity, against all expense, liability and loss actually incurred or suffered by the indemnitee.

     Under the OGCL a director is liable for damages for any action or failure to act only if it is proved by clear and convincing evidence that the action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation.

     Background America's Bylaws provide that Background America shall indemnify to the maximum extent permitted by law, and in the manner provided by law, any person made, or threatened to be made, a party to any threatened, pending, or completed action, suit or proceeding (whether civil, criminal, administrative, or investigative, including an action by or in the right of the corporation) because he or she is or was a director or officer of Background America or because such person, at the request of Background America, is or was serving such other organization in any capacity against expenses (including reasonable attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred if he or she acted in good faith and reasonably believed that:

          (1) in the case of conduct in the officer's or director's official capacity with Background America, his or her conduct was in Background America's best interests;

          (2) in all other cases, his or her conduct was at least not opposed to Background America's best interests; and

          (3) in the case of any criminal proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful.

     Under the TBCA Background America may not indemnify a director or officer until a determination has been made by Background America's Board of Directors or by independent special legal counsel that indemnification is permissible in the circumstances because the director has met the standard of conduct set forth in the preceding paragraph.

     Background America's Charter provides that, to the fullest extent authorized or permitted by law, no director shall be personally liable for money damages for breach of fiduciary duties, except for liability for any breach of the director's duty of loyalty to Background America or its shareholders or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

                    RIGHTS OF HOLDERS OF BACKGROUND AMERICA
                                PREFERRED STOCK

     As a holder of Background America preferred stock, some of your rights are superior to the rights of holders of Background America common stock. You will lose these preferential rights when your Background America preferred stock converts to Kroll-O'Gara common stock in the merger. Additionally, your rights as a shareholder of Background America currently are governed by the TBCA and by Background America's Charter and Bylaws. After the merger, your shareholder rights will be governed by the OGCL and by Kroll-O'Gara's Articles and Code. The following discussion summarizes your current rights as a holder of Background America preferred stock. Please see the discussion of the rights of holders of
Kroll-O'Gara common stock on page   and the discussion of the differences
between Background America common stock and Kroll-O'Gara common stock on page to understand what your rights will be after the merger.

     Dividends. Dividends accrue beginning in June, 2000, the third anniversary of the original issue date of the Background America preferred stock, and are payable at an annual rate of $0.2625 per share until March 19, 2002 and at an annual rate of $0.525 per share after that date.

     Liquidation Rights. Unless the holders of a majority of the outstanding shares of Background America preferred stock vote as a class to exclude a sale or merger from triggering liquidation rights, you have the right to receive, in the event of a sale or merger, in exchange for and in redemption of your Background America preferred stock and in lieu of any other consideration, a portion of the net proceeds of the sale or merger equal to the number of your votes divided by the aggregate of votes of all holders of Background America preferred and common stock.

     Approval of the Merger Agreement by the holders of Background America preferred stock constitutes a vote to exclude the merger from triggering liquidation rights.

     A sale or merger includes a merger or consolidation of Background America after which the shareholders of Background America own less than 50% of the voting securities of the surviving corporation or the sale, transfer or lease of all or substantially all of the assets of Background America.

     Voting Rights. At any time, you are entitled to that number of votes equal to the number of shares of Background America common stock into which your shares of Background America preferred stock are convertible. You have voting rights and powers equal to the voting rights and powers of the holders of Background America common stock and vote with the holders of Background America common stock on any matter submitted to a vote of shareholders, except those required, either by law or by the terms of the Background America preferred stock, to be submitted to a separate class vote. In the event of a sale or merger, you vote both with the holders of Background America common stock and in a separate class vote with the holders of Background America preferred stock.

     If Background America fails for any reason to comply with the terms of the Background America preferred stock, and this failure continues for thirty (30) days after written notice to Background America, then the holders of Background America preferred stock will be entitled to elect that number of directors necessary to constitute a majority of the full Board of Directors and also will have the right to fill any vacancies that may occur in the directors that they elect. This right will continue until the failure is cured.

     Conversion. You may convert your shares of Background America preferred stock into Background America common stock at any time. At present this is on a one-for-one basis. Also, upon the affirmative vote of 60% of the then outstanding shares of Background America preferred stock, each share of Background America preferred stock will automatically be converted into Background America common stock.

     Redemption. You have no redemption rights prior to March 19, 2002. After that date, if the holders of a majority of the Background America preferred stock so vote or request, Background America must redeem the Background America preferred stock as follows: one quarter (1/4) of all then outstanding shares within 90 days of the vote or request; one-third (1/3) of the then remaining shares 6 months after the initial redemption; one-half (1/2) of the then remaining shares on or before the first anniversary of the initial redemption; and all then remaining shares on or before 18 months after the initial redemption. Payment for redeemed shares must be made in cash at the fair market value of the shares as established by Background America's Board of Directors.

     Protective Provisions. Holders of a majority of the Background America preferred stock must approve the sale, assignment, lease or other disposal of any of Background America's assets or those of any subsidiary other than in the ordinary course of business. Holders of a majority of the Background America preferred stock also must approve the payment of any dividend with respect to the Background America common stock.

     Holders of two-thirds (66-2/3%) of the Background America preferred stock must approve any alteration or change in the preferences, rights, privileges or powers of the Background America preferred stock. Holders of two-thirds (66-2/3%) of the Background America preferred stock also must approve Background America entering into any sale or merger agreement.

                                 LEGAL MATTERS

     The validity of the Kroll-O'Gara common stock to be issued in connection with the merger will be passed upon by Taft, Stettinius & Hollister LLP, Cincinnati, Ohio.

                                    EXPERTS

     The consolidated financial statements and supplemental consolidated financial statements of Kroll-O'Gara as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, included in this Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to certain subsidiaries, its opinion is based on the reports of other independent public accountants, namely Deloitte & Touche LLP for the year ended December 31, 1996 and KPMG LLP for the year ended December 31, 1995. Reference is made to said reports, which include an explanatory paragraph with respect to the change in the method of accounting in 1997 for costs incurred in connection with business process reengineering activities. The audited consolidated financial statements referred to above are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Kroll Holdings, Inc. and subsidiaries as of December 31, 1996 and for the year then ended (not presented separately herein) have been audited by Deloitte &

Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Background America as of December 31, 1996 and 1997 and for the years then ended, included in this Proxy Statement/Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The audited financial statements of Securify Inc. as of December 30, 1998 and for the period from inception (February 10, 1998) to December 30, 1998, included in this Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of Kizorek, Inc. as of October 31, 1997 and for the year ended October 31, 1997, included in this Proxy
Statement/Prospectus, have been audited by Crowe, Chizek and Company LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

     It is expected that representatives of Deloitte & Touche LLP will be present at the Special Meeting, where they will have an opportunity to respond to appropriate questions of shareholders and to make a statement if they so desire.

                                 OTHER BUSINESS

     We are not aware of any matters which properly may be presented at the Special Meeting other than those discussed above. However, if other matters do come before the Special Meeting, proxies will be voted on those matters in accordance with the recommendation of the Background America Board of Directors.

                      WHERE YOU CAN FIND MORE INFORMATION

     Kroll-O'Gara files annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document filed by Kroll-O'Gara at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Kroll-O'Gara has filed a Registration Statement with the SEC covering the shares of Kroll-O'Gara common stock to be issued in the Background America merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. The full Registration Statement is on the SEC's web site and is available at the SEC's public reference rooms.

     You should rely only on the information provided in this Proxy Statement/Prospectus. No one is authorized to provide you with different information. Kroll-O'Gara is not making an offer of its Common Stock in any state where the offer is not permitted. You should not assume that the information in this Proxy Statement/Prospectus is accurate as of any date other than the date on the front of this document.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
THE KROLL-O'GARA COMPANY
Reports of Independent Public Accountants
  Report of Arthur Andersen LLP.............................    F-4
  Report of Deloitte & Touche LLP...........................    F-5
  Report of KPMG LLP........................................    F-6
Consolidated Balance Sheets as of December 31, 1996 and
  1997......................................................    F-7
Consolidated Statements of Operations for the Years Ended
  December 31, 1995, 1996 and 1997..........................    F-9
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1995, 1996 and 1997..............   F-10
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1995, 1996 and 1997..........................   F-11
Notes to Consolidated Financial Statements..................   F-12
Consolidated Balance Sheet as of September 30, 1998
  (unaudited)...............................................   F-38
Consolidated Statements of Operations for the Nine Months
  Ended September 30, 1997 and 1998 (unaudited).............   F-40
Consolidated Statement of Shareholders' Equity for the Nine
  Months Ended September 30, 1998 (unaudited)...............   F-41
Consolidated Statements of Cash Flows for the Nine Months
  Ended September 30, 1997 and 1998 (unaudited).............   F-42
Notes to Consolidated Unaudited Financial Statements........   F-43
BACKGROUND AMERICA, INC.
Independent Auditors' Report................................   F-49
Consolidated Balance Sheets as of December 31, 1996 and
  1997......................................................   F-50
Consolidated Statements of Operations for the Years Ended
  December 31, 1996 and 1997................................   F-51
Consolidated Statements of Common Shareholders' Deficit for
  the Years Ended December 31, 1996 and 1997................   F-52
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996 and 1997................................   F-53
Notes to Consolidated Financial Statements..................   F-54
Consolidated Balance Sheet as of September 30, 1998
  (unaudited)...............................................   F-62
Consolidated Statements of Operations for the Nine Months
  Ended September 30, 1997 and 1998 (unaudited).............   F-63
Consolidated Statements of Cash Flows for the Nine Months
  Ended September 30, 1997 and 1998 (unaudited).............   F-64
Notes to Consolidated Financial Statements (unaudited)......   F-65
SECURIFY INC.
Report of Independent Public Accountants....................   F-66
Balance Sheet as of December 30, 1998.......................   F-67

                                                              PAGE
                                                              -----
Statement of Operations for the Period from Inception
  (February 10, 1998) to December 30, 1998..................   F-68
Statement of Shareholders' Equity for the Period from
  Inception (February 10, 1998) to December 30, 1998........   F-69
Statement of Cash Flows for the Period from Inception
  (February 10, 1998) to December 30, 1998..................   F-70
Notes to Financial Statements...............................   F-71
Balance Sheet as of September 30, 1998 (unaudited)..........   F-76
Statement of Operations for the Period from Inception
  (February 10, 1998) to September 30, 1998 (unaudited).....   F-77
Statement of Cash Flows for the Period from Inception
  (February 10, 1998) to September 30, 1998 (unaudited).....   F-78
Notes to Financial Statements (unaudited)...................   F-79
KIZOREK, INC.
Report of Independent Auditors..............................   F-81
Balance Sheet as of October 31, 1997........................   F-82
Statement of Income and Retained Earnings for the Year Ended
  October 31, 1997..........................................   F-83
Statement of Cash Flows for the Year Ended October 31,
  1997......................................................   F-84
Notes to Financial Statements...............................   F-85
SUPPLEMENTAL FINANCIAL STATEMENTS -- THE KROLL-O'GARA
  COMPANY
Report of Independent Public Accountants....................   F-88
Supplemental Consolidated Balance Sheets as of December 31,
  1996 and 1997.............................................   F-90
Supplemental Consolidated Statements of Operations for the
  Years Ended December 31, 1995, 1996 and 1997..............   F-92
Supplemental Consolidated Statements of Shareholders' Equity
  for the Years Ended December 31, 1995, 1996 and 1997......   F-93
Supplemental Consolidated Statements of Cash Flows for the
  Years Ended December 31, 1995, 1996 and 1997..............   F-94
Notes to Supplemental Consolidated Financial Statements.....   F-95
Supplemental Consolidated Balance Sheet as of September 30,
  1998 (unaudited)..........................................  F-128
Supplemental Consolidated Statements of Operations for the
  Nine Months Ended September 30, 1997 and 1998
  (unaudited)...............................................  F-130
Supplemental Consolidated Statement of Shareholders' Equity
  for the Nine Months Ended September 30, 1998
  (unaudited)...............................................  F-131
Supplemental Consolidated Statements of Cash Flows for the
  Nine Months Ended September 30, 1997 and 1998
  (unaudited)...............................................  F-132
Notes to Supplemental Consolidated Unaudited Financial
  Statements................................................  F-133

                                                              PAGE
                                                              -----
Kroll-O'Gara and Background America Unaudited Pro Forma
  Combining Condensed Financial Statements..................  F-141
  Kroll-O'Gara and Background America Unaudited Pro Forma
     Combining Condensed Balance Sheets as of September 30,
     1998...................................................  F-142
  Kroll-O'Gara and Background America Unaudited Pro Forma
     Combining Condensed Statements of Operations for the
     Years Ended December 31, 1995, 1996 and 1997 and the
     Nine Months Ended September 30, 1997 and 1998..........  F-143
Kroll-O'Gara and Background America Unaudited Pro Forma
  Combining Condensed Financial Statements..................  F-144
  Kroll-O'Gara and Kizorek Unaudited Pro Forma and
     Background America Unaudited Pro Forma Combining
     Condensed Statements of Operations for the Year Ended
     December 31, 1997 and the Nine Months Ended September
     30, 1998...............................................  F-149
  Kroll-O'Gara Supplemental and Background America Unaudited
     Pro Forma Combining Condensed Balance Sheets as of
     September 30, 1998.....................................  F-153
  Kroll-O'Gara Supplemental and Background America Unaudited
     Pro Forma Combining Condensed Statements of Operations
     for the Years Ended December 31, 1995, 1996 and 1997
     and the Nine Months Ended September 30, 1997 and
     1998...................................................  F-154
Kroll-O'Gara Supplemental and Background America Unaudited
  Pro Forma Combining Condensed Financial Statements of
  Operations................................................  F-155
  Kroll-O'Gara Supplemental and Kizorek Unaudited Pro Forma
     and Background America Unaudited Pro Forma Combining
     Condensed Statements of Operations for the Year Ended
     December 31, 1997 and the Nine Months Ended September
     30, 1998...............................................  F-161

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of The Kroll-O'Gara Company:

     We have audited the accompanying consolidated balance sheets of THE KROLL-O'GARA COMPANY (Note 1) and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1995 or 1996 financial statements of Kroll Holdings, Inc., a company acquired during 1997 in a transaction accounted for as a pooling of interests, as discussed in Note 1. Such statements are included in the consolidated financial statements of The Kroll-O'Gara Company and reflect total assets and total revenues of 46 percent and 46 percent, respectively, in 1996 and total revenues of 62 percent in 1995, of the consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included for Kroll Holdings, Inc. for those years, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Kroll-O'Gara Company and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     As explained in Note 2(o) to the consolidated financial statements, effective in the fourth quarter of 1997, the Company changed its method of accounting for costs incurred in connection with business process reengineering activities.

                                                /S/ ARTHUR ANDERSEN LLP

Cincinnati, Ohio
  March 13, 1998

                          INDEPENDENT AUDITORS' REPORT

The Stockholders of
Kroll Holdings, Inc.

     We have audited the consolidated balance sheet of Kroll Holdings, Inc. (the "Company") and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended (not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ DELOITTE & TOUCHE LLP

New York, New York
March 13, 1997
(August 8, 1997 as to Notes 7 and 17)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Kroll Holdings, Inc.:

     We have audited the consolidated statements of operations, changes in stockholders' equity and cash flows (not presented separately herein) of Kroll Holdings, Inc. for the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Kroll Holdings, Inc. and subsidiaries for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

New York, New York
March 28, 1996

                            THE KROLL-O'GARA COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                                                         AS OF
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                 1996            1997
                                                              -----------    ------------
ASSETS
CURRENT ASSETS:
  Cash......................................................  $ 4,761,464    $  6,899,132
  Marketable securities.....................................       47,500          22,969
  Trade accounts receivable, net of allowance for doubtful
     accounts of approximately $1,913,731 and $2,515,579 in
     1996 and 1997, respectively (Notes 2 and 4)............   22,941,065      37,649,259
  Unbilled revenues (Note 2)................................    4,150,307       3,081,481
  Other receivables (Note 6)-
     Advances to shareholders...............................      288,829         525,996
     Affiliates.............................................      291,951         366,307
     Employees..............................................      490,881          47,591
  Costs and estimated earnings in excess of billings on
     uncompleted contracts (Note 4).........................   15,326,548      12,078,464
  Inventories (Note 4)......................................    8,733,640      19,452,970
  Prepaid expenses and other................................    2,856,560       6,454,873
  Deferred tax asset (Note 5)...............................           --         411,988
                                                              -----------    ------------
          Total current assets..............................   59,888,745      86,991,030
                                                              -----------    ------------

PROPERTY, PLANT AND EQUIPMENT, at cost (Notes 2 and 8):
  Land......................................................      901,079       1,636,939
  Buildings and improvements................................    3,772,295       6,223,250
  Leasehold improvements....................................    5,186,648       5,242,607
  Furniture and fixtures....................................    3,741,384       4,629,796
  Machinery and equipment...................................    8,488,348      11,290,146
  Construction-in-progress..................................           --       1,037,528
                                                              -----------    ------------
                                                               22,089,754      30,060,266
  Less -- accumulated depreciation..........................  (13,526,406)    (15,448,045)
                                                              -----------    ------------
                                                                8,563,348      14,612,221
                                                              -----------    ------------
DATABASES, net of accumulated amortization of $16,568,473
  and $19,505,625 in 1996 and 1997, respectively (Note 2)...    7,415,449       8,335,211
COSTS IN EXCESS OF ASSETS ACQUIRED, net of accumulated
  amortization of $88,752 and $772,401 in 1996 and 1997,
  respectively (Notes 2 and 3)..............................    2,316,004      17,852,392
OTHER ASSETS (Note 4).......................................    3,050,425       6,179,862
                                                              -----------    ------------
                                                               12,781,878      32,367,465
                                                              -----------    ------------
                                                              $81,233,971    $133,970,716
                                                              ===========    ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                            THE KROLL-O'GARA COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                                                          AS OF
                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1996            1997
                                                              ------------    -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Revolving lines of credit (Note 7)........................  $  9,935,947    $     559,112
  Current portion of long-term debt (Note 8)................     4,461,420        3,200,925
  Shareholder payable (Note 6)..............................     2,000,000          309,500
  Accounts payable
     Trade..................................................    15,997,708       31,585,862
     Affiliates (Note 6)....................................       532,998          874,939
  Billings in excess of costs and estimated earnings on
     uncompleted contracts (Note 4).........................     1,330,402          320,662
  Accrued liabilities.......................................     9,628,915       13,928,653
  Income taxes currently payable............................       514,871          845,753
  Deferred income taxes (Note 5)............................     1,703,377               --
  Customer deposits.........................................     3,183,564        3,839,770
                                                              ------------    -------------
          Total current liabilities.........................    49,289,202       55,465,176
OTHER LONG-TERM LIABILITIES.................................     2,057,197        1,532,730
SHAREHOLDER PAYABLE.........................................     5,048,266               --
DEFERRED INCOME TAXES (Note 5)..............................     2,002,779        2,154,758
LONG-TERM DEBT, net of current portion (Note 8).............     5,969,092       46,863,591
                                                              ------------    -------------
          Total liabilities.................................    64,366,536      106,016,255
                                                              ------------    -------------
COMMITMENTS AND CONTINGENCIES (Notes 9 and 12)
SHAREHOLDERS' EQUITY (Note 1):
  Preferred stock, $.01 par value, 1,000,000 shares
     authorized; none issued................................            --               --
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 12,593,432 and 13,590,525 shares issued and
     outstanding in 1996 and 1997, respectively.............       125,934          135,905
  Additional paid-in-capital................................    37,788,430       50,589,966
  Retained deficit..........................................   (20,903,110)     (22,387,500)
  Unrealized appreciation of marketable securities..........        14,167           10,469
  Cumulative foreign currency translation adjustment
     (Note 2)...............................................      (157,986)        (394,379)
                                                              ------------    -------------
          Total shareholders' equity........................    16,867,435       27,954,461
                                                              ------------    -------------
                                                              $ 81,233,971    $ 133,970,716
                                                              ============    =============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                            THE KROLL-O'GARA COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                            --------------------------------------------
                                                               1995            1996            1997
                                                            -----------    ------------    -------------
NET SALES:
  Security products and services..........................  $34,883,065    $ 79,155,974    $ 105,556,685
  Investigations and intelligence.........................   48,914,120      66,734,775       67,419,256
  Voice and data security.................................    2,044,115       7,770,000       17,437,408
                                                            -----------    ------------    -------------
         Net sales........................................   85,841,300     153,660,749      190,413,349
COST OF SALES:
  Security products and services..........................   26,769,685      58,718,188       75,539,848
  Investigations and intelligence.........................   33,709,055      47,116,851       41,781,284
  Voice and data security.................................    1,635,329       5,623,423       14,323,254
                                                            -----------    ------------    -------------
         Cost of sales....................................   62,114,069     111,458,462      131,644,386
                                                            -----------    ------------    -------------
         Gross profit.....................................   23,727,231      42,202,287       58,768,963
                                                            -----------    ------------    -------------
OPERATING EXPENSES:
  Selling and marketing...................................    9,448,495       9,762,911       14,371,081
  General and administrative..............................   18,888,556      23,897,014       27,538,443
  Merger related costs....................................           --              --        7,204,926
  Amortization of costs in excess of assets acquired......       26,939          43,660          683,649
                                                            -----------    ------------    -------------
         Operating expenses...............................   28,363,990      33,703,585       49,798,099
                                                            -----------    ------------    -------------
         Operating income (loss)..........................   (4,636,759)      8,498,702        8,970,864
OTHER INCOME (EXPENSES):
  Interest expense........................................   (2,812,455)     (3,139,914)      (4,806,036)
  Other, net..............................................     (384,362)        336,810         (393,135)
                                                            -----------    ------------    -------------
         Income (loss) before minority interest, provision
           (benefit) for income taxes, extraordinary item
           and cumulative effect of change in accounting
           principle......................................   (7,833,576)      5,695,598        3,771,693
  Minority interest.......................................           --              --         (156,223)
                                                            -----------    ------------    -------------
         Income (loss) before provision (benefit) for
           income taxes, extraordinary item and cumulative
           effect of change in accounting principle.......   (7,833,576)      5,695,598        3,615,470
  Provision (benefit) for income taxes....................   (1,297,837)       (161,624)       2,351,729
                                                            -----------    ------------    -------------
         Income (loss) before extraordinary item and
           cumulative effect of change in accounting
           principle......................................   (6,535,739)      5,857,222        1,263,741
  Extraordinary loss, net of applicable tax benefit of
    $129,250 (Note 7).....................................           --              --         (193,875)
                                                            -----------    ------------    -------------
         Income (loss) before cumulative effect of change
           in accounting principle........................   (6,535,739)      5,857,222        1,069,866
  Cumulative effect of change in accounting principle, net
    of applicable tax benefit of $240,000 (Note 2(o)).....           --              --         (360,000)
                                                            -----------    ------------    -------------
         Net income (loss)................................  $(6,535,739)   $  5,857,222    $     709,866
                                                            ===========    ============    =============
  Earnings (loss) per share (Note 2):
    Basic.................................................  $     (0.65)   $       0.55    $        0.05
                                                            ===========    ============    =============
    Diluted...............................................  $     (0.65)   $       0.51    $        0.05
                                                            ===========    ============    =============
  Weighted average shares outstanding (Note 2):
    Basic.................................................   10,020,777      10,742,131       13,060,818
                                                            ===========    ============    =============
    Diluted...............................................   10,020,777      11,160,157       13,720,556
                                                            ===========    ============    =============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            THE KROLL-O'GARA COMPANY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                                                        CUMULATIVE
                                                                                          UNREALIZED      FOREIGN
                                                                                         APPRECIATION    CURRENCY
                                                            ADDITIONAL                        OF        TRANSLATION
                                                  COMMON      PAID-IN       RETAINED      MARKETABLE    ADJUSTMENT
                                      SHARES      STOCK       CAPITAL       DEFICIT       SECURITIES     (NOTE 2)        TOTAL
                                    ----------   --------   -----------   ------------   ------------   -----------   -----------
BALANCE, December 31, 1994, as
  previously reported.............   3,568,008   $14,072    $ 2,482,140   $ (1,223,982)    $    --       $     493    $ 1,272,723
Adjustment for pooling of
  interests.......................   5,529,894    55,299     19,309,745     (9,729,811)         --         167,320      9,802,553
                                    ----------   --------   -----------   ------------     -------       ---------    -----------
BALANCE, December 31, 1994, as
  restated........................   9,097,902    69,371     21,791,885    (10,953,793)         --         167,813     11,075,276
Net loss..........................          --        --             --     (6,535,739)         --              --     (6,535,739)
Aggregate translation
  adjustment......................          --        --             --             --          --          29,735         29,735
Incorporation of OSN..............     922,375     1,163        248,837             --          --              --        250,000
Distributions to shareholders.....          --        --             --       (162,800)         --              --       (162,800)
                                    ----------   --------   -----------   ------------     -------       ---------    -----------
BALANCE, December 31, 1995........  10,020,277    70,534     22,040,722    (17,652,332)         --         197,548      4,656,472
Net income........................          --        --             --      5,857,222          --              --      5,857,222
Aggregate translation
  adjustment......................          --        --             --             --          --        (355,534)      (355,534)
Distributions to shareholders,
  prior to the offering...........          --        --             --       (230,000)         --              --       (230,000)
Sale of common stock between
  shareholders prior to the
  offering........................          --        --         39,780             --          --              --         39,780
Exercise of stock options, prior
  to the offering (Note 11).......     121,463         4            441             --          --              --            445
Initial public offering of common
  stock, net of issuance costs of
  approximately $3,550,000 (Note
  1)..............................   2,048,000    51,359     14,820,458             --          --              --     14,871,817
Issuance of Kroll restricted stock
  (Note 11(b))....................     403,692     4,037        887,029             --          --              --        891,066
Distribution of previously taxed S
  Corp earnings to S Corp
  shareholders (Note 1)...........          --        --             --     (9,000,000)         --              --     (9,000,000)
Forgiveness of affiliate
  obligation (Note 1).............          --        --             --        122,000          --              --        122,000
Unrealized appreciation of
  marketable securities (Note
  2)..............................          --        --             --             --      14,167              --         14,167
                                    ----------   --------   -----------   ------------     -------       ---------    -----------
BALANCE, December 31, 1996........  12,593,432   125,934     37,788,430    (20,903,110)     14,167        (157,986)    16,867,435
Net income........................          --        --             --        709,866          --              --        709,866
Aggregate translation
  adjustment......................          --        --             --             --          --        (236,393)      (236,393)
Issuance of stock bonus to certain
  employees.......................       4,547        45         49,972             --          --              --         50,017
Exercise of stock options (Note
  11).............................       4,200        42         43,152             --          --              --         43,194
Issuance of stock in conjunction
  with the acquisition of
  businesses (Note 3).............     753,806     7,538      8,452,231             --          --              --      8,459,769
Issuance of stock in conjunction
  with the purchase of minority
  interest (Note 3(f))............      69,565       696      1,242,778             --          --              --      1,243,474
Issuance of Kroll restricted stock
  (Note 11(b))....................     424,011     4,240      1,352,040             --          --              --      1,356,280
Tax benefit of restricted stock
  vesting (Note 11(b))............          --        --      2,160,341             --          --              --      2,160,341
Purchase and retirement of common
  stock (Note 11(d))..............    (259,036)   (2,590)      (498,978)    (2,194,256)         --              --     (2,695,824)
Unrealized depreciation of
  marketable securities
  (Note 2)........................          --        --             --             --      (3,698)             --         (3,698)
                                    ----------   --------   -----------   ------------     -------       ---------    -----------
BALANCE, December 31, 1997........  13,590,525   $135,905   $50,589,966   $(22,387,500)    $10,469       $(394,379)   $27,954,461
                                    ==========   ========   ===========   ============     =======       =========    ===========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            THE KROLL-O'GARA COMPANY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 16)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                 1995           1996           1997
                                                              -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(6,535,739)   $ 5,857,222    $   709,866
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities-
    Depreciation and amortization...........................    1,334,829      1,602,415      2,105,440
    Amortization of databases...............................    2,470,696      2,949,134      2,937,152
    Amortization of costs in excess of assets acquired......       26,939         26,992        683,649
    Bad debt expense........................................    3,050,310      8,108,976      2,043,080
    Shareholder stock compensation..........................           --        930,846      1,356,280
    Loss on write-off of notes receivable...................       55,966             --         35,434
    Share in net (income) loss of joint ventures............      224,789        (19,224)      (121,650)
    Loss on sale of property and equipment..................        6,245          1,872             --
    Gain on sale of marketable securities...................           --       (108,646)       (14,503)
  Change in assets and liabilities, net of effects of
    acquisitions-
    Receivables.............................................   (1,511,151)    (4,367,583)   (10,337,879)
    Unbilled revenues.......................................    1,391,221     (2,334,527)     1,068,826
    Costs and estimated earnings in excess of billings on
      uncompleted contracts.................................   (3,957,287)    (7,626,473)     3,499,084
    Inventories.............................................   (1,590,370)    (3,806,141)    (5,498,203)
    Deferred tax asset......................................           --             --       (411,988)
    Prepaid expenses and other assets.......................   (3,001,541)       480,484     (1,967,307)
    Accounts payable and income taxes currently payable.....    5,846,271      1,539,162      8,101,579
    Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................      (43,150)      (375,640)    (1,009,740)
    Customer deposits.......................................     (340,877)     1,767,785        509,540
    Amounts due to/from employees...........................       19,820       (294,471)       443,290
    Deferred income taxes payable...........................     (875,312)      (405,380)       151,979
    Accrued liabilities.....................................    1,017,909      4,090,422        737,044
    Long-term liabilities...................................      149,740       (651,660)      (561,467)
                                                              -----------    -----------    -----------
         Net cash provided by (used in) operating
           activities.......................................   (2,260,692)     7,365,565      4,459,506
                                                              -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net...........   (1,127,676)    (3,221,565)    (4,417,574)
  Proceeds from sale of property and equipment..............        4,235            600             --
  Additions to databases....................................   (2,985,409)    (3,250,360)    (3,856,914)
  Decrease (increase) in notes receivable -- shareholder....     (233,253)       233,253             --
  Acquisitions, net of cash acquired (Note 3)...............           --       (814,710)    (8,103,948)
  Sale of marketable securities.............................           --        200,313         35,424
  Other.....................................................      (27,600)       (66,711)       266,004
                                                              -----------    -----------    -----------
         Net cash used in investing activities..............   (4,369,703)    (6,919,180)   (16,077,008)
                                                              -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Loan financing fees.......................................           --             --       (723,727)
  Net borrowings (repayments) under revolving lines of
    credit..................................................    4,551,025       (252,818)    (9,376,835)
  Proceeds from long-term debt..............................       41,608         50,899     42,406,179
  Payments of long-term debt................................   (3,736,745)    (5,000,668)    (8,922,658)
  Proceeds from notes payable -- shareholder................    2,600,000      2,000,000        500,000
  Repayment of notes payable -- shareholder.................     (106,500)      (803,745)    (7,238,766)
  Net proceeds from issuance of common stock................      250,000     14,871,817             --
  Purchase and retirement of common stock...................           --             --     (2,695,824)
  Foreign currency translation..............................          922        (46,187)      (160,462)
  Distributions to shareholders.............................     (162,800)    (9,230,000)            --
  Proceeds from exercise of stock options...................           --            445         43,194
                                                              -----------    -----------    -----------
         Net cash provided by financing activities..........    3,437,510      1,589,743     13,831,101
                                                              -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH.............................   (3,192,885)     2,036,128      2,213,599
Effects of foreign currency exchange rates on cash..........           --         34,032        (75,931)
                                                              -----------    -----------    -----------
CASH, beginning of year.....................................    5,884,189      2,691,304      4,761,464
                                                              -----------    -----------    -----------
CASH, end of year...........................................  $ 2,691,304    $ 4,761,464    $ 6,899,132
                                                              ===========    ===========    ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            THE KROLL-O'GARA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

(1) BASIS OF PRESENTATION

     The Kroll-O'Gara Company, an Ohio corporation, together with its subsidiaries (collectively the "Company"), is a leading global provider of a broad range of specialized products and services that are designed to provide solutions to a variety of security needs. The Company's Security Products and Services Group markets ballistic and blast protected vehicles to businesses, individuals and governments. It also offers security services such as training, risk and crisis management services, and site security systems. The Investigations and Intelligence Group offers business intelligence and investigation services to clients worldwide. The Voice and Data Security Group offers secure satellite communication equipment, satellite navigation systems and computer hardware and software security.

     In December 1997, a wholly owned subsidiary of The O'Gara Company (O'Gara) was merged into Kroll Holdings, Inc. (Kroll). At the time of the merger, the Company's name was changed from The O'Gara Company to The Kroll-O'Gara Company.

     Effective upon the consummation of the merger, each then issued and outstanding share of Kroll common stock, including shares issued under the Kroll restricted stock plan (see Note 11), was converted into 62.52 shares of common stock of the Company or 6,098,561 shares of Company common stock in total. Outstanding employee stock options of Kroll were converted at the same exchange factor into options to purchase 551,492 shares of Company common stock (see Note
11).

     The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Kroll as though it had always been a part of the Company.

     There were no transactions between O'Gara and Kroll prior to the combination, and immaterial adjustments were recorded to conform Kroll's accounting policies. Certain reclassifications were made to the Kroll financial statements to conform to the Company's presentations. The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow:

                                                        O'GARA         KROLL         COMBINED
                                                      -----------   -----------    ------------
Nine months ended September 30, 1997 (unaudited)
  Revenue...........................................  $82,567,200   $53,823,958    $136,391,158
  Extraordinary item................................     (193,875)           --        (193,875)
  Net income........................................    4,181,387     1,796,124       5,977,511
Year ended December 31, 1996
  Revenue...........................................   82,777,691    70,883,058     153,660,749
  Net income (loss).................................    6,658,962      (801,740)      5,857,222
Year ended December 31, 1995
  Revenue...........................................   32,816,996    53,024,304      85,841,300
  Net income (loss).................................   (1,122,052)   (5,413,687)     (6,535,739)

     In connection with the merger, the Company recorded, in the fourth quarter, a charge to operating expenses of approximately $7.2 million ($5.7 million after taxes, or $0.41 per diluted share) for direct and other merger-related costs pertaining to the merger transaction. Merger transaction costs are

                            THE KROLL-O'GARA COMPANY
nonrecurring and include $0.8 million for stock-based compensation costs triggered by the change in control of Kroll, $1.8 million for stay bonuses and severance and $4.6 million which consisted primarily of fees for investment bankers, attorneys, accountants, financial printing, travel and other related charges.

     The Company was formed originally in 1996 for the purposes of becoming a holding company, effecting a reorganization and a combination of certain affiliated entities and carrying out an initial public offering of common stock. On October 28, 1996, various O'Gara entities (primarily O'Gara-Hess & Eisenhardt Armoring Company (OHE)) and their related shareholders (primarily one shareholder who owned or controlled approximately 86% to 88% of each entity) entered into the reorganization plan. Accordingly, the accompanying consolidated financial statements present, as a combination of entities under common control as if using the pooling method of accounting, the financial position and related results of operations of the O'Gara entities on a consolidated basis for all periods presented.

     On November 15, 1996, the Company completed its initial public offering of common stock. The proceeds from the sale of 2,048,000 shares of common stock were used by the Company for retirement of bank debt, payment of the AAA notes described below, purchase of a manufacturing facility in Mexico, acquisition of Palmer net assets (Note 3) and transaction costs associated with the offering.

     On October 28, 1996 OHE distributed to its shareholders a dividend of $9,000,000 in the form of long-term notes (the "AAA Notes") which represented the undistributed previously taxed income of OHE as an S Corporation through the effective date of the reorganization. During 1996 the Company recognized approximately $27,000 in interest expense related to the AAA Notes.

     In conjunction with the reorganization discussed above, the shareholders of an affiliated entity forgave $122,000 owed by OHE for no consideration. As this affiliated entity was controlled by a shareholder of the Company, this transaction has been reflected as a contribution of capital in the accompanying consolidated statement of shareholders' equity.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Consolidation -- The consolidated financial statements include the accounts of O'Gara and Kroll and all their majority-owned subsidiaries. All material intercompany accounts and transactions are eliminated. Investments in 20% to 50% owned entities are accounted for on the equity method and investments in less than 20% owned entities are accounted for on the cost method. Affiliated entities are not included in the accompanying consolidated financial statements, and include entities that are directly or indirectly owned by current shareholders or former shareholders of OHE but which were not included in the O'Gara reorganization and combination.

     (b) Revenue Recognition -- Revenue related to contracts for security products (both government and commercial) results principally from long-term fixed price contracts and is recognized on the percentage-of-completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is calculated by comparing the costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. However, adjustments to this measurement are made when management believes that costs incurred materially exceed effort expended. Contract costs include all direct material and labor costs, along with certain direct overhead costs related to contract production.

                            THE KROLL-O'GARA COMPANY

     Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it becomes known that such losses will occur. Changes in estimated total contract costs will result in revisions to contract revenue. These revisions are recognized when determined.

     Revenue from investigations and intelligence services and security services is recognized as the services are performed. The Company records either billed or unbilled accounts receivable based on case-by-case invoicing determination.

     Revenue related to voice and data security equipment and services is recognized as equipment is shipped or as services are provided. Revenue and related direct costs of brokered satellite time are recorded when payments are received from customers.

     (c) Marketable Securities -- The Company adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities," for the year ended December 31, 1996. Under SFAS 115, the Company must classify its debt and marketable securities as either trading, available-for-sale or held-to-maturity. The Company has classified all equity securities as available-for-sale.

     Unrealized holding gains and losses, net of the related income tax effect on the available-for-sale securities, are excluded from earnings and are reported as a separate component of shareholders' equity until realized. The Company recorded an unrealized gain (loss) of $14,167 and $(3,698) as of December 31, 1996 and 1997, respectively.

     (d) Concentrations of Credit Risk -- Financial instruments that subject the Company to credit risk consist principally of trade receivables. Concentrations of credit risk with respect to accounts receivable are limited by the number of clients that comprise the Company's client base, along with the different industries and geographic regions in which the Company's clients operate or reside. The Company does not generally require collateral or other security to support client receivables, although the Company does require retainers, up-front deposits or irrevocable letters-of-credit in many situations. The Company has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past history. Management does not anticipate incurring losses on its trade receivables in excess of established allowances.

     (e) Property, Plant and Equipment -- Property, plant and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and improvements.............................  5-40 years
Furniture and fixtures.................................  5-7 years
Machinery and equipment................................  5-7 years
Leasehold improvements.................................  Life of lease

     (f) Databases -- Databases are capitalized costs incurred to obtain information from third party providers. The Company relies on this information to create and maintain its proprietary and non-proprietary databases. Because of the continuing accessibility of the information and its usefulness to future investigative procedures, the cost of acquiring the information is capitalized and amortized over a five year period.

     (g) Costs in Excess of Assets Acquired -- Costs in excess of assets acquired represent the excess of the purchase cost over the fair value of net assets acquired in a purchase business combination. Amortization is recorded on a straight-line basis over periods ranging from 15 to 40 years. The

                            THE KROLL-O'GARA COMPANY

Company periodically reviews the carrying value of these assets and other long-lived assets and impairments are recognized when the expected undiscounted future cash flows are less than the carrying amount of the asset. Based on its most recent analysis, the Company believes no impairment exists at December 31, 1997.

     (h) Foreign Currency Translation -- Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included in a separate component of shareholders' equity.

     Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. Amounts receivable or payable in foreign currencies, other than the subsidiary's local currency, are translated at the rates of exchange prevailing at the balance sheet date. The effect of transactional gains or losses is included in other income (expense) in the accompanying consolidated statements of operations.

     (i) Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (j) Research and Development -- Research and development costs are expensed as incurred. The Company incurred approximately $91,000, $130,000 and $136,000 for the years ended December 31, 1995, 1996 and 1997, respectively, for research and development. These costs are included in general and administrative expenses in the accompanying consolidated statements of operations.

     (k) Advertising -- The Company expenses the cost of advertising as incurred. Advertising expenses for the years ended December 31, 1995, 1996 and 1997 were $340,000, $715,000 and $1,497,000, respectively.

     (l) Earnings Per Share -- In 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (SFAS 128). In accordance with SFAS 128, basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and equivalents outstanding during the year. Dilutive common stock equivalents represent shares issuable upon assumed exercise of stock options and upon assumed issuance of restricted stock. The following is a reconciliation of the numerator and

                            THE KROLL-O'GARA COMPANY
denominator for basic and diluted earnings per share for the years ended December 31, 1995, 1996 and 1997:

                                                         YEAR ENDED DECEMBER 31, 1995
                                                         -----------------------------
                                                            INCOME          SHARES        PER SHARE
                                                         (NUMERATOR)    (DENOMINATOR)      AMOUNT
                                                         ------------   --------------    ---------
Basic EPS..............................................  $(6,535,739)     10,020,277       $(0.65)
                                                                                           ======
Effect of dilutive securities:
  Options..............................................           --              --
  Restricted stock.....................................           --              --
                                                         -----------     -----------
Diluted EPS............................................  $(6,535,739)     10,020,277       $(0.65)
                                                         ===========     ===========       ======

                                                         YEAR ENDED DECEMBER 31, 1996
                                                         -----------------------------
                                                            INCOME          SHARES        PER SHARE
                                                         (NUMERATOR)    (DENOMINATOR)      AMOUNT
                                                         ------------   --------------    ---------
Basic EPS..............................................  $ 5,857,222      10,742,131       $ 0.55
                                                                                           ======
Effect of dilutive securities:
  Options..............................................           --         130,544
  Restricted stock.....................................     (162,443)        287,482
                                                         -----------     -----------
Diluted EPS............................................  $ 5,694,779      11,160,157       $ 0.51
                                                         ===========     ===========       ======

                                                         YEAR ENDED DECEMBER 31, 1997
                                                         -----------------------------
                                                            INCOME          SHARES        PER SHARE
                                                         (NUMERATOR)    (DENOMINATOR)      AMOUNT
                                                         ------------   --------------    ---------
Basic EPS..............................................  $   709,866      13,060,818       $ 0.05
                                                                                           ======
Effect of dilutive securities:
  Options..............................................           --         216,586
  Restricted stock.....................................           --         443,152
                                                         -----------     -----------
Diluted EPS............................................  $   709,866      13,720,556       $ 0.05
                                                         ===========     ===========       ======

     Basic and diluted earnings per share based on net income before extraordinary item and cumulative effect of change in accounting principle were $0.10 and $0.09 for the year ended December 31, 1997. The basic and diluted earnings per share impact of the extraordinary item was $0.01 and the basic and diluted earnings per share impact of the change in accounting principle was $0.03.

     (m) SFAS 130 "Reporting Comprehensive Income" -- In June 1997, the Financial Accounting Standards Board issued Statement of Financial Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130), which requires comprehensive income and the associated income tax expense or benefit be reported in a financial statement that is displayed with the same prominence as other financial statements with an aggregate amount of comprehensive income reported in that same financial statement. "Other Comprehensive Income" refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but not in net income. This statement, which the Company intends to adopt in the first quarter of fiscal 1998, expands or modifies disclosures and, accordingly, will have no impact on the Company's reported consolidated financial position, results of operations or cash flows.

                            THE KROLL-O'GARA COMPANY

     (n) Stock-Based Compensation -- The Company has elected to account for the cost of its employee stock options and other forms of employee stock-based compensation plans utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25) as allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123). APB 25 requires compensation cost for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the option exercise price. SFAS 123 established a fair value-based method of accounting for compensation cost related to stock options and other forms of stockbased compensation plans. SFAS 123 allows an entity to continue to measure compensation cost using the principles of APB 25 if certain pro forma disclosures are made. The pro forma disclosures required by SFAS 123 are presented in Note 11(f).

     (o) Change in Accounting Principle -- In the fourth quarter of 1997, the Company changed its method of accounting for costs incurred in connection with business process reengineering activities relating to information technology transformation. Consistent with a consensus reached by the Emerging Issues Task Force (EITF) under Issue 97-13 in late November 1997, the Company expensed costs previously capitalized in earlier quarters of 1997 (approximately $360,000, net of tax benefit of $240,000) as a cumulative change in accounting principle.

     (p) Reclassifications -- Certain reclassifications have been reflected in 1995 and 1996 to conform with the current period presentation.

     (q) Derivative Financial Instruments -- Financial instruments in the form of foreign currency exchange contracts are utilized by the Company to hedge its exposure to movements in foreign currency exchange rates. The Company does not hold or issue derivative financial instruments for trading purposes. Gains and losses on foreign exchange contracts are deferred and amortized as an adjustment to the cumulative foreign currency translation adjustment component of equity over the terms of the agreements in accordance with hedge accounting standards. The fair value of foreign currency exchange contracts is not recognized in the consolidated financial statements since they are accounted for as hedges.

(3) ACQUISITIONS

     The Company has completed the following acquisitions, all of which were accounted for as purchases:

     (a) Palmer Associates, S.C. -- In October 1996, the Company purchased substantially all of the assets and certain liabilities of Palmer Associates, S.C. (Palmer), a security services provider, for approximately $1,000,000, which resulted in goodwill (amortized over fifteen years) and intangible assets equal to the purchase price. The purchase price was payable $500,000 at the closing of the Company's initial public offering and $250,000 each in November 1997 and 1998. The former owner also entered into a four year non-competition agreement, payable in annual installments of $50,000, and a two year employment agreement.

     (b) Next Destination Limited -- On February 5, 1997, the Company acquired all of the shares of Next Destination Limited (Next) for $3.5 million, consisting of approximately $1.9 million in shares of the Company's common stock (170,234 shares) and approximately $1.6 million in seller-provided financing in the form of secured three-year 6% notes. Next, headquartered in Salisbury, the United Kingdom (UK), is a distributor of high technology communication equipment for the consumer

                            THE KROLL-O'GARA COMPANY
electronic, marine, aviation, professional and leisure markets in both the UK and Europe. The former managing director and founder of Next agreed to continue to manage the business and entered into a three year non-competition agreement. For accounting purposes, the acquisition was effective on February 1, 1997 and the results of operations of Next are included in the consolidated results of operations of the Company from that date forward. The resulting goodwill from this transaction is being amortized over fifteen years.

     (c) Labbe, S.A. -- On February 12, 1997, the Company acquired all the shares of Labbe, S.A. (Labbe) for approximately $14.2 million, consisting of $10.7 million in cash and 376,597 shares of the Company's common stock valued at approximately $3.5 million. Labbe, headquartered in Lamballe, France, provides vehicle armoring systems for commercial customers located mainly in Western Europe. The former shareholders are subject to certain non-competition agreements upon their leaving the employment of the Company. For accounting purposes, the acquisition was effective on January 1, 1997 and the results of operations of Labbe are included in the consolidated results of operations of the Company from that date forward. The resulting goodwill from this transaction is being amortized over thirty years.

     The following unaudited proforma combined results of operations for the year ended December 31, 1996 assumes the Labbe acquisition occurred as of January 1, 1996 (in thousands, except per share data):

                                                        YEAR ENDED
                                                     DECEMBER 31, 1996
                                                     -----------------
Sales..............................................      $177,779
Net income.........................................      $  6,052
Earnings per share:
  Basic............................................         $0.56
  Diluted..........................................         $0.54

     (d) International Training, Incorporated -- On March 24, 1997, the Company acquired all of the shares of International Training, Incorporated (ITI) for approximately $2.5 million, consisting of approximately $800,000 in shares of the Company's common stock (68,086 shares), $500,000 in cash and approximately $1.2 million in seller-provided financing in the form of unsecured two-year 10% notes. ITI, headquartered near Washington D.C., provides advanced security training. For accounting purposes, the acquisition was effective on March 1, 1997 and the results of operations of ITI are included in the consolidated results of operations of the Company from that date forward. The resulting goodwill from this transaction is being amortized over fifteen years.

     (e) ZAO IMEA -- On December 2, 1997, the Company acquired all of the shares of ZAO IMEA (IMEA), a Russian corporation, and certain assets, liabilities and a twenty year non-competition agreement in Russia from Acorn Communication Group, Inc. (Acorn) for an aggregate of approximately $3.0 million, consisting of $600,000 in cash and 138,889 shares of the Company's common stock valued at approximately $2.4 million. IMEA provides vehicle armoring systems and other equipment for commercial customers located in Russia. IMEA and Acorn had substantially common ownership prior to the acquisition. The former shareholders of IMEA also entered into employment agreements, which include non-competition clauses, for periods of six months to three years. The allocation of the purchase price was based on preliminary estimates and may be revised at a later date pending the completion of certain appraisals and other analysis. For accounting purposes, the acquisition was effective on

                            THE KROLL-O'GARA COMPANY

December 1, 1997 and the results of operations of IMEA are included in the consolidated results of operations of the Company from that date forward. The resulting goodwill from this transaction is being amortized over fifteen years.

     In connection with the acquisitions of Labbe, Next, ITI and IMEA, assets were acquired and liabilities were assumed as follows:

                                                          NEXT      LABBE       ITI       IMEA
                                                         -------   --------   -------    -------
                                                                 (DOLLARS IN THOUSANDS)
FAIR VALUE OF ASSETS ACQUIRED INCLUDING:
  Cash.................................................  $    --   $  3,501   $   123    $     2
  Accounts receivable..................................    1,830      4,689       231         11
  Inventories..........................................    1,276      3,392        --        553
  Costs and estimated earnings in excess of billings on
     uncompleted contracts.............................       --        251        --         --
  Prepaid expenses.....................................       --         65         4          7
  Property, plant & equipment..........................       80      3,360       216         82
  Intangible assets....................................       --        140        --      1,467
  Other non-current assets.............................       --      2,357        --          4
  Goodwill.............................................    3,459      7,662     2,061      1,820
                                                         -------   --------   -------    -------
                                                           6,645     25,417     2,635      3,946
  Less:  Cash paid for net assets......................       --    (10,730)     (500)      (500)
         Fair value of debt issued.....................   (1,575)        --    (1,231)      (100)
         Fair value of stock issued....................   (1,851)    (3,431)     (800)    (2,378)
                                                         -------   --------   -------    -------
                                                         $ 3,219   $ 11,256   $   104    $   968
                                                         =======   ========   =======    =======
LIABILITIES ASSUMED INCLUDING:
  Liabilities assumed and acquisition costs............  $ 3,219   $  9,287   $    85    $   968
  Debt.................................................       --      1,969        19         --
                                                         -------   --------   -------    -------
                                                         $ 3,219   $ 11,256   $   104    $   968
                                                         =======   ========   =======    =======

     (f) Purchase of Minority Interest -- During 1997, the Company exercised its option to acquire the minority interest in its O'Gara Brazilian subsidiary for 69,565 shares of common stock valued at approximately $1.2 million.

                            THE KROLL-O'GARA COMPANY

(4) BALANCE SHEET ACCOUNTS

     (a) Trade Accounts Receivable and Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts -- The following summarizes the components of trade accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
United States Military:
  Billed receivables........................................  $ 1,461,491    $ 3,756,035
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................   10,189,891      9,253,872
                                                              -----------    -----------
          Total United States Military......................  $11,651,382    $13,009,907
                                                              ===========    ===========
Other contracts:
  Billed receivables........................................  $21,479,574    $33,893,224
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................    5,136,657      2,824,592
                                                              -----------    -----------
          Total other contracts.............................  $26,616,231    $36,717,816
                                                              ===========    ===========
Total trade accounts receivable.............................  $22,941,065    $37,649,259
                                                              ===========    ===========
Total costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $15,326,548    $12,078,464
                                                              ===========    ===========

     Costs and estimated earnings in excess of billings on uncompleted contracts are net of $66,180,434 and $89,875,813 of progress billings to the United States Military at December 31, 1996 and 1997, respectively.

     Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized on long-term contracts in excess of billings because amounts were not billable at the balance sheet date. It is anticipated such unbilled amounts attributable to the United States Military will generally be billed over the next 180 days as contracts are substantially completed. Amounts receivable on other contracts are generally billed as shipments are made. It is estimated that substantially all of such amounts will be billed within one year, although contract extensions may delay certain collections beyond one year.

     The following summarizes activity in the allowance for doubtful accounts on trade accounts receivable:

                                                              ADDITIONS
                                                  BALANCE     CHARGED TO                  BALANCE
                                                 BEGINNING    COSTS AND                    END OF
                                                 OF PERIOD     EXPENSES    DEDUCTIONS      PERIOD
                                                 ----------   ----------   -----------   ----------
Year ended December 31, 1995...................  $3,189,798   $3,102,310   $(3,731,814)  $2,560,294
Year ended December 31, 1996...................  $2,560,294   $3,259,976   $(3,906,539)  $1,913,731
Year ended December 31, 1997...................  $1,913,731   $2,043,080   $(1,441,232)  $2,515,579

                            THE KROLL-O'GARA COMPANY

     (b) Inventories -- Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and include the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              ----------    -----------
Raw materials...............................................  $4,782,321    $ 9,441,223
Vehicle costs and work-in-process...........................   3,951,319     10,011,747
                                                              ----------    -----------
                                                              $8,733,640    $19,452,970
                                                              ==========    ===========

     The following summarizes activity in valuation reserves for inventory obsolescence:

                                                                ADDITIONS
                                                     BALANCE    CHARGED TO                 BALANCE
                                                    BEGINNING   COSTS AND                   END OF
                                                    OF PERIOD    EXPENSES    DEDUCTIONS     PERIOD
                                                    ---------   ----------   ----------    --------
Year ended December 31, 1995......................  $     --     $     --     $     --     $     --
Year ended December 31, 1996......................  $     --     $264,114     $     --     $264,114
Year ended December 31, 1997......................  $264,114     $113,567     $(23,782)    $353,899

     (c) Other Assets -- Other assets are stated at cost less accumulated amortization and are being amortized on a straight line basis over their estimated useful lives, as applicable. Other assets consist of the following:

                                                              USEFUL          DECEMBER 31,
                                                               LIFE     ------------------------
                        DESCRIPTION                           (YEARS)      1996          1997
                        -----------                           -------   ----------    ----------
Advance to vendor...........................................     --     $1,825,207    $1,275,437
Deferred costs..............................................     --             --       610,376
Security deposits...........................................     --        326,376       471,859
Long-term receivable........................................     --             --       380,000
Non-refundable deposit on an equipment lease with a related
  party.....................................................     10        503,858       297,025
Deferred financing fees.....................................   7-30        152,940       876,667
Non-compete agreements......................................      5        165,000     1,581,667
Long-term investments.......................................     --        180,998       101,630
Other long-term assets......................................     --        186,753       865,031
                                                                        ----------    ----------
                                                                         3,341,132     6,459,692
                                                                          (290,707)     (279,830)
                                                                        ----------    ----------
                                                                        $3,050,425    $6,179,862
                                                                        ==========    ==========

     Costs applicable to bids in process are deferred when management believes it is probable that future contracts will be obtained. These costs are transferred to contract costs when contracts are awarded or are expensed when the contract award is no longer considered probable.

                            THE KROLL-O'GARA COMPANY

     (d) Accrued Liabilities -- Accrued liabilities consist of the following at December 31, 1996 and 1997:

                                                                    DECEMBER 31,
                                                              -------------------------
                        DESCRIPTION                              1996          1997
                        -----------                           ----------    -----------
Payroll and related benefits................................  $5,574,621    $ 7,794,598
Property, sales and other taxes payable.....................     590,648        773,846
Accrued interest............................................     268,605        564,168
Accrued satellite time......................................     680,835      1,009,162
Other accruals..............................................   2,514,206      3,786,879
                                                              ----------    -----------
                                                              $9,628,915    $13,928,653
                                                              ==========    ===========

(5) INCOME TAXES

     Prior to October 28, 1996, OHE was an S Corporation and generally was not responsible for payment of income taxes. Rather, the respective OHE shareholders were taxed on OHE's taxable income at the respective individual federal and state income tax rates. Therefore, the income generated by OHE was not subject to federal, state or certain foreign income taxes prior to the date of OHE's reorganization on October 28, 1996. Accordingly, the accompanying consolidated financial statements only reflect a provision (benefit) for income taxes for Kroll, a C Corporation, for all periods prior to October 28, 1996.

     The Company accounts for income taxes under the liability method pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax liabilities and assets are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates.

     The Company's provision (benefit) for income taxes, excluding extraordinary item and the cumulative effect of a change in accounting principle, for all periods is summarized as follows:

                                                             1995         1996          1997
                                                          -----------   ---------    -----------
Currently payable:
  Federal...............................................  $  (159,569)  $(110,988)   $ 2,109,804
  State and local.......................................     (262,956)    271,744        372,318
  Foreign...............................................           --      83,000      1,364,873
                                                          -----------   ---------    -----------
                                                             (422,525)    243,756      3,846,995
                                                          -----------   ---------    -----------

Deferred:
  Federal...............................................     (576,910)   (259,443)    (1,270,976)
  State and local.......................................     (298,402)   (145,937)      (224,290)
  Foreign...............................................           --          --             --
                                                          -----------   ---------    -----------
                                                             (875,312)   (405,380)    (1,495,266)
                                                          -----------   ---------    -----------
                                                          $(1,297,837)  $(161,624)   $ 2,351,729
                                                          ===========   =========    ===========

                            THE KROLL-O'GARA COMPANY

     A reconciliation between the statutory federal income tax rate and the effective tax rate is summarized as follows:

                                        1995                   1996                   1997
                                 -------------------    -------------------    -------------------
                                   AMOUNT      RATE       AMOUNT      RATE       AMOUNT      RATE
                                 -----------   -----    -----------   -----    ----------    -----
Provision (benefit) for income
  taxes at the federal
  statutory rate...............  $(2,663,416)  (34.0)%  $ 1,936,504    34.0%   $1,229,260     34.0%
State and local income taxes,
  net of federal benefit.......     (370,496)   (4.7)        82,756     1.5       155,895      4.3
Impact of S Corp income/loss,
  prior to reorganization......      381,498     4.9     (2,087,529)  (36.6)           --       --
Impact of foreign income, prior
  to reorganization............           --      --       (199,095)   (3.5)           --       --
Nondeductible expenses.........           --      --             --      --     1,390,163     38.4
Change in valuation
  allowance....................    1,338,113    17.1        109,303     1.9      (755,044)   (20.9)
Effect of foreign
  income/loss..................      105,693     1.3         (8,768)   (0.2)      577,743     16.0
Other..........................      (89,229)   (1.1)         5,205     0.1      (246,288)    (6.8)
                                 -----------   -----    -----------   -----    ----------    -----
          Provision (benefit)
            for income taxes...  $(1,297,837)  (16.5)%  $  (161,624)   (2.8)%  $2,351,729     65.0%
                                 ===========   =====    ===========   =====    ==========    =====

     The components of the Company's consolidated deferred income tax assets and liabilities as of December 31 are summarized below:

                                                           1995          1996           1997
                                                        -----------   -----------    -----------
Deferred tax assets:
  Allowance for doubtful accounts.....................  $   547,247   $   648,773    $   710,441
  Fixed assets, depreciation and amortization
     differences......................................      591,319       576,996        606,777
  Accrual for restricted stock plan...................      464,347       164,794             --
  Net operating loss carryforwards....................    1,365,895     1,423,336      1,839,743
  Payroll and other benefits..........................           --       220,000        594,401
  Other accruals......................................           --       206,000        278,253
  Acquisition costs...................................           --            --        440,000
  Other...............................................       65,087       394,000        981,610
                                                        -----------   -----------    -----------
                                                          3,033,895     3,633,899      5,451,225
  Valuation allowance.................................   (1,338,113)   (2,303,336)    (2,126,035)
                                                        -----------   -----------    -----------
          Net deferred tax assets.....................    1,695,782     1,330,563      3,325,190
                                                        -----------   -----------    -----------
Deferred tax liabilities:
  Nonaccrual service fee receivable...................     (219,560)     (219,560)      (212,079)
  Deferred revenue....................................   (1,678,846)   (2,072,590)    (1,903,975)
  Database capitalization.............................   (2,644,120)   (2,738,824)    (2,779,790)
  S to C conversion...................................   (1,264,792)       (5,745)        (5,223)
  Other...............................................           --            --       (166,893)
                                                        -----------   -----------    -----------
                                                         (5,807,318)   (5,036,719)    (5,067,960)
                                                        -----------   -----------    -----------
          Net deferred tax liability..................  $(4,111,536)  $(3,706,156)   $(1,742,770)
                                                        ===========   ===========    ===========

     The Company has certain foreign net operating loss carryforwards, primarily in the United Kingdom and France, which approximate $1.4 million and $1.8 million at December 31, 1996 and 1997,

                            THE KROLL-O'GARA COMPANY
respectively. The carryforwards expire beginning in 2001. A valuation allowance for the full amount of all existing foreign carryforwards has been provided as it is not certain that the tax benefit will be realized in the foreseeable future. Adjustments to the valuation allowance, if any, will be recorded in the periods in which it is determined the asset is realizable.

(6) RELATED PARTY TRANSACTIONS

     (a) Advances to Shareholders -- The Company historically made advances to certain employee-shareholders. Such advances are due on demand and are non-interest bearing. An outstanding advance to a major shareholder of the Company totalled $120,191 at both December 31, 1996 and 1997, respectively. At December 31, 1996 and 1997, the Company also had advances to certain minority shareholders in the amount of $168,638 and $405,805, respectively.

     (b) Notes Payable -- Shareholders -- OHE had certain notes payable to shareholders, which were repaid upon the completion of the Company's initial public offering in 1996. Interest expense associated with these obligations approximated $33,000 and $27,000 for the years ended December 31, 1995 and 1996, respectively.

     Kroll has certain amounts due to/from shareholders of the Company which include the following amounts at December 31:

                                                         1996          1997
                                                      -----------    ---------
Amounts due from a certain shareholder..............  $ 1,345,499    $      --
                                                      -----------    ---------
Amounts due to certain shareholders.................   (8,393,765)    (309,500)
                                                      -----------    ---------
          Net due to shareholders...................  $(7,048,266)   $(309,500)
                                                      ===========    =========

     Balances included in amounts due to/from shareholders are classified as open advance accounts or term loans. The net due to shareholders under the term loans was $2,309,500 at December 31, 1996. Substantially all amounts due to and due from shareholders were paid off in connection with the merger except for a loan payable of $309,500 which is due on demand and bears interest at prime less 0.5%.

     (c) Sales -- Shareholder -- During 1995, 1996 and 1997, the Company rendered services to a corporation which is also a shareholder of the Company. Total revenue recognized for the years ended December 31, 1995, 1996 and 1997 was $3,868,967, $5,325,559 and $6,412,244, respectively. Additionally, this corporation provided certain services to the Company which have been included in cost of sales and operating expenses in the accompanying consolidated statements of operations. These costs were approximately $485,807, $824,348 and $814,154 for the years ended December 31, 1995, 1996 and 1997, respectively. The year end accounts receivable balance for this customer was approximately $857,820 and $897,361 at December 31, 1996 and 1997, respectively.

     (d) Purchases and Sales -- Affiliated Entities -- The Company had the following purchase and sale transactions with affiliated entities:

                                                                 YEARS ENDED DECEMBER 31,
                                                            ----------------------------------
                                                              1995         1996         1997
                                                            --------    ----------    --------
Purchases from affiliated entities........................  $557,000    $1,176,000    $411,000
Sales to affiliated entities..............................   208,000       236,000      21,000

                            THE KROLL-O'GARA COMPANY

     (e) Building and Equipment Leases -- Affiliated Entities -- The Company currently leases a corporate aircraft from an affiliated entity under a ten year lease agreement which began in February 1995. The lease stipulates minimum monthly payments of $35,200, with additional charges accruing for usage in excess of established base limits. The terms of the lease required a non-refundable deposit. The original deposit of approximately $504,000 is being amortized as rental expense over the existing lease period. Rental expense, including amortization recognized, approximated $414,000, $422,000 and $234,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The Company also paid this affiliated entity $327,000 in fiscal 1996 for usage of the aircraft during the roadshow for the initial public offering and included such amount in issuance costs. Additionally, the Company paid $576,000 in fiscal 1997 for usage of the aircraft in connection with the merger with Kroll and included such amount in merger-related costs. Management is of the opinion that the hourly rate paid by the Company was equivalent to the rate charged by the affiliated entity to other unrelated companies for similar services and it was favorably comparable to rates charged by another unrelated charter service for similar aircraft. Also, the Company has recorded $152,000 in prepaid expenses related to payments made for the future use of the aircraft at December 31, 1997.

     OHE is also currently leasing equipment and a manufacturing facility from two affiliated entities under various three year and month-to-month lease agreements which began in July 1995. Rental expense approximated $17,000, $757,000 and $579,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     (f) Consulting and Commission Services -- Various affiliated entities and a former minority shareholder of the Company provided certain consulting, commission, sales and marketing services for the Company. Effective with the reorganization (Note 1), these services were terminated. The Company recognized expense of $526,000 and $466,000 for the years ended December 31, 1995 and 1996, respectively, for these services.

     In 1995, prior to joining the Company, a minority shareholder was paid $135,000, in conjunction with a consulting agreement. These payments were recognized in selling and marketing expenses in the accompanying consolidated statements of operations.

     (g) Sale of Receivables -- During the year ended December 31, 1995, Kroll entered into agreements to sell, without recourse, accounts receivable in the amount of $4,507,800 to a shareholder. A discount of $225,390, or 5%, was applied to the sales. Under the terms of the agreements, a portion of the sales proceeds was withheld by the purchaser subject to a final determination of the specific account receivables to be included in the sale. At December 31, 1995, all obligations to the purchaser, pursuant to the agreements, were satisfied.

     (h) Other -- During 1995 and 1996, OHE recognized approximately $11,000 and $3,000, respectively, in expense relating to payments made to an affiliated entity for use of its facilities for corporate meetings. There were no such payments in 1997.

                            THE KROLL-O'GARA COMPANY

     (i) Summary of Related Party Transactions -- The following summarizes transactions with related parties:

                                                                 YEARS ENDED DECEMBER 31,
                                                           -------------------------------------
                                                              1995         1996          1997
                                                           ----------   ----------    ----------
Sales
  to shareholder.........................................  $3,868,967   $5,325,559    $6,412,244
  to affiliated entities.................................     208,000      236,000        21,000
Purchases
  from shareholder.......................................     485,807      824,348       814,157
  from affiliated entities...............................     557,000    1,176,000       411,000
Lease expense to affiliated entities.....................     431,000    1,179,000       813,000
Consulting and commission services expense
  provided by affiliated entities........................     377,000      348,000            --
  provided by minority shareholders......................     284,000      118,000            --
Facility service fees paid to affiliated entity..........      11,000        3,000            --
Receivables sale to shareholder..........................   4,507,800           --            --
Charter fees included in offering or merger costs........          --      327,000       576,000

(7) REVOLVING LINES OF CREDIT

     The Company had a $12,000,000 revolving line of credit with a bank at December 31, 1996, which was replaced during 1997. Borrowings under this line of credit were $9,935,947 at December 31, 1996.

     On December 1, 1997 the Company amended and restated its credit agreement to provide for a revolving line of credit of $7.0 million maturing on May 31, 1999, a letter of credit facility of approximately $7.7 million and a term note of $7.0 million which matures on January 4, 1999. The revolving credit facility bears interest at rates ranging from prime less 0.5% to prime or, at the Company's option, at LIBOR plus 2.0% to LIBOR plus 2.5%, dependent upon amounts outstanding. Average borrowings under the revolving line of credit and its predecessors were $6,530,260, $9,915,663 and $4,568,994 during 1995, 1996 and
1997, respectively, at an approximate weighted average interest rate of 8.82%, 8.27% and 8.46%, respectively. The maximum borrowings outstanding during 1995, 1996 and 1997 were $8,216,000, $12,145,000 and $11,600,000, respectively.
Borrowings under this line of credit were $559,112 at December 31, 1997.

     In connection with a refinancing in 1997, the Company fully amortized the remaining deferred financing costs from a previous agreement, resulting in a one time extraordinary charge to the Company's net income of $193,875, after income tax benefits of $129,250, or $0.01 per diluted share.

     The credit agreement includes certain financial covenants which, among other restrictions, require the maintenance of certain financial ratios, including fixed charge coverage and net worth, and impose limitations on foreign investment, total intangible assets, additional indebtedness and capital expenditures. The Company was not in compliance with certain of these covenants as of December 31, 1997. These events of non-compliance have been waived by the lender.

                            THE KROLL-O'GARA COMPANY

(8) LONG-TERM DEBT

     The components of long-term debt are as follows at:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              ----------    -----------
Senior unsecured notes payable to various institutions,
  interest at 9.56% payable semi-annually, principal payable at maturity in May 2004, subject to prepayment
  penalties.................................................  $       --    $35,000,000
Development Bonds, variable interest rate approximating 85%
  of the bond equivalent yield of 13 week U.S. Treasury
  bills (not to exceed 12%), which approximated 3.9% at
  December 31, 1997, payable in scheduled installments
  through September 2016, subject to optional tender by the
  bondholders and a corresponding re-marketing agreement,
  secured by the property, plant and equipment of OHE, and a
  bank letter of credit (Note 12)...........................   1,525,000      1,432,224
Note payable to insurance company, interest payable
  semi-annually at 10.95%, principal payable semi-annually
  totaling at a minimum $2,500,000 subject to additional
  principal payments based on cash flows, subject to certain prepayment penalties, maturing December 15, 1999, repaid
  in full in December, 1997.................................   8,125,000             --
Notes payable to former shareholders of Next, stated
  interest at 6%, imputed interest at 10%, payable in
  scheduled installments through February 2000, principal
  due at maturity, secured by assets of Next................          --      1,614,375
Note payable to bank, interest at prime or LIBOR plus 2.5%,
  payable monthly, principal due upon maturity on January 4,
  1999, secured by substantially all of the Company's
  domestic personal property (Note 7).......................          --      7,000,000
Note payable to former shareholder of Palmer, interest at
  7%, payable in scheduled installments through November
  1998......................................................     505,834        500,000
Mortgage note to bank, interest at 8.68%, payable in monthly installments of $2,349, including interest, through April
  2003, secured by real estate and the guaranty of OHE's
  former majority shareholder...............................     195,723             --
Note payable to former shareholder of the Company's Mexican
  subsidiary, interest imputed at 9%, due October 1, 1997...      45,000             --
Note payable to former shareholder of Kroll, non-interest
  bearing, maturing January 1998............................          --      1,255,402
Notes payable to former shareholders of ITI, interest at
  10%, payable in scheduled installments through July
  1999......................................................          --      1,231,614
Other notes payable, interest at 7.75% to 10.9%, payable in
  scheduled installments through September 2007, a portion
  of which is secured by various equipment..................      33,955      2,030,901
                                                              ----------    -----------
                                                              10,430,512     50,064,516
Less-current portion........................................   4,461,420      3,200,925
                                                              ----------    -----------
                                                              $5,969,092    $46,863,591
                                                              ==========    ===========

     The Company's $35 million of senior unsecured notes payable also contains financial covenants, which among other restrictions, require the maintenance of net worth and fixed charge coverage ratios.

                            THE KROLL-O'GARA COMPANY

     Scheduled maturities of long-term debt at December 31, 1997 are as follows:

1998........................................................    $ 3,200,925
1999........................................................      7,787,203
2000........................................................      1,948,940
2001........................................................        208,690
2002........................................................        167,223
Thereafter..................................................     36,751,535
                                                                -----------
                                                                $50,064,516
                                                                ===========

(9) OPERATING LEASES

     The Company leases office space and certain equipment under agreements with terms from one to ten years. The following is a schedule, by year, of approximate future minimum rental or usage payments required under operating leases that have initial or non-cancelable lease terms in excess of one year as of December 31, 1997:

                                                           AFFILIATED
                                                            ENTITIES       OTHER         TOTAL
                                                           ----------   -----------   -----------
1998.....................................................  $  703,265   $ 4,574,331   $ 5,277,596
1999.....................................................     439,600     3,571,406     4,011,006
2000.....................................................     422,400     2,711,017     3,133,417
2001.....................................................     422,400     2,166,347     2,588,747
2002.....................................................     422,400     1,834,362     2,256,762
Thereafter...............................................   1,126,400     8,508,128     9,634,528
                                                           ----------   -----------   -----------
                                                           $3,536,465   $23,365,591   $26,902,056
                                                           ==========   ===========   ===========

     Rental expense charged against current operations amounted to approximately $3,317,000, $4,595,000 and $4,115,000, for the years ended December 31, 1995,
1996 and 1997, respectively.

(10) DEFINED CONTRIBUTION AND BONUS PLANS

     As of December 31, 1997, the Company had the following employee benefit plans in place:

     (a) Defined Contribution Plans -- The Company and its subsidiaries have established various non-contributory profit sharing/401(k) plans covering substantially all of the Company's employees. Contributions to the plans are discretionary and are determined annually by the Company's Board of Directors. Certain plans also offer a matching contribution whereby the Company will contribute a percentage of the amount a participant contributes, limited to certain maximum amounts. Plan contribution expense charged against current operations for all such plans amounted to approximately $1,083,000, $1,243,000 and $1,211,140 for the years ended December 31, 1995, 1996 and 1997, respectively.

     (b) Profit and Revenue Sharing Plans -- In 1991, Kroll adopted a Profit and Revenue Sharing Plan to give Kroll employees an annual cash incentive bonus based on Kroll's performance. The plan made a portion of most employees' compensation (except administrative personnel, who have a guaranteed bonus) contingent upon the achievement of certain performance incentives. There were two plans under

                            THE KROLL-O'GARA COMPANY
the Profit and Revenue Sharing Plan umbrella -- the Profit and Revenue Sharing Plan for Managing Directors and the Bonus Plan for Professionals and Senior Administrative Employees.

  Profit and Revenue Sharing Plan for Managing Directors

     The managing directors' bonus plan is based on a matrix of Kroll revenue and a percentage of operating profit. The maximum bonus opportunity for managing directors was 50%, 15% and 35% of salary in 1995, 1996 and 1997, respectively. The administrator may amend, modify or terminate the plan at any time.

  Bonus Plan for Professional and Senior Administrative Staff

     Similar to the managing directors' bonus plan, the plan for the professional staff is based on a matrix of Kroll revenue and a percentage of operating profit. The maximum bonus opportunity for this group ranged from 18% to 26% of salary in 1995, from 15% of salary in 1996, and from 15% of salary in 1997, depending on the employee's level in Kroll. The administrator may amend, modify or terminate the plan at any time.

     The Company expensed approximately $314,000, $2,288,000 and $516,000 associated with the profit and revenue sharing plans in 1995, 1996 and 1997, respectively.

(11) EQUITY ARRANGEMENTS

     (a) Stock Option Plans -- In 1996, the Company adopted a stock option plan (the 1996 Plan) for employees and nonemployee directors. The Company may grant options for up to 836,000 shares under the 1996 Plan. Options for 180,000 and 482,050 shares were granted during 1996 and 1997, respectively. Options granted under the 1996 Plan are generally granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years.

     In January 1995, Kroll established the Kroll Holdings, Inc. Management Stock Option Plan (the Management Stock Option Plan). Options granted under the Management Stock Option Plan are nonqualified stock options. Options to purchase 380,747 and 33,448 shares of common stock were granted under the Management Stock Option Plan in 1995 and 1996, respectively. In addition, during 1996, options to purchase 137,294 shares of common stock were granted to two key employees with an exercise price above market price. There were no option grants under the Management Stock Option Plan during 1997.

     (b) Restricted Stock Plan -- Kroll adopted a long-term incentive plan designed to give managing directors and other key employees of the Kroll division a stake in the long-term success of Kroll through grants of phantom stock options. Each option gave the right to receive a payment equal to the appreciation in the price of the option at the payment determination date.

     Effective June 14, 1993, Kroll replaced the long-term incentive plan with a restricted stock plan. The restricted stock plan provided for cliff vesting after a five-year period from the date the stock was awarded. Participants who were awarded stock under the long-term incentive plan prior to or in January 1991 vested in three years, as they received a two-year credit toward vesting. Participants who were awarded stock under the long-term incentive plan after January 1, 1991 and prior to, or in January 1992, vested in four years, as they received a one-year credit toward vesting. Under the provisions of the plan, a participant had the ability to put the stock back to Kroll and receive cash for the then fair value of the

                            THE KROLL-O'GARA COMPANY
stock. In addition, the plan included a provision which resulted in accelerated vesting of all shares in the event of a change in control of Kroll. The Company has accounted for this plan as a fixed plan and, accordingly, compensation expense was based on the fair market value as determined by independent appraisal at the date of grant.

     During 1996, 259,271 shares of restricted stock fully vested and were issued. Based on a valuation of Kroll, the total value assigned to these shares was $572,286. As a result of the merger in December 1997, all remaining shares associated with the restricted stock plan vested and all restrictions lapsed on the merger date. In connection with this accelerated vesting, the Company recognized compensation expense of approximately $800,000 in 1997, which is included with merger related costs in the accompanying consolidated statement of operations. In addition to the regular tax benefit based on compensation expense recognized, the Company will also realize a tax benefit for the fair market value of all restricted shares which became fully vested in 1997. This benefit of approximately $2.2 million has been recognized as an increase to additional paid-in-capital in the accompanying consolidated statement of shareholders' equity. This balance represents the spread between cumulative compensation expense recognized by the Company for accounting purposes and the cumulative compensation expense recognized for tax purposes based on the fair market value of the shares. No shares are outstanding under the plan as of December 31, 1997 and, effective January 2, 1998, further issuances under the plan were ceased by a board resolution.

     (c) Kroll Supplemental Executive Award Agreements -- The Company entered into agreements with certain senior Kroll executives which provided additional benefits to the participants. During 1996, all 144,421 previously granted shares fully vested and were issued. Based on a valuation of the Company, the total value assigned to the shares on the vesting date equaled $318,780.

     (d) Purchase and Retirement of Common Stock -- In accordance with Kroll's historical bylaws, restricted stock and stock option agreements, Kroll acquired 259,036 shares (representing shares and shares under options) of a former director for approximately $2.7 million upon his leaving the employment of Kroll in January 1997.

     (e) OHE Executive Bonus Plan -- During 1993, OHE adopted an executive bonus plan, which covered four individuals. The plan awarded a bonus based on the attainment of goals stipulated in the five year business plan, ranging from 50% to 120% of the executives' base compensation. The bonus amounts were distributed 50% in cash and 50% in non-qualified stock options to purchase stock of OHE. Subject to the executives' ability to elect a decrease in the percentage of cash payments and to increase the percentage of stock options, 50% of the bonus amount was payable in cash, and the remainder in stock options. OHE issued 121,463 options in 1994 based on 1993's operating results. No options were issued in 1995 or 1996. In August 1996 the 121,463 options were exercised for 121,463 shares of common stock of the Company for $445 and the executive bonus plan was terminated.

     (f) Stock Based Compensation Disclosure -- With respect to the 1996 Plan and the Management Stock Option Plan, SFAS No. 123 requires, at a minimum, pro forma disclosures of expense for stock-based awards based on their fair values. Had compensation cost for these plans been determined

                            THE KROLL-O'GARA COMPANY
consistent with SFAS 123, the Company's net income (loss) and diluted earnings
(loss) per share for the years ended December 31, 1996 and 1997 would have been as follows:

                                                                 1996         1997
                                                              ----------    --------
Net income (loss):
  As reported...............................................  $5,857,222    $709,866
  Pro forma.................................................  $5,834,572    $(81,481)
Diluted earnings (loss) per share:
  As reported...............................................  $     0.52    $   0.05
  Pro forma.................................................  $     0.52    $  (0.01)

     Had compensation cost for the Company's stock options issued in 1995 and 1996 under the Management Stock Option Plan been determined consistent with SFAS No. 123, there would have been no effect on the Company's net loss or diluted loss per share as these options were determined to have a fair value of $0.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1997:

                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1996            1997
                                                              ------------    -------------
Dividend yield..............................................          0%                 0%
Expected volatility.........................................       39.3%              40.5%
Risk-free interest rate.....................................        6.5%      5.96% - 6.76%
Expected lives..............................................   7.5 years          7.5 years

     At December 31, 1996, the 180,000 options granted during 1996 under the 1996 Plan to employees and non-employee directors have an exercise price of $9, a fair value of $4.98 per option and remaining contractual lives of 9 years. The 482,050 options granted during 1997 to employees and non-employee directors have exercise prices between $9.88 and $17.25, fair values ranging from $5.56 to $9.48 per option and remaining contractual lives of 10 years.

     A summary of the status of the Company's stock option plans at December 31, 1995, 1996 and 1997, and the change during the years then ended is presented in the table below:

                                           1995                 1996                  1997
                                    ------------------   ------------------   --------------------
                                              WEIGHTED             WEIGHTED               WEIGHTED
                                              AVERAGE              AVERAGE                AVERAGE
                                              EXERCISE             EXERCISE               EXERCISE
                                    SHARES     PRICE     SHARES     PRICE      SHARES      PRICE
                                    -------   --------   -------   --------   ---------   --------
Outstanding, beginning of year....       --    $  --     380,747    $6.40       731,489    $ 6.11
Granted...........................  380,747     6.40     350,742     5.79       482,050     15.52
Exercised.........................       --       --          --       --        (4,200)     9.00
Forfeited/Expired.................       --       --          --       --       (37,950)     9.46
                                    -------    -----     -------    -----     ---------    ------
Outstanding, end of year..........  380,747    $6.40     731,489    $6.11     1,171,389    $ 9.95
                                    =======    =====     =======    =====     =========    ======
Exercisable, end of year..........   95,218    $6.40     235,263    $5.23       698,239    $ 6.16
                                    =======    =====     =======    =====     =========    ======

                            THE KROLL-O'GARA COMPANY

(12) COMMITMENTS AND CONTINGENCIES

     (a) Letters of Credit -- Under the terms of the Economic Development Revenue Bonds Agreement, OHE is required to maintain a letter of credit supporting the debt. The Company's lender is committed to providing this letter of credit through September 1, 1999. As of December 31, 1997, the Company had an outstanding letter of credit in the amount of $1,681,750.

     At December 31, 1997, the Company had standby and purchase letters of credit, issued by two financial institutions, in the aggregate amount of $4,776,502.

     (b) Purchase Agreement -- In June 1995, the Company entered into a firm purchase agreement with Glocom, Inc. ("Glocom"). The agreement provided for an irrevocable purchase order for the purchase of 4,000 units of the Compact-M portable satellite telecommunication unit for approximately $12,000,000. In October 1997, the agreement was amended to provide certain pricing concessions to the Company and to provide a reduction in the quantity of units that must be purchased. The amendment also provided certain licensing rights to the Company. At December 31, 1997, the Company was committed to purchase approximately 250 units at a total cost of approximately $0.7 million. In accordance with the original agreement, the Company advanced a total of $3,000,000 to Glocom for the funding of the related production costs. As of December 31, 1996 and 1997, the Company had advances to the above vendor of $2,320,307 and $1,673,123, respectively.

     (c) Employment Agreements -- On December 1, 1997, the Company entered into employment agreements with seven key officers and five key employees with annual compensation ranging in value from $65,000 to $375,000, ending on November 30, 2000. Each of these officers also is eligible for an annual bonus plan. Five of the officers were granted options to purchase shares of the Company's common stock at the then existing market value, with the number of shares ranging from 10,000 to 75,000 (see Note 11(f)). In the event of termination without cause, the terminated individual shall continue to receive his salary for the greater of the remainder of the agreement or one year. If an agreement is not renewed, the officer shall receive one year's salary. Each officer also has agreed to certain non-competition clauses.

     As of December 31, 1997, the remaining aggregate commitment under these employment agreements if all individuals were terminated without cause was approximately $6.8 million.

     (d) Legal Matters -- The Company is party to various legal proceedings arising from its operations. Management of the Company believes that the outcome of these proceedings, individually and in the aggregate, will have no material adverse effect on the Company's financial position, results of operations or its cash flows.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of significant current assets, current liabilities and long-term debt approximate their respective historical carrying amounts.

(14) CUSTOMER AND SEGMENT DATA

     (a) Segment Data -- The Company operates in three business segments, the Security Products and Services Group, the Investigations and Intelligence Group and the Voice and Data Security Group.

                            THE KROLL-O'GARA COMPANY

     The following summarizes information about the Company's business segments:

                                                        INVESTIGATIONS
                                          SECURITY           AND
                                        PRODUCTS AND     INTELLIGENCE    VOICE AND DATA
                                       SERVICES GROUP       GROUP        SECURITY GROUP   CONSOLIDATED
                                       --------------   --------------   --------------   ------------
                                                           (DOLLARS IN THOUSANDS)
1995
Net sales to unaffiliated
  customers..........................     $ 34,883         $48,914          $ 2,044         $ 85,841
                                          ========         =======          =======         ========
Operating income (loss)..............     $   (430)        $(3,618)         $  (589)        $ (4,637)
                                          ========         =======          =======         ========
Identifiable assets at year-end......     $ 26,490         $35,678          $ 3,324         $ 65,492
                                          ========         =======          =======
Corporate assets.....................                                                          1,275
                                                                                            --------
Total assets at year-end.............                                                       $ 66,767
                                                                                            ========
1996
Net sales to unaffiliated
  customers..........................     $ 79,156         $66,735          $ 7,770         $153,661
                                          ========         =======          =======         ========
Operating income.....................     $  6,953         $ 1,008          $   538         $  8,499
                                          ========         =======          =======         ========
Identifiable assets at year-end......     $ 38,380         $34,681          $ 6,816         $ 79,877
                                          ========         =======          =======
Corporate assets.....................                                                          1,357
                                                                                            --------
Total assets at year-end.............                                                       $ 81,234
                                                                                            ========
1997
Net sales to unaffiliated
  customers..........................     $105,557         $67,419          $17,437         $190,413
                                          ========         =======          =======         ========
Operating income.....................     $  8,014         $   665          $   292         $  8,971
                                          ========         =======          =======         ========
Identifiable assets at year-end......     $ 74,283         $36,955          $13,449         $124,687
                                          ========         =======          =======
Corporate assets.....................                                                          9,284
                                                                                            --------
Total assets at year-end.............                                                       $133,971
                                                                                            ========

     Total net sales by segment includes sales to unaffiliated customers. Intersegment sales are nominal. Operating income (loss) is total net sales less operating expenses. Operating income (loss) does not include the following items: interest expense, other expenses and income taxes. Depreciation expense

                            THE KROLL-O'GARA COMPANY
and capital expenditures for each of the Company's business segments for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                                       INVESTIGATIONS
                                         SECURITY           AND
                                       PRODUCTS AND     INTELLIGENCE    VOICE AND DATA
                                      SERVICES GROUP       GROUP        SECURITY GROUP    CONSOLIDATED
                                      --------------   --------------   --------------    ------------
                                                           (DOLLARS IN THOUSANDS)
1995
Depreciation expense................      $  462           $  791            $--             $1,253
                                          ======           ======            ===             ======
Capital expenditures................      $  755           $  373            $--             $1,128
                                          ======           ======            ===             ======
1996
Depreciation expense................      $  841           $  690            $--             $1,531
                                          ======           ======            ===             ======
Capital expenditures................      $2,627           $  603            $--             $3,230
                                          ======           ======            ===             ======
1997
Depreciation expense................      $1,427           $  774            $16             $2,217
                                          ======           ======            ===             ======
Capital expenditures................      $3,149           $1,663            $43             $4,855
                                          ======           ======            ===             ======

     Identifiable assets by segment are those assets that are used in the Company's operations in each segment. Corporate assets are principally cash, certain intangible assets and certain prepaid expenses.

     The following summarizes information about the Company's different geographic areas:

                                             UNITED              OTHER
                                             STATES    FRANCE   FOREIGN   ELIMINATIONS   CONSOLIDATED
                                             -------   ------   -------   ------------   ------------
                                                              (DOLLARS IN THOUSANDS)
1995
Net sales to unaffiliated customers........  $70,509   $1,708   $13,624     $    --        $85,841
Intercompany...............................      908      276     1,542      (2,726)            --
                                             -------   ------   -------     -------        -------
     Total net sales.......................  $71,417   $1,984   $15,166     $(2,726)       $85,841
                                             =======   ======   =======     =======        =======
Operating income (loss)....................  $(3,429)  $ (860)  $  (348)    $    --        $(4,637)
                                             =======   ======   =======     =======        =======
Identifiable assets........................  $57,450   $1,338   $ 6,704     $    --        $65,492
                                             =======   ======   =======     =======
Corporate assets...........................                                                  1,275
                                                                                           -------
Total assets at year-end...................                                                $66,767
                                                                                           =======

                            THE KROLL-O'GARA COMPANY

                                          UNITED               OTHER
                                          STATES    FRANCE    FOREIGN   ELIMINATIONS    CONSOLIDATED
                                         --------   -------   -------   ------------    ------------
                                                           (DOLLARS IN THOUSANDS)
1996
Net sales to unaffiliated customers....  $129,290   $ 2,142   $22,229     $     --        $153,661
Intercompany...........................     3,584       316     2,804       (6,704)             --
                                         --------   -------   -------     --------        --------
     Total net sales...................  $132,874   $ 2,458   $25,033     $ (6,704)       $153,661
                                         ========   =======   =======     ========        ========
Operating income.......................  $  6,451   $  (118)  $ 2,166     $     --        $  8,499
                                         ========   =======   =======     ========        ========
Identifiable assets....................  $ 64,739   $ 1,205   $13,933     $     --        $ 79,877
                                         ========   =======   =======     ========
Corporate assets.......................                                                      1,357
                                                                                          --------
     Total assets at year-end..........                                                   $ 81,234
                                                                                          ========
1997
Net sales to unaffiliated customers....  $119,112   $24,004   $47,297     $     --        $190,413
Intercompany...........................     7,413       208     5,624      (13,245)             --
                                         --------   -------   -------     --------        --------
     Total net sales...................  $126,525   $24,212   $52,921     $(13,245)       $190,413
                                         ========   =======   =======     ========        ========
Operating income.......................  $  3,810   $ 1,382   $ 3,779     $     --        $  8,971
                                         ========   =======   =======     ========        ========
Identifiable assets....................  $ 69,610   $23,706   $31,371     $     --        $124,687
                                         ========   =======   =======     ========
Corporate assets.......................                                                      9,284
                                                                                          --------
     Total assets at year-end..........                                                   $133,971
                                                                                          ========

     The Company accounts for transfers between geographic areas at cost plus a proportionate share of operating profit.

     The following summarizes the Company's sales in the United States and foreign locations:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1995       1996        1997
                                                              -------   --------    --------
                                                                  (DOLLARS IN THOUSANDS)
Sales to unaffiliated customers:
  U.S. Government...........................................  $11,514   $ 51,505    $ 43,719
  Other United States.......................................   45,124     61,080      58,158
  Middle East...............................................    8,582      7,598       5,887
  Europe....................................................    8,831     11,798      44,022
  Asia......................................................    6,729      8,946      10,697
  Central & South America...................................    1,050      5,807      20,123
  Other Foreign.............................................    4,011      6,927       7,807
                                                              -------   --------    --------
                                                              $85,841   $153,661    $190,413
                                                              =======   ========    ========

     Export sales by the Company's domestic operations were approximately 11%, 15% and 16% of net sales for the years ended December 31, 1995, 1996 and 1997, respectively.

                            THE KROLL-O'GARA COMPANY

     The Company is subject to audit and investigation by various agencies which oversee contract performance in connection with the Company's contracts with the U.S. Government. Management believes that potential claims from such audits and investigations will not have a material adverse effect on the consolidated financial statements. In addition, contracts with the U.S. Government may contain cost or performance incentives or both based on stated targets or other criteria. Cost or performance incentives are recorded at the time there is sufficient information to relate actual performance to targets or other criteria.

     The Company has foreign operations and assets in France, the United Kingdom, China, Brazil, Mexico, the Philippines, Russia, India, Australia, Japan, Saudi Arabia, Singapore, Switzerland, and Italy. In addition, the Company sells its products and services in other foreign countries and continues to increase its level of international activity. Accordingly, the Company is subject to various risks including, among others, foreign currency restrictions, exchange rate fluctuations, government instability and complexities of local laws and regulations.

     (b) Major Customers -- During the years ended December 31, 1995, 1996 and 1997, sales to the U.S. Government approximated 13%, 34%, and 23% of the Company's net sales, respectively. In addition, the year-end accounts receivable balance of the U.S. Government approximated 10% and 6% of the Company's accounts receivable balance as of December 31, 1996 and 1997, respectively.

(15) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Company has entered into four foreign currency exchange contracts to effectively hedge its exposure to certain foreign currency rate fluctuations on a demand loan to a subsidiary which is denominated in the foreign currency. By virtue of these contracts, the Company has fixed the total dollar amount which they will receive under the aforementioned subsidiary loan through the maturity dates of the contracts regardless of the fluctuations in the exchange rate. The total notional amount of the contracts, which mature between January 1998 and July 1999, is $15.5 million. The Company's cumulative foreign currency translation adjustment component of shareholders' equity was increased by $346,000 in 1997 as a result of these agreements.

     The Company has estimated the fair value of their foreign exchange contracts based on information obtained from the counterparty of the amount the Company would receive at December 31, 1997 in order to terminate the agreements. As of December 31, 1997, the Company would have received approximately $534,000 upon cancellation of all contracts.

                            THE KROLL-O'GARA COMPANY

(16) SUPPLEMENTAL CASH FLOWS DISCLOSURES

     The following is a summary of cash paid related to certain items:

                                                              1995         1996         1997
                                                           ----------   ----------   ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest.................................  $2,636,061   $4,293,970   $4,579,261
                                                           ----------   ----------   ----------
  Cash paid for taxes....................................  $  123,686   $   97,629   $2,645,474
                                                           ----------   ----------   ----------
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
  Issuance of restricted stock...........................  $       --   $  891,066   $1,356,280
                                                           ----------   ----------   ----------
  Note payable for purchase of Palmer net assets.........  $       --   $  505,834   $       --
                                                           ----------   ----------   ----------
  Affiliate obligation forgiven in connection with the
     reorganization......................................  $       --   $  122,000   $       --
                                                           ----------   ----------   ----------
  Exchange of note receivable for trade receivables......  $   60,000   $       --   $       --
                                                           ----------   ----------   ----------
  Exchange of stock in an unaffiliated company for trade
     receivables.........................................  $  125,000   $       --   $       --
                                                           ----------   ----------   ----------
  Fair value of stock issued in connection with
     acquisition of Next.................................  $       --   $       --   $1,851,284
                                                           ----------   ----------   ----------
  Fair value of stock issued in connection with
     acquisition of Labbe................................  $       --   $       --   $3,431,000
                                                           ----------   ----------   ----------
  Fair value of stock issued in connection with
     acquisition of ITI..................................  $       --   $       --   $  800,011
                                                           ----------   ----------   ----------
  Fair value of stock issued in connection with
     acquisition of IMEA.................................  $       --   $       --   $2,378,474
                                                           ----------   ----------   ----------
  Fair value of stock issued in connection with
     acquisition of minority interest....................  $       --   $       --   $1,243,474
                                                           ----------   ----------   ----------
  Notes issued in connection with acquisition of Next....  $       --   $       --   $1,575,000
                                                           ----------   ----------   ----------
  Notes issued in connection with acquisition of ITI.....  $       --   $       --   $1,231,513
                                                           ----------   ----------   ----------
  Notes issued in connection with acquisition of IMEA....  $       --   $       --   $  100,000
                                                           ----------   ----------   ----------
  Tax benefit of restricted stock vesting................  $       --   $       --   $2,160,341
                                                           ----------   ----------   ----------

(17) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                            FIRST      SECOND     THIRD      FOURTH
                                                           QUARTER    QUARTER    QUARTER    QUARTER
                                                           --------   --------   --------   --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1997
Net sales................................................  $41,239    $47,360    $47,791    $54,023
Gross profit.............................................   13,405     15,585     14,481     15,298
Net income (loss)........................................    1,529      2,292      2,156     (5,267)
Earnings (loss) per share:
  Basic..................................................  $  0.12    $  0.17    $  0.17    $ (0.40)
  Diluted................................................  $  0.09    $  0.15    $  0.14    $ (0.40)
1996
Net sales................................................  $36,229    $38,666    $36,959    $41,807
Gross profit.............................................   11,183      9,625     14,204      7,190
Net income (loss)........................................    3,177        818      3,968     (2,106)
Earnings (loss) per share:...............................
  Basic..................................................  $  0.30    $  0.08    $  0.38    $ (0.18)
  Diluted................................................  $  0.27    $  0.05    $  0.35    $ (0.18)

                            THE KROLL-O'GARA COMPANY

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                    AS OF
                                                                SEPTEMBER 30,
                                                                    1998
                                                                -------------
ASSETS
CURRENT ASSETS:
  Cash and equivalents......................................      $ 32,859
  Marketable securities.....................................            --
  Trade accounts receivable, net of allowance for doubtful
     accounts of $3,295 and $2,516 at September 30, 1998 and
     December 31, 1997, respectively........................        54,806
  Unbilled revenues.........................................         7,753
  Other receivables
     Advances to shareholders...............................            53
     Affiliates.............................................           897
     Employees..............................................           115
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................        21,625
  Inventories...............................................        19,094
  Prepaid expenses and other................................         5,490
  Deferred tax asset........................................           593
                                                                  --------
          Total current assets..............................       143,285
                                                                  --------
PROPERTY, PLANT, AND EQUIPMENT, at cost
  Land......................................................         1,637
  Buildings and improvements................................         6,367
  Leasehold improvements....................................         5,832
  Furniture and fixtures....................................         6,250
  Machinery and equipment...................................        16,910
  Construction-in-progress..................................         1,936
                                                                  --------
                                                                    38,932
  Less: accumulated depreciation............................       (20,543)
                                                                  --------
                                                                    18,389
                                                                  --------
DATABASES, net of accumulated amortization of $21,987 and
  $19,506 at September 30, 1998 and December 31, 1997,
  respectively..............................................         9,012
COSTS IN EXCESS OF ASSETS ACQUIRED, net of accumulated
  amortization of $1,883 and $772 at September 30, 1998 and
  December 31, 1997, respectively...........................        39,629
OTHER ASSETS................................................         7,947
                                                                  --------
                                                                    56,588
                                                                  ========
                                                                  $218,262
                                                                  ========

The accompanying notes are an integral part of these consolidated balance sheet.

                            THE KROLL-O'GARA COMPANY

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Revolving lines of credit.................................    $     --
  Current portion of long-term debt.........................         905
  Shareholder payable.......................................         263
  Accounts payable --
     Trade..................................................      26,891
     Affiliates.............................................         131
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................         155
  Accrued liabilities.......................................      18,111
  Income taxes currently payable............................       4,359
  Customer deposits.........................................       3,949
                                                                --------
          Total current liabilities.........................      54,764
OTHER LONG-TERM LIABILITIES.................................       2,958
DEFERRED INCOME TAXES.......................................       2,277
LONG-TERM DEBT, net of current portion......................      39,339
                                                                --------
          Total liabilities.................................      99,338
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 1,000,000 shares
     authorized, none issued................................          --
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 17,751,569, and 13,590,525 shares issued
     and outstanding in 1998 and 1997, respectively.........         178
  Additional paid-in-capital................................     129,840
  Retained deficit..........................................     (10,827)
  Accumulated other comprehensive income (loss).............        (267)
                                                                --------
          Total shareholders' equity........................     118,924
                                                                --------
                                                                $218,262
                                                                ========

The accompanying notes are an integral part of these consolidated balance sheet.

                            THE KROLL-O'GARA COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    FOR THE
                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
NET SALES
  Security Products & Services..............................  $ 72,970    $100,808
  Investigations & Intelligence.............................    50,221      63,338
  Voice & Data Communications...............................    13,199      14,797
                                                              --------    --------
                                                               136,390     178,943
COST OF SALES
  Security Products & Services..............................    51,434      72,457
  Investigations & Intelligence.............................    30,617      35,530
  Voice & Data Communications...............................    10,868      12,113
                                                              --------    --------
                                                                92,919     120,100
GROSS PROFIT
  Security Products & Services..............................    21,536      28,351
  Investigations & Intelligence.............................    19,604      27,808
  Voice & Data Communications...............................     2,331       2,684
                                                              --------    --------
                                                                43,471      58,843
OPERATING EXPENSES
  Selling and marketing.....................................     9,739      12,092
  General and administrative................................    19,387      23,656
  Amortization of costs in excess of assets acquired........       667       1,112
                                                              --------    --------
Operating income............................................    13,678      21,983

OTHER INCOME (EXPENSE):
  Interest expense..........................................    (3,387)     (3,322)
  Interest income...........................................       259         759
  Other, net................................................      (226)       (219)
                                                              --------    --------
  Income before minority interest, provision for income
     taxes, and extraordinary item..........................    10,324      19,201
Minority interest...........................................       118          --
                                                              --------    --------
  Income before provision for income taxes and extraordinary
     item...................................................    10,206      19,201
Provision for income taxes..................................     4,035       7,641
                                                              --------    --------
  Income before extraordinary item, net.....................  $  6,171    $ 11,560
Extraordinary item, net.....................................      (194)         --
                                                              ========    ========
  Net income................................................  $  5,977    $ 11,560
                                                              ========    ========
Basic earnings per share....................................  $   0.46    $   0.74
                                                              ========    ========
Basic weighted average shares outstanding...................    13,058      15,580
                                                              ========    ========
Diluted earnings per share..................................  $   0.42    $   0.72
                                                              ========    ========
Diluted weighted average shares outstanding.................    13,825      15,955
                                                              ========    ========

     The accompanying notes are an integral part of these consolidated financial statements.

                            THE KROLL-O'GARA COMPANY

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                           ACCUMULATED
                                                                  ADDITIONAL                  OTHER
                                         COMPREHENSIVE   COMMON    PAID-IN     RETAINED   COMPREHENSIVE
                                SHARES      INCOME       STOCK     CAPITAL     DEFICIT    INCOME (LOSS)    TOTAL
                                ------   -------------   ------   ----------   --------   -------------   --------
BALANCE, DECEMBER 31, 1997....  13,591                    $136     $ 50,590    $(22,387)      $(384)      $ 27,955
Issuance of stock in
  conjunction with the
  acquisition of businesses...     699                       7       15,625          --          --         15,632
Public offering of common
  stock, net of issuance costs
  of approximately $1,325.....   3,200                      32       60,403          --          --         60,435
Issuance of stock bonus to
  certain employees...........       2                      --           48          --          --             48
Exercise of stock options, and
  related income tax
  benefit.....................     262                       3        3,219          --          --          3,222
Purchase and retirement of
  treasury stock..............      (2)                     --          (45)         --          --            (45)
Comprehensive income:
  Net income..................              $11,560         --           --      11,560          --         11,560
                                            -------
  Other comprehensive income,
    net of tax:
    Foreign currency
      translation adjustments,
      net of $85 tax
      provision...............      --          127         --           --          --          --             --
  Reclassification adjustment
    for gain on securities
    included in net income,
    net of $4 tax benefit.....      --          (10)        --           --          --          --             --
                                            -------
  Other comprehensive
    income....................      --          117         --           --          --         117            117
                                            -------
Comprehensive income..........      --      $11,677         --           --          --          --             --
                                ------      =======       ----     --------    --------       -----       --------
BALANCE, SEPTEMBER 30, 1998...  17,752                    $178     $129,840    $(10,827)      $(267)      $118,924
                                ======                    ====     ========    ========       =====       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            THE KROLL O'GARA COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              FOR THE NINE MONTHS
                                                              ENDED SEPTEMBER 30,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 5,977    $ 11,560
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities --
    Depreciation and amortization...........................    1,506       1,770
    Amortization of databases...............................    2,245       2,397
    Amortization of costs in excess of assets acquired......      667       1,112
    Bad debt expense........................................      948       1,180
    (Gain) on sale of marketable securities.................       --          (7)
    Minority Interest.......................................       44          --
    Share in net (income) loss of joint ventures............     (149)         --
  Change in assets and liabilities, net of effects of
    acquisitions --
    Receivables.............................................   (6,812)    (16,315)
    Other receivables.......................................       --         283
    Unbilled revenues.......................................     (118)     (4,264)
    Costs in excess of billings on uncompleted contracts....      794      (9,546)
    Inventories.............................................   (4,035)        703
    Prepaid expenses and other assets.......................   (2,906)       (366)
    Accounts payable and income taxes currently payable.....   (2,163)     (2,406)
    Affiliate payable.......................................       --        (744)
    Notes payable -- shareholders...........................      107         (58)
    Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     (199)       (165)
    Customer deposits.......................................     (788)        110
    Deferred income taxes payable...........................      811         (45)
    Accrued liabilities.....................................     (912)      1,654
    Long term liabilities...................................      106       1,427
                                                              -------    --------
      Net cash used in operating activities.................   (4,877)    (11,720)
                                                              -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net...........   (3,124)     (3,454)
  Additions to databases....................................   (3,036)     (3,074)
  Acquisitions, net of cash acquired........................   (7,606)     (8,262)
  Sale (purchase) of marketable securities..................   (3,768)         20
  Other.....................................................      (15)         --
                                                              -------    --------
      Net cash used in investing activities.................  (17,549)    (14,770)
                                                              -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under revolving lines of
    credit..................................................   (7,626)     (1,096)
  Proceeds from long-term debt..............................   34,951          --
  Payments of long-term debt................................       --     (10,193)
  Repayment of shareholder notes............................     (186)         --
  Net proceeds from public offering of common stock.........       --      60,435
  Proceeds from exercise of stock options including related
    tax benefits............................................      140       3,222
  Purchase and retirement of common stock...................   (2,693)        (45)
  Foreign currency translation..............................     (529)         50
                                                              -------    --------
      Net cash provided by financing activities.............   24,057      52,373
                                                              -------    --------
NET INCREASE IN CASH AND EQUIVALENTS........................    1,631      25,883
Effects of foreign currency exchange rates on cash..........      (64)         77
                                                              -------    --------
CASH AND EQUIVALENTS, beginning of period...................    4,761       6,899
                                                              -------    --------
CASH AND EQUIVALENTS, end of period.........................  $ 6,328    $ 32,859
                                                              =======    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $ 2,019    $  2,466
                                                              =======    ========
  Cash paid for taxes.......................................  $ 2,386    $  1,733
                                                              =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            THE KROLL-O'GARA COMPANY

              NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     The Kroll-O'Gara Company, an Ohio corporation, together with its subsidiaries (collectively the "Company"), is a leading global provider of a broad range of specialized products and services that are designed to provide solutions to a variety of security needs. The Company's Security Products and Services Group markets ballistic and blast protected vehicles to businesses, individuals and governments. It also offers security services such as training, risk and crisis management services, and site security systems. The Investigations and Intelligence Group offers business intelligence and investigation services to clients worldwide. The Voice and Data Security Group offers secure satellite communication equipment, satellite navigation systems and computer hardware and software security.

     In December 1997, a wholly owned subsidiary of The O'Gara Company ("O'Gara") was merged (the "Merger") into Kroll Holdings, Inc. ("Kroll"). At the time of the Merger, the Company's name was changed from The O'Gara Company to The Kroll-O'Gara Company.

     Effective upon the consummation of the Merger, each then issued and outstanding share of Kroll common stock (including those issued under the Kroll restricted stock plan) was converted into 62.52 shares of Common Stock of the Company or 6,098,561 shares of Company Common Stock in total. Outstanding employee stock options were converted at the same exchange factor into options to purchase 551,492 shares of Company Common Stock.

     The Merger constituted a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Kroll as though it had always been a part of the Company.

     On May 5, 1998, the Company completed a public offering of 3,200,000 shares of its Common Stock at $20.50 per share (the "Offering"), resulting in net proceeds to the Company of $60.4 million. A portion of the net proceeds was used to pay off $14.8 million of indebtedness of the Company, with the balance invested in short-term instruments and available for potential acquisitions, working capital and other general corporate purposes. In addition to the shares sold by the Company, certain shareholders sold 1,860,000 shares of Common Stock in conjunction with the Offering. The Offering followed the Company's initial public offering, which was completed on November 15, 1996 and resulted in the issuance of 2,048,000 shares of Common Stock.

     The consolidated financial statements include the accounts of O'Gara and Kroll and all their majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. Investments in 20% to 50% owned entities are accounted for on the cost method. Affiliated entities are not included in the accompanying consolidated financial statements.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. Operating results for the nine month periods ended September 30, 1998, are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. The accompanying consolidated financial statements should be read in conjunction

                            THE KROLL-O'GARA COMPANY
with the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1997.

(2) REVENUE RECOGNITION

     Revenue related to contracts for security products (both government and commercial) results principally from long-term, fixed price contracts and is recognized using the percentage-of-completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is determined by comparing the costs incurred to date with estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. However, adjustments to this measurement are made when management believes that costs incurred materially exceed effort expended. Contract costs include all direct material and labor costs, along with certain direct overhead costs related to contract production.

     Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it becomes known that such losses will occur. Changes in estimated total contract costs will result in revisions to contract revenue. These revisions are recognized when determined.

     Revenue from investigations, intelligence and security services is recognized as the services are performed. The Company records either billed or unbilled accounts receivable based on a case-by-case invoice determination.

     Revenue related to voice and data security equipment are recognized as equipment is shipped. Revenue and related direct costs of brokered satellite time are recorded when payments are received from customers.

(3) ACQUISITIONS

     The Company completed the following acquisitions during the first nine months of 1998, all of which were accounted for as purchases. The allocation of purchase price was based on estimates and may be revised at a later date pending the completion of certain appraisals and other analyses.

          (a) On March 16, 1998, the Company acquired all of the shares of Corplex, Inc. ("Corplex"), a provider of investigative and executive protection services based in New York, New York. The purchase price consisted of 29,207 shares of Common Stock (valued at approximately $0.5 million or $17.98 per share). For accounting purposes, the acquisition was effective March 1, 1998, and the results of operations of Corplex are included in the consolidated results of the Company from that date forward. The former shareholder of Corplex, who was employed by Corplex prior to the acquisition, continues in his formerly held capacity. Cost in excess of assets acquired is expected to be $0.4 million and will be amortized over 15 years.

          (b) On June 15, 1998 the Company completed the acquisition of Lindquist Avey MacDonald Baskerville Inc. ("Lindquist Avey"), a provider of forensic and investigative accounting services headquartered in Toronto, Canada. The purchase price for the acquisition was $10.7 million consisting of $4.7 million in cash and 278,340 shares of Common Stock (valued at approximately $6.0 million or $21.52 per share). For accounting purposes, the acquisition was effective June 1, 1998, and the results of operations of Lindquist Avey are included in the consolidated results of the Company from that date forward. Cost in excess of assets acquired is expected to be $10.7 million and will be amortized over 25 years.

                            THE KROLL-O'GARA COMPANY

          (c) On September 1, 1998, The Company completed the acquisition of all of the capital stock of Kizorek, Inc., now renamed InPhoto Surveillance, Inc. ("InPhoto"). InPhoto, headquartered in Naperville, Illinois, is a leading claims investigation agency which primarily provides video surveillance services to insurance companies, corporations and government agencies in connection with investigating exaggerated disability claims and other fraud. The purchase price consisted of $0.8 million in cash and 352,381 shares of Common Stock (valued at approximately $8.2 million or $23.35 per share). For accounting purposes, the acquisition was effective July 1, 1998, and the results of operations of InPhoto are included in the consolidated results of the Company from that date forward. Cost in excess of assets is expected to be $8.1 million and will be amortized over 25 years.

          (d) On September 22, 1998, the Company completed, through its wholly owned subsidiary, O'Gara-Hess & Eisenhardt de Colombia, Inc. ("OHE Colombia"), the acquisition of the assets and technology of Protec S.A. ("Protec") of Bogota, Colombia. Protec was a leading manufacturer of armored vehicles and bullet-and smash- resistant glass for the Colombian market. The purchase price consisted of $3.2 million in cash and 38,788 shares of Common Stock (valued at approximately $0.9 million or $22.95 per share). For accounting purposes, the acquisition was effective September 30, 1998, and the results of operations of OHE Colombia are included in the consolidated results of the Company from that date forward. Cost in excess of assets acquired is expected to be $3.6 million and will be amortized over 20 years.

     In connection with the 1998 acquisitions, assets were acquired and liabilities were assumed as follows (dollars in thousands):

                                                                             LINDQUIST
                                                       PROTEC     INPHOTO      AVEY       CORPLEX
                                                       -------    -------    ---------    -------
FAIR VALUE OF ASSETS ACQUIRED INCLUDING:
  Cash...............................................  $    --    $   192     $   257      $  16
  Accounts receivable................................       --      1,743          --         96
  Unbilled revenue...................................       --        269         339         69
  Other current assets...............................       75        448         577         --
  Property, plant and equipment......................      311        955         628          4
  Other non-current assets...........................       --         --         116         15
  Intangible assets..................................      200        700          --         --
  Goodwill...........................................    3,602      8,076      10,716        384
                                                       -------    -------     -------      -----
                                                       $ 4,188    $12,383     $12,633      $ 584
  Less:  Cash paid for net assets....................   (3,200)      (800)     (4,727)        --
          Fair value of stock issued.................     (890)    (8,228)     (5,989)      (525)
                                                       =======    =======     =======      =====
                                                       $    98    $ 3,355     $ 1,917      $  59
                                                       =======    =======     =======      =====
LIABILITIES ASSUMED INCLUDING:
  Liabilities assumed and acquisition costs..........  $    98    $ 3,155     $ 1,917      $  46
  Debt...............................................       --        200          --         13
                                                       =======    =======     =======      =====
                                                       $    98    $ 3,355     $ 1,917      $  59
                                                       =======    =======     =======      =====

                            THE KROLL-O'GARA COMPANY

(4) EARNINGS PER SHARE

     In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). In accordance with SFAS No. 128, basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and equivalents outstanding during the year. Dilutive common stock equivalents represent shares issuable upon assumed exercise of stock options and upon assumed issuance of restricted stock. The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the nine months ended September 30, 1998 and 1997 (in thousands except per share data):

                                                    NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                  -----------------------------------------
                                                    INCOME          SHARES        PER SHARE
                                                  (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                  -----------    -------------    ---------
Basic EPS.......................................    $11,560         15,580          $0.74
                                                                                    =====
Effect of dilutive securities:
  Options.......................................         --            375
                                                    -------         ------
Diluted EPS.....................................    $11,560         15,955          $0.72
                                                    =======         ======          =====

                                                    NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                  -----------------------------------------
                                                    INCOME          SHARES        PER SHARE
                                                  (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                  -----------    -------------    ---------
Basic EPS.......................................    $5,977          13,058          $0.46
                                                                                    =====
Effect of dilutive securities:
  Options.......................................        --             182
  Restricted stock..............................      (227)            585
                                                    ------          ------
Diluted EPS.....................................    $5,750          13,825          $0.42
                                                    ======          ======          =====

     Diluted earnings per share calculations for each of the quarters of fiscal 1997 cannot be added together to arrive at the diluted earnings per share amount for the nine months ended September 30, 1997 due to the effects of rounding and the dilutive impact of the restricted stock to net income.

(5) NEW PRONOUNCEMENTS

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The Company has chosen to disclose comprehensive income, which encompasses net income, foreign currency translation adjustments and unrealized holding gains of marketable securities, in the Consolidated Statement of Shareholder's Equity. Prior years have been restated to conform to the SFAS No. 130 requirements. The Accumulated Other Comprehensive Income balance of $0.1 million at September 30, 1998 consists entirely of foreign currency translation adjustments.

                            THE KROLL-O'GARA COMPANY

     Total comprehensive income for the nine-month period ended September 30, 1997 is as follows (in thousands):

Net income..................................................    $5,977
                                                                ------
Other comprehensive income, net of tax:
  Foreign currency translation adjustments, net of $390 tax
     benefit................................................      (585)
                                                                ------
Other comprehensive income..................................      (585)
                                                                ------
     Comprehensive income...................................    $5,392
                                                                ======

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"), effective for fiscal years beginning after December 15, 1997. This statement requires disclosure for each segment into which a company is organized by the chief operating decision maker for the purposes of making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any manner in which management disaggregates a company. The Company intends to adopt SFAS No. 131 during fiscal 1998. This statement, which requires expansion or modification to existing disclosures, will have no impact on the Company's reported financial position, results of operations or cash flows.

     In April 1998, the American Institute of Certified Public Accountants released Statement of Position (SOP) 98-5 "Reporting on the Cost of Start-Up Activities." The SOP requires costs of start-up activities, including preoperating costs, organization costs and other start-up costs, to be expensed as incurred. The Company's current practice is to capitalize these expenses and amortize them over periods ranging from one to five years. The Company is required to adopt the provisions of this statement no later than the first quarter of fiscal 1999. Included in the accompanying September 30, 1998 Consolidated Balance Sheet are approximately $0.7 million of preoperating, organization and start-up costs which would have been expensed had this statement already been implemented.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company currently has several forward contracts in place in association with demand notes from certain subsidiaries. These instruments qualify for hedge accounting. The Company has not yet quantified the impact of adopting SFAS No. 133 on its financial statements and has not determined the timing of or method of adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

(6) SUPPLEMENTAL CASH FLOW DISCLOSURE

     Cash and equivalents consist of all operating cash accounts and investments with an original maturity of three months or less. Marketable securities consist of available-for-sale commercial paper obligations which mature in 1998. These securities are valued at current market value, which

                            THE KROLL-O'GARA COMPANY
approximates cost. Non-cash activity for the nine months ended September 30, 1997 and 1998 is as follows (dollars in thousands):

                                                               1997      1998
                                                              ------    ------
Fair value of stock issued in connection with acquisition of
  ITI.......................................................  $  800        --
Notes issued in connection with acquisition of ITI..........  $1,232        --
Fair value of stock issued in connection with acquisition of
  Next Destination..........................................  $1,851        --
Notes issued in connection with acquisition of Next
  Destination...............................................  $1,575        --
Fair value of stock issued in connection with acquisition of
  Labbe.....................................................  $3,431        --
Fair value of stock issued in connection with acquisition of
  Corplex...................................................      --    $  525
Fair value of stock issued in connection with acquisition of
  Lindquist Avey............................................      --    $5,989
Fair value of stock issued in connection with acquisition of
  InPhoto...................................................      --    $8,228
Fair value of stock issued in connection with acquisition of
  Protec....................................................      --    $  890
Fair value of stock issued in connection with employee stock
  bonus paid................................................      --    $   48

(7) INVENTORIES

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and include the following (dollars in thousands):

                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
                                                               (UNAUDITED)
Raw materials...............................................     $10,728
Vehicle costs and work-in-process...........................       8,366
                                                                 -------
                                                                 $19,094
                                                                 =======

(8) DERIVATIVE FINANCIAL INSTRUMENTS

     Financial instruments in the form of foreign currency exchange contracts are utilized by the Company to hedge its exposure to movements in foreign currency exchange rates. The Company does not hold or issue derivative financial instruments for trading purposes. Gains and losses on foreign exchange contracts are deferred and amortized as an adjustment to the cumulative foreign currency translation adjustment component of equity over the terms of the agreements in accordance with hedge accounting standards. The fair value of foreign currency exchange contracts is not recognized in the consolidated financial statements since they are accounted for as hedges.

     The Company has entered into five foreign currency exchange contracts to effectively hedge its exposure to certain foreign currency rate fluctuations on demand loans to subsidiaries which are denominated in the foreign currency. By virtue of these contracts, the Company has fixed the total dollar amount which it will receive under the aforementioned subsidiary loans through the maturity dates of the contracts regardless of the fluctuations in the exchange rate. The total notional amount and fair market value of the contracts, which mature between January 1999 and September 2000, are $17.9 million and $0.5 million respectively. The Company's foreign currency translation adjustment component of accumulated other comprehensive income (loss) was increased by $0.1 million in the first three quarters of 1998 as a result of these agreements.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Background America, Inc.
Nashville, Tennessee

     We have audited the accompanying consolidated balance sheets of Background America, Inc. and subsidiaries (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, common shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Background America, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                /s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee
December 18, 1998
(January 21, 1999 as to
second paragraph of
Note 15)

                            BACKGROUND AMERICA, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 2)........................  $    92,412    $ 2,925,547
  Accounts receivable --
     Trade, net of allowance for doubtful accounts of $8,682
       for 1996 and 1997 (Note 14)..........................      357,579        608,569
     Related party (Note 13)................................       87,079        272,244
  Prepaid expenses and other current assets.................       15,831         53,302
                                                              -----------    -----------
          Total current assets..............................      552,901      3,859,662
PROPERTY AND EQUIPMENT (Notes 2, 3 and 14)..................      431,892        925,641
  Less accumulated depreciation and amortization............      (89,000)      (296,248)
                                                              -----------    -----------
                                                                  342,892        629,393
GOODWILL, NET (Notes 2 and 14)..............................      633,225        577,558
OTHER ASSETS (Note 2).......................................      145,955        135,330
                                                              -----------    -----------
                                                              $ 1,674,973    $ 5,201,943
                                                              ===========    ===========

LIABILITIES, REDEEMABLE PREFERRED STOCK
  AND COMMON SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable -- trade.................................  $   222,332    $   201,013
  Accounts payable -- related party (Note 13)...............      139,459        231,499
  Accrued expenses and other current liabilities (Note 6)...      245,960        224,301
  Notes payable to shareholders (Notes 11 and 13)...........    1,310,000        152,000
                                                              -----------    -----------
          Total current liabilities.........................    1,917,751        808,813
COMMITMENTS (Note 5)
Series A redeemable and convertible cumulative preferred
  stock ($1 par value; authorized, 5,000,000 shares; issued
  and outstanding, -0- and 1,143,700, respectively;
  aggregate liquidation preference of $6,324,660) (Note
  11).......................................................           --      5,968,052
COMMON SHAREHOLDERS' DEFICIT: (Notes 2, 9, 10, 12 and 13)
  Common stock (no par value; authorized, 20,000,000 shares;
     issued and outstanding, 2,140,572 and 2,144,172,
     respectively)..........................................      962,071        966,571
  Retained deficit..........................................   (1,204,849)    (2,541,493)
                                                              -----------    -----------
          Common shareholders' deficit......................     (242,778)    (1,574,922)
                                                              -----------    -----------
                                                              $ 1,674,973    $ 5,201,943
                                                              ===========    ===========

                See notes to consolidated financial statements.

                            BACKGROUND AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
REVENUES (Note 2)...........................................  $ 1,775,815    $ 4,221,059
COSTS OF SALES..............................................    1,624,319      3,447,569
                                                              -----------    -----------
     Gross operating profit.................................      151,496        773,490

OPERATING EXPENSES:
  Selling, general and administrative expenses..............    1,118,116      1,899,086
  Depreciation and amortization (Notes 2 and 3).............      118,624        279,214
                                                              -----------    -----------
     Operating loss.........................................   (1,085,244)    (1,404,810)

OTHER INCOME (EXPENSE):
  Interest expense (Notes 4 and 13).........................      (41,801)       (84,463)
  Interest income...........................................           --         93,106
  Other, net................................................       (1,874)        59,523
                                                              -----------    -----------
NET LOSS....................................................  $(1,128,919)   $(1,336,644)
                                                              ===========    ===========

                See notes to consolidated financial statements.

                            BACKGROUND AMERICA, INC.

            CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                COMMON STOCK                        COMMON
                                            --------------------    RETAINED     SHAREHOLDERS'
                                             SHARES      AMOUNT      DEFICIT        DEFICIT
                                            ---------   --------   -----------   -------------
BALANCE, DECEMBER 31, 1995................     10,000   $ 10,000   $   (75,930)   $   (65,930)
  Fifty-for-one stock split, effective
     January 30, 1996 (Note 12)...........    490,000         --            --             --
  Issuance of common stock in acquisitions
     (Note 14)............................    140,572    290,571            --        290,571
  Issuance of common stock................  1,500,000    661,500            --        661,500
  Net loss................................         --         --    (1,128,919)    (1,128,919)
                                            ---------   --------   -----------    -----------
BALANCE, DECEMBER 31, 1996................  2,140,572    962,071    (1,204,849)      (242,778)
  Exercise of stock options (Note 10).....      3,600      4,500            --          4,500
  Net loss................................         --         --    (1,336,644)    (1,336,644)
                                            ---------   --------   -----------    -----------
BALANCE, DECEMBER 31, 1997................  2,144,172   $966,571   $(2,541,493)   $(1,574,922)
                                            =========   ========   ===========    ===========

                See notes to consolidated financial statements.

                            BACKGROUND AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(1,128,919)   $(1,336,644)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      118,624        279,214
  Changes in assets and liabilities, net of effects of
     acquisitions:
     Increase in accounts receivable........................     (188,524)      (436,155)
     Increase in prepaid expenses...........................      (10,129)       (37,471)
     Increase in other assets...............................       (4,705)        (4,375)
     Increase in accounts payable and accrued expenses......      442,162         53,112
                                                              -----------    -----------
       Net cash used in operating activities................     (771,491)    (1,482,319)
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (317,986)      (495,488)
  Cash paid for acquisitions, net of cash received..........     (571,728)            --
  Cash paid for non-compete agreements......................     (150,000)            --
                                                              -----------    -----------
       Net cash used in investing activities................   (1,039,714)      (495,488)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock, net of issuance
     costs..................................................           --      4,914,317
  Proceeds from issuance of common stock....................      661,500             --
  Proceeds from issuance of notes payable to shareholders...    1,240,000        761,000
  Repayment of notes payable to shareholders................           --       (868,875)
  Advances under line-of-credit facility....................           --        232,000
  Payments under line-of-credit facility....................           --       (232,000)
  Exercise of stock options.................................           --          4,500
                                                              -----------    -----------
       Net cash provided by financing activities............    1,901,500      4,810,942
                                                              -----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       90,295      2,833,135
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............        2,117         92,412
                                                              -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $    92,412    $ 2,925,547
                                                              ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest....................  $        --    $   107,042
                                                              ===========    ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS:
  Retirement of shareholders' notes payable and accrued
     interest...............................................  $        --    $ 1,053,735
                                                              ===========    ===========
  Issuance of preferred stock...............................  $        --    $ 1,053,735
                                                              ===========    ===========
  Common stock issued in acquisitions.......................  $   290,571    $        --
                                                              ===========    ===========
  Fair value of net assets acquired.........................  $   218,140    $        --
                                                              ===========    ===========
  Escrow liability from acquisitions........................  $    20,000    $        --
                                                              ===========    ===========

                See notes to consolidated financial statements.

                            BACKGROUND AMERICA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

1.  ORGANIZATION

     Background America, Inc. (the "Company") was formed in September of 1995 to deliver high-quality background investigation services to government, corporate and other professional clients. The consolidated financial statements include the amounts of the Company and its inactive subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ACCOUNTING ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS include highly liquid investments with original maturities of three months or less.

     PROPERTY AND EQUIPMENT is carried at cost and is depreciated using an accelerated method over the estimated useful lives of the assets. Asset lives are generally three to five years. Significant improvements are capitalized while maintenance and repairs are expensed as incurred.

     SOFTWARE POLICY. External direct costs of materials and services and payroll-related costs of employees working solely on development of the software system portion of the project are capitalized. Capitalized costs of the project will be amortized over the estimated useful life of the software, generally three to five years. Training costs and costs to reengineer business processes are expensed as incurred.

     GOODWILL arising from the accounting for acquired businesses is amortized using the straight-line method over twelve years which represents the estimated useful life. The Company reviews its long-lived and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. As of December 31, 1997, in the opinion of management, there has been no such impairment.

     At December 31, 1996 and 1997, cost in excess of net assets acquired totaled $666,112 and accumulated amortization totaled $32,887 and $88,554, respectively.

     OTHER ASSETS as of December 31, 1996 and 1997, include deposits of $4,075 and $9,080, respectively, and non-compete agreements in the amount of $150,000. The non-compete agreements are amortized using the straight-line method over the life of each agreement. Accumulated amortization of the non-compete agreements totaled $8,750 and $23,750 as of December 31, 1996 and 1997, respectively.

     INCOME TAXES. The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under such statement, the tax benefits of tax operating loss carryforwards are recorded to the extent available less a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized.

                            BACKGROUND AMERICA, INC.

     REVENUES from operations are recognized at the time that service is completed using the accrual method of accounting.

     STOCK-BASED COMPENSATION. SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to adopt the fair value method of accounting for stock-based compensation. The Company has chosen to continue to account for stock-based employee compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. (See Note 10)

     CONCENTRATIONS OF CREDIT RISK. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade receivables. The Company places its cash investments in high credit quality commercial paper, federal government agencies and FDIC insured financial institutions thus reducing potential risk. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many geographic areas.

3.  PROPERTY AND EQUIPMENT:

                                                              1996        1997
                                                            --------    ---------
Furniture and fixtures....................................  $ 21,188    $  36,471
Equipment.................................................    92,777      158,673
Computers, copiers and software...........................   317,259      717,574
Leasehold improvements....................................       668       12,923
                                                            --------    ---------
                                                             431,892      925,641
Less accumulated depreciation and amortization............   (89,000)    (296,248)
                                                            --------    ---------
                                                            $342,892    $ 629,393
                                                            ========    =========

4.  LINE OF CREDIT

     On April 4, 1997, the Company entered into a credit agreement with a bank which provides for a working capital line of $1,000,000 in maximum principal. There were no borrowings outstanding under the credit facility at December 31, 1997. The credit facility bears interest at the bank's index rate, is due and payable monthly, matures on April 4, 1999 and is guaranteed by certain shareholders of the Company.

5.  COMMITMENTS

     The Company leases certain office space under noncancelable operating lease agreements. Total rent expense under operating leases for the years ended December 31, 1996 and 1997 was $113,633 and $214,009, respectively. (See Note 13.)

                            BACKGROUND AMERICA, INC.

     The following is a schedule of the future minimum rental payments required under noncancelable operating leases as of December 31, 1997:

                                                          1997
                                                        --------
1998..................................................  $158,957
1999..................................................   159,495
2000..................................................   125,288
2001..................................................    56,875
2002..................................................    28,875
                                                        --------
          Total.......................................  $529,490
                                                        ========

6.  SELF-INSURED RISK

     The Company maintains a self-insured health benefits program on behalf of its employees, covering major medical and hospitalization costs. The Company has limited its exposure to claims costs by securing an insurance policy on the plan. The insurance policy reimburses the Company for accumulated costs incurred and paid during a calendar year related to any covered individual which exceeds $10,000. Additionally, the insurance limits the maximum amount of costs the Company will be responsible for, based on the number of employees and families covered by the plan during the year.

     As of December 31, 1996 and 1997, the Company accrued for claims which had occurred, but had not been paid of $19,980 and $27,306, respectively. Claims expense, net of insurance reimbursements relative to the health benefit program for the years ended December 31, 1996 and 1997 was $62,616 and $105,168, respectively.

7.  RETIREMENT PLAN

     The Company offers a retirement plan which is available to all full-time employees for the Company with one year of service. Participants in the plan can contribute up to 14% of annual earnings as defined by the plan and the Company will contribute a discretionary matching amount. The Company contributed $15,492 and $0 to the plan in 1996 and 1997, respectively.

8.  INCOME TAXES

     At December 31, 1996 and 1997, the Company has federal and state net operating loss carryforwards available to offset future taxable income. The differences between financial and tax losses are attributable to differences between reported amounts of assets and liabilities and their tax bases provided for in accordance with SFAS No. 109. At December 31, 1997, the Company has approximately $2,400,000 of net operating loss carryforwards for federal tax purposes which begin to expire in the years 2011 through 2012. The carryforwards represent a deferred tax asset of the Company which is offset fully by a valuation allowance due to the uncertainty as to the amount, if any, of the carryforwards which will ultimately be realized.

9.  STOCK WARRANTS

     As of December 31, 1996 and 1997, the Company had outstanding warrants to purchase 500 shares of common stock at $3.50 per share and 4,000 shares of common stock at $1.25 per share. These warrants were issued in June and July of 1996 with exercise prices equal to or greater than the fair

                            BACKGROUND AMERICA, INC.

value of the Company's common stock on those dates to certain consultants and other non-employees of the Company. Warrants totaling 4,000 and 500 vest and become exercisable on June 30, 1999 and July 15, 2001, respectively. Warrants totaling 4,000 expire on June 30, 2001 or earlier with the occurrence of a merger, sale or initial public offering of the Company unless exercised. The remaining warrants do not expire unless there is a breach of certain contractual terms as defined by the Stock Purchase Warrant Agreement.

10.  STOCK OPTION PLANS

     The Company has two stock option plans, the 1996 and 1997 stock option plans, which provide for the granting of either incentive stock options or nonqualified stock options to purchase shares of the Company's common stock to officers, directors and other key employees who have substantial responsibility for the direction and management of the Company. At December 31, 1997, 100,000 and 240,000 shares of common stock were reserved for issuance under the 1996 and 1997 plans, respectively. Approximately 45,000 and 52,000 of such reserved shares are available for future grants under the 1996 and 1997 plans, respectively.

     Substantially all outstanding options under such plans are incentive stock options with vesting periods of three years and maximum option terms of five years. Vesting is accelerated in the event of the Company's shares being sold in an initial public offering or ten days preceding the date on which the Company enters into a merger in which the Company is not the surviving corporation. No compensation expense related to stock option grants under the 1996 and 1997 plans was recorded in 1996 or 1997 as the option exercise prices were equal to fair market value on the date of grant. Fair market value is the per share value of the Company's common stock determined by the board of directors in their sole discretion, taking into consideration those factors affecting or reflecting value that they deem appropriate including but not limited to the Company's net worth, prospective earning power and dividend paying capacities, the goodwill of the business, the economic outlook in the industry, the values of securities of corporations engaged in the same or similar lines of business that are listed on a stock exchange or are traded in the over-the-counter market or for which there is other information regarding value, the importance and presence of nonoperating assets and the economic environment.

     A summary of the status of the Company's two fixed stock option plans for fiscal 1996 and 1997 and changes during those years are presented below:

                                                                         WEIGHTED
                                                              NUMBER     AVERAGE
                                                                OF       EXERCISE
                                                              SHARES      PRICE
                                                              -------    --------
Balance at December 31, 1995................................       --     $  --
Options granted.............................................   59,952      1.23
Options forfeited...........................................     (100)     1.25
                                                              -------
Balance at December 31, 1996................................   59,852      1.23
Options granted.............................................  189,125      2.68
Options forfeited...........................................   (2,350)     2.21
Options exercised...........................................   (3,600)     1.25
                                                              -------
Balance at December 31, 1997................................  243,027      2.34
                                                              =======

                            BACKGROUND AMERICA, INC.

     Information relating to options under the Company's two fixed stock option plans at December 31, 1997 summarized by exercise price is as follows:

                               WEIGHTED
                                AVERAGE                    WEIGHTED
  RANGE OF                     REMAINING       VESTED      AVERAGE
  EXERCISE       OPTIONS      CONTRACTUAL      OPTIONS     EXERCISE
   PRICES      OUTSTANDING   LIFE IN YEARS   OUTSTANDING    PRICE
------------   -----------   -------------   -----------   --------
$.75 - 1.25       58,452          3.49            --        $1.22
2.70 - 5.00      184,575          4.46            --         2.70
                 -------
                 243,027          4.22            --         2.34
                 =======

     In accordance with accounting for such options utilizing the intrinsic value method, there is no related compensation expense recorded in the Company's financial statements for the years ended December 31, 1996 and 1997 related to the option activity summarized above.

     If compensation cost for stock-based compensation had been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Company's net loss for the years ended December 31, 1996 and 1997 would have been increased to the pro forma amounts presented below:

                                                           1996           1997
                                                        -----------    -----------
Net loss
  As reported.........................................  $(1,128,919)   $(1,336,644)
  Pro forma...........................................   (1,134,412)    (1,383,360)

     The fair value of each option grant is estimated as of the date of grant utilizing the minimum value option-pricing model with the following weighted average assumptions applied to the options granted:

                                                              1996      1997
                                                              ----      ----
Expected dividend yield.....................................  0.0%      0.0%
Expected volatility.........................................  0.0%      0.0%
Risk-free interest rate.....................................  5.7%      5.8%
Expected life of options (years)............................    5         5

     The weighted average fair value at the date of grant for all options granted during 1996 and 1997 using the minimum value method approximated $.30 and $.66, respectively.

11.  REDEEMABLE PREFERRED STOCK

     On June 16, 1997, the Company's charter was amended and restated to authorize 5,000,000 shares of preferred stock having a par value of $1.00 per share. Concurrently, the Company issued 1,143,700 shares of Series A Preferred Stock ("Preferred Stock") for $5.25 per share. Cash proceeds from this investor financing totaled $4,914,317, net of issuance costs totaling $36,373, with the remaining proceeds received in the form of cancellation of the principal and accrued interest amounts due under certain notes payable previously issued by the Company to certain shareholders totaling $1,053,735.

     The holders of Preferred Stock shall be entitled to vote on an "as converted" basis with the common shares and have a right to elect a certain number of representatives to the Company's Board of Directors as defined by the amended and restated corporate charter. At the holders' option, the Preferred Stock may be converted into the Company's common stock on a share for share basis, subject to certain

                            BACKGROUND AMERICA, INC.

anti-dilution conversion adjustments. The holders of Preferred Stock will be entitled to accrued dividends beginning in June 2000 at a rate of $.2625 per share, which are payable quarterly in arrears. Beginning in March 2002, the dividend rate will be increased to $.5250 per outstanding share. Such dividends are cumulative and are paid in preference to any declared dividends on common stock. In the event of a sale, merger, liquidation, dissolution or winding up the Company, the holders of Preferred Stock are entitled to receive from the proceeds of such an event an amount not less than the initial issuance price of the stock, $5.25 per share, plus a ten percent (10%) per annum compounded return on investment, net of dividends paid in preference to holders of common stock or any other class or series of stock. Additionally, the holders of Preferred Stock, as a group, may elect to redeem their shares on or after March 2002 at the greater of the fair market value or the initial issuance price, plus a ten percent (10%) per annum compounded return on investment from the date of issuance, net of dividends paid. Preferred Stock redeemed will be retired in four quarterly installments beginning June 19, 2002. Should redemption as to any shares of Preferred Stock not occur when required based on the terms described above, interest will accrue on the unpaid redemption price at a bank's prime rate plus 1% per annum during the first year of such delay and at a bank's prime rate plus 3% per annum thereafter.

12.  COMMON STOCK

     On January 30, 1996, the Company, by action of its shareholders and directors, amended the corporate charter to increase the maximum number of authorized common stock shares from 10,000 to 2,000,000. Concurrently, the Board of Directors approved a fifty-for-one stock split which was effective January 30, 1996. In October 1996, the Company, by action of its shareholders and directors, amended the corporate charter to increase the maximum number of authorized common stock shares to 20,000,000.

     In connection with the common and preferred stock issuances, certain shareholders entered into shareholder agreements whereby the Company maintains the first right of refusal in future transfers of such stock.

13.  RELATED PARTIES

     LEASES -- In July 1996, the Company entered into a month to month lease agreement with a company controlled by the Chief Executive Officer of the Company. The lease involves the use of a 7,500 square foot office building located near the corporate offices and certain furniture and equipment. The lease calls for monthly rentals in the amount of $8,050 and may be terminated by either party with ninety days notice. The Company owed $48,300 and $64,400 under the lease agreements as of December 31, 1996 and 1997, respectively and reported rent expense of $48,300 and $96,600 for the years ended December 31, 1996 and 1997, respectively.

     The Company subleases approximately 2,500 square feet of its corporate office space to a company with common ownership as that of the Company, including certain officers and directors of the Company. In May 1997, the affiliated company was sold to a publicly traded company, however, a portion of the sales price is contingent on the affiliate's results of operations for a period of three years following the date of sale. The lease continues on a month to month basis. Monthly rental charged by the Company is at cost, allocated based on the percentage of space used by the affiliate. The monthly rental amount has ranged from $2,775 to $4,450. This sublease income has been reflected as a reduction

                            BACKGROUND AMERICA, INC.

of rental expense totaling $30,800 and $53,300 for the years ended December 31, 1996 and 1997, respectively.

     ACCOUNTING AND OTHER SERVICES -- The Company has provided a company with common ownership as that of the Company with certain accounting services for a fee which totaled $152,800 and $127,000 for the years ended December 31, 1996 and 1997, respectively. The affiliated company also provided the Company with temporary personnel on a per hour basis and was paid a fee for employee recruiting services based on successful efforts. Total expense incurred for temporary employees and recruiting services were $91,450 and $36,525 for the years ended December 31, 1996 and 1997, respectively. Receivables from the affiliate were $21,100 and $17,000, and payables to the affiliate were $11,100 and $1,200 as of December 31, 1996 and 1997, respectively.

     The Company provided administrative payroll and personnel benefit services on behalf of certain companies controlled by certain shareholders, officers and directors of the Company. Charges for these services are based on cost plus an administrative fee. Total billings for these services were $631,000 and $1,146,800 for the years ended December 31, 1996 and 1997, respectively and receivables due to the Company resulting from such services were $53,700 and $216,700 as of December 31, 1996 and 1997, respectively.

     NOTES PAYABLE TO SHAREHOLDERS -- During 1996 and 1997 certain officers of the Company issued loans to the Company due on demand, bearing interest at annual rates ranging from 8.50% to 8.75%. Interest expense recognized by the Company on these loans totaled $39,600 and $78,950 for the years ended December 31, 1996 and 1997, respectively. In June 1997, $1,050,000 and $3,735 in principal and accrued interest amounts due, respectively, were canceled in part consideration for the purchase of Series A Preferred Stock shares (See Note 11). The outstanding balance due under these loans as of December 31, 1996 and 1997 was $1,310,000 and $152,000, respectively.

14.  ACQUISITIONS

     In February 1996, the Company acquired all of the outstanding stock of Quality Facts, Inc. ("Quality"), an Alabama corporation, in exchange for $300,000 plus 12,000 shares of common stock valued at $9,000. Quality was in the business of providing traditional background verification reports for its clients and maintained operations in Birmingham, Alabama and Goodlettsville, Tennessee.

     In conjunction with the acquisition of Quality, the Company entered into employment agreements with each of the three shareholders of Quality, guaranteeing employment to each shareholder for a period of two years at annual salary of $36,000. Additionally, the Company committed to issue to the Quality shareholders stock options to purchase a total of 10,200 shares at a weighted average exercise price of $1.55.

     In June 1996, the Company purchased all of the outstanding stock of Concord Security Services, Inc. ("Concord"), a Maryland corporation, in exchange for 128,572 shares of common stock valued at $281,571. Concord was in the business of providing traditional background verification services for its clients and operated in Hamstead, Maryland.

     As additional consideration to the shareholders of Concord, the Company granted the shareholders of Concord put options which were exercisable in May 1997 at an exercise price of $3.85 per share. None of the put options were exercised and therefore expired in May 1997.

                            BACKGROUND AMERICA, INC.

     Additionally, in June 1996, the Company purchased the assets and assumed certain liabilities of Background Source, Inc. ("Background"), a Tennessee corporation, for a total of $110,000. Background maintained a computerized database of criminal records which provided its clients direct inquiry for a fee. Additionally, Background provided traditional background verification services to its clients.

     In December 1996, the Company purchased the assets and assumed certain liabilities of Tennessee Criminal Investigation Center, a Tennessee general partnership, ("TCIC") for cash of $183,678. TCIC maintained a computerized database of criminal records which provided its clients direct inquiry for a fee.

     The above acquisitions were accounted for using the purchase method. Accordingly, the purchase prices have been allocated to the assets purchased and liabilities assumed of the acquired entities based upon their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of all net assets acquired ("goodwill") is being amortized on a straight-line basis over 12 years. The purchase prices have been allocated as follows:

                                                                   CONCORD
                                                    QUALITY        SECURITY       BACKGROUND
                                                  FACTS, INC.   SERVICES, INC.   SOURCE, INC.     TCIC
                                                  -----------   --------------   ------------   --------
Receivables and other current assets............   $ 40,807        $154,108        $ 26,104     $     --
Property, plant and equipment...................      7,540           3,398          16,801       45,315
Goodwill........................................    307,049         132,332          72,043      154,685
Liabilities assumed.............................    (46,396)         (8,267)         (4,948)     (16,322)
                                                   --------        --------        --------     --------
                                                   $309,000        $281,571        $110,000     $183,678
                                                   ========        ========        ========     ========

15.  SUBSEQUENT EVENTS

     The Company entered into an Agreement and Plan of Merger in March 1998 to acquire the outstanding stock of Profiles Plus, Inc. for 83,334 shares of common stock of the Company and the option to put such shares to the Company for cash of $6.00 per share any time during the period beginning June 1, 1998 and ending June 30, 1998. The put option relating to 27,778 shares issued in connection with this acquisition was exercised with the remaining put options expiring unexercised. Additionally, the Company entered into a non-compete agreement with a shareholder of Profiles Plus, Inc.

     In January 1999, the Company entered into an agreement to sell all of the Company's outstanding capital stock in exchange for approximately 989,000 shares of the acquiring company, Kroll-O'Gara Co., of Fairfield, Ohio. The Company will continue to operate as an independent subsidiary of Kroll-O'Gara Co.

                                  * * * * * *

                            BACKGROUND AMERICA, INC.

                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                                 1998
                                                              -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,058,328
  Accounts receivable-
     Trade, net of allowance for doubtful accounts of $8,682
      for 1998..............................................    1,377,340
     Related party..........................................      212,676
  Prepaid expenses and other current assets.................       90,079
                                                              -----------
          Total current assets..............................    2,738,423
PROPERTY AND EQUIPMENT......................................    1,450,329
  Less-accumulated depreciation and amortization............     (703,752)
                                                              -----------
                                                                  746,577
GOODWILL, NET...............................................    1,066,916
OTHER ASSETS................................................      248,769
                                                              -----------
                                                              $ 4,800,685
                                                              ===========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND COMMON
  SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable -- trade.................................  $   323,750
  Accounts payable -- related party.........................        9,622
  Accrued expenses and other current liabilities............      348,248
  Current portion of long-term debt.........................       33,824
                                                              -----------
          Total current liabilities.........................      715,444
  Long-term debt............................................       98,223
  Series A redeemable and convertible cumulative preferred
     stock ($1 par value; authorized, 5,000,000 shares;
     issued and outstanding, 1,143,700; aggregate
     liquidation preference of $6,324,660)..................    5,968,052
COMMON SHAREHOLDERS' DEFICIT:
  Common stock (no par value; authorized, 20,000,000 shares;
     issued and outstanding, 2,199,728).....................    1,243,783
  Common stock, 5,556 shares held in escrow for Profiles'
     acquisition............................................       33,324
  Retained deficit..........................................   (3,258,141)
                                                              -----------
          Common shareholders' deficit......................   (1,981,034)
                                                              -----------
                                                              $ 4,800,685
                                                              ===========

          The accompanying notes to the unaudited financial statements are an integral part of these financial statements.

                            BACKGROUND AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                  (UNAUDITED)

                                                                 1997           1998
                                                              -----------    ----------
REVENUES....................................................  $ 3,075,604    $5,027,994
COSTS OF SALES..............................................    2,554,981     3,359,594
                                                              -----------    ----------
     Gross operating profit.................................      520,623     1,668,400
OPERATING EXPENSES:
  Selling, general and administrative expenses..............    1,362,891     2,150,348
  Depreciation and amortization.............................      204,810       318,947
                                                              -----------    ----------
     Operating loss.........................................   (1,047,078)     (800,895)
OTHER INCOME (EXPENSE):
  Interest expense..........................................      (79,189)       (9,139)
  Interest income...........................................       51,919        76,694
  Other, net................................................       14,307        16,692
                                                              -----------    ----------
NET LOSS....................................................  $(1,060,041)   $ (716,648)
                                                              ===========    ==========

          The accompanying notes to the unaudited financial statements are an integral part of these financial statements.

                            BACKGROUND AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                  (UNAUDITED)

                                                                 1997           1998
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(1,060,041)   $  (716,648)
  Adjustments to reconcile net loss to net cash used in
     operating activities-
     Depreciation and amortization..........................      204,811        318,946
  Changes in assets and liabilities, net of effects of
     acquisitions-
     Increase in accounts receivable........................     (482,886)      (709,202)
     Increase in prepaid expenses...........................      (41,017)       (36,777)
     Increase in other assets...............................       (4,375)        (5,378)
     Increase in accounts payable and accrued expenses......       89,497          9,173
                                                              -----------    -----------
       Net cash used in operating activities................   (1,294,011)    (1,139,886)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (415,111)      (441,337)
  Cash paid for non-compete agreements......................           --       (133,996)
                                                              -----------    -----------
       Net cash used in investing activities................     (415,111)      (575,333)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of preferred stock, net........    4,914,317             --
  Proceeds from the issuance of notes payable to
     shareholders...........................................      761,000             --
  Repayment of notes payable to shareholders................     (868,875)      (152,000)
  Advances under line-of-credit facility....................      232,000             --
  Payments under line-of-credit facility....................     (232,000)            --
  Exercise of stock options and stock puts..................        4,500             --
                                                              -----------    -----------
       Net cash provided by (used in) financing
          activities........................................    4,810,942       (152,000)
                                                              -----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    3,101,820     (1,867,219)
CASH AND CASH EQUIVALENTS, beginning of period..............       92,412      2,925,547
                                                              -----------    -----------
CASH AND CASH EQUIVALENTS, end of period....................  $ 3,194,232    $ 1,058,328
                                                              ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $   (79,189)   $    (9,139)
                                                              ===========    ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS:
  Retirement of shareholder notes payable and accrued
     interest...............................................  $ 1,053,735    $        --
                                                              ===========    ===========
  Issuance of preferred stock...............................  $ 1,053,735    $        --
                                                              ===========    ===========
  Common stock issued in acquisitions.......................  $        --    $   477,504
                                                              ===========    ===========
  Fair value of net assets acquired.........................  $        --    $    88,352
                                                              ===========    ===========
  Escrow liability from acquisitions........................  $        --    $    48,500
                                                              ===========    ===========

          The accompanying notes to the unaudited financial statements are an integral part of these financial statements.

                            BACKGROUND AMERICA, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                          SEPTEMBER 30, 1997 AND 1998

(1)  ORGANIZATION

     Background America, Inc. (the Company) was formed in September of 1995 to deliver high-quality background investigation services to government, corporate and other professional clients. The consolidated financial statements include the amounts of the Company and its inactive subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     In the opinion of management, the accompanying interim audited financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position of the Company as of September 30, 1998 and 1997.

(2)  REVENUE RECOGNITION

     Revenues from operations are recognized at the time the service is completed using the accrual method of accounting.

(3)  SOFTWARE POLICY

     External direct costs of materials and services and payroll-related costs of employees working solely on the development of the software system portion of the project are capitalized. Capitalized costs of the project will be amortized over the estimated useful life of the software, generally three to five years. Training costs and costs to reengineer business processes are expensed as incurred.

(4)  GOODWILL

     Goodwill arising from the accounting for acquired businesses is amortized using the straight-line method over twelve years which represents the estimated useful life. The Company reviews its long-lived and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

(5)  BUSINESS COMBINATION

     The Company entered into an Agreement and Plan of Merger in March 1998 to acquire the outstanding stock of Profiles Plus, Inc. for 83,334 shares of common stock of the Company and the option to put such shares to the Company for cash of $6.00 per share any time during the period beginning June 1, 1998 and ending June 30, 1998. The put option relating to 27,778 shares issued in connection with this acquisition was exercised with the remaining put options expiring unexercised. Additionally, the Company entered into a non-compete agreement with a shareholder of Profiles Plus, Inc.

(6)  SUBSEQUENT EVENTS

     In January 1999, the Company entered into an agreement to sell all of the Company's outstanding capital stock in exchange for approximately 989,000 shares of the acquiring company, The Kroll-O'Gara Company of Fairfield, Ohio. The Company will continue to operate as an independent subsidiary of The Kroll-O'Gara Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Securify Inc.:

     We have audited the accompanying balance sheet of Securify Inc. (a California corporation) as of December 30, 1998 and the related statements of operations, shareholders' equity and cash flows for the period from inception (February 10, 1998) to December 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Securify Inc. as of December 30, 1998, and the results of its operations and its cash flows for the period from inception (February 10, 1998) to December 30, 1998, in conformity with generally accepted accounting principles.

                                                             Arthur Andersen LLP

San Jose, California
February 2, 1999

                                 SECURIFY INC.

                                 BALANCE SHEET
                            AS OF DECEMBER 30, 1998

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $3,933,813
  Accounts receivable, net of allowance for doubtful
     accounts of $10,000....................................      64,973
  Work-in-process...........................................     100,000
  Prepaid expenses and other current assets.................      27,824
                                                              ----------
          Total current assets..............................   4,126,610
                                                              ----------
PROPERTY AND EQUIPMENT:
  Computer equipment........................................     124,512
  Furniture and fixtures....................................      52,823
  Purchased software........................................       8,764
  Less: Accumulated depreciation............................     (24,577)
                                                              ----------
                                                                 161,522
                                                              ----------
          TOTAL ASSETS......................................  $4,288,132
                                                              ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  438,980
  Accrued liabilities.......................................     135,349
                                                              ----------
          Total current liabilities.........................     574,329
                                                              ----------
COMMITMENTS AND CONTINGENCIES (Note 3)
SHAREHOLDERS' EQUITY:
  Convertible preferred stock, no par value, aggregate
     liquidating preference of $5,525,000
  Authorized -- 8,290,268 shares
     Series A -- 2,050,000 shares outstanding...............   1,016,619
     Series B -- 6,040,268 shares outstanding...............   4,491,620
  Common stock, no par value:
     Authorized -- 20,000,000 shares
     Outstanding -- 5,173,338 shares........................   1,380,762
  Deferred compensation.....................................  (1,113,936)
  Accumulated deficit.......................................  (2,061,262)
                                                              ----------
          Total shareholders' equity........................   3,713,803
                                                              ----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $4,288,132
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                                 SECURIFY INC.

                            STATEMENT OF OPERATIONS
                              FOR THE PERIOD FROM
               INCEPTION (FEBRUARY 10, 1998) TO DECEMBER 30, 1998

SERVICE REVENUE.............................................  $   115,973
                                                              -----------
COSTS OF REVENUE............................................      511,021
RESEARCH AND DEVELOPMENT....................................      433,780
SELLING, GENERAL AND ADMINISTRATIVE.........................    1,365,502
                                                              -----------
                                                                2,310,303
OPERATING LOSS..............................................   (2,194,330)
INTEREST AND OTHER INCOME, net..............................      133,068
                                                              -----------
NET LOSS....................................................  $(2,061,262)
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                                 SECURIFY INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY
                              FOR THE PERIOD FROM
               INCEPTION (FEBRUARY 10, 1998) TO DECEMBER 30, 1998

                                                                      CONVERTIBLE PREFERRED STOCK
                                                            -----------------------------------------------
                                        COMMON STOCK               SERIES A                 SERIES B
                                   ----------------------   ----------------------   ----------------------   ACCUMULATED
                                    SHARES       AMOUNT      SHARES       AMOUNT      SHARES       AMOUNT       DEFICIT
                                   ---------   ----------   ---------   ----------   ---------   ----------   -----------
BALANCE AT INCEPTION,
  FEBRUARY 10, 1998..............         --   $       --          --   $       --          --   $       --   $        --
  Issuance of common stock.......  4,800,018      170,000          --           --          --           --            --
  Issuance of Series A preferred
    stock at $0.50 per share, net
    of issuance cost of $8,381...         --           --   2,050,000    1,016,619          --           --            --
  Issuance of Series B preferred
    stock at $.75 per share, net
    of issuance cost of $8,380...         --           --          --           --   6,040,268    4,491,620            --
  Exercise of stock options......    373,320       18,666          --           --          --           --            --
  Deferred compensation related
    to stock options.............         --    1,192,096          --           --          --           --            --
  Net loss.......................         --           --          --           --          --           --    (2,061,262)
                                   ---------   ----------   ---------   ----------   ---------   ----------   -----------
BALANCE, DECEMBER 30, 1998.......  5,173,338   $1,380,762   2,050,000   $1,016,619   6,040,268   $4,491,620   $(2,061,262)
                                   =========   ==========   =========   ==========   =========   ==========   ===========


                                                      TOTAL
                                     DEFERRED     SHAREHOLDERS'
                                   COMPENSATION       EQUITY
                                   ------------   --------------
BALANCE AT INCEPTION,
  FEBRUARY 10, 1998..............  $        --     $        --
  Issuance of common stock.......           --         170,000
  Issuance of Series A preferred
    stock at $0.50 per share, net
    of issuance cost of $8,381...           --       1,016,619
  Issuance of Series B preferred
    stock at $.75 per share, net
    of issuance cost of $8,380...           --       4,491,620
  Exercise of stock options......           --          18,666
  Deferred compensation related
    to stock options.............   (1,113,936)         78,160
  Net loss.......................           --      (2,061,262)
                                   -----------     -----------
BALANCE, DECEMBER 30, 1998.......  $(1,113,936)    $ 3,713,803
                                   ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                                 SECURIFY INC.

                            STATEMENT OF CASH FLOWS
               FOR THE PERIOD FROM INCEPTION (FEBRUARY 10, 1998)
                              TO DECEMBER 30, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(2,061,262)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................       24,577
     Provision for doubtful accounts........................       10,000
     Noncash compensation expense...........................       78,160
     Changes in assets and liabilities:
       Increase in receivables..............................      (74,973)
       Increase in work-in-process..........................     (100,000)
       Increase in prepaid expenses and other current
        assets..............................................      (27,824)
       Increase in accounts payable and accrued
        liabilities.........................................      574,329
                                                              -----------
          Net cash used in operating activities.............   (1,576,993)
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (186,099)
                                                              -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................      188,666
  Proceeds from issuance of preferred stock.................    5,508,239
                                                              -----------
          Net cash provided by financing activities.........    5,696,905
                                                              -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    3,933,813
CASH AND CASH EQUIVALENTS AT INCEPTION, FEBRUARY 10, 1998...           --
                                                              ===========
CASH AND CASH EQUIVALENTS AT DECEMBER 30, 1998..............  $ 3,933,813
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                                 SECURIFY INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 30, 1998

1.  ORGANIZATION AND OPERATIONS:

     Securify Inc. (the "Company") was incorporated on February 10, 1998 to provide information security services to businesses and government agencies. The Company has developed software security tools to analyze and assess network security issues as a scientific discipline. The Company's consultants have completed projects for a wide range of clients primarily in the United States. The Company operates in one segment.

     The Company is subject to a number of risks associated with companies in a similar stage of development, including dependence on a limited number of customers and limited key employees for technology development and support, volatility of the industry, potential competition from larger, more established companies, the ability to penetrate the market with its services and the ability to obtain adequate financing to support its growth.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist solely of funds held in general checking accounts and money market accounts. All cash investments with an original maturity of 90 days or less are considered cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over an estimated useful life of three years.

SOFTWARE DEVELOPMENT COSTS

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of a working model. For the period from inception to December 30, 1998, the amount of costs eligible for capitalization, after consideration of factors such as realizable value, were not material and, accordingly, all software development costs have been charged to operating expense in the accompanying statement of operations.

                                 SECURIFY INC.

STOCK COMPENSATION

     The Company adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS 123, the Company applies APB Opinion 25 and the related interpretations in accounting for its stock option plan. Note 5 to the financial statements contains a summary of the disclosure provisions under SFAS No. 123.

ACCRUED LIABILITIES

     Accrued liabilities consisted of the following:

     Accrued bonus..........................................  $ 26,667
     Accrued vacation.......................................    41,682
     Deferred revenue.......................................    67,000
                                                              --------
                                                              $135,349
                                                              ========

REVENUE RECOGNITION AND SIGNIFICANT CUSTOMERS

     During 1998, the Company's service revenues were derived primarily from agreements with customers located in the United States. Service revenues, which consist of consulting fees on information security projects, are recognized ratably over the period of the agreement or according to the completed contract method of accounting for contract revenues, depending on the nature of the agreement. Work-in-process represents labor costs incurred on contracts in process at the end of the period.

     During 1998, one customer represented 78% of the Company's total revenues.

3.  COMMITMENTS AND CONTINGENCIES:

     The Company leases its facilities and equipment under operating leases. As of December 30, 1998, the future minimum lease commitments under these operating lease are as follows:

  FISCAL YEAR ENDING
      DECEMBER 30,
  ------------------
        1999................................................  $107,172
        2000................................................   109,645
        2001................................................    74,196
                                                              --------
                                                              $291,013
                                                              ========

     Rent expense under operating leases for the period from inception to December 30, 1998 was $61,239.

4.  INCOME TAXES:

     The Company computes deferred tax assets and liabilities based upon the differences between the financial statement and income tax bases of assets and liabilities using current rates. The Company switched from a S-Corporation to a C-Corporation in April 1998.

                                 SECURIFY INC.

     As of December 30, 1998, the Company has net deferred tax assets consisting primarily of net operating loss carryforwards. The Company has established a valuation allowance equal to these net deferred tax assets because uncertainty exists regarding the realizability of the deferred tax assets.

     As of December 30, 1998, the Company has approximately $1,300,000 and $1,300,000 of C-Corporation Federal and state tax net operating loss carryforwards, which expire at various dates through 2013 and 2006, respectively. These carryforwards may be subject to limitation due to ownership changes under the provisions of the Tax Reform Act of 1986.

5.  SHAREHOLDERS' EQUITY:

COMMON STOCK

     At December 30, 1998, the Company had reserved the following shares of authorized but unissued common stock for future issuance:

     Conversion of Series A outstanding Preferred Stock.....     2,050,000
     Conversion of Series B outstanding Preferred Stock.....     6,040,268
     Stock Option Plan......................................     2,766,680
                                                                ----------
                                                                10,856,948
                                                                ==========

STOCK SPLITS

     In April 1998, the Company effected a 1.47-for-1 stock split of its Common Stock. In August 1998, the Company effected an additional 2 for 1 stock split of its Common Stock. All share amounts and conversion rates have been retroactively adjusted to reflect these splits.

DEFERRED COMPENSATION

     In connection with the grant of certain stock options to employees during the period from inception to December 30, 1998, the Company recorded deferred compensation of $1,192,096, representing the difference between the deemed value of the Common Stock for accounting purposes and the option exercise price of such options at the date of grant. Such amount is presented as a reduction of shareholders' equity and amortized ratably over the vesting period of the applicable options. Approximately $78,000 was expensed during the period from inception to December 30, 1998, and the balance will be expensed ratably over the next four years as the options vest.

CONVERTIBLE PREFERRED STOCK

     The Company has authorized the issuance of up to 8,290,268 shares of convertible preferred stock of which it has designated 2,050,000 shares as Series A preferred stock and 6,240,268 shares as Series B preferred stock. The rights and preferences of the outstanding Series A and B preferred stock are as follows:

Dividends

     The holders of Series A and B preferred stock are entitled to receive non-cumulative dividends at an annual rate of 8% of original issue price. The original issue price of the Series A and B preferred stock is $0.50 and $0.75, respectively. Such dividends shall be payable only when, as, and if declared

                                 SECURIFY INC.

by the Board of Directors. No dividends shall be payable on any common stock until dividends to Series A and B preferred stock have been paid or declared by the Board of Directors. As of December 30, 1998, no dividends have been declared.

Liquidation Preference

     In the event of any liquidation, dissolution or winding up of the Company, including a merger or sale of significant assets, holders of Series A and B preferred stock are entitled to receive in preference to holders of common stock, a distribution of $0.50 and $0.75 per share, respectively, plus any unpaid but declared dividends prior to and in preference to any distribution to the holders of Common Stock. The remaining assets, if any, shall be distributed ratably among the holders of the Common Stock, Series A and B preferred stock, based on the number of shares held (assuming conversion of the Series A and B preferred stock).

Voting Rights

     The holders of the Series A and B preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such preferred stock is convertible.

Conversion

     Each share of Series A and B preferred stock is convertible into one share of common stock at (a) the option of the holder at any time after the date of issuance of such shares (b) the date specified by preferred shareholders of at least two-thirds ( 2/3) of outstanding preferred stock or (c) the consummation of the Company's sale of common stock in an underwritten public offering which results in net cash proceeds to the Company of at least $20,000,000 and with an offering price to the public of at least $5.00 per share. The conversion rate is subject to adjustment for dilution, including, but not limited to, stock splits, stock dividends and stock combinations.

STOCK-BASED COMPENSATION PLAN

     The Company, under its stock option plan (the "Plan"), is authorized to issue 3,140,000 shares, as amended, thereunder to employees, directors, and consultants. Under the Plan, the Board of Directors may grant incentive and nonqualified stock options to employees, directors, and consultants of the Company. The exercise price per share for a non-statutory stock option cannot be less than 85% of the fair market value, as determined by the Board of Directors, on the date of grant. The exercise price per share for incentive stock options cannot be less than the fair value, as determined by the Board of Directors, on the date of grant. Options generally vest over a four year period and generally expire ten years after the date of grant.

     The Company accounts for the Plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation expense has been recognized as the grant price equaled the fair market value at date of grant. Had compensation expense for the Plan been determined consistent with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," the impact on the Company's net loss would be as follows:

  Net loss
  As reported.................................................    $2,061,262
  Pro forma...................................................    $2,066,595

                                 SECURIFY INC.

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998; risk-free interest rate of 5.5 percent; expected dividend yields of zero percent; expected lives of 4 years; expected volatility of zero percent (the Company is a private entity).

     The following table summarizes stock option activity under the Plan:

                                                               OPTIONS OUTSTANDING
                                                             -----------------------
                                                OPTIONS                    WTD. AVG.
                                               AVAILABLE       SHARES      EX. PRICE
                                               ----------    ----------    ---------
Balance at February 10, 1998.................          --            --      $ --
  Authorized.................................   3,140,000            --        --
  Granted....................................  (2,371,008)    2,371,008       .06
  Exercised..................................          --      (373,320)      .05
  Cancelled..................................     164,660      (164,660)      .05
                                               ----------    ----------      ----
Balance at December 30, 1998.................     933,652     1,833,028      $.06
                                               ==========    ==========      ====
  Vested and exercisable at year end.........                        --        --
                                                             ==========      ====
Weighted fair value per option granted.......                $    .0130
                                                             ==========

                   OPTIONS OUTSTANDING                       OPTIONS VESTED AND EXERCISABLE
----------------------------------------------------------   ------------------------------
 RANGE OF                WEIGHTED-AVERAGE      WEIGHTED                        WEIGHTED
 EXERCISE                   REMAINING          AVERAGE         NUMBER          AVERAGE
  PRICES      SHARES          YEARS         EXERCISE PRICE     SHARES       EXERCISE PRICE
 --------    ---------   ----------------   --------------   -----------   ----------------
   $.05      1,154,028         9.42              $.05                --          $ .05
   $.08        679,000         9.74              $.08                --          $ .08
             ---------                                        ---------
$.05 - $.08  1,833,028         9.54              $.06                --          $0.00
             =========                                        =========

     At December 30, 1998, 323,320 shares issued upon exercise of stock options were subject to repurchase by the Company at original costs.

6. SUBSEQUENT EVENTS:

     On December 31, 1998, the Company was acquired by the Kroll-O'Gara Company. The Company exchanged all of its outstanding common and preferred shares for approximately 1.4 million shares of Kroll-O'Gara common stock. Additionally, approximately 200,000 shares of Kroll-O'Gara common stock have been reserved for issuance upon exercise of vested Securify Inc. stock options.

                                 SECURIFY INC.

                                 BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                  (UNAUDITED)

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $4,675,636
  Accounts receivable -- billed and unbilled................      48,000
  Prepaid expenses and other current assets.................      31,815
                                                              ----------
          Total current assets..............................   4,755,451
                                                              ----------
PROPERTY AND EQUIPMENT:
  Computer equipment........................................      74,126
  Furniture and fixtures....................................      29,532
  Purchased software........................................       5,456
  Less -- Accumulated depreciation..........................     (11,215)
                                                              ----------
                                                                  97,899
                                                              ----------
                                                              $4,853,350
                                                              ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   48,682
  Accrued liabilities.......................................      37,781
                                                              ----------
          Total current liabilities.........................      86,463
                                                              ----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Convertible preferred stock, no par value, aggregate
  liquidating preference of $5,525,000, 8,290,268 shares
  authorized
  Series A -- 2,050,000 shares outstanding..................   1,016,619
  Series B -- 6,040,268 shares outstanding..................   4,491,620
Common stock, no par value --
  Authorized -- 20,000,000 shares
  Outstanding -- 4,800,018 shares...........................     567,554
Deferred compensation.......................................    (364,710)
Accumulated deficit.........................................    (944,196)
                                                              ----------
          Total shareholders' equity........................   4,766,887
                                                              ----------
                                                              $4,853,350
                                                              ==========

          The accompanying notes to the unaudited financial statements are an integral part of these financial statements.

                                 SECURIFY INC.

                            STATEMENT OF OPERATIONS
    FOR THE PERIOD FROM INCEPTION (FEBRUARY 10, 1998) TO SEPTEMBER 30, 1998
                                  (UNAUDITED)

SERVICE REVENUE.............................................  $    48,000
COSTS OF REVENUE............................................      268,000
                                                              -----------
     Gross profit (loss)....................................     (220,000)
OPERATING EXPENSES:
  Selling, general and administrative.......................      598,737
  Research and development..................................      190,000
                                                              -----------
OPERATING LOSS..............................................   (1,008,737)
INTEREST AND OTHER INCOME, net..............................       64,541
                                                              -----------
NET LOSS....................................................  $  (944,196)
                                                              ===========

          The accompanying notes to the unaudited financial statements are an integral part of these financial statements.

                                 SECURIFY INC.

                            STATEMENT OF CASH FLOWS
    FOR THE PERIOD FROM INCEPTION (FEBRUARY 10, 1998) TO SEPTEMBER 30, 1998
                                  (UNAUDITED)

CASH FLOW FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (944,196)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation and amortization..........................      11,215
     Noncash compensation expense...........................      32,844
     Changes in assets and liabilities --
       Increase in receivables..............................     (48,000)
       Increase in prepaid expenses and other current
        assets..............................................     (31,815)
       Increase in accounts payable and accrued
        liabilities.........................................      86,463
                                                              ----------
          Net cash used in operating activities.............    (893,489)
                                                              ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................    (109,114)
                                                              ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................     170,000
  Proceeds from issuance of preferred stock.................   5,508,239
                                                              ----------
          Net cash provided by financing activities.........   5,678,239
                                                              ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................   4,675,636
CASH AND CASH EQUIVALENTS, beginning of period..............          --
                                                              ----------
CASH AND CASH EQUIVALENTS, end of period....................  $4,675,636
                                                              ==========

          The accompanying notes to the unaudited financial statements are an integral part of these financial statements.

                                 SECURIFY INC.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 1998

(1)  ORGANIZATION AND OPERATIONS

     Securify Inc. (the "Company") was incorporated on February 10, 1998 to provide information security services to businesses and government agencies. The Company has developed software security tools to analyze and assess network security issues as a scientific discipline. The Company's consultants have completed projects for a wide range of clients primarily in the United States.

     The Company is subject to a number of risks associated with companies in a similar stage of development, including dependence on a limited number of customers and limited key employees for technology development and support, volatility of the industry, potential competition from larger, more established companies, the ability to penetrate the market with its services and the ability to obtain adequate financing to support its growth.

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     In the opinion of management, the accompanying interim unaudited financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position of the Company as of September 30, 1998 and the results of its operations and cash flows for the period from inception (February 10, 1998) to September 30, 1998. It is suggested that the statements be read in conjunction with the financial statements and notes thereto included in the Company's December 30, 1998 financial statements.

(2)  REVENUE RECOGNITION

     During 1998, the Company's service revenues were derived primarily from agreements with customers located in the United States. Service revenues, which consist of consulting fees on information security projects are recognized ratably over the period of the agreement or according to the completed contract method of accounting for contract revenues, depending on the nature of the agreement.

(3)  SOFTWARE DEVELOPMENT COSTS

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of a working model. For the period from inception to September 30, 1998, the amount of costs eligible for capitalization, after consideration of factors such as realizable value, were not material and, accordingly, all software development costs have been charged to operating expenses in the accompanying statement of operations.

(4)  NEW PRONOUNCEMENTS

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). This statement, which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the

                                 SECURIFY INC.

same prominence as other financial statements will have no impact on the Company's reported financial position, results of operations or cash flows.

(5)  SUBSEQUENT EVENTS

     On December 31, 1998, the Company was acquired by the Kroll-O'Gara Company. The Company exchanged all of its outstanding common and preferred shares for approximately 1.4 million shares of Kroll-O'Gara common stock. Additionally, approximately 200,000 shares of Kroll-O'Gara common stock have been reserved for issuance upon exercise of vested Securify stock options.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  Kizorek, Inc.
  Naperville, Illinois

     We have audited the accompanying balance sheet of Kizorek, Inc. as of October 31, 1997 and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kizorek, Inc. as of October 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Crowe, Chizek and Company LLP
Oak Brook, Illinois
December 10, 1997, except for Note 8,
  as to which the date is August 31, 1998

                                 KIZOREK, INC.

                                 BALANCE SHEET
                             AS OF OCTOBER 31, 1997

ASSETS
Current assets
  Cash......................................................    $  558,315
  Accounts receivable (less allowance for doubtful accounts
     of $65,000)............................................     2,405,538
  Employee loans............................................        97,069
  Prepaid vehicle lease costs...............................       175,473
  Other prepaid expenses....................................       111,458
                                                                ----------
     Total current assets...................................     3,347,853
Property and equipment
  Photo equipment...........................................     1,033,364
  Office and computer equipment.............................     2,121,218
  Vehicles..................................................       229,329
  Leasehold improvements....................................        76,962
                                                                ----------
                                                                 3,460,873
  Accumulated depreciation..................................     2,291,904
                                                                ----------
                                                                 1,168,969
Other assets
  S corporation tax deposit.................................        30,153
  Security deposits.........................................        36,734
                                                                ----------
                                                                    66,887
                                                                ----------
                                                                $4,583,709
                                                                ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Current maturities of long-term debt (Note 3).............    $   19,204
  Accounts payable..........................................       677,779
  Accrued payroll...........................................       161,107
  Accrued other expenses....................................       120,388
                                                                ----------
     Total current liabilities..............................       978,478
Long-term debt (Note 3).....................................        25,669
Stockholder's equity
  Common stock, no par value; authorized 100 shares, issued
     and outstanding 10 shares..............................         1,000
  Retained earnings.........................................     3,578,562
                                                                ----------
                                                                 3,579,562
                                                                ----------
                                                                $4,583,709
                                                                ==========

                See accompanying notes to financial statements.

                                 KIZOREK, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                      FOR THE YEAR ENDED OCTOBER 31, 1997

REVENUE.....................................................    $14,476,272
Operating expenses
  Payroll, payroll taxes, and fringe benefits...............      7,205,295
  Vehicle operating and leasing.............................      1,718,389
  Travel....................................................      1,004,521
  Occupancy.................................................        340,129
  Depreciation..............................................        478,540
  Outside services..........................................        221,149
  Insurance.................................................        488,275
  Advertising and promotion.................................        245,531
  Telephone.................................................        443,902
  Office and computer related expenses......................        521,926
  Other.....................................................        556,566
                                                                -----------
                                                                 13,224,223
                                                                -----------
Income from operations......................................      1,252,049
Interest expense............................................         19,816
Net income..................................................      1,232,233
Retained earnings at beginning of year......................      2,730,052
Dividends to stockholder....................................       (383,723)
                                                                -----------
RETAINED EARNINGS AT END OF YEAR............................    $ 3,578,562
                                                                ===========

                See accompanying notes to financial statements.

                                 KIZOREK, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED OCTOBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................    $1,232,233
  Adjustments to reconcile net income to net cash
     provided by operating activities
     Depreciation...........................................       478,540
     Gain on disposal of equipment..........................        (1,103)
     Change in assets and liabilities
       Accounts receivable..................................      (360,027)
       Other current assets.................................       (79,983)
       Other assets.........................................        18,851
       Accounts payable.....................................       145,260
       Other current liabilities............................         4,959
                                                                ----------
          Net cash provided by operating activities.........     1,438,730
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of equipment...........................        36,103
  Additions to property and equipment.......................      (296,230)
                                                                ----------
     Net cash used in investing activities..................      (260,127)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net payments on line of credit............................      (450,000)
  Repayment of long-term debt...............................       (18,938)
  Dividends to stockholder..................................      (383,723)
                                                                ----------
     Net cash used in financing activities..................      (852,661)
                                                                ----------
NET CHANGE IN CASH..........................................       325,942
CASH AT BEGINNING OF YEAR...................................       232,373
                                                                ----------
CASH AT END OF YEAR.........................................    $  558,315
                                                                ==========
Supplemental disclosures of cash flow information
  Cash paid during the year for Interest....................    $   20,132
Supplemental schedule of noncash investing activity
  Equipment acquired through a capital lease................    $   59,108

                See accompanying notes to financial statements.

                                 KIZOREK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                OCTOBER 31, 1997

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business: Kizorek, Inc. (the Company) is an insurance claims investigation agency based in Naperville, Illinois. The Company's primary service is providing video surveillance to insurance companies investigating disability claims primarily throughout the United States.

     Use of Estimates in Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition: Kizorek, Inc. provides surveillance services for its clients. Fees are generated and recognized for hours incurred based upon established hourly rates. Accounts receivable include unbilled balances of $192,000 for services provided prior to the end of the period but billed subsequently.

     Property and Equipment: Property and equipment are stated at cost. Depreciation is computed based on the estimated useful lives of the related assets using the straight-line method for financial reporting and accelerated methods for income tax purposes. For each classification of property and equipment, the depreciable lives are as follows:

     Photo equipment....................................  6 years
     Office and computer equipment......................  3 to 6 years
     Vehicles...........................................  3 years
     Leasehold improvements.............................  5 years

     Income Taxes: The Company, with the consent of its stockholder, elected to have its income taxed as an S corporation which provides that, in lieu of corporate income taxes, the stockholder is taxed on the Company's taxable income.

NOTE 2 -- LINE OF CREDIT

     The Company has a line of credit of $1,000,000 with Northern Trust Bank/DuPage. The line of credit bears interest at the prime rate and is secured by all business assets of the Company. The bank's commitment under the line of credit expires on March 1, 1998. Restrictive covenants contained in the loan agreement require the maintenance of certain financial ratios. At October 31, 1997, no borrowings had been made against the line of credit.

NOTE 3 -- LONG-TERM DEBT

     Long-term debt consists of the following at October 31, 1997:

     Lease payable, Naper Leasing Service, maturing January 2000 with interest at 12.8%, payable in monthly installments
       of $1,988, secured by equipment..........................  $44,873
     Less current maturities....................................   19,204
                                                                  -------
                                                                  $25,669
                                                                  =======

                                 KIZOREK, INC.

     Future maturities are as follows:

YEAR ENDING
OCTOBER 31,
-----------
  1998.....................................................    19,204
  1999.....................................................    21,795
  2000.....................................................     3,874

NOTE 4 -- PROFIT SHARING PLAN

     The Company maintains a defined contribution profit sharing plan for substantially all employees which provides for contributions at the discretion of the Board of Directors, voluntary employee 401(k) contributions, and matching contributions by the Company up to specified limits. The matching contribution for the year ended October 31, 1997 was $46,335. There was no discretionary contribution for the year ended October 31, 1997.

NOTE 5 -- LEASE COMMITMENTS

     The Company conducts its operations from leased office facilities in Illinois, South Carolina, Hawaii, California, and South Africa. The leases expire at various dates through 1999.

     The total office rental expense was $309,909 for the year ended October 31, 1997.

     The Company leases vehicles under operating leases with two- or three-year lease terms. Total expense amounted to $750,559 for the year ended October 31, 1997.

     Future minimum lease commitments are as follows:

YEAR ENDING
OCTOBER 31,                                                  AMOUNT
-----------                                                  ------
  1998...................................................  $   788,614
  1999...................................................      213,392
                                                           -----------
                                                           $ 1,002,006
                                                           ===========

NOTE 6 -- CONTINGENCY

     The Company entered into an agreement with North American Benefits, Inc., whereby North American Benefits, Inc. provides certain administrative services and North American Specialty Insurance Company provides stop loss coverage. However, the Company is responsible for the funding of all claims up to $17,500 per individual per policy year and up to approximately $250,000 per year on the group as a whole. A liability has been recorded for the estimate of claims pending at the balance sheet date.

NOTE 7 -- PENDING LITIGATION

     The Company is a defendant in several lawsuits arising from the performance of their regular business activities. These lawsuits are being defended by counsel for the Company's insurance carrier. Damages being sought are covered by the Company's existing insurance policies and are not expected to exceed existing coverage limitations. These matters, when finally concluded and determined, will not, in

                                 KIZOREK, INC.

the opinion of management, have a material adverse effect on the results of operations or financial position of the Company.

NOTE 8 -- SUBSEQUENT EVENTS

     Effective November 1, 1997, the Company established a deferred compensation plan for key executives and employees. The total amount of benefits awarded under this plan is $1,350,000, payable November 1, 2004 plus interest accrued from the date of the award. If there is a change in control of the Company through merger, consolidation, liquidation, dissolution, or sale of all or substantially all of the Company's assets, payments become due in three installments plus interest commencing on the December 1 following the date of the change in control of the Company with the balance being due in two installments on December 1 of each of the next two years.

     On August 31, 1998, all of the outstanding shares of common stock of the Company were exchanged for cash and shares of common stock of The Kroll-O'Gara Company under the terms of a merger agreement.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Kroll-O'Gara Company:

     We have audited the consolidated balance sheets of THE KROLL-O'GARA COMPANY (Note 1) and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997 included elsewhere in this document. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1995 or 1996 financial statements of Kroll Holdings, Inc., a company acquired during 1997 in a transaction accounted for as a pooling of interests, as discussed in Note 1. Such statements are included in the consolidated financial statements of The Kroll-O'Gara Company and reflect total assets and total revenues of 46 percent and 46 percent, respectively, in 1996 and total revenues of 62 percent in 1995, of the consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included for Kroll Holdings, Inc. for those years, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Kroll-O'Gara Company and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     We have also made a similar audit of the accompanying supplemental consolidated balance sheets of The Kroll-O'Gara Company and subsidiaries as of December 31, 1996 and 1997, and the related supplemental consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated statements give retroactive effect to the mergers with Laboratory Specialists of America, Inc. on December 7, 1998, Schiff & Associates, Inc. on December 31, 1998 and Securify Inc. on December 31, 1998 which have been accounted for as pooling of interests transactions as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We did not audit the 1995 or 1996 financial statements of Kroll Holdings, Inc. included in the supplemental consolidated financial statements of The Kroll-O'Gara Company, which statements reflect total assets and total revenues constituting 41 percent and 43 percent, respectively, in 1996 and total revenues of 56 percent in 1995 of the related supplemental consolidated totals. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Kroll Holdings, Inc., is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Kroll-O'Gara Company and its subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the mergers with Laboratory Specialists of America, Inc., Schiff & Associates, Inc. and Securify Inc. as described in Note 1, all in conformity with generally accepted accounting principles.

     As explained in Note 2(r) to the supplemental consolidated financial statements, effective in the fourth quarter of 1997, the Company changed its method of accounting for costs incurred in connection with business process reengineering activities.

                                          Arthur Andersen LLP

Cincinnati, Ohio
February 25, 1999

                            THE KROLL-O'GARA COMPANY

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1997

                                                                  1996            1997
                                                              ------------    ------------
ASSETS (NOTE 7)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  5,491,944    $  9,765,422
  Marketable securities.....................................        47,500          22,969
  Trade accounts receivable, net of allowance for doubtful
     accounts of approximately $2,523,884 and $3,100,064 in
     1996 and 1997, respectively (Notes 2 and 4)............    25,422,774      40,796,471
  Unbilled revenues (Note 2)................................     4,150,307       3,081,481
  Related party receivables (Note 6)........................     1,071,661         939,894
  Costs and estimated earnings in excess of billings on
     uncompleted contracts (Note 4).........................    15,326,548      12,078,464
  Inventories (Note 4)......................................     8,833,394      19,562,899
  Prepaid expenses and other................................     3,340,465       6,786,288
  Deferred tax asset (Note 5)...............................       211,078         572,697
                                                              ------------    ------------
          Total current assets..............................    63,895,671      93,606,585
                                                              ------------    ------------
PROPERTY, PLANT AND EQUIPMENT, at cost (Notes 2 and 8):
  Land......................................................       955,182       1,831,042
  Buildings and improvements................................     5,059,512       8,100,454
  Leasehold improvements....................................     5,186,648       5,242,607
  Furniture and fixtures....................................     3,850,933       4,752,974
  Machinery and equipment...................................    10,418,786      13,500,247
  Construction-in-progress..................................            --       1,037,528
                                                              ------------    ------------
                                                                25,471,061      34,464,852
Less -- accumulated depreciation............................   (14,707,659)    (16,904,830)
                                                              ------------    ------------
                                                                10,763,402      17,560,022
                                                              ------------    ------------
DATABASES, net of accumulated amortization of $16,568,473
  and $19,505,625 in 1996 and 1997, respectively (Note 2)...     7,415,449       8,335,211
COSTS IN EXCESS OF ASSETS ACQUIRED AND OTHER INTANGIBLE
  ASSETS, net of accumulated amortization of $678,885 and
  $1,691,307 in 1996 and 1997, respectively (Notes 2 and
  3)........................................................     6,884,313      26,651,017
OTHER ASSETS (Note 4).......................................     3,104,953       4,331,645
                                                              ------------    ------------
                                                                17,404,715      39,317,873
                                                              ------------    ------------
                                                              $ 92,063,788    $150,484,480
                                                              ============    ============

    The accompanying notes to supplemental consolidated financial statements are an integral part of these supplemental consolidated balance sheets.

                            THE KROLL-O'GARA COMPANY

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1997

                                                                  1996            1997
                                                              ------------    ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Revolving lines of credit (Note 7)........................  $  9,935,947    $    559,112
  Current portion of long-term debt (Note 8)................     5,327,641       4,038,080
  Related party payables (Note 6)...........................     2,532,998       1,184,439
  Obligations related to discontinued operation.............       784,272         126,813
  Trade accounts payable....................................    16,519,488      32,328,154
  Billings in excess of costs and estimated earnings on
     uncompleted contracts (Note 4).........................     1,330,402         320,662
  Accrued liabilities.......................................    10,072,388      15,085,447
  Income taxes currently payable............................       514,871         845,753
  Deferred income taxes (Note 5)............................     1,703,377              --
  Customer deposits.........................................     3,183,564       3,839,770
                                                              ------------    ------------
          Total current liabilities.........................    51,904,948      58,328,230
OTHER LONG-TERM LIABILITIES.................................     2,057,197       1,532,730
SHAREHOLDER PAYABLE.........................................     5,048,266              --
DEFERRED INCOME TAXES (Note 5)..............................     2,309,879       2,514,606
LONG-TERM DEBT, net of current portion (Note 8).............     7,626,821      49,641,484
                                                              ------------    ------------
          Total liabilities.................................    68,947,111     112,017,050
                                                              ------------    ------------
COMMITMENTS AND CONTINGENCIES (Notes 9 and 12)

SHAREHOLDERS' EQUITY (Note 1):
  Preferred stock, $.01 par value, 1,000,000 shares
     authorized;
     none issued............................................            --              --
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 13,459,431 and 14,795,244 shares issued and
     outstanding in 1996 and 1997, respectively.............       134,594         147,952
  Additional paid-in-capital................................    43,187,110      58,912,209
  Retained deficit..........................................   (20,061,208)    (20,208,821)
  Accumulated other comprehensive income (loss).............      (143,819)       (383,910)
                                                              ------------    ------------
          Total shareholders' equity........................    23,116,677      38,467,430
                                                              ------------    ------------
                                                              $ 92,063,788    $150,484,480
                                                              ============    ============

    The accompanying notes to supplemental consolidated financial statements are an integral part of these supplemental consolidated balance sheets.

                            THE KROLL-O'GARA COMPANY

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                            1995            1996            1997
                                                         -----------    ------------    ------------
NET SALES..............................................  $94,998,407    $164,918,313    $206,102,605
COST OF SALES..........................................   66,763,734     117,298,266     139,765,613
                                                         -----------    ------------    ------------
    Gross profit (Note 14).............................   28,234,673      47,620,047      66,336,992
OPERATING EXPENSES:
  Selling and marketing................................   10,042,762      10,401,530      15,054,990
  General and administrative...........................   21,766,460      27,310,521      32,590,832
  Asset impairment (Note 2(h)).........................           --         124,531              --
  Merger related costs.................................           --              --       7,204,926
                                                         -----------    ------------    ------------
    Operating expenses.................................   31,809,222      37,836,582      54,850,748
                                                         -----------    ------------    ------------
    Operating income (loss)............................   (3,574,549)      9,783,465      11,486,244
OTHER INCOME (EXPENSES):
  Interest expense.....................................   (2,896,979)     (3,260,945)     (5,092,372)
  Interest income......................................      127,006          41,260          79,438
  Other, net...........................................     (108,701)        344,398        (411,576)
                                                         -----------    ------------    ------------
    Income (loss) from continuing operations before
       minority interest, provision (benefit) for
       income taxes, extraordinary item and cumulative
       effect of change in accounting principle........   (6,453,223)      6,908,178       6,061,734
Minority interest......................................           --              --        (156,223)
                                                         -----------    ------------    ------------
    Income (loss) from continuing operations before
       provision (benefit) for income taxes,
       extraordinary item and cumulative effect of
       change in accounting principle..................   (6,453,223)      6,908,178       5,905,511
Provision (benefit) for income taxes...................     (823,432)        365,547       3,304,993
                                                         -----------    ------------    ------------
    Income (loss) from continuing operations before
       extraordinary item and cumulative effect of
       change in accounting principle..................   (5,629,791)      6,542,631       2,600,518
Discontinued operations (Note 3(a)):
  Loss from operations of discontinued clinical
    business, net of tax benefit of $257,904...........           --        (500,636)             --
  Loss on disposal of clinical business, net of tax
    benefit of $489,420................................           --        (773,580)             --
                                                         -----------    ------------    ------------
    Income (loss) before extraordinary item and
       cumulative effect of change in accounting
       principle.......................................   (5,629,791)      5,268,415       2,600,518
Extraordinary loss, net of applicable tax benefit of
  $129,250 (Note 7)....................................           --              --        (193,875)
                                                         -----------    ------------    ------------
    Income (loss) before cumulative effect of change in
       accounting principle............................   (5,629,791)      5,268,415       2,406,643
Cumulative effect of change in accounting principle,
  net of applicable tax benefit of $240,000 (Note
  2(r))................................................           --              --        (360,000)
                                                         -----------    ------------    ------------
    Net income (loss)..................................   (5,629,791)      5,268,415       2,046,643
Dividends on preferred stock...........................       13,344              --              --
                                                         -----------    ------------    ------------
    Net income (loss) available to common
       shareholders....................................  $(5,643,135)   $  5,268,415    $  2,046,643
                                                         ===========    ============    ============
Earnings (loss) per share (Note 2(o)):
  Basic................................................  $     (0.52)   $       0.45    $       0.15
                                                         ===========    ============    ============
  Diluted..............................................  $     (0.52)   $       0.42    $       0.14
                                                         ===========    ============    ============
Weighted average shares outstanding (Note 2(o)):
  Basic................................................   10,883,123      11,607,329      14,006,638
                                                         ===========    ============    ============
  Diluted..............................................   10,883,123      12,160,974      14,799,322
                                                         ===========    ============    ============

    The accompanying notes to supplemental consolidated financial statements are an integral part of these supplemental consolidated statements.

                            THE KROLL-O'GARA COMPANY

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                                            ADDITIONAL
                                                     COMPREHENSIVE    COMMON    PREFERRED     PAID-IN       RETAINED
                                          SHARES        INCOME        STOCK       STOCK       CAPITAL       DEFICIT
                                        ----------   -------------   --------   ---------   -----------   ------------
BALANCE, December 31, 1994, as
  previously reported.................   9,097,902                   $ 69,371   $      --   $21,791,885   $(10,953,793)
Adjustment for pooling of interests...     862,846                      8,628     300,000     5,374,337        538,105
                                        ----------                   --------   ---------   -----------   ------------
BALANCE, December 31, 1994, as
  restated............................   9,960,748                     77,999     300,000    27,166,222    (10,415,688)
Incorporation of OSN..................     922,375                      1,163          --       248,837             --
Distributions to shareholders.........          --                         --          --            --       (162,800)
Redemption of preferred stock (Note
  6)..................................          --                         --    (300,000)           --             --
Comprehensive income:
  Net loss available to common
    shareholders......................          --    $(5,643,135)         --          --            --     (5,643,135)
                                                      -----------
  Other comprehensive income, net of
    tax:
    Foreign currency translation
      adjustment, net of $20,000 tax
      provision.......................          --         29,735          --          --            --             --
                                                      -----------
    Other comprehensive income........          --         29,735          --          --            --             --
                                                      -----------
      Comprehensive income (loss).....          --    $(5,613,400)         --          --            --             --
                                        ----------    -----------    --------   ---------   -----------   ------------
BALANCE, December 31, 1995............  10,883,123                     79,162          --    27,415,059    (16,221,623)
Distributions to shareholders, prior
  to the offering.....................          --                         --          --            --       (230,000)
Sale of common stock between
  shareholders prior to the
  offering............................          --                         --          --        39,780             --
Issuances of stock under employee
  benefit plans (Note 11).............     528,308                      4,073          --       911,813             --
Initial public offering of common
  stock, net of issuance costs of
  approximately $3,550,000 (Note 1)...   2,048,000                     51,359          --    14,820,458             --
Distribution of previously taxed S
  Corp earnings to S Corp shareholders
  (Note 1)............................          --                         --          --            --     (9,000,000)
Forgiveness of affiliate obligation
  (Note 6)............................          --                         --          --            --        122,000
Comprehensive income:
  Net income..........................          --    $ 5,268,415          --          --            --      5,268,415
                                                      -----------
  Other comprehensive income, net of
    tax:
    Foreign currency translation
      adjustment, net of $237,000 tax
      benefit.........................          --       (355,534)         --          --            --             --
    Unrealized appreciation of
      marketable securities, net of
      $9,000 tax provision............          --         14,167          --          --            --             --
                                                      -----------
    Other comprehensive income
      (loss)..........................          --       (341,367)         --          --            --             --
                                                      -----------
      Comprehensive income............          --    $ 4,927,048          --          --            --             --
                                        ----------    -----------    --------   ---------   -----------   ------------
BALANCE, December 31, 1996............  13,459,431                    134,594          --    43,187,110    (20,061,208)
Issuances of stock under employee
  benefit plans, including related tax
  benefit (Note 11)...................     749,757                      7,497          --     6,296,786             --
Issuance of stock in conjunction with
  the acquisition of businesses and
  minority interest (Note 3)..........     823,371                      8,234          --     9,695,009             --
Issuance of stock in conjunction with
  the settlement of a note payable....      21,721                        217          --       232,282             --
Purchase and retirement of common
  stock (Note 11(d))..................    (259,036)                    (2,590)         --      (498,978)    (2,194,256)
Comprehensive income:
  Net income..........................          --    $ 2,046,643          --          --            --      2,046,643
                                                      -----------
  Other comprehensive income, net of
    tax:
    Foreign currency translation
      adjustment, net of $157,000 tax
      benefit.........................                   (236,393)         --          --            --             --
    Unrealized depreciation of
      marketable securities, net of
      $2,400 tax benefit..............          --         (3,698)         --          --            --             --
                                                      -----------
    Other comprehensive income
      (loss)..........................          --       (240,091)         --          --            --             --
                                                      -----------
      Comprehensive income............          --    $ 1,806,552          --          --            --             --
                                        ----------    ===========    --------   ---------   -----------   ------------
BALANCE, December 31, 1997............  14,795,244                   $147,952   $      --   $58,912,209   $(20,208,821)
                                        ==========                   ========   =========   ===========   ============

                                         ACCUMULATED
                                            OTHER
                                        COMPREHENSIVE
                                        INCOME (LOSS)      TOTAL
                                        -------------   -----------
BALANCE, December 31, 1994, as
  previously reported.................    $ 167,813     $11,075,276
Adjustment for pooling of interests...           --       6,221,070
                                          ---------     -----------
BALANCE, December 31, 1994, as
  restated............................      167,813      17,296,346
Incorporation of OSN..................           --         250,000
Distributions to shareholders.........           --        (162,800)
Redemption of preferred stock (Note
  6)..................................           --        (300,000)
Comprehensive income:
  Net loss available to common
    shareholders......................           --      (5,643,135)
  Other comprehensive income, net of
    tax:
    Foreign currency translation
      adjustment, net of $20,000 tax
      provision.......................           --              --
    Other comprehensive income........       29,735          29,735
      Comprehensive income (loss).....           --              --
                                          ---------     -----------
BALANCE, December 31, 1995............      197,548      11,470,146
Distributions to shareholders, prior
  to the offering.....................           --        (230,000)
Sale of common stock between
  shareholders prior to the
  offering............................           --          39,780
Issuances of stock under employee
  benefit plans (Note 11).............           --         915,886
Initial public offering of common
  stock, net of issuance costs of
  approximately $3,550,000 (Note 1)...           --      14,871,817
Distribution of previously taxed S
  Corp earnings to S Corp shareholders
  (Note 1)............................           --      (9,000,000)
Forgiveness of affiliate obligation
  (Note 6)............................           --         122,000
Comprehensive income:
  Net income..........................           --       5,268,415
  Other comprehensive income, net of
    tax:
    Foreign currency translation
      adjustment, net of $237,000 tax
      benefit.........................           --              --
    Unrealized appreciation of
      marketable securities, net of
      $9,000 tax provision............           --              --
    Other comprehensive income
      (loss)..........................     (341,367)       (341,367)
      Comprehensive income............           --              --
                                          ---------     -----------
BALANCE, December 31, 1996............     (143,819)     23,116,677
Issuances of stock under employee
  benefit plans, including related tax
  benefit (Note 11)...................           --       6,304,283
Issuance of stock in conjunction with
  the acquisition of businesses and
  minority interest (Note 3)..........           --       9,703,243
Issuance of stock in conjunction with
  the settlement of a note payable....           --         232,499
Purchase and retirement of common
  stock (Note 11(d))..................           --      (2,695,824)
Comprehensive income:
  Net income..........................           --       2,046,643
  Other comprehensive income, net of
    tax:
    Foreign currency translation
      adjustment, net of $157,000 tax
      benefit.........................           --              --
    Unrealized depreciation of
      marketable securities, net of
      $2,400 tax benefit..............           --              --
    Other comprehensive income
      (loss)..........................     (240,091)       (240,091)
      Comprehensive income............           --              --
                                          ---------     -----------
BALANCE, December 31, 1997............    $(383,910)    $38,467,430
                                          =========     ===========

    The accompanying notes to supplemental consolidated financial statements are an integral part of these supplemental consolidated statements.

                            THE KROLL-O'GARA COMPANY

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 15)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                 1995           1996            1997
                                                              -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(5,629,791)   $ 5,268,415    $  2,046,643
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................    4,138,531      5,248,788       6,519,454
    Bad debt expense........................................    3,134,556      8,555,063       2,083,080
    Shareholder stock compensation..........................           --        930,846       1,356,280
    Loss on write-off of notes receivable...................       55,966             --          35,434
    Share in net (income) loss of joint ventures............      224,789        (19,224)       (121,650)
    Gain on sale of marketable securities...................           --       (108,646)        (14,503)
    Asset impairment........................................           --        174,531              --
    Disposal of clinical business...........................           --      1,263,000              --
  Change in assets and liabilities, net of effects of
    acquisitions:
    Receivables -- trade and unbilled.......................     (510,378)    (7,191,858)     (9,974,669)
    Costs and estimated earnings in excess of billings on
      uncompleted contracts.................................   (3,957,287)    (7,626,473)      3,499,084
    Inventories, prepaid expenses and other assets..........   (4,619,118)    (3,274,443)     (7,184,407)
    Accounts payable and income taxes currently payable.....    5,747,515      1,539,236       8,101,505
    Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................      (43,150)      (375,640)     (1,009,740)
    Amounts due to/from employees...........................       19,820       (294,471)        443,290
    Deferred taxes..........................................     (894,006)    (1,150,316)       (156,892)
    Accrued liabilities, long-term liabilities and customer
      deposits..............................................      796,993      5,016,351         571,909
                                                              -----------    -----------    ------------
      Net cash provided by (used in) operating activities...   (1,535,560)     7,955,159       6,194,818
                                                              -----------    -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net...........   (1,699,685)    (3,473,979)     (5,521,131)
  Additions to databases....................................   (2,985,409)    (3,250,360)     (3,856,914)
  Decrease (increase) in notes receivable -- shareholder....     (233,253)       233,253              --
  Acquisitions, net of cash acquired (Note 3)...............     (101,826)    (2,139,123)    (10,710,128)
  Sale of marketable securities.............................           --        200,313          35,424
  Other.....................................................      (27,600)       (66,711)        266,004
                                                              -----------    -----------    ------------
      Net cash used in investing activities.................   (5,047,773)    (8,496,607)    (19,786,745)
                                                              -----------    -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Loan financing fees.......................................      (13,825)            --        (723,727)
  Net borrowings (repayments) under revolving lines of
    credit..................................................    4,551,025       (252,818)     (9,376,835)
  Proceeds from debt........................................      415,011        179,569      44,902,987
  Payments of long-term debt................................   (3,827,330)    (5,832,603)    (10,042,503)
  Proceeds from notes payable -- shareholder................    2,600,000      2,000,000         500,000
  Repayment of notes payable -- shareholder.................     (106,500)      (803,745)     (7,238,766)
  Net proceeds from issuance of common stock................      250,000     14,871,817              --
  Purchase and retirement of stock..........................           --             --      (2,695,824)
  Redemption of preferred stock.............................     (300,000)            --              --
  Warrant offering cost.....................................      (38,821)            --              --
  Foreign currency translation..............................          922        (46,187)       (160,462)
  Distributions to shareholders, including preferred
    dividends...............................................     (187,548)    (9,230,000)             --
  Proceeds from exercise of stock options and warrants......           --            445       2,776,466
                                                              -----------    -----------    ------------
      Net cash provided by financing activities.............    3,342,934        886,478      17,941,336
                                                              -----------    -----------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........   (3,240,399)       345,030       4,349,409
Effects of foreign currency exchange rates on cash and cash
  equivalents...............................................           --         34,032         (75,931)
                                                              -----------    -----------    ------------
CASH AND CASH EQUIVALENTS, beginning of year................    8,353,281      5,112,882       5,491,944
                                                              -----------    -----------    ------------
CASH AND CASH EQUIVALENTS, end of year......................  $ 5,112,882    $ 5,491,944    $  9,765,422
                                                              ===========    ===========    ============

    The accompanying notes to supplemental consolidated financial statements are an integral part of these supplemental consolidated statements.

                            THE KROLL-O'GARA COMPANY

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

(1)  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     (a) HISTORY AND NATURE OF OPERATIONS -- The Kroll-O'Gara Company, an Ohio corporation, together with its subsidiaries (collectively the "Company"), is a leading global provider of a broad range of specialized products and services that are designed to provide solutions to a variety of security needs. The Company's Security Products and Services Group markets ballistic and blast protected vehicles to businesses, individuals and governments. It also offers security services such as training, risk and crisis management services, and site security systems. The Investigations and Intelligence Group offers business intelligence and investigation services to clients worldwide. The Voice and Data Communications Group offers secure satellite communication equipment, satellite navigation systems and computer hardware and software security.

     The Company was originally formed in 1996 for the purposes of becoming a holding company, effecting a reorganization and a combination of certain affiliated entities and carrying out an initial public offering of common stock. On October 28, 1996, various O'Gara entities (primarily O'Gara-Hess & Eisenhardt Armoring Company (OHE)) and their related shareholders (primarily one shareholder who owned or controlled approximately 86% to 88% of each entity) entered into the reorganization plan. Accordingly, the accompanying supplemental consolidated financial statements present, as a combination of entities under common control as if using the pooling method of accounting, the financial position and related results of operations of the O'Gara entities on a consolidated basis for all periods presented.

     The Company completed its initial public offering of common stock in 1996. The $14.9 million in net proceeds from the sale of 2,048,000 shares of common stock were used by the Company for retirement of bank debt, payment of $9 million in undistributed previously taxed income of OHE as an S corporation, purchase of a manufacturing facility in Mexico, acquisition of Palmer net assets (Note 3) and transaction costs associated with the offering.

     (b) BASIS OF PRESENTATION -- In December 1997, a wholly owned subsidiary of The O'Gara Company (O'Gara) was merged into Kroll Holdings, Inc. (Kroll). At the time of the merger, the Company's name was changed from The O'Gara Company to The Kroll-O'Gara Company (see Note 3). The supplemental consolidated financial statements include the historical consolidated financial statements of the Company and the financial position, results of operations and cash flows of three entities which were merged with the Company in December 1998.

     In December 1998, a wholly owned subsidiary of the Company was merged with and into Laboratory Specialists of America, Inc. (LSAI). Effective upon the consummation of the merger, each then issued and outstanding share of LSAI common stock was converted into .2102 shares of common stock of the Company or 1,209,053 shares of the Company's common stock in total. Outstanding stock options and stock warrants of LSAI were converted at the same exchange factor into options to purchase 39,094 and 24,386 shares, respectively, of the Company's common stock (See Note 11). The financial position and results of operations of LSAI will be reported as part of the Company's Investigations and Intelligence Group.

     In December 1998, a wholly owned subsidiary of the Company was merged with and into Schiff & Associates, Inc. (Schiff). Effective upon the consummation of the merger, each then issued and outstanding share of Schiff common stock was converted into approximately 131.41 shares of common stock of the Company or 169,521 shares of the Company's common stock in total. The financial

                            THE KROLL-O'GARA COMPANY
position and results of operations of Schiff will be reported as part of the Company's Investigations and Intelligence Group.

     In December 1998, a wholly-owned subsidiary of the Company was merged with and into Securify Inc. (Securify). Effective upon the consummation of the merger, all of the outstanding stock of Securify was converted to shares of the Company's common stock at a rate of .110793 for Series A Preferred, .118273 for Series B Preferred and .0955252 for Securify common stock. In total, the Company issued 1,430,936 shares of common stock. In addition, outstanding employee stock options of Securify were converted at the same exchange factor as Securify common stock into options to purchase 179,877 shares of the Company's common stock. Effective with the consummation of the merger, the Company created the Information Security Group and Securify's results of operations and financial position will be reported in this group. The Information Security Group offers information and computer security services, including network and system security review and repair.

     The mergers with LSAI, Schiff and Securify constituted tax-free reorganizations and have been accounted for as pooling of interests transactions. Accordingly, all prior period consolidated financial statements presented have been restated on a supplemental basis to include the combined results of operations, financial position and cash flows of LSAI and Schiff as though they had always been a part of the Company. Securify was not formed until 1998 and therefore no results of operations, financial position or cash flows are included in the supplemental consolidated financial statements of the Company.

     There were no transactions between the Company and LSAI, Schiff and Securify prior to the combination and immaterial adjustments were recorded to conform LSAI's and Schiff's accounting policies. Certain reclassifications were made to both the Company's, LSAI's and Schiff's financial statements to conform presentation. The results of operations for the separate companies and the combined amounts presented in the supplemental consolidated financial statements follow:

                                  KROLL-O'GARA
                                   HISTORICAL        LSAI          SCHIFF        COMBINED
                                  ------------    -----------    ----------    ------------
Year ended December 31, 1997
  Revenue.......................  $190,413,349    $12,836,953    $2,852,303    $206,102,605
  Extraordinary item............      (193,875)            --            --        (193,875)
  Cumulative effect of change in
     accounting principle.......      (360,000)            --            --        (360,000)
     Net income.................       709,866      1,329,103         7,674       2,046,643
Year ended December 31, 1996
  Revenue.......................   153,660,749      8,726,799     2,530,765     164,918,313
  Discontinued operations.......            --     (1,274,216)           --      (1,274,216)
     Net income (loss)..........     5,857,222       (585,711)       (3,096)      5,268,415
Year ended December 31, 1995
  Revenue.......................    85,841,300      6,925,716     2,231,391      94,998,407
  Net income (loss).............    (6,535,739)       661,216       231,388      (5,643,135)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) CONSOLIDATION -- The supplemental consolidated financial statements include the accounts of all majority-owned subsidiaries. All material intercompany accounts and transactions are eliminated.

                            THE KROLL-O'GARA COMPANY

Investments in 20% to 50% owned entities are accounted for on the equity method and investments in less than 20% owned entities are accounted for on the cost method. Affiliated entities are not included in the accompanying supplemental consolidated financial statements, and include entities that are directly or indirectly owned by current shareholders or former shareholders.

     (b) REVENUE RECOGNITION -- Revenue related to contracts for security products (both government and commercial) results principally from long-term fixed price contracts and is recognized on the percentage-of-completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is calculated by comparing the costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. However, adjustments to this measurement are made when management believes that costs incurred materially exceed effort expended. Contract costs include all direct material and labor costs, along with certain direct overhead costs related to contract production.

     Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it becomes known that such losses will occur. Changes in estimated total contract costs will result in revisions to contract revenue. These revisions are recognized when determined.

     Revenue from intelligence and investigation services and security services is recognized as the services are performed. The Company records either billed or unbilled accounts receivable based on case-by-case invoicing determination.

     Revenue related to voice and data communications equipment and services is recognized as equipment is shipped or as services are provided. Revenue and related direct costs of brokered satellite time are recorded when payments are received from customers.

     (c) CASH AND CASH EQUIVALENTS -- Cash equivalents consist of all highly liquid debt instruments with an initial maturity of three months or less at the date of purchase. The Company invests excess cash in overnight repurchase agreements, which are government collateralized securities. The carrying amount of cash and cash equivalents approximates fair value of those instruments due to their short maturity.

     (d) MARKETABLE SECURITIES -- The Company adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities," for the year ended December 31, 1996. Under SFAS 115, the Company must classify its debt and marketable securities as either trading, available-for-sale or held-to-maturity. The Company has classified marketable securities as available-for-sale.

     Unrealized holding gains and losses, net of the related income tax effect on the available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. The Company recorded an unrealized gain (loss) of $14,167 and $(3,698) as of December 31, 1996 and 1997, respectively.

     (e) CONCENTRATIONS OF CREDIT RISK -- Financial instruments that subject the Company to credit risk consist principally of trade receivables. Concentrations of credit risk with respect to accounts receivable are limited by the number of clients that comprise the Company's client base, along with the different industries and geographic regions in which the Company's clients operate. The Company does not generally require collateral or other security to support client receivables, although the Company does require retainers, up-front deposits or irrevocable letters-of-credit in many situations. The Company has

                            THE KROLL-O'GARA COMPANY
established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past history. Management does not anticipate incurring losses on its trade receivables in excess of established allowances.

     (f) PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and improvements..................................   5 - 40 years
Furniture and fixtures......................................   5 - 10 years
Machinery and equipment.....................................   5 - 12 years
Leasehold improvements......................................  Life of lease
Vehicles....................................................        5 years

     (g) DATABASES -- Databases are capitalized costs incurred to obtain information from third party providers. The Company relies on this information to create and maintain its proprietary and non-proprietary databases. Because of the continuing accessibility of the information and its usefulness to future investigative procedures, the cost of acquiring the information is capitalized and amortized over a five year period. Amortization of databases for the years ended December 31, 1995, 1996 and 1997 was $2,470,696, $2,949,134 and
$2,937,152, respectively.

     (h) IMPAIRMENT OF LONG-LIVED ASSETS -- Effective January 1, 1996, the Company adopted the provisions of SFAS No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This standard requires that long-lived assets, certain identifiable intangibles and goodwill related to those assets be reviewed for impairment by asset group for which the lowest level of independent cash flows can be identified. In accordance with this standard, the Company periodically reviews the carrying value of these assets and impairments are recognized when the expected undiscounted future cash flows are less than the carrying amount of the asset. Based on its most recent analysis, the Company believes no impairment exists at December 31, 1997. However, it is possible, due to a change in circumstances, that the carrying value could become impaired in the future. Such impairment could have a material effect on the results of operations in a particular reporting period.

     The adoption of SFAS 121 in 1996 resulted in no adjustment to the supplemental consolidated financial statements of the Company. However, during the fourth quarter of 1996, LSAI made a decision to hold for sale a former laboratory building, which resulted in an impairment of approximately $111,000 being recorded, which reduced the net book value of the building to $225,000. This impairment, in addition to an approximate $13,000 laboratory equipment impairment, is included in "asset impairment" in the accompanying supplemental consolidated statements of operations.

     (i) COSTS IN EXCESS OF ASSETS ACQUIRED -- Costs in excess of assets acquired represents the excess of the purchase cost over the fair value of net assets acquired in a purchase business combination. Amortization is recorded on a straight-line basis over periods ranging from 15 to 40 years. Amortization of costs in excess of assets acquired for the years ended December 31, 1995, 1996 and 1997 was $26,939, $26,992 and $683,649, respectively.

     (j) OTHER INTANGIBLE ASSETS -- Other intangible assets, comprised mainly of customer lists and non-compete agreements, are amortized on a straight-line basis. Customer lists are amortized over a

                            THE KROLL-O'GARA COMPANY
fifteen year period and the non-compete agreements are being amortized over the life of the agreement, which ranges from six months to five years.

     (k) FOREIGN CURRENCY TRANSLATION -- Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included in a separate component of shareholders' equity.

     Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. Amounts receivable or payable in foreign currencies, other than the subsidiary's local currency, are translated at the rates of exchange prevailing at the balance sheet date. The effect of transactional gains or losses is included in other income (expense) in the accompanying supplemental consolidated statements of operations.

     (l) USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (m) RESEARCH AND DEVELOPMENT -- Research and development costs are expensed as incurred. The Company incurred approximately $91,000, $130,000 and $136,000 for the years ended December 31, 1995, 1996 and 1997, respectively, for research and development. These costs are included in general and administrative expenses in the accompanying supplemental consolidated statements of operations.

     (n) ADVERTISING -- The Company expenses the cost of advertising as incurred. Advertising expenses for the years ended December 31, 1995, 1996 and 1997 were $381,000, $782,000 and $1,534,000, respectively.

     (o) EARNINGS PER SHARE -- In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). In accordance with SFAS 128, basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Dilutive common stock equivalents represent shares issuable upon assumed exercise of stock options and warrants, assumed issuance of restricted stock and assumed conversion of the convertible

                            THE KROLL-O'GARA COMPANY
note payable. The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the years ended December 31, 1995, 1996 and 1997:

     Since there were no dilutive securities, basic and diluted loss per share in 1995 are identical, thus a reconciliation of the numerator and denominator is not necessary.

                                                YEAR ENDED DECEMBER 31, 1996
                               --------------------------------------------------------------
                               INCOME (NUMERATOR)    SHARES (DENOMINATOR)    PER SHARE AMOUNT
                               ------------------    --------------------    ----------------
Basic earnings per share.....      $5,268,415             11,607,329              $0.45
                                                                                  -----
Effect of dilutive
  securities:
  Options....................              --                131,932
  Restricted stock...........        (162,443)               287,482
  Warrants...................              --                101,797
  Convertible note payable...              --                 32,434
                                   ----------             ----------
Diluted earnings per share...      $5,105,972             12,160,974              $0.42
                                   ==========             ==========              =====

                                                YEAR ENDED DECEMBER 31, 1997
                               --------------------------------------------------------------
                               INCOME (NUMERATOR)    SHARES (DENOMINATOR)    PER SHARE AMOUNT
                               ------------------    --------------------    ----------------
Basic earnings per share.....      $2,046,643             14,006,638              $0.15
                                                                                  -----
Effect of dilutive
  securities:
  Options....................              --                238,570
  Restricted stock...........              --                443,152
  Warrants...................              --                 96,740
  Convertible note payable...              --                 14,222
                                   ----------             ----------
Diluted earnings per share...      $2,046,643             14,799,322              $0.14
                                   ==========             ==========              =====

     Basic and diluted earnings per share based on income from continuing operations were $0.56 and $0.52, respectively, for the year ended December 31, 1996. The basic and diluted per share impact of the discontinued operations were $0.11 and $0.10, respectively.

     Basic and diluted earnings per share based on income from continuing operations before extraordinary item and cumulative effect of change in accounting principle were $0.19 and $0.18, respectively, for the year ended December 31, 1997. The basic and diluted per share impact of the extraordinary item was $0.01 and the basic and diluted per share impact of the change in accounting principle were $0.03 and $0.02, respectively.

     During 1997, 66,000 warrants to purchase a total of 27,746 shares of common stock of the Company at $7.20 per warrant were outstanding but were not included in the computation of diluted earnings per share because the warrants' exercise price was greater than the average market price of the common shares.

     (p) NEW ACCOUNTING PRONOUNCEMENTS -- In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The Company has chosen to disclose comprehensive income, which encompasses net income, foreign currency translation adjustments and unrealized holding gains of marketable securities, in the supplemental consolidated

                            THE KROLL-O'GARA COMPANY
statement of shareholder's equity. Prior years have been restated to conform to the SFAS 130 requirements. The accumulated other comprehensive income (loss) balance of $0.2 million at December 31, 1995 consisted entirely of foreign currency translation adjustments. The accumulated other comprehensive income
(loss) balance of ($0.1) million at December 31, 1996 consisted of ($0.2) million of foreign currency translation adjustments and $0.01 million of unrealized appreciation of marketable securities. The accumulated other comprehensive income (loss) balance of ($0.4) million at December 31, 1997 consisted of ($0.4) million of foreign currency translation adjustments and $0.01 million of unrealized appreciation of marketable securities.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), effective for fiscal years beginning after December 15, 1997. This statement requires disclosure for each segment into which a company is organized by the chief operating decision maker for the purposes of making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any manner in which management disaggregates a company. The Company adopted SFAS 131 during fiscal 1998. This statement, which requires expansion or modification to existing disclosures, has no impact on the Company's reported supplemental consolidated financial position, results of operations or cash flows.

     In April 1998, the American Institute of Certified Public Accountants released Statement of Position (SOP) 98-5 "Reporting on the Cost of Start-Up Activities." The SOP requires costs of start-up activities, including preoperating costs, organization costs and other start-up costs, to be expensed as incurred. The Company's current practice is to capitalize certain of these expenses and amortize them over periods ranging from one to five years. The Company is required to adopt the provisions of this statement no later than the first quarter of fiscal 1999. Included in the accompanying December 31, 1997 supplemental consolidated balance sheet are approximately $1.0 million of preoperating, organization and start-up costs which would have been expensed had this statement already been implemented.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company has several forward contracts in place in association with demand notes from certain subsidiaries. These instruments qualify for hedge accounting. The Company has not yet quantified the impact of adopting SFAS 133 on its financial statements and has not determined the timing of or method of adoption of SFAS 133. However, SFAS 133 could increase volatility in earnings and other comprehensive income.

     (q) STOCK-BASED COMPENSATION -- The Company has elected to account for the cost of its employee stock options and other forms of employee stock-based compensation plans utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25) as allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123). APB 25 requires compensation cost for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the option exercise price. SFAS 123 established a fair value-based method of accounting for compensation

                            THE KROLL-O'GARA COMPANY
cost related to stock options and other forms of stock-based compensation plans. SFAS 123 allows an entity to continue to measure compensation cost using the principles of APB 25 if certain pro forma disclosures are made. The pro forma disclosures required by SFAS 123 are presented in Note 11(g).

     (r) CHANGE IN ACCOUNTING PRINCIPLE -- In the fourth quarter of 1997, the Company changed its method of accounting for costs incurred in connection with business process reengineering activities relating to information technology transformation. Consistent with a consensus reached by the Emerging Issues Task Force (EITF) under Issue 97-13, in late November 1997, the Company expensed costs previously capitalized in earlier quarters of 1997 (approximately $360,000, net of tax benefit of $240,000) as a cumulative effect of change in accounting principle.

     (s) DERIVATIVE FINANCIAL INSTRUMENTS -- Financial instruments in the form of foreign currency exchange contracts are utilized by the Company to hedge its exposure to movements in foreign currency exchange rates. The Company does not hold or issue derivative financial instruments for trading purposes. Gains and losses on foreign exchange contracts are deferred and amortized as an adjustment to the cumulative foreign currency translation adjustment component of equity over the terms of the agreements in accordance with hedge accounting standards. The fair value of foreign currency exchange contracts is not recognized in the supplemental consolidated financial statements since they are accounted for as hedges.

     (t) RECLASSIFICATIONS -- Certain reclassifications have been reflected in 1995 and 1996 to conform with the current period presentation.

(3)  MERGER AND ACQUISITIONS

     The Company has completed the following transactions during 1996 and 1997. All were accounted for as purchase business combinations except for the merger with Kroll which was accounted for as a pooling of interests business combination.

     (a) NATIONAL PSYCHOPHARMACOLOGY LABORATORY, INC. -- On January 2, 1996, the Company acquired all of the shares of National Psychopharmacology Laboratory, Inc. (NPLI), a company engaged in forensic drug testing and clinical testing and analysis.

     The total purchase price of approximately $3,400,000, substantially all of which was recorded as intangible assets, consisted of $1,075,000 in cash, $650,000 in unsecured promissory notes and assumption of net liabilities of approximately $1,675,000, including $800,000 in deferred income taxes. For accounting purposes, the acquisition of NPLI was effective on January 1, 1996 and the results of operations of NPLI are included in the supplemental consolidated results of operations of the Company from that date forward.

     The forensic portion of NPLI's business was merged into the operations of a subsidiary of the Company effective February 1996. The Company intended to sell the clinical business during 1996, but after negotiations with three potential buyers failed, the Company shut down the clinical operations effective in the fourth quarter of 1996. The revenues related to the discontinued clinical operation for the year ended December 31, 1996, were approximately $3,413,000. The related operating loss and shut down expenses of the clinical business are included in the accompanying supplemental consolidated statements of operations as "discontinued operation" and "disposition of discontinued operation," respectively.

                            THE KROLL-O'GARA COMPANY

     (b) PALMER ASSOCIATES, S.C. -- In October 1996, the Company purchased substantially all of the assets and certain liabilities of Palmer Associates, S.C., (Palmer) a security services provider, for approximately $1,000,000, which resulted in goodwill (amortized over fifteen years) and intangible assets equal to the purchase price. The purchase was payable $500,000 at the closing of the Company's initial public offering and $250,000 each in November 1997 and 1998. The former owner also entered into a four year non-competition agreement, payable in annual installments of $50,000, and a two year employment agreement.

     (c) PATHOLOGY LABORATORIES, LTD. -- On January 31, 1997, the Company acquired certain intangible assets from Pathology Laboratories, Ltd. (PLL), a Company engaged in providing drug testing services. The total purchase price of approximately $2.6 million, which was allocated entirely to customer lists to be amortized over fifteen years, consisted of $1.6 million in cash and quarterly payments beginning on July 31, 1997 and ending on March 31, 1998 totaling approximately $1.0 million based on a prescribed level of revenues generated form the purchased customer list. In the accompanying supplemental consolidated balance sheet at December 31, 1997, the Company has approximately $250,000 accrued for the remainder of the total purchase price. For accounting purposes, the acquisition of PLL was effective on January 31, 1997 and the results of operations of PLL are included in the supplemental consolidated results of operations of the Company from that date forward.

     (d) NEXT DESTINATION LIMITED -- On February 5, 1997, the Company acquired all of the shares of Next Destination Limited (Next), consisting of approximately $1.9 million in shares of the Company's common stock (170,234 shares) and approximately $1.6 million in seller-provided financing in the form of secured three-year 6% notes. Next, headquartered in Salisbury, United Kingdom
(UK), is a distributor of high technology communication equipment for the consumer electronic, marine, aviation, professional and leisure markets in both the UK and Europe. The former managing director and founder of Next agreed to continue to manage the business and enter into a three year non-competition agreement. For accounting purposes, the acquisition was effective on February 1, 1997 and the results of operations of Next are included in the supplemental consolidated results of operations of the Company from that date forward. The resulting goodwill from this transaction is being amortized over fifteen years.

     (e) LABBE, S.A. -- On February 12, 1997, the Company acquired all shares of Labbe, S.A. (Labbe) for approximately $14.2 million, consisting of $10.7 million in cash and 376,597 shares of the Company's common stock valued at approximately $3.5 million. Labbe, headquartered in Lamballe, France, provides vehicle armoring systems for commercial customers located mainly in Western Europe. The former shareholders are subject to certain non-competition agreements upon their leaving the employment of the Company. For accounting purposes, the acquisition was effective on January 1, 1997 and the results of operations of Labbe are included in the supplemental consolidated results of operations of the Company from that date forward. The resulting goodwill from this transaction is being amortized over thirty years.

                            THE KROLL-O'GARA COMPANY

     The following unaudited proforma combined results of operations for the year ended December 31, 1996 assumes the Labbe acquisition occurred as of January 1, 1996 (in thousands, except per share data):

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1996
                                                              -----------------
Sales.......................................................      $189,036
Net income..................................................      $  5,463
Earnings per share:
  Basic.....................................................      $   0.46
  Diluted...................................................      $   0.42

     (f) INTERNATIONAL TRAINING, INCORPORATED -- On March 24, 1997, the Company acquired all of the shares of International Training, Incorporated (ITI) for approximately $2.5 million, consisting of approximately $800,000 in shares of the Company's common stock (68,086 shares), $500,000 in cash and approximately $1.2 million in seller-provided financing in the form of unsecured two-year 10% notes. ITI, headquartered near Washington D.C., provides advanced security training. For accounting purposes, the acquisition was effective on March 1, 1997 and the results of operations of ITI are included in the supplemental consolidated results of operations of the Company from that date forward. The resulting goodwill from this transaction is being amortized over fifteen years.

     (g) ACCU-PATH MEDICAL LABORATORIES, INC. -- On December 1, 1997, the Company acquired certain intangible assets from Accu-Path Medical Laboratories, Inc. (Accu-Path) a Company engaged in providing drug testing services. The total purchase price of approximately $360,000, which was allocated entirely to customer lists to be amortized over fifteen years, consisted of $100,000 in cash and quarterly payments beginning on approximately March 31, 1998 and ending on September 30, 1999 totaling $260,000 based on a prescribed level of revenues generated from the purchased customer list. In the accompanying supplemental consolidated balance sheet at December 31, 1997, the Company has $260,000 accrued for the remainder of the total purchase price. For accounting purposes, the acquisition of Accu-Path was effective on December 1, 1997 and the results of operations of Accu-Path are included in the supplemental consolidated results of operations of the Company from that date forward.

     (h) ZAO IMEA -- On December 2, 1997, the Company acquired all of the shares of ZAO IMEA, a Russian corporation, and certain assets, liabilities and a twenty year non-compete agreement in Russia from Acorn Communication Group, Inc. (Acorn) for approximately $3.1 million, consisting of $600,000 in cash and 138,889 shares of the Company's common stock valued at approximately $2.4 million. IMEA provides vehicle armoring systems and other equipment for commercial customers located in Russia. IMEA and Acorn had substantially common ownership prior to the acquisition. The former shareholders also entered into employment agreements, which include non-competition clauses, for periods of six months to three years. For accounting purposes, the acquisition was effective on December 1, 1997 and the results of operations of IMEA are included in the supplemental consolidated results of operations of the Company from that date forward. The resulting goodwill from this transaction is being amortized over fifteen years.

                            THE KROLL-O'GARA COMPANY

     In connection with the acquisitions in 1997 of PLL, Next, Labbe, ITI, Accu-Path and IMEA, assets were acquired and liabilities were assumed as follows (in thousands):

                                                                                  ACCU-
                                           PLL      NEXT      LABBE       ITI     PATH     IMEA
                                         -------   -------   --------   -------   -----   -------
FAIR VALUE OF ASSETS ACQUIRED
  INCLUDING:
  Cash.................................  $    --   $    --   $  3,501   $   123   $  --   $     2
  Accounts receivable..................       --     1,830      4,689       231      --        11
  Inventories..........................       --     1,276      3,392        --      --       553
  Prepaid expenses and other...........       --        --        316         4      --         7
  Property, plant & equipment..........       --        80      3,360       216      --        82
  Costs in excess of assets acquired
     and other intangible assets.......    2,560     3,459      7,802     2,061     360     3,287
  Other non-current assets.............       --        --      2,357        --      --         4
                                         -------   -------   --------   -------   -----   -------
                                           2,560     6,645     25,417     2,635     360     3,946
  Less: Cash paid for net assets.......   (1,600)       --    (10,730)     (500)   (100)     (500)
     Fair value of debt issued.........     (960)   (1,575)        --    (1,231)   (260)     (100)
     Fair value of stock issued........       --    (1,851)    (3,431)     (800)     --    (2,378)
                                         -------   -------   --------   -------   -----   -------
                                         $    --   $ 3,219   $ 11,256   $   104   $  --   $   968
                                         =======   =======   ========   =======   =====   =======
LIABILITIES ASSUMED INCLUDING:
  Liabilities assumed and acquisition
     costs.............................  $    --   $ 3,219   $  9,287   $    85   $  --   $   968
  Debt.................................       --        --      1,969        19      --        --
                                         -------   -------   --------   -------   -----   -------
                                         $    --   $ 3,219   $ 11,256   $   104   $  --   $   968
                                         =======   =======   ========   =======   =====   =======

     (i) MERGER WITH KROLL -- Effective upon the consummation of the merger with Kroll, each then issued and outstanding share of Kroll common stock, including shares subject to issuance under the Kroll restricted stock plan (See
Note 11), were converted into 62.52 shares of common stock of the Company or 6,098,561 shares of Company common stock in total. Outstanding employee stock options of Kroll were converted at the same exchange factor into options to purchase 551,492 shares of Company common stock (See Note 11).

     The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Kroll as though it had always been a part of the Company.

     There were no transactions between O'Gara and Kroll prior to the combination, and immaterial adjustments were recorded to conform Kroll's accounting policies. Certain reclassifications were made to the Kroll financial statements to conform to the Company's presentations. The results of operations for

                            THE KROLL-O'GARA COMPANY
the separate companies and the combined amounts presented in the supplemental consolidated financial statements follow:

                                          O'GARA          KROLL         COMBINED
                                        -----------    -----------    ------------
Nine months ended
  September 30, 1997 (unaudited)
  Revenue.............................  $82,567,200    $53,823,958    $136,391,158
  Extraordinary item..................     (193,875)            --        (193,875)
  Net income..........................    4,181,387      1,796,124       5,977,511
Year ended December 31, 1996
  Revenue.............................   82,777,691     70,883,058     153,660,749
  Net income (loss)...................    6,658,962       (801,740)      5,857,222
Year ended December 31, 1995
  Revenue.............................   32,816,996     53,024,304      85,841,300
  Net income (loss)...................   (1,122,052)    (5,413,687)     (6,535,739)

     In connection with the Kroll merger, the Company recorded, in the fourth quarter, a charge to operating expenses of approximately $7.2 million ($5.7 million after taxes, or $0.39 per diluted share) for direct and other merger-related costs pertaining to the merger transaction. Merger transaction costs are nonrecurring and include $0.8 million for stock based compensation costs triggered by the change in control of Kroll, $1.8 million for stay bonuses and severance and $4.6 million which consisted primarily of fees for investment bankers, attorneys, accountants, financial printing, travel and other related charges.

     (j) PURCHASE OF MINORITY INTEREST -- During 1997, the Company exercised their option to acquire the minority interest in its O'Gara Brazilian subsidiary for approximately 69,565 shares of common stock valued at approximately $1.2 million.

(4)  BALANCE SHEET ACCOUNTS

     (a) TRADE ACCOUNTS RECEIVABLE AND COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON UNCOMPLETED CONTRACTS -- The following summarizes the components of trade accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts:

                                                              DECEMBER 31,
                                                       --------------------------
                                                          1996           1997
                                                       -----------    -----------
United States Military:
  Billed receivables.................................  $ 1,461,491    $ 3,756,035
  Costs and estimated earnings in excess of billings
     on uncompleted contracts........................   10,189,891      9,253,872
                                                       -----------    -----------
     Total United States Military....................  $11,651,382    $13,009,907
                                                       ===========    ===========

                            THE KROLL-O'GARA COMPANY

                                                              DECEMBER 31,
                                                       --------------------------
                                                          1996           1997
                                                       -----------    -----------
Other contracts:
  Billed receivables.................................  $23,961,283    $37,040,436
  Costs and estimated earnings in excess of billings
     on uncompleted contracts........................    5,136,657      2,824,592
                                                       -----------    -----------
     Total other contracts...........................  $29,097,940    $39,865,028
                                                       ===========    ===========
     Total trade accounts receivable.................  $25,422,774    $40,796,471
                                                       ===========    ===========
     Total costs and estimated earnings in excess of
       billings on uncompleted contracts.............  $15,326,548    $12,078,464
                                                       ===========    ===========

     Costs and estimated earnings in excess of billings on uncompleted contracts are net of $66,180,434 and $89,875,813 of progress billings to the United States Military at December 31, 1996 and 1997, respectively.

     Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized on long-term contracts in excess of billings because amounts were not billable at the balance sheet date. It is anticipated such unbilled amounts attributable to the United States Military will generally be billed over the next 180 days as the contract is substantially completed. Amounts receivable on other contracts are generally billed as shipments are made. It is estimated that substantially all of such amounts will be billed within one year, although contract extensions may delay certain collections beyond one year.

     The following summarizes activity in the allowance for doubtful accounts on trade accounts receivable:

                                               ADDITIONS
                                 BALANCE       CHARGED TO                    BALANCE
                               BEGINNING OF    COSTS AND                      END OF
                                  PERIOD        EXPENSES     DEDUCTIONS       PERIOD
                               ------------    ----------    -----------    ----------
Year ended December 31,
  1995.......................   $3,282,518     $3,149,467    $(3,731,814)   $2,700,171
Year ended December 31,
  1996.......................   $2,700,171     $3,778,583    $(3,954,870)   $2,523,884
Year ended December 31,
  1997.......................   $2,523,884     $2,097,342    $(1,521,162)   $3,100,064

     (b) INVENTORIES -- Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and include the following:

                                                              DECEMBER 31,
                                                        -------------------------
                                                           1996          1997
                                                        ----------    -----------
Raw materials.........................................  $4,882,075    $ 9,551,152
Vehicle costs and work-in-process.....................   3,951,319     10,011,747
                                                        ----------    -----------
                                                        $8,833,394    $19,562,899
                                                        ==========    ===========

                            THE KROLL-O'GARA COMPANY

     The following summarizes activity in valuation reserves for inventory obsolescence:

                                                   ADDITIONS
                                       BALANCE     CHARGED TO                  BALANCE
                                      BEGINNING    COSTS AND                    END OF
                                      OF PERIOD     EXPENSES     DEDUCTIONS     PERIOD
                                      ---------    ----------    ----------    --------
Year ended December 31, 1995........  $     --      $     --      $     --     $     --
Year ended December 31, 1996........  $     --      $264,114      $     --     $264,114
Year ended December 31, 1997........  $264,114      $113,567      $(23,782)    $353,899

     (c) OTHER ASSETS -- Other assets are stated at cost less accumulated amortization and are being amortized on a straight line basis over their estimated useful lives, as applicable. Other assets consist of the following:

                                                                   DECEMBER 31,
                                              USEFUL LIFE    ------------------------
DESCRIPTION                                     (YEARS)         1996          1997
-----------                                   -----------    ----------    ----------
Advance to vendor...........................     --          $1,825,207    $1,275,437
Deferred costs..............................     --              80,818       642,971
Security deposits...........................     --             326,376       471,859
Long-term receivable........................     --                  --       380,000
Non-refundable deposit on an equipment lease
  with a related party......................     10             503,858       297,025
Deferred financing fees.....................   7 - 30           152,940       876,667
Long-term investments.......................     --             180,998       101,630
Other long-term assets......................     --             137,003       452,533
                                                             ----------    ----------
                                                              3,207,200     4,498,122
                                                               (102,247)     (166,477)
                                                             ----------    ----------
                                                             $3,104,953    $4,331,645
                                                             ==========    ==========

     Costs applicable to bids in process are deferred when management believes it is probable that future contracts will be obtained. These costs are transferred to contract costs when contracts are awarded or are expensed when the contract award is no longer considered probable.

     (d) ACCRUED LIABILITIES -- Accrued liabilities consist of the following at December 31, 1996 and 1997:

                                                              DECEMBER 31,
                                                       --------------------------
DESCRIPTION                                               1996           1997
-----------                                            -----------    -----------
Payroll and related benefits.........................  $ 5,874,724    $ 8,205,962
Property, sales and other taxes payable..............      590,648        773,846
Accrued interest.....................................      268,605        564,168
Accrued satellite time...............................      680,835      1,009,162
Accrued customer list installment payments...........           --        510,345
Other accruals.......................................    2,657,576      4,021,964
                                                       -----------    -----------
                                                       $10,072,388    $15,085,447
                                                       ===========    ===========

                            THE KROLL-O'GARA COMPANY

(5)  INCOME TAXES

     Prior to October 28, 1996, OHE was an S Corporation and generally was not responsible for payment of income taxes. Rather, the respective OHE shareholders were taxed on OHE's taxable income at the respective individual federal and state income tax rates. Therefore, the income generated by OHE has not been subject to federal, state or certain foreign income taxes prior to the date of OHE's reorganization on October 28, 1996. Schiff was also an S Corporation for all periods presented in the supplemental consolidated financial statements. Accordingly, the accompanying supplemental consolidated financial statements only reflect a provision (benefit) for income taxes for Kroll and LSAI, both of which were C Corporations, for all periods prior to October 28, 1996.

     The Company accounts for income taxes under the liability method pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax liabilities and assets are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates.

     The Company's provision (benefit) for income taxes on income (loss) from continuing operations for all periods is summarized as follows:

                                               1995         1996          1997
                                             ---------    ---------    -----------
Currently payable:
  Federal..................................  $ 230,439    $ 470,479    $ 2,800,720
  State and local..........................   (169,824)     383,563        576,837
  Foreign..................................         --       83,000      1,364,873
                                             ---------    ---------    -----------
                                                60,615      937,042      4,742,430
                                             ---------    ---------    -----------
Deferred:
  Federal..................................   (585,645)    (425,558)    (1,213,147)
  State and local..........................   (298,402)    (145,937)      (224,290)
  Foreign..................................         --           --             --
                                             ---------    ---------    -----------
                                              (884,047)    (571,495)    (1,437,437)
                                             ---------    ---------    -----------
                                             $(823,432)   $ 365,547    $ 3,304,993
                                             =========    =========    ===========

                            THE KROLL-O'GARA COMPANY

     A reconciliation between the statutory federal income tax rate and the effective tax rate is summarized as follows:

                                        1995                   1996                   1997
                                 -------------------    -------------------    ------------------
                                   AMOUNT      RATE       AMOUNT      RATE       AMOUNT     RATE
                                 -----------   -----    -----------   -----    ----------   -----
Provision (benefit) for income
  taxes at the federal
  statutory rate...............  $(2,194,096)  (34.0)%  $ 2,349,834    34.0%   $2,005,265    34.0%
State and local income taxes,
  net of federal benefit.......     (308,682)   (4.8)       156,912     2.3       295,119     5.0
Impact of S Corp income/loss,
  prior to reorganization......      381,498     5.9     (2,087,529)  (30.2)           --      --
Impact of foreign income, prior
  to reorganization............           --      --       (199,095)   (2.9)           --      --
Nondeductible expenses.........       13,446     0.3         34,766     0.5     1,424,333    24.1
Change in valuation
  allowance....................    1,338,113    20.7        109,303     1.6      (755,044)  (12.8)
Effect of foreign
  income/loss..................      105,693     1.6         (8,768)   (0.1)      577,743     9.8
Other..........................     (159,404)   (2.5)        10,124     0.1      (242,423)   (4.1)
                                 -----------   -----    -----------   -----    ----------   -----
     Provision (benefit) for
       income taxes............  $  (823,432)  (12.8)%  $   365,547     5.3%   $3,304,993    56.0%
                                 ===========   =====    ===========   =====    ==========   =====

     The components of the Company's consolidated deferred income tax assets and liabilities as of December 31 are summarized below:

                                                                 1996           1997
                                                              -----------    -----------
Deferred tax assets:
  Allowance for doubtful accounts...........................  $   783,046    $   844,101
  Fixed assets, depreciation and amortization differences...      646,744        564,262
  Accrual for restricted stock plan.........................      164,794             --
  Net operating loss carryforwards..........................    1,423,336      1,839,743
  Payroll and other benefits................................      220,000        594,401
  Other accruals............................................      311,180        336,817
  Acquisition costs.........................................           --        440,000
  Other.....................................................      422,000        981,610
                                                              -----------    -----------
                                                                3,971,100      5,600,934
  Valuation allowance.......................................   (2,303,336)    (2,126,035)
                                                              -----------    -----------
     Net deferred tax assets................................    1,667,764      3,474,899
                                                              -----------    -----------
Deferred tax liabilities:
  Nonaccrual service fee receivable.........................     (219,560)      (212,079)
  Deferred revenue..........................................   (2,105,813)    (1,908,823)
  Database capitalization...................................   (2,738,824)    (2,779,790)
  S to C conversion.........................................       (5,745)        (5,223)
  Customer lists, net of amortization.......................     (400,000)      (344,000)
  Other.....................................................           --       (166,893)
                                                              -----------    -----------
                                                               (5,469,942)    (5,416,808)
                                                              -----------    -----------
Net deferred tax liability..................................  $(3,802,178)   $(1,941,909)
                                                              ===========    ===========

                            THE KROLL-O'GARA COMPANY

     The Company has certain foreign net operating loss carryforwards, primarily in the United Kingdom and France, which approximate $1.4 million and $1.8 million at December 31, 1996 and 1997, respectively. The carryforwards expire beginning in 2001. A valuation allowance for the full amount of all existing foreign carryforwards has been provided as it is not certain that the tax benefit will be realized in the foreseeable future. Adjustments to the valuation allowance, if any, will be recorded in the periods in which it is determined the asset is realizable.

(6)  RELATED PARTY TRANSACTIONS

     (a) SUMMARY OF RELATED PARTY TRANSACTIONS -- The following summarizes transactions with related parties:

                                                           YEARS ENDED DECEMBER 31,
                                                    --------------------------------------
                                                       1995          1996          1997
                                                    ----------    ----------    ----------
Sales
  to Shareholder..................................  $3,868,967    $5,325,559    $6,412,244
  to affiliated entities..........................     208,000       236,000        21,000
Purchases
  from Shareholder................................     485,807       824,348       814,154
  from affiliated entities........................     557,000     1,176,000       411,000
Lease expense to affiliated entities..............     431,000     1,179,000       813,000
Consulting, commission and legal services expense
  provided by affiliated entities.................     377,000       348,000            --
  provided by minority shareholders...............     284,000       118,000            --
  provided by LSAI Director.......................     130,000        30,000       170,000
Receivables sale to shareholder...................   4,507,800            --            --
Non-interest bearing advances to shareholders.....          --       288,829       525,996
Charter fee included in costs of the offering or
  merger costs....................................          --       327,000       576,000
Interest on shareholder notes payable.............      33,000        27,000            --
Forgiveness of note payable to affiliated
  entity..........................................          --       122,000            --

     (b) NOTES PAYABLE-SHAREHOLDERS -- OHE had certain notes payable to shareholders, which were repaid upon the completion of the Company's initial public offering in 1996. Interest expense associated with these obligations approximated $33,000 and $27,000 for the years ended December 31, 1995 and 1996, respectively.

     Kroll has certain amounts due to/from shareholders of the Company which include the following amounts at December 31:

                                                             1996          1997
                                                          -----------    ---------
Amounts due from a certain shareholder................    $ 1,345,499    $      --
                                                          -----------    ---------
Amounts due to certain shareholders...................     (8,393,765)    (309,500)
                                                          -----------    ---------
     Net due to shareholders..........................    $(7,048,266)   $(309,500)
                                                          ===========    =========

     Balances included in amounts due to/from shareholders are classified as open advance accounts or term loans. The net due to shareholders under the term loans was $2,309,500 at December 31, 1996.

                            THE KROLL-O'GARA COMPANY

Substantially all amounts due to and due from shareholders were paid off in connection with the merger except for a loan payable of $309,500 which is due on demand and bears interest at prime less 0.5%.

     (c) SALES -- SHAREHOLDER -- During 1995, 1996 and 1997, the Company rendered services to a corporation which is also a shareholder of the Company. Total revenue recognized for the years ended December 31, 1995, 1996 and 1997 was $3,868,967, $5,325,559 and $6,412,244, respectively. Additionally, this corporation provided certain services to the Company which have been included in cost of sales and operating expenses in the accompanying supplemental consolidated statements of operations. These costs were approximately $485,807, $824,348 and $814,154 for the years ended December 31, 1995, 1996 and 1997, respectively. The year end accounts receivable balance for this customer was approximately $857,820 and $897,361 at December 31, 1996 and 1997, respectively.

     (d) BUILDING AND EQUIPMENT LEASES -- AFFILIATED ENTITIES -- The Company currently leases a corporate aircraft from an affiliated entity under a ten year lease agreement which began in February 1995. The lease stipulates minimum monthly payments of $35,200, with additional charges accruing for usage in excess of established base limits. The terms of the lease required a non-refundable deposit. The original deposit of approximately $504,000 is being amortized as rental expense over the existing lease period. Rental expense, including amortization recognized, approximated $414,000, $422,000 and $234,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The Company also paid this affiliated entity $327,000 in fiscal 1996 for usage of the aircraft during the roadshow for the initial public stock offering and included such amount in issuance costs. Additionally, the Company paid $576,000 in fiscal 1997 for usage of the aircraft to consummate the merger with Kroll and included such amount in merger-related costs. Management is of the opinion that the hourly rate paid by the Company was equivalent to the rate charged by the affiliated entity to other unrelated companies for similar services and it was favorably comparable to rates charged by another unrelated charter service for similar aircraft. Also, the Company has recorded $152,000 in prepaid expenses related to payments for the future use of the aircraft at December 31, 1997.

     The Company is also currently leasing equipment and a manufacturing facility from two affiliated entities under various three year and month-to-month lease agreements which began in July 1995. Rental expense approximated $17,000, $757,000 and $579,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     (e) NOTE PAYABLE -- In 1994, Laboratory Specialists, Inc. (LSI), a wholly-owned subsidiary of LSAI, issued a note payable in the amount of $353,123 to an affiliated entity in connection with LSI's then president and former owner's acquisition of LSI's common stock. This individual later exchanged all of the outstanding common stock of LSI for 1,000,000 shares of common stock and 300,000 shares of Series I Cumulative Redeemable Preferred Stock (the Series I Preferred Stock) of LSAI. LSAI redeemed the Series I Preferred Stock in July 1995 at $1.00 per share totaling $300,000.

(7)  REVOLVING LINES OF CREDIT

     The Company had a $12,000,000 revolving line of credit with a bank at December 31, 1996, which was replaced during 1997. Borrowings under this line of credit were $9,935,947 at December 31, 1996.

     On December 1, 1997 the Company amended and restated its credit agreement which provides for a revolving line of credit of $7.0 million maturing on May 31, 1999, a letter of credit facility of approximately $7.7 million and a term note of $7.0 million which matures on January 4, 1999. The

                            THE KROLL-O'GARA COMPANY
revolving credit facility bears interest at rates ranging from prime less 0.5% to prime or, at the Company's option, at LIBOR plus 2.0% to LIBOR plus 2.5%, dependent upon amounts outstanding. Average borrowings under the revolving line of credit and its predecessors were $6,530,260, $9,915,663 and $4,568,994 during 1995, 1996 and 1997, respectively, at an approximate weighted average interest rate of 8.82%, 8.27% and 8.46%, respectively. The maximum borrowings outstanding during 1995, 1996 and 1997 were $8,216,000, $12,145,000 and $11,600,000, respectively. Borrowings under this line of credit were $559,112 at December 31, 1997. On October 30, 1998 this credit agreement was amended and restated to provide for a revolving line of credit of $7.0 million and a letter of credit facility of approximately $7.6 million which matures on May 31, 2000.

     In connection with a refinancing in 1997, the Company fully amortized the remaining deferred financing costs from a previous agreement, resulting in a one time extraordinary charge to the company's net income of $193,875, after income tax benefits of $129,250, or $0.01 per diluted share.

     This credit agreement includes certain financial covenants, which among other restrictions, requires the maintenance of certain financial ratios, including fixed charge coverage and net worth and imposes limitations on foreign investment, total intangible assets, additional indebtedness and capital expenditures. The Company was not in compliance with certain of these covenants as of December 31, 1997. These events of non compliance have been waived by the lender.

     In December 1995, LSI entered into a $1 million line of credit arrangement, which matured in December 1996. The line of credit was renewed for $250,000 in January 1997 with an interest rate equal to the CitiBank N.A. rate, which was 8.25% at the date of renewal. This line of credit matured in January 1998. This line of credit was collateralized by LSI's accounts receivable, intangibles, inventories, equipment and furniture and fixtures. No borrowings were made against the line of credit during 1997, and no balance was outstanding as of December 31, 1997.

                            THE KROLL-O'GARA COMPANY

(8)  LONG-TERM DEBT

     The components of long-term debt are as follows at:

                                                              DECEMBER 31,
                                                       --------------------------
                                                          1996           1997
                                                       -----------    -----------
Senior unsecured notes payable to various
  institutions, interest at 9.56% (amended to 8.56%
  in May 1998) payable semi-annually, principal
  payable at maturity in May 2004, subject to
  prepayment penalties...............................  $        --    $35,000,000

Development Bonds, variable interest rate
  approximating 85% of the bond equivalent yield of
  13 week U.S. Treasury bills (not to exceed 12%),
  which approximated 3.9% at December 31, 1997,
  payable in scheduled installments through September
  2016, subject to optional tender by the bondholders
  and a corresponding remarketing agreement, secured
  by the property, plant and equipment of OHE and a
  bank letter of credit (Note 12)....................    1,525,000      1,432,224

Notes payable to former shareholders of acquired
  companies, interest at fixed rates ranging from 6%
  to 10%, payable in scheduled installments through
  February 2000, certain notes secured by acquired
  assets.............................................      961,127      3,345,989

Notes payable to banks and insurance company,
  variable interest rates at prime to prime plus 0.5%
  or LIBOR plus 2.5%, fixed rates ranging from 8.65%
  to 10.95%, payable in scheduled installments
  through April 2003 with certain instruments subject
  to prepayment penalties, collateralized by certain
  real and personal property with certain notes
  collateralized by substantially all assets of
  LSI................................................    8,927,666      9,801,780

Note payable to former shareholder of Kroll, non
  interest bearing, paid in full in January 1998.....           --      1,255,402

Other notes payable, interest at 7% to 10.9%, payable
  in scheduled installments through September 2007,
  certain notes secured by various equipment or
  substantially all assets of LSI....................    1,540,669      2,844,169
                                                       -----------    -----------
                                                        12,954,462     53,679,564
Less-current portion.................................   (5,327,641)    (4,038,080)
                                                       -----------    -----------
                                                       $ 7,626,821    $49,641,484
                                                       ===========    ===========

     The Company's $35 million of senior unsecured notes payable also contains financial covenants, which among other restrictions, require the maintenance of net worth and fixed charge coverage ratios.

                            THE KROLL-O'GARA COMPANY

     Scheduled maturities of long-term debt at December 31, 1997 are as follows:

     1998..........................................  $ 4,038,080
     1999..........................................    9,108,484
     2000..........................................    2,490,701
     2001..........................................      603,093
     2002..........................................      687,671
     Thereafter....................................   36,751,535
                                                     -----------
                                                     $53,679,564
                                                     ===========

(9)  OPERATING LEASES

     The Company leases office space and certain equipment and supplies under agreements with terms from one to ten years. The following is a schedule, by year, of approximate future minimum rental or usage payments required under operating leases that have initial or non-cancelable lease terms in excess of one year as of December 31, 1997:

                                               AFFILIATED
                                               COMPANIES        OTHER          TOTAL
                                               ----------    -----------    -----------
     1998....................................  $  703,265    $ 4,574,331    $ 5,277,596
     1999....................................     439,600      3,571,406      4,011,006
     2000....................................     422,400      2,711,017      3,133,417
     2001....................................     422,400      2,166,347      2,588,747
     2002....................................     422,400      1,834,362      2,256,762
     Thereafter..............................   1,126,400      8,508,128      9,634,528
                                               ----------    -----------    -----------
                                               $3,536,465    $23,365,591    $26,902,056
                                               ==========    ===========    ===========

     Rental expense charged against current operations amounted to approximately $3,317,000, $4,595,000 and $4,115,000, for the years ended December 31, 1995,
1996 and 1997, respectively.

(10)  DEFINED CONTRIBUTION AND BONUS PLANS

     As of December 31, 1997, the Company had the following employee benefit plans in place:

     (a) DEFINED CONTRIBUTION PLANS -- The Company and its subsidiaries have established various non-contributory profit sharing/401(k) plans covering substantially all of the Company's employees. Contributions to the plans are discretionary and are determined annually by the Company's Board of Directors. Certain plans also offer a matching contribution whereby the Company will contribute a percentage of the amount a participant contributes, limited to certain maximum amounts. Plan contribution expense charged against current operations for all such plans amounted to approximately $1,083,000, $1,243,000 and $1,211,140 for the years ended December 31, 1995, 1996 and 1997, respectively.

     (b) PROFIT AND REVENUE SHARING PLANS -- In 1991, Kroll adopted a Profit and Revenue Sharing Plan to give Kroll employees an annual cash incentive bonus based on Kroll's performance. The plan made a portion of most employees' compensation (except administrative personnel, who have a guaranteed bonus) contingent upon the achievement of certain performance incentives. There were two

                            THE KROLL-O'GARA COMPANY
plans under the Profit and Revenue Sharing Plan umbrella -- the Profit and Revenue Sharing Plan for Managing Directors and the Bonus Plan for Professionals and Senior Administrative Employees.

PROFIT AND REVENUE SHARING PLAN FOR MANAGING DIRECTORS

     The managing directors' bonus plan is based on a matrix of Kroll revenue and a percentage of operating profit. The maximum bonus opportunity for managing directors was 50%, 15% and 35% of salary in 1995, 1996 and 1997, respectively. The administrator may amend, modify or terminate the plan at any time.

BONUS PLAN FOR PROFESSIONAL AND SENIOR ADMINISTRATIVE STAFF

     Similar to the managing directors' bonus plan, the plan for the professional staff is based on a matrix of Kroll revenue and a percentage of operating profit. The maximum bonus opportunity for this group ranged from 18% to 26% of salary in 1995, from 15% of salary in 1996, and from 15% of salary in 1997, depending on the employee's level in Kroll. The administrator may amend, modify or terminate the plan at any time.

     The Company expensed approximately $314,000, $2,288,000 and $516,000 associated with the profit and revenue sharing plans in 1995, 1996 and 1997, respectively.

(11)  EQUITY ARRANGEMENTS

     (a) STOCK OPTION PLANS -- In 1996, the Company adopted a stock option plan (the 1996 Plan) for employees and non-employee directors. The Company may grant options for up to 1,757,000 shares under the 1996 Plan. Options for 180,000 and 482,050 shares were granted during 1996 and 1997, respectively. Options granted under the plan are generally granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years.

     In January 1995, Kroll established the Kroll Holdings, Inc., Management Stock Option Plan (the "Management Stock Option Plan"). Options granted under the Management Stock Option Plan are nonqualified stock options. Options to purchase 380,747 and 33,448 shares of common stock of the Company were granted under the Management Stock Option Plan in 1995 and 1996, respectively. In addition, during 1996, options to purchase 137,294 shares of common stock of the Company were granted to two key employees with an exercise price above market price. There were no option grants under the Management Stock Option Plan during 1997.

     In May 1994, LSAI established the 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan provides for the issuance of both incentive stock options ("ISO Options") and nonqualified stock options with or without stock appreciation rights ("SARs") to directors, executive officers, key employees and independent contractors and consultants. ISO Options may be granted only to employees of LSAI and its subsidiaries. Options to purchase 26,275, 38,887 and 52,550 shares of common stock were granted under the 1994 Plan in 1995, 1996 and 1997, respectively.

     In October 1997, LSAI established the 1997 Non-Qualified Stock Option Plan (the "1997 Plan"). The 1997 Plan provides for the issuance of nonqualified stock options, with SARs attached, to directors, executive officers, key employees and independent contractors and consultants. Options to purchase 71,468 shares of common stock were granted under the 1997 Plan in 1997.

                            THE KROLL-O'GARA COMPANY

     Options granted under the 1994 and 1997 Plans are fixed-price options generally granted at the fair market value of the underlying common stock on the date of the grant. Generally, these options vest and become exercisable six months from the grant date and expire five to ten years after the grant date.

     (b) RESTRICTED STOCK PLAN -- Kroll adopted a long-term incentive plan designed to give managing directors and other key employees of the Kroll division a stake in the long-term success of Kroll through grants of phantom stock options. Each option gave the right to receive a payment equal to the appreciation in the price of the option at the payment determination date.

     Effective June 14, 1993, Kroll replaced the long-term incentive plan with a restricted stock plan. The restricted stock plan provided for cliff vesting after a five-year period from the date the stock is awarded. Under the provisions of the plan, a participant had the ability to put the stock back to Kroll and receive cash for the then fair value of the stock. In addition, the plan included a provision which resulted in accelerated vesting of all shares in the event of a change in control of Kroll. The Company has accounted for this plan as a fixed plan and accordingly compensation expense was based on the fair market value as determined by independent appraisal at the date of grant.

     During 1996, 259,271 shares of restricted stock fully vested and were issued. Based on a valuation of Kroll, the total value assigned to these shares was $572,286. As a result of the Kroll merger in December 1997, all remaining shares associated with the restricted stock plan vested and all restrictions lapsed on the merger date. In connection with this accelerated vesting the Company recognized compensation expense of approximately $800,000 in 1997, which is included with merger related costs in the accompanying supplemental consolidated statement of operations. In addition to the regular tax benefits based on compensation expense recognized, the Company will also realize a tax benefit for the fair market value of all restricted shares which became fully vested in 1997. This benefit of approximately $2.2 million has been recognized as an increase to additional paid in capital in the accompanying supplemental consolidated statement of shareholders' equity. This balance represents the spread between cumulative compensation expense recognized by the Company for accounting purposes and the cumulative compensation expense recognized for tax purposes based on the fair market value of the shares. No shares are outstanding under the plan as of December 31, 1997 and effective January 2, 1998, further issuances under the plan were ceased by a board resolution.

     (c) KROLL SUPPLEMENTAL EXECUTIVE AWARD AGREEMENTS -- The Company entered into agreements with certain senior Kroll executives which provided additional benefits to the participants. During 1996, all 144,421 previously granted shares fully vested and were issued. Based on a valuation of the Company, the total value assigned to the shares on the vesting date equaled $318,780.

     (d) PURCHASE AND RETIREMENT OF COMMON STOCK -- In accordance with Kroll's historical bylaws, restricted stock and stock option agreements, Kroll acquired 259,036 shares (representing shares and shares under options) of a former director for approximately $2.7 million upon his leaving the employment of Kroll in January 1997.

     (e) OHE EXECUTIVE BONUS PLAN -- During 1993, OHE adopted an executive bonus plan, which covered four individuals. The plan awarded a bonus based on the attainment of goals stipulated in the five year business plan, ranging from 50% to 120% of the executives' base compensation. The bonus amounts were distributed 50% in cash and 50% in non-qualified stock options to purchase stock of OHE. Subject to the executives' ability to elect a decrease in the percentage of cash payments and to increase the percentage of stock options, 50% of the bonus amount was payable in cash, and the

                            THE KROLL-O'GARA COMPANY
remainder in stock options. OHE issued 121,463 options in 1994 based on 1993's operating results. No options were issued in 1995 or 1996. In August 1996, the 121,463 options were exercised for 121,463 shares of common stock of the Company for $445 and the executive bonus plan was terminated.

     (f) COMMON STOCK WARRANTS -- In connection with LSAI's initial public offering on October 11, 1994, LSAI issued 660,000 warrants. No warrants had been exercised at December 31, 1996. Until April 15, 1997, each warrant could be exercised to purchase .4204 shares of common stock of the Company for $16.65 per share. After April 15, 1997, each warrant could be exercised to purchase .4204 shares of common stock for $9.51 per share. On September 3, 1997, LSAI gave notice to the holders of these warrants of LSAI's election to redeem the outstanding warrants at $0.01 each on October 14, 1997, unless extended, at the sole discretion of LSAI, to a date not later than November 7, 1997 (the "Warrant Redemption"). As a result, 658,290 of the warrants were exercised in September and October 1997, and the remaining 1,710 warrants were redeemed.

     As a portion of the public offering underwriting compensation, LSAI also issued warrants to purchase 66,000 units at $7.32 per unit, consisting of .4204 shares of common stock of the Company and one warrant for .4204 additional shares of common stock of the Company, exercisable during a four-year period commencing on October 11, 1995 (the "Underwriter Warrants"). The warrants included within each unit were exercisable under the same terms as the warrants issued in connection with the public offering as described above. As a result of the Warrant Redemption, 62,000 of these warrants were exercised for $0.12 per warrant plus $9.51 per share in September and October 1997, and the remaining 4,000 warrants were redeemed. After the Warrant Redemption, the holders of the Underwriter Warrants continue to have the right to exercise the Underwriter Warrants with respect to the .4204 shares of common stock of the Company comprising the unit for $7.20. In November 1997, 30,000 of the Underwriter Warrants were exercised with respect to the .4204 shares of common stock of the Company comprising the unit for $7.20. The remaining 36,000 of the Underwriter Warrants with respect to the .4204 shares of common stock had not been exercised and were outstanding at December 31, 1997. The proceeds from the exercise of all warrants during 1997 are included in net proceeds from exercise of stock options and warrants in the accompanying supplemental consolidated statement of cash flows and was approximately $2.7 million, net of commissions and other offering expenses.

     In connection with the Warrant Redemption, LSAI issued warrants to purchase 30,281 shares of common stock of the Company to various investment bankers as a portion of their compensation for serving as managers of the Warrant Redemption and certain other services. These warrants have an exercise price per share of $10.47 and expire on October 14, 2000. Both the number of shares and the exercise price per share are subject to adjustment under certain circumstances. The value of these warrants, recognized as compensation paid to the investment bankers for services provided, was treated as a reduction in the recognized net proceeds to LSAI from the Warrant Redemption. The value of the outstanding warrants is included in paid in capital in excess of par and entirely offsets the recognized compensatory value of the warrants, resulting in no net effect on shareholders' equity.

     (g) STOCK BASED COMPENSATION DISCLOSURE -- SFAS 123 requires, at a minimum, pro forma disclosures of expense for stock-based awards based on their fair values. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net income (loss) and diluted

                            THE KROLL-O'GARA COMPANY
earnings (loss) per share for the years ended December 31, 1995, 1996 and 1997 would have been as follows:

                                               1995           1996          1997
                                            -----------    ----------    ----------
   Net income (loss):
     As reported..........................  $(5,643,135)   $5,268,415    $2,046,643
     Pro forma............................  $(5,689,580)   $5,157,960    $  979,899
   Diluted earnings (loss) per share:
     As reported..........................  $     (0.52)   $     0.42    $     0.14
     Pro forma............................  $     (0.52)   $     0.42    $     0.07

     Had compensation cost for the Company's stock options issued in 1995 and 1996 under the Management Stock Option Plan been determined consistent with SFAS 123, there would have been no effect on the Company's net loss or diluted loss per share as these options were determined to have a fair value of $0.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995, 1996 and 1997:

                                                  YEAR ENDED DECEMBER 31,
                                          ---------------------------------------
                                           1995         1996            1997
                                          -------    -----------    -------------
   Dividend yield.......................       --             --               --
   Expected volatility..................      35%    35% - 39.3%      38% - 40.5%
   Risk-free interest rate..............       6%      6% - 6.5%    5.96% - 6.76%
                                                         5 - 7.5
   Expected lives.......................  5 years          years    5 - 7.5 years

     The 26,275 options granted by the Company during 1995 to employees and non-employee directors, excluding options issued under the Management Stock Option Plan, have a weighted average exercise price of $14.27 per option, a weighted-average fair value of $5.85 per option and remaining contractual lives, on a weighted average basis, of 2.9 years. The 218,887 options granted by the Company during 1996 to employee and non-employee directors, excluding options issued under the Management Stock Option Plan, have a weighted average exercise price of $9.72, a weighted-average fair value of $5.06 and remaining contractual lives, on a weighted-average basis, of 7.9 years. The 606,068 options granted by the Company during 1997 to employees and non-employee directors have a weighted-average exercise price of $14.95 per option, a weighted-average fair value of $7.68 per option and remaining contractual lives, on a weighted-average basis, of 9.9 years.

                            THE KROLL-O'GARA COMPANY

     A summary of the status of the Company's stock option plans at December 31, 1995, 1996 and 1997, and the change during the years then ended is presented in the table below:

                                   1995                   1996                    1997
                            -------------------    -------------------    ---------------------
                                       WEIGHTED               WEIGHTED                 WEIGHTED
                                       AVERAGE                AVERAGE                  AVERAGE
                                       EXERCISE               EXERCISE                 EXERCISE
                            SHARES      PRICE      SHARES      PRICE       SHARES       PRICE
                            -------    --------    -------    --------    ---------    --------
Outstanding, beginning of
  year....................       --     $  --      407,022     $6.91        796,651     $6.72
  Granted.................  407,022      6.91      389,629      6.52        606,068     14.95
  Exercised...............       --        --           --        --         (5,777)     9.14
  Forfeited/Expired/
     Cancelled............       --        --           --        --        (90,500)    11.76
                            -------     -----      -------     -----      ---------     -----
Outstanding, end of
  year....................  407,022     $6.91      796,651     $6.72      1,306,443     $9.47
                            =======     =====      =======     =====      =========     =====
Exercisable, end of
  year....................   97,320     $6.57      261,538     $6.14        761,825     $6.52
                            =======     =====      =======     =====      =========     =====

(12)  COMMITMENTS AND CONTINGENCIES

     (a) LETTERS OF CREDIT -- Under the terms of the Economic Development Revenue Bonds Agreement, OHE is required to maintain a letter of credit supporting the debt. As of December 31, 1997, the Company's lender was committed to providing this letter of credit through September 1, 1999. During 1998, this commitment was extended through May 31, 2000. As of December 31, 1997, the Company had an outstanding letter of credit in the amount of $1,681,750.

     At December 31, 1997, the Company had standby and purchase letters of credit, issued by two financial institutions, in the aggregate amount of $4,776,502.

     (b) PURCHASE AGREEMENTS -- In June 1995, the Company entered into a firm purchase agreement with Glocom, Inc. ("Glocom"). The agreement provided for an irrevocable purchase order for the purchase of 4,000 units of the Compact-M portable satellite telecommunication unit for approximately $12,000,000. In October 1997, the agreement was amended to provide certain pricing concessions to the Company and to provide a reduction in the quantity of units that must be purchased. The amendment also provided certain licensing rights to the Company. At December 31, 1997, the Company was committed to purchase approximately 250 units at a total cost of approximately $0.7 million. In accordance with the original agreement, the Company advanced a total of $3,000,000 to Glocom for the funding of the related production costs. As of December 31, 1996 and 1997, the Company had advances to the above vendor of $2,320,307 and $1,673,123, respectively.

     (c) EMPLOYMENT AGREEMENTS -- On December 1, 1997, the Company entered into employment agreements with seven key officers and five key employees with annual compensation ranging in value from $65,000 to $375,000, ending on November 30, 2000. Each of these officers is also eligible for an annual bonus plan. These agreements also granted options to five of the officers to purchase shares of the Company's common stock at the then existing market value with the number of shares ranging from 10,000 to 75,000 (see Note 11(g)). In the event of termination without cause, the terminated individual shall continue to receive his salary for the greater of the remainder of the agreement or one year. If the agreement is not renewed, the officer shall receive one year's salary. Each officer has also agreed to certain non-competition clauses.

                            THE KROLL-O'GARA COMPANY

     LSAI also has written employment agreements with a few of its key officers which provide, among other things, a term of four years from April 16, 1996, with automatic one year extensions after each year of service, annual compensation ranging from $112,500 to $125,000 and eligibility for an annual bonus. Subsequent to December 31, 1997, these agreements were verbally amended to increase the range of annual compensation. The agreements also provide for certain non-competition clauses. Additionally, LSI has a written employment severance agreement with one of its key employees providing for salary continuation for a period of twelve months upon termination for any reason other than cause.

     As of December 31, 1997, the remaining aggregate commitment under these employment agreements if all individuals were terminated without cause was approximately $8.0 million.

     (d) LEGAL MATTERS -- The Company is party to various legal proceedings arising from its operations. Management of the Company believes that the outcome of these proceedings, individually and in the aggregate, will have no material adverse effect on the Company's financial position, results of operations or its cash flows.

(13)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of significant current assets, current liabilities and long-term debt approximate their respective historical carrying amounts.

     The Company has entered into four foreign currency exchange contracts to effectively hedge its exposure to certain foreign currency rate fluctuations on a demand loan to a subsidiary which is denominated in the foreign currency. By virtue of these contracts, the Company has fixed the total dollar amount which they will receive under the aforementioned subsidiary loan through the maturity dates of the contracts regardless of the fluctuations in the exchange rate. The total notional amount of the contracts, which mature between January 1998 and July 1999, is $15.5 million. The Company's cumulative foreign currency translation adjustment component of shareholders' equity was increased by $346,000 in 1997 as a result of these agreements.

     The Company has estimated the fair value of their foreign exchange contracts based on information obtained from the counterparty of the amount the Company would receive at December 31, 1997 in order to terminate the agreements. As of December 31, 1997, the Company would have received approximately $534,000 upon cancellation of all contracts.

(14)  CUSTOMER AND SEGMENT DATA

     SEGMENT DATA -- During 1995, 1996 and 1997, the Company operated in three business segments, the Security Products and Services Group, the Investigations and Intelligence Group and the Voice and Data Communications Group. In addition, as was discussed in Note 1, in 1998 the Company created the Information Security Group in connection with the merger with Securify.

                            THE KROLL-O'GARA COMPANY

     The following summarizes information about the Company's business segments:

                                       SECURITY
                                       PRODUCTS    INVESTIGATIONS      VOICE AND
                                         AND            AND               DATA
                                       SERVICES     INTELLIGENCE     COMMUNICATIONS
                                        GROUP          GROUP             GROUP         CONSOLIDATED
                                       --------    --------------    --------------    ------------
                                                          (DOLLARS IN THOUSANDS)
1995
Net sales to unaffiliated
  customers..........................  $ 34,883       $58,071           $ 2,044          $ 94,998
                                       ========       =======           =======          ========
Gross profit.........................  $  8,113       $19,713           $   409          $ 28,235
                                       ========       =======           =======          ========
Operating income (loss)..............  $   (430)      $(2,556)          $  (589)         $ (3,575)
                                       ========       =======           =======          ========
Identifiable assets at year-end......  $ 26,490       $44,351           $ 3,324          $ 74,165
                                       --------       -------           -------
Corporate assets.....................                                                       1,275
                                                                                         --------
          Total assets at year end...                                                    $ 75,440
                                                                                         ========
1996
Net sales to unaffiliated
  customers..........................  $ 79,156       $77,992           $ 7,770          $164,918
                                       ========       =======           =======          ========
Gross profit.........................  $ 20,438       $25,036           $ 2,146          $ 47,620
                                       ========       =======           =======          ========
Operating income.....................  $  6,953       $ 2,292           $   538          $  9,783
                                       ========       =======           =======          ========
Identifiable assets at year-end......  $ 38,380       $45,511           $ 6,816          $ 90,707
                                       ========       =======           =======
Corporate assets.....................                                                       1,357
                                                                                         --------
          Total assets at year-end...                                                    $ 92,064
                                                                                         ========
1997
Net sales to unaffiliated
  customers..........................  $105,557       $83,109           $17,437          $206,103
                                       ========       =======           =======          ========
Gross profit.........................  $ 30,017       $33,206           $ 3,114          $ 66,337
                                       ========       =======           =======          ========
Operating income.....................  $  8,014       $ 3,180           $   292          $ 11,486
                                       ========       =======           =======          ========
Identifiable assets at year-end......  $ 74,283       $53,468           $13,449          $141,200
                                       ========       =======           =======
Corporate assets.....................                                                       9,284
                                                                                         --------
          Total assets at year-end...                                                    $150,484
                                                                                         ========

     Total net sales by segment includes sales to unaffiliated customers. Intersegment sales are nominal. Operating income (loss) is total net sales less operating expenses. Operating income (loss) does not include the following items: interest expense, other expenses and income taxes. Depreciation expense

                            THE KROLL-O'GARA COMPANY
and capital expenditures for each of the Company's business segments for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                        SECURITY
                                        PRODUCTS    INVESTIGATIONS
                                          AND            AND          VOICE AND DATA
                                        SERVICES     INTELLIGENCE     COMMUNICATIONS
                                         GROUP          GROUP             GROUP         CONSOLIDATED
                                        --------    --------------    --------------    ------------
                                                           (DOLLARS IN THOUSANDS)
1995
Depreciation expense..................  $   462        $   985            $   --          $ 1,447
                                        =======        =======            ======          =======
Capital expenditures..................  $   755        $   956            $   --          $ 1,711
                                        =======        =======            ======          =======
1996
Depreciation expense..................  $   841        $ 1,071            $   --          $ 1,912
                                        =======        =======            ======          =======
Capital expenditures..................  $ 2,627        $   858            $   --          $ 3,485
                                        =======        =======            ======          =======
1997
Depreciation expense..................  $ 1,427        $ 1,164            $   16          $ 2,607
                                        =======        =======            ======          =======
Capital expenditures..................  $ 3,149        $ 2,767            $   43          $ 5,959
                                        =======        =======            ======          =======

     Identifiable assets by segment are those assets that are used in the Company's operations in each segment. Corporate assets are principally cash, certain intangible assets and certain prepaid expenses.

                            THE KROLL-O'GARA COMPANY

     The following summarizes information about the Company's different geographic areas:

                                     UNITED                 OTHER      ELIMI-     CONSOLI-
                                     STATES     FRANCE     FOREIGN    NATIONS      DATED
                                    --------    -------    -------    --------    --------
                                                    (DOLLARS IN THOUSANDS)
1995
Net sales to unaffiliated
  customers.......................  $ 79,666    $ 1,708    $13,624    $     --    $ 94,998
Intercompany......................       908        276      1,542      (2,726)         --
                                    --------    -------    -------    --------    --------
          Total net sales.........  $ 80,574    $ 1,984    $15,166    $ (2,726)   $ 94,998
                                    ========    =======    =======    ========    ========
Operating income (loss)...........  $ (2,367)   $  (860)   $  (348)   $     --    $ (3,575)
                                    ========    =======    =======    ========    ========
Identifiable assets...............  $ 66,123    $ 1,338    $ 6,704    $     --    $ 74,165
                                    ========    =======    =======    ========
Corporate assets..................                                                   1,275
                                                                                  --------
          Total assets at
             year-end.............                                                $ 75,440
                                                                                  ========
1996
Net sales to unaffiliated
  customers.......................  $140,547    $ 2,142    $22,229    $     --    $164,918
Intercompany......................     3,584        316      2,804      (6,704)         --
                                    --------    -------    -------    --------    --------
          Total net sales.........  $144,131    $ 2,458    $25,033    $ (6,704)   $164,918
                                    ========    =======    =======    ========    ========
Operating income (loss)...........  $  7,735    $  (118)   $ 2,166    $     --    $  9,783
                                    ========    =======    =======    ========    ========
Identifiable assets...............  $ 75,569    $ 1,205    $13,933    $     --    $ 90,707
                                    ========    =======    =======    ========
Corporate assets..................                                                   1,357
                                                                                  --------
          Total assets at
             yearend..............                                                $ 92,064
                                                                                  ========
1997
Net sales to unaffiliated
  customers.......................  $134,802    $24,004    $47,297    $     --    $206,103
Intercompany......................     7,413        208      5,624     (13,245)         --
                                    --------    -------    -------    --------    --------
          Total net sales.........  $142,215    $24,212    $52,921    $(13,245)   $206,103
                                    ========    =======    =======    ========    ========
Operating income..................  $  6,325    $ 1,382    $ 3,779    $     --    $ 11,486
                                    ========    =======    =======    ========    ========
Identifiable assets...............  $ 86,123    $23,706    $31,371    $     --    $141,200
                                    ========    =======    =======    ========
Corporate assets..................                                                   9,284
                                                                                  --------
          Total assets at
             yearend..............                                                $150,484
                                                                                  ========

     The Company accounts for transfers between geographic areas at cost plus a proportionate share of operating profit.

                            THE KROLL-O'GARA COMPANY

     The following summarizes the Company's sales in the United States and foreign locations:

                                                     YEARS ENDED DECEMBER 31,
                                                  -------------------------------
                                                   1995        1996        1997
                                                  -------    --------    --------
                                                      (DOLLARS IN THOUSANDS)
Sales to unaffiliated customers:
  U.S. Government...............................  $11,514    $ 51,505    $ 43,719
  Other United States...........................   54,281      72,337      73,848
  Middle East...................................    8,582       7,598       5,887
  Europe........................................    8,831      11,798      44,022
  Asia..........................................    6,729       8,946      10,697
  Central & South America.......................    1,050       5,807      20,123
  Other Foreign.................................    4,011       6,927       7,807
                                                  -------    --------    --------
                                                  $94,998    $164,918    $206,103
                                                  =======    ========    ========

     Export sales by the Company's domestic operations were approximately 10%, 14% and 15% of net sales for the years ended December 31, 1995, 1996 and 1997, respectively.

     The Company is subject to audit and investigation by various agencies which oversee contract performance in connection with the Company's contracts with the U.S. Government. Additionally, the Company's laboratory testing operations are certified and subject to frequent inspections and proficiency tests by certain federal, state or local jurisdictions. Management believes that potential claims from such audits and investigations will not have a material adverse effect on the supplemental consolidated financial statements. In addition, contracts with the U.S. Government may contain cost or performance incentives or both based on stated targets or other criteria. Cost or performance incentives are recorded at the time there is sufficient information to relate actual performance to targets or other criteria.

     The Company has foreign operations and assets in France, The United Kingdom, China, Brazil, Mexico, The Philippines, Russia, India, Australia, Japan, Saudi Arabia, Singapore, Switzerland, Canada, Colombia and Italy. In addition, the Company sells its products and services in other foreign countries and continues to increase its level of international activity. Accordingly, the Company is subject to various risks including, among others, foreign currency restrictions, exchange rate fluctuations, government instability and complexities of local laws and regulations.

(b) MAJOR CUSTOMERS -- During the years ended December 31, 1995, 1996 and 1997 sales to the U.S. Government approximated 12%, 31% and 21% of the Company's net sales, respectively. In addition, the year-end accounts receivable balance of the U.S. Government approximated 6% and 9% of the Company's accounts receivable balance as of December 31, 1996 and 1997, respectively.

                            THE KROLL-O'GARA COMPANY

(15)  SUPPLEMENTAL CASH FLOWS DISCLOSURES

     The following is a summary of cash paid related to certain items:

                                                       1995          1996          1997
                                                    ----------    ----------    ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..........................  $2,720,585    $4,460,514    $4,853,462
                                                    ----------    ----------    ----------
  Cash paid for taxes.............................  $  604,091    $  729,193    $3,468,474
                                                    ----------    ----------    ----------
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
  Issuance of restricted stock....................  $       --    $  891,066    $1,356,280
                                                    ----------    ----------    ----------
  Affiliate obligation forgiven in connection with
     the reorganization...........................  $       --    $  122,000    $       --
                                                    ----------    ----------    ----------
  Exchange of note receivable for trade
     receivables..................................  $   60,000    $       --    $       --
                                                    ----------    ----------    ----------
  Exchange of stock in an unaffiliated company for
     trade receivables............................  $  125,000    $       --    $       --
                                                    ----------    ----------    ----------
  Fair value of stock issued in connection with
     acquisition of businesses....................  $       --    $       --    $8,459,769
                                                    ----------    ----------    ----------
  Fair value of stock issued in connection with
     acquisition of minority interest.............  $       --    $       --    $1,243,474
                                                    ----------    ----------    ----------
  Notes issued in connection with acquisition of
     businesses...................................  $       --    $  505,834    $2,906,513
                                                    ----------    ----------    ----------
  Tax benefit of restricted stock vesting.........  $       --    $       --    $2,160,341
                                                    ----------    ----------    ----------

(16)  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                  FIRST     SECOND      THIRD     FOURTH
                                                 QUARTER    QUARTER    QUARTER    QUARTER
                                                 -------    -------    -------    -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1997
  Net sales....................................  $44,369    $51,441    $52,071    $58,222
  Gross profit.................................   14,818     17,623     16,633     17,263
  Net income (loss)............................    1,665      2,640      2,701     (4,959)
  Earnings (loss) per share:
     Basic.....................................  $  0.12    $  0.19    $  0.19    $ (0.35)
     Diluted...................................  $  0.09    $  0.16    $  0.17    $ (0.35)
1996
  Net sales....................................  $38,764    $41,629    $39,880    $44,645
  Gross profit.................................   12,450     11,129     15,690      8,351
  Net income (loss)............................    3,449      1,157      4,300     (3,638)
  Earnings (loss) per share:
     Basic.....................................  $  0.31    $  0.10    $  0.38    $ (0.29)
     Diluted...................................  $  0.27    $  0.08    $  0.35    $ (0.29)

                            THE KROLL-O'GARA COMPANY

(17)  SUBSEQUENT EVENTS

     (a) ACQUISITIONS -- In addition to the mergers with LSAI, Schiff and Securify during 1998 discussed in Note 1, the Company completed eight acquisitions which were accounted for as purchases. Seven of the 1998 acquisitions will be included in the Company's Investigations and Intelligence Group. The eighth acquisition will be included in the Company's Security Products and Services Group. The aggregate purchase price of these eight acquisitions amounted to approximately $36.4 million and consisted of $19.3 million in cash and 745,003 shares of common stock (valued at approximately $17.1 million or an average of $22.95 per share). In addition, in connection with the acquisitions discussed above and the mergers discussed in Note 1, the Company entered into various employment agreements with officers and key employees of the acquired companies with varying terms and conditions with an aggregate future commitment of approximately $33.2 million as of December 31, 1998.

     (b) STOCK OFFERINGS -- On May 5, 1998, the Company completed a public stock offering of 3,200,000 shares of its common stock at $20.50 per share which resulted in net proceeds to the Company of $60.4 million. A portion of the net proceeds was used to pay off $14.8 million of indebtedness of the Company, with the balance invested in short-term instruments and available for potential acquisitions, working capital and other general corporate purposes. In addition to the shares sold by the Company, certain shareholders sold 1,860,000 shares of common stock in conjunction with the Offering.

     In addition, on June 4, 1998, LSAI completed a private stock offering of 116,708 shares of its common stock which resulted in net proceeds of approximately $2.3 million. In addition to underwriting fees, LSAI also issued to a certain securities corporation and its designees 55,522 warrants. The net proceeds were used to pay a portion of the purchase price for a customer list acquired by LSAI in June 1998.

                            THE KROLL-O'GARA COMPANY

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                                     ASSETS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                SEPTEMBER 30,
                                                                    1998
                                                                -------------
CURRENT ASSETS:
  Cash and equivalents......................................      $ 40,208
  Marketable securities.....................................            --
  Trade accounts receivable, net of allowance for doubtful
     accounts of $3,295 at September 30, 1998...............        59,527
  Unbilled revenues.........................................         7,753
  Related party receivables.................................         1,065
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................        21,625
  Inventories...............................................        19,158
  Prepaid expenses and other................................         5,687
  Deferred tax asset........................................           754
                                                                  --------
          Total current assets..............................       155,777
                                                                  --------
PROPERTY, PLANT, AND EQUIPMENT, at cost
  Land......................................................         1,831
  Buildings and improvements................................         8,291
  Leasehold improvements....................................         5,832
  Furniture and fixtures....................................         6,422
  Machinery and equipment...................................        19,754
  Construction-in-progress..................................         1,936
                                                                  --------
                                                                    44,066
  Less: accumulated depreciation............................       (22,352)
                                                                  --------
                                                                    21,714
                                                                  --------
DATABASES, net of accumulated amortization of $21,987 at
  September 30, 1998........................................         9,012
COSTS IN EXCESS OF ASSETS ACQUIRED AND OTHER INTANGIBLE
  ASSETS, net of accumulated amortization of $3,057 at
  September 30, 1998........................................        49,375
OTHER ASSETS................................................         7,995
                                                                  --------
                                                                    66,382
                                                                  --------
                                                                  $243,873
                                                                  ========

 The accompanying notes are an integral part of this supplemental consolidated balance sheet.

                            THE KROLL-O'GARA COMPANY

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                      LIABILITIES AND SHAREHOLDERS' EQUITY
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                SEPTEMBER 30,
                                                                    1998
                                                                -------------
CURRENT LIABILITIES:
  Revolving lines of credit.................................      $     --
  Current portion of long-term debt.........................         1,445
  Shareholder payable.......................................           263
  Accounts payable --
     Trade..................................................        27,975
     Affiliates.............................................           131
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................           155
  Accrued liabilities.......................................        20,352
  Income taxes currently payable............................         4,359
  Customer deposits.........................................         3,949
                                                                  --------
          Total current liabilities.........................        58,629
OTHER LONG-TERM LIABILITIES.................................         4,553
DEFERRED INCOME TAXES.......................................         2,637
LONG-TERM DEBT, net of current portion......................        39,735
                                                                  --------
          Total liabilities.................................       105,554
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 1,000,000 shares
     authorized, none issued................................            --
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 20,525,395 shares issued and outstanding in
     1998...................................................         6,261
  Additional paid-in-capital................................       140,261
  Retained deficit..........................................        (7,571)
  Deferred compensation.....................................          (365)
  Accumulated other comprehensive income (loss).............          (267)
                                                                  --------
          Total shareholders' equity........................       138,319
                                                                  --------
                                                                  $243,873
                                                                  ========

 The accompanying notes are an integral part of this supplemental consolidated balance sheet.

                            THE KROLL-O'GARA COMPANY

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    FOR THE
                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
NET SALES
  Security Products & Services..............................  $ 72,970    $100,808
  Investigations & Intelligence.............................    61,711      78,909
  Information Security......................................        --          48
  Voice & Data Communications...............................    13,199      14,797
                                                              --------    --------
                                                               147,880     194,562
COST OF SALES
  Security Products & Services..............................    51,434      72,457
  Investigations & Intelligence.............................    36,501      43,285
  Information Security......................................        --         268
  Voice & Data Communications...............................    10,868      12,113
                                                              --------    --------
                                                                98,803     128,123
GROSS PROFIT
  Security Products & Services..............................    21,536      28,351
  Investigations & Intelligence.............................    25,210      35,624
  Information Security......................................        --        (220)
  Voice & Data Communications...............................     2,331       2,684
                                                              --------    --------
                                                                49,077      66,439
OPERATING EXPENSES
  Selling and marketing.....................................    10,217      12,849
  General and administrative................................    23,242      29,585
                                                              --------    --------
       Operating income.....................................    15,618      24,005
OTHER INCOME (EXPENSE):
  Interest expense..........................................    (3,563)     (3,512)
  Interest income...........................................       297         930
  Other, net................................................      (225)       (133)
                                                              --------    --------
       Income before minority interest, provision for income
        taxes and extraordinary item........................    12,127      21,290
Minority interest...........................................      (118)         --
                                                              --------    --------
       Income before provision for income taxes and
        extraordinary item..................................    12,009      21,290
Provision for income taxes..................................     4,809       8,652
                                                              --------    --------
       Income before extraordinary item, net................     7,200      12,638
Extraordinary item, net.....................................      (194)         --
                                                              --------    --------
       Net income...........................................  $  7,006    $ 12,638
                                                              ========    ========
Basic earnings per share....................................  $   0.50    $   0.71
                                                              ========    ========
Basic weighted average shares outstanding...................    13,929      17,845
                                                              ========    ========
Diluted earnings per share..................................  $   0.46    $   0.69
                                                              ========    ========
Diluted weighted average shares outstanding.................    14,808      18,371
                                                              ========    ========

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                            THE KROLL-O'GARA COMPANY

          SUPPLEMENTAL CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                          ACCUMULATED
                                                                  ADDITIONAL                                 OTHER
                                         COMPREHENSIVE   COMMON    PAID-IN     RETAINED     DEFERRED     COMPREHENSIVE
                                SHARES      INCOME       STOCK     CAPITAL     DEFICIT    COMPENSATION   INCOME (LOSS)    TOTAL
                                ------   -------------   ------   ----------   --------   ------------   -------------   --------
BALANCE, December 31, 1997....  14,795                   $  148    $ 58,912    $(20,209)     $  --           $(384)      $ 38,467
Issuance of stock in
  conjunction with the
  acquisition of businesses...     699                        7      15,625          --         --              --         15,632
Public offering of common
  stock, net of issuance costs
  of approximately $1,325.....   3,316                       38      62,502          --         --              --         62,540
Issuance of Securify common
  stock.......................   1,400                    6,063          --          --         --              --          6,063
Issuance of stock bonus to
  certain employees...........       2                       --          48          --         --              --             48
Exercise of stock options, and
  related income tax
  benefit.....................     287                        4       3,219          --         --              --          3,223
Redemption of warrants........      28                        1          --          --         --              --              1
Purchase and retirement of
  treasury stock..............      (2)                      --         (45)         --         --              --            (45)
Deferred compensation related
  to stock options............                               --          --          --       (365)             --           (365)
Comprehensive income:
    Net income................              $12,638          --          --      12,638         --              --         12,638
                                            -------
  Other comprehensive income,
    net of tax:
      Foreign currency
         translation
         adjustments, net of
         $85 tax provision....      --          127          --          --          --         --              --             --
  Reclassification adjustment
    for gain on securities
    included in net income,
    net of $4 tax benefit.....      --          (10)         --          --          --         --              --             --
                                            -------
Other comprehensive income....      --          117          --          --          --         --             117            117
                                            -------
Comprehensive income..........              $12,755          --          --          --         --              --             --
                                            =======      ------    --------    --------      -----           -----       --------
BALANCE, September 30, 1998...  20,525                   $6,261    $140,261    $ (7,571)     $(365)          $(267)      $138,319
                                ======                   ======    ========    ========      =====           =====       ========

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                            THE KROLL O'GARA COMPANY

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              FOR THE NINE MONTHS
                                                              ENDED SEPTEMBER 30,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  7,006    $ 12,638
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities --
     Depreciation and amortization..........................     2,087       2,513
     Amortization of databases..............................     2,245       2,397
     Amortization of costs in excess of assets acquired.....       667       1,112
     Bad debt expense.......................................       965       1,210
     Gain from extinguishment of long-term debt.............        --         (38)
     Gain on sale of marketable securities..................        --          (7)
     Minority Interest......................................        44          --
     Non-cash compensation expense..........................        --          33
     Share in net income of joint ventures..................      (149)         --
  Change in assets and liabilities, net of effects of
     acquisitions --
     Receivables............................................    (7,591)    (17,997)
     Related party receivables..............................       477         473
     Unbilled revenues......................................      (118)     (4,264)
     Costs in excess of billings on uncompleted contracts...       794      (9,546)
     Inventories............................................    (4,046)        749
     Prepaid expenses and other assets......................    (2,844)       (382)
     Accounts payable and income and other taxes currently
      payable...............................................    (1,719)     (1,724)
     Affiliate payable......................................        --        (744)
     Notes payable -- shareholders..........................       107         (58)
     Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................      (199)       (165)
     Customer deposits......................................      (788)        110
     Deferred income taxes payable..........................       811         (45)
     Accrued liabilities....................................      (857)      1,704
     Long term liabilities..................................       106       1,427
                                                              --------    --------
       Net cash used in operating activities................    (3,002)    (10,604)
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net...........    (6,462)     (4,198)
  Additions to databases....................................    (3,036)     (3,074)
  Acquisitions, net of cash acquired........................    (7,606)    (11,414)
  Sale (purchase) of marketable securities..................    (3,768)         20
  Other.....................................................       (15)          9
                                                              --------    --------
     Net cash used in investing activities..................   (20,887)    (18,657)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under revolving lines of
     credit.................................................    (8,220)     (1,101)
  Proceeds from long-term debt..............................    37,067          --
  Payments of long-term debt................................        --     (10,706)
  Repayment of shareholder notes............................      (186)         --
  Net proceeds from public offering of common stock.........        --      62,850
  Issuance of preferred stock...............................        --       5,508
  Warrant offering costs....................................      (110)         --
  Proceeds from exercise of stock options including related
     tax benefits...........................................       140       3,071
  Purchase and retirement of common stock...................    (2,693)        (45)
  Foreign currency translation..............................      (529)         50
                                                              --------    --------
     Net cash provided by financing activities..............    25,469      59,627
                                                              --------    --------
NET INCREASE IN CASH AND EQUIVALENTS........................     1,580      30,366
Effects of foreign currency exchange rates on cash..........       (64)         77
                                                              --------    --------
CASH AND EQUIVALENTS, beginning of period...................     5,491       9,765
                                                              --------    --------
CASH AND EQUIVALENTS, end of period.........................  $  7,007    $ 40,208
                                                              ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $  2,171    $  2,626
                                                              ========    ========
  Cash paid for taxes.......................................  $  2,907    $  2,252
                                                              ========    ========

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                            THE KROLL-O'GARA COMPANY

       NOTES TO SUPPLEMENTAL CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     The Kroll-O'Gara Company, an Ohio corporation, together with its subsidiaries (collectively the "Company"), is a leading global provider of a broad range of specialized products and services that are designed to provide solutions to a variety of security needs. The Company's Security Products and Services Group markets ballistic and blast protected vehicles to businesses, individuals and governments. It also offers security services such as training, risk and crisis management services, and site security systems. The Investigations and Intelligence Group offers business intelligence and investigation services to clients worldwide. The Voice and Data Communications Group offers secure satellite communication equipment, satellite navigation systems and computer hardware and software security.

     In December 1997, a wholly owned subsidiary of The O'Gara Company ("O'Gara") was merged (the "Merger") into Kroll Holdings, Inc. ("Kroll"). At the time of the Merger, the Company's name was changed from The O'Gara Company to The Kroll-O'Gara Company.

     Effective upon the consummation of the Merger, each then issued and outstanding share of Kroll common stock (including those issued under the Kroll restricted stock plan) was converted into 62.52 shares of Common Stock of the Company or 6,098,561 shares of Company Common Stock in total. Outstanding employee stock options were converted at the same exchange factor into options to purchase 551,492 shares of Company Common Stock.

     In December 1998, a wholly owned subsidiary of the Company was merged with and into Laboratory Specialists of America, Inc. ("LSAI"). Effective upon the consummation of the merger, each then issued and outstanding share of LSAI common stock was converted into .2102 shares of the Company or 1,209,053 shares of the Company's common stock in total. Outstanding stock option and stock warrants of LSAI were converted at the same exchange factor into options to purchase 39,094 and 24,386 shares, respectively, of the Company's common stock. The financial position and results of operations of LSAI will be reported as part of the Company's Investigations and Intelligence Group.

     In December 1998, a wholly owned subsidiary of the Company was merged with and into Schiff & Associates, Inc. ("Schiff"). Effective upon the consummation of the merger, each then issued and outstanding share of Schiff common stock was converted into approximately 131.41 shares of common stock of the Company or 169,521 shares of the Company's common stock in total. The financial position and results of operations of Schiff will be reported as part of the Company's Investigations and Intelligence Group.

     In December 1998, a wholly owned subsidiary of the Company was merged with and into Securify Inc. ("Securify"). Effective upon the consummation of the merger, all of the outstanding stock of Securify was converted into shares of the Company's common stock at a rate of .110793 for Series A Preferred, .118273 for Series B Preferred, and .0955252 for Securify common stock. In total, the Company issued 1,430,936 shares of common stock. In addition, outstanding employee stock options of Securify were converted at the same exchange factor as Securify common stock into options to purchase 179,877 shares of the Company's common stock. Effective with the consummation of the merger, the Company created the Information Security Group and Securify's results of operations and financial position will be reported in this group. The Information Security Group offers information and computer security services, including network and system review and repair.

     The Mergers constitute tax-free reorganizations and have been accounted for as pooling of interests. Accordingly, all prior period supplemental consolidated financial statements presented have been restated

                            THE KROLL-O'GARA COMPANY

                  NOTES TO SUPPLEMENTAL CONSOLIDATED UNAUDITED
                      FINANCIAL STATEMENTS -- (CONTINUED)

to include the combined results of operations, financial position and cash flows of Kroll, LSAI, Schiff, and Securify as though they had always been a part of the Company.

     On May 5, 1998, the Company completed a public offering of 3,200,000 shares of its Common Stock at $20.50 per share (the "Offering"), resulting in net proceeds to the Company of $60.4 million. A portion of the net proceeds was used to pay off $14.8 million of indebtedness of the Company, with the balance invested in short-term instruments and available for potential acquisitions, working capital and other general corporate purposes. In addition to the shares sold by the Company, certain shareholders sold 1,860,000 shares of Common Stock in conjunction with the Offering. The Offering followed the Company's initial public offering, which was completed on November 15, 1996 and resulted in the issuance of 2,048,000 shares of Common Stock.

     In addition, on June 4, 1998, LSAI completed a private stock offering of 116,708 shares of its common stock which resulted in net proceeds of approximately $2.3 million. In addition to the underwriting fees, LSAI also issued to a certain securities corporation and its designees 55,522 warrants. The net proceeds were used to pay a portion of the purchase price for a customer list acquired by LSAI in June 1998.

     The supplemental consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. Investments in 20% to 50% owned entities are accounted for on the cost method. Affiliated entities are not included in the accompanying supplemental consolidated financial statements.

     The accompanying unaudited supplemental consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. Operating results for the three and nine month periods ended September 30, 1998, are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. The accompanying supplemental consolidated financial statements should be read in conjunction with the supplemental consolidated financial statements and notes thereto included elsewhere in this document for the year ended December 31, 1997.

(2) REVENUE RECOGNITION

     Revenue related to contracts for security products (both government and commercial) results principally from long-term, fixed price contracts and is recognized using the percentage-of-completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is determined by comparing the costs incurred to date with estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. However, adjustments to this measurement are made when management believes that costs incurred materially exceed effort expended. Contract costs include all direct material and labor costs, along with certain direct overhead costs related to contract production.

                            THE KROLL-O'GARA COMPANY

                  NOTES TO SUPPLEMENTAL CONSOLIDATED UNAUDITED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it becomes known that such losses will occur. Changes in estimated total contract costs will result in revisions to contract revenue. These revisions are recognized when determined.

     Revenue from investigations, intelligence and security services is recognized as the services are performed. The Company records either billed or unbilled accounts receivable based on a case-by-case invoice determination.

     Revenue related to voice and data security equipment are recognized as equipment is shipped. Revenue and related direct costs of brokered satellite time are recorded when payments are received from customers.

(3) ACQUISITIONS

     The Company completed the following acquisitions during the first nine months of 1998, all of which were accounted for as purchases. The allocation of purchase price was based on estimates and may be revised at a later date pending the completion of certain appraisals and other analyses.

          (a) On March 16, 1998, the Company acquired all of the shares of Corplex, Inc. ("Corplex"), a provider of investigative and executive protection services based in New York, New York. The purchase price consisted of 29,207 shares of Common Stock (valued at approximately $0.5 million or $17.98 per share). For accounting purposes, the acquisition was effective March 1, 1998, and the results of operations of Corplex are included in the consolidated results of the Company from that date forward. The former shareholder of Corplex, who was employed by Corplex prior to the acquisition, continues in his formerly held capacity. Cost in excess of assets acquired is expected to be $0.4 million and will be amortized over 15 years.

          (b) On May 1, 1998, the Company acquired from Harrison Laboratories, Inc. (HLI) a customer list pursuant to an Asset Purchase Agreement, dated April 13, 1998 (the HLI Asset Purchase). In connection with the HLI Asset Purchase, the Company paid $500,000 at closing and agreed to pay on or before May 30, 1999, an amount equal to the revenues attributable to the customer list, during the one-year period ending April 30, 1999, in excess of $500,000. In addition, the Company assumed HLI's obligations under a five-year lease and acquired the related equipment and entered into a three-year employment agreement with the principal shareholder of HLI which provides for a base salary of $50,000 per year, monthly bonuses and other benefits. The purchase price of the customer list was recorded as an intangible asset and is being amortized over 15 years.

          (c) On June 15, 1998, the Company completed the acquisition of Lindquist Avey MacDonald Baskerville Inc. ("Lindquist Avey"), a provider of forensic and investigative accounting services headquartered in Toronto, Canada. The purchase price for the acquisition was $10.7 million consisting of $4.7 million in cash and 278,340 shares of Common Stock (valued at approximately $6.0 million or $21.52 per share). For accounting purposes, the acquisition was effective June 1, 1998, and the results of operations of Lindquist Avey are included in the consolidated results of the Company from that date forward. Cost in excess of assets acquired is expected to be $10.7 million and will be amortized over 25 years.

          (d) On July 1, 1998, the Company acquired from Toxworx Laboratories, Inc. (TLI), a California corporation, a customer list pursuant to an Asset Purchase Agreement, dated June 8,

                            THE KROLL-O'GARA COMPANY

                  NOTES TO SUPPLEMENTAL CONSOLIDATED UNAUDITED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     1998 (TLI Asset Purchase). In connection with the TLI Asset Purchase Agreement, the Company paid $2,400,000 at closing. The purchase price of the customer list was recorded as an intangible asset which is being amortized over 15 years.

          (e) On September 1, 1998, the Company completed the acquisition of all of the capital stock of Kizorek, Inc., now renamed InPhoto Surveillance, Inc. ("InPhoto"). InPhoto, headquartered in Naperville, Illinois, is a leading claims investigation agency which primarily provides video surveillance services to insurance companies, corporations and government agencies in connection with investigating exaggerated disability claims and other fraud. The purchase price consisted of $0.8 million in cash and 352,381 shares of Common Stock (valued at approximately $8.2 million or $23.35 per share). For accounting purposes, the acquisition was effective July 1, 1998, and the results of operations of InPhoto are included in the consolidated results of the Company from that date forward. Cost in excess of assets is expected to be $8.1 million and will be amortized over 25 years.

          (f) On September 22, 1998, the Company completed, through its wholly owned subsidiary, O'Gara-Hess & Eisenhardt de Colombia, Inc. ("OHE Colombia"), the acquisition of the assets and technology of Protec S.A. ("Protec") of Bogota, Colombia. Protec was a leading manufacturer of armored vehicles and bullet-and smash- resistant glass for the Colombian market. The purchase price consisted of $3.2 million in cash and 38,788 shares of Common Stock (valued at approximately $0.9 million or $22.95 per share). For accounting purposes, the acquisition was effective September 30, 1998, and the results of operations of OHE Colombia are included in the consolidated results of the Company from that date forward. Cost in excess of assets acquired is expected to be $3.6 million and will be amortized over 20 years.

                            THE KROLL-O'GARA COMPANY

                  NOTES TO SUPPLEMENTAL CONSOLIDATED UNAUDITED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the 1998 acquisitions, assets were acquired and liabilities were assumed as follows (dollars in thousands):

                                                                  LINDQUIST
                                              PROTEC    INPHOTO     AVEY      CORPLEX    HLI      TLI
                                              -------   -------   ---------   -------   -----   -------
FAIR VALUE OF ASSETS ACQUIRED INCLUDING:
  Cash......................................  $    --   $   192    $   257     $  16    $  --   $    --
  Accounts receivable.......................       --     1,743         --        96       --        --
  Unbilled revenue..........................       --       269        339        69       --        --
  Other current assets......................       75       448        577        --       --        --
  Property, plant and equipment.............      311       955        628         4       --        --
  Other non-current assets..................       --        --        116        15       --        --
  Intangible assets.........................      200       700         --        --      500     2,400
  Goodwill..................................    3,602     8,076     10,716       384       --        --
                                              -------   -------    -------     -----    -----   -------
                                              $ 4,188   $12,383    $12,633     $ 584    $ 500   $ 2,400
  Less:  Cash paid for net assets...........   (3,200)     (800)    (4,727)       --     (500)   (2,400)
         Fair value of stock issued.........     (890)   (8,228)    (5,989)     (525)      --        --
                                              -------   -------    -------     -----    -----   -------
                                              $    98   $ 3,355    $ 1,917     $  59    $  --   $    --
                                              =======   =======    =======     =====    =====   =======
LIABILITIES ASSUMED INCLUDING:
  Liabilities assumed and acquisition
     costs..................................  $    98   $ 3,155    $ 1,917     $  46    $  --   $    --
  Debt......................................       --       200         --        13       --        --
                                              -------   -------    -------     -----    -----   -------
                                              $    98   $ 3,355    $ 1,917     $  59    $  --   $    --
                                              =======   =======    =======     =====    =====   =======

(4) EARNINGS PER SHARE

     In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). In accordance with SFAS No. 128, basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and equivalents outstanding during the year. Dilutive common stock equivalents represent shares issuable upon assumed exercise of stock options and upon assumed issuance of restricted stock. The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the nine months ended September 30, 1997 and 1998 (in thousands except per share data):

                                                            NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                           --------------------------------------
                                                                                            PER
                                                             INCOME          SHARES        SHARE
                                                           (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                           -----------    -------------    ------
Basic EPS................................................    $7,006          13,929        $0.50
                                                                                           =====
Effect of dilutive securities:
  Options................................................        --             197
  Restricted stock.......................................      (227)            585
  Warrants...............................................        --              78
  Convertible note taxable...............................        --              19
                                                             ------          ------
Diluted EPS..............................................    $6,779          14,808        $0.46
                                                             ======          ======        =====

                            THE KROLL-O'GARA COMPANY

                  NOTES TO SUPPLEMENTAL CONSOLIDATED UNAUDITED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                                                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                    --------------------------------------
                                                                                     PER
                                                      INCOME          SHARES        SHARE
                                                    (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                    -----------    -------------    ------
Basic EPS.........................................    $12,638         17,845        $0.71
                                                                                    =====
Effect of dilutive securities:
  Options.........................................         --            510
  Warrants........................................         --             16
                                                      -------         ------
Diluted EPS.......................................    $12,638         18,371        $0.69
                                                      =======         ======        =====

(5) NEW PRONOUNCEMENTS

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The Company has chosen to disclose comprehensive income, which encompasses net income, foreign currency translation adjustments and unrealized holding gains of marketable securities, in the Consolidated Statement of Shareholder's Equity. Prior years have been restated to conform to the SFAS No. 130 requirements. The Accumulated Other Comprehensive Income balance of $0.1 million at September 30, 1998 consists entirely of foreign currency translation adjustments.

     Total comprehensive income for the nine-month period ended September 30, 1997 is as follows (in thousands):

Net income..................................................    $7,006
                                                                ------
Other comprehensive income, net of tax:
  Foreign currency translation adjustments, net of $390 tax
     benefit................................................      (585)
                                                                ------
Other comprehensive income..................................      (585)
                                                                ------
  Comprehensive income......................................    $6,421
                                                                ======

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"), effective for fiscal years beginning after December 15, 1997. This statement requires disclosure for each segment into which a company is organized by the chief operating decision maker for the purposes of making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any manner in which management disaggregates a company. The Company intends to adopt SFAS No. 131 during fiscal 1998. This statement, which requires expansion or modification to existing disclosures, will have no impact on the Company's reported financial position, results of operations or cash flows.

     In April 1998, the American Institute of Certified Public Accountants released Statement of Position (SOP) 98-5 "Reporting on the Cost of Start-Up Activities." The SOP requires costs of start-up activities, including preoperating costs, organization costs and other start-up costs, to be expensed as incurred. The Company's current practice is to capitalize these expenses and amortize them over periods ranging from one to five years. The Company is required to adopt the provisions of this statement no later than the first quarter of fiscal 1999. Included in the accompanying September 30, 1998 Consolidated Balance Sheet are

                            THE KROLL-O'GARA COMPANY

                  NOTES TO SUPPLEMENTAL CONSOLIDATED UNAUDITED
                      FINANCIAL STATEMENTS -- (CONTINUED)

approximately $0.7 million of preoperating, organization and start-up costs which would have been expensed had this statement already been implemented.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company currently has several forward contracts in place in association with demand notes from certain subsidiaries. These instruments qualify for hedge accounting. The Company has not yet quantified the impact of adopting SFAS No. 133 on its financial statements and has not determined the timing of or method of adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

(6) SUPPLEMENTAL CASH FLOW DISCLOSURE

     Cash and equivalents consist of all operating cash accounts and investments with an original maturity of three months or less. Marketable securities consist of available-for-sale commercial paper obligations which mature in 1998. These securities are valued at current market value, which approximates cost. Non-cash activity for the nine months ended September 30, 1998 is as follows (dollars in thousands):

                                                               1998
                                                              ------
Fair value of stock issued in connection with acquisition of
  ITI.......................................................      --
Notes issued in connection with acquisition of ITI..........      --
Fair value of stock issued in connection with acquisition of
  Next Destination..........................................      --
Notes issued in connection with acquisition of Next
  Destination...............................................      --
Fair value of stock issued in connection with acquisition of
  Labbe.....................................................      --
Fair value of stock issued in connection with acquisition of
  Corplex...................................................  $  525
Fair value of stock issued in connection with acquisition of
  Lindquist Avey............................................  $5,989
Fair value of stock issued in connection with acquisition of
  InPhoto...................................................  $8,228
Fair value of stock issued in connection with acquisition of
  Protec....................................................  $  890
Fair value of stock issued in connection with employee stock
  bonus paid................................................  $   48

(7) INVENTORIES

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and include the following (dollars in thousands):

                                                          SEPTEMBER 30,
                                                              1998
                                                          -------------
                                                           (UNAUDITED)
Raw materials.........................................       $10,792
Vehicle costs and work-in-process.....................         8,366
                                                             -------
                                                             $19,158
                                                             =======

                            THE KROLL-O'GARA COMPANY

                  NOTES TO SUPPLEMENTAL CONSOLIDATED UNAUDITED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(8) DERIVATIVE FINANCIAL INSTRUMENTS

     Financial instruments in the form of foreign currency exchange contracts are utilized by the Company to hedge its exposure to movements in foreign currency exchange rates. The Company does not hold or issue derivative financial instruments for trading purposes. Gains and losses on foreign exchange contracts are deferred and amortized as an adjustment to the cumulative foreign currency translation adjustment component of equity over the terms of the agreements in accordance with hedge accounting standards. The fair value of foreign currency exchange contracts is not recognized in the consolidated financial statements since they are accounted for as hedges.

     The Company has entered into five foreign currency exchange contracts to effectively hedge its exposure to certain foreign currency rate fluctuations on demand loans to subsidiaries which are denominated in the foreign currency. By virtue of these contracts, the Company has fixed the total dollar amount which it will receive under the aforementioned subsidiary loans through the maturity dates of the contracts regardless of the fluctuations in the exchange rate. The total notional amount and fair market value of the contracts, which mature between January 1999 and September 2000, are $17.9 million and $0.5 million, respectively. The Company's foreign currency translation adjustment component of accumulated other comprehensive income (loss) was increased by $0.1 million in the first three quarters of 1998 as a result of these agreements.

                      KROLL-O'GARA AND BACKGROUND AMERICA

               UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS

     The unaudited pro forma combining financial statements give effect to the merger as a pooling of interests, and should be read in conjunction with, and is qualified by reference to, the audited consolidated financial statements of Kroll-O'Gara and Background America and the notes thereto and the audited supplemental consolidated financial statements of Kroll-O'Gara and notes thereto included elsewhere in this Proxy Statement / Prospectus. For purposes of the unaudited pro forma operating data, Kroll-O'Gara's historical and supplemental consolidated financial statements for the three fiscal years ended December 31, 1997 and the nine months ended September 30, 1997 and 1998 have been combined with the consolidated financial statements of Background America for the three fiscal years ended December 31, 1997 and the nine months ended September 30, 1997 and 1998, respectively. For purposes of the unaudited pro forma combined condensed balance sheets, Kroll-O'Gara's consolidated financial statements and supplemental consolidated financial statements at September 30, 1998 have been combined with Background America's consolidated financial statements at September 30, 1998.

     The pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the merger had been consummated as of the beginning of the periods indicated, nor are they indicative of future financial position or results of operations.

                      KROLL-O'GARA AND BACKGROUND AMERICA

             UNAUDITED PRO FORMA COMBINING CONDENSED BALANCE SHEETS
                            AS OF SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                                           BACKGROUND
                                                          KROLL-O'GARA      AMERICA      PRO FORMA
                                                          -------------    ----------    ---------
Current Assets:
  Cash and cash equivalents...........................      $ 32,859         $1,058      $ 33,917
  Accounts receivable billed and unbilled, net........        63,624          1,590        65,214
  Costs and estimated earnings in excess of billings
     on uncompleted contracts.........................        21,625             --        21,625
  Inventories.........................................        19,094             --        19,094
  Other current assets................................         6,083             90         6,173
                                                            --------         ------      --------
     Total current assets.............................       143,285          2,738       146,023
Property, plant and equipment, net....................        18,389            747        19,136
Databases, net........................................         9,012             --         9,012
Costs in excess of assets acquired and other
  intangible assets, net..............................        39,629          1,067        40,696
Other assets, net.....................................         7,947            249         8,196
                                                            --------         ------      --------
     Total assets.....................................      $218,262         $4,801      $223,063
                                                            ========         ======      ========
Current liabilities:
  Accounts payable....................................      $ 27,022         $  334      $ 27,356
  Accrued liabilities.................................        18,111            348        18,459
  Other current liabilities...........................         9,631             34         9,665
                                                            --------         ------      --------
     Total current liabilities........................        54,764            716        55,480
Long-term debt, net of current portion................        39,339             98        39,437
Other long-term liabilities...........................         5,235             --         5,235
Shareholders' equity..................................       118,924          3,987(1)    122,911
                                                            --------         ------      --------
     Total liabilities and shareholders' equity.......      $218,262         $4,801      $223,063
                                                            ========         ======      ========

(1) This amount includes a reclass of approximately $6.0 million for mandatorily redeemable preferred stock that was historically reflected as a long-term liability but is treated as essentially the same as common stock in the merger transaction.

                      KROLL-O'GARA AND BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            YEAR ENDED DECEMBER 31, 1995
                                                ----------------------------------------------------
                                                                BACKGROUND    PRO FORMA
                                                KROLL-O'GARA     AMERICA     ADJUSTMENTS   PRO FORMA
                                                -------------   ----------   -----------   ---------
Net sales.....................................     $85,841         $ --                     $85,841
Cost of sales.................................      62,114           --                      62,114
                                                   -------         ----                     -------
     Gross profit.............................      23,727           --                      23,727
Selling, general and administrative expenses,
  including amortization......................      28,364           76                      28,440
                                                   -------         ----                     -------
     Operating loss...........................      (4,637)         (76)                     (4,713)
Interest expense..............................      (2,813)          --                      (2,813)
Other expense, net............................        (384)          --                        (384)
                                                   -------         ----                     -------
     Loss before benefit for income taxes.....      (7,834)         (76)                     (7,910)
Benefit for income taxes......................      (1,298)          --                      (1,298)
                                                   -------         ----                     -------
     Net loss.................................     $(6,536)        $(76)                    $(6,612)
                                                   =======         ====                     =======
Basic loss per share from continuing
  operations..................................     $ (0.65)                                 $ (0.66)(2)
                                                   =======                                  =======
Basic weighted average shares outstanding.....      10,021                        29(1)      10,050(2)
                                                   =======                                  =======
Diluted loss per share from continuing
  operations..................................     $ (0.65)                                 $ (0.66)(2)
                                                   =======                                  =======
Diluted weighted average shares outstanding...      10,021                        29(1)      10,050(2)
                                                   =======                                  =======

---------------
(1) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(2) On a pro forma basis for the year ended December 31, 1995, Kroll-O'Gara and Background America had a combined net loss. As such, there is no further dilution of earnings per share by the common stock equivalents of Kroll-O'Gara and Background America and basic and diluted earnings per share are the same.

                      KROLL-O'GARA AND BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          YEAR ENDED DECEMBER 31, 1996
                                             ------------------------------------------------------
                                                             BACKGROUND     PRO FORMA
                                             KROLL-O'GARA     AMERICA      ADJUSTMENTS    PRO FORMA
                                             ------------    ----------    -----------    ---------
Net sales................................      $153,661       $ 1,776                     $155,437
Cost of sales............................       111,459         1,624                      113,083
                                               --------       -------                     --------
     Gross profit........................        42,202           152                       42,354
Selling, general and administrative
  expenses, including amortization.......        33,703         1,237                       34,940
                                               --------       -------                     --------
     Operating income (loss).............         8,499        (1,085)                       7,414
Interest expense.........................        (3,140)          (42)                      (3,182)
Other income, net........................           336            (2)                         334
                                               --------       -------                     --------
     Income (loss) before benefit for
       income taxes......................         5,695        (1,129)                       4,566
Benefit for income taxes.................          (162)           --                         (162)
                                               --------       -------                     --------
     Net income (loss)...................      $  5,857       $(1,129)                    $  4,728
                                               ========       =======                     ========
Basic earnings per share from continuing
  operations.............................      $   0.55                                   $   0.42
                                               ========                                   ========
Basic weighted average shares
  outstanding............................        10,742                        505(1)       11,247(2)
                                               ========                                   ========
Diluted earnings per share from
  continuing operations..................      $   0.51                                   $   0.39
                                               ========                                   ========
Diluted weighted average shares
  outstanding............................        11,160                        510(1)       11,670(2)
                                               ========                                   ========

---------------
(1) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(2) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the year ended December 31, 1996:

                                                                INCOME    SHARES
                                                                ------    -------
     Basic earnings per share...............................    $4,728     11,247
     Effect of dilutive securities:
       Options..............................................        --        135
       Restricted stock.....................................      (162)       287
       Warrants.............................................        --          1
                                                                ------    -------
     Diluted earnings per share.............................    $4,566     11,670
                                                                ======    =======

                      KROLL-O'GARA AND BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          YEAR ENDED DECEMBER 31, 1997
                                             -------------------------------------------------------
                                                              BACKGROUND     PRO FORMA
                                             KROLL-O'GARA      AMERICA      ADJUSTMENTS    PRO FORMA
                                             -------------    ----------    -----------    ---------
Net sales................................      $190,413        $ 4,221                     $194,634
Cost of sales............................       131,644          3,448                      135,092
                                               --------        -------                     --------
     Gross profit........................        58,769            773                       59,542
Selling, general and administrative
  expenses, including amortization.......        42,593          2,178                       44,771
Merger related costs.....................         7,205             --                        7,205
                                               --------        -------                     --------
     Operating income (loss).............         8,971         (1,405)                       7,566
Interest expense.........................        (4,806)           (84)                      (4,890)
Interest income..........................            --             93                           93
Other income (expense), net..............          (393)            59                         (334)
                                               --------        -------                     --------
  Income (loss) before minority interest,
     provision for income taxes,
     extraordinary item and cumulative
     effect of change in accounting
     principle...........................         3,772         (1,337)                       2,435
Minority interest........................          (156)            --                         (156)
                                               --------        -------                     --------
  Income (loss) before provision for
     income taxes, extraordinary item and
     cumulative effect of change in
     accounting principle................         3,616         (1,337)                       2,279
Provision for income taxes...............         2,352             --                        2,352
                                               --------        -------                     --------
     Income (loss) from continuing
       operations(3).....................      $  1,264        $(1,337)                    $    (73)
                                               ========        =======                     ========
Basic earnings per share from continuing
  operations(3)..........................      $   0.10                                    $  (0.01)(2)
                                               ========                                    ========
Basic weighted average shares
  outstanding............................        13,061                         744(1)       13,805(2)
                                               ========                                    ========
Diluted earnings per share from
  continuing operations(3)...............      $   0.09                                    $  (0.01)(2)
                                               ========                                    ========
Diluted weighted average shares
  outstanding............................        13,721                          84(1)       13,805(2)
                                               ========                                    ========

---------------

(1) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(2) On a pro forma basis for the year ended December 31, 1997, Kroll-O'Gara and Background America had a combined net loss. As such, there is no further dilution of earnings per share by the common stock equivalents of Kroll-O'Gara and Background America and basic and diluted earnings per share are the same.

(3) During the second quarter of 1997, Kroll-O'Gara recorded an extraordinary charge of $194, net of a benefit for income taxes of $129, related to the refinancing of certain debt obligations in 1997. In addition, during the fourth quarter of 1997, Kroll-O'Gara changed its method of accounting for costs incurred in connection with business process reengineering activities relating to information technology transformation and recorded a cumulative effect of change in accounting principle of $360, net of a benefit for income taxes of $240. The pro forma basic and diluted earnings per share impact of the extraordinary item was $0.01 and the pro forma basic and diluted earnings per share impact of the cumulative effect of change in accounting principle was $0.03 for the year ended December 31, 1997.

                      KROLL-O'GARA AND BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                                             -------------------------------------------------------
                                                              BACKGROUND     PRO FORMA
                                             KROLL-O'GARA      AMERICA      ADJUSTMENTS    PRO FORMA
                                             -------------    ----------    -----------    ---------
Net sales................................      $136,390        $ 3,076                     $139,466
Cost of sales............................        92,919          2,555                       95,474
                                               --------        -------                     --------
     Gross profit........................        43,471            521                       43,992
Selling, general and administrative
  expenses, including amortization.......        29,793          1,568                       31,361
                                               --------        -------                     --------
     Operating income (loss).............        13,678         (1,047)                      12,631
Interest expense.........................        (3,387)           (79)                      (3,466)
Interest income..........................           259             52                          311
Other expense, net.......................          (226)            14                         (212)
                                               --------        -------                     --------
  Income (loss) before minority interest,
     provision for income taxes and
     extraordinary item..................        10,324         (1,060)                       9,264
Minority interest........................          (118)            --                         (118)
                                               --------        -------                     --------
     Income (loss) before provision for
       income taxes and extraordinary
       item..............................        10,206         (1,060)                       9,146
Provision for income taxes...............         4,035             --                        4,035
                                               --------        -------                     --------
     Income (loss) from continuing
       operations(3).....................      $  6,171        $(1,060)                    $  5,111
                                               ========        =======                     ========
Basic earnings per share from continuing
  operations (3).........................      $   0.47                                    $   0.37
                                               ========                                    ========
Basic weighted average shares
  outstanding............................        13,058                         697(1)       13,755(2)
                                               ========                                    ========
Diluted earnings per share from
  continuing operations (3)..............      $   0.43                                    $   0.34
                                               ========                                    ========
Diluted weighted average shares
  outstanding............................        13,825                         708(1)       14,533(2)
                                               ========                                    ========

---------------

(1) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(2) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the nine months ended September 30, 1997:

                                                                INCOME    SHARES
                                                                ------    ------
Basic earnings per share....................................    $5,111    13,755
Effect of dilutive securities:
  Options...................................................        --       192
  Restricted stock..........................................      (227)      585
  Warrants..................................................        --         1
                                                                ------    ------
Diluted earnings per share..................................    $4,884    14,533
                                                                ======    ======

(3) During the second quarter of 1997, Kroll-O'Gara recorded an extraordinary charge of $194, net of a benefit for income taxes of $129, related to the refinancing of certain debt obligations in 1997. The pro forma basic and diluted earnings per share impact of the extraordinary item was $0.01 for the nine months ended September 30, 1997.

                      KROLL-O'GARA AND BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                ----------------------------------------------------
                                                                BACKGROUND    PRO FORMA
                                                KROLL-O'GARA     AMERICA     ADJUSTMENTS   PRO FORMA
                                                -------------   ----------   -----------   ---------
Net sales.....................................    $178,943        $5,028                   $183,971
Cost of sales.................................     120,100         3,360                    123,460
                                                  --------        ------                   --------
     Gross profit.............................      58,843         1,668                     60,511
Selling, general and administrative expenses,
  including amortization......................      36,860         2,469                     39,329
                                                  --------        ------                   --------
     Operating income (loss)..................      21,983          (801)                    21,182
Interest expense..............................      (3,322)           (9)                    (3,331)
Interest income...............................         759            76                        835
Other expense, net............................        (219)           17                       (202)
                                                  --------        ------                   --------
     Income (loss) before provision for income
       taxes..................................      19,201          (717)                    18,484
Provision for income taxes....................       7,641            --                      7,641
                                                  --------        ------                   --------
     Net income (loss) from continuing
       operations.............................    $ 11,560        $ (717)                  $ 10,843
                                                  ========        ======                   ========
Basic earnings per share from continuing
  operations..................................    $   0.74                                 $   0.66
                                                  ========                                 ========
Basic weighted average shares outstanding.....      15,580                       898(1)      16,478(2)
                                                  ========                                 ========
Diluted earnings per share from continuing
  operations..................................    $   0.72                                 $   0.64
                                                  ========                                 ========
Diluted weighted average shares outstanding...      15,955                       940(1)      16,895(2)
                                                  ========                                 ========

---------------
(1) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(2) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the nine months ended September 30, 1998:

                                                              INCOME     SHARES
                                                              -------    -------
Basic earnings per share....................................  $10,843     16,478
Effect of dilutive securities:
  Options...................................................       --        416
  Warrants..................................................       --          1
                                                              -------    -------
Diluted earnings per share..................................  $10,843     16,895
                                                              =======    =======

      KROLL-O'GARA AND KIZOREK UNAUDITED PRO FORMA AND BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              PRO FORMA      KROLL-O'GARA    BACKGROUND    PRO FORMA
                               KROLL-O'GARA    KIZOREK(1)   ADJUSTMENTS(2)     PRO FORMA      AMERICA     ADJUSTMENTS   PRO FORMA
                               -------------   ----------   --------------   -------------   ----------   -----------   ---------
Net sales....................    $190,413       $14,476                        $204,889       $ 4,221                   $209,110
Cost of sales................     131,644         8,113                         139,757         3,448                    143,205
                                 --------       -------         -----          --------       -------                   --------
    Gross profit.............      58,769         6,363                          65,132           773                     65,905
Selling, general and
  administrative expenses,
  including amortization.....      42,593         5,111           340(3)         48,044         2,178                     50,222
Merger related costs.........       7,205            --                           7,205            --                      7,205
                                 --------       -------         -----          --------       -------                   --------
    Operating income
      (loss).................       8,971         1,252          (340)            9,883        (1,405)                     8,478
Interest expense.............      (4,806)          (20)          (69)(4)        (4,895)          (84)                    (4,979)
Interest income..............          --            --                              --            93                         93
Other income (expense),
  net........................        (393)           --                            (393)           59                       (334)
                                 --------       -------         -----          --------       -------                   --------
  Income (loss) before
    minority interest,
    provision for income
    taxes, extraordinary item
    and cumulative effect of
    change in accounting
    principle................       3,772         1,232          (409)            4,595        (1,337)                     3,258
Minority Interest............        (156)           --                            (156)           --                       (156)
                                 --------       -------         -----          --------       -------                   --------
  Income (loss) before
    provision for income
    taxes, extraordinary item
    and cumulative effect of
    change in accounting
    principle................       3,616         1,232          (409)            4,439        (1,337)                     3,102
Provision for income taxes...       2,352            --           329(5)          2,681            --                      2,681
                                 --------       -------         -----          --------       -------                   --------
  Income (loss) from
    continuing
    operations(9)............    $  1,264       $ 1,232         $(738)         $  1,758       $(1,337)                  $    421
                                 ========       =======         =====          ========       =======                   ========
Basic earnings per share from
  continuing operations(9)...    $   0.10                                      $   0.13                                 $   0.03
                                 ========                                      ========                                 ========
Basic weighted average shares
  outstanding................      13,061                         352(6)         13,413                       744(7)      14,157(8)
                                 ========                                      ========                                 ========
Diluted earnings per share
  from continuing
  operations(9)..............    $   0.09                                      $   0.12                                 $   0.03
                                 ========                                      ========                                 ========
Diluted weighted average
  shares outstanding.........      13,721                         352(6)         14,073                       761(7)      14,834(8)
                                 ========                                      ========                                 ========

---------------

(1) To include historical results of operations for Kizorek for the year ended October 31, 1997. Kizorek's operating costs have been allocated into categories consistent with the Company's statement of operations presentation policies.

(2) Pro forma adjustments exclude the impact of compensation expense for a non-recurring charge under the Kizorek deferred compensation plan associated with the accelerated vesting of benefits resulting from a change in control of the company.

(3) Pro forma adjustments are comprised of the following components: amortization of goodwill resulting from the acquisition of Kizorek (gross cost of $6,772 over 25 years), amortization of capitalized acquisition costs associated with Kizorek ($545 over 25 years) and amortization of customer lists and detective licenses identified in conjunction with the acquisition ($700 over 15 years).

(4) To record interest expense under Kizorek deferred compensation plan ($1,350 at 5.125%).

(5) To recognize the benefit for income taxes on pro forma adjustments and the provision for income taxes on the historical results of Kizorek, which had been previously treated as an S Corporation for income tax purposes. An effective rate of 40% was used to determine the pro forma income tax impact.

(6) These amounts represent the number of Kroll-O'Gara common shares issued to Kizorek shareholders for the purchase of Kizorek. Kizorek does not have any common stock equivalents which would cause further dilution to earnings per share.

(7) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(8) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the year ended December 31,1997:

                                                                INCOME    SHARES
                                                                ------    ------
Basic earnings per share....................................     $421     14,157
Effect of dilutive securities:
  Options...................................................       --        233
  Restricted stock..........................................       --        443
  Warrants..................................................       --          1
                                                                 ----     ------
Diluted earnings per share..................................     $421     14,834
                                                                 ====     ======

(9) During the second quarter of 1997, Kroll-O'Gara recorded an extraordinary charge of $194, net of a benefit for income taxes of $129, related to the refinancing of certain debt obligations in 1997. The pro forma basic and diluted earnings per share impact of the extraordinary item was $0.01 for the year ended December 31, 1997.

      KROLL-O'GARA AND KIZOREK UNAUDITED PRO FORMA AND BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              PRO FORMA      KROLL-O'GARA    BACKGROUND    PRO FORMA
                             KROLL-O'GARA    KIZOREK (1)   ADJUSTMENTS (2)     PRO FORMA      AMERICA     ADJUSTMENTS   PRO FORMA
                             -------------   -----------   ---------------   -------------   ----------   -----------   ---------
Net sales..................    $178,943        $6,385                          $185,328        $5,028                   $190,356
Cost of sales..............     120,100         3,911                           124,011         3,360                    127,371
                               --------        ------         --------         --------        ------                   --------
    Gross profit...........      58,843         2,474                            61,317         1,668                     62,985
Selling, general and
  administrative expenses,
  including amortization...      36,860         2,411              169(3)        39,440         2,469                     41,909
                               --------        ------         --------         --------        ------                   --------
    Operating income
      (loss)...............      21,983            63             (169)          21,877          (801)                    21,076
Interest expense...........      (3,322)           --              (35)(4)       (3,357)           (9)                    (3,366)
Interest income............         759            --                               759            76                        835
Other income (expense),
  net......................        (219)           --                              (219)           17                       (202)
                               --------        ------         --------         --------        ------                   --------
  Income (loss) before
    provision for income
    taxes..................      19,201            63             (204)          19,060          (717)                    18,343
Provision (benefit) for
  income taxes.............       7,641            --              (57)(5)        7,584            --                      7,584
                               --------        ------         --------         --------        ------                   --------
    Net income (loss) from
      continuing
      operations...........    $ 11,560        $   63         $   (147)        $ 11,476        $ (717)                  $ 10,759
                               ========        ======         ========         ========        ======                   ========
Basic earnings per share
  from continuing
  operations...............    $   0.74                                        $   0.74                                 $   0.65
                               ========                                        ========                                 ========
Basic weighted average
  shares outstanding.......      15,580                                          15,580                       898(6)      16,478(7)
                               ========                                        ========                                 ========
Diluted earnings per share
  from continuing
  operations...............    $   0.72                                        $   0.72                                 $   0.64
                               ========                                        ========                                 ========
Diluted weighted average
  shares outstanding.......      15,955                                          15,955                       940(6)      16,895(7)
                               ========                                        ========                                 ========

---------------
(1) To include historical results of operations for Kizorek for the six months ended April 30, 1998. Kizorek's operating costs have been allocated into categories consistent with the Company's statement of operations presentation policies. Kizorek's results of operations from July 1, 1998 through September 30, 1998 are included in the consolidated results of operations of Kroll-O'Gara.

(2) Pro forma adjustments exclude the impact of compensation expense for a non-recurring charge under the Kizorek deferred compensation plan associated with the accelerated vesting of benefits resulting from a change in control of the company.

(3) Pro forma adjustments are comprised of the following components: amortization of goodwill resulting from the acquisition of Kizorek (gross cost of $6,772 over 25 years), amortization of capitalized acquisition costs associated with Kizorek ($545 over 25 years) and amortization of customer lists and detective licenses identified in conjunction with the acquisition ($700 over 15 years).

(4) To record interest expense under Kizorek deferred compensation plan ($1,350 at 5.125%).

(5) To recognize the benefit for income taxes on pro forma adjustments and the provision for income taxes on the historical results of Kizorek, which had been previously treated as an S Corporation for income tax purposes. An effective rate of 40% was used to determine the pro forma income tax impact.

(6) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(7) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the nine months ended September 30, 1998:

                                                                INCOME     SHARES
                                                                -------    ------
     Basic earnings per share...............................    $10,759    16,478
     Effect of dilutive securities:
       Options..............................................         --       416
       Warrants.............................................         --         1
                                                                -------    ------
     Diluted earnings per share.............................    $10,759    16,895
                                                                =======    ======

                KROLL-O'GARA SUPPLEMENTAL AND BACKGROUND AMERICA

             UNAUDITED PRO FORMA COMBINING CONDENSED BALANCE SHEETS
                            AS OF SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                          SUPPLEMENTAL    BACKGROUND
                                                          KROLL-O'GARA     AMERICA      PRO FORMA
                                                          ------------    ----------    ---------
Current Assets:
  Cash and equivalents................................      $ 40,208        $1,058      $ 41,266
  Accounts receivable, net............................        68,345         1,590        69,935
  Costs and estimated earnings in excess of billings
     on uncompleted contracts.........................        21,625            --        21,625
  Inventories.........................................        19,158            --        19,158
  Other current assets................................         6,441            90         6,531
                                                            --------        ------      --------
     Total current assets.............................       155,777         2,738       158,515
Property, plant and equipment, net....................        21,714           747        22,461
Databases, net........................................         9,012            --         9,012
Costs in excess of assets acquired and other
  intangible assets, net..............................        49,387         1,067        50,454
Other assets, net.....................................         7,983           249         8,232
                                                            --------        ------      --------
     Total assets.....................................      $243,873        $4,801      $248,674
                                                            ========        ======      ========
Current liabilities:
  Accounts payable....................................      $ 28,106        $  334      $ 28,440
  Accrued liabilities.................................        19,809           348        20,157
  Other current liabilities...........................        10,714            34        10,748
                                                            --------        ------      --------
     Total current liabilities........................        58,629           716        59,345
Long-term debt, net of current portion................        41,330            98        41,428
Other long-term liabilities...........................         5,595            --         5,595
Shareholders' equity..................................       138,319         3,987(1)    142,306
                                                            --------        ------      --------
     Total liabilities and shareholders' equity.......      $243,873        $4,801      $248,674
                                                            ========        ======      ========

(1) This amount includes a reclass of approximately $6.0 million for mandatorily redeemable preferred stock that was historically reflected as a long-term liability but is treated as essentially the same as common stock in the merger transaction.

                KROLL-O'GARA SUPPLEMENTAL AND BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           YEAR ENDED DECEMBER 31, 1995
                                              ------------------------------------------------------
                                              SUPPLEMENTAL    BACKGROUND     PRO FORMA
                                              KROLL-O'GARA     AMERICA      ADJUSTMENTS    PRO FORMA
                                              ------------    ----------    -----------    ---------
Net sales.................................      $94,998          $ --                       $94,998
Cost of sales.............................       66,764            --                        66,764
                                                -------          ----                       -------
     Gross profit.........................       28,234            --                        28,234
Selling, general and administrative
  expenses, including amortization........       31,809            76                        31,885
                                                -------          ----                       -------
  Operating loss..........................       (3,575)          (76)                       (3,651)
Interest expense..........................       (2,897)           --                        (2,897)
Interest income...........................          127            --                           127
Other expense, net........................         (109)           --                          (109)
                                                -------          ----                       -------
  Loss before benefit for income taxes....       (6,454)          (76)                       (6,530)
Benefit for income taxes..................         (824)           --                          (824)
                                                -------          ----                       -------
     Net loss.............................       (5,630)          (76)                       (5,706)
Dividends on preferred stock..............           13            --                            13
                                                -------          ----                       -------
     Net loss available to common
       shareholders.......................      $(5,643)         $(76)                      $(5,719)
                                                =======          ====                       =======
Basic loss per share from continuing
  operations..............................      $ (0.52)                                    $ (0.52)(2)
                                                =======                                     =======
Basic weighted average shares
  outstanding.............................       10,884                         29(1)        10,913(2)
                                                =======                                     =======
Diluted loss per share from continuing
  operations..............................      $ (0.52)                                    $ (0.52)(2)
                                                =======                                     =======
Diluted weighted average shares
  outstanding.............................       10,884                         29(1)        10,913(2)
                                                =======                                     =======

---------------
(1) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(2) On a pro forma basis for the year ended December 31, 1995, Kroll-O'Gara supplemental and Background America had a combined net loss. As such, there is no further dilution of earnings per share by the common stock equivalents of Kroll-O'Gara and Background America and basic and diluted earnings per share are the same.

                KROLL-O'GARA SUPPLEMENTAL AND BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          YEAR ENDED DECEMBER 31, 1996
                                            --------------------------------------------------------
                                             SUPPLEMENTAL     BACKGROUND     PRO FORMA
                                             KROLL-O'GARA      AMERICA      ADJUSTMENTS    PRO FORMA
                                            --------------    ----------    -----------    ---------
Net sales...............................       $164,918        $ 1,776                     $166,694
Cost of sales...........................        117,298          1,624                      118,922
                                               --------        -------                     --------
     Gross profit.......................         47,620            152                       47,772
Selling, general and administrative
  expenses, including amortization......         37,712          1,237                       38,949
Asset impairment........................            125             --                          125
                                               --------        -------                     --------
     Operating income (loss)............          9,783         (1,085)                       8,698
Interest expense........................         (3,261)           (42)                      (3,303)
Interest income.........................             41             --                           41
Other income (loss), net................            345             (2)                         343
                                               --------        -------                     --------
  Income (loss) from continuing
     operations before provision for
     income taxes.......................          6,908         (1,129)                       5,779
Provision for income taxes..............            365             --                          365
                                               --------        -------                     --------
  Income (loss) from continuing
     operations (3).....................       $  6,543        $(1,129)                    $  5,414
                                               ========        =======                     ========
Basic earnings per share from continuing
  operations (3)........................       $   0.56                                    $   0.45
                                               ========                                    ========
Basic weighted average shares
  outstanding...........................         11,607                         505(1)       12,112(2)
                                               ========                                    ========
Diluted earnings per share from
  continuing operations (3).............       $   0.52                                    $   0.41
                                               ========                                    ========
Diluted weighted average shares
  outstanding...........................         12,161                         510(1)       12,671(2)
                                               ========                                    ========

---------------
(1) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(2) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the year ended December 31, 1996:

                                                                INCOME    SHARES
                                                                ------    ------
Basic earnings per share....................................    $5,414    12,112
Effect of dilutive securities:
  Options...................................................        --       137
  Restricted stock..........................................      (162)      288
  Warrants..................................................        --       102
  Convertible note payable..................................        --        32
                                                                ------    ------
Diluted earnings per share..................................    $5,252    12,671
                                                                ======    ======

(3) During the fourth quarter of 1996, a subsidiary of Kroll-O'Gara discontinued its clinical operations. The related operating loss and shut down expenses of $1,274, net of a benefit for income taxes of $747, were reported as discontinued operations by Kroll-O'Gara in its supplemental statement of operations for the year ended December 31, 1996. The pro forma basic and diluted earnings per share impact of the discontinued operations for the year ended December 31, 1996 were $0.11 and $0.10, respectively.

                KROLL-O'GARA SUPPLEMENTAL AND BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           YEAR ENDED DECEMBER 31, 1997
                                              ------------------------------------------------------
                                              SUPPLEMENTAL    BACKGROUND     PRO FORMA
                                              KROLL-O'GARA     AMERICA      ADJUSTMENTS    PRO FORMA
                                              ------------    ----------    -----------    ---------
Net sales.................................      $206,103       $ 4,221                     $210,324
Cost of sales.............................       139,766         3,448                      143,214
                                                --------       -------                     --------
     Gross profit.........................        66,337           773                       67,110
Selling, general and administrative
  expenses, including amortization........        47,646         2,178                       49,824
Merger related costs......................         7,205            --                        7,205
                                                --------       -------                     --------
     Operating income (loss)..............        11,486        (1,405)                      10,081
Interest expense..........................        (5,092)          (84)                      (5,176)
Interest income...........................            79            93                          172
Other income (expense), net...............          (411)           59                         (352)
                                                --------       -------                     --------
  Income (loss) before minority interest,
     provision for income taxes,
     extraordinary item and cumulative
     effect of change in accounting
     principle............................         6,062        (1,337)                       4,725
Minority interest.........................          (156)           --                         (156)
                                                --------       -------                     --------
  Income (loss) before provision for
     income taxes, extraordinary item and
     cumulative effect of change in
     accounting principle.................         5,906        (1,337)                       4,569
Provision for income taxes................         3,305            --                        3,305
                                                --------       -------                     --------
  Income (loss) from continuing
     operations(3)........................      $  2,601       $(1,337)                    $  1,264
                                                ========       =======                     ========
Basic earnings per share from continuing
  operations(3)...........................      $   0.19                                   $   0.09
                                                ========                                   ========
Basic weighted average shares
  outstanding.............................        14,007                        744(1)       14,751(2)
                                                ========                                   ========
Diluted earnings per share from continuing
  operations(3)...........................      $   0.18                                   $   0.08
                                                ========                                   ========
Diluted weighted average shares
  outstanding.............................        14,799                        761(1)       15,560(2)
                                                ========                                   ========

---------------
(1) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(2) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the year ended December 31, 1997:

                                                                INCOME    SHARES
                                                                ------    -------
Basic earnings per share....................................    $1,264     14,751
Effect of dilutive securities:
  Options...................................................        --        255
  Restricted stock..........................................        --        443
  Warrants..................................................        --         97
  Convertible note payable..................................        --         14
                                                                ------    -------
Diluted earnings per share..................................    $1,264     15,560
                                                                ======    =======

(3) During the second quarter of 1997, Kroll-O'Gara recorded an extraordinary charge of $194, net of a benefit for income taxes of $129, related to the refinancing of certain debt obligations in 1997. In addition, during the fourth quarter of 1997, Kroll-O'Gara changed its method of accounting for costs incurred in connection with business process reengineering activities relating to information technology transformation and recorded a cumulative effect of change in accounting principle of $360, net of a benefit for income taxes of $240. The pro forma basic and diluted earnings per share impact of the extraordinary item was $0.01 and the pro forma basic and diluted earnings per share impact of the cumulative effect of change in accounting principle was $0.02 for the year ended December 31, 1997.

                KROLL-O'GARA SUPPLEMENTAL AND BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                                             -------------------------------------------------------
                                             SUPPLEMENTAL     BACKGROUND     PRO FORMA
                                             KROLL-O'GARA      AMERICA      ADJUSTMENTS    PRO FORMA
                                             -------------    ----------    -----------    ---------
Net sales................................      $147,880       $   3,076                    $150,956
Cost of sales............................        98,803           2,555                     101,358
                                               --------       ---------                    --------
     Gross profit........................        49,077             521                      49,598
Selling, general and administrative
  expenses, including amortization.......        33,459           1,568                      35,027
                                               --------       ---------                    --------
     Operating income (loss).............        15,618          (1,047)                     14,571
Interest expense.........................        (3,563)            (79)                     (3,642)
Interest income..........................           297              52                         349
Other income (expense), net..............          (225)             14                        (211)
                                               --------       ---------                    --------
  Income (loss) before minority interest,
     provision for income taxes and
     extraordinary item..................        12,127          (1,060)                     11,067
Minority interest........................          (118)             --                        (118)
                                               --------       ---------                    --------
  Income (loss) before provision for
     income taxes and extraordinary
     item................................        12,009          (1,060)                     10,949
Provision for income taxes...............         4,809              --                       4,809
                                               --------       ---------                    --------
  Income (loss) from continuing
     operations(3).......................      $  7,200       $  (1,060)                   $  6,140
                                               ========       =========                    ========
Basic earnings per share from continuing
  operations(3)..........................      $   0.52                                    $   0.42
                                               ========                                    ========
Basic weighted average shares
  outstanding............................        13,929                           697(1)     14,626(2)
                                               ========                                    ========
Diluted earnings per share from
  continuing operations(3)...............      $   0.47                                    $   0.38
                                               ========                                    ========
Diluted weighted average shares
  outstanding............................        14,808                           708(1)     15,516(2)
                                               ========                                    ========

---------------
(1) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(2) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the nine months ended September 30, 1997:

                                                                INCOME    SHARES
                                                                ------    ------
Basic earnings per share....................................    $6,140    14,626
Effect of dilutive securities:
  Options...................................................        --       207
  Restricted stock..........................................      (227)      585
  Warrants..................................................        --        79
  Convertible note payable..................................        --        19
                                                                ------    ------
  Diluted earnings per share................................    $5,913    15,516
                                                                ======    ======

(3) During the second quarter of 1997, Kroll-O'Gara recorded an extraordinary charge of $194, net of a benefit for income taxes of $129, related to the refinancing of certain debt obligations in 1997. The pro forma basic and diluted earnings per share impact of the extraordinary item was $0.01 for the nine months ended September 30, 1997.

                KROLL-O'GARA SUPPLEMENTAL AND BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                                             -------------------------------------------------------
                                             SUPPLEMENTAL     BACKGROUND     PRO FORMA
                                             KROLL-O'GARA      AMERICA      ADJUSTMENTS    PRO FORMA
                                             -------------    ----------    -----------    ---------
Net sales................................      $194,562         $5,028                     $199,590
Cost of sales............................       128,123          3,360                      131,483
                                               --------         ------                     --------
     Gross profit........................        66,439          1,668                       68,107
Selling, general and administrative
  expenses, including amortization.......        42,434          2,469                       44,903
                                               --------         ------                     --------
     Operating income (loss).............        24,005           (801)                      23,204
Interest expense.........................        (3,512)            (9)                      (3,521)
Interest income..........................           930             76                        1,006
Other income (expense), net..............          (133)            17                         (116)
                                               --------         ------                     --------
  Income (loss) before provision for
     income taxes........................        21,290           (717)                      20,573
Provision for income taxes...............         8,652             --                        8,652
                                               --------         ------                     --------
  Net income (loss) from continuing
     operations..........................      $ 12,638         $ (717)                    $ 11,921
                                               ========         ======                     ========
Basic earnings per share from continuing
  operations.............................      $   0.71                                    $   0.64
                                               ========                                    ========
Basic weighted average shares
  outstanding............................        17,845                         898(1)       18,743(2)
                                               ========                                    ========
Diluted earnings per share from
  continuing operations..................      $   0.69                                    $   0.62
                                               ========                                    ========
Diluted weighted average shares
  outstanding............................        18,371                         940(1)       19,311(2)
                                               ========                                    ========

---------------

(1) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(2) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the nine months ended September 30, 1998:

                                                                INCOME     SHARES
                                                                -------    ------
Basic earnings per share....................................    $11,921    18,743
Effect of dilutive securities:
  Options...................................................         --       551
  Warrants..................................................         --        17
  Convertible note payable..................................         --        --
                                                                -------    ------
Diluted earnings per share..................................    $11,921    19,311
                                                                =======    ======

         KROLL-O'GARA SUPPLEMENTAL AND KIZOREK UNAUDITED PRO FORMA AND
                               BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             SUPPLEMENTAL
                               SUPPLEMENTAL                   PRO FORMA      KROLL-O'GARA    BACKGROUND    PRO FORMA
                               KROLL-O'GARA    KIZOREK(1)   ADJUSTMENTS(2)     PRO FORMA      AMERICA     ADJUSTMENTS   PRO FORMA
                               -------------   ----------   --------------   -------------   ----------   -----------   ---------
Net sales....................    $206,103       $14,476                        $220,579       $ 4,221                   $224,800
Cost of sales................     139,766         8,113                         147,879         3,448                    151,327
                                 --------       -------         ------         --------       -------                   --------
    Gross profit.............      66,337         6,363                          72,700           773                     73,473
Selling, general and
  administrative expenses,
  including amortization.....      47,646         5,111            340(3)        53,097         2,178                     55,275
Merger related costs.........       7,205            --                           7,205            --                      7,205
                                 --------       -------         ------         --------       -------                   --------
    Operating income
      (loss).................      11,486         1,252           (340)          12,398        (1,405)                    10,993
Interest expense.............      (5,092)          (20)           (69)(4)       (5,181)          (84)                    (5,265)
Interest income..............          79            --                              79            93                        172
Other income (expense),
  net........................        (411)           --                            (411)           59                       (352)
                                 --------       -------         ------         --------       -------                   --------
  Income (loss) before
    minority interest,
    provision for income
    taxes, extraordinary item
    and cumulative effect of
    change in accounting
    principle................       6,062         1,232           (409)           6,885        (1,337)                     5,548
Minority interest............        (156)           --                            (156)           --                       (156)
                                 --------       -------         ------         --------       -------                   --------
  Income (loss) before
    provision for income
    taxes, extraordinary item
    and cumulative effect of
    change in accounting
    principle................       5,906         1,232           (409)           6,729        (1,337)                     5,392
Provision for income taxes...       3,305            --            329(5)         3,634            --                      3,634
                                 --------       -------         ------         --------       -------                   --------
  Income (loss) from
    continuing
    operations(9)............    $  2,601       $ 1,232         $ (738)        $  3,095       $(1,337)                  $  1,758
                                 ========       =======         ======         ========       =======                   ========
Basic earnings per share from
  continuing operations(9)...    $   0.19                                      $   0.22                                 $   0.12
                                 ========                                      ========                                 ========
Basic weighted average shares
  outstanding................      14,007                          352(6)        14,359                       744(7)      15,103(8)
                                 ========                                      ========                                 ========
Diluted earnings per share
  from continuing
  operations(9)..............    $   0.18                                      $   0.20                                 $   0.11
                                 ========                                      ========                                 ========
Diluted weighted average
  shares outstanding.........      14,799                          352(6)        15,151                       761(7)      15,912(8)
                                 ========                                      ========                                 ========

---------------
(1) To include historical results of operations for Kizorek for the year ended October 31, 1997. Kizorek's operating costs have been allocated into categories consistent with the Company's statement of operations presentation policies.

(2) Pro forma adjustments exclude the impact of compensation expense for a non-recurring charge under the Kizorek deferred compensation plan associated with the accelerated vesting of benefits resulting from a change in control of the company.

(3) Pro forma adjustments are comprised of the following components: amortization of goodwill resulting from the acquisition of Kizorek (gross cost of $6,772 over 25 years), amortization of capitalized acquisition costs associated with Kizorek ($545 over 25 years) and amortization of customer lists and detective licenses identified in conjunction with the acquisition ($700 over 15 years).

(4) To record interest expense under Kizorek deferred compensation plan ($1,350 at 5.125%).

(5) To recognize the benefit for income taxes on pro forma adjustments and the provision for income taxes on the historical results of Kizorek, which had been previously treated as an S Corporation for income tax purposes. An effective rate of 40% was used to determine the pro forma income tax impact.

(6) These amounts represent the number of Kroll-O'Gara common shares issued to Kizorek shareholders for the purchase of Kizorek. Kizorek does not have any common stock equivalents which would cause further dilution to earnings per share.

(7) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(8) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the year ended December 31, 1997:

                                                                INCOME    SHARES
                                                                ------    ------
Basic earnings per share....................................    $1,758    15,103
Effect of dilutive securities:
  Options...................................................        --       255
  Restricted stock..........................................        --       443
  Warrants..................................................        --        97
  Convertible note payable..................................        --        14
                                                                ------    ------
Diluted earnings per share..................................    $1,758    15,912
                                                                ======    ======

(9) During the second quarter of 1997, Kroll-O'Gara recorded an extraordinary charge of $194, net of a benefit for income taxes of $129, related to the refinancing of certain debt obligations in 1997. In addition, during the fourth quarter of 1997, Kroll-O'Gara changed its method of accounting for costs incurred in connection with business process reengineering activities relating to information technology transformation and recorded a cumulative effect of change in accounting principle of $360, net of a benefit for income taxes of $240. The pro forma basic and diluted earnings per share impact of the extraordinary item was $0.01 and the pro forma basic and diluted earnings per share impact of the cumulative effect of change in accounting principle was $0.02 for the year ended December 31, 1997.

         KROLL-O'GARA SUPPLEMENTAL AND KIZOREK UNAUDITED PRO FORMA AND
                               BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          SUPPLEMENTAL
                            SUPPLEMENTAL                   PRO FORMA      KROLL-O'GARA    BACKGROUND    PRO FORMA
                            KROLL-O'GARA    KIZOREK(1)   ADJUSTMENTS(2)     PRO FORMA      AMERICA     ADJUSTMENTS   PRO FORMA
                            -------------   ----------   --------------   -------------   ----------   -----------   ---------
Net sales................     $194,562      $   6,385                       $200,947        $5,028                   $205,975
Cost of sales............      128,123          3,911                        132,034         3,360                    135,394
                              --------      ---------       --------        --------        ------                   --------
    Gross profit.........       66,439          2,474                         68,913         1,668                     70,581
Selling, general and
  administrative
  expenses, including
  amortization...........       42,434          2,411            169(3)       45,014         2,469                     47,483
                              --------      ---------       --------        --------        ------                   --------
    Operating income
      (loss).............       24,005             63           (169)         23,899          (801)                    23,098
Interest expense.........       (3,512)            --            (35)(4)      (3,547)           (9)                    (3,556)
Interest income..........          930             --                            930            76                      1,006
Other income (expense),
  net....................         (133)            --                           (133)           17                       (116)
                              --------      ---------       --------        --------        ------                   --------
  Income (loss) before
    provision (benefit)
    for income taxes.....       21,290             63           (204)         21,149          (717)                    20,432
Provision (benefit) for
  income taxes...........        8,652             --            (57)(5)       8,595            --                      8,595
                              --------      ---------       --------        --------        ------                   --------
    Net income (loss)
      from continuing
      operations.........     $ 12,638      $      63       $   (147)       $ 12,554        $ (717)                  $ 11,837
                              ========      =========       ========        ========        ======                   ========
Basic earnings per share
  from continuing
  operations.............     $   0.71                                      $   0.70                                 $   0.63
                              ========                                      ========                                 ========
Basic weighted average
  shares outstanding.....       17,845                                        17,845                         898(6)    18,743(7)
                              ========                                      ========                                 ========
Diluted earnings per
  share from continuing
  operations.............     $   0.69                                      $   0.68                                 $   0.61
                              ========                                      ========                                 ========
Diluted weighted average
  shares outstanding.....       18,371                                        18,371                         940(6)    19,311(7)
                              ========                                      ========                                 ========

---------------

(1) To include historical results of operations for Kizorek for the six months ended April 30, 1998. Kizorek's operating costs have been allocated into categories consistent with the Company's statement of operations presentation policies. Kizorek's results of operations from July 1, 1998 through September 30, 1998 are included in the consolidated results of operations of Kroll-O'Gara.

(2) Pro forma adjustments exclude the impact of compensation expense for a non-recurring charge under the Kizorek deferred compensation plan associated with the accelerated vesting of benefits resulting from a change in control of the company.

(3) Pro forma adjustments are comprised of the following components: amortization of goodwill resulting from the acquisition of Kizorek (gross cost of $6,772 over 25 years), amortization of capitalized acquisition costs associated with Kizorek ($545 over 25 years) and amortization of customer lists and detective licenses identified in conjunction with the acquisition ($700 over 15 years).

(4) To record interest expense under Kizorek deferred compensation plan ($1,350 at 5.125%).

(5) To recognize the benefit for income taxes on pro forma adjustments and the provision for income taxes on the historical results of Kizorek, which had been previously treated as an S Corporation for income tax purposes. An effective rate of 40% was used to determine the pro forma income tax impact.

(6) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(7) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the nine months ended September 30, 1998:

                                                                INCOME     SHARES
                                                                -------    ------
Basic earnings per share....................................    $11,837    18,743
Effect of dilutive securities:
  Options...................................................         --       550
  Warrants..................................................         --        18
                                                                -------    ------
Diluted earnings per share..................................    $11,837    19,311
                                                                =======    ======

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 21, 1999, among The Kroll-O'Gara Company ("TKOG"), an Ohio corporation and a party to this Agreement but not a constituent corporation in the Merger (as hereinafter defined), Kroll-O'Gara Tennessee, Inc. ("Merger Sub"), a Tennessee corporation all of whose capital stock is owned directly by TKOG and Background America, Inc. (the "Company"), a Tennessee corporation.

     WHEREAS, the Boards of Directors of Merger Sub and the Company, deeming it advisable and for the respective benefit of Merger Sub and the Company, and their shareholders, have approved the merger of Merger Sub with and into the Company on the terms and conditions hereinafter set forth, and have approved this Agreement and authorized the transactions contemplated hereby; and

     WHEREAS, the Board of Directors of the Company has determined to recommend to all of the Company's shareholders that the Merger and this Agreement be approved; and

     WHEREAS, TKOG, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1  DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "ARTICLES OF MERGER" -- as defined in Section 2.2.

     "CLOSING" -- as defined in Section 2.1.

     "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

     "CODE" -- the Internal Revenue Code of 1986, as amended, and any successor law.

     "COMMISSION" -- the United States Securities and Exchange Commission.

     "COMPANY" -- as defined in the first paragraph of this Agreement.

     "COMPANY COMMON STOCK" -- the common stock, no par value, of the Company.

     "COMPANY PARTIES" -- as defined in Section 11.3.

     "COMPANY SHAREHOLDERS" -- the holders of the Company Common Stock (including shares of Company Common Stock issuable upon exercise of the Options at any time prior to the Closing) and the Series A Preferred Stock.

     "COMPANY'S KNOWLEDGE" -- includes the knowledge of Michael D. Shmerling, A. Michael Rosen, Marc Curvin, Steve Cavin, Robert Schlossnagle, Tom Ellis, Gerald Belko, Alan Wernick and Benny Ball.

     "CONTRACT" -- any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "DAMAGES" -- as defined in Section 11.2.

     "DISCLOSURE SCHEDULE" -- the disclosure schedule delivered by the Company to TKOG and Merger Sub concurrently with the execution and delivery of this Agreement.

     "DISSENTING SHAREHOLDERS" -- as defined in Section 2.7(d).

     "EFFECTIVE TIME" -- as defined in Section 2.2.

     "ENCUMBRANCE" -- any mortgage, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life and any other environmental medium or natural resource.

     "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" -- any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, generation, handling and disposal of hazardous substances, occupational safety and health, and regulation of chemical and hazardous substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, litigation, including civil and criminal claims, demands and response, investigative, remedial, response or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.
Section 9601 et seq., as amended ("CERCLA").

     "ENVIRONMENTAL LAW" -- any and all federal, state, local, provincial, and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, permits, policies, guidance documents, judgments, decrees and agreements with any Governmental Authority of or relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, packaging, labeling or release of Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C Section 6901 et seq.; the Clean Air Act, 42 U.S.C Section 7401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C Section 651 et seq.; and the state analogues thereto and any common law doctrine, including negligence, nuisance, trespass, personal injury or property damage related or arising out of the presence, release or exposure to Hazardous Materials.

     "ERISA" -- the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

     "ESCROW AGENT" -- as defined in Section 2.8(a).

     "ESCROW AGREEMENT" -- as defined in Section 2.8(a).

     "ESCROW FUND" -- as defined in Section 2.8(a).

     "EXCHANGE ACT" -- the Securities Exchange Act of 1934, as amended, or any successor law.

     "FACILITIES" -- any real property, leaseholds or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles) currently or formerly owned or operated by the Company.

     "FINANCIAL STATEMENTS" -- as defined in Section 4.5.

     "GAAP" -- generally accepted United States accounting principles applied on a basis consistent with the basis on which the financial statements of the Company referred to in Section 4.5 were prepared.

     "GOVERNMENTAL AUTHORITY" -- any court, tribunal, authority, agency, commission, bureau, department, official or other instrumentality of the United States, any foreign country or any domestic, foreign, state, local, county, city or other political subdivision.

     "GOVERNMENTAL PERMIT" -- any license, franchise, permit or other authorization of any Governmental Authority.

     "HAZARDOUS ACTIVITY" -- the distribution, generation, handling, manufacturing, processing, production, release, storage, transportation, treatment, disposal or use of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business or operation that increases the danger or poses an unreasonable risk of harm to persons or property on or off the Facilities or that may affect the value of the Facilities or the Company.

     "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.

     "INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 4.21.

     "IRS" -- the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

     "MARKET VALUE" -- with respect to any date, the average of the last sales price on the NASDAQ National Market of TKOG Common Stock for the five consecutive trading days ending on the trading day that is four days immediately prior to such date.

     "MATERIAL ADVERSE EFFECT" -- as defined in Section 4.7.

     "MERGER" -- as defined in Section 2.1(a).

     "MERGER SUB" -- as defined in the first paragraph of this Agreement.

     "NEW CERTIFICATES" -- as defined in Section 2.8(a)(i).

     "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any legal or governmental requirement or obligation relating to safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "OLD CERTIFICATES" -- as defined in Section 2.8(a).

     "OPTIONS" -- as defined in Section 2.11.

     "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any amendment to any of the foregoing.

     "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

     "PROCEEDING" -- as defined in Section 4.13.

     "SECURITIES ACT" -- the Securities Act of 1933, as amended, or any successor law.

     "SERIES A PREFERRED STOCK" -- as defined in Section 2.7(a).

     "SHAREHOLDERS" -- the Company Shareholders and the holders of Options exercised pursuant to Section 2.11(b).

     "SUBSIDIARY" -- any corporation, joint venture, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of stock or other equity entitled to vote generally in the election of directors or managers thereof is owned or controlled, directly or indirectly, by the Company or TKOG, as the case may be.

     "SURVIVING CORPORATION" -- as defined in Section 2.1(a).

     "TKOG" -- The Kroll-O'Gara Company, an Ohio corporation.

     "TKOG COMMON STOCK" -- the Common Stock, $0.01 par value per share, of
TKOG.

     "TKOG DISCLOSURE SCHEDULE" -- the disclosure schedule delivered by TKOG and Merger Sub to the Company concurrently with the execution and delivery of this Agreement.

     "TKOG SEC REPORTS" -- as defined in Section 5.4.

     "TKOG SHARES" -- the shares of TKOG Common Stock to be issued to the Company Shareholders in connection with the Merger.

     "TOTAL COMPANY COMMON STOCK ON A FULLY DILUTED BASIS" -- as defined in
Section 2.7(a).

     "TRANSACTION DOCUMENTS" -- the Escrow Agreement and the employment agreements referred to in Section 6.12.

2  THE MERGER; CLOSING

2.1  THE MERGER

     (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Tennessee Business Corporation Act, as amended (the "TBCA"), Merger Sub shall be merged with and into the Company at the Effective Time (the "Merger"). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "Background America, Inc."

     (b) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10 and subject to the satisfaction or waiver of the conditions set forth in Sections 8 and 9, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Sections 8 and 9 at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York (the "Closing"), unless another date, time or place is agreed to in writing by the parties hereto.

2.2  EFFECTIVE TIME

     As soon as practicable following the Closing, the parties shall (i) file articles of merger (the "Articles of Merger") in such form as is required by and executed in accordance with the relevant provisions of the

TBCA, and (ii) make all other filings or recordings required under the TBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Tennessee or at such subsequent time as the Company and TKOG shall agree and be specified in the Articles of Merger (the date and time the Merger becomes effective being the "Effective Time").

2.3  EFFECTS OF THE MERGER

     At and after the Effective Time, the Merger will have the effects set forth in the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property owned by the Company or Merger Sub shall be vested in the Surviving Corporation without reversion or impairment; all liabilities of the Company or Merger Sub shall be vested in the Surviving Corporation; and a proceeding pending against the Company or Merger Sub may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for the Company or Merger Sub.

2.4  ARTICLES OF INCORPORATION

     At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended in accordance with the TBCA such that the articles of incorporation of the Surviving Corporation shall consist of the provisions of the articles of incorporation of Merger Sub, until thereafter changed or amended as provided therein or by applicable law, except that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of this Corporation is 'Background America, Inc."' The articles of incorporation of Merger Sub shall be amended to provide for the indemnification by Merger Sub of its officers, directors, employees and other persons serving at their request to the full extent authorized under the laws of the jurisdiction of incorporation thereof.

2.5  BY-LAWS

     The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.6  OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

     The officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

2.7  CONVERSION OR CANCELLATION OF CAPITAL STOCK OF THE COMPANY

     At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder thereof:

          (a) Subject to the provisions of Sections 2.7(c), 2.8 and 2.9, each share of the Company's Series A Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), issued and outstanding immediately prior to the Effective Time of the Merger and not theretofore converted into Company Common Stock shall be converted into the right to receive 0.2689628 of one fully paid and non-assessable share of TKOG Common Stock.

          (b) Subject to the provisions of Sections 2.7(c), 2.8 and 2.9, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2689628 of one fully paid and non-assessable share of TKOG Common Stock.

          (c) Shares of Series A Preferred Stock and shares of Company Common Stock owned by a holder who (i) shall not have voted in favor of the Merger, and (ii) shall have delivered to the Company a written notice of his intent to demand payment for his shares if the Merger is effectuated in the manner provided in Section 48-23-201 et seq. of the TBCA (collectively, the "Dissenting Shareholders"), shall not be converted as provided above, but shall be entitled to receive such consideration as shall be provided in such Sections of the TBCA, except that shares of any Dissenting Shareholder who shall thereafter not perfect his right to appraisal as provided in such Sections of the TBCA shall thereupon be deemed to have been converted, as of the Effective Time of the Merger, into shares of TKOG Common Stock, as provided in Section 2.7(a) and (b), as the case may be. The Company shall notify TKOG and Merger Sub in writing of the details of the Dissenting Shareholders and the number of shares of Series A Preferred Stock or shares of Company Common Stock that they own. The Company shall not enter into any agreement or settlement with any Dissenting Shareholder without the prior written consent of TKOG.

          (d) Each authorized but unissued share of Series A Preferred Stock and Company Common Stock shall cease to exist.

          (e) Each share of Merger Sub's Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of Common Stock, par value $.01 per share, of the Surviving Corporation.

2.8  ISSUANCE OF MERGER CONSIDERATION

     (a) Subject to the provisions of Section 2.9, and the proviso to this
Section 2.8(a), at or as soon as practicable after the Effective Time of the Merger, TKOG shall issue and deliver, upon surrender by a Company Shareholder of one or more certificates ("Old Certificates") representing Series A Preferred Stock or Company Common Stock for cancellation, to:

          (i) a holder that surrenders Old Certificates representing Series A Preferred Stock, one or more certificates ("New Certificates"), registered in the name of such holder, for the number of shares of TKOG Common Stock equal to the product of (x) the number of shares of TKOG Common Stock determined pursuant to the provisions of Section 2.7(a) (subject to appropriate adjustment for any stock splits or combinations after the date hereof and on or prior to the Effective Time of the Merger) and (y) the number of shares of Series A Preferred Stock represented by such Old Certificates; and

          (ii) a holder that surrenders Old Certificates representing Company Common Stock, one or more New Certificates, registered in the name of such holder, for the number of shares of TKOG Common Stock equal to the product of (x) the number of shares of TKOG Common Stock determined pursuant to the provisions of Section 2.7(b) (subject to appropriate adjustment for any stock splits or combinations after the date hereof and on or prior to the Effective Time of the Merger) and (y) the number of shares of Company Common Stock represented by such Old Certificates;

provided, however, that, in lieu of delivering to such holders New Certificates for the full number of shares of TKOG Common Stock provided for in Sections 2.8(a)(i) and (ii), TKOG shall deliver to (A) each such holder one or more New Certificates, registered in the name of such holder, for a number of shares of TKOG Common Stock equal to the total number of shares of TKOG Common Stock otherwise to be delivered pursuant to this Section 2.8 less the Internal Escrow Amount and the Applicable Amount determined pursuant to the following provisions of this proviso to Section 2.8; (B) Michael D. Shmerling, as escrow agent for deposit into an escrow fund for the benefit of the Shareholders to secure any obligations of the Shareholders under Section 12.1, one or more New Certificates, registered in the name of Michael D. Shmerling as escrow agent, for a number of shares of TKOG Common Stock equal to 2% of the total number of shares of TKOG Common Stock issuable to the Shareholders (the "INTERNAL ESCROW AMOUNT"), with any fraction of a share being rounded down to the nearest whole share; and
(C) Star Bank, N.A. as escrow agent (the "ESCROW AGENT") for deposit into the escrow fund (the "ESCROW FUND") provided for in the escrow agreement in the form attached hereto as Exhibit A (the "ESCROW AGREEMENT"), to secure the indemnification obligations under Section 11.2, one or more New Certificates, registered in the name of the Escrow Agent, for such Applicable Amount, all of which will be held as part of the Escrow Fund and disposed of by the Escrow Agent in accordance with the provisions of the Escrow Agreement:

          The Applicable Amount for each holder of Series A Preferred Stock and each holder of Company Common Stock is that number of whole shares of TKOG Common Stock equal to 10% of the total number of shares of TKOG Common Stock issuable to such holder pursuant to Section 2.8(a), with any fraction of a share being rounded down to the nearest whole share.

The Escrow Agreement is incorporated herein by reference and shall be considered part of this Agreement. By voting for or failing to dissent from the approval of this Agreement, each Company Shareholder automatically and without any further act or deed irrevocably agrees that such Company Shareholder:

          (A) accepts and shall be bound by the terms and provisions of the Escrow Agreement;

          (B) consents to the appointment of Russell R. French as Shareholder Representative (the "SHAREHOLDER REPRESENTATIVE") for purposes of the Escrow Agreement with all rights, powers and authority provided for in the Escrow Agreement and that any action taken by the Shareholder Representative pursuant to the Escrow Agreement shall be conclusive, valid, binding and enforceable with respect to such Company Shareholder; and

          (C) agrees to indemnify the Shareholder Representative for any costs and expenses (including reasonable attorney's fees) incurred by the Shareholder Representative pursuant to Section 11.

By exercising Options pursuant to Section 2.11(b), each holder of such Options automatically and without any further act or deed irrevocably agrees that such holder:

          (A) accepts and shall be bound by the terms and provisions of the Escrow Agreement;

          (B) consents to the appointment of Russell R. French as Shareholder Representative for purposes of the Escrow Agreement with all rights, powers and authority provided for in the Escrow Agreement and that any action taken by the Shareholder Representative pursuant to the Escrow Agreement shall be conclusive, valid, binding and enforceable with respect to such holder; and

          (C) agrees to indemnify the Shareholder Representative for any costs and expenses (including reasonable attorney's fees) incurred by the Shareholder Representative pursuant to Section 11.

     (b) No dividends or other distributions declared on shares of TKOG Common Stock that are to be represented by New Certificates shall be paid to any Person otherwise entitled to receive the same until Old Certificates have been surrendered in exchange for such New Certificates in the manner herein provided, and upon such surrender such dividends or other distributions shall be paid to such Persons in accordance with their terms. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

     (c) The Company shall pay any transfer taxes in connection with the exchange of Old Certificates for New Certificates, except that if any New Certificate is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to TKOG any transfer or other taxes required by reason of the issuance of the New Certificate in a name other than the registered holder of such Old Certificate, or shall establish to the satisfaction of TKOG that such tax has been paid or is not applicable.

     (d) All New Certificates representing shares of TKOG Common Stock subject to restrictions on transfer by virtue of Rule 145 or the Pooling Rules as described in Section 6.4 shall be delivered to an escrow agent selected by the Shareholder Representative for the holders thereof or stop-transfer instructions shall be entered with the transfer agent of TKOG Common Stock with respect to the shares represented thereby.

     (e) Upon receipt of notice and instructions from Michael D. Shmerling, as escrow agent for the Shareholders, TKOG shall issue to its stock transfer agent instructions to issue certificates for TKOG Common Stock in the names and for the amounts provided by Michael D. Shmerling, subject to the surrender of the certificates representing the Internal Escrow Amount by Michael D. Shmerling to TKOG's stock transfer agent for cancellation.

2.9  NO FRACTIONAL SHARES

     Neither certificates nor scrip for fractional shares of TKOG Common Stock shall be issued in connection with the Merger or in payment for the Options, but in lieu thereof each holder of shares of Company Common Stock or Options otherwise entitled to a fraction of a share of TKOG Common Stock pursuant to the provisions of Section 2.7 or 2.11 shall be paid in cash an amount equal to such fraction multiplied by the Market Value at the Closing Date (subject to appropriate adjustment for any stock splits or combinations after the date hereof and prior to the Effective Time of the Merger). No such holder shall be entitled to dividends or interest on or, except for the cash payment referred to in the preceding sentence, other rights in respect of any such fractional interest. If more than one Old Certificate shall be surrendered for the account of the same Company Shareholder, the number of full shares of TKOG Common Stock for which Old Certificates shall be exchanged pursuant to Section 2.8 shall be computed on the basis of the aggregate number of shares of Company Common Stock represented by the Old Certificates.

2.10  STOCK TRANSFER BOOKS

     At the close of business on the day prior to the Effective Time of the Merger, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made on such stock transfer books.

2.11  OPTIONS

     (a) Upon the Effective Time, each option outstanding at the date of this Agreement to purchase shares of Company Common Stock granted under the Company's 1996 Stock Option Plan or 1997 Stock Option Plan, as such plans are amended as required by Section 2.11 of the Disclosure Schedule, and each warrant to purchase shares of Company Common Stock (collectively, the "Options"), all as listed in Section 4.3 of the Disclosure Schedule, shall have been amended pursuant to Section 2.11 of the Disclosure Schedule.

     (b) At the Effective Time, each outstanding Option shall, subject to the amended terms of such Option and the agreement of the holder thereof, be deemed to have been exercised and each such Option holder shall receive from TKOG, against surrender of the Option and the payment of the exercise price therefor and in settlement and cancellation of each such Option, an amount of consideration per Option equal to 0.2689628 of one fully paid and non-assessable share of TKOG Common Stock; provided, however, that if such exercise price is paid in shares of TKOG Common Stock, such shares shall be valued at the last sales price on the NASDAQ National Market of TKOG Common Stock on the Closing Date;

provided, further, however, that, in lieu of delivering to such holder New Certificates for the full number of shares of TKOG Common Stock provided for in
Section 2.11(b), TKOG shall deliver to (A) each such holder one or more New Certificates, registered in the name of such holder, for a number of shares of TKOG Common Stock equal to the total number of shares of TKOG Common Stock otherwise to be delivered pursuant to this Section 2.11(b) less the Internal Escrow Amount and the Applicable Amount determined pursuant to the following provisions of this proviso to Section 2.11(b); (B) Michael D. Shmerling, as escrow agent for deposit into an escrow fund for the benefit of the Shareholders to secure any obligations of the Shareholders under Section 12.1, one or more New Certificates, registered in the name of Michael D. Shmerling as escrow agent, for the Internal Escrow Amount, with any fraction of a share being rounded down to the nearest whole share; and (C) the Escrow Agent for deposit into the Escrow Fund provided for in the Escrow Agreement, to secure the indemnification obligations under Section 11.2, one or more New Certificates, registered in the name of the Escrow Agent, for such Applicable Amount, all of which will be held as part of the Escrow Fund and disposed of by the Escrow Agent in accordance with the provisions of the Escrow Agreement:

          The Applicable Amount for each holder of Options is that number of whole shares of TKOG Common Stock equal to 10% of the total number of shares of TKOG Common Stock issuable to such holder, after giving effect to any "cashless" exercise, pursuant to Section 2.11(b), with any fraction of a share being rounded down to the nearest whole share.

     (c) With respect to those holders of Options who do not agree to the exercise of their Options pursuant to Section 2.11(b), such Options shall, pursuant to Section 2.11 of the Disclosure Schedule, upon exercise thereof (or any portion thereof) and against delivery of the Options, receive in settlement and cancellation therefor (or for such portion) the number of shares of TKOG Common Stock as the holder of such Options would have been entitled to receive pursuant to the Merger had such holder so exercised such Options immediately prior to the Effective Time at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise issuable upon such exercise of such Options upon such exercise divided by (y) the number of shares of TKOG Common Stock issuable upon such exercise of such Options pursuant to Section 2.11; provided, however, that the number of shares of TKOG Common Stock that may be purchased upon exercise of any such Option shall not include any fractional share and, upon exercise of the Option, any fractional share shall be rounded up to the nearest whole number.

2.12  TAX-FREE REORGANIZATION

     The parties intend that the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

3.  [INTENTIONALLY OMITTED]

4.  REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

     The Company hereby represents and warrants to TKOG and Merger Sub as follows.

4.1  ORGANIZATION AND GOOD STANDING

     (a) Section 4.1 of the Disclosure Schedule contains a complete and accurate list for the Company and each of its Subsidiaries of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business and its capitalization (including the identity of each shareholder and the number of shares held by each). The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. The Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     (b) The Company has delivered to Merger Sub correct and complete copies of the Organizational Documents of the Company and each of its Subsidiaries.

4.2  AUTHORITY; NO CONFLICT

     (a) The Company has the right, power, authority and capacity to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the Merger and to perform its obligations under this Agreement and the Transaction Documents to which it is a party. This Agreement has been duly authorized and approved, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Upon the authorization and approval, execution and delivery by the Company of the Transaction Documents to which it is a party, such Transaction Documents will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     (b) Except as set forth in Section 4.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation or performance by the Company of the Merger or any of the other transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):

          (i) contravene, conflict with or result in a violation or breach of
     (A) any provision of the Organizational Documents of the Company or any of its Subsidiaries, (B) any resolution adopted by the board of directors or the shareholders of the Company or any of its Subsidiaries, (C) subject to obtaining the approval of the Merger by the Company Shareholders, any legal requirement or any order to which the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries may be subject, or (D) any Governmental Permit, including any private investigator license or other similar license, which is held by the Company or any of its Subsidiaries or that otherwise relates to the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries;

          (ii) result in a breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, or require the consent or approval of or any notice to or filing with any third party under any Contract to which the Company or any of its Subsidiaries is a party or to which their respective assets are bound, or require the consent or approval of or any notice to or filing with any Governmental Authority to which the Company or any of its Subsidiaries or their respective assets is subject; or

          (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or any of its Subsidiaries;

except, with respect to clauses (ii) or (iii) of this Section 4.2, where any such breach, default, termination right, cancellation or acceleration right or Encumbrance would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or would not adversely affect the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

4.3  CAPITALIZATION

     As of the date hereof, the authorized equity securities of the Company consist of 20,000,000 shares of common stock, no par value per share, of which 2,199,728 shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value $1.00 per share, with rights and preferences to be designated by the board of directors of the Company, of which 1,200,000 shares have been designated as Series A Preferred Stock, of which 1,143,700 shares of Series A Preferred Stock, and no other series or class of preferred stock, are issued and outstanding. Each share of Series A Preferred Stock is convertible into one (1) share of

Company Common Stock. The authorized, issued and outstanding shares of capital stock of each of the Company's Subsidiaries are accurately and completely set forth in Section 4.3 of the Disclosure Schedule. All of the outstanding equity securities of the Company and each of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Section 4.3 of the Disclosure Schedule sets forth a complete and correct list of all Options, including as to each holder thereof, the number of shares of Company Common Stock subject thereto and the exercisability, exercise price and termination date thereof. Except as set forth on Section 4.3 of the Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the transfer, voting or registration of the capital stock of the Company or any of its Subsidiaries. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company or any of its Subsidiaries. None of the outstanding equity securities or other securities of the Company or any of its Subsidiaries were issued in violation of the Securities Act or any other legal requirement. Neither the Company nor any of its Subsidiaries owns or has any Contract to acquire, any equity securities or other securities of any Person (other than a Subsidiary) or any, direct or indirect, equity or ownership interest in any other business. No Person has any pre-emptive rights with respect to any security of the Company or any of its Subsidiaries.

4.4  BOOKS AND RECORDS

     Except as disclosed in Section 4.4 of the Disclosure Schedule, the books of account and other records of the Company and its Subsidiaries, all of which have been made available to Merger Sub, are true, complete and correct. Except as disclosed in Section 4.4 of the Disclosure Schedule, the minute books of the Company and its Subsidiaries contain true, accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Company and its Subsidiaries. The stock books of the Company and its Subsidiaries are true, accurate and complete. At the Closing, all of such books and records will be in the possession of the Company.

4.5  FINANCIAL STATEMENTS

     (a) For purposes of this Agreement: "Financial Statements" shall mean (i) the consolidated balance sheets of the Company as of December 31, 1996 and 1997, and the related consolidated income statements for the years then ended, as set forth in Section 4.5 of the Disclosure Schedule and (ii) the unaudited consolidated balance sheet of the Company dated as of October 31, 1998 and the related consolidated income statement for the ten months ended on such date (the "Interim Financial Statements"). The Company has delivered to TKOG true and complete copies of the Financial Statements.

     (b) The Financial Statements for the years ended December 31, 1996 and 1997, (i) have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP, (ii) fully reflect all liabilities and contingent liabilities of the Company required to be reflected therein on such basis as at the date thereof, and (iii) fairly present in all material respects the financial position of the Company as of the date of the balance sheet included in the Financial Statements and the results of its operations for the period indicated. The Interim Financial Statements (i) have been prepared from the books and records of the Company in accordance with GAAP on a basis consistent with the Financial Statements for the years ended December 31, 1996 and 1997, and (ii) fairly present in all material respects the financial position of the Company as at the date of the balance sheet included therein and the results of its operations for the period indicated; provided, however, the Interim Financial Statements (x) are subject to normal year-end adjustments and
(y) do not include footnotes.

4.6  NO UNDISCLOSED LIABILITIES

     Except as set forth in Section 4.6 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the ordinary course of business since the date of the Financial Statements, which current liabilities are consistent with the representations and warranties contained in this Agreement and will not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

4.7  NO MATERIAL ADVERSE CHANGE

     Since October 31, 1998, there has not been any material adverse change in the business, operations, properties, assets, prospects, liabilities, results of operations or condition (financial or otherwise) (a "Material Adverse Effect") of the Company and its Subsidiaries taken as a whole and no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

4.8  TAXES

     The Company and its Subsidiaries have properly and timely, taking into account any extensions granted, filed all federal, state and local Tax Returns and have timely paid all Taxes, assessments and penalties due and payable, whether or not shown on such returns. All such Tax Returns were correct in all respects as filed, and no claims have been assessed with respect to such returns. The provisions made for Taxes on the balance sheets of the Company included in the Financial Statements are sufficient in all respects for the payment of all Taxes whether disputed or not that are due or are hereafter found to have been due with respect to the conduct of the business of the Company and its Subsidiaries up to and through the date of such Financial Statements; and the Company and its Subsidiaries have not, since the date of such Financial Statements, incurred any liability for Taxes other than in the ordinary course of business. Except as set forth in Section 4.8 of the Disclosure Schedule, there are no present disputes as to Taxes of any nature payable by the Company or any of its Subsidiaries, nor any Tax liens whether existing or inchoate on any of the assets of the Company or any of its Subsidiaries, except for current year Taxes not presently due and payable. The federal income Tax Returns of the Company and its Subsidiaries have never been audited. No IRS or foreign, state, county or local tax audit is currently in progress, pending or, to the Company's Knowledge, threatened with respect to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived the expiration of the statute of limitations with respect to any Taxes. Except as set forth in Section 4.8 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any currently unfiled Tax Returns.

     Neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person other than the Company and its Subsidiaries, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its Subsidiaries with respect to Taxes. Except entities the beneficial ownership of which is wholly-owned by the Company and/or its Subsidiaries, neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. The prices for any property or services (or for the use of property) provided by the Company or any of its Subsidiaries to any other Subsidiary or to the Company have been arm's length prices determined using a method permitted by the Treasury Regulations under Section 482 of the Code. Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code.

     For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and
(ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

4.9  ACCOUNTS RECEIVABLE

     All accounts receivable of the Company that are reflected on the Financial Statements or on the accounts receivable ledger of the Company as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. All of the Accounts Receivable are or will be collectible at the full recorded amount thereof, less any applicable reserves established in accordance with GAAP, in the ordinary course of business without resort to litigation, except for such Accounts Receivable, the failure of which to collect will not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

4.10  TITLE TO PROPERTIES; ENCUMBRANCES

     Section 4.10 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds or other interests therein owned or held by the Company. The Company does not own, and has not owned, any real property. The Company has delivered or made available to Merger Sub true, correct and complete copies of the real property leases to which the Company or any of its Subsidiaries is party or pursuant to which it uses or occupies any real property. Except as set forth in Section 4.10 of the Disclosure Schedule, the Company and each of its Subsidiaries has good title to all of the properties and assets, real or personal, tangible and intangible, it owns or purports to own, including those reflected on its books and records and in the Financial Statements (except for accounts receivable collected and materials and supplies disposed of in the ordinary course of business consistent with past practice after the date of the most recent Financial Statements). The Company and its Subsidiaries have a valid leasehold, license or other interest in all of the other assets, real or personal, tangible or intangible, which are used in the operation of their respective businesses. Except as set forth in Section 4.10 of the Disclosure Schedule, all material properties and assets owned, leased or used by the Company and its Subsidiaries are free and clear of all Encumbrances, except for (a) liens for current taxes not yet due, (b) workman's, common carrier and other similar liens arising in the ordinary course of business, none of which materially detracts from the value or impairs the use of the property or asset subject thereto, or impairs the operations of the Company or any of its Subsidiaries, (c) Encumbrances disclosed in the Financial Statements, (d) equipment leases or purchase money security interests for or in an amount not in excess of $25,000 in any one case and (e) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the

Company or any of its Subsidiaries, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

4.11  CONDITION AND SUFFICIENCY OF ASSETS

     The Facilities and other property and assets owned or used by the Company and its Subsidiaries are in good operating condition and repair, other than ordinary wear and tear, and are adequate for the uses to which they are being put, and none of such Facilities or other property and assets owned or used by the Company and its Subsidiaries is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Facilities and other property and assets owned or used by the Company and its Subsidiaries are sufficient for the continued conduct of their respective businesses after the Closing in substantially the same manner as conducted prior to the Closing.

4.12  COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS

     (a) Except as set forth in Section 4.12 of the Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all laws, regulations, licenses, orders, ordinances, judgments and decrees affecting the properties or assets owned or used by the Company and its Subsidiaries and the business or operations of the Company and its Subsidiaries, including, without limitation, federal, state and local: (i) Occupational Safety and Health Laws; (ii) private investigatory and other similar laws; (iii) securities laws, rules and regulations; (iv) the Fair Credit Reporting Act and similar state and local laws; (v) any state or local law regarding or relating to defamation, libel or slander; and (vi) any federal, state or local law regarding or relating to trespass or violations of privacy rights. Neither the Company nor any of its Subsidiaries has been charged with violating, nor to the Company's Knowledge, threatened with a charge of violating, nor, to the Company's Knowledge, is the Company or any of its Subsidiaries under investigation with respect to a possible violation of, any provision of any federal, state or local law, order or administrative ruling, license or regulation relating to any of their respective properties or assets or any aspect of their respective businesses.

     (b) Section 4.12 of the Disclosure Schedule contains a complete and accurate list of each Governmental Permit that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of, or to any of the properties or assets owned or used by, the Company or any of its Subsidiaries. Each Governmental Permit listed or required to be listed in Section 4.12 of the Disclosure Schedule is valid and in full force and effect.

4.13  LEGAL PROCEEDINGS

     Except as set forth in Section 4.13 of the Disclosure Schedule, there is no pending claim, action, investigation, arbitration, litigation or other proceeding ("PROCEEDING"):

          (i) that has been commenced by or against the Company or any of its Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

     To the Company's Knowledge, no such Proceeding has been threatened. The Company has made available to Merger Sub true, correct and complete copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Section 4.13 of the Disclosure Schedule. The Proceedings listed in
Section 4.13 of the Disclosure Schedule could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

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4.14  ABSENCE OF CERTAIN CHANGES AND EVENTS

     Except as set forth in Section 4.14 of the Disclosure Schedule, from December 31, 1997 until the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and there has not been any:

          (a) declaration or payment of any dividend or other distribution or repurchase or payment in respect of shares of capital stock;

          (b) issuance or sale or authorization for issuance or sale, or grant of any options with respect to, any shares of its capital stock or any other type of its securities, or any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

          (c) mortgage, pledge or grant any security interest in any of its assets, except security interests solely in tangible personal property granted pursuant to any purchase money agreement, conditional sales contract or capital lease under which there exists an aggregate future liability not in excess of $25,000 (which amount is not more than the purchase price for such personal property and which security interest does not extend to any other item or items of personal property);

          (d) payment or increase of any bonuses, salaries or other compensation to any stockholder, director, officer, consultant or (except in the ordinary course of business consistent with past practice) employee or entry into any employment, severance or similar Contract with any director, officer or employee;

          (e) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees;

          (f) damage to or destruction or loss of any customer, asset or property, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

          (g) entry into, termination of, or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by or to the Company or any Subsidiary of at least $25,000, including the entry into
     (i) any document evidencing any indebtedness; (ii) any capital or other lease; or (iii) any guaranty;

          (h) sale, lease or other disposition (other than in the ordinary course of business consistent with past practice) of any property or asset or mortgage, pledge, or imposition of any Encumbrance on any material property or asset;

          (i) cancellation, compromise or waiver of any claim or right with a value to the Company or any or its Subsidiaries in excess of $25,000;

          (j) incurrence or assumption of any indebtedness for borrowed money or guarantee any obligation or the net worth of any Person in an aggregate amount in excess of $25,000, except for endorsements of negotiable instruments for collection in the ordinary course of business;

          (k) discharge or satisfaction of any Encumbrance other than those which are required to be discharged or satisfied during such period in accordance with their original terms;

          (l) payment of any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the Financial Statements (or not required as of the date thereof to be shown thereon in accordance with GAAP) or incurred since the date of the most recent balance sheet in the ordinary course of business consistent with past practice;

          (m) any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquire any capital stock or other securities of or any ownership interest in any other business enterprise; (n) any capital expenditure or capital addition or betterment in amounts which exceed $25,000 in the aggregate;

          (o) institution or settlement of any Proceeding before any court or governmental body relating to it or its property;

          (p) except in the ordinary course of business consistent with past practice, commitment to provide services for an indefinite period or a period of more than twelve months;

          (q) enter into other Contracts, except Contracts made in the ordinary course of business consistent with past practice;

          (r) change in the method of accounting or the accounting principles or practices used by the Company in the preparation of the Financial Statements except as required by GAAP; or

          (s) agreement, whether oral or written, by the Company or any of its Subsidiaries to do any of the foregoing.

4.15  CONTRACTS; NO DEFAULTS

     (a) As of the date of this Agreement, Section 4.15(a) of the Disclosure Schedule contains a complete and accurate list, and the Company has delivered or made available to Merger Sub true, correct and complete copies, of:

          (i) each Contract that involves performance of services or delivery of goods or materials by the Company or any Subsidiary of the Company of an amount or value in excess of $25,000;

          (ii) each Contract that involves performance of services or delivery of goods or materials to the Company or any Subsidiary of the Company of an amount or value in excess of $25,000;

          (iii) each lease, license and other Contract affecting any leasehold or other interest in any real or personal property;

          (iv) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, trade secrets or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any intellectual property;

          (v) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

          (vi) each joint venture, partnership and other Contract involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person or requiring the Company or any of its Subsidiaries to make a capital contribution;

          (vii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or any of its Subsidiaries or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or hire any Person;

          (viii) each employment or consulting agreement;

          (ix) each agreement between the Company or any of its Subsidiaries and an officer or director of the Company or any affiliate of any of the foregoing;

          (x) each power of attorney that is currently effective and outstanding;

          (xi) each Contract for capital expenditures in excess of $25,000;

          (xii) each agreement under which any money has been or may be borrowed or loaned or any note, bond, factoring agreement, indenture or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of the Company or any of its Subsidiaries), and each guaranty (including "take-or-pay" and "keepwell" agreements) of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the ordinary course of business);

          (xiii) each agreement containing restrictions with respect to the payment of dividends or other distributions in respect of the Company's or any of its Subsidiaries' capital stock;

          (xiv) each stock purchase, merger or other agreement pursuant to which the Company acquired any of its Subsidiaries or any material amount of assets, and all relevant documents and agreements delivered in connection therewith;

          (xv) each agreement containing a change of control provision;

          (xvi) each other agreement having an indefinite term or a fixed term of more than one (1) year (other than those that are terminable at will or upon not more than sixty (60) days' notice by the Company or any of its Subsidiaries without penalty) or requiring payments by the Company or any of its Subsidiaries of more than $25,000 per year; and

          (xvii) each standard form of agreement pursuant to which the Company or any of its Subsidiaries provides services to customers.

     (b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, each Contract identified or required to be identified in Section 4.15(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable against the Company or a Subsidiary of the Company and, to the Company's Knowledge, against the other parties thereto in accordance with its terms.

     (c) Except as set forth in Section 4.15(c) of the Disclosure Schedule:

          (i) the Company and its Subsidiaries are in full compliance with all applicable terms and requirements of each Contract under which the Company and its Subsidiaries have any obligation or liability or by which the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries is or was bound, except for such noncompliance that would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

          (ii) to the Company's Knowledge, each other person that has or had any obligation or liability under any Contract under which the Company or any of its Subsidiaries has any rights is in full compliance with all applicable terms and requirements of such Contract; and

          (iii) no event has occurred or, to the Company's Knowledge, circumstance exists that (with or without notice or lapse of time or both) may result in a violation or breach of any Contract, which violation or breach would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

4.16  INSURANCE

     Section 4.16 of the Disclosure Schedule sets forth the premium payments and describes all the insurance policies of the Company and its Subsidiaries, which policies are now in full force and effect in accordance with their terms and expire on the dates shown on Section 4.16 of the Disclosure Schedule. There has been no material default in the payment of premiums on any of such policies, and, to the Company's Knowledge, there is no ground for cancellation or avoidance of any such policies, or any increase in the premiums thereof, or for reduction of the coverage provided thereby. Such policies insure the Company and its Subsidiaries in amounts and against losses and risks customary and sufficient for businesses similar to that of the Company and its Subsidiaries, and, to the Company's Knowledge, such policies shall continue in full force and effect up to the expiration dates shown in Section 4.16 of the Disclosure Schedule. True, correct and complete copies of all insurance policies listed in
Section 4.16 have been previously furnished to Merger Sub.

4.17  ENVIRONMENTAL MATTERS

     Except as set forth in Section 4.17 of the Disclosure Schedule:

          (a) The Company and its Subsidiaries are, and at all times have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law. The Company and its Subsidiaries have obtained and are in compliance with all permits required under Environmental Laws. Neither the Company nor any of its Subsidiaries has received any actual or threatened order, notice or other communication from
     (i) any Governmental Authority or third party, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets in which the Company or any of its Subsidiaries has had an interest or the operation of their respective businesses, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, transported, used or processed by the Company or any of its Subsidiaries.

          (b) There are no pending or, to the Company's Knowledge, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets in which the Company or any of its Subsidiaries has or had an interest.

          (c) Neither the Company nor any of its Subsidiaries has knowledge of any basis to expect, nor has any of them received, any inquiry, notice, order or other communication that relates to Hazardous Activity, Hazardous Materials, or any violation or failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets in which the Company or any of its Subsidiaries had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, transported, used, or processed by the Company or any of its Subsidiaries have been transported, treated, stored, handled or disposed.

          (d) Neither the Company nor any of its Subsidiaries has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets in which the Company (or any predecessor) or any of its Subsidiaries has or had an interest that could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          (e) There are no Hazardous Materials present on, in, under or migrating to or from the Environment at the Facilities, to the Company's Knowledge. Neither the Company nor any of its Subsidiaries has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets in which the Company or any of its Subsidiaries has or had an interest except in compliance in all material respects with all applicable Environmental Laws.

          (f) There has been no release or, to the Company's Knowledge, threat of release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, transported, produced, used, disposed, or processed from or by the Facilities, or from or by any other properties and assets in which the Company or any of its Subsidiaries has or had an interest whether by the Company, any Subsidiary of the Company or any other Person, which release could reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.

          (g) The Company has delivered to Merger Sub true, correct and complete copies and results of any and all reports, studies, analyses, tests, or monitoring possessed or initiated by the Company or any Subsidiary of the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company and its Subsidiaries with Environmental Laws.

4.18  EMPLOYEES

     (a) Section 4.18 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Company and its Subsidiaries: name; job title; current compensation; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any employee benefit plan of any nature.

     (b) No key employee or any officer of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such key employee or officer and any other Person that materially and adversely affects (i) the performance of his duties as an officer or employee of the Company or any of its Subsidiaries, or (ii) the ability of the Company or any of its Subsidiaries to conduct its business. To the Company's Knowledge, no officer or other key employee of the Company or any of its Subsidiaries intends to terminate his or her employment with the Company.

4.19  EMPLOYEE BENEFITS

     (a) Except as listed on Section 4.19 of the Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains any Employee Benefit Plans. "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or otherwise) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof), of the Company or any of its Subsidiaries or any ERISA Affiliate, which are now, or were within the past six years, maintained by the Company or any of its Subsidiaries or any ERISA Affiliate, or under which the Company or any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. "ERISA Affiliate" means any entity (whether or not incorporated) other than the Company or any of its Subsidiaries that, together with the Company or any of its Subsidiaries, is or was a member of (i) a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code; or (iii) an affiliated service group within the meaning of
Section 414(m) of the Code.

     The Company has delivered to TKOG or its counsel prior to the date hereto true and complete copies of (i) any employment agreements and any procedures and policies relating to the employment of employees of the Company or any of its Subsidiaries and the use of temporary employees and independent contractors by the Company or any of its Subsidiaries (including written summaries of any procedures and policies that are unwritten), (ii) plan instruments and amendments thereto for all Employee Benefit Plans and related trust agreements, insurance and other contracts (including written summaries of any plans that are unwritten), summary plan descriptions, and summaries of material modifications, and material communications distributed to the participants of each Plan, (iii) to the extent annual reports on Form 5500 are required with respect to any Employee Benefit Plan, the three most recent annual reports and attached schedules for each Employee Benefit Plan as to which such report is required to be filed, (iv) where applicable, the most recent (A) opinion, notification and determination letters, (B) audited financial statements, (C) actuarial valuation reports and (D) nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Employee Benefit Plan and (v) representative forms of communication used in (X) making distributions under any plan intended to be qualified under Section 401(a) of the Code, (Y) explaining benefit rights on termination of employment (including rights to elect health care continuation coverage under Part 6 of Subtitle B of Title I ERISA and Section 4980B of the Code ("COBRA").

     (b) None of the Company, any of its Subsidiaries nor any ERISA Affiliate maintains or has ever maintained an Employee Benefit Plan subject to Title IV of ERISA.

     (c) With respect to each Employee Benefit Plan, (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction which could subject TKOG, Merger Sub, the Company or any of the Company's Subsidiaries, directly or indirectly, to a tax, penalty or liability for prohibited transactions imposed by ERISA or the Code and (ii) no fiduciary (as defined in Section 3(21) of ERISA) with respect to any Employee Benefit Plan, or for whose conduct the Company or any of its Subsidiaries could have any material liability (by reason of indemnities or otherwise), has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA.

     (d) Except as disclosed in Section 4.19 of the Disclosure Schedule, each Employee Benefit Plan which is a "welfare plan" within the meaning of Section 3(1) of ERISA and which provides health, disability or death benefits is fully insured; the Company is not obligated to directly pay any such benefits or to reimburse any third party payor for the payment of such benefits.

     (e) Each Employee Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is subject to Sections 201, 301 or 401 of ERISA has received a favorable determination letter from the Internal Revenue Service covering all amendments required by the Tax Reform Act of 1986 and prior legislation and, to the Company's Knowledge, there are no circumstances that are reasonably likely to result in revocation of any such favorable determination letter. To the Company's Knowledge, each Employee Benefit Plan is and has been operated in all material respects in compliance with its terms and all applicable laws, and by its terms can be amended and/or terminated at any time. As of and including the Closing Date, the Company and its Subsidiaries shall have made all contributions required to be made by them up to and including the Closing Date with respect to each Employee Benefit Plan, or adequate accruals therefor will have been provided for and will be reflected on the Financial Statements provided to TKOG by the Company. All notices, filings and disclosures required by ERISA or the Code (including notices under Section 4980B of the Code) have been timely made.

     (f) The Company has not received or is not aware of any Proceeding (other than routine claims for benefits) pending or, to the Company's Knowledge, threatened with respect to any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan, and the Company has no knowledge of any facts that could give rise to any such Proceeding. To the Company's Knowledge, there has not occurred any circumstances by reason of which the Company or any of its Subsidiaries may be liable for an act, or a failure to act, by a fiduciary with respect to any Employee Benefit Plan.

     (g) No Employee Benefit Plan provides for medical or health benefits (through insurance or otherwise) or provided for the continuation of such benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant's retirement or other termination of employment except as may be required by COBRA.

     (h) None of the Company, any of its Subsidiaries nor any ERISA Affiliate has ever contributed to, or withdrawn in a partial or complete withdrawal from, any "multiemployer plan" (as defined in Section 3(37) of ERISA) or has any fixed or contingent liability under Section 4204 of ERISA.

     (i) No Employee Benefit Plan is a "multiple employer plan" as described in
Section 3(40) of ERISA or Section 413(c) of the Code.

     (j) No Employee Benefit Plan, other than a "pension plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), is funded through a trust intended to be exempt from tax pursuant to Section 501 of the Code.

     (k) Except as required by law, neither the Company nor any of its Subsidiaries has proposed or has agreed to any changes to any Employee Benefit Plan that would cause an increase in benefits under any such Employee Benefit Plan (or the creation of new benefits or plans) or to change any employee coverage which would cause an increase in the expense of maintaining any such plan.

     (l) Except as provided in Section 4.19 of the Disclosure Schedule, no person or entity has an employment, severance, consulting or independent contractor agreement with the Company or any of its Subsidiaries. No "leased employee" (within the meaning of Section 414(n) or (o) of the Code) performs any material services for the Company or any of its Subsidiaries.

     Except as set forth in Section 4.19 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute or bonus payments or otherwise) becoming due to any director, officer, employee or consultant of the Company or any of its Subsidiaries, (ii) any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of the Company or any of its Subsidiaries, or (iii) accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of the Company or any of its Subsidiaries. No Employee Benefit Plan provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Company.

4.20  LABOR RELATIONS

     Except as set forth in Section 4.20 of the Disclosure Schedule:

          (a) To the Company's Knowledge, the Company and its Subsidiaries have satisfactory relationships with their respective employees.

          (b) To the Company's Knowledge, no condition or state of facts or circumstances exists which could materially adversely affect the Company's or any of its Subsidiaries relations with its employees, including the consummation of the transactions contemplated by this Agreement.

          (c) The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and none of them is engaged in any unfair labor practice.

          (d) No collective bargaining agreement with respect to the business of the Company or any of its Subsidiaries is currently in effect or being negotiated. Neither the Company nor any of its Subsidiaries has encountered any labor union or collective bargaining organizing activity with respect to its employees. Neither the Company nor any of its Subsidiaries has any obligation to negotiate any such collective bargaining agreement and, to the Company's Knowledge, there is no indication that the employees of the Company or any of its Subsidiaries desire to be covered by a collective bargaining agreement.

          (e) There are no strikes, slowdowns, work stoppages or other labor trouble pending or, to the Company's Knowledge, threatened with respect to the employees of the Company or any of its Subsidiaries, nor has any of the above occurred or, to the Company's Knowledge, been threatened.

          (f) There is no representation claim or petition pending before the National Labor Relations Board or any state or local labor agency and, to the Company's Knowledge, no question concerning representation has been raised or threatened respecting the employees of the Company or any of its Subsidiaries.

          (g) There are no complaints or charges against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any state or local labor agency and, to the Company's Knowledge, no complaints or charges have been filed or threatened to be filed against the Company or any of its Subsidiaries with any such board or agency.

          (h) To the Company's Knowledge, no charges with respect to or relating to the business of the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices.

          (i) Section 4.20 of the Disclosure Schedule accurately sets forth all unpaid severance which, as of the date hereof, is due or claimed, in writing, to be due from the Company or any of its Subsidiaries to any Person whose employment with the Company or any of its Subsidiaries was terminated.

          (j) Neither the Company nor any of its Subsidiaries has received notice of the intent of any government body responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or any of its Subsidiaries and no such investigation is in progress.

          (k) Neither the Company nor any of its Subsidiaries is, and to the Company's Knowledge no employee of the Company or any of its Subsidiaries is, in violation in any material respect of any employment agreement, non-disclosure agreement, non-compete agreement or any other agreement regarding an employee's employment with the Company or any of its Subsidiaries.

          (l) The Company and its Subsidiaries have paid all wages which are due and payable to each employee and each independent contractor.

4.21  INTELLECTUAL PROPERTY

     (a) Intellectual Property Assets -- The term "Intellectual Property Assets" includes: (i) the name "Background America," all business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, "MARKS"); (ii) all patents, patent applications and inventions and discoveries (collectively, "PATENTS"); (iii) all copyrights in both published works and unpublished works, including software, training manuals and videos (collectively, "COPYRIGHTS"); (iv) all know-how, trade secrets, confidential information, customer lists, proprietary information, technologies, processes and formulae, all software, source and object code, algorithms, architecture, structure, display screens and development tools, data, plans, drawings and blue prints (collectively, "TRADE SECRETS"); and (v) all documentation and media constituting, describing or relating to items (i) through (iv); owned, used or licensed by the Company and its Subsidiaries as licensee or licensor.

     (b) Agreements -- Section 4.21(b) of the Disclosure Schedule contains a true, correct and complete list and summary description, including any royalties paid or received by the Company and its Subsidiaries, of all Contracts relating to the Intellectual Property Assets to which the Company and its Subsidiaries are a party or by which the Company and its Subsidiaries are bound.

     (c) Know-How Necessary for the Business -- The Intellectual Property Assets are all those necessary for the operation of the business of the Company and its Subsidiaries as it is currently conducted. The Company and its Subsidiaries own all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, or have valid licenses to use each of the Intellectual Property Assets, as applicable, and have the right to use without payment to a third party all of the Intellectual Property Assets.

     (d) Trademarks -- (i) Section 4.21(d) of Disclosure Schedule contains a true, correct and complete list of all Marks; (ii) the Company and its Subsidiaries own all right, title and interest in and to the Marks, free and clear of all Encumbrances, or have valid licenses to use the Marks, as applicable; (iii) all Marks that have been registered with the United States Patent and Trademark Office are currently in compliance in all material respects with all formal legal requirements and are valid and enforceable; (iv) no Mark is infringed or, to the Company's Knowledge, has been challenged or threatened in any way. None of the Marks used by the Company or any of its Subsidiaries infringes or is alleged to infringe any trade name, trademark or service mark of any Person.

     (e) Copyrights -- (i) Section 4.21(e) of the Disclosure Schedule contains a true, correct and complete list of all Copyrights; (ii) the Company and its Subsidiaries own all right, title and interest in and to each of the Copyrights, free and clear of all Encumbrances, or have valid licenses to use each of the Copyrights, as applicable; (iii) all the Copyrights have been registered and are currently in compliance in all material respects with formal legal requirements, and are valid and enforceable; (iv) no Copyright is infringed or, to the Company's Knowledge, has been challenged or threatened in any way; (v) none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Person or is a derivative work based on the work of a third Person; and (vi) all works encompassed by the Copyrights have been marked with the proper copyright notice.

     (f) Trade Secrets -- (i) The Company and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of their Trade Secrets; and (ii) the Company and its Subsidiaries have good title and an absolute right to use the Trade Secrets. To the Company's Knowledge, the Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than the Company and its Subsidiaries) or to the detriment of the Company. No Trade Secret is subject to any claim or, to the Company's Knowledge, has been challenged or threatened in any way.

     (g) Year 2000 -- (i) The Company and its Subsidiaries have: (w) undertaken a detailed inventory, review, and assessment of all areas within and affecting their businesses and operations that could be adversely affected by the failure of the Company or any of its Subsidiaries to be Year 2000 Compliant (as hereinafter defined) on a timely basis; (x) developed a plan and time line for becoming Year 2000 Compliant on or before December 31, 1999; (y) to date, implemented that plan in accordance with the specified timetable in all material respects; and (z) delivered to TKOG or its representatives a copy of any such plan or time line; (ii) it is anticipated that the Company and all of its Subsidiaries will be Year 2000 Compliant on or before December 31, 1999; and
(iii) the Company, pursuant to its plan for becoming Year 2000 Compliant, is currently investigating its and its Subsidiaries' vendors and suppliers to determine that the computer systems which such vendors and suppliers are using are Year 2000 Compliant.

     As used here, "Year 2000 Compliant" shall mean that all software, embedded microchips and other processing capabilities utilized by the Company or any of its Subsidiaries, or the Company's or any of its Subsidiaries' key suppliers, vendors and customers will provide, among other things, the following functionality: (i) accurate processing of date-related information before, during and after January 1, 2000, including accepting the date input, providing the date output, and performing calculations on dates or portions of dates; (ii) accurate functioning without interruption before, during and after January 1, 2000 without any change in operation associated with the advent of the new century; (iii) ability to respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (iv) the ability to store and provide output date information in ways that are unambiguous as to century.

     (h) Development Tools -- Section 4.21(h) of the Disclosure Schedule contains a complete list of all material development tools used or currently intended to be used by the Company or any of its Subsidiaries in the development of any product or service of the Company or any of its Subsidiaries or used in the conduct of the Company's or any Subsidiary's business as presently conducted and as it is expected to be conducted after the date of this agreement, except for any such tools that are generally available and are used in their generally available form (the "Company Development Tools"). Section 4.21(h) of the Disclosure Schedule also sets forth, for each Company Development Tool: (a) for any Company Development Tool not entirely developed internally by employees of the Company or any of its Subsidiaries, the identity of the independent contractors and consultants involved in such development and a list of the agreements with such independent contractors and consultants; (b) a list of any third parties with any rights to receive royalties or other payments with respect to such Company Development Tools, and a schedule of all such royalties payable; (c) a list of agreements containing any restrictions on the Company's or any Subsidiary's unrestricted right to use and distribute such Company Development Tools; and (d) a list of all agreements with third parties for the use by such third party of such Company Development Tools. The Company and its Subsidiaries have sufficient right, title and interest in and to the Company Development Tools necessary for the conduct of their respective businesses as currently conducted and as to any products or services currently in development or proposed to be developed and, except as set forth on the Disclosure Schedule, all Company Development Tools are works made-for-hire and the Company or any of its Subsidiaries is the author and owner of all such Company Development Tools under the Copyright Act of 1976, as amended.

4.22  CERTAIN PAYMENTS

     Neither the Company nor any of its Subsidiaries nor any director, officer, agent or employee of the Company or any of its Subsidiaries, or to the Company's Knowledge, any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, that is illegal or prohibited by any Contract to which the Company or any of its Subsidiaries is a party, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or
(iv) in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

4.23  RELATIONSHIPS WITH RELATED PERSONS

     Except as set forth in Section 4.23 of the Disclosure Schedule, none of the Company Shareholders, nor any officer, director or employee of the Company, nor any spouse or child of any of them or any Person associated with any of them ("Related Person") has any interest in any property used in or pertaining to the business of the Company or any of its Subsidiaries. Except as set forth in
Section 4.23 of the Disclosure Schedule, no Related Person has owned an equity interest or any other financial or profit interest in a Person that has (i) had business dealings with the Company or any of its Subsidiaries, or (ii) engaged in competition with the Company or any of its Subsidiaries. Except as set forth in Section 4.23 of the Disclosure Schedule, no Related Person is a party to any Contract with, or has any claim or right against, the Company or any of its Subsidiaries, except employment or consulting agreements listed in Section 4.15(a) of the Disclosure Schedule.

4.24  BROKERS OR FINDERS

     Neither the Company nor its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or financial advisory services or other similar payment in connection with this Agreement.

4.25  DEPOSIT ACCOUNTS

     Section 4.25 of the Disclosure Schedule contains a true, correct and complete list of (a) the name of each financial institution in which the Company has an account or safe deposit box, (b) the names in which each account or box is held, (c) the type of account, and (d) the name of each person authorized to draw on or have access to each account or box.

4.26  POOLING OF INTERESTS

     The Company has fully, completely and accurately responded to all requests made by the independent accountants of TKOG for information concerning actions taken or agreed to be taken by the Company that relate to such accountants' determinations with respect to the ability of TKOG to account for the business combination to be effected by the Merger as a pooling of interests.

4.27  CUSTOMER RELATIONSHIPS

     To the Company's Knowledge, there are no facts or circumstances, including the consummation of the transactions contemplated by this Agreement, that are reasonably likely to result in the loss of any material customer of the Company or any of its Subsidiaries or a material change in the relationship of the Company or any of its Subsidiaries with such a customer.

4.28  CONDUCT OF BUSINESS; USE OF NAME

     The business carried on by the Company and its Subsidiaries has been conducted by the Company and each Subsidiary directly and not through any affiliate of any shareholder, officer, director or employee of the Company or through any other Person. The Company owns and has the exclusive right, title and interest in and to the name "Background America" and no other Person has the right to use the same, or any confusing derivative thereof, as its corporate name or otherwise in connection with the operation of any business similar or related to the business conducted by the Company.

4.29  RESTRICTIONS ON BUSINESS ACTIVITIES.

     There is no Contract, judgment, injunction, order or decree binding upon the Company or, to the Company's Knowledge, threatened that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company and its Subsidiaries (either individually or in the aggregate), any acquisition of property by the Company and its Subsidiaries (either individually or in the aggregate), providing of any service by the Company and its Subsidiaries or the hiring of employees or the conduct of business by the Company and its Subsidiaries (either individually or in the aggregate) as currently conducted or proposed to be conducted.

4.30  PAYABLES

     There has been no adverse change since the date of the Financial Statements in the amount or delinquency of accounts payable of the Company (either individually or in the aggregate) which would have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole.

4.31  OUTSTANDING INDEBTEDNESS

     Section 4.31 of the Disclosure Schedule sets forth as of November 30, 1998
(a) the amount of all indebtedness of the Company then outstanding and the interest rate applicable thereto, (b) any Encumbrances which relate to such indebtedness and (c) the name of the lender or the other payee of each such indebtedness.

4.32  CUSTOMERS AND CONTRACTORS

     Section 4.32 of the Company Disclosure Schedule contains a complete and accurate list of the top 30 clients of the Company, including the amounts they paid to the Company in the last year. Section 4.32 of the Disclosure Schedule contains a complete and accurate list of the material contractors and subcontractors used by the Company.

4.33  PRIVATE INVESTIGATION LICENSE

     Section 4.33 of the Disclosure Schedule contains a complete list of all private investigation licenses or other similar licenses held by the Company or each Subsidiary of the Company or any employee of the Company or any of its Subsidiaries and the jurisdictions in which each such license was granted. Each such private investigation license is in full force and effect. There has been no violation of such private investigation licenses. Neither the Company nor any Subsidiary of the Company nor any employee of the Company or any of its Subsidiaries conducts any business or takes or performs any other action which would require any of them to be licensed as a private investigator in any jurisdiction other than those listed in Section 4.33 of the Disclosure Schedule.

4.34  BUSINESS PLAN

     The Company has delivered to TKOG and Merger Sub a true, correct and complete copy of the May 1997 Business Plan (the "Business Plan") of the Company. The Business Plan was prepared by the Company in good faith by the Company and except as set forth in Section 4.34 of the Disclosure Schedule, the assumptions underlying the Business Plan, taken as whole, are reasonable.

4.35  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS

     The information supplied by the Company with respect to the Company and its Subsidiaries and their respective officers, directors, shareholders and other affiliates (collectively, the "COMPANY INFORMATION") for inclusion in the Registration Statement (as defined in Section 5.8) shall not at the time the Registration Statement is declared effective by the Commission contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company Information supplied by the Company for inclusion in the notice of meeting/prospectus (such notice of meeting/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT/PROSPECTUS") to be sent to the Company Shareholders in connection with the meeting of the Company Shareholders to consider the Merger will not, on the date the Proxy Statement/Prospectus

(or any amendment thereof or supplement thereto) is first mailed to Company Shareholders or at the time of such meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which it shall be omitted, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication to Company Shareholders in connection with the meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or its Subsidiaries or any of their respective officers, directors, shareholders or other affiliates is discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform TKOG. The Proxy Statement/Prospectus will comply in all material respects with the requirements of the Securities Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by TKOG or Merger Sub which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

4.36  DISCLOSURE

     No representation or warranty of the Company in this Agreement and no statement in the Disclosure Schedule is inaccurate in any material respect or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

5.  REPRESENTATIONS AND WARRANTIES OF TKOG AND MERGER SUB

     TKOG and Merger Sub each represents and warrants to the Company as follows:

5.1  ORGANIZATION AND GOOD STANDING

     Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. TKOG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio. Each of TKOG and Merger Sub has full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each of TKOG and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on TKOG and its Subsidiaries taken as a whole.

5.2  AUTHORITY; NO CONFLICT

     (a) TKOG and Merger Sub each has the right, power, authority and capacity to execute and deliver this Agreement and the Transaction Documents to which TKOG or Merger Sub is a party, to consummate the Merger and to perform their respective obligations under this Agreement and the Transaction Documents to which TKOG or Merger Sub is a party. This Agreement has been duly authorized and approved, executed and delivered by TKOG and Merger Sub and constitutes the legal, valid and binding obligation of TKOG and Merger Sub, enforceable against them in accordance with its terms. Upon the execution and delivery by TKOG and Merger Sub of the Transaction Documents to which TKOG or Merger Sub is a party, such Transaction Documents will constitute the legal, valid and binding obligations of TKOG and Merger Sub, enforceable against them in accordance with their respective terms.

     (b) Neither the execution and delivery of this Agreement by TKOG or Merger Sub nor the consummation or performance by TKOG or Merger Sub of the Merger or any of the other transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):

          (i) contravene, conflict with, or result in a violation or breach of
     (A) any provision of the Organizational Documents of TKOG or Merger Sub,
     (B) any resolution adopted by the board of directors or the shareholders of TKOG or Merger Sub, (C) any legal requirement or any order to which TKOG or Merger Sub or any of the assets owned or used by them may be subject, or
     (D) any Governmental Permit held by TKOG or Merger Sub;

          (ii) result in a breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, or require the consent or approval of or any notice to or filing with any third party, under any Contract to which TKOG or Merger Sub is a party or by which their respective assets are bound, or require the consent or approval of or any notice to or filing with any Governmental Authority to which either TKOG, Merger Sub or their respective assets are subject; or

          (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by TKOG or Merger Sub,

except, with respect to clause (i) (C) or (D), (ii) or (iii) of this Section 5.2, where any such contravention, conflict, violation, breach, default, termination right, cancellation or acceleration right or Encumbrance would not have a Material Adverse Effect on TKOG and its Subsidiaries taken as a whole or would not adversely affect the ability of TKOG or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

5.3  CAPITALIZATION; TKOG SHARES

     (a) The authorized capital stock of TKOG consists of 1,000,000 shares of preferred stock, $0.01 par value per share, of which as of the date of this Agreement no shares are issued or outstanding, and 50,000,000 shares of TKOG Common Stock, of which as of December 30, 1998, 19,015,368 shares were issued and outstanding. All of the authorized capital stock of Merger Sub is owned of record and beneficially by TKOG.

     (b) The TKOG Shares issuable as a result of the Merger have been duly authorized and upon the Effective Time will be validly issued, fully paid and nonassessable and designated for quotation on the NASDAQ National Market.

5.4  FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION

     (a) TKOG has delivered to the Company true, correct and complete copies of its Prospectus dated April 30, 1998 as filed with the Commission (the "Prospectus"), the Prospectus dated November 10, 1998, which forms a part of its Registration Statement on Form S-4 (Registration No. 333-66959), (the "S-4 Prospectus"), its Annual Report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K"), its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (the "March Form 10-Q"), its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (the "June Form 10-Q"), and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (the "September Form 10-Q," and together with the March Form 10-Q and the June Form 10-Q, the "Forms 10-Q"). The Prospectus, the S-4 Prospectus, the Form 10-K and the Forms 10-Q (collectively, the "TKOG SEC Reports") have been timely filed pursuant to the Securities Act or the Exchange Act, as applicable.

     (b) The TKOG SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, in effect on the respective dates thereof. None of the

TKOG SEC Reports, when filed pursuant to the Securities Act or the Exchange Act, as applicable, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (c) Each of the TKOG financial statements (including the related notes) included in the TKOG SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of TKOG as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of any unaudited interim financial statements included therein, to normal year-end adjustments and to absence of complete footnotes.

5.5  NO MATERIAL ADVERSE CHANGE

     Since September 30, 1998, there has not been any material adverse change in the business, operations, properties, prospects, liabilities, results of operations, assets or condition (financial or otherwise) of TKOG and its Subsidiaries taken as a whole.

5.6  LEGAL PROCEEDINGS

     Except as set forth in Section 5.6 of the TKOG Disclosure Schedule, there is no pending Proceeding:

          (i) that has been commenced by or against TKOG or any of its Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets owned or used by, TKOG or any of its Subsidiaries, that could reasonably be expected to have a Material Adverse Effect on TKOG and its Subsidiaries taken as a whole; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

     To the knowledge of TKOG, no such Proceeding has been threatened.

5.7  BROKERS OR FINDERS

     Neither TKOG nor Merger Sub nor any of its officers and agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or financial advisory services or other similar payment in connection with this Agreement, except for the fees of J. Jeffrey Brausch & Company and of SunTrust Equitable Securities, which shall be paid by TKOG.

5.8  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS

     The registration statement (the "REGISTRATION STATEMENT") pursuant to which the TKOG Common Stock to be issued in the Merger will be registered with the Commission shall not at the time the Registration Statement is declared effective by the Commission contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by TKOG and Merger Sub in writing specifically for inclusion in the Proxy Statement/ Prospectus will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to Company Shareholders or at the time of the meeting of the Company Shareholders, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which it shall be omitted, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication to Company Shareholders in connection with the meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to TKOG, Merger Sub or any of their respective affiliates, officers or directors should be discovered by TKOG or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/ Prospectus, TKOG will promptly inform the Company. The Proxy Statement/Prospectus will comply in all material respects with the requirements of the Securities Act. Notwithstanding the foregoing, TKOG makes no representation or warranty with respect to any Company Information which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

5.9  DISCLOSURE

     Except as set forth in Section 5.9 of the TKOG Disclosure Schedule, no representation or warranty of TKOG or Merger Sub in this Agreement is inaccurate in any material respect or omits to state a material fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading.

6  COVENANTS OF THE COMPANY

     The Company hereby covenants and agrees as follows:

6.1  NORMAL COURSE

     From the date hereof until the Closing, the Company and its Subsidiaries will: (a) maintain their respective corporate existence in good standing; (b) maintain the general character of their respective business; (c) use all commercially reasonable best efforts to maintain in effect all of their respective presently existing insurance coverage (or substantially equivalent insurance coverage), preserve their respective business organization substantially intact, keep the services of their respective present principal employees and preserve their respective present business relationships with their respective material suppliers and customers; (d) permit TKOG, Merger Sub, their accountants, their legal counsel and their other representatives full access to their respective management, minute books and stock transfer records, other books and records, Contracts, properties and operations at all reasonable times and upon reasonable notice; and (e) in all respects conduct their respective business in the usual and ordinary manner consistent with past practice and perform in all material respects all agreements or other obligations with banks, customers, suppliers, employees and others.

6.2  CONDUCT OF BUSINESS

     Without limiting the provisions of Section 6.1, from the date hereof until the Closing, except as set forth in Section 6.2 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries will, without the prior written consent of TKOG:

          (a) amend or otherwise modify its Organizational Documents;

          (b) issue or sell or authorize for issuance or sale, or grant any options or make other agreements of the type referred to in Section 4.3 with respect to, any shares of its capital stock or any other of its securities, or, except as contemplated by Section 2.11, alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

          (c) mortgage, pledge or grant any security interest in any of its assets, except security interests solely in tangible personal property granted pursuant to any purchase money agreement, conditional sales contract or capital lease under which there exists an aggregate future liability not in excess of $25,000 (which amount is not more than the purchase price for such personal property and which security interest does not extend to any other item or items of personal property);

          (d) declare, set aside, make or pay any dividend or other distribution to any shareholder with respect to its capital stock;

          (e) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any of its Subsidiaries;

          (f) increase the compensation of any of its employees, except for amounts accrued as of October 31, 1998 and reflected in the Interim Financial Statements and except for increases in the ordinary course of business, consistent with past practice, for those employees listed on
     Exhibit 6.12(a);

          (g) adopt or (except as otherwise required by law) amend any employee benefit plan or enter into any collective bargaining agreement;

          (h) terminate or modify any material Contract, except for terminations of Contracts upon their expiration during such period in accordance with their terms;

          (i) incur or assume any indebtedness for borrowed money or guarantee any obligation or the net worth of any Person in an aggregate amount in excess of $25,000, except for endorsements of negotiable instruments for collection in the ordinary course of business;

          (j) discharge or satisfy any Encumbrance other than those which are required to be discharged or satisfied during such period in accordance with their original terms;

          (k) pay any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the Financial Statements (or not required as of the date thereof to be shown thereon in accordance with GAAP) or incurred since the date of the most recent balance sheet in the ordinary course of business consistent with past practice;

          (l) sell, transfer, lease to others or otherwise dispose of any of its properties or assets having a fair market value in the aggregate in excess of $25,000, except in the ordinary course of business consistent with past practice;

          (m) cancel, compromise or waive any material debt, claim or right;

          (n) make any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquire any capital stock or other securities of or any ownership interest in any other business enterprise;

          (o) make any capital expenditure or capital addition or betterment in amounts which exceed $25,000 in the aggregate, except as contemplated in capital budgets in effect on the date of this Agreement;

          (p) change its method of accounting or the accounting principles or practices utilized in the preparation of the Financial Statements, other than as required by GAAP;

          (q) institute or settle any Proceeding before any court or governmental body relating to it or its property;

          (r) except in the ordinary course of business consistent with past practice, commit to provide services for an indefinite period or a period of more than twelve months;

          (s) enter into other Contracts, except Contracts made in the ordinary course of business consistent with past practice; or

          (t) enter into any commitment to do any of the foregoing.

6.3  COMPANY SHAREHOLDERS MEETING

     The Company shall call a meeting of the Company Shareholders as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Merger, and the Company shall use its reasonable best efforts to hold such meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall solicit from the Company Shareholders proxies in favor of approval of the Merger and this Agreement, shall take all such reasonable action that is necessary or advisable to secure the vote or consent of the Company Shareholders in favor of such approval and shall not take any action that could reasonably be expected to prevent the vote or consent of shareholders in favor of such approval.

6.4  AGREEMENTS WITH RESPECT TO AFFILIATES

     The Company shall deliver to TKOG, at least five days prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "AFFILIATE LETTER") identifying all Persons who are, at the time of the meeting of the Company Shareholders, anticipated to be "Affiliates" of the Company for purposes of Rule 145 under the Securities Act ("RULE 145"), or the rules and regulations of the Commission relating to pooling of interests accounting treatment for merger transactions (the "POOLING RULES"). The Company shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the Affiliate Letter to deliver to TKOG, no less than ten days prior to the date of the meeting of the Company Shareholders a written agreement (an "AFFILIATE AGREEMENT") in connection with restrictions on Affiliates under Rule 145 and pooling of interests accounting treatment, in form mutually agreeable to the Company and TKOG.

6.5  CERTAIN FILINGS

     (a) The Company agrees to cooperate with TKOG with respect to all filings with regulatory authorities that are required to be made by the Company to carry out the transactions contemplated by this Agreement. The Company shall assist TKOG and Merger Sub in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required or which TKOG and Merger Sub may reasonably request in connection with the consummation of the transactions contemplated hereby. The Company and TKOG shall furnish all information reasonably required to be included in the Proxy Statement/Prospectus and the Registration Statement or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     (b) The Company agrees to make all reasonable representations and covenants in connection with the opinions of counsel to be attached to the Registration Statement with respect to the correctness of the discussion in the Registration Statement as to the material federal income tax consequences of the Merger.

6.6  CONSENTS AND APPROVALS

     The Company shall use its best efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement.

6.7  BEST EFFORTS TO SATISFY CONDITIONS

     The Company shall use its best efforts to cooperate with TKOG for purposes of satisfying the conditions set forth in Sections 8 and 9 that are within their control.

6.8  INTERCOMPANY PAYMENTS

     All loans, payables and other amounts due to or from the Company and its Affiliates (as defined in Rule 501 promulgated under the Securities Act) are listed in Section 6.8 of the Disclosure Schedule and shall be paid in full, written off or adjusted to zero balances or otherwise resolved to the satisfaction of TKOG at or prior to the Closing. Such amounts due may be paid from cash on hand or as may otherwise be available to the Company from existing lines of credit with third party lenders.

6.9  NOTIFICATION OF CERTAIN MATTERS

     The Company shall promptly notify TKOG of (i) the occurrence or non-occurrence of any fact or event of which the Company has knowledge which would be reasonably likely (A) to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) to cause any covenant, condition or agreement of the Company in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of the Company, or the right of TKOG to rely thereon, or the conditions to the obligations of TKOG. The Company shall give prompt notice to TKOG of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.10  POOLING ACCOUNTING TREATMENT

     (a) The Company agrees not to take any action from and after the date of this Agreement that would reasonably be expected to adversely affect the ability of TKOG to account for the business combination to be effected by the Merger as a pooling of interests, and the Company agrees to use its commercially reasonable efforts to take such action as may be reasonably required to negate the impact of any past actions by the Company which would reasonably be expected to adversely impact the ability of TKOG to treat the Merger as a pooling of interests. The taking by the Company of any action prohibited by the previous sentence, or the failure of the Company to use its commercially reasonable efforts to take any action required by the previous sentence, if the Merger is not able to be accounted for as a pooling of interests because of such action or failure to take action, shall constitute a breach of this Agreement by such party for the purposes of Section 10.

     (b) The Company agrees to make all reasonable representations and covenants in connection with the opinions of accountants required by Section 8.10.

6.11  OTHER AGREEMENTS

     (a) The Company shall use its reasonable best efforts to enter into new leases for the two office buildings in Tennessee with Michael D. Shmerling & Co., LLC, as landlord. Such leases shall be in form and substance reasonably satisfactory to TKOG.

     (b) The Company shall use its reasonable best efforts to enter into an agreement for services with System X. Such agreement shall be in form and substance reasonably satisfactory to TKOG.

6.12  EMPLOYMENT AGREEMENTS

     The Company shall use its reasonable best efforts to cause the key employees listed on Exhibit 6.12(a) to enter into new employment agreements with the Company to be effective on the Closing Date. Each employment agreement will be in substantially the form attached hereto as Exhibit 6.12(b).

6.13  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT

     The Proxy Statement/Prospectus shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and such recommendation shall not be withdrawn, modified or changed in a manner adverse to TKOG or Merger Sub unless this Agreement is terminated pursuant to Section 10.

6.14  TAX FREE REORGANIZATION

     The Company agrees not to take any action that would reasonably be expected to adversely affect the qualification of the Merger as a tax-free reorganization pursuant to Section 368 of the Code.

6.15  OPTIONS

     The Company shall cause the amendments and other actions listed on Section
2.11 of the Disclosure Schedule, on terms and conditions reasonably satisfactory to TKOG, to be approved by the Board of Directors of the Company and shall use its reasonable best efforts to cause each of the Option holders to consent thereto.

6.16  FINANCIAL STATEMENTS

     The Financial Statements for the years ended December 31, 1996 and 1997, which are being audited by Deloitte & Touche LLC, shall be substantially the same as the Financial Statements set forth in Section 4.5 of the Disclosure Schedule. Copies of the audited Financial Statements shall be delivered to TKOG as soon as practicable after the date first above written.

7  COVENANTS OF TKOG AND MERGER SUB

     Each of TKOG and Merger Sub, jointly and severally, hereby covenants and agrees as follows:

7.1  CERTAIN FILINGS

     (a) TKOG and Merger Sub agree to make or cause to be made all filings with regulatory authorities that are required to be made by TKOG or Merger Sub or their respective affiliates to carry out the transactions contemplated by this Agreement.

     (b) TKOG and Merger Sub agree to make all reasonable representations and covenants in connection with the opinions of counsel to be attached to the Registration Statement with respect to the correctness of the discussion in the Registration Statement as to the material federal income tax consequences of the Merger.

7.2  BEST EFFORTS TO SATISFY CONDITIONS

     Each of TKOG and Merger Sub agrees to use its best efforts to satisfy the conditions set forth in Sections 8 and 9 that are within its control.

7.3  NOTIFICATION OF CERTAIN MATTERS

     TKOG and Merger Sub shall promptly notify the Company of (i) the occurrence or non-occurrence of any fact or event of which TKOG or Merger Sub has knowledge which would be reasonably likely (A) to cause any representation or warranty of Merger Sub or TKOG contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) to cause any covenant, condition or agreement of Merger Sub or TKOG in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of Merger Sub or TKOG to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Merger Sub and TKOG, or the Company's right to rely thereon, or the conditions to the obligations of the Company. TKOG and Merger Sub shall give prompt notice to the Company of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

7.4  TAX FREE REORGANIZATION

     TKOG and Merger Sub agree not to take any action that would reasonably be expected to adversely affect the qualification of the Merger as a tax-free reorganization pursuant to Section 368 of the Code.

7.5  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT

     As promptly as practicable after the execution of this Agreement, and after the furnishing by the Company and TKOG of all information required to be contained therein (which each agrees to do as promptly as practicable after the date hereof), TKOG shall file with the Commission a Registration Statement on Form S-4 (or on such other form as shall be appropriate), which shall include the Proxy Statement/Prospectus relating to the approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger.

7.6  [INTENTIONALLY OMITTED]

7.7  LISTING

     TKOG shall use its reasonable best efforts to designate, prior to the Closing Date, the TKOG Shares for quotation on the NASDAQ National Market.

8.  CONDITIONS TO OBLIGATIONS OF TKOG AND MERGER SUB

     The obligations of TKOG and Merger Sub under this Agreement to consummate the Merger shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

8.1  REPRESENTATIONS AND WARRANTIES

     The representations and warranties of the Company contained in this Agreement or in the Disclosure Schedule or any certificate delivered pursuant hereto shall be complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and, without giving effect to any qualification as to materiality (or any variation of such term) contained in any representation or warranty, shall then be complete and correct in all material respects.

8.2  PERFORMANCE OF COVENANTS

     The Company shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

8.3  LACK OF ADVERSE CHANGE

     Except as set forth in Section 8.3 of the Disclosure Schedule, since October 31, 1998, there shall not have occurred any incident or event which, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, including the loss of any significant customer of the Company or any of its Subsidiaries.

8.4  UPDATE CERTIFICATE

     TKOG and Merger Sub shall have received favorable certificates, dated the Closing Date, signed by the Company as to the matters set forth in Sections 8.1,
8.2 and 8.3.

8.5  NO GOVERNMENTAL OR OTHER PROCEEDING

     No order of any Governmental Authority shall be in effect that restrains or prohibits any transaction contemplated hereby or that would limit or affect TKOG's or Merger Sub's ownership or operation of the business of the Company; no suit, action, investigation, inquiry or proceeding by any Governmental Authority shall be pending or threatened against TKOG, Merger Sub, the Company or any officer or director of any thereof, as such, that challenges the validity or legality, or that seeks to restrain the consummation, of the transactions contemplated hereby or that seeks to limit or otherwise affect TKOG's or Merger Sub's right to own or operate the business of the Company; and no written advice shall have been received by TKOG, Merger Sub or the Company or by any of their respective counsel from any Governmental Authority, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect TKOG's or Merger Sub's ownership or operation of the business of the Company.

8.6  APPROVALS AND CONSENTS

     All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement, the consummation by it of the transactions contemplated hereby and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of the Company shall have been obtained and made, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

8.7  OPINION OF COUNSEL

     The Company shall have delivered to TKOG and Merger Sub an opinion of Sherrard & Roe, PLC, dated the Closing Date and addressed to TKOG and Merger Sub, as to the matters set forth on Exhibit B hereto.

8.8  SHAREHOLDER APPROVAL

     This Agreement shall have been duly approved at or prior to the Effective Time of the Merger by the requisite vote of the Company Shareholders in accordance with the TBCA.

8.9  ESCROW AGREEMENT

     The Escrow Agreement shall have been duly executed and delivered by the Company.

8.10  OPINION OF ACCOUNTANT

     (a) TKOG and Merger Sub shall have received an opinion of Arthur Andersen LLP, independent certified public accountants, regarding the qualification of the Merger as a pooling of interests for accounting purposes. Such opinion shall be in form and substance reasonably satisfactory to TKOG.

     (b) The Company shall have received an opinion of Deloitte & Touche LLC, independent certified public accountants, regarding the poolability of the Company. Such opinion shall be in form and substance reasonably satisfactory to TKOG.

8.11  AFFILIATE AGREEMENTS

     TKOG shall have received from each Person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

8.12  EFFECTIVENESS OF THE REGISTRATION STATEMENT

     The Registration Statement shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the Commission.

8.13  EMPLOYMENT AGREEMENTS

     The employment agreements referred to in Section 6.12 shall have been executed by those employees listed on Exhibit 6.12(a).

8.14  DISSENTING SHAREHOLDERS

     Holders of not more than 7.5% of the shares of outstanding capital stock of the Company that are entitled to vote on the Merger shall be Dissenting Shareholders.

8.15  OPTIONS

     The Options shall have been amended or otherwise dealt with in accordance with Section 2.11 of the Disclosure Schedule, on terms and conditions reasonably satisfactory to TKOG, and all Option holders shall have consented to such amendments or other actions.

8.16  OTHER AGREEMENTS

     The agreements referred to in Section 6.11 shall have been executed by all parties thereto.

9.  CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company under this Agreement to consummate the Merger shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

9.1  REPRESENTATIONS AND WARRANTIES

     The representations and warranties of TKOG and Merger Sub contained in this Agreement or in the Disclosure Schedule or any certificate delivered pursuant hereto shall be complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and, without giving effect to any qualification as to materiality (or any variation of such term) contained in any representation or warranty, shall then be complete and correct in all material respects.

9.2  PERFORMANCE OF COVENANTS

     TKOG and Merger Sub shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

9.3  UPDATE CERTIFICATE

     The Company shall have received favorable certificates, dated the Closing Date, signed by TKOG and Merger Sub as to the matters set forth in Sections 9.1 and 9.2.

9.4  NO GOVERNMENTAL OR OTHER PROCEEDING

     No order of any Governmental Authority shall be in effect that restrains or prohibits the Merger; and no written advice shall have been received by TKOG, Merger Sub or the Company or by any of their respective counsel from any Governmental Authority, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger.

9.5  OPINIONS OF COUNSEL

     TKOG and Merger Sub shall have delivered to the Company an opinion of Kramer Levin Naftalis & Frankel LLP, dated the Closing Date and addressed to the Company, as to the matters set forth on Exhibit C-1 hereto and an opinion of Taft, Stettinius & Hollister LLP, dated the Closing Date and addressed to the Company, as to the matters set forth on Exhibit C-2 hereto.

9.6  SHAREHOLDER APPROVAL

     This Agreement shall have been duly approved at or prior to the Effective Time of the Merger by the requisite vote of the Company Shareholders in accordance with the TBCA.

9.7  EFFECTIVENESS OF THE REGISTRATION STATEMENT

     The Registration Statement shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the Commission.

9.8  LACK OF ADVERSE CHANGE

     Since September 30, 1998, there shall not have occurred any incident or event which, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect on TKOG and its Subsidiaries, taken as a whole.

9.9  EMPLOYMENT AGREEMENTS

     The employment agreements referred to in Section 6.12 shall have been executed by the Company.

10  TERMINATION OF AGREEMENT

     This Agreement may be terminated:

10.1  MUTUAL CONSENT

     At any time prior to the Effective Time, by mutual consent of TKOG, Merger Sub and the Company.

10.2  TRANSACTION DATE

     By TKOG, Merger Sub or the Company if the Effective Time shall not have occurred by June 30, 1999, unless such failure shall be due to a material breach of any representation or warranty, or the nonfulfillment in a material respect, and failure to cure such nonfulfillment, of any covenant or agreement contained herein on the part of the party or parties seeking to terminate.

10.3  BREACH

     (a) By TKOG or Merger Sub if there has been a material misrepresentation by the Company, or a material breach on the part of the Company of any of its warranties or covenants set forth herein, or a material failure on the part of the Company to comply with any of its other obligations hereunder; or

     (b) by the Company if there has been a material misrepresentation by TKOG or Merger Sub, or a material breach on the part of TKOG or Merger Sub of any of their warranties or covenants set forth herein, or a material failure on the part of TKOG or Merger Sub to comply with any of their other obligations hereunder.

     No such termination shall relieve any party of the consequences of any such misrepresentation, breach or failure.

11.  INDEMNIFICATION; REMEDIES

11.1  SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

     (a) All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall survive the Closing until the first anniversary of the Closing Date and shall thereafter terminate; provided, however, that a representation, warranty, covenant or obligation with respect to which a claim has been made but not resolved by such date shall survive, only with respect to such claim, until such claim is resolved and paid in full. The right to indemnification, payment of Damages (as defined below) or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

     (b) Neither party will have the right to indemnification, payment of Damages (as defined below) or other remedy based on any breach of representation, warranty, covenant or obligation from the other party to the extent that the party seeking indemnification, Damages or any other remedy had actual knowledge prior to the Closing Date of such breach; provided that if any information relating to any alleged breach was disclosed in the Disclosure Schedule, such disclosure is complete in all material respects; provided further that for purposes of this Section 11.1(b), the actual knowledge of TKOG is limited to the actual knowledge of Jules Kroll, Abram Gordon, Nicholas Carpinello, Nazzareno Paciotti and Steven Sharpe.

11.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SHAREHOLDERS

     (a) From and to the extent of the Escrow Fund only, and pursuant to the terms of the Escrow Agreement, Merger Sub, TKOG, the Company and their respective representatives (including all officers and directors), stockholders, controlling persons and Affiliates (collectively, the "Indemnified Persons") shall be indemnified and held harmless from and against any and all loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' and experts' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          (i) any breach of any representation or warranty made by the Company in this Agreement, the Disclosure Schedule or any certificate delivered by the Company pursuant to this Agreement; and

          (ii) any breach by the Company of any covenant or obligation of the Company in this Agreement; and

          (iii) any claim by any Person for brokerage or finder's fees or commission or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company in connection with the transactions contemplated hereby.

     (b) Notwithstanding any provision of this Agreement to the contrary, the Indemnified Persons shall not be entitled to recover Damages for any individual breach or series of related breaches of any representation, warranty, covenant or obligation of the Company unless such Damages (net of attorneys' fees) in respect of such breach or series of related breaches equal or exceed $25,000.

     (c) Notwithstanding any provision of this Agreement to the contrary, all claims for indemnification pursuant to this Section 11.2 shall be reduced by the amount of any insurance proceeds received by the Indemnified Persons in connection with the event(s) giving rise to such claims. If the Indemnified Persons receive payment from the Escrow Fund, pursuant to the Escrow Agreement, and the Indemnified Persons shall subsequently receive any insurance proceeds in connection with the event giving rise to the claim for indemnification hereunder, then the Indemnified Persons shall promptly pay back into the Escrow Fund a number of TKOG Shares having an aggregate Market Value as of the date of such repayment equal to the lesser of the sum of such insurance proceeds received and the amount so paid from the Escrow Fund, in each case, net of Taxes, if any, payable with respect to such amounts.

     (d) Notwithstanding any provision of this Agreement to the contrary, any Damages suffered by the Indemnified Persons in connection with a breach of any representation or warranty relating to Profiles Plus, Inc. for which the Indemnified Persons are entitled to indemnification pursuant to this Section
11.2 shall, to the extent available, first be satisfied by the escrow fund established in connection with the Agreement and Plan of Merger, dated as of March 23, 1998, among the Company, Background America of Florida, Inc., Gerry Belko, Gerard R. Schwalje, Paula Schwalje, David Cuffe and Profiles Plus, Inc.

11.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY TKOG AND MERGER SUB

     TKOG and Merger Sub will indemnify and hold harmless the Company and its representatives (including all officers and directors), shareholders, controlling persons and affiliates ("Company Parties"), and will pay to the Company Parties the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by TKOG or Merger Sub in this Agreement or in any certificate delivered by TKOG or Merger Sub pursuant to this Agreement, (b) any breach by TKOG or Merger Sub of any covenant or obligation of TKOG or Merger Sub in this Agreement or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with TKOG or Merger Sub in connection with the transactions contemplated hereby.

11.4  PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

     (a) An indemnified party shall promptly give notice to each indemnifying party after obtaining knowledge of any matter as to which recovery may be sought against such indemnifying party because of the indemnity set forth above, and, if such indemnity shall arise from the claim of a third party, shall permit such indemnifying party to assume the defense of any such claim or any Proceeding resulting from such claim; provided, however, that failure promptly to give any such notice shall not affect the indemnification provided under this Section 11, except to the extent such indemnifying party shall have been actually and materially prejudiced as a result of such failure. Notwithstanding the foregoing, an indemnifying party may not assume the defense of any such third-party claim or Proceeding if the claim or Proceeding (i) is reasonably likely to result in imprisonment of the indemnified party, (ii) is reasonably likely to result in a criminal penalty or fine against the indemnified party the consequences of which would be reasonably likely to have a Material Adverse Effect on the indemnified party unrelated to the size of such penalty or fine or
(iii) is reasonably likely to result in an equitable remedy which would materially impair the indemnified party's ability to exercise its rights under this Agreement, or impair TKOG's right or ability to operate the Company or any of its Subsidiaries. If an indemnifying party assumes the defense of such third party claim or Proceeding, such indemnifying party shall agree prior thereto, in writing, that it is liable under this Section 11 to indemnify the indemnified party in accordance with the terms contained herein in respect of such claim or Proceeding (provided that no such agreement as to liability shall contain any admission of liability to any third party), shall conduct such defense diligently, shall have full and complete control over the conduct of such claim or Proceeding on behalf of the indemnified party and shall, in its sole discretion, have the right to decide all matters of procedure, strategy, substance and settlement relating to such claim or Proceeding; provided, however, that any counsel chosen by such indemnifying party to conduct such defense shall be reasonably satisfactory to the indemnified party. The indemnified party may participate in such claim or Proceeding and retain separate co-counsel at its sole cost and expense (except that the indemnifying party shall be responsible for the fees and expenses of one separate co-counsel for the indemnified party to the extent the indemnified party is advised by its counsel that either (x) the counsel the indemnifying party has selected has a conflict of interest or (y) there are legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party), and the indemnifying party will not without the written consent of the indemnified party consent to the entry of any judgment or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or the claimant in the matter releases the indemnified party from all liability with respect thereto. Failure by an indemnifying party to notify the indemnified party of its election to defend any such claim or Proceeding by a third party within thirty (30) days after notice thereof shall have been given to such indemnifying party by the indemnified party shall be deemed a waiver by such indemnifying party of its right to defend such claim or Proceeding.

     (b) If no indemnifying party is permitted or elects to assume the defense of any such claim or Proceeding by a third party, the indemnified party shall diligently defend against such claim or Proceeding in such manner as it may reasonably deem appropriate and, in such event, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party and its affiliates in connection with the defense against such claim or Proceeding, as such costs and expenses are incurred. Any counsel chosen by such indemnified party to conduct such defense must be reasonably satisfactory to the indemnifying party or parties, and only one counsel shall be retained to represent all indemnified parties in a Proceeding (except that if litigation is pending in more than one jurisdiction with respect to a Proceeding, one such counsel may be retained in each jurisdiction in which such litigation is pending).

     (c) The indemnified party will cooperate in all reasonable respects with any indemnifying party in the conduct of any claim or Proceeding as to which such indemnifying party assumes the defense. For the cooperation of the indemnified party pursuant to this Section 11.4, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party or its affiliates in connection therewith, as such costs and expenses are incurred.

     (d) In the event the indemnified party is any of the Indemnified Persons (and not any of the Company Parties), then the Shareholder Representative shall have the right to take over the defense of any such claim or Proceeding in accordance with this Section 11.4 and all decisions made by the Shareholder Representative in connection with such defense shall bind all indemnifying parties. Notwithstanding anything in this Section 11.4 to the contrary, the Shareholder Representative shall not assume the defense of any third party claim or Proceeding if the claim or Proceeding is for an unspecified amount or is for an amount in excess of the value of the Escrow Fund available at the time such claim or Proceeding is brought. If the Shareholder Representative cannot assume the defense of any claim or Proceeding pursuant to the preceding sentence, the Shareholder Representative may nevertheless participate in (but not control) the defense of such claim or Proceeding at its sole cost and expense. If the Shareholder Representative has assumed the defense of a third party claim or Proceeding as the indemnifying party in accordance with Section 11.4, the Shareholder Representative may not settle such claim or Proceeding for an amount in excess of the value of the Escrow Fund without the prior written consent of TKOG.

12  GENERAL PROVISIONS

12.1  EXPENSES

     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. The Company's out-of-pocket expenses with respect to the foregoing, including attorney's fees, shall not exceed the amount set forth in Section 12.1 of the Disclosure Schedule. Any out-of-pocket expenses incurred by the Company in excess of such amount shall be borne by the Shareholders. By voting for or failing to dissent from the approval of this Agreement, each Company Shareholder automatically and without any further act or deed irrevocably agrees that such Company Shareholder accepts and shall be bound by this Section 12.1. By exercising Options pursuant to Section 2.11(b), each holder of such Options automatically and without any further act or deed irrevocably agrees that such holder accepts and shall be bound by this Section 12.1.

12.2  PUBLIC ANNOUNCEMENTS

     Unless required by law or by the NASDAQ National Market, any public announcement or similar publicity with respect to this Agreement, the Closing or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as TKOG determines with the concurrence of the Company, which concurrence shall not be unreasonably withheld or delayed by the Company. Unless disclosure is consented to by TKOG in advance or required by law, the Company shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person and shall use its best efforts to ensure that the Company Shareholders do the same. The Company and TKOG will consult with each other concerning the means by which the Company"s employees, customers and suppliers and others having dealings with the Company will be informed of this Agreement, the Closing and the transactions contemplated hereby, and representatives of TKOG may at its option be present for any such communication.

12.3  NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or fax numbers set forth below (or to such other address, person's attention or fax number as a party may designate by notice to the other parties given in accordance with this Section 12.3):

          (a) If to TKOG or Merger Sub:

              The Kroll-O'Gara Company
              9113 LeSaint Drive
              Fairfield, OH 45014
              Telecopier No.: (513) 874-1262
              Telephone No.: (513) 881-5481
              Attention: Abram S. Gordon, Esq.

          With a copy to:

              Kramer Levin Naftalis & Frankel LLP
              919 Third Avenue
              New York, NY 10022
              Telecopier No.: (212) 715-8000
              Telephone No.: (212) 715-9100
              Attention: Peter S. Kolevzon, Esq.

          (b) If to the Company:

              Background America, Inc.
              1900 Church Street, Suite 400
              Nashville, TN 37203
              Telecopier No.: (615) 321-9585
              Telephone No.: (615) 320-9800
              Attention: Michael Shmerling

          With a copy to:

              Sherrard & Roe
              424 Church Street, 20th Floor
              SunTrust Center Building
              Nashville, TN 37219
              Telecopier No.: (615) 742-4539
              Telephone No.: (615) 742-4200
              Attention: Thomas Sherrard, Esq.

BACKGROUND AMERICA, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR SPECIAL MEETING

The undersigned hereby appoints Michael D. Shmerling and A. Michael Rosen, and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Special Meeting of Shareholders of Background America, Inc. to be held at 1900 Church Street, Suite 400, Nashville, Tennessee 37203 on ________, 1999, at __________, and at any adjournments thereof:

1. The Agreement and Plan of Merger, dated as of January 21, 1999, by and among The Kroll-O'Gara Company, Kroll-O'Gara Tennessee, Inc. (a wholly owned subsidiary of Kroll-O'Gara) and Background America, Inc.

/ / FOR     / / AGAINST     / / ABSTAIN      on the proposal for the merger of
                                             Kroll-O'Gara Tennessee, Inc. into
                                             Background America with the result
                                             that Background America will become
                                             a wholly owned subsidiary of
                                             Kroll-O'Gara, and the waiver of any
                                             liquidation preference otherwise
                                             payable to holders of Background
                                             America preferred stock.

2. In accordance with the recommendation of the Board of Directors, upon such other business as may properly come before the meeting.

The proxy will be voted on the above as specified. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED "FOR" THE PROPOSAL and, in accordance with the recommendation of the Board of Directors, upon such other business as may properly come before the meeting.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

As to any other matter, said attorneys shall vote in accordance with the recommendation of the Board of Directors.

Please mark: I do / / do not / / plan to attend the meeting. Please mail your proxy to Background America even though you plan to attend the meeting. If you do not vote in person, your proxy will be used; if you do vote in person, your proxy will not be used.

                                        Dated __________________, 1999

                                        ________________________________________

                                        ________________________________________
                                        (Signature of Shareholder)

                                        IMPORTANT: Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer.

          (c) If to the Shareholder Representative:

              Russell R. French
              c/o Noro-Mosely Partners III, L.P.
              9 North Parkway Square
              4200 Northside Parkway, N.W.
              Atlanta, GA 30327
              Telecopier No.: (404) 239-9280
              Telephone No.: (404)

          With a copy to:

             King & Spalding
             191 Peachtree Street, N.E.
             Atlanta, GA 30303-1763
             Telecopier No.: (404) 572-5100
             Telephone No.: (404) 572-4600
             Attention: Lynn Scott, Esq.

          And a copy to:

             Sherrard & Roe
             424 Church Street, 20th Floor
             SunTrust Center Building
             Nashville, TN 37219
             Telecopier No.: (615) 742-4539
             Telephone No.: (615) 742-4200
             Attention: Thomas Sherrard, Esq.

12.4  JURISDICTION; SERVICE OF PROCESS

     Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Ohio, County of Butler or the United States District Court for the Southern District of Ohio, Western Division, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Service of process or any other papers in any such Proceeding may be made by registered or certified mail, return receipt requested, pursuant to the provisions of Section 12.3.

12.5  FURTHER ASSURANCES

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.6  WAIVER

     Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege.

12.7  ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including any correspondence among TKOG, Merger Sub, the Company or any Company Shareholder) and constitutes (along with the documents referred to in this Agreement) the entire agreement among the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.8  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

     No party may assign any of its rights under this Agreement without the prior written consent of the other parties except that TKOG may assign any of its rights, but not its obligations, under this Agreement to any direct wholly owned Subsidiary of TKOG. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties and their respective heirs and personal representatives. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Persons contemplated by Section 11 any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.9  SEVERABILITY

     If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the term or provision, to delete specific words or phrases and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

12.10  SECTION HEADINGS, CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. In this Agreement
(i) words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) the word "including" shall mean "including without limitation," whether or not expressed,
(iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing Date, as applicable, unless otherwise expressly provided, (v) any reference herein to a Section, Schedule or Exhibit refers to a Section of or a Schedule or Exhibit to this Agreement, unless otherwise stated, and (vi) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day. Each party acknowledges that he, she or it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

12.11  GOVERNING LAW

     This Agreement will be governed by the internal laws of the State of New York without regard to principles of conflict of laws.

12.12  COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                          THE KROLL-O'GARA COMPANY

                                          By
                                            ------------------------------------
                                             Name:
                                             Title:

                                          KROLL-O'GARA TENNESSEE, INC.

                                          By
                                            ------------------------------------
                                             Name:
                                             Title:

                                          BACKGROUND AMERICA, INC.

                                          By
                                            ------------------------------------
                                             Name:
                                             Title:

                                                                       EXHIBIT A

                                ESCROW AGREEMENT

     This ESCROW AGREEMENT dated as of           , 1999 is by and among The
Kroll-O'Gara Company ("TKOG"), an Ohio corporation, Russell R. French, as the representative (the "Shareholder Representative") of the shareholders (the "Shareholders") of Background America, Inc. ("BAI"), a Tennessee corporation, and Star Bank, N.A., as escrow agent (the "Escrow Agent").

                             PRELIMINARY STATEMENT

     Pursuant to an Agreement and Plan of Merger dated as of January 21, 1999 (the "Merger Agreement") by and among TKOG, Kroll-O'Gara Tennessee, Inc. and BAI, Merger Sub will be merged with and into BAI and BAI will become a wholly owned subsidiary of TKOG. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

     BAI and the Shareholders have agreed to indemnify TKOG as provided in the Merger Agreement through the deposit of shares of TKOG Common Stock (the "Escrow Shares") pursuant to Section 2.8 of the Merger Agreement. A list of all Shareholders and their respective percentage interests in the Escrow Shares is attached hereto as Schedule 1.

     The Escrow Agent is not a party to any agreement between TKOG and BAI and shall not be required to interpret the terms of any such agreement, it being agreed that all of Escrow Agent's duties and obligations are stated in this Agreement.

     The parties hereto agree as follows:

     1. Establishment of Escrow. Pursuant to Section 2.8 of the Merger Agreement, TKOG has delivered to the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, the Escrow Shares in the form of a single stock certificate. The Escrow Shares shall be held in escrow in the name of the Escrow Agent or its nominee, subject to the terms and conditions set forth herein. The Escrow Shares and any and all shares of TKOG Common Stock or other securities declared and paid as a dividend or other distribution on or with respect to the Escrow Shares shall be and become part of the "Escrow Fund" to be held and disposed of by the Escrow Agent pursuant to the terms and conditions of this Agreement. Unless and until the Escrow Shares are returned to TKOG or delivered to the Shareholders pursuant to the terms of this Agreement, the Shareholder Representative shall vote the Escrow Shares.

     2. Amounts Earned on Escrow Shares; Tax Matters. All amounts distributed on the Escrow Shares as cash dividends shall be distributed pro rata to the Shareholders. The parties agree that to the extent permitted by applicable law, including Section 468B(g) of the Internal Revenue Code of 1986, as amended (the "Code"), the Shareholders will include all amounts earned on the Escrow Fund in their gross income for federal, state and local income tax (collectively, "income tax") purposes and pay any income tax resulting therefrom. The Escrow Agent has been previously furnished with all information necessary to enable it to comply with the reporting and backup withholding requirements of the Code and all reporting and withholding information.

     3.  Claims Against Escrow Shares.

     (a) At any time or times prior to the first anniversary of the Effective Time (as such term is defined in the Merger Agreement), TKOG may make claims against the Escrow Fund for amounts due for indemnification under Section 11 of the Merger Agreement. TKOG shall notify the Shareholder Representative and the Escrow Agent in writing of each such claim, stating that TKOG has paid or incurred or anticipates that it may be required to pay or may incur Damages (as such term is defined in the Merger Agreement) in the amount stated in such notice or has negotiated a proposed settlement in connection with potential Damages, and specifying in reasonable detail (to the extent then ascertainable) individual items of Damages included in the amount so stated, the date each such item was paid or incurred, or the material terms of a settlement or the basis for such anticipated liability, and the nature of the claim to which such item is related. If applicable, each such notice shall state that the Damages paid or incurred or anticipated to be incurred or paid by the Company exceed, on a cumulative basis with all prior Damages paid or incurred or anticipated to be paid or incurred, the applicable threshold amount, if any, set forth in Section
11.2 of the Merger Agreement. Each such notice delivered to the Escrow Agent by TKOG shall contain a representation from TKOG to the effect that TKOG has delivered a copy of such notice to the Shareholder Representative prior to or simultaneously with its delivery to the Escrow Agent. The Escrow Agent shall have no duty to ascertain whether the Shareholder Representative received the notice. The Escrow Agent shall advise TKOG and the Shareholder Representative of the date on which it received notice from TKOG of such claim, which date shall be conclusively deemed correct. In the event that the amount subject to the claim is unliquidated, TKOG shall make a good faith estimate as to the amount of the claim; such claim and such amount of the claim are subject to Section 4 hereof. If the amount of such unliquidated claim is paid pursuant to Section 3(e) hereof and if Damages actually incurred in connection with any such unliquidated claim are less than the amount paid to TKOG from the Escrow Fund, TKOG will pay back into the Escrow Fund a number of shares of TKOG Common Stock (the "Refund Shares") having an aggregate Escrow Share Value as of the date such amount was first paid to TKOG equal to the amount by which (i) the Escrow Share Value of the Escrow Shares paid to TKOG from the Escrow Fund on the date such amount was first paid to TKOG exceeds (ii) the Damages actually incurred; provided that if the Escrow Agreement has terminated, TKOG shall distribute the Refund Shares to the Shareholders in proportion to the percentages set forth on
Schedule I. If the amount of such unliquidated claim is paid pursuant to Section 3(e) hereof and if Damages actually incurred in connection with any such unliquidated claim are greater than the amount paid to TKOG from the Escrow Fund, TKOG shall so notify the Shareholder Representative and the Escrow Agent in writing and pursuant to Section 3(e) hereof, the Escrow Agent shall pay to TKOG a number of shares of TKOG Common Stock having an aggregate Escrow Share Value as of the date such amount was first paid to TKOG equal to the amount by which (i) the Damages actually incurred exceeds (ii) the Escrow Share Value of the Escrow Shares paid to TKOG from the Escrow Fund on the date such amount was first paid to TKOG.

     (b) The Shareholder Representative may dispute such claim, in which case the Shareholder Representative shall give written notice thereof to TKOG and to the Escrow Agent within thirty (30) days after the date on which the Escrow Agent received TKOG's notice (the "Response Period") (if the Escrow Agent receives the Shareholder Representative's notice within the aforesaid time period, the Escrow Agent may conclusively presume that the notice was received by TKOG within the aforesaid time period).

     (c) If the Shareholder Representative gives a timely written notice of dispute pursuant to Section 3(b) hereof, the Escrow Agent shall continue to hold the Escrow Shares in accordance with the terms of this Agreement. If the Shareholder Representative does not give timely written notice disputing such claim, such claim shall be deemed to have been acknowledged to be payable out of the Escrow Fund in the full amount thereof as set forth in the claim and the Escrow Agent shall promptly pay such claim from the Escrow Fund to TKOG after expiration of the Response Period. Such claim shall be paid in Escrow Shares having a value equal to the amount of such claim (based upon the Escrow Share Value (as defined below)).

     (e) The Escrow Agent shall effect any payment or delivery of Escrow Shares to TKOG by surrendering the certificate for such Escrow Shares to TKOG's transfer agent for cancellation and transfer upon receipt by the Escrow Agent of a copy of a letter from TKOG to TKOG's transfer agent, instructing such transfer agent to promptly issue a new certificate to the Escrow Agent for the remaining Escrow Shares after giving effect to such payment or delivery. If the amount of the claim exceeds the aggregate value of the Escrow Fund, the Escrow Agent shall have no liability or responsibility for any deficiency. The value per share of the Escrow Shares for purposes of this Agreement shall be the Market Value (collectively, the "Escrow Share Value"); provided however, that the Escrow Share Value will be appropriately increased or decreased, as the case may be, in the event of any combination or split-up (by way of stock dividend or otherwise) of TKOG Common Stock. For purposes of this Agreement, "Market Value" shall mean the average of the last sales price on the Nasdaq National Market of TKOG Common Stock for the five consecutive trading days ending on the trading day that is four days immediately prior to the Closing Date. In determining the number of Escrow Shares required to pay a claim, the Escrow Agent may make such determination in good faith or it may rely on the written instructions of TKOG; provided, that in each case such determination shall be based upon the Escrow Share Value. All payments made by the Escrow Agent pursuant to such claim shall be applied to the Shareholders in accordance with their respective percentages set forth on
Schedule I hereto. The Escrow Agent shall have no liability or responsibility for the performance of any calculations pursuant to this Section 3, including any determination with respect to the number of Escrow Shares required to pay a claim pursuant to this Section 3. All claims paid out of the Escrow Shares with respect to each Shareholder shall be rounded down to the nearest whole share. Under no circumstances shall the Shareholders or the Shareholder Representative have any right to substitute other property for the Escrow Shares or to change the per share value stated herein.

     4.  Disputed Claims.

     (a) If the Shareholder Representative shall dispute an indemnification claim of TKOG as above provided and subject to Section 3 hereof, the Escrow Agent shall set aside a number of Escrow Shares having an aggregate Escrow Share Value equal to the amount of the claim as set forth in the notice of the claim (the "Set Aside Amount"). The Escrow Agent shall adjust each Set Aside Amount in the event that (i) TKOG makes another claim against the Escrow Fund pursuant to
Section 3 and an additional Set Aside Amount is established, (ii) the Escrow Agent pays out any claim for which any Set Aside Amount was set aside or (iii) the Expiration Date occurs, so that any Set Aside Amount, as adjusted, shall at any such time have an aggregate Escrow Share Value equal to the amount of the claim as set forth in the notice of the claim; provided that for purposes of the payment of claims, the value of each share comprising any Set Aside Amount shall equal the Market Value on the date of such payment. In the event TKOG notifies the Escrow Agent in writing that it has made or anticipates that it will incur out-of-pocket expenditures or legal expenses in connection with any such disputed claim with respect to which it is entitled to be indemnified under the Merger Agreement, a number of the Escrow Shares having an aggregate Escrow Share Value equal to such incurred or anticipated expenditures shall also be set aside and added to and become a part of the Set Aside Amount, which aggregate Set Aside Amount shall be set forth in a written notice to the Escrow Agent executed by TKOG; provided, that in the event that it shall be agreed (as evidenced by a written notice executed by TKOG and the Shareholder Representative) or determined through a proceeding described in Section 4(b) hereof that TKOG is not entitled to indemnification with respect to such claim, the Escrow Agent shall no longer set aside such number of Escrow Shares but shall nevertheless continue to hold the same, subject to the terms and conditions otherwise herein contained.

     (b) If the Escrow Agent has not received written notice executed by TKOG and the Shareholder Representative within thirty (30) days after the Shareholder Representative sends notice of such dispute to the effect that the disputed indemnification claim has been resolved, the Escrow Agent shall continue to hold the Set Aside Amount until directed to dispose of it pursuant to (i) a final non-appealable order of a court of competent jurisdiction or (ii) instructions or directions furnished in writing signed by both the Shareholder Representative and TKOG. Upon receipt of either such direction, the Escrow Agent shall promptly comply therewith. In no event shall the Escrow Agent be responsible for any fees or expenses of any party to any litigation or proceeding.

     5. Termination. This Agreement shall terminate at the first anniversary of the Effective Time (the date of such anniversary is hereinafter referred to as the "Expiration Date"), provided that there is no outstanding litigation between TKOG and the Shareholder Representative with respect to the settlement of any Set Aside Amount; otherwise this Agreement shall continue in effect with respect to each Set Aside Amount that is subject to litigation between TKOG and the Shareholder Representative until the resolution of such litigation. TKOG shall provide the Escrow Agent with reasonable advance notice of the Expiration Date and shall confirm the occurrence of such as soon as practicable thereafter. On the Expiration Date or as soon thereafter as is practicable, the Escrow Agent shall distribute the Escrow Fund (including any Set Aside Amount which is not the subject of such litigation), less the number of Escrow Shares subject to such litigation, to the Shareholders, pro rata in accordance with their respective percentages set forth on Schedule I hereto, or to TKOG pursuant to
Section 3(e). At such time thereafter as all litigation with respect to the settlement of any Set Aside Amount has been resolved and the Escrow Agent has received a written notice executed by TKOG and the Shareholder Representative to that effect (or a copy of a court order pursuant to Section 4(b) hereof to that effect) and any Escrow Shares to be distributed to TKOG in connection therewith have been so distributed, the Escrow Agent shall distribute the remaining Escrow Fund, if any, to the Shareholders pro rata in accordance with their respective percentages set forth on Schedule I hereto and this Agreement shall terminate. The Escrow Agent shall effect such distributions of Escrow Shares as it is required to make to the Shareholders under this Agreement by surrendering such Escrow Shares to TKOG's stock transfer agent for cancellation and transfer upon receipt by the Escrow Agent of a copy of a letter from TKOG to TKOG's transfer agent (which letter TKOG shall promptly issue to the transfer agent), instructing such transfer agent to issue certificates for such Escrow Shares pro rata to the Shareholders.

     6.  The Escrow Agent.

     (a) Notwithstanding anything herein to the contrary, the Escrow Agent shall retain and promptly dispose of all or any part of the Escrow Fund in accordance with this Agreement. The reasonable fees and expenses of the Escrow Agent in connection with its execution and performance of this Agreement as set forth on
Schedule 2 hereto shall be borne by TKOG and shall be due and payable upon the signing of this Agreement and on the first day of each subsequent year during which this Agreement remains in effect. The Escrow Agent shall not be liable for any act or omission to act under this Agreement, including any and all claims made against the Escrow Agent as a result of its holding the Escrow Fund in its own name, except for its own gross negligence or willful misconduct. TKOG agrees to indemnify and hold harmless the Escrow Agent from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses (including but not limited to reasonable attorneys' fees) (the "Escrow Damages") claimed against or incurred by the Escrow Agent arising out of or related, directly or indirectly, to this Agreement, except for Escrow Damages arising out of acts of gross negligence or willful misconduct; provided, however, that the Shareholder Representative agrees to promptly reimburse TKOG for any Escrow Damages arising solely out of any improper action or omission to act on the part of (i) any Shareholder, using a portion of the Escrow Fund in an amount up to such Shareholder's pro rata share of the Escrow Fund, or (ii) the Shareholder Representative, in an amount up to the Escrow Fund. The Escrow Agent may decline to act and shall not be liable for failure to act if in doubt as to its duties under this Agreement. The Escrow Agent may act upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instruction hereunder, reasonably believed by it to be authorized, has been duly authorized to do so. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in connection with any other document or agreement, including, but not limited to, the Merger Agreement. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to refrain from taking any action other than to keep safely the Escrow

Fund until it shall (i) receive written instructions signed by TKOG and the Shareholder Representative; or (ii) is directed otherwise by a court of competent jurisdiction.

     (b) The Escrow Agent may act in reliance upon any instructions signed on signature believed by it to be genuine, and may assume that any person who has been designated by TKOG or the Shareholder Representative to give any written instructions, notice or receipt, or make any statements in connection with the provisions hereof, has been duly authorized to do so. The Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions. The name and true signatures of each individual authorized to act on behalf of TKOG and the Shareholder Representative are stated in Exhibit A which is attached hereto and made a part hereof.

     (c) The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to TKOG and the Shareholder Representative, at the addresses set forth herein or at such other address as such parties shall provide, at least thirty (30) days prior to the date specified for such resignation to take effect. In such event TKOG and the Shareholder Representative shall appoint a successor escrow agent within said thirty (30) days; if a successor escrow agent is not designated within such period, the Escrow Agent may appoint a successor escrow agent; provided, however, that such successor escrow agent shall be acceptable to TKOG and the Shareholder Representative and shall agree to abide by the terms and conditions of this Agreement. Upon the effective date of such resignation, the Escrow Fund shall be delivered by it to such successor escrow agent. In the event the Escrow Agent does not appoint a successor escrow agent within thirty (30) days, the Escrow Fund shall be delivered to and deposited with a court of competent jurisdiction to act as successor escrow agent. Upon the delivery of the Escrow Fund pursuant to this Section 6(c) to a successor escrow agent, the Escrow Agent shall be relieved of all liability hereunder except those arising from its negligence or willful misconduct.

     (d) In the event that the Escrow Agent should at any time be confronted with inconsistent or conflicting claims or demands by the parties hereto, the Escrow Agent shall have the right to interplead said parties in any court of competent jurisdiction and request that such court determine the respective rights of such parties with respect to this Agreement and, upon doing so, the Escrow Agent shall be released from any obligations or liability to either party as a consequence of any such claims or demands.

     (e) The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder, either directly or by or through its agents or attorneys. The Escrow Agent shall not be responsible for and shall not be under a duty to examine, inquire into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any amendment or supplement hereto.

     7.  Shareholder Representative.

     (a) In the event the Shareholder Representative shall die or resign or otherwise terminate his status as such, his successor shall be any Shareholder appointed by the Shareholder Representative or, in the case of the death of the Shareholder Representative or where the Shareholder Representative fails to appoint a successor after a vacancy has been created, elected by the vote or written consent of a majority in interest of the Shareholders. If the Shareholders fail for any reason to elect a new Shareholder Representative and during any period in which a vacancy exists, Michael D. Shmerling shall serve as the Shareholder Representative until a new Shareholder Representative is elected. All decisions of the Shareholder Representative shall be binding upon the Shareholders. The Shareholder Representative shall keep the Shareholders reasonably informed of his or her decisions of a material nature.

     (b) The Shareholder Representative is authorized to take any action deemed by him or her appropriate or necessary to carry out the provisions of, and to determine the rights of the Shareholders under, this Agreement and is entitled to rely on the advice of counsel with respect to the decision to take any action or omit to take any action hereunder. The Shareholder Representative shall serve as the agent of the Shareholders for all purposes related to this Agreement, including without limitation service of process upon the Shareholders. By his or her execution of this Agreement, the Shareholder Representative accepts and agrees to diligently discharge the duties and responsibilities of the Shareholder Representative set forth in this Agreement. The authorization and designation of the Shareholder Representative under this Section 7(b) shall be binding upon the successors and assigns of each of the Shareholders. TKOG and the Escrow Agent shall be entitled to rely upon such authorization and designation and shall be fully protected in dealing with the Shareholder Representative, and shall have no duty to inquire into the authority of any person reasonably believed by any of them to be the Shareholder Representative.

     (c) The Shareholder Representative shall not be entitled to any compensation for services hereunder.

     (d) In performing the functions specified in this Agreement, the Shareholder Representative shall not be subject to liability to the Shareholders for any act or omission to act under this Agreement in the absence of fraud or willful misconduct on the part of the Shareholder Representative.

     (e) Each of the Shareholders by approval of or absence of dissent from the Merger Agreement (i) appoints the Shareholder Representative (and any successor appointed in accordance with this Section 7) as agent and attorney-in-fact, to serve as the Shareholder Representative under this Agreement and take all actions pursuant to this Agreement and (ii) agrees to indemnify the Shareholder Representative for all costs and expenses incurred by the Shareholder Representative in fulfilling his obligations under this Agreement. All decisions of the Shareholder Representative under this Agreement shall be binding upon the Shareholders, and notices to or from the Shareholder Representative shall constitute notice to or from each of the Shareholders under this Agreement.

     8. Governing Law; Successors and Assigns; Venue; Jurisdiction. This Agreement is governed by the laws of Ohio without regard to its conflict of law provisions, and shall inure to the benefit of and be binding upon the successors, assigns, heirs and personal representatives of the parties hereto. This Agreement shall be enforceable in any court of competent jurisdiction. In furtherance of and not in limitation of the foregoing, each of the parties hereto (i) agrees and consents to the personal jurisdiction and venue of the state and Federal courts sitting in the county of Butler and State of Ohio in any action or proceeding arising out of or connected in any way with this Agreement, (ii) irrevocably waives, to the fullest extent permitted by law, any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (iii) agrees that service of process in any such action or proceeding will be sufficient if sent by certified mail, return receipt requested, to the address set forth in Section 10 hereof, and that such service shall constitute "personal service," and further agrees to the invocation of said jurisdiction by service of process in any other manner authorized by law.

     9. Counterparts. This Agreement may be executed in one or more counterparts, all of which documents shall be considered one and the same document.

     10. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

          TO TKOG:

          The Kroll-O'Gara Company
          9113 LeSaint Drive
          Fairfield, Ohio 45014
          Attention: General Counsel
          Fax: (513) 874-1262

          In each case with a copy to:

          Kramer Levin Naftalis & Frankel LLP
          919 Third Avenue
          New York, New York 10022
          Attention: Peter S. Kolevzon, Esq.
          Fax: (212) 715-8000

          TO THE SHAREHOLDER REPRESENTATIVE:

          Russell R. French
          c/o Noro-Mosely Partners III, L.P.
          9 North Parkway Square
          4200 Northside Parkway, N.W.
          Atlanta, Georgia 30327
          Fax: (404) 239-9280

          In each case with a copy to:

          King & Spalding
          191 Peachtree Street
          Atlanta, GA 30303-1763
          Attention: Lynn Scott, Esq.
          Fax: (404) 572-5100

          and to:

          Sherrard & Roe
          424 Church Street, 20th Floor
          SunTrust Center Building
          Nashville, TN 37219
          Attention: Thomas Sherrard, Esq.
          Fax: (615) 742-4539

          TO ESCROW AGENT:

          Star Bank, N.A.
          452 Walnut Street
          Cincinnati, Ohio 45202
          Attention: Bob Jones
          Fax: (513) 632-5511

Addresses, facsimile numbers and the person to whose attention notices are to be sent may be changed by written notice given pursuant to this Section 10. Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representative.

     11. Business Days. In any case where the date for payment of any portion of the Escrow Fund or notice or any other date hereunder shall be a Saturday, Sunday or legal holiday or a day on which banking institutions in the City of New York are authorized by law to close, then the date for such payment of the Escrow Fund or notice or any other date may be made on the next succeeding business day.

     12. Amendments, Etc. This Agreement may be amended, modified, superseded or canceled (collectively, "modification"), and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance; provided, however, that any modification or waiver which treats all of the Shareholders equally with respect to their rights to the Escrow Fund shall only require approval of the Shareholders on whose behalf a then majority in interest of the Escrow Fund is held. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. No party may assign any rights, duties or obligations hereunder unless all other parties have given their prior written consent.

     13. Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement under seal as of the date first stated above.

                                          THE KROLL-O'GARA COMPANY

                                          By:
                                             ----------------------------------
                                              Name:
                                              Title:

                                          SHAREHOLDER REPRESENTATIVE, in his
                                          capacity as the Shareholder
                                          Representative

                                          By:
                                             ----------------------------------
                                              Name: Russell R. French

                                          STAR BANK, N.A., as Escrow Agent

                                          By:
                                             ----------------------------------
                                              Name:
                                              Title:

                                                                      APPENDIX B

                                   CHAPTER 23

                  BUSINESS CORPORATIONS -- DISSENTERS' RIGHTS

PART 1.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

     48-23-101 DEFINITIONS. -- (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under "48-23-102 and who exercises that right when and in the manner required by Sections 48-23-201-48-23-209;

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

     (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

     48-23-102 RIGHT TO DISSENT. -- (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation is a party:

          (A) If shareholder approval is required or the merger by Section 48-21-103 or the charter and the shareholder is entitled to vote on the merger; or

          (B) If the corporation is a subsidiary that is merged with its parent under Section 48-21-104;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

     (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

          (A) Alters or abolishes a preferential right of the shares;

          (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

          (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

          (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

          (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under Section 48-16-104; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

     48-23-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of the same class of which he is the beneficial shareholder or over which he has power to direct the vote.

PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     48-23-201 NOTICE OF DISSENTERS' RIGHTS. -- (a) If proposed corporate action creating dissenters' rights under Section 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (b) If corporate action creating dissenters' rights under Section 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 48-23-203.

     (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

     48-23-202 NOTICE OF INTENT TO DEMAND PAYMENT. -- (a) If proposed corporate action creating dissenters' rights under Section 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by
     Section 48-23-201.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

     48-23-203 DISSENTERS' NOTICE. -- (a) If proposed corporate action creating dissenters' rights under Section 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 48-23-202.

     (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered;

     and (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to
     Section 48-23-201.

     48-23-204 DUTY TO DEMAND PAYMENT. -- (a) A shareholder sent a dissenters' notice described in Section 48-23-203 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to Section 48-23-203(b)(3), and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

     (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

     48-23-205 SHARE RESTRICTIONS. -- (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under Section 48-23-207.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

     48-23-206 PAYMENT. -- (a) Except as provided in section 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with section 48-23-204 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under
     Section 48-23-209; and

          (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Section 48-23-201 or
     Section 48-23-203.

     48-23-207 FAILURE TO TAKE ACTION. -- (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under section 48-23-203 and repeat the payment demand procedure.

     48-23-208 AFTER-ACQUIRED SHARES. -- (a) A corporation may elect to withhold payment required by section 48-23-206 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 48-23-209.

     48-23-209  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. --
(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under section 48-23-206), or reject the corporation's offer under section 48-23-208 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under section 48-23-206 or offered under section 48-23-208 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under section 48-23-206 within two (2) months after the date set for demanding payment; or

          (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for his shares.

PART 3.  JUDICIAL APPRAISAL OF SHARES

     48-23-301 COURT ACTION. -- (a) If a demand for payment under section 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 48-23-208.

     48-23-302 COURT COSTS AND COUNSEL FEES. -- (a) The court in an appraisal proceeding commenced under section 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 48-23-209.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 48-23-201-48-23-209; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1701.13(D) of the Ohio General Corporation Law allows indemnification by Kroll-O'Gara to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of Kroll-O'Gara, by reason of the fact that he is or was a director, officer, employee or agent of Kroll-O'Gara, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be or not opposed to the best interests of Kroll-O'Gara and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to Kroll-O'Gara unless determined by the court. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent counsel or by the shareholders.

     Kroll-O'Gara's Code of Regulations provides that Kroll-O'Gara shall indemnify such persons to the fullest extent permitted by law.

     Kroll-O'Gara maintains director and officer liability insurance which provides coverage against certain liabilities.

ITEM 21.  EXHIBITS.

     (a) Exhibits. The list of Exhibits is set forth beginning on page E-1 of this Registration Statement and is incorporated by reference.

     (b) Financial Statement Schedules. All financial statement schedules are omitted due to the absence of conditions under which they are required or because the information is shown in the consolidated financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     *(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     *(g)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the Registration Statement when it became effective.

---------------
* Paragraph references correspond to those of Item 512 of Regulation S-K.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, AS OF THE 5TH DAY OF MARCH, 1999.

                                          THE KROLL-O'GARA COMPANY

                                          BY: /s/ JULES B. KROLL
                                             -----------------------------------
                                          Jules B. Kroll
                                          Chairman of the Board and
                                          Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF THE 5TH DAY OF MARCH, 1999.

              SIGNATURE                       TITLE
              ---------                       -----
          /s/ JULES B. KROLL                  Chairman of the Board and Chief Executive Officer
--------------------------------------          (principal executive officer)
            Jules B. Kroll

        /s/ THOMAS M. O'GARA*                 Vice Chairman of the Board
--------------------------------------
           Thomas M. O'Gara

        /s/ WILFRED T. O'GARA*                Director
--------------------------------------
          Wilfred T. O'Gara

      /s/ NAZZARENO E. PACIOTTI               Chief Financial Officer
--------------------------------------          (principal financial officer)
        Nazzareno E. Paciotti

      /s/ NICHOLAS P. CARPINELLO              Controller and Treasurer
--------------------------------------          (principal accounting officer)
        Nicholas P. Carpinello

      /s/ MICHAEL G. CHERKASKY*               Director
--------------------------------------
         Michael G. Cherkasky

        /s/ MARSHALL S. COGAN*                Director
--------------------------------------
          Marshall S. Cogan

        /s/ MICHAEL J. LENNON*                Director
--------------------------------------
          Michael J. Lennon*

        /s/ RAYMOND E. MABUS*                 Director
--------------------------------------
           Raymond E. Mabus

          /s/ HUGH E. PRICE*                  Director
--------------------------------------
            Hugh E. Price

              SIGNATURE                       TITLE
              ---------                       -----
         /s/ JERRY E. RITTER*                 Director
--------------------------------------
           Jerry E. Ritter

       /s/ WILLIAM S. SESSIONS*               Director
--------------------------------------
         William S. Sessions

         /s/ HOWARD I. SMITH*                 Director
--------------------------------------
           Howard I. Smith

   * Pursuant to Power of Attorney

         /s/ ABRAM S. GORDON
--------------------------------------
  Abram S. Gordon, Attorney-in-fact

                                LIST OF EXHIBITS

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger by and among The Kroll-O'Gara
          Company, Kroll-O'Gara Tennessee, Inc. and Background
          America, Inc. dated as of January 21, 1999 (Appendix A to
          the Proxy Statement/Prospectus contained in this
          Registration Statement)
  3.1     Amended and Restated Articles of Incorporation of the
          Company(1)
  3.2     Code of Regulations of the Company(2)
  4.1     Note Purchase Agreement, dated as of May 30, 1997, between and among the Company, Connecticut General Life Insurance
          Company, Life Insurance Company of North America,
          Massachusetts Mutual Life Insurance Company, The Traveler's
          Insurance Company, and the Guardian Life Insurance Company
          of America(3)
  5.1     Opinion of Taft, Stettinius & Hollister LLP
 10.1     Agreement to armor HMMWVs between the Company and the United
          States Army Tank and Automotive Command, dated May 12, 1994, as amended(2)
 10.2     Systems Technical Support Agreement between the Company and the United States Army, dated January 20, 1997(4)
 10.3     Aircraft Lease between O'Gara-Hess & Eisenhardt Armoring
          Company and Longline Leasing, Inc. and Excel Armor Products,
          Inc., dated February 13, 1995, as amended(2)
 10.4     1996 Stock Option Plan, as amended
 10.5     Employment Agreement between the Company and Thomas M.
          O'Gara, dated August 23, 1996(2)
 10.6     Employment Agreement between the Company and Wilfred T.
          O'Gara, dated August 23, 1996(2)
 10.7     Employment Agreement between the Company and Nicholas P.
          Carpinello, dated August 23, 1996(2)
 10.8     Employment Agreement between O'Gara-Hess & Eisenhardt
          Armoring Company and Michael J. Lennon, dated August 23,
          1996(2)
 10.9     License agreement between O'Gara Satellite Networks Limited and Morsviasputnik, dated March 21, 1995(2)
 10.10    Plan and Agreement to Merge, dated as of August 8, 1997, by and among The O'Gara Company, VDE, Inc., Kroll Holdings,
          Inc. and Jules B. Kroll(7)
 10.11    Acquisition Agreement between the Company and Labbe, S.A., dated January 21, 1997(5)
 10.12    Amended and Restated Loan Agreement, dated as of December 1,
          1997, between The O'Gara Company, O'Gara-Hess & Eisenhardt
          Armoring Company, Kroll Holdings, Inc., Kroll Associates,
          Inc. and KeyBank National Association(1)
 10.13    Supplemental Agreement Modification to acquire 360
          additional armored HMMWVs between United States Army Tank
          and Automotive Armaments Command and O'Gara-Hess and
          Eisenhardt Armoring Company, dated March 31, 1997(6)
 10.14    Stock Option and Shareholders' Agreement, dated January 29,
          1996, among Kroll Holdings, Inc., Jules B. Kroll and Michael
          Cherkasky(7)
 10.15    Stock Option and Shareholders' Agreement, dated January 29,
          1996, among Kroll Holdings, Inc., Jules B. Kroll and
          Nazzareno E. Paciotti(7)
 10.16    AUI Retainer Agreement(7)
 10.17    Amended and restated lease of office space in New York, New
          York between Progress Partners and Kroll Associates, Inc.(7)
 10.18    Registration Rights Agreement, dated August 8, 1997, among
          Thomas M. O'Gara, Jules B. Kroll and the Company(7)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.19    Registration Rights Agreement between American International
          Group, Inc. and the Company(1)
 10.20    Employment Agreement, dated October 17, 1997, between the
          Company and Jules B. Kroll(7)
 10.21    Employment Agreement, dated October 17, 1997, between the
          Company and Nazzareno E. Paciotti(7)
 10.22    Employment Agreement, dated October 17, 1997, between the
          Company and Abram S. Gordon(7)
 10.23    Amendment to Employment Agreement, dated October 17, 1997, between O'Gara-Hess & Eisenhardt Armoring Company and
          Michael J. Lennon(7)
 10.24    Amendment to Employment Agreement, dated October 17, 1997, between the Company and Thomas M. O'Gara(7)
 10.25    Amendment to Employment Agreement, dated October 17, 1997, between the Company and Wilfred T. O'Gara(7)
 10.26    Amendment to Employment Agreement, dated October 17, 1997, between the Company and Nicholas P. Carpinello(7)
 10.27    Form of Promissory Note between Jules B. Kroll and Kroll
          Associates(7)
 10.28    Supplemental Agreement Modifications to acquire 738
          additional armored HMMWVs between the United States Army
          Tank and Automotive Armaments Command and O'Gara-Hess &
          Eisenhardt Armoring Company, dated March 31, 1998 and April
          13, 1998(8)
 10.29    Stock Purchase Agreement among The Kroll-O'Gara Company, The
          Kroll-O'Gara Canada Company, Kroll Associates, Inc. and the
          shareholders of Lindquist Avey MacDonald Baskerville Inc.
          and U.S. Holdings, Inc. dated June 1, 1998(9)
 10.30    Agreement and Plan of Merger dated June 30, 1998 among The
          Kroll-O'Gara Company, Kroll-O'Gara Acquisition Co., Inc.,
          Kizorek, Inc. and William Kizorek(10)
 10.31    Agreement and Plan of Merger by and among The Kroll-O'Gara
          Company, Kroll-O'Gara Oklahoma, Inc. and Laboratory
          Specialists of America, Inc. dated as of October 21,
          1998(11)
 10.32    Amended and Restated Loan Agreement, dated October 30, 1998, among The Kroll-O'Gara Company, O'Gara-Hess & Eisenhardt
          Armoring Company, Kroll Holdings, Inc., Kroll Associates,
          Inc. and Keybank National Association(11)
 10.33    Agreement and Plan of Merger dated as of December 31, 1998 among The Kroll-O'Gara Company, TKOG Delaware, Inc. and
          Securify Inc.(12)
 21.1     Subsidiaries of the Company
 23.1     Consent of Taft, Stettinius & Hollister LLP (contained in
          Exhibit 5.1)
 23.2     Consent of Arthur Andersen LLP (as to The Kroll-O'Gara
          Company)
 23.3     Consent of Deloitte & Touche LLP (as to The Kroll-O'Gara
          Company)
 23.4     Consent of KPMG LLP (as to The Kroll-O'Gara Company)
 23.5     Consent of Arthur Andersen LLP (as to Securify Inc.)
 23.6     Consent of Crowe, Chizek and Company LLP (as to Kizorek,
          Inc.)
 23.7     Consent of Deloitte & Touche LLP (as to Background America,
          Inc.)
 24.1     Power of Attorney
 27       Financial Data Schedules (Exhibits 27.1-27.5)

---------------
(1) Filed as an Exhibit to the Company's Registration Statement on Form S-1, No. 333-48099 and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Registration Statement on Form S-1, No. 333-11093 and incorporated herein by reference.

(3)   Filed as an Exhibit to the Company's Current Report on Form 8-K (Date of
      Report: May 30, 1997) and incorporated herein by reference.

(4) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

(5)   Filed as an Exhibit to the Company's Current Report on Form 8-K (Date of
      Report: February 12, 1997) and incorporated herein by reference.

(6) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference.

(7) Filed as an Exhibit to the Company's Registration Statement on Form S-4, No. 333-35845 and incorporated herein by reference.

(8) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1998 and incorporated herein by reference.

(9) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference.

(10)  Filed as an Exhibit to the Company's Current Report on Form 8-K (Date of
      Report: September 1, 1998) and incorporated herein by reference.

(11) Filed as an Exhibit to the Company's Registration Statement on Form S-1, No. 333-66959 and incorporated herein by reference.

(12)  Filed as an Exhibit to the Company's Current Report on Form 8-K (Date of
      Report: December 31, 1998) and incorporated herein by reference.